 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-220000

October 19, 2017
BUSINESS COMBINATION PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Stockholder of Spark Networks, Inc.:
On or about October 5, 2017, Spark Networks, Inc. (“Spark”) mailed to you a proxy statement/prospectus relating to a special meeting of the stockholders of Spark scheduled to be held on November 2, 2017, to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2017, by and among Spark, Affinitas GmbH (“Affinitas”), Spark Networks SE (f/k/a Blitz 17-655 SE) (“New Spark”), and Chardonnay Merger Sub, Inc., a wholly-owned subsidiary of New Spark (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”), pursuant to which the parties agreed to combine the businesses of Spark and Affinitas under a holding company, New Spark, organized under the laws of Germany.
On October 17, 2017, we filed a post-effective amendment to the Registration Statement on Form F-4, that was previously declared effective by the Securities and Exchange Commission on September 29, 2017, to primarily update the following sections of the proxy statement/prospectus to include Affinitas’s financial statements for the six months ended June 30, 2017 and June 30, 2016: (i) Selected Historical Financial Data of Affinitas, (ii) Selected Unaudited Pro Forma Condensed Combined Financial Data, (iii) Unaudited Pro Forma Condensed Combined Financial Information, and (iv) Affinitas’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. We urge all Spark stockholders to read the revised proxy statement/prospectus, including the Annexes, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 30 of the proxy statement/prospectus.
If the transaction is completed under the terms of the Merger Agreement, you will become entitled to receive, for each share of Spark common stock (“Spark Share”) owned by you, a number of American depositary shares (“New Spark ADSs”) equal to the Adjustment Ratio (as defined below), with each New Spark ADS representing 0.1 ordinary shares of New Spark. The “Adjustment Ratio” means 0.1, unless prior to the time at which the Merger becomes effective, the warrant to purchase Spark Shares held by PEAK6 Investments, L.P. (“PEAK6”) is exercised in whole or in part, in which case the “Adjustment Ratio” means 0.1 multiplied by a fraction, (a) the numerator of which is (x) the number of Spark Shares plus the number of Spark restricted stock units (“Spark RSUs”) outstanding as of the effective time of the Merger (the “Post-Warrant Exercise Share Number”) minus the (y) aggregate number of Spark Shares issued in connection with the exercise of the warrant, and (b) the denominator of which is the Post-Warrant Exercise Share Number. The warrant gives PEAK6 the ability to acquire up to 7,500,000 Spark Shares at an exercise price of  $1.74 per share.
The special meeting will be held on November 2, 2017, at 9:00 a.m. local time, at 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025. The record date for stockholders entitled to vote at this special meeting remains October 2, 2017.
Your vote is very important, regardless of the number of Spark Shares you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.
Spark’s board of directors recommends that Spark stockholders vote “FOR” the proposal to adopt the Merger Agreement.
If you have any questions regarding the proxy statement/prospectus, you may contact Spark at (888) 522-6176.
Brad Goldberg
Chairman of the Board
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this amended proxy statement/prospectus is October 19, 2017, and it is first being mailed or otherwise delivered to Spark stockholders on or about October 20, 2017.

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON November 2, 2017

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Spark Networks, Inc. (“Spark”) will be held on November 2, 2017, at 9:00 a.m. local time, at 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025, to consider and vote upon the following matters:
1.
a proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2017, as it may be amended from time to time, by and among Spark, Affinitas GmbH, Spark Networks SE (f/k/a Blitz 17-655 SE), and Chardonnay Merger Sub, Inc. (the “Merger Agreement” and such proposal, the “Merger Agreement Proposal”); and

2.
a proposal for adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement (the “Adjournment Proposal”).

These proposals and the Special Meeting are described in further detail in the accompanying amended proxy statement/prospectus (the “proxy statement/prospectus”), which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus.
The record date for the Special Meeting has been set as October 2, 2017. Only Spark stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Special Meeting or any adjournments and postponements thereof.
Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Spark common stock entitled to vote thereon. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of Spark common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.
SPARK’S BOARD OF DIRECTORS ADOPTED AND APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF SPARK AND ITS STOCKHOLDERS. SPARK’S BOARD OF DIRECTORS RECOMMENDS THAT SPARK COMMON STOCKHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SPARK COMMON STOCK THAT YOU OWN. THE MERGER CANNOT BE COMPLETED UNLESS SPARK’S STOCKHOLDERS ADOPT THE MERGER AGREEMENT.
Even if you plan to attend the Special Meeting in person, Spark requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the Special Meeting to ensure that your shares of Spark common stock will be represented at the Special Meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the Special Meeting in person or do not provide your bank, brokerage firm or other nominee
i

with instructions as to how to vote your shares, as applicable, your shares of Spark common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the approval of the Merger Agreement Proposal.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Spark, by calling toll-free at (888) 522-6176.
By order of the Board of Directors,
/s/ Robert W. O’Hare
Chief Financial Officer & Corporate Secretary
Dated: October 4, 2017
Los Angeles, California
* * * * *

ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates important business and financial information about Spark Networks SE (f/k/a Blitz 17-655 SE), a European stock corporation with corporate seat in Germany (“New Spark”), Affinitas GmbH, a German limited company (“Affinitas”) and Spark from other documents that have not been included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You may obtain a copy of the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”), including the documents filed as exhibits to such Registration Statement, by requesting it in writing or by telephone from the appropriate company at the following addresses:
Spark Networks SE c/o Affinitas GmbH Kohlfurter Straße 41/43 Berlin 10999 Germany Attn: Herbert Sablotny Tel: (+49) 30 868 000 102	Affinitas GmbH Kohlfurter Straße 41/43 Berlin 10999 Germany Attn: Herbert Sablotny Tel: (+49) 30 868 000 102	Spark Networks, Inc. 11150 Santa Monica Blvd., Suite 600 Los Angeles, California Attn: Robert O’Hare Tel: (310) 893-0550
To obtain timely delivery of the documents in advance of the Special Meeting, you must request the information no later than October 26, 2017 (which is five business days prior to the date of the Special Meeting).
For more information, see the section entitled “Where You Can Find More Information.”

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This amended proxy statement/prospectus (the “proxy statement/prospectus”), which forms part of a Registration Statement on Form F-4 filed by Spark Networks SE (f/k/a Blitz 17-655 SE) (“New Spark”) with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a prospectus of New Spark, under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares of New Spark (the “New Spark Ordinary Shares”) underlying the American depositary shares (“New Spark ADSs”) to be issued in exchange for shares of common stock of Spark (“Spark Shares”) in connection with the Business Combination (as defined elsewhere herein). This proxy statement/prospectus also constitutes a proxy statement for Spark under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a notice of meeting with respect to the Special Meeting of holders of Spark Shares (“Spark Stockholders”) to consider and vote upon the proposal to adopt the Merger Agreement and other matters described herein.
The Bank of New York Mellon, as the depositary that will deliver the New Spark ADSs, has filed a separate registration statement on Form F-6 relating to the New Spark ADSs.
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 19, 2017, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. Neither the mailing of this proxy statement/prospectus to Spark Stockholders nor the issuance by New Spark of New Spark Ordinary Shares will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Spark has been provided by Spark, information contained in this proxy statement/prospectus regarding New Spark has been provided by New Spark, and information contained in this proxy statement/prospectus regarding Affinitas GmbH, a German limited company (“Affinitas”), has been provided by Affinitas.

v

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING
The following are some questions that you, as a Spark Stockholder, may have and the answers to those questions. These questions and answers may not address all the questions that may be important to you. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that may be important to you with respect to the Business Combination. Additional important information is contained in the remainder of this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus.
Q:
What is the Business Combination?

A:
On May 2, 2017, Spark entered into the Merger Agreement with Affinitas, New Spark and Chardonnay Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Spark (“Merger Sub”), pursuant to which the parties agreed to combine the businesses of Spark and Affinitas under a holding company, New Spark, organized under the laws of Germany. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The proposed Business Combination will be effected pursuant to the Merger Agreement in three principal transaction steps:

•
Each stockholder of Affinitas will purchase such stockholder’s pro rata share of the 120,000 ordinary shares of New Spark (“New Spark Ordinary Shares”) currently owned by Affinitas for a total purchase price among all Affinitas stockholders of  €132,000 (the “Affinitas Share Transfer”).

•
Following the Affinitas Share Transfer, New Spark will acquire all of the Affinitas ordinary shares (“Affinitas Shares”) from the Affinitas stockholders in exchange for (i) New Spark Ordinary Shares (and/or American depositary shares (“ADSs”) representing the New Spark Ordinary Shares (“New Spark ADSs”), with each New Spark ADS representing 0.1 New Spark Ordinary Shares) and (ii) a claim for a payment by New Spark to the respective stockholders of Affinitas of up to €5,730,000 in the aggregate, after which (x) Affinitas will be a wholly owned subsidiary of New Spark and (y) the former Affinitas stockholders will own all of the outstanding New Spark Ordinary Shares (the “Affinitas Share Exchange”).

•
Immediately after the Affinitas Share Exchange, Merger Sub will merge with and into Spark, with Spark surviving as a wholly-owned subsidiary of New Spark (the “Merger”). In the Merger, each outstanding Spark Share will be converted into the right to receive an amount of New Spark ADSs equal to the Adjustment Ratio (as defined below).

The “Adjustment Ratio” means 0.1, unless there is an exercise, in whole or in part, prior to the time at which the Merger becomes effective (the “Effective Time”) of the warrant (the “Spark Warrant”) to purchase Spark Shares pursuant to that certain Warrant Agreement, dated as of August 9, 2016, by and between Spark and PEAK6 Investments, L.P. (“PEAK6”), in which case the “Adjustment Ratio” means 0.1 multiplied by a fraction, (a) the numerator of which is (x) the number of Spark Shares plus the number of Spark restricted stock units (“Spark RSUs”) outstanding as of the Effective Time (the “Post-Warrant Exercise Share Number”) minus the (y) aggregate number of Spark Shares issued in connection with the exercise of the Spark Warrant, and (b) the denominator of which is the Post-Warrant Exercise Share Number. The Spark Warrant gives PEAK6 the ability to acquire up to 7,500,000 Spark Shares at an exercise price of  $1.74 per share.

After the consummation of the Business Combination, Spark Stockholders will hold ADSs in New Spark, which will be a “foreign private issuer.” As a “foreign private issuer,” New Spark will be permitted to comply with the disclosure and corporate governance rules applicable to foreign private issuers, which differ in some respects from the disclosure and corporate governance rules applicable to a domestic company. See “Risk Factors — Risks Relating to an Investment in New Spark — As a ‘foreign private issuer’ under the rules and regulations of the SEC, New Spark is permitted to, and will, file less information with the SEC than a U.S. issuer.” New Spark intends to comply with NYSE American, LLC (‘‘NYSE American’’) requirements applicable to U.S. issuers. However, in the future, it may choose to follow home country corporate governance practices in lieu of NYSE American requirements, in which case it will be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NYSE American rules in its annual report on Form 20-F filed with the SEC or on its website.

The Affinitas Share Transfer, the Affinitas Share Exchange, the Merger and the other transactions contemplated by the Merger Agreement and related documents are referred to collectively as the “Business Combination.”

Q:
What is this document?

A:
This is a proxy statement/prospectus filed by Spark and New Spark. This is a proxy statement because it will be used by the Spark board of directors (“Spark Board”) to solicit proxies for the Special Meeting at which Spark Stockholders will be asked to vote on the proposal to adopt the Merger Agreement, among other matters. This is a prospectus because it will be used by New Spark to offer New Spark Ordinary Shares (which will be represented by New Spark ADSs) to Spark Stockholders in exchange for their Spark Shares upon completion of the Merger.

This document contains important information about the Merger Agreement and Merger, the Affinitas Share Transfer, the Affinitas Share Exchange, the business, results of operations and financial condition of each of Spark and Affinitas, the New Spark Ordinary Shares and the New Spark ADSs to be issued in the Merger, certain risk factors related to the Business Combination and each of Spark, Affinitas and New Spark, and other important matters. All recipients are urged to read this proxy statement/prospectus, including the Annexes, carefully and in their entirety. In particular, you are urged to read carefully “Risk Factors.”

Q:
Why did I receive this proxy statement/prospectus and proxy card?

A:
You are receiving this proxy statement/prospectus and proxy card because you are a Spark Stockholder as of the close of business on the record date, which is October 2, 2017 (the “record date”), and, as such, you are entitled to vote at the Special Meeting of Spark Stockholders at which Spark Stockholders will be asked to approve the Merger Agreement Proposal.

Spark Stockholders also are being asked to approve the Adjournment Proposal.

Q:
What will happen to Spark as a result of the Business Combination?

A:
If the Business Combination is completed, Merger Sub will merge with and into Spark and Spark, the surviving entity, will become a wholly owned subsidiary of New Spark.

Q:
What will Spark Stockholders receive in the Merger?

A:
At the completion of the Merger, subject to the terms and conditions of the Merger Agreement, each outstanding Spark Share will be converted into the right to receive a number of New Spark ADSs equal to the Adjustment Ratio (as defined below), with each New Spark ADS representing 0.1 New Spark Ordinary Shares.

The “Adjustment Ratio” means 0.1, unless the Spark Warrant is exercised in whole or in part, at any time prior to the Effective Time, in which case the “Adjustment Ratio” means 0.1 multiplied by a fraction, (a) the numerator of which is (x) the Post-Warrant Exercise Share Number minus the (y) aggregate number of Spark Shares issued in connection with the exercise of the Spark Warrant, and (b) the denominator of which is the Post-Warrant Exercise Share Number.

Assuming the Spark Warrant is exercised in full in cash prior to the Effective Time, the outstanding number of shares of Spark common stock would be increased by 7,500,000 and the Adjustment Ratio would consequently decrease to 0.081.
Based on the above and assuming the Spark Warrant is not exercised, a Spark Stockholder holding 1,000 shares of Spark common stock at the Effective Time, would receive 100 New Spark ADSs, representing 10 shares of New Spark. If the Spark Warrant is exercised in full in cash prior to the Effective Time, a Spark Stockholder holding 1,000 shares of Spark common stock at the Effective Time would receive 81 New Spark ADSs, representing 8.1 shares of New Spark.

New Spark will not deliver any fractional New Spark ADSs in the Business Combination. Instead, a holder of Spark Shares who otherwise would have received a fraction of a New Spark ADS will receive an amount in cash (without interest and subject to applicable withholding taxes) equal to such holder’s proportionate interest in the sum of  (i) the net proceeds from the sale or sales by the Exchange Agent, DTC, or DTC participants of any fractional New Spark ADSs and (ii) the aggregate dividends or other distributions that are payable with respect to such securities. See “Proposal One — Adoption of the Agreement and Plan of Merger — Terms of the Merger — Merger Consideration.”
Q:
What is an American Depositary Share?

A:
An American Depositary Share is an ownership interest in the securities of a non-U.S. company deposited at a custodian bank. Each New Spark ADS will represent the right to receive one-tenth of a New Spark Ordinary Share. For a description of the New Spark ADSs, see “Comparison of Rights of Stockholders of Spark and Stockholders of New Spark” and “Description of the New Spark American Depositary Shares.”

Q:
What will holders of Affinitas Shares receive in the Business Combination?

A:
In the Affinitas Share Transfer, Affinitas stockholders will acquire all of the 120,000 New Spark Ordinary Shares currently owned by Affinitas. To the extent that Affinitas stockholders receive New Spark ADSs instead of directly acquiring the 120,000 New Spark Ordinary Shares, each such ADS will represent 0.1 New Spark Ordinary Shares and 1,200,000 New Spark ADSs will be received by the Affinitas stockholders in the Affinitas Share Transfer. Following the Affinitas Share Transfer, New Spark will acquire all of the Affinitas Shares from the Affinitas stockholders in the Affinitas Share Exchange in exchange for (i) New Spark Ordinary Shares (and/or New Spark ADSs) and (ii) a claim for a payment by New Spark to the respective stockholders of Affinitas of up to €5,730,000 in the aggregate, after which (x) Affinitas will be a wholly owned subsidiary of New Spark and (y) the former Affinitas stockholders will own all of the outstanding New Spark Ordinary Shares. It is expected that the former Affinitas stockholders will be issued approximately 849,861 New Spark Ordinary Shares. To the extent that Affinitas stockholders are issued New Spark ADSs in the Affinitas Share Exchange, each such ADS will represent 0.1 New Spark Ordinary Shares and 8,498,610 New Spark ADSs will be issued to the former Affinitas stockholders in the Affinitas Share Exchange.

Q:
After consummation of the Business Combination, what are the expected ownership percentages of the Spark Stockholders, on the one hand, and the Affinitas stockholders, on the other hand?

A:
Based on the number of New Spark Ordinary Shares to be issued in the Business Combination (including New Spark Ordinary Shares represented by New Spark ADSs), New Spark estimates that the former Affinitas stockholders and the former Spark Stockholders will own approximately 75% and 25%, respectively, of New Spark, on a fully diluted basis, upon closing of the Business Combination.

Q:
What is the purpose of the Lock-up Agreements?

A:
Concurrently and in connection with the execution of the Merger Agreement, PEAK6 and each Affinitas stockholder entered into lock-up agreements with Affinitas and New Spark (the “Lock-Up Agreements”). The Lock-up Agreements are intended to minimize downward pressure on the price of the New Spark ADSs following the Business Combination. Pursuant to the Lock-up Agreements, the applicable security holder may not offer, sell, transfer, pledge or otherwise dispose of, or enter into any swap or other arrangement to transfer the New Spark Ordinary Shares and/or New Spark ADSs covered by the applicable Lock-up Agreement for six months following the date on which the Merger is consummated (the “Closing Date”). The Lock-up Agreements also cover any additional New Spark Ordinary Shares and/or New Spark ADSs acquired by any such security holder during the lock-up period.

In addition, Lloyd I. Miller, III and entities affiliated with Mr. Miller that collectively beneficially own approximately 17.5% of the outstanding Spark Shares executed a lock up agreement on substantially similar terms in August 2017.

The Lock-up Agreements will cover all of the New Spark ADSs that PEAK6, Mr. Miller and Mr. Miller's affiliates will receive in the Merger and approximately 16% of New Spark Ordinary Shares (or New Spark ADSs) that will be held by each Affinitas stockholder at the Effective Time. The locked-up percentage for Affinitas stockholders equals the approximate aggregate percentage of Spark shares currently held by PEAK6.

Q:
When is the Business Combination expected to be completed?

A:
The Business Combination is currently expected to be completed in the fourth quarter of 2017; however, the exact timing of completion cannot be predicted. The Business Combination cannot be completed without first receiving the approval of Spark Stockholders as described in this proxy statement/prospectus. In addition to obtaining Spark Stockholder approval, other closing conditions must be satisfied, including approval for listing on the NYSE American of the New Spark ADSs to be issued in connection with the Business Combination and consummation of the Affinitas Share Transfer and Affinitas Share Exchange. For a description of the other closing conditions, see “The Agreement and Plan of Merger — Conditions to the Merger.”

Q:
When and where is the Special Meeting being held?

A:
The Special Meeting will be held at 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025 on November 2, 2017 at 9:00 a.m. local time.

Q:
Who can vote?

A:
Holders of record of Spark Shares as of the close of business on the record date are entitled to vote at the Special Meeting. Beneficial owners as of the record date whose Spark Shares are held in an account at a brokerage firm or bank will receive instructions from their broker or bank describing how to vote their shares.

Q:
What is the quorum requirement for the Special Meeting?

A:
The presence, in person or represented by proxy, at the Special Meeting of holders of a majority of the aggregate voting power of the issued and outstanding Spark Shares entitled to vote at the Special Meeting will constitute a quorum. All Spark Shares that are present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Special Meeting.

Q:
What vote is required to approve each proposal at the Special Meeting?

A:
Approval of the Merger Agreement Proposal requires the affirmative vote of a majority of the outstanding Spark Shares entitled to vote thereon. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of Spark Shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

Q:
How can I vote?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, Spark Stockholders are requested to submit a proxy by mail or attend the Special Meeting and vote in person “FOR” the Merger Agreement Proposal. If you choose to submit a proxy by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote the Spark Stockholder’s Spark Shares at the Special Meeting as such Spark Stockholder directs. If a Spark Stockholder signs and sends in a proxy card and does not indicate how such Spark Stockholder wishes to vote, the proxy will be voted “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

Q:
Can I attend the Special Meeting? What do I need for admission?

A:
You are entitled to attend the Special Meeting if you were a shareholder of record or a beneficial owner of Spark Shares as of the close of business on October 2, 2017, the record date, or you hold a valid legal proxy for the Special Meeting. If you were a shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the Special Meeting. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the Special Meeting, such as a brokerage account statement showing that you owned Spark Shares as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid legal proxy from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Special Meeting.

Q:
If my Spark Shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
Only if you instruct your bank, brokerage firm or other nominee how to vote your Spark Shares. If you do not instruct your bank, brokerage firm or other nominee, they will not be able to vote your shares. Please check with your bank, brokerage firm or other nominee and follow the voting procedures they provide.

If your broker, bank or other nominee does not receive voting instructions from you, they will not have the authority to vote your shares. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and will have no effect on the Adjournment Proposal. Thus, for shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the Merger Agreement Proposal will be counted as a vote in favor of such proposal.

Q:
How do I vote?

A:
Holders of record and beneficial holders of Spark Shares may vote in person at the Special Meeting or submit a proxy by the Internet, telephone or mail as follows:

	For registered holders: (Shares are registered in your name with Spark’s transfer agent, Computershare, Inc.)	For beneficial holders: (Shares are held in a brokerage account or on your behalf by a bank or other holder of record)
Electronically via the Internet:	www.proxyvote.com*	www.proxyvote.com**
By telephone:	1-800-690-6903*	1-800-690-6903**
By mail:	Use the enclosed proxy card	Use the voting instruction form provided by your broker
Voting deadline:	11:59 p.m. Eastern Time, on November 1, 2017	Refer to the directions received from your broker

*
You will need your control number that appears on the right hand side of your proxy card, voting direction card or voting instruction form.

**
If your broker does not use the ProxyVote service, refer to the instructions received from your broker for how to vote.

Q:
What does it mean if I get more than one proxy card with this proxy statement/prospectus with respect to the Special Meeting?

A:
It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards or vote all your shares online or by telephone to ensure that all your shares are voted.

Q:
What are the material U.S. federal income tax consequences of the Merger and other aspects of the Business Combination to Spark Stockholders?

A:
Spark Stockholders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of Spark Shares for New Spark ADSs, except with respect to any cash received in lieu of a fractional New Spark ADS.

It is important to note that the U.S. federal income tax consequences described above may not apply to certain Spark Stockholders, including certain holders specifically referred to under “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders.” Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Business Combination in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Q:
What are the material German federal income tax consequences of the Merger and other aspects of the Business Combination to U.S. holders of Spark Shares?

A:
The tax consequences to you of the Business Combination under German federal income tax regulations will depend on your individual situation. Please see “Proposal One — Adoption of the Agreement and Plan of Merger — Material German Income Tax Considerations.” You are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Business Combination in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Q:
What happens if I submit my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, your Spark Shares represented by your proxy will be voted as recommended by the Spark Board with respect to that proposal.

Q:
What happens if I abstain from voting or do not vote at all?

A:
For purposes of the Special Meeting, an abstention occurs when a Spark Stockholder attends the Special Meeting in person and does not vote or returns a proxy with an “abstain” vote. If you respond with an “abstain” vote on any of the proposals to be considered at the Special Meeting, your proxy will have the same effect as a vote cast “AGAINST” the Merger Agreement Proposal and the Adjournment Proposal.

If you fail to vote or fail to instruct your bank, brokerage firm or other nominee how to vote on the proposals to be considered at the Special Meeting, it will have the same effect as a vote cast “AGAINST” the approval of the Merger Agreement Proposal and will have no effect on the Adjournment Proposal.

Q:
How does the Spark Board recommend that I vote on the two proposals?

A:
The Spark Board recommends that Spark Stockholders vote “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

Q:
Does the Spark Board recommend the adoption of the Merger Agreement?

A:
Yes. The Spark Board recommends that Spark Stockholders vote “FOR” the Merger Agreement Proposal. The Spark Board has determined that the Business Combination and the transactions it contemplates are advisable to, fair to and in the best interests of Spark and its stockholders. For a more complete discussion of why the Spark Board is recommending approval of the Merger Agreement, see “Proposal One — Adoption of the Agreement and Plan of Merger — Spark’s Reasons for the Business Combination; Board Recommendation of the Spark Board of Directors.”

Q:
Are there any Spark Stockholders who have already committed to vote in favor of the Merger?

A:
Yes. Certain Spark Stockholders entered into a Voting Agreement, dated May 2, 2017, with New Spark, Affinitas and Merger Sub (the “Voting Agreement”), whereby they agreed to vote (i) in favor of the Merger and (ii) against any action that would materially impair the Business Combination. Furthermore, each Spark Stockholder party to the Voting Agreement agreed not to transfer Spark Shares prior to the Effective Time, subject to certain limited exceptions. The Voting Agreement will remain in effect until the earlier of the Effective Time or the termination of the Merger Agreement. See “Agreements Entered into in Connection with the Merger Agreement — Voting Agreement” for additional information. Spark Stockholders representing approximately 33.97% of the Spark Shares outstanding as of May 2, 2017, the date the Merger Agreement was signed, have agreed to vote their shares in favor of the transaction.

Q:
May I change my vote after I have submitted a proxy?

A:
Yes. If you have not voted through your bank, brokerage firm or other nominee, there are four ways you can change your vote after you have submitted your proxy (whether by mail, telephone or the Internet):

•
by sending a notice of revocation to Spark Networks, Inc., Attn: Corporate Secretary, 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025 stating that you would like to revoke your proxy;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•
by sending a completed proxy card bearing a later date than your original proxy card; or

•
by attending the Special Meeting and voting in person.

If you choose either of the first two methods, you must take the described action no later than the beginning of the Special Meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Special Meeting.

If you have instructed a bank, brokerage firm or other nominee to vote your Spark Shares, you must follow the directions you receive from your bank, brokerage firm or other nominee in order to change or revoke your vote.

Q:
What happens if I sell my shares before the Special Meeting?

A:
The record date of the Special Meeting is earlier than the Special Meeting and the date that the Merger is expected to be completed. If you transfer your Spark Shares after the record date but before the Special Meeting, you will retain your right to vote at the Special Meeting but will have transferred the right to receive any consideration in the Merger. In order to receive any consideration in the Merger, you must hold your shares through the Effective Time.

Q:
Should I send in my stock certificates now?

A:
No. After the Merger is completed, you will receive a transmittal form with instructions for the surrender of your Spark Share certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:
Who can help answer my questions?

A:
If you have any questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact Robert O. Hare, the Chief Financial Officer of Spark, at (888) 522-6176.

You also are urged to consult your own legal, tax and/or financial advisors with respect to any aspect of the Business Combination, the Merger or other matters discussed in this proxy statement/prospectus.

Q:
Are Spark Stockholders entitled to appraisal rights?

A:
No. Under applicable Delaware law, Spark Stockholders are not entitled to appraisal rights in connection with the Merger.

Q:
If the Business Combination is completed, will my New Spark ADSs be “listed” for trading?

A:
Yes. New Spark has applied to have the ADSs listed on the NYSE American and the New Spark ADSs are expected to be approved for listing on the NYSE American, under the trading symbol “LOV.” This listing is a condition of the Merger.

Q:
What will I receive as a holder of Spark equity awards if the Merger is completed?

A:
If the Merger is completed, upon the consummation of the Merger, Spark equity awards that are outstanding as of immediately prior to the Effective Time will be treated as follows:

•
immediately prior to the Effective Time, each Spark RSU will be accelerated as to vesting and payment (if required) and converted into one Spark Share;

•
at the Effective Time, all outstanding awards of Spark restricted stock (“Spark Restricted Stock Awards”) that are unvested will be exchanged for restricted New Spark Ordinary Shares and/or New Spark ADSs with vesting terms identical to the Spark Restricted Stock Awards; and

•
at the Effective Time, all options to purchase Spark Shares (“Spark Stock Options”) outstanding immediately prior to the Effective Time will be exchanged for awards to acquire (on the same terms and conditions as were applicable under the Spark Stock Options, taking into account the transactions contemplated by the Merger Agreement or in any stock option plans or any award or other agreement), from a trust to be formed by Spark prior to the Effective Time, a number of New Spark ADSs equal to (w) the number of Spark Shares subject to such Spark Stock Option multiplied by (x) the Adjustment Ratio (the result rounded down to the nearest whole New Spark ADS), with an exercise price per share (rounded up to the nearest whole cent) equal to (y) the per share exercise price specified in such Spark Stock Option, divided by (z) the Adjustment Ratio (with the result rounded up to the nearest whole cent).

For more information, see the section entitled “The Agreement and Plan of Merger — Treatment of Spark Equity Awards.”

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed, holders of Spark Shares will not receive any consideration for their Spark Shares in connection with the Merger. Instead, Spark will remain an independent public company and its common stock will continue to be listed and traded on the NYSE American.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or if your shares are held in the name of your broker, bank or other nominee, on the voting instruction provided by the record holder.

SUMMARY
This summary discusses the material terms of the Business Combination, which is described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire document and the other documents to which this document refers you. See “Where You Can Find More Information.”
Information about the Companies
New Spark
New Spark is organized as a European stock corporation (Societas Europaea, SE) under the laws of Germany. It was entered into the German commercial register on April 5, 2017, and was acquired by Affinitas on April 12, 2017, for the purpose of becoming the ultimate holding company of Spark and Affinitas following the completion of the Business Combination. On August 29, 2017, New Spark changed its name from Blitz 17-655 SE to Spark Networks SE. To date, New Spark has not conducted any activities other than those incidental to its formation and the implementation of the Business Combination, including the execution and performance of the Merger Agreement, Support Agreement and other agreements contemplated therein, and the filings and other actions required to be made or taken under applicable laws, including the U.S. securities laws, the laws of Germany and the European Union and the laws of the State of Delaware. New Spark’s registered address is c/o Affinitas, Kohlfurter Straße 41/43, Berlin 10999, Germany and its telephone number at that address is (+49) 30 868 000 102.
Following the Business Combination, Spark and Affinitas will be wholly owned subsidiaries of New Spark. Based on the number of New Spark Ordinary Shares and/or New Spark ADSs to be issued in the Merger, the Affinitas Share Transfer and the Affinitas Share Exchange, the Affinitas stockholders and the Spark Stockholders are expected to own approximately 75% and 25%, respectively, of New Spark after the completion of the Business Combination. The New Spark ADSs representing the New Spark Ordinary Shares being registered under the Registration Statement on Form F-4, of which this proxy statement/prospectus forms a part, are expected to be traded on the NYSE American under the ticker symbol “LOV.”
Foreign Private Issuer
New Spark will be a Foreign Private Issuer (as defined in Rule 3b-4 of the Exchange Act) and will therefore only be required to comply with the disclosure and corporate governance rules applicable to Foreign Private Issuers. See ‘‘Risk Factors — Risks Relating to an Investment in New Spark — As a ‘foreign private issuer’ under the rules and regulations of the SEC, New Spark is permitted to, and will, file less information with the SEC than a U.S. issuer.” New Spark intends to comply with NYSE American, LLC (“NYSE American”) requirements applicable to U.S. issuers. However, in the future, it may choose to follow home country corporate governance practices in lieu of NYSE American requirements, in which case it will be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NYSE American rules in its annual report on Form 20-F filed with the SEC or on its website.
Emerging Growth Company
New Spark will be an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). As an EGC, New Spark is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.
New Spark will prepare its financial statements in accordance with International Financial Reporting Standards (“IFRS”), and it will not rely on Section 102(b) of the JOBS Act, which provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards.

New Spark could remain an EGC until the last day of its fiscal year following the fifth anniversary of the consummation of the Business Combination. However, if  (i) either (x) New Spark’s non-convertible debt issued within a three-year period or (y) its total revenues exceed $1 billion or (ii) it is deemed to be a large accelerated filer (as defined in Rule 12b-2 under the Exchange Act), New Spark would cease to be an EGC as of the following fiscal year.
Affinitas
Affinitas is a leading global operator of premium online dating sites and mobile applications. Its focus is on catering to professionals and highly educated singles with serious relationship intentions in North America and other international markets. Since its inception, Affinitas has had more than 40 million users register with its dating platforms (which includes inactive accounts). Affinitas currently operates one or more of its brands in 27 countries.
Founded in 2008, Affinitas has grown from its roots as a local German service, eDarling.de, to an international platform operating several well-known brands such as EliteSingles and eDarling. On September 30, 2016, Affinitas acquired Samadhi SAS (“Samadhi”) and its Attractive World platform (the “Samadhi Acquisition”). While the target demographic varies slightly across brands in terms of age brackets and offered user experience, all platforms share a common focus on high quality users with serious relationship intentions.
Each of Affinitas’s platforms predominantly utilizes a “subscription” business model. This business model helps drive membership subscriptions by providing key features only to subscribers. “Free” functionality generally includes creating a user profile, scrolling through profiles of other users (without access to pictures) and sending “likes” to other users. Premium services include, among others, unlimited communication with other registered users, access to user profile pictures and enhanced search functionality.
Affinitas was incorporated in 2008. The principal executive office of Affinitas is located at Kohlfurter Straße 41/43, Berlin 10999, Germany and its telephone number at that address is (+49) 30 868 000 102. Affinitas’s website is www.affinitas.de.
Spark
Spark is a leader in creating communities that help individuals form life-long relationships with others that share their interests and values. Spark’s core properties, JDate and ChristianMingle, are communities geared towards singles of the Jewish and Christian faiths. Through Spark’s websites and mobile applications, Spark helps members search for and communicate with other like-minded individuals.
Along with these two core brands, Spark also operates a number of other niche-focused and international websites and mobile applications and maintains a physical presence in the United States.
Spark was incorporated in 1998, and its common shares are traded on the NYSE American under the symbol “LOV.” The principal executive office of Spark is located at 11150 Santa Monica Blvd., Suite 600, Los Angeles, CA 90025, and Spark’s phone number is (310) 893-0550. Spark’s website is www.spark.net.
Merger Sub
Merger Sub, a Delaware corporation wholly-owned by New Spark, was formed on April 28, 2017 for the purpose of effecting the Merger. Upon the terms and conditions set forth in the Merger Agreement, on the Closing Date, Merger Sub will be merged with and into Spark, with Spark surviving such Merger as a wholly-owned subsidiary of New Spark. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution and performance of the Merger Agreement and related ancillary documents.
Merger Sub’s address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.
Strategic Rationale for Combining Spark and Affinitas
New Spark believes that combining Spark and Affinitas will help create one of the world’s premier online dating platforms. The strength of an online dating company depends on two key factors to help ensure long-term success:

•
Achieving operational and financial scale; and

•
Creating and maintaining recognizable and trustworthy consumer brands.

New Spark believes that the combined company will succeed in attaining these two key factors and that the proposed transaction creates a strong platform with the executive knowledge, operational experience and financial means to continue to grow organically and through acquisitions in an expanding and attractive digital industry.
Operational and financial scale
By combining Spark and Affinitas, New Spark is seeking to create one of the largest global online dating companies worldwide based on revenue. For the six months ended June 30, 2017, Affinitas and Spark generated revenues of  €42.1 million and $13.9 million, respectively, loss of  €(1.7) million and $(4.6) million, respectively, and adjusted EBITDA of  €2.4 million and $1.3 million, respectively. On a pro forma basis, for the six months ended June 30, 2017, New Spark would have generated €54.9 million in revenues, €(3.3) million of total comprehensive loss and €3.5 million of adjusted EBITDA. For a discussion of adjusted EBITDA and reconciliation to each of Spark’s, Affinitas’s and New Spark’s most comparable U.S. generally accepted accounting principles (“U.S. GAAP”), or IFRS measure, as applicable, see (i) Spark’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data—Selected Historical Financial Data of Affinitas and (iii) Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data—Selected Unaudited Pro Forma Condensed Combined Financial Data, respectively.
Upon consummation of the Business Combination, New Spark will have a diversified global presence, operating in 28 markets and connecting professionals and sophisticated singles in 15 different languages across the globe.
The combined company will also have the operational scale to invest in product and brand innovation to meet changing consumer preferences and the financial strength to continue to acquire new users within a generally competitive environment. This scale will allow New Spark to build tailored solutions for different markets, particularly for North America where management has observed that user preferences are different from other international markets. The operational scale and financial means provided by the combined company will help to accelerate the growth of the existing brands of Affinitas and Spark, to foster investment in new online dating concepts and to allow the combined company to continue to participate in the consolidation of the online dating industry.
Recognizable and trustworthy consumer brands
The search for a serious and long-term relationship is an exciting and personal experience, and online dating services with recognizable and trustworthy brands appeal to users seeking such relationships. Users share private information, preferences and personal details – all of which is data that is sensitive to the user. As a result, users prefer brands they know and can trust when selecting an online dating platform. To be competitive, it is of utmost importance to create consumer brands that resonate with this audience in each market and that have strong credibility with respect to security and quality of service.
Similarly, it is important to create a portfolio of strong brands in a given market in order to meet individual needs of specific user segments. This requires a management of a number of different brands in each market to achieve an overall high penetration in the attractive segment of professionals and highly educated singles. The performance of one brand can only be assessed when taking into consideration the overall portfolio.
Both Spark and Affinitas own and operate well-known and trusted consumer brands, with more than one brand per market. Upon consummation of the Business Combination, New Spark will operate such flagship brands as JDate, JSwipe, ChristianMingle, EliteSingles, AttractiveWorld and eDarling.
In addition to being some of the most well-known and trusted brands in the online dating world, these brands largely cater to singles with a high socio-economic status in search of a serious relationship. The compatibility of the brands of Spark and Affinitas creates a strategic fit that will allow the combined company to share knowledge, leverage best practices, and build greater consumer trust in each market where New Spark will operate.

The Agreement and Plan of Merger
A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Please read the Merger Agreement carefully as it is the principal document that governs the Merger. Pursuant to the terms and conditions of the Merger Agreement, Spark, Affinitas and New Spark have agreed to merge Merger Sub with and into Spark, with Spark continuing as the surviving corporation in the Merger (the “surviving corporation”) and becoming a direct, wholly-owned subsidiary of New Spark.
Quorum and Vote Required at the Special Meeting
Holders of a majority of the aggregate voting power of the Spark Shares issued and outstanding as of the record date must be represented at the Special Meeting, in person or by proxy, in order to constitute a quorum. The proposal for the approval of the Merger Agreement will be approved if holders of a majority of the issued and outstanding Spark Shares as of the record date vote in favor of the proposal. Spark Stockholders representing approximately 38.05% of the outstanding Spark Shares have agreed to vote their shares in favor of the transaction. The directors and executive officers of Spark and their affiliates, as a group, beneficially own approximately 7,928,533 Spark Shares, or approximately 24.1% of the outstanding Spark Shares entitled to be voted at the Special Meeting, based on the 32,254,862 Spark Shares outstanding as of October 2, 2017.
Structure of New Spark After Closing of the Business Combination and the Affinitas Share Exchange
The proposed Business Combination will be effected in three principal steps.
•
Affinitas Share Transfer.   Each stockholder of Affinitas will purchase such stockholder’s pro rata share of the 120,000 New Spark Ordinary Shares (which may in whole or in part be represented by New Spark ADSs) currently owned by Affinitas for a total purchase price among all Affinitas stockholders of  €132,000.

•
Affinitas Share Exchange.    Following the Affinitas Share Transfer, New Spark will acquire all of the Affinitas Shares from the Affinitas stockholders in exchange for (i) 849,861 New Spark Ordinary Shares (which may in whole or in part be represented by New Spark ADSs) and (ii) a claim for a payment by New Spark to the respective stockholders of Affinitas of up to €5,730,000 in the aggregate, after which (x) Affinitas will be a wholly owned subsidiary of New Spark and (y) the former Affinitas stockholders will own all of the outstanding New Spark Ordinary Shares.

•
Merger.   Immediately after the Affinitas Share Exchange, Merger Sub will merge with and into Spark, with Spark surviving the Merger as a wholly-owned subsidiary of New Spark. In the Merger, each outstanding Spark Share will be converted into the right to receive a number of New Spark ADSs equal to the Adjustment Ratio, with each New Spark ADS representing 0.1 New Spark Ordinary Shares.

The “Adjustment Ratio” means 0.1, unless the Spark Warrant is exercised in whole or in part, in which case the “Adjustment Ratio” means 0.1 multiplied by a fraction, (a) the numerator of which is (x) the Post-Warrant Exercise Share Number minus the (y) aggregate number of Spark Shares issued in connection with the exercise of the Spark Warrant, and (b) the denominator of which is the Post-Warrant Exercise Share Number.
Assuming the Spark Warrant is exercised in full in cash prior to the Effective Time, the outstanding number of shares of Spark common stock would be increased by 7,500,000 and the Adjustment Ratio would consequently decrease to 0.081.
Based upon shares of Spark Stock outstanding on August 10, 2017, it is expected that approximately 3,233,370 New Spark ADSs, representing approximately 323,337 New Spark Ordinary Shares, will be issued to Spark Stockholders as consideration for the Merger. Based upon the number of Spark Shares issuable upon the exercise of options to purchase Spark Shares outstanding on August 10, 2017, it is expected that approximately 241,795 New Spark ADSs, representing approximately 24,179 New Spark Ordinary Shares, will be issued to the Trust (as defined below).

Upon consummation of the Merger, Spark Stockholders will become holders of New Spark ADSs, each of which will represent 0.1 New Spark Ordinary Shares. You should refer to the section entitled “Description of the New Spark American Depositary Shares” for a description of the New Spark ADSs and the related deposit agreement (the “New Spark Deposit Agreement”) and a discussion of the ways in which the rights of holders of New Spark ADSs may differ from those of holders of New Spark Ordinary Shares.

Pre-Business Combination Structure

Spark Stockholders
Spark Networks, Inc.
Affinitas Stockholders
Affinitas GmbH (Germany)
New Spark (Germany) (Blitz 17-655 SE)

Post-Business Combination Structure

Spark Stockholders
Affinitas Stockholders
~25%
~75%
New Spark (Germany) (Blitz 17-655 SE)
Spark Networks, Inc.
Affinitas GmbH (Germany)

Risk Factors
The Business Combination and an investment in New Spark ADSs involve risks, some of which are related to the Business Combination, some of which are related to the New Spark ADSs, and others of which are related to the combining of the companies into a single business. In considering the Merger and other aspects of the Business Combination, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors,” together with the other information included in this proxy statement/prospectus.

Conditions to the Completion of the Business Combination
Currently, the parties expect to complete the Business Combination in the fourth quarter of 2017. As more fully described in the Merger Agreement, the obligations of each party to effect the Merger and other aspects of the Business Combination depend on a number of conditions being satisfied or, to the extent legally permissible, waived. These conditions include:
•
adoption of the Merger Agreement by the Spark Stockholders;

•
the passing of a resolution by New Spark or its administrative board (the “Administrative Board”) to issue the New Spark Ordinary Shares;

•
the New Spark ADSs having been approved for listing on the NYSE American;

•
the Registration Statement, of which this proxy statement/prospectus forms a part, being declared effective by the SEC and not being subject to any stop order suspending its effectiveness;

•
no governmental entity of competent jurisdiction enacting any law or issuing any order or injunction that prohibits or makes illegal consummation of the Business Combination;

•
the accuracy of each of the other parties’ representations and warranties (subject to certain qualifications), and the receipt of a certificate signed by such party’s duly authorized officer as to the satisfaction of this condition;

•
the compliance by each of the other parties, in all material respects, with its obligations under the Merger Agreement, and the receipt of a certificate signed by the other party’s duly authorized officer as to the satisfaction of this condition; and

•
the absence, since the date of the Merger Agreement, of a material adverse effect on the other party.

The obligations of each of Affinitas, New Spark and Merger Sub to effect the Business Combination are subject to satisfaction or waiver of the following conditions:
•
each Lock-up Agreement shall be in full force and effect; and

•
Spark shall have delivered to Affinitas an affidavit specifying (i) that Spark is not a “United States real property holding corporation” and (ii) that the common stock of Spark does not constitute a “United States real property interest.”

The obligations of Spark to effect the Business Combination are subject to satisfaction or waiver of the following conditions:
•
certain specified persons shall have been appointed at an extraordinary general meeting of New Spark to the Administrative Board, and the Administrative Board shall have appointed certain specified persons as managing directors of New Spark (the “New Spark Managing Directors”);

•
the receipt by Spark of a legal opinion from their counsel with respect to certain tax consequences of the Business Combination; and

•
the Affinitas Share Transfer and the Affinitas Share Exchange shall have been effected, and resolutions related thereto shall have been approved by the stockholders of New Spark.

Reasons for the Business Combination and Recommendations of the Spark Board
At its meeting held on April 30, 2017, the Spark Board determined that the Business Combination and the transactions it contemplates are advisable, fair to and in the best interests of Spark and its stockholders, and approved and adopted the Merger Agreement, the Business Combination and the other transactions contemplated thereby. The Spark Board recommends that Spark Stockholders vote “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

In approving the Merger Agreement, the Spark Board considered a variety of factors in favor of the Business Combination, which are discussed in further detail in “Proposal One — Adoption of the Agreement and Plan of Merger — Spark’s Reasons for the Business Combination; Board Recommendation of the Spark Board of Directors.”
Opinion of B. Riley & Co., LLC, the Special Committee’s Financial Advisor
B. Riley & Co., LLC (“B. Riley”) delivered an oral opinion to the Spark Board on April 30, 2017, which was subsequently confirmed by delivery of a written opinion dated as of April 30, 2017, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the conversion of each outstanding Spark Share into the right to receive an amount of New Spark Ordinary Shares equal to the Adjustment Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Spark Shares.
The full text of the written opinion of B. Riley, dated April 30, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this proxy statement/prospectus. B. Riley provided its opinion for the information and assistance of the Spark Board in connection with its consideration of the Merger. The B. Riley opinion is not a recommendation as to how any Spark Stockholder should vote with respect to the Merger or any other matter.
Treatment of Spark Equity Awards
Spark RSUs
Immediately prior to the Effective Time, each Spark RSU that is outstanding will be accelerated as to vesting and payment (if required) and converted into one Spark Share and treated like all other Spark Shares in the Merger.
Spark Restricted Stock Awards
At the Effective Time, all Spark Restricted Stock Awards that are unvested will be exchanged for restricted New Spark Ordinary Shares and/or New Spark ADSs with vesting terms identical to the Spark Restricted Stock Awards.
Spark Stock Options
Prior to the Effective Time, Spark will:
•
establish a trust (which will not be affiliated with either Affinitas or Spark) to hold Spark Shares (prior to the Merger, and New Spark ADSs after the Merger) issuable to holders of Spark Stock Options outstanding immediately prior to the Effective Time (the “Trust”), and

•
issue and deliver to the Trust such number of Spark Shares as necessary to satisfy the obligations under such Spark Stock Options.

At the Effective Time, all Spark Stock Options immediately outstanding prior to the Effective Time will be exchanged for awards to acquire from the Trust (on the same terms and conditions as were applicable under the Spark Stock Options, taking into account the transactions contemplated by the Merger Agreement or in any stock option plans or any award or other agreement) a number of New Spark ADSs equal to (w) the number of Spark Shares subject to such Spark Stock Option multiplied by (x) the Adjustment Ratio (the result rounded down to the nearest whole New Spark ADS), with an exercise price per share (rounded up to the nearest whole cent) equal to (y) the per share exercise price specified in such Spark Stock Option, divided by (z) the Adjustment Ratio (with the result rounded up to the nearest whole cent).
Restrictions on Solicitation
The Merger Agreement contains detailed provisions that prohibit Spark from seeking an alternative to the Business Combination. The non-solicitation covenant generally prohibits Spark, as well as its officers, directors, subsidiaries, advisors and representatives, from taking any action to solicit an acquisition proposal. The Merger Agreement does not, however, prohibit Spark from considering an unsolicited bona fide written takeover proposal that the Spark Board determines in good faith (after consultation with its outside counsel and its independent financial advisor) constitutes or is reasonably expected to lead to a superior proposal from a third party in the circumstances described under “Proposal One — Adoption of the Agreement and Plan of Merger — The Agreement and Plan of Merger — Non-Solicitation.”
Termination and Termination Fees
The Merger Agreement may be terminated prior to the Effective Time: (i) by mutual written consent of Spark and Affinitas; (ii) by either Spark or Affinitas in the event that the Business Combination will not have been consummated by January 31, 2018; (iii) by either Spark or Affinitas if a court has issued a final and nonappealable order or similar action having the effect of prohibiting the Business Combination; (iv) by either Spark or Affinitas if the requisite Spark Stockholder approval for the Merger is not obtained; (v) by Affinitas, at any time prior to Spark Stockholder approval being obtained if the Spark Board (A) approves, adopts or recommends an agreement related to an alternative proposal to acquire Spark, or (B) fails to publicly recommend against an agreement related to an alternative proposal to acquire Spark; (vi) by Spark or Affinitas in the event of a breach by the other party of any covenant or agreement or any representation or warranty that would result in the failure of certain conditions of the Merger; (vii) by Spark if, prior to obtaining Spark Stockholder approval, Spark enters into a superior proposal to acquire Spark; and (viii) by Affinitas, if Spark materially breaches certain non-solicitation provisions.
Upon certain events, if the Merger Agreement is terminated by Spark, then Spark will be obligated to pay Affinitas a one-time fee equal to the greater of  (i) $1,500,000 or (ii) the fees and expenses of Affinitas related to the Business Combination. Upon certain events, if the Merger Agreement is terminated by Affinitas, then Affinitas will be obligated to pay Spark a one-time fee equal to the greater of  (i) $1,500,000 or (ii) the fees and expenses of Spark related to the Business Combination. See “Proposal One — Adoption of the Agreement and Plan of Merger — The Agreement and Plan of Merger — Expenses; Termination Fees.”
Business Combination Expenses
Spark will pay for the proxy solicitation costs related to the Special Meeting, except that Spark and Affinitas will share equally the costs and expenses of preparing the proxy statement/prospectus and filing it with the SEC.
Spark has not engaged a proxy solicitor to assist in the solicitation of proxies for the Special Meeting. Spark’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Spark may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Spark Shares.
Voting Agreement
In connection with the Merger Agreement, on May 2, 2017, Affinitas, New Spark and Merger Sub entered into the Voting Agreement with certain directors, officers and other Spark Stockholders, including PEAK6. The Voting Agreement provides that each Spark Stockholder party to the Voting Agreement will vote for and support the Merger and vote against any proposal made in opposition to, or in competition with, the consummation of the Business Combination. Based on the 32,097,184 Spark Shares outstanding as of May 2, 2017, the Spark Stockholders party to the Voting Agreement represent approximately 33.97% of the outstanding Spark Shares entitled to be voted at the Special Meeting.
The Special Meeting of Spark Stockholders
The Special Meeting will be held on November 2, 2017, at 9:00 a.m. local time, at 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025. At the Special Meeting, Spark Stockholders will be asked to vote upon the Merger Agreement Proposal and the Adjournment Proposal. You can vote at the special meeting if you were a record holder of Spark Shares at the close of business on October 2, 2017, the record date for the Special Meeting.

Adoption of the Merger Agreement Proposal requires the affirmative vote of a majority of the outstanding Spark Shares entitled to vote thereon.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of Spark Shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.
Interests of Certain Persons in the Business Combination
Spark Stockholders should be aware that Spark directors and executive officers may have interests that are different from, or in addition to, the interests of the Spark Stockholders. These interests may include, but are not limited to, the continued engagement and/or employment, as applicable, of certain directors and executive officers of Spark and the continued positions of certain directors of Spark as board members of New Spark. These interests also include the treatment in the Business Combination of Spark RSUs, Spark Restricted Stock Awards, Spark Stock Options and other equity awards held by these directors and executive officers.
The Spark Board was aware of these potentially differing interests of Spark directors and executive officers and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that Spark Stockholders vote in favor of the proposal to adopt the Merger Agreement. See “Proposal One — Adoption of the Agreement and Plan of Merger — Financial Interests of Spark’s Directors and Officers in the Merger and other Aspects of the Business Combination.”
Accounting Treatment
The Business Combination will be accounted for using the acquisition method of accounting for business combinations under IFRS, with Affinitas treated as the accounting acquirer and the accounting predecessor of New Spark. Under this method of accounting, any excess of  (i) the aggregate of the acquisition consideration transferred and any non-controlling interest in Spark over (ii) the aggregate of the fair values as of the Closing Date of the assets acquired and liabilities assumed will be recorded as goodwill. The acquisition consideration is the fair value on the Closing Date of the New Spark Ordinary Shares issued to Spark Stockholders in connection with the Merger.
Listing of New Spark ADSs
New Spark Ordinary Shares are currently not traded or quoted on a stock exchange or quotation system, but New Spark has applied to have the ADSs listed on the NYSE American. The New Spark ADSs are expected to be approved for listing on the NYSE American under the trading symbol “LOV.” This listing is a condition of the Merger.
Regulatory Approvals or Clearances Required for the Business Combination
Spark and Affinitas intend to make all required filings with the SEC under the Securities Act and the Exchange Act and with the Delaware Secretary of State under Delaware law in connection with the Business Combination. Other than those SEC filings, Delaware filings and filings required with the NYSE American relating to the listing of New Spark ADSs to be issued in the Business Combination, Spark and Affinitas are not aware of any other material regulatory filings or approvals required prior to completing the Business Combination as described in this proxy statement/prospectus.
Material U.S. Federal Income Tax Considerations
The Merger is intended to qualify as a non-recognition transaction for U.S. federal income tax purposes. It is a condition to Spark’s obligation to complete the Merger that Spark receive the opinion of its counsel, Morrison & Foerster LLP, substantially to the effect that (i) the Merger either should qualify as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the remaining components of the Business Combination, should be treated as a transaction described in Section 351(a) of the Code, or should qualify under both such provisions, and (ii) Section 367(a)(1) of the Code should not apply to a stockholder’s surrender of Spark Shares pursuant to the Merger (except in the case of a Spark

Stockholder who is or will be a “five-percent transferee shareholder” of New Spark within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8). The opinion of counsel will not bind the IRS or a court, and no IRS ruling will be requested with respect to the Merger.
Assuming the Merger qualifies for the tax treatment described above, Spark Stockholders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of Spark Shares for New Spark ADSs in the Merger, except with respect to any cash received in lieu of a fractional New Spark ADS. The holding period for New Spark ADSs received by Spark Stockholders in the Merger, which determines how any gain or loss should be treated for U.S. federal income tax purposes upon future sales of New Spark ADSs, generally will include the holding period for the Spark Shares exchanged in the Merger. Further, a Spark Stockholder generally will recognize gain or loss with respect to cash received instead of fractional New Spark ADSs that the Spark Stockholder would otherwise be entitled to receive.
It is important to note that the U.S. federal income tax consequences described above may not apply to some Spark Stockholders, including certain holders specifically referred to under “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders.” Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Merger in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.
Material German Income Tax Considerations
The German income tax considerations described in “Proposal One — Adoption of the Agreement and Plan of Merger — Material German Income Tax Consequences to U.S. Holders” may not apply to some Spark Stockholders, including certain holders specifically referred to under that section. Your tax consequences will depend on your individual situation. Moreover, such discussion is based on certain assumptions, including certain assumptions specifically referred to under that section, and is limited to German income taxes. Therefore, if special facts and circumstances, or any non-income taxes apply to you, or if any of the assumptions made in this proxy statement/prospectus prove incorrect, you may be subject to German tax rules not described in that section and you may be subject to additional tax risks not described under “Risk Factors” so that the German tax consequences may be materially different from those expressed or implied in this proxy statement/prospectus. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Merger and the other transactions contemplated thereby, and of the ownership and disposition of New Spark ADSs, in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.
Comparison of Rights of Stockholders of Spark and Stockholders of New Spark
The rights of Spark Stockholders are currently governed by Spark’s certificate of incorporation (the “Spark Charter”), Spark’s fourth amended and restated bylaws (the “Spark Bylaws”) and the Delaware General Corporation Law. If the Business Combination is successfully completed, holders of Spark Shares will become holders of New Spark ADSs. Thereafter, their rights will be governed by the New Spark Deposit Agreement with The Bank of New York Mellon as the depositary (the “New Spark ADS Depositary”) with respect to the New Spark ADSs. The rights of holders of the New Spark Ordinary Shares underlying the New Spark ADSs will be governed by German law and subject to New Spark’s Articles of Association, as amended (the “New Spark Articles”) and New Spark’s Rules of Procedures (the “Rules of Procedure”). As a result, these Spark Stockholders will have different rights once they become holders of New Spark ADSs due to the differences in the governing documents of New Spark and Spark and because they will own New Spark ADS as opposed to New Spark Ordinary Shares. The key differences are described in the section titled “Comparison of Rights of Stockholders of Spark and Stockholders of New Spark” and “Description of the New Spark American Depositary Shares.”
Resale of New Spark American Depositary Shares
All New Spark ADSs that each Spark Stockholder receives in the Business Combination will be listed on the NYSE American and will be freely transferable unless a stockholder is deemed an affiliate of Spark immediately prior to the Business Combination or an affiliate of New Spark following the Business Combination for purposes of the U.S. securities laws. For more information, see “Proposal One — Adoption of the Agreement and Plan of Merger — Restrictions on Sales of New Spark ADSs by Certain Affiliates.”
If the Business Combination is completed, Spark Shares will no longer be traded on the NYSE American.
Enforceability of Civil Liabilities Against Foreign Persons
New Spark is a European stock corporation governed by the applicable federal laws of Germany. A majority of New Spark’s assets will be located outside the United States and many of New Spark’s board members and most of its officers and some of the experts named in this proxy statement/prospectus reside outside the United States and a majority of their assets is located outside the United States. Because many of these persons will be located outside the United States, it may not be possible for you to effect service of process within the United States on these persons or upon New Spark. Furthermore, it may not be possible for you to enforce against New Spark or them, in the United States, judgments obtained in U.S. courts, because a majority of New Spark’s assets and the assets of these persons will be located outside the United States.
There is doubt as to the enforceability, in original actions in German courts, of liabilities based on U.S. federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in German courts of judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws or any such state securities or blue sky laws. The United States and Germany do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, though recognition and enforcement of foreign judgments in Germany is possible in accordance with applicable German laws. Therefore, it may not be possible to enforce those judgments against New Spark, its board members and officers and some of the experts named in this proxy statement/prospectus, including the annexes hereto.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA
Selected Historical Financial Data of New Spark
The following selected historical financial information of New Spark is being provided to assist you in your analysis of the financial aspects of the Merger and other aspects of the Business Combination. New Spark derived its selected historical financial information as of March 29, 2017 and June 30, 2017 and for the period from inception (March 29, 2017) to June 30, 2017 from its audited financial statements included elsewhere in this proxy/statement prospectus. New Spark was formed at the end of March 2017 and was acquired by Affinitas in April 2017 for the purpose of becoming the ultimate holding company of Spark and Affinitas following the completion of the Business Combination. To date, New Spark has not conducted any activities other than those incidental to its formation and the implementation of the Business Combination. As such, New Spark’s financial information should be read together with the financial information of Affinitas and Spark, as well as New Spark’s unaudited pro forma condensed combined financial information, included elsewhere in this proxy statement/prospectus. The information set forth below is only a summary that you should read together with the audited financial statements of New Spark and the related notes. The selected historical financial information may not be indicative of the future performance of New Spark.
(in € thousands, except share and per share amounts)	From March 29 (date of inception) to June 30, 2017
Statement of Operations Data:
Revenue	—
General and admin expenses	10
Operating loss	(10)
Loss before tax for the period	(10)
Income Tax	—
Total comprehensive loss for the period	(10)
Loss per share (basic/diluted)	(0.08)
Weighted average number of shares outstanding, basic and diluted	120,000

(in € thousands)	As of March 29, 2017	As of June 30, 2017
Consolidated Balance Sheet data:
Cash and cash equivalents	—	120
Total assets	—	120
Current liabilities	—	10
Equity	—	110

Selected Historical Financial Data of Affinitas
The following selected historical consolidated financial information of Affinitas is being provided to assist you in your analysis of the financial aspects of the Merger and other aspects of the Business Combination. Affinitas derived its selected historical consolidated financial information as of and for the fiscal years ended December 31, 2016 and 2015 from its audited consolidated financial statements included elsewhere in this proxy/statement prospectus. Affinitas derived its selected historical consolidated financial information as of and for the six months ended June 30, 2017 and 2016 from its unaudited condensed consolidated interim financial statements included elsewhere in this proxy/statement prospectus which include, in the opinion of management, all normal and recurring adjustments that are considered necessary to a fair statement of the interim periods presented. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Affinitas and the related notes, as well as “Affinitas’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected consolidated historical financial information may not be indicative of the future performance of Affinitas.
	Six months ended June 30,		Year ended December 31,
(in € thousands, except per share amounts)	2017	2016	2016	2015
Consolidated Statement of Operations Data:
Revenue	42,116	35,637	73,491	60,442
Cost of revenue	(29,039)	(26,499)	(51,202)	(44,630)
Gross profit	13,077	9,138	22,289	15,812
Other income	49	8	126	309
Other operating expenses	(15,100)	(8,288)	(19,742)	(15,193)
Sales and marketing expenses	(2,765)	(1,525)	(3,919)	(3,036)
Customer service expenses	(2,195)	(1,315)	(2,791)	(2,357)
Technical operations and development expenses	(2,764)	(1,500)	(3,305)	(3,849)
General and administrative expenses	(7,376)	(3,948)	(9,727)	(5,951)
Operating (loss)/profit	(1,974)	858	2,673	928
Interest income and similar income	73	63	157	30
Interest expense and similar charges	(419)	(144)	(425)	(103)
Net finance expenses	(346)	(81)	(268)	(73)
(Loss)/income before taxes	(2,320)	777	2,405	855
Income taxes	616	(239)	(1,082)	(445)
(Loss)/profit from continuing operations	(1,704)	538	1,323	410
Loss from discontinued operations, net of tax	—	(607)	(632)	(959)
Profit/(loss) for the period	(1,704)	(69)	691	(549)
Other comprehensive income	—	—	—	—
Total comprehensive income/(loss) for the period	(1,704)	(69)	691	(549)
Basic and diluted earnings/(loss) per share	(68.16)	(2.76)	27.64	(21.96)
Basic and diluted earnings/(loss) per share – continuing operations	(68.16)	21.52	52.92	16.40

	Six months ended June 30,		Year ended December 31,
(in € thousands)	2017	2016	2016	2015
Other financial information and Adjusted EBITDA:
Total comprehensive income/(loss) for the period	(1,704)	(69)	691	(549)
Discontinued operations	—	607	632	959
Net finance expenses	346	81	268	73
Income taxes	(616)	239	1,082	445
Depreciation	98	45	251	102
Amortization	1,407	8	1,027	38
Impairment of property, plant and equipment	25	—	—	—
Share-based compensation	376	556	991	600
Financing, acquisition and severance costs(1)	2,438	49	927	16
Adjusted EBITDA	2,370	1,516	5,869	1,684

(1)
For the six months ended June 30, 2017, financing, acquisition and severance costs were comprised of transaction and legal fees incurred relating to the Merger of  €2,335 thousand and severance costs of €103 thousand. For the six months ended June 30, 2016, financing, acquisition and severance costs were comprised of severance costs of  €49 thousand. For the year ended December 31, 2016, financing, acquisition and severance costs were comprised of acquisition-related expenses of €162 thousand, restructuring expenses related to restructuring of Samadhi of €642 thousand and termination benefits of €123 thousand. For the year ended December 31, 2015, financing, acquisition and severance costs were comprised of termination benefits of €16 thousand.

Affinitas reports Adjusted EBITDA as a supplemental measure to its measures calculated in accordance with IFRS. Adjusted EBITDA is one of the metrics by which Affinitas and its management evaluate the performance of the consolidated business on an annual basis, and not on a day-to-day basis, is used to help prepare consolidated budgets and consolidated forecasts and to compensate management. Affinitas believes Adjusted EBITDA provides management and investors with a consistent view, period to period, of the core earnings generated from ongoing operations and excludes the impact of items that are not considered representative of our ongoing operating performance, including: (i) non-cash items such as share-based compensation, non-cash currency translation adjustments, (ii) other non-operating items such as financing, acquisition and severance costs and (iii) discontinued operations. Adjusted EBITDA has inherent limitations in evaluating the performance of Affinitas, including, but not limited to the following:
•
Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period,

•
Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period,

•
Adjusted EBITDA does not reflect the cash tax or interest payments during the measurement period, and

•
Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Adjusted EBITDA should not be construed as a substitute for Profit/(Loss) for the period (as determined in accordance with IFRS) for the purpose of analyzing Affinitas’ operating performance or financial position, as Adjusted EBITDA is not defined by IFRS.
	As of June 30,	As of December 31,
(in € thousands)	2017	2016	2015
Consolidated Balance Sheet data:
Cash and cash equivalents	6,722	8,064	2,987
Total assets	36,052	37,268	23,065
Non-current liabilities	33,119	33,161	26,494
Current liabilities	28,984	28,830	22,976
Total shareholder’s equity	(26,051)	(24,723)	(26,405)

Selected Historical Financial Data of Spark
The following tables set forth selected historical consolidated financial data of Spark for each of the years during the two-year period ended December 31, 2016 and the selected historical consolidated balance sheet data as of December 31, 2016 and 2015, which have been derived from Spark’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data for the six-month periods ended June 30, 2017 and 2016, and as of June 30, 2017, have been derived from Spark’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus, which include, in the opinion of Spark’s management, all normal and recurring adjustments that are considered necessary to a fair statement of the interim periods presented. The following information should be read in conjunction with Spark’s historical consolidated financial statements and the notes thereto, as well as the section titled “Spark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results for any period are not necessarily indicative of results to be expected for any future period.
	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except per share amounts)	2017	2016	2016	2015
Consolidated Statement of Operations Data:
Revenue	$13,904	$18,957	$35,091	$48,135
Net (loss)	(4,644)	(3,079)	(6,890)	(1,437)
Net (loss) per share – basic and diluted	$(0.14)	$(0.12)	$(0.24)	$(0.06)
	June 30, 2017	December 31,
(in thousands, except per share amounts)		2016	2015
Consolidated Balance Sheet Data:
Total assets	$27,453	$31,817	$33,076

Selected Unaudited Pro Forma Condensed Combined Financial Data
The selected unaudited pro forma condensed combined balance sheet information provided below of New Spark as of June 30, 2017 reflects pro forma adjustments to the financial position of New Spark to give effect to the formation of New Spark and the combination of Affinitas and Spark as if it had occurred on June 30, 2017. The selected unaudited pro forma condensed combined statement of comprehensive income information provided below for the year ended December 31, 2016 and the six months ended June 30, 2017 reflect pro forma adjustments to the results of operations of Affinitas to give effect to the formation of New Spark and combination of Affinitas and Spark as if it had occurred on January 1, 2016. New Spark will account for the Merger as an acquisition of Spark, with Affinitas as the accounting acquirer. In addition, the Samadhi Acquisition was consummated on September 30, 2016 and Affinitas began consolidating Samadhi’s financial results on that date. As a result, in addition to the combination of Affinitas and Spark, the selected unaudited pro forma condensed combined statement of comprehensive income information provided below for the year ended December 31, 2016 gives effect to the acquisition of Samadhi as if the Samadhi Acquisition had occurred on January 1, 2016. Since the Samadhi Acquisition is already reflected for the full period in Affinitas’s historical unaudited consolidated balance sheet as of June 30, 2017, no pro forma adjustments related to such acquisition have been made to the selected unaudited pro forma condensed combined balance sheet as of June 30, 2017 or the unaudited pro forma condensed combined statement of comprehensive income for the six months ended June 30, 2017.
In the following selected unaudited pro forma condensed combined financial information, the Business Combination, together with the Samadhi Acquisition, are collectively referred to as the “Transactions.”
The selected unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the notes to the pro forma financial information contained in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what New Spark’s financial position or results of operations would actually have been if the Transactions occurred as of the dates indicated or what financial position or results would be for any future periods.
Affinitas’s historical financial statements were prepared using IFRS, while Spark’s historical financial statements were prepared utilizing U.S. GAAP. In order to prepare New Spark’s unaudited pro forma financial statements adjustments have been made to reconcile Spark’s historical audited financial statements prepared in accordance with U.S. GAAP to IFRS. See Note 2 to the unaudited pro forma condensed combined financial information of New Spark under “Unaudited Pro Forma Condensed Combined Financial Information.” In addition, the historical audited Spark financial statements included within the unaudited pro forma condensed combined financial information are denominated in thousands of Euro and converted from U.S. dollars as described in Note 3 to such unaudited pro forma condensed combined financial statements.
The selected unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Affinitas, Spark and Samadhi and should be read in conjunction with (1) the notes to the unaudited pro forma condensed combined financial information under “Unaudited Pro Forma Condensed Combined Financial Information, (2) the audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 and notes thereto of Affinitas, (3) the audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 and notes thereto of Spark, (4) the audited financial statements for the nine-month period of January 1, 2016 to September 30, 2016 and notes thereto of Samadhi, (5) the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2017 and June 30, 2016 and notes thereto of Affinitas and (6) the unaudited consolidated interim financial statements as of and for the six months ended June 30, 2017 and 2016 and notes thereto of Spark, all of which are included elsewhere in this proxy statement/prospectus.

(in € thousands, except per share amounts)	New Spark Pro Forma
	Six months ended June 30, 2017	Year ended December 31, 2016
Unaudited Combined Condensed Pro Forma Statement of Operations Data:
Revenue	54,915	109,731
Cost of revenue	(32,729)	(65,519)
Gross profit	22,186	44,212
Other income	49	141
Other operating expenses	(24,371)	(51,255)
Sales and marketing expenses	(4,088)	(10,914)
Customer service expenses	(3,332)	(5,523)
Technical operations and development expenses	(7,703)	(11,802)
General and administrative expenses	(9,248)	(23,016)
Operating loss	(2,136)	(6,902)
Interest income and similar income	386	172
Interest expense and similar charges	(419)	(846)
Net finance expenses	(33)	(674)
Loss before taxes	(2,169)	(7,576)
Income taxes	(1,285)	838
Loss for the period	(3,454)	(6,738)
Other comprehensive loss	143	(24)
Total comprehensive loss for the period	(3,311)	(6,762)
Basic and diluted loss per share	(2.67)	(5.21)

(in € thousands)	Six months ended June 30, 2017	Year ended December 31, 2016
Selected information and Adjusted EBITDA:
Pro Forma loss for the period	(3,454)	(6,738)
Net finance expenses	33	674
Income taxes	1,285	(838)
Depreciation	3,181	3,173
Amortization	1,602	2,991
Impairment of intangible and long-lived assets	47	4,182
Share-based compensation	691	1,878
Financing, acquisition and severance costs(1)	103	1,880
Pro Forma Adjusted EBITDA	3,489	7,202

(1)
For the six months ended June 30, 2017, financing, acquisition and severance costs were comprised of severance costs of  €103 thousand. For the year ended December 31, 2016, financing, acquisition and severance costs contain certain restructuring expenses related to restructuring of Samadhi of €642 thousand, termination benefits of €889 thousand, acquisition-related costs of €58 thousand and legal expenses of €291 thousand.

New Spark reports Pro Forma Adjusted EBITDA as a supplemental measure to pro forma measures prepared in accordance with IFRS. This measure is one of the primary metrics by which New Spark will evaluate the performance of its consolidated businesses, and prepare consolidated budgets, forecasts on an annual basis, and not on a day-to-day basis and compensate management. This measure will provide management and investors with a consistent view, period to period, of the core earnings generated from ongoing operations and excludes the impact of items that are not considered representative of our ongoing operating performance, including: (i) non-cash items such as share-based compensation, non-cash currency translation adjustments, (ii) non-operating costs such as financing, acquisition and severance and (iii) discontinued operations. Pro forma Adjusted EBITDA has inherent limitations in evaluating the performance, including, but not limited to the following:
•
Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period,

•
Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period,

•
Adjusted EBITDA does not reflect the cash tax payments during the measurement period, and

•
Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Adjusted EBITDA should not be construed as a substitute for net loss (as determined in accordance with IFRS) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by IFRS.
(in € thousands)	New Spark Pro Forma
As of June 30, 2017
Unaudited Combined Condensed Pro Forma Balance Sheet data:
Cash and cash equivalents	9,719
Total assets	68,938
Borrowings	5,850
Total liabilities	44,466
Total shareholder’s equity	24,472

Comparative Historical Per Share Data
The following tables set forth certain historical and pro forma per share financial information for Affinitas Shares and Spark Shares.
The following information should be read in conjunction with (i) the audited consolidated financial statements of Affinitas included elsewhere in this proxy statement/prospectus, (ii) the audited and unaudited consolidated financial statements of Spark included elsewhere in this proxy statement/prospectus and (iii) the financial information contained in the “Unaudited Pro Forma Combined Financial Information,” section of this proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if each of the Business Combination and the Samadhi Acquisition had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.
Affinitas Per Share Data (IFRS)
	At and for the six months ended June 30,		At and for the year ended December 31,
	2017	2016	2016	2015
	(in € )
Basic (loss)/earnings per share from continuing operations	(68.16)	21.52	52.92	16.40
Book value per share(1)	(1,042.04)	—	(988.92)	(1,056.20)

(1)
Book value per common share is calculated by dividing the common stockholders’ equity at period end by the total shares outstanding as of such date.

Spark Per Share Data (U.S. GAAP)
	At and for the three months ended June 30,		At and for the six months ended June 30,		At and for the year ended December 31,
	2017	2016	2017	2016	2016	2015
	(in $)
Net (loss) earnings per share – basic and diluted	(0.08)	0.01	(0.14)	(0.12)	(0.24)	(0.06)
Book value per share	0.56	0.64	0.56	0.64	0.78	0.75
Pro Forma New Spark per share data (IFRS)(1)
	At and for the six months ended June 30, 2017	At and for the year ended December 31, 2016
	(in €)
Basic loss per share	(2.67)	(5.21)
Book value per share(2)	18.04	—

(1)
Each New Spark ADS represents 0.1 New Spark Ordinary Shares.

(2)
Book value per common share is calculated by dividing the common stockholders’ equity at period end by the total shares outstanding as of such date.

Pro Forma Equivalent Spark per share data (IFRS)
	At and for the six months ended June 30, 2017	At and for the year ended December 31, 2016
	(in €)
Basic loss per share	(0.27)	(0.52)
Book value per share(1)	1.80	—

(1)
Pro forma equivalent book value per common share is calculated by dividing the pro forma common stockholders’ equity at period end by the pro forma total shares outstanding as of such date, assuming the Business Combination was consummated at June 30, 2017.

Comparative Per Share Market Price Data
The Affinitas Shares are not listed. Spark’s common stock is listed on the NYSE American under the symbol “LOV.” The following table shows the closing sales prices of Spark’s common shares (as reported on the NYSE American) on May 1, 2017, the last trading day before the Merger Agreement was announced, and on October 18, 2017, the last full trading day before the date of this proxy statement/prospectus.
Spark Common Stock
May 1, 2017	$1.02
October 18, 2017	$1.02
See “Market Price and Dividend Information” for more information.

EXCHANGE RATE INFORMATION
The following table shows, for the periods indicated, information concerning the exchange rate between the Euro and the U.S. dollar. The data provided in the following table are expressed in U.S. dollars per Euro and are based on the noon buying rate of the Federal Reserve Bank of New York for the Euro. As used in this document, the term “noon buying rate” refers to the rate of exchange for the Euro, expressed in U.S. dollars per Euro, as certified by the Federal Reserve Bank of New York for customs purposes. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this proxy statement/prospectus may vary. This information is provided solely for your information, and Affinitas and Spark do not represent that Euro could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Affinitas in the preparation of its consolidated financial statements included in this proxy statement/prospectus.
On May 1, 2017, the last trading day before the Merger Agreement was announced, the exchange rate between the U.S. dollar and the Euro expressed in U.S. dollars per Euro was 1.0912 (based on the noon buying rate of the Federal Reserve Bank of New York for the Euro). On October 6, 2017, the exchange rate was 1.1732 U.S. dollars for each Euro (based on the noon buying rate of the Federal Reserve Bank of New York for the Euro).
Recent Monthly Data	Period-End Rate(1)	Average Rate(2)	High	Low
October 2017 (to October 6, 2017)	1.1732	1.1740	1.1760	1.1706
September 2017	1.1813	1.1913	1.2041	1.1747
August 2017	1.1894	1.1813	1.2025	1.1703
July 2017	1.1826	1.1579	1.1826	1.1336
June 2017	1.1411	1.1233	1.1420	1.1124
May 2017	1.1236	1.1041	1.1236	1.0869
April 2017	1.0895	1.0714	1.0941	1.0606
March 2017	1.0698	1.0691	1.0882	1.0514
February 2017	1.0618	1.0650	1.0802	1.0551
January 2017	1.0794	1.0635	1.0794	1.0416
Interim Period Data
Six months ended June 30, 2017	1.1411	1.0942	1.1420	1.0416
Annual Data (Year ended December 31)
2016	1.0552	1.1029	1.1516	1.0375
2015	1.0859	1.1032	1.2015	1.0524
2014	1.2101	1.3210	1.3927	1.2101
2013	1.3779	1.3303	1.3816	1.2774
2012	1.3186	1.2909	1.3463	1.2062

(1)
The period-end rate is the noon exchange rate for the Euro on the last business day of the applicable period, as published by the Federal Reserve Bank of New York for customs purposes.

(2)
The average rates for the monthly periods were calculated by taking the simple average of the daily exchange rates for the Euro as published by the Federal Reserve Bank of New York for customs purposes. The average rates for the transition periods and annual periods were calculated by taking the simple average of the noon exchange rates on the last business day of each month during the relevant period, as published by the Federal Reserve Bank of New York for customs purposes.

RISK FACTORS
In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section of the proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Information” you should carefully consider the following risks before deciding how to vote on the proposals presented at the Special Meeting. The risk factors related to the Business Combination present the material risks directly related to the Business Combination to the extent presently known, including risks related to the integration of the two companies and risks if the Business Combination is not consummated. Also included are the material risks associated with each of the businesses of Affinitas and Spark presently known, because these risks will also affect New Spark following the closing of the Business Combination. The risks below also include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements. The risks and uncertainties described in this proxy statement/prospectus are not the only ones Spark, Affinitas and New Spark face or will face. Additional risks and uncertainties not presently known or that are currently considered immaterial may also impair the business operations of New Spark after the Business Combination. If any of the risks actually occur, business and financial results of both companies could be harmed or the trading price of New Spark’s ADSs could decline. You should also consider the other information in this proxy statement/prospectus, including the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. See “Where You Can Find More Information.”
Risks Relating to the Business Combination
The parties may fail to realize the synergies and benefits anticipated from the acquisition of Spark.
The combination of Affinitas and Spark may not achieve the synergies and benefits anticipated. In particular the online dating industry in which Spark and Affinitas currently operate and in which New Spark will operate may develop in a different direction than anticipated, New Spark may not be able to realize the decrease in operating expenses it expects to receive by operating combined companies, management may experience difficulties in combining and integrating the Affinitas and Spark businesses and operations in an effective and timely manner or at all, the integration of Affinitas and Spark may divert the attention of senior management from the operation of daily business, and, in general, New Spark management may not be able to achieve the economies of scale and increase in revenues expected in connection with the Merger and combination of the companies. In addition, in connection with the Business Combination, New Spark will undertake certain restructuring activities and it is possible that as a result of these activities, New Spark will lose some of the institutional knowledge at either Spark or Affinitas. If the Merger is ultimately approved, management may also encounter additional difficulties in integrating the businesses other than those noted above.
In addition, as a result of the Business Combination, Spark will become a subsidiary of New Spark and New Spark will effectively assume all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that New Spark failed or was unable to discover or identify in the course of performing due diligence investigations of Spark. Furthermore, there may be liabilities that are neither probable nor estimable at this time that may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on the business of New Spark. New Spark may learn additional information about Spark that adversely affects New Spark, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.
The occurrence of any of the difficulties noted above could adversely affect New Spark’s ability to recognize the expected benefits of the Business Combination.
Significant costs are expected to be incurred in connection with the consummation of the Business Combination and integration of Spark and Affinitas into a single business, including legal, accounting, financial advisory and other costs.
If the Business Combination is consummated, Spark and Affinitas expect to incur significant costs in connection with integrating their operations, products and personnel. These costs may include, among others, costs for employee redeployment, relocation or severance and integration of information systems.

In addition, Spark and Affinitas expect to incur a number of costs associated with combining the operations of the two companies, which cannot be estimated accurately at this time. Although Spark and Affinitas expect that the elimination of duplicative costs, as well as the realization of other synergies related to the integration of the businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.
If the Business Combination does not qualify as a non-recognition transaction under Section 368(a) or Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or is otherwise taxable to U.S. holders of Spark Shares, then such holders may be required to pay U.S. federal income taxes as a result of the Business Combination.
It is a condition to the completion of the Business Combination that Spark receive an opinion from its counsel substantially to the effect that, for U.S. federal income tax purposes, (i) the Merger should either qualify as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the remaining components of the Business Combination, should be treated as a transaction described in Section 351(a) of the Code, or should qualify under both such provisions and (ii) Section 367(a)(1) of the Code should not apply to a stockholder’s surrender of Spark Shares pursuant to the Merger Agreement (except in the case of a Spark Stockholder who is or will be a “five-percent transferee shareholder,” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8). The conclusions in the tax opinion are not certain, however, because there is no authority directly on point dealing with certain relevant issues. In particular, although the conversion of Spark Shares into the right to receive New Spark ADSs will occur automatically upon completion of the Merger, Spark Stockholders will receive New Spark ADSs only after New Spark has effected the capital increase and share issuance procedures required to issue New Spark Ordinary Shares in compliance with applicable German law, and has deposited such New Spark Ordinary Shares with the New Spark ADS Depositary. Although Spark’s counsel, Morrison & Foerster LLP, believes that the Merger and the receipt of New Spark ADSs by Spark Stockholders should be analyzed as a unified transaction for U.S. federal income tax purposes even if the steps do not occur simultaneously, there is no authority directly on point addressing the U.S. tax consequences of a merger featuring the German share issuance process contemplated by the Merger Agreement. Moreover, the conclusions in the tax opinion are not binding on the Internal Revenue Service (the “IRS”) and do not preclude the IRS from taking a different position. For a further discussion, see “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders.”
Spark’s ability to utilize its net operating loss (“NOL”) carry-forwards in the future may be limited as a result of the Business Combination.
Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percent change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change NOL carry-forwards to offset its post-change income may be limited. It is expected that the Business Combination will result in an “ownership change” of Spark. Accordingly, Spark’s ability to utilize its NOL carry-forwards will be limited, which could cause Spark to pay U.S. federal and state income taxes earlier than would otherwise be required if such limitations were not in effect and could cause such NOLs to expire unused.
The Unaudited Pro Forma Condensed Combined Financial Information included in this proxy statement/prospectus may not be representative of the combined company’s results after the Business Combination.
The Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the transactions that are assumed to have been consummated as of the dates indicated been consummated as of such dates, nor is it indicative of the potential future operating results or financial position of New Spark after the transactions that are assumed to have been consummated. The Unaudited Pro Forma Condensed Combined Financial Information reflects the adjustments to the historical financial information for Affinitas described in the notes thereto. Certain adjustments in the Unaudited Pro Forma Condensed

Combined Financial Information, such as the Spark and Samadhi SAS purchase price allocations, are estimates and therefore subject to revisions once the allocations and other estimates are finalized, which will not occur until sometime after the Business Combination. Some of these revisions could be significant.
The Unaudited Pro Forma Condensed Combined Financial Information does not reflect future events that may occur, including the costs related to a potential integration and any future nonrecurring charges resulting from the Business Combination, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The Unaudited Pro Forma Condensed Combined Financial Information is based in part on certain assumptions that management believes is reasonable under the circumstances that are described in the notes thereto. Such assumptions may not prove to be accurate over time.
The Merger process could adversely affect the business relationships and employee relationships of Spark, Affinitas or their respective subsidiaries as such relationships may be subject to disruptions due to uncertainty associated with the Business Combination, which could have an adverse effect on the operating results, cash flows and financial position of Spark, Affinitas and, following the consummation of the Business Combination, New Spark.
Parties with which Spark, Affinitas or their respective subsidiaries do business may experience uncertainty associated with the Business Combination and related transactions, including with respect to current or future business relationships with Spark, Affinitas, their respective subsidiaries or New Spark. The business relationships of Spark, Affinitas or their respective subsidiaries may be subject to disruption as suppliers and other persons with whom Spark, Affinitas or their respective subsidiaries have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Spark, Affinitas or their respective subsidiaries, as applicable. In addition, certain pre-Business Combination customers or vendors of Spark and Affinitas may decide to terminate their relationship once the companies are combined for a number of reasons, including the potential that they cannot maintain their relationship with both the combined company and its competitors. Failure to maintain any relationships upon which Spark or Affinitas rely could adversely affect the combined company’s business, financial results and prospects.
The process relating to the Merger could also cause disruptions in the employee relationships of Spark, Affinitas or their subsidiaries, which could have an adverse effect on the operating results, cash flows and financial position of Spark, Affinitas and, following the consummation of the Business Combination, New Spark. Among other things, uncertainty as to whether the Business Combination will be completed may affect Spark and Affinitas’s ability to recruit prospective employees or to retain and motivate existing employees.
The Merger Agreement restricts the parties from taking certain strategic and other actions prior to the consummation of the Business Combination.
The Merger Agreement restricts each of Spark and Affinitas, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other key corporate actions regarding, among other things, dividends and other distributions, issuances of securities, amendments to organizational documents, changes to accounting methods, and arrangements regarding loans and debt, until the Business Combination is consummated. These restrictions may prevent Spark and Affinitas from pursuing otherwise attractive business opportunities and making other changes to their respective businesses that may arise prior to consummation of the Business Combination or termination of the Merger Agreement.
Any delay in completing the Business Combination may reduce or eliminate the benefits expected to be achieved as a result of the Business Combination.
The consummation of the Business Combination is subject to a number of conditions set forth in the Merger Agreement, some of which are beyond the control of both Affinitas and Spark, and any of which may prevent, delay or otherwise materially adversely affect the consummation of the Business Combination. The consummation of the Business Combination is conditioned upon, among other conditions, the receipt of the requisite approval of the Spark Stockholders, the absence of any law, or any order, injunction, judgment, decree or other action by a governmental entity which would prohibit or make illegal the consummation of the Business Combination in accordance with the terms of the Merger Agreement and consummation of the Affinitas Share Transfer and Affinitas Share Exchange. It cannot be predicted whether or when these conditions will be satisfied. For example, even if Spark Stockholders approve the Merger, any delay in the consummation of the Affinitas Share Transfer and Affinitas Share Exchange, each of which require Affinitas and certain third parties to take specific actions and steps under German law, would delay the completion of the Business Combination. Any delay in completing the Business Combination could prevent or delay the combined company from realizing some of the anticipated cost savings, synergies, growth opportunities and other benefits expected to be achieved, if the Business Combination is successfully completed within the expected time frame. See “The Agreement and Plan of Merger” for more information about the conditions to closing.
Spark’s business and the Spark Shares may be adversely impacted if the Business Combination is not consummated.
There can be no assurance that the Business Combination will occur, as the Business Combination is subject to certain conditions, including those named above. See “— Any delay in completing the Business Combination may reduce or eliminate the benefits expected to be achieved as a result of the Business Combination.” The failure to consummate the Business Combination could cause the price of the Spark Shares to fall after termination of the Merger Agreement to the extent that the current market price of the Spark Shares reflects an assumption that the Business Combination will be completed.
If the Merger Agreement is terminated, Spark’s business may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger.
Costs relating to the Merger, such as legal, accounting and financial advisory fees, must be paid even if the Merger is not completed. Further, a failed transaction may result in negative publicity and/or a negative impression of Spark in the investment community and may affect Spark’s relationship with vendors, creditors and other partners in the business community. Employees may similarly be affected by any such negative publicity and/or negative impression of Spark, and Spark may experience an increase in employee departures. If the Merger Agreement is terminated and the Spark Board seeks another merger or business combination, Spark Stockholders cannot be certain that Spark will be able to find a party willing to pay the equivalent or greater consideration than that which Affinitas has agreed to pay with respect to the Merger.
Spark is limited in its ability to require the closure of the Merger by the terms of the Merger Agreement. In addition, under circumstances defined in the Merger Agreement, if the Merger Agreement is terminated, Spark may be required to pay a one-time fee equal to the greater of  $1,500,000 or the fees and expenses of Affinitas related to the Business Combination. See “Proposal One — Adoption of the Agreement and Plan of Merger — The Agreement and Plan of Merger — Expenses; Termination Fees.” No assurance can be provided that the conditions to the completion of the Merger will be satisfied, and certain conditions to completion of the Merger are outside of Spark’s control. For example, even if Spark Stockholders approve the Merger, Affinitas and certain third parties must take specific actions and steps under German law to effect the Affinitas Share Transfer and Affinitas Share Exchange, which are conditions to completion of the Merger. If the Merger is not completed by January 31, 2018, either Spark or Affinitas may choose to terminate the Merger Agreement.
Officers and directors of Spark may have certain interests in the combination of the companies that may be different from, or in addition to, interests of other Spark Stockholders.
Spark officers and directors may have certain interests in the combination of the companies that may be different from, or in addition to, interests of other Spark Stockholders that may have influenced their decision to approve the Business Combination. These interests may include, but are not limited to, the continued engagement and/or employment, as applicable, of certain executive officers of Spark and the continued positions of certain directors of Spark as board members of New Spark following consummation of the Business Combination. For instance, Robert O’Hare, the current Chief Financial Officer of Spark, will serve as a New Spark executive officer following the Business Combination. These interests also include the treatment in the Business Combination of Spark RSUs, Spark Restricted Stock

Awards, Spark Stock Options and other equity awards held by these directors and executive officers. Spark Stockholders should be aware of these interests when considering the Spark Board recommendation to adopt the Merger Agreement. See “Proposal One — Adoption of the Agreement and Plan of Merger — Financial Interests of Spark’s Directors and Officers in the Merger and other Aspects of the Business Combination” and ‘‘The Agreement and Plan of Merger — Treatment of Spark Equity Awards’’ for additional information.
The value of the New Spark ADSs received upon the consummation of the Business Combination may be less than the value of the Spark Shares as of the date of this proxy statement/prospectus or the date of the Special Meeting.
The consideration that holders of Spark Shares will be entitled to receive per Spark Share is fixed at the Adjustment Ratio and will not be adjusted in the event of any changes in the price of Spark Shares prior to the Business Combination. There may be a significant amount of time between the date when the Spark Stockholders vote on the Merger Agreement at the Special Meeting and the date when the Business Combination is consummated. The price per Spark Share may vary significantly between the date of this proxy statement/prospectus, the date of the Special Meeting and the date of the consummation of the Business Combination. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of Spark and/or Affinitas, market expectations of the likelihood that the Business Combination will be consummated and the timing of consummation, the prospects of post-Business Combination operations, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of the New Spark ADSs to be received by Spark Stockholders after the consummation of the Business Combination. Accordingly, the price of Spark Shares on the date of this proxy statement/prospectus and on the date of the Special Meeting may not be indicative of the price of Spark Shares immediately prior to consummation of the Business Combination and the price of New Spark ADSs after the Business Combination is consummated.
Investors who own Spark Shares but who do not wish to hold New Spark ADSs may sell the New Spark ADSs they receive or expect to receive in the Business Combination or sell their Spark Shares prior to the consummation of the Business Combination. This may put downward pressure on the market price of the New Spark ADSs that holders of Spark Shares will receive in the Business Combination.
Some Spark Stockholders may wish to sell their Spark Shares prior to the consummation of the Business Combination, or the New Spark ADSs that they will receive in the Business Combination, for any number of reasons, including that the combined business to be operated by New Spark does not fit within their investment strategy. In addition, the market price of the Spark Shares may be adversely affected by arbitrage activities prior to the consummation of the Business Combination. These sales or the prospect of future sales, as well as arbitrage activity, could adversely affect the market price for Spark Shares prior to the Business Combination and New Spark ADSs immediately following the Business Combination.
The opinion of Spark’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the Merger.
The Spark Board received an opinion from B. Riley, its financial advisor, in connection with its determination to approve the Merger. Spark has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus and does not expect to receive an updated opinion prior to completion of the Business Combination. Changes in the operations and prospects of Spark or Affinitas, general market and economic conditions and other factors that may be beyond the control of Spark or Affinitas, and on which the financial advisor’s opinion was based, may affect the value of Spark and the price of Spark Shares by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than April 30, 2017, which is the date of the opinion. Because the financial advisor will not be updating its opinion, the opinion will not address the fairness from a financial point of view of the Adjustment Ratio to Spark Stockholders at the time the Merger is completed. For a description of the opinion that the Spark Board received from its financial advisor, see “Proposal One — Adoption of the Agreement and Plan of Merger — Opinion of Spark’s Financial Advisor.”

After the Business Combination, holders of Spark Shares will have a significantly lower ownership and voting interest in New Spark than they currently have in Spark and will exercise less influence over management.
Based on the number of New Spark Ordinary Shares to be issued in the Affinitas Share Transfer and the Affinitas Share Exchange and the number of fully diluted Spark Shares outstanding as of May 1, 2017, the last trading day before the Merger Agreement was announced, New Spark estimates that the former holders of Spark Shares will own approximately 25% of New Spark after the completion of the Business Combination. Consequently, former holders of Spark Shares will have less influence over the management and policies of New Spark than they currently have over the management and policies of Spark. This risk will be exacerbated by the fact that current holders of Spark Shares will not own New Spark Ordinary Shares directly but instead will own New Spark ADSs. See “Comparison of Rights of Stockholders of Spark and Stockholders of New Spark” and “Description of the New Spark American Depositary Shares.”
Shareholder litigation against Spark, its directors and/or Affinitas could delay or prevent the Merger and cause Spark and/or Affinitas to incur significant costs and expenses.
Transactions such as the Merger are often subject to lawsuits by shareholders. Conditions to the closing of the Merger require that no temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court or other governmental authority of competent jurisdiction and remain in effect that has the effect of prohibiting or preventing or making illegal the consummation of the Merger. No assurance can be provided as to the outcome of any potential lawsuits, including the costs associated with defending any claims or any other liabilities that may be incurred in connection with any litigation or settlement of lawsuits.
Risks Relating to Spark
Spark’s growth rates may continue to decline and its operating margins could deteriorate; its business, financial condition and results of operations may be adversely affected by a slowdown or contraction in the economy.
Between 2007 and 2010, and during 2014 through June 30, 2017, Spark’s revenue declined and it may decline again in the future. It is possible that Spark’s operating margins will deteriorate if revenue growth does not exceed planned increases in expenditures for all aspects of the business in an increasingly competitive environment, including sales and marketing, development, technical operations and general and administrative expenses.
Spark’s member and paying subscriber base is composed of individual consumers and in the event of a continued prolonged economic downturn in the United States or in the international markets in which spending by individual consumers drops significantly, Spark’s current and potential subscribers may be unable or unwilling to subscribe to Spark’s services and the business may be negatively affected. In addition, the current or future tightening of credit in financial markets could result in a decrease in demand for Spark’s products and services if subscribers do not have access to credit. To the extent the overall economy deteriorates or does not improve, Spark may lose existing members and paying subscribers and fail to attract new members and paying subscribers, which could adversely affect Spark’s business, financial condition and results of operations.
If Spark does not successfully implement its new information technology platform, Spark’s financial performance could be adversely affected.
Spark has undertaken a process of transforming its technological infrastructure and implementing new systems that will impact its applications and websites. Implementing new systems carries substantial risk, including implementation delays, cost overruns, disruption of operations, potential loss of data or information, and lower customer satisfaction resulting in lost customers or sales. If Spark does not implement these systems successfully, Spark’s ability to perform key business processes could be disrupted and Spark’s financial performance could be adversely affected.
Spark has significant operating losses and may incur additional losses in the future.
Spark has historically generated significant operating losses. As of June 30, 2017, Spark had an accumulated deficit of approximately $(70.5) million. Spark incurred net losses of approximately $(4.6) million and ($3.1) million for the six months ended June 30, 2017 and 2016, respectively. If Spark’s revenue does not grow at a substantially faster rate than its operating expenses, or if operating expenses are higher than Spark anticipates, or if revenue continues to decline but operating expenses increase, Spark may not be profitable and may incur additional losses, which could be significant.
Spark needs to maintain or increase the number of average paying subscribers to maintain or increase its current level of revenue.
The majority of Spark’s revenue is generated by internet users that pay Spark a subscription fee. One of Spark’s key performance metrics focuses on the average number of paying subscribers in a given period. The number of monthly average paying subscribers is calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in the period. Internet users, in general, and users of online personals services specifically, freely navigate and use the services offered by a variety of websites. There can be no assurance that Spark’s monthly average paying subscriber numbers will remain at consistent levels, and they may decrease in the future, thus decreasing Spark’s revenue In the first six months ended June 30, 2017, average paying subscribers decreased 37.0% and revenue decreased 26.7% compared to the first six months ended June 30, 2016. If Spark does not constantly attract new paying subscribers at a faster rate than subscription terminations, Spark’s average paying subscribers will decrease and Spark will not be able to maintain or increase its current level of revenue.
Spark’s business depends on establishing and maintaining strong brands and if Spark is not able to maintain and enhance its brands, it may be unable to expand or maintain its member and paying subscriber bases.
Spark believes that establishing and maintaining its brands is critical to its efforts to attract and expand its member and paying subscriber bases. Spark believes that the importance of brand recognition will continue to increase, given the growing number of Internet sites and the low barriers to entry for companies offering online personals services. To attract and retain members and paying subscribers, and to promote and maintain Spark’s brands in response to competitive pressures, Spark may have to substantially increase its financial commitment to creating and maintaining distinct brand loyalty among these groups. If visitors, members and paying subscribers to Spark websites and affiliate and distribution associates do not perceive the existing services to be of high quality, or if Spark introduces new services or enters into new business ventures that are not favorably received by such parties, the value of the Spark brands could be diluted, thereby decreasing the attractiveness of its websites to such parties. As a result, Spark’s results of operations may be adversely affected by decreased brand recognition.
Spark’s growth and profitability rely, in part, on its ability to attract and retain users through cost-effective marketing efforts. Any failure in these efforts could adversely affect its business, financial condition, and results of operations.
Attracting and retaining users for Spark’s dating products involves considerable expenditures for online and offline marketing. Historically, Spark has had to increase its marketing expenditures over time in order to attract and retain users and sustain growth.
Evolving consumer behavior can affect the availability of profitable marketing opportunities. For example, as traditional television viewership declines and as consumers spend more time on mobile devices rather than desktop computers, the reach of many of Spark’s traditional advertising channels is contracting. Similarly, as consumers communicate less via email and more via text messaging and other virtual means, the reach of email campaigns designed to attract new and repeat users (and retain current users) for Spark dating products is adversely impacted. To continue to reach potential users and grow the businesses, Spark must identify and devote more overall marketing expenditures to newer advertising channels, such as mobile and online video platforms, as well as targeted campaigns in which Spark communicates directly with potential, former, and current users via new virtual means. Generally, the opportunities in and sophistication of newer advertising channels are relatively undeveloped and unproven, and there can be no assurance that Spark will be able to continue to appropriately manage and fine-tune its marketing efforts in response to these and other trends in the advertising industry. Any failure to do so could adversely affect Spark’s business, financial condition, and results of operations.

Moreover, Spark is currently reworking its technology systems to provide for an ability to enable it to better track the success and profitability of marketing efforts. It may be determined that none of the current or historical marketing channels or efforts are profitable, which would lead Spark to a position where it needs a completely new marketing strategy. There can be no assurances that Spark will be able to identify or implement a marketing strategy that profitably adds customers. In such a case, Spark’s business, operations and prospects would be materially and negatively impacted.
If Spark’s efforts to attract new members, convert members into paying subscribers and retain paying subscribers are not successful, its revenue and operating results will suffer.
Spark’s future growth depends on its ability to attract new members, convert members into paying subscribers and retain paying subscribers. This in turn depends on its ability to deliver a high-quality online personals experience to these members and paying subscribers. As a result, Spark must continue to invest significant resources in order to enhance its existing products and services and introduce new high-quality products and services that people will use. If Spark is unable to predict user preferences or industry changes, or if Spark is unable to modify products and services on a timely basis, Spark may lose existing members and paying subscribers and may fail to attract new members and paying subscribers. Spark’s revenue and expenses will also be adversely affected if its innovations are not responsive to the needs of its members and paying subscribers or are not brought to market in an effective or timely manner.
Subscriber acquisition costs vary depending upon prevailing market conditions and may increase significantly in the future.
Costs for Spark to acquire paying subscribers are dependent, in part, upon its ability to purchase advertising at a reasonable cost. Spark’s advertising costs vary over time, depending upon a number of factors, many of which are beyond the control of Spark. Historically, Spark has used online and offline advertising as the primary means of marketing its services. During 2016 and the first six months ended June 30, 2017, Spark’s cost of revenue substantially decreased, primarily as a result of lower direct marketing expenses related to its Christian Networks.
Costs of online and/or offline advertising may continue to increase. If Spark is not able to reduce other operating costs, increase paying subscriber base or increase revenue per paying subscriber to offset these increases, its profitability will be adversely affected.
In addition, costs to acquire subscribers may increase if Spark raises prices on its websites or attempts to further monetize its mobile applications, as potential customers may be slower or more reluctant to purchase higher-priced services.
Efforts to capitalize upon opportunities to expand into new products and services may fail and could result in a loss of capital and other valuable resources.
Spark may decide to expand into new products and services to increase its revenue base. If Spark expands into such offerings, management’s time and attention will be less focused on Spark’s existing businesses and will require it to invest significant capital resources. The results of any expansion efforts into new products and services are unpredictable, and there is no guarantee that any efforts will have a positive effect on Spark’s revenue base. Spark faces many risks associated with any expansion of Spark’s business into new products and services, including but not limited to the following:
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competition from pre-existing competitors with significantly stronger brand recognition in the markets Spark enters;

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improper evaluation of the potential of such products and services;

•
diversion of capital and other valuable resources away from Spark’s core business; and

•
forgoing opportunities that are potentially more profitable.

If Spark fails to keep pace with rapid technological change, its competitive position will suffer.
Spark operates in a market characterized by rapidly changing technologies, evolving industry standards, frequent new product and service announcements, enhancements and changing customer demands. Accordingly, its performance will depend on its ability to adapt to rapidly changing technologies and industry standards, and its ability to continually improve the speed, performance, features, ease of use and reliability of its services in response to both evolving demands of the marketplace and competitive service and product offerings. There have been occasions when Spark has not been as responsive as many competitors in adapting its services to changing industry standards and the needs of its members and paying subscribers. Spark’s industry has been subject to constant innovation and competition. New features are introduced by one competitor, and if they are perceived as attractive to users, other competitors replicate such new features. Over the last few years, such new feature introductions in the industry have included instant messaging, message boards, E-cards, personality profiles and mobile content delivery. Introducing new technologies into Spark’s systems involves numerous technical challenges, substantial amounts of capital and personnel resources and often takes many months to complete. Spark intends to continue to devote efforts and funds toward the development of additional technologies and services. For example, in 2016 and 2015 Spark introduced a number of new features, and Spark anticipates the introduction of additional features in 2017 and beyond. Spark may not be able to effectively integrate new technologies into its websites on a timely basis or at all, which may degrade the responsiveness and speed of such websites. Such technologies, even if integrated, may not function as expected.
The business of Spark depends on its server and network hardware and software and its ability to obtain network capacity; the current safeguard systems may be inadequate to prevent an interruption in the availability of Spark services.
The performance of Spark’s server and networking hardware and software infrastructure is critical to its business and reputation, to its ability to attract visitors and members to its websites, to convert them into paying subscribers and to retain paying subscribers. An unexpected and/or substantial increase in the use of Spark’s websites could strain the capacity of its systems, which could lead to a slower response time or system failures. Although Spark has not recently experienced any significant delays, any future slowdowns or system failures could adversely affect the speed and responsiveness of its websites and would diminish the experience for visitors, members and paying subscribers. Spark faces risks related to its ability to scale up to potential increased customer levels while maintaining superior performance. If the usage of Spark’s websites substantially increases, Spark may need to purchase additional servers and networking equipment and services to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Any system failure that causes an interruption in service or a decrease in the responsiveness of Spark’s websites could reduce traffic on the websites and, if sustained or repeated, could impair the reputation and the attractiveness of the Spark brands as well as reduce revenue and negatively impact operating results.
Spark is also in the process of integrating its hardware systems and software applications between the JDate.com and ChristianMingle.com segments. There can be no assurance that such integration will not cause disruptions in the business, and any such disruption could have a material adverse effect on Spark’s results of operations and financial condition. Further, any delay in the timing could decrease and/or delay expense savings expected in respect of such integration, and any such disruption could have a material adverse effect on Spark’s results of operations and financial condition.
Furthermore, Spark relies on many different hardware systems and software applications, some of which have been developed internally. If these hardware systems or software applications fail, it would adversely affect Spark’s ability to provide services. If Spark is unable to protect its data from loss or electronic or magnetic corruption, or if Spark receives a significant unexpected increase in usage and is not able to rapidly expand its transaction-processing systems and network infrastructure without any systems interruptions, it could seriously harm Spark’s business and reputation. Spark has experienced occasional systems interruptions in the past as a result of unexpected increases in usage, and there can be no assurance that Spark will not incur similar or more serious interruptions in the future. From time to time, Spark and its websites may be subject to delays and interruptions due to software viruses, or variants thereof, such as internet worms.
In addition, Spark does not have a “high availability” disaster recovery system, which means in the event of any catastrophic failure involving its websites, Spark may be unable to serve its web traffic for a significant period of time. Spark websites primarily operate from a single site located in Southern

California. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of Spark’s websites and services or a decrease in responsiveness of its services would result in reduced visitor traffic, reduced revenue and would adversely affect Spark’s reputation and brands.
Spark may not be able to protect its systems, infrastructure and technologies from cyber-attacks. In addition, Spark may be adversely affected by cyber-attacks experienced by third parties. Any disruption of Spark’s systems, infrastructure and technologies, or compromise of its user data or other information, due to cyber-attacks could have an adverse effect on Spark’s business, reputation, brands, financial condition and results of operations.
Spark’s reputation and ability to attract, retain and serve its members is dependent upon the reliable performance and security of its computer systems and those of third parties that Spark utilizes in its operations and the protection of confidential information about Spark and sensitive information provided by its members. The incidence of malicious technology-related events, such as cyber-attacks, computer hacking, computer viruses, worms or other destructive or disruptive software, distributed denial of service attacks or other malicious activities (or any combination of these events) is on the rise worldwide and constantly evolving. From time to time, Spark may become the victim of these types of attacks.
Spark’s computer systems and those of third parties it uses in its operations are vulnerable to cybersecurity risks, including cyber-attacks such as computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. These systems periodically experience directed attacks intended to lead to interruptions and delays in Spark’s service and operations as well as loss, misuse or theft of data. Any attempt by hackers to obtain Spark’s data, disrupt its service, or otherwise access its systems, or those of third parties Spark uses, if successful, could harm Spark’s business, be expensive to remedy and damage Spark’s reputation. While Spark continuously develops and maintains systems to detect and prevent events of this nature from impacting its various businesses, these efforts are costly and require ongoing monitoring and updating as technologies change and efforts to overcome preventative security measures become more sophisticated. Despite these efforts, there can be no assurances that these events will not occur in the future and if they do occur, will not have an adverse effect on Spark’s business, financial condition and results of operations.
Furthermore, Spark may become the victim of security breaches, such as the misappropriation, misuse, leakage, falsification or accidental release or loss of user, customer or vendor data maintained in its information technology systems or those of third parties with whom Spark does business (or upon whom Spark otherwise relies in connection with its day-to-day operations).
Any cyber-attack or security breach Spark experiences could prevent Spark from providing products and services, damage its reputation, erode its brands and/or be costly to remedy, as well as result in a degradation of products and services and/or cause damage to Spark’s systems, infrastructure, technologies and data. Even if Spark does not experience such events, the impact of any such events experienced by third parties with whom Spark does business (or upon whom Spark otherwise relies in connection with its day-to-day operations) could have a similar effect. Moreover, even cyber-attacks and security breaches that do not impact Spark directly may result in a loss of consumer confidence generally, which could result in decreased likelihood of the use of Spark’s products and services.
Spark depends, in part, upon arrangements with third parties to drive traffic to its various websites.
Spark engages in a variety of activities designed to attract traffic to its various websites and convert visitors into members and paying subscribers. How successful Spark is in these efforts depends, in part, upon Spark’s continued ability to enter into arrangements with third parties to drive traffic to its various websites and its oversight of such third parties to ensure that they are appropriately communicating with online users. Pursuant to these arrangements, third parties generally promote Spark services on their websites or through e-mail campaigns and Spark pays them based upon a variety of arrangements (cost per registration, cost per one thousand impressions, a percentage of sales, etc.). Depending on how a third party communicates with online users via email, third-party email service providers could treat such email campaign as spam, and ultimately limit Spark’s ability to communicate with its members and paying subscribers via email.

These arrangements are generally not exclusive, are short-term in nature and are generally terminable by either party given notice. If existing arrangements with third parties are terminated (or are not renewed upon their expiration) and Spark fails to replace this traffic and related revenues, or if Spark is unable to enter into new arrangements with existing and/or new third parties in response to industry trends, or if such third parties improperly manage email campaigns, Spark’s business, financial condition and results of operations could be adversely affected.
Spark relies on a number of third-party providers and their failure or unwillingness to continue to perform could harm Spark.
Spark relies on third parties to provide important services and technologies to Spark, including third parties that manage and monitor its offsite data center located in Southern California, ISPs, search engine marketing providers and credit card processors. In addition, Spark licenses technologies from third parties to facilitate its ability to provide services. Any failure on the part of Spark to comply with the terms of these licenses could result in the loss of its rights to continue using the licensed technology, and Spark could experience difficulties obtaining licenses for alternative technologies. Furthermore, any failure of these third parties to provide these and other services, any errors, failures, interruptions or delays associated with licensed technologies and any violations of ISP standards by email providers, could significantly harm Spark’s business. For example, during the first quarter of 2014, some of Spark’s email affiliates conducted their business in violation of Spark’s terms and conditions and in a manner considered unacceptable by certain email internet service providers. As a result, for a significant portion of the first quarter of 2014, certain internet service providers either prevented emails sent by Spark from reaching Spark’s members or placed Spark’s emails into the members’ email spam boxes. The reduction of email communication from Spark to its members negatively affected Spark’s ability to convert non-paying members into paying subscribers and affected Spark’s results of operations for the year. Currently, however, Spark is not aware of any errors, failures, interruptions, delays or violations of its third-party providers that could result in any impact to Spark’s financial position or results of operations. Any financial or other difficulties Spark providers face may have negative effects on Spark’s business, the nature and extent of which cannot be predicted. Except to the extent of the terms of Spark’s contracts with such third party providers, Spark exercises little or no control over them, which increases vulnerability to problems with the services and technologies provided and licensed to Spark. In addition, if any fees charged by third-party providers were to substantially increase, such as if ISPs began charging Spark for emails sent by its paying subscribers to other members or paying subscribers, Spark could incur significant additional losses.
Spark may not be effective in protecting its Internet domain names or proprietary rights upon which its business relies or in avoiding intellectual property infringement claims.
Spark regards substantial elements of its websites and the underlying technology as proprietary, and attempt to protect them by relying on trademark, service mark, copyright, patent and trade secret laws and restrictions on disclosure and transferring title and other methods. Spark also generally enters into confidentiality agreements with Spark employees and consultants, and generally seek to control access to and distribution of Spark’s technology, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Spark’s proprietary information without authorization or to develop similar or superior technology independently. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which Spark services are distributed or made available through the Internet, and policing unauthorized use of Spark’s proprietary information is difficult. Any such misappropriation or development of similar or superior technology by third parties could adversely impact Spark’s profitability and future financial results.
Spark believes that Spark’s websites, services, trademarks, patent and other proprietary technologies do not infringe upon the rights of third parties. However, there can be no assurance that Spark’s business activities do not and will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against Spark. Spark is aware that other parties utilize the “Spark” name, or other marks that incorporate it, and those parties may have rights to such marks that are superior to those of Spark. From time to time, Spark has been, and expects to continue to be, subject to claims in the ordinary course of business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by Spark. Although such claims have not resulted in any significant litigation or had a material adverse effect on Spark’s business to date, any such claims and resultant litigation might subject Spark to temporary injunctive restrictions on the use of its products, services or brand names and could result in significant liability for damages for intellectual property infringement, require Spark to enter into royalty agreements, or restrict Spark from using infringing software, services, trademarks, patents or technologies in the future. Even if not meritorious, such litigation could be time-consuming and expensive and could result in the diversion of management’s time and attention away from Spark’s day-to-day business.
Spark currently holds various web domain names related to its brands and in the future may acquire new web domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, Spark may be unable to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Spark may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of Spark’s existing trademarks and other proprietary rights or those Spark may seek to acquire. Any such inability to protect such existing trademarks and other proprietary rights could cause Spark to lose a significant portion of its members and paying subscribers to competitors.
Spark may face potential liability, loss of users and damage to its reputation for violation of its privacy policy or privacy laws and regulations or be required to change its business practices in an adverse manner.
Spark’s privacy policy prohibits the sale or disclosure to any third party of any member’s personal identifying information, except to the extent expressly set forth in the policy. Growing public concern about privacy and the collection, distribution and use of information about individuals may subject Spark to increased regulatory scrutiny and/or litigation. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If Spark is accused of violating the stated terms of its privacy policy, Spark may be forced to expend significant amounts of financial and managerial resources to defend against these accusations and may face potential liability. Spark’s membership database holds confidential information concerning its members, and Spark could be sued if any of that information is misappropriated or if a court determines that Spark has failed to protect that information.
In addition, Spark’s affiliates handle personally identifiable information pertaining to Spark’s members and paying subscribers. Both Spark and its affiliates are subject to laws and regulations related to Internet communications, consumer protection, advertising, privacy, security and data protection. For example, Spark is subject to the CAN-SPAM Act of 2003, California’s Information Practice Act, which requires notification to users when there is a security breach of personal data, and other state regulations that impose additional requirements on data protection, such as the requirement to encrypt data sent over the Internet. If Spark or its affiliates are found to be in violation of these laws and regulations, Spark may become subject to administrative fines or litigation or be required to change its data practices, which could materially increase expenses, adversely affect Spark’s results of operations and cause the value of the New Spark ADSs to decline.
Proposed legislation concerning data protection is currently pending at the U.S. federal and state level as well as in certain foreign jurisdiction. In addition, the interpretation and application of data protection laws in Europe, the United States and elsewhere are still uncertain. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with Spark’s data practices. If so, in addition to the possibility of fines, this could result in an order requiring that Spark change its data practices, which could have an adverse effect on Spark’s business. Complying with these laws as they evolve could cause Spark to incur substantial costs or require Spark to change its business practices in a manner adverse to its business.
Spark may be liable as a result of information retrieved from or transmitted over the Internet.
Spark may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or under other legal theories relating to information that is published or made available on its websites and the other sites linked to it. These types of claims have been brought, sometimes successfully, against online services in the past. Spark also offers messaging services on its websites and sends emails directly and through third parties, which may subject it to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or personal information or interruptions or delays in email service. Spark’s insurance does not specifically provide for coverage of these types of claims and, therefore, may be inadequate to protect Spark against them. In addition, Spark could incur significant costs in investigating and defending such claims, even if Spark ultimately is not held liable. If any of these events occurs, Spark’s revenue could be materially adversely affected or Spark could incur significant additional expense, and the market price of the New Spark ADSs may decline.
Spark’s business could be significantly impacted by the occurrence of natural disasters and other catastrophic events.
Spark’s operations depend upon its ability to maintain and protect its network infrastructure, hardware systems and software applications, which are housed primarily at data centers located in Southern California that are managed by a third party. Spark’s business is therefore susceptible to earthquakes, tsunamis and other catastrophic events, including acts of terrorism. Spark currently does not possess a “high availability” disaster recovery system. As a result, outages and downtime caused by natural disasters and other events out of its control, which affect Spark’s systems or data centers, could adversely affect Spark’s reputation, brands and business.
Spark holds a fixed amount of insurance coverage, and if Spark was found liable for an uninsured claim, or claim in excess of its insurance limits, Spark may be forced to expend significant capital to resolve the uninsured claim.
Spark contracts for a fixed amount of insurance to cover potential risks and liabilities, including, but not limited to, cyber liability, property and casualty insurance, general liability insurance and errors and omissions liability insurance. If Spark decides to pursue obtaining additional insurance coverage in the future, it is possible that (1) Spark may not be able to get enough insurance to meet its needs; (2) Spark may have to pay very high premiums for the additional coverage; (3) Spark may not be able to acquire any insurance for certain types of business risk; or (4) Spark may have gaps in coverage for certain risks. This could leave us exposed to potential uninsured claims for which Spark could have to expend significant amounts of capital resources. Consequently, if Spark was found liable for a significant uninsured claim in the future, Spark may be forced to expend a significant amount of operating capital to resolve the uninsured claim.
Spark’s services may not be well-suited to many alternate web access devices, and as a result the growth of its business could be negatively affected.
The number of people who access the Internet through devices other than desktop and laptop computers, including mobile telephones, tablets, and other handheld computing devices, has increased dramatically in the past several years, and Spark expects this growth to continue. The smaller screen and keyboard sizes and reduced functionality currently associated with such devices may make the use of Spark’s services through such devices more difficult and generally impairs the member experience relative to access via desktop and laptop computers. If Spark is unable to attract and retain a substantial number of such device users to its online services or if Spark is unable to develop services that are more compatible with such devices in a timely fashion, Spark’s growth could be adversely affected.
Spark’s network is vulnerable to security breaches and inappropriate use by Internet users, which could disrupt or deter future use of its services.
Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services generally, and online commerce services, like Spark, in particular. To date, Spark has not experienced any material breach of its security systems; however, a failure by Spark to effectively prevent security breaches could significantly harm Spark’s business, reputation and results of operations and could expose Spark to lawsuits by state and federal consumer protection agencies, by governmental authorities in the jurisdictions in which Spark operates, and by consumers. Anyone who is able to circumvent Spark’s security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in Spark’s operations or damage Spark’s brand and reputation. Such breach of Spark’s security measures could involve the disclosure of personally identifiable information and could expose Spark to a material risk of litigation, liability or governmental enforcement proceeding. There can be no assurances that Spark’s financial systems and other technology resources are completely secure from security breaches or sabotage, and Spark has occasionally experienced security breaches and attempts at “hacking.” Spark may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of Spark’s security or the security of any other Internet provider could deter people from using Spark services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which could have a detrimental impact on Spark’s existing and potential customer base.
Computer viruses may cause delays or other service interruptions and could damage Spark’s reputation, affect Spark’s ability to provide services and adversely affect Spark’s revenue. The inadvertent transmission of computer viruses could also expose Spark to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting Spark system was highly publicized, Spark’s reputation could be significantly damaged, resulting in the loss of current and future members and paying subscribers.
Spark faces certain risks related to the physical and emotional safety of its members and paying subscribers.
The nature of online personals services is such that Spark cannot control the actions of its members and paying subscribers in their communication or physical actions. There is a possibility that one or more of Spark’s members or paying subscribers could be physically or emotionally harmed following interaction with another one of the members or paying subscribers. Spark warns its members and paying subscribers that Spark does not conduct background checks on other members and paying subscribers and, given Spark’s lack of physical presence, Spark does not take any action to ensure personal safety on a meeting between members or paying subscribers arranged following contact initiated via its websites. If an unfortunate incident of this nature occurred in a meeting of two people following contact initiated on one of Spark’s websites or a website of a competitors any resulting negative publicity could materially and adversely affect Spark or the online personals industry in general. Any such incident involving one of Spark’s websites or mobile applications could damage Spark’s reputation and brands. This, in turn, could adversely affect Spark’s revenue and could cause the value of the New Spark ADSs to decline. In addition, the affected members or paying subscribers could initiate legal action against Spark, which could cause Spark to incur significant expense, whether Spark is successful or not, and damage Spark Network’s reputation.
Spark is or may be subject to litigation and regulatory actions that may distract management and could have a material adverse effect on Spark’s financial condition and results of operations.
Spark is or has been a party to various litigation claims and legal proceedings, including purported class action lawsuits and litigation involving its business operations and intellectual property. Spark may also be subject to regulatory actions and litigation based on its business operations. For example, Spark supplies online personals services and in many jurisdictions, companies deemed dating service providers are subject to additional regulation, while companies that provide personals services are not generally subject to similar regulation. Because personals services and dating services can seem similar, Spark is exposed to potential litigation, including class action lawsuits, associated with providing personals services. In the past, a small percentage of Spark members have alleged that Spark is a dating service provider, and, as a result, they claim that Spark is required to comply with regulations that include, but are not limited to, providing language in Spark contracts that may allow members to (1) rescind their contracts within a certain period of time, (2) demand reimbursement of a portion of the contract price if the member dies during the term of the contract and/or (3) cancel their contracts in the event of disability or relocation. If a court holds that Spark has provided and is providing dating services of the type the dating services regulations are intended to regulate, Spark may be required to comply with regulations associated with the dating services industry and be liable for any damages as a result of past non-compliance.
Previously, Spark was subject to three separate yet similar class action complaints filed against it in state court alleging violations of dating service statutes — one in each of Illinois, New York and California.

Although all of the complaints were dismissed and are no longer subject to appeal, the opinion in the Illinois case provided that Spark is subject to the Illinois Dating Services Act and, as such, its subscription agreements violate the act and are void and unenforceable. This ruling may subject Spark to potential liability for claims brought by the Illinois Attorney General or customers that have been injured by such violation of the statute.
On August 6, 2017, UpMarket Projects Ltd (“UpMarket”) filed a civil action (“Complaint”) for breach of contract and unjust enrichment against Spark Networks USA, LLC (“Spark USA”) and against Spark Networks (Israel) Ltd. (“Spark Israel”) in Tel-Aviv District court, pursuant to which UpMarket demanded damages in the amount of 8,037,795 New Israeli Shekels, which is equivalent to approximately $2,282,575 USD as of September 14, 2017. In addition, UpMarket filed a motion for a provisional attachment order (“Motion”) pursuant to which UpMarket asked the court to attach assets and funds in the amount of up to 8,037,795 New Israeli Shekels that are held in Israel by Spark USA and Spark Israel. On August 6, 2017, the court granted UpMarket’s motion for a provisional attachment (“Court’s Order”) pursuant to which the court ordered the freezing of assets and funds in Israel of Spark USA and Spark Israel in the sum of up to 6,000,000 New Israeli Shekels, which is equivalent to approximately $1,703,881 USD as of September 14, 2017. Spark Israel and Spark USA were served with the Complaint, Motion and Court’s Order on August 8, 2017. In the statement of claim, UpMarket alleges that Spark USA materially breached a commercial contract between the parties by terminating such contract in contravention to its terms. On August 14, 2017, Spark Israel moved to remove the asset freeze and, on September 10, 2017 the court ordered the reduction of the asset freeze to 2,500,000 New Israeli Shekels, or approximately $710,000 USD. In addition, Spark USA and Spark Israel intend to file a statement of defense (they can do so until September 30, 2017). UpMarket is entitled to file a rebuttal response to the statement of defense (15 days after it was served with the defense) and then the parties to the Complaint will initiate discovery proceedings and, in parallel, the court will set a pretrial hearing. As of August 12, 2017, Spark is unable to reasonably estimate the possibility of an unfavorable outcome, or the amount of liability that may result from this matter.
The defendants intend to defend vigorously against the above lawsuit. At this time, Spark’s management does not believe the above matter will have a material adverse effect on Spark’s results of operations or financial condition. However, no assurance can be given that this matter will be resolved in favor of the defendants.
Spark reviews the litigation and accrues appropriate amounts where necessary. These assessments and estimates are based on information available to management at the time and involve a significant amount of management judgment. As a result, actual outcomes or losses may differ materially from those envisioned by current assessments and estimates. Spark intends to defend vigorously against any litigation claims. However, no assurance can be given that these matters will be resolved in its favor and, depending on the outcome of these disputes, Spark may choose to alter Spark’s business practices. Our failure to successfully defend or settle litigation claims could result in liability that, to the extent not covered by insurance, could have a material adverse effect on Spark’s financial condition and results of operations. Furthermore, the defense of litigation claims may also be both time consuming and expensive.
Spark is exposed to risks associated with credit card fraud and credit payment, which, if not properly addressed, could increase its operating expenses.
Spark depends on the continuing availability of credit card usage to process subscriptions and this availability, in turn, depends on acceptable levels of chargebacks and fraud performance. Spark has suffered losses and may continue to suffer losses as a result of subscription orders placed with fraudulent credit card data, even though the associated financial institution approved payment. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions Spark processes, that merchant does not obtain a cardholder’s signature. Spark’s failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and, therefore, increase Spark’s operating expenses and may preclude Spark from accepting credit cards as a means of payment.
Spark faces risks associated with its dependence on computer and telecommunications infrastructure.
Spark’s services are dependent upon the use of the Internet and telephone and broadband communications to provide high-capacity data transmission without system downtime. There have been instances where regional and national telecommunications outages have caused Spark, and other Internet businesses, to experience systems interruptions. Any additional interruptions, delays or capacity problems experienced with telephone or broadband connections could adversely affect Spark’s ability to provide services to its customers. The temporary or permanent loss of all, or a portion, of the telecommunications system could cause disruption to Spark’s business activities and result in a loss of revenue. Additionally, the telecommunications industry is subject to regulatory control. Amendments to current regulations, which could affect Spark’s telecommunications providers, could disrupt or adversely affect the profitability of Spark’s business.
In addition, if any of Spark’s current agreements with telecommunications providers were terminated, Spark may not be able to replace any terminated agreements with equally beneficial ones. There can be no assurance that Spark will be able to renew any of its current agreements when they expire or, if Spark is able to do so, that such renewals will be available on acceptable terms. Spark also does not know whether it will be able to enter into additional agreements or that any relationships, if entered into, will be on terms favorable to Spark.
Spark’s business depends, in part, on the growth and maintenance of the Internet, and Spark’s ability to provide services to its members and paying subscribers may be limited by outages, interruptions and diminished capacity of the Internet.
Spark’s performance will depend, in part, on the continued growth and maintenance of the Internet. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. Spark has no control over the third-party telecommunications, cable or other providers of access services to the Internet that its members and paying subscribers rely upon. There have been instances where regional and national telecommunications outages have caused Spark to experience service interruptions during which its members and paying subscribers could not access services. Any additional interruptions, delays or capacity problems experienced with any points of access between the Internet and Spark’s members could adversely affect Spark’s ability to provide services reliably to its members and paying subscribers. The temporary or permanent loss of all, or a portion, of Spark’s services on the Internet, the Internet infrastructure generally, or members’ and paying subscribers’ ability to access the Internet could disrupt Spark’s business activities, harm its business reputation, and result in a loss of revenue. Additionally, the Internet, electronic communications and telecommunications industries are subject to federal, state and foreign governmental regulation. New laws and regulations governing such matters could be enacted or amendments may be made to existing regulations at any time that could adversely impact Spark’s services. Any such new laws, regulations or amendments to existing regulations could disrupt or adversely affect the profitability of Spark’s business.
Spark relies on third-party platforms such as the Apple App Store and the Google Play Store to distribute its mobile applications and collect revenue. If Spark is unable to maintain a good relationship with such platform providers, if their terms and conditions or pricing changed to Spark’s detriment, if Spark violates, or if a platform provider believes that Spark has violated, the terms and conditions of its platform, or if any of these platforms were unavailable for a prolonged period of time, Spark’s business will suffer.
With the launch of Spark’s portfolio of mobile applications, Spark has recognized an increasing amount of revenue from distribution of its subscriptions on the Apple App Store and the Google Play Store, where Spark relies on the payments processing systems of these platform providers. Spark is subject to their standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their platforms. In addition, if Spark violates, or if a platform provider believes that Spark has violated, its terms and conditions, the particular platform provider may discontinue or limit Spark’s access to that platform, which would harm Spark’s business. Spark’s business would be harmed if they discontinue or limit access to their platforms, if their platforms decline in popularity, if they modify their current discovery mechanisms, communication channels available to developers, respective terms of service or other policies, including fees, or change how the personal information of subscribers is made available to developers or develop their own competitive offerings.

Spark is subject to burdensome government regulations and legal uncertainties affecting the Internet that could adversely affect Spark’s business.
Spark’s business is regulated by diverse and evolving laws and governmental authorities in the United States and other countries in which Spark operates. Legal uncertainties surrounding domestic and foreign government regulations could increase Spark’s costs of doing business, require Spark to revise its services, prevent Spark from delivering its services over the Internet or slow the growth of the Internet, any of which could increase expenses, reduce revenue or cause revenue to grow at a slower rate than expected and materially adversely affect Spark’s business, financial condition and results of operations. Laws and regulations related to Internet communications, security, privacy, intellectual property rights, commerce, taxation, entertainment, recruiting and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress, state legislatures and foreign governments. For example, in recent years, legislation related to the use of background checks for users of online personals services was proposed in Ohio, Texas, California, Michigan, New Jersey, Florida and Virginia. The New Jersey legislature enacted such a law in 2008 and other state legislatures may still be considering the implementation of such legislation. The interpretation of the New Jersey statute as well as the enactment of any of these proposed laws could require Spark to alter its service offerings and could negatively impact performance by making it more difficult and costly to obtain new subscribers and may also subject Spark to additional liability for failure to properly screen subscribers. Additionally, statutes have been enacted in at least sixteen states regulating automatic renewals to varying degrees. Generally, these statutes require companies to disclose automatic renewal policies in a clear and conspicuous manner. In California, under California Business and Professions Code Section 17600, et seq., the statute prohibits retailers from charging a consumer’s debit card, credit card, or bank account for ongoing orders without his/her explicit consent. Similar to its interpretation of the New Jersey statute, the interpretation of this statute could require Spark to alter its service offerings and could impact its service. Promulgation of new laws, changes in current laws, the existence of ambiguous laws that are difficult to implement, changes in interpretations by courts and other governments officials of existing laws, Spark’s inability or failure to comply with current or future laws or strict enforcement by current or future government officers of current or future laws could adversely affect Spark by reducing revenue, increasing operating expenses and exposing Spark to significant potential liabilities.
Furthermore, in part as a result of recent economic conditions, some states have begun to, and others may in the future, impose state taxes on services provided through the Internet, such as online personals, which will increase the cost of Spark’s services and could adversely affect Spark’s business. Any legislation and regulations enacted or newly enforced or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet, generally, decrease the profitability of Internet related businesses and diminish the acceptance of the Internet as a communications, commercial, entertainment, recruiting and advertising medium. In addition to new laws and regulations being adopted, existing laws that are not currently being applied to the Internet may subsequently be applied to it, in some cases with a retroactive effect or penalty, and, in several jurisdictions, legislatures are considering laws and regulations that would apply to the online personals industry in particular. Many areas of law affecting the Internet and online personals remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet or to Spark’s services. In the normal course of business, Spark handle personally identifiable information pertaining to its members and paying subscribers residing in the United States and other countries. In recent years, many of these countries have adopted privacy, security and data protection laws and regulations intended to prevent improper uses and disclosures of personally identifiable information. In addition, some jurisdictions impose database registration requirements for which significant monetary and other penalties may be imposed for noncompliance. These laws may impose costly administrative requirements, limit Spark’s handling of information, and subject Spark to increased government oversight and financial liabilities. Privacy laws and regulations in the United States and foreign countries are subject to change and may be inconsistent, and additional requirements may be imposed at any time. These laws and regulations, the costs of complying with them, administrative fines for noncompliance and the possible need to adopt different compliance measures in different jurisdictions could materially increase expenses and cause the value of the New Spark ADSs to decline.

Conflicts involving Israel could have a material adverse impact upon Spark’s business and operating results.
Spark’s Hebrew language sites, JDate.co.il and Cupid.co.il, represent approximately 10% of Spark’s Jewish Networks revenue. As a result, any conflicts involving or attacks against Israel could impact members’ and potential members’ interest in Spark’s services, and may have a material impact upon subscriber and revenue bases as conflict occurs.
Risks Relating to Affinitas
Affinitas’s business depends on establishing and maintaining strong brands, and if Affinitas is not able to maintain and enhance its brands, it may be unable to expand or maintain its member and paying subscriber bases.
Affinitas believes that establishing and maintaining its brands is essential to its efforts to attract and expand its member and paying subscriber bases. It believes that the importance of brand recognition will continue to increase, given the growing number of online dating sites and applications, or “apps,” and the low barriers to entry for companies offering online dating and other types of personals services. As of June 30, 2017, Affinitas’s services were available in 27 countries. To attract and retain members and paying subscribers, and to promote and maintain its brands in response to competitive pressures, Affinitas may have to substantially increase its financial commitment to creating and maintaining its distinct brand. If visitors, members and paying subscribers to its products do not perceive its existing services to be of higher quality, or if it introduces new services or enters into new business ventures that are not favorably received by such parties, the value of its brands could be diluted, thereby decreasing the attractiveness of its websites to such parties. As a result, its results of operations may be adversely affected by decreased brand recognition or negative brand perception.
If Affinitas’s efforts to attract new members, convert members into paying subscribers and retain its paying subscribers are not successful, its revenue and operating results will suffer.
Since it was launched in 2008, Affinitas has had more than 40 million users register with its dating platforms. A registration is deemed complete once a user has inserted an email/password combination, accepted the terms of service and clicked the registration button in order create a profile with the respective site (such user, a “registered user”). For the three months ended June 30, 2017, Affinitas had an average of approximately 366,000 paying members across all of its platforms. Affinitas’s future growth depends on its ability to attract new members that fit within its target audience, convert members into paying subscribers and retain its paying subscribers. This in turn depends on its ability to deliver a relevant, high-quality online personals experience to these members and its ability to remain attractive to its existing and potential paying customers. As a result, it must continue to invest significant resources in order to enhance its existing products and services and introduce new high-quality products and services that people will use. If Affinitas is unable to predict user preferences or industry changes, or if it is unable to modify its products and services on a timely basis, it may lose existing members and paying subscribers and may fail to attract new members and paying subscribers. For example, one of Affinitas’s strategies is to target single people with high socio-economic status who are looking for a serious and long-term relationship. If its user preferences change, or the market for this niche otherwise decreases, or this strategy is otherwise unsuccessful, Affinitas could lose users, including paying subscribers, and its market share and revenues could decrease. Affinitas’s revenue and expenses will also be adversely affected if its innovations are not responsive to the needs of its members and paying subscribers or are not brought to market in an effective or timely manner.
Affinitas revenues could be adversely affected if subscriptions cannot be automatically renewed.
Affinitas generally provides its premium memberships pursuant to 1-month, 3-months, 6-months, 12-months and 24-months subscriptions, which are generally automatically renewed unless cancelled by the subscriber. For the years ended December 31, 2016 and 2015, and for the six months ended June 30, 2017 and 2016, approximately 92%, 83%, 94% and 92%, respectively, of users purchasing a membership to one of Affinitas’s products chose a payment option that allowed for auto-renewal. In each of the years ended December 31, 2016 and 2015, and in each of the six months ended June 30, 2017 and 2016, membership revenue accounted for 99% of Affinitas’s total revenue. Although Affinitas has historically experienced a high percentage of subscribers that choose an auto-renewal payment option, a significant portion of

Affinitas’s members may choose not to do so in the future or Affinitas may encounter difficulties during the technical processing of the renewal of credit card processing due to, for instance, the expiration or blocking of the applicable credit card. Affinitas has successfully taken steps to increase renewal rates by, for example, improving the auto-renewal success, but there can be no assurance that these efforts will remain successful in maintaining, and even increasing renewal rates in the future.
The EU has introduced the EU Consumer Rights Directive (the “Directive”), enforced in EU member states since June 2014, that restricts the use of auto-renewals, and Affinitas has implemented a membership subscription model which is compliant with the Directive. Numerous U.S. states also have laws regulating auto-renewal clauses in contracts, and proposals to restrict auto-renewals are also under consideration in the United States. To the extent that Affinitas must reduce or eliminate use of auto-renewals in these or other markets, renewal rates may fall, potentially reducing the number of membership subscription users. Consequently, the growth of subscription revenue will depend significantly on attracting new subscription users, and this dependence could increase due to regulations concerning auto-renewal that are outside of Affinitas’s control. Any failure to maintain or improve the renewal rates of membership subscription users or to attract new subscription users could have a material adverse effect on results of operations.
Moreover, some credit card processors have announced the application of stricter rules for credit card processing in the EU, which will likely require users to take additional steps when paying online. This may have an adverse effect on authorization levels of Affinitas’s users.
Affinitas’s growth strategy includes acquisitions that entail significant execution, integration and operational risks.
Affinitas pursues a growth strategy based in part on acquisitions, with the objective of creating a combined company that Affinitas believes can achieve increased cost savings and operating efficiencies through economies of scale, especially in the integration of administrative services. In addition to the Business Combination, Affinitas will seek to make additional acquisitions in the future to increase its scale and profitability. For instance, on September 30, 2016, Affinitas purchased Samadhi SAS and is in the process of integrating Samadhi SAS’s operations into the operations of Affinitas.
This growth strategy involves significant risks. Affinitas exposes itself to operational and financial risks in connection with historical and future acquisitions if it is unable to:
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properly value prospective acquisitions, especially those with limited operating histories;

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successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with its existing operations and systems;

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successfully identify and realize potential synergies among acquired and existing businesses;

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retain or hire senior management and other key personnel at acquired businesses; and

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successfully manage acquisition-related strain on its management, operations and financial resources and those of the various brands in its portfolio.

Furthermore, Affinitas may not be successful in addressing other challenges encountered in connection with its acquisitions. The anticipated benefits of one or more of its acquisitions may not be realized or the value of goodwill and other intangible assets acquired could be impacted by one or more continuing unfavorable events or trends, which could result in significant impairment charges. The occurrence of any these events could have an adverse effect on its business, financial condition and results of operations. While Affinitas has successfully integrated acquisitions in the past, such as Attractive World (through Samadhi), no assurance can be provided that Affinitas will experience similar success with future acquisitions.
Acquisitions also involve operational risks and uncertainties, such as unknown or contingent liabilities with no available manner of recourse, exposure to unexpected problems, the retention of key employees and customers, and other issues that could negatively affect New Spark’s business. Any such liabilities, individually or in the aggregate, could have a material adverse effect on the business of New Spark.

Affinitas faces significant competition for acquisition opportunities.
There is significant competition for acquisition targets in the markets within which Affinitas operates. Consequently, Affinitas may not be able to identify suitable acquisitions or may have difficulty finding attractive businesses for acquisition at reasonable prices. If Affinitas is unable to identify future acquisition opportunities, reach agreement with such third parties or obtain the financing necessary to make such acquisitions, Affinitas could lose scale relative to competitors who are able to make such acquisitions. This loss of relative scale in the industry could negatively impact Affinitas’s capacity to compete and reduce future growth potential.
In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions, or establishing cooperatives and, in some cases, establishing exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services. To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and Internet Service Providers (“ISPs”), New Spark’s ability to reach potential members through online advertising may be restricted. Any of these competitors could cause difficulty in attracting and retaining members and converting members into paying subscribers.
Affinitas may fail to adequately protect its intellectual property rights or may be accused of infringing the intellectual property rights of third parties.
Affinitas relies heavily upon its trademarks and related domain names and logos to market its brands and to build and maintain brand loyalty and recognition, as well as upon trade secrets.
In addition, Affinitas relies on a combination of laws, and contractual restrictions with employees, customers, suppliers, affiliates and others, to establish and protect its various intellectual property rights. For example, Affinitas has generally registered, and continues to apply to register and renew, or secure by contract where appropriate, trademarks and service marks as they are developed and used, and reserve, register and renew domain names as it deems appropriate. Effective trademark protection may not be available or may not be sought in every country in which Affinitas’s products are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available.
Despite these measures, Affinitas’s intellectual property rights may still not be protected in a meaningful manner, challenges to contractual rights could arise or third parties could copy or otherwise obtain and use its intellectual property without authorization. In addition, litigation may be necessary in the future to enforce its intellectual property rights, protect its trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources.
For instance, Affinitas is currently in a dispute with a competitor related to its attempted registration of its figurative trademark for EliteRencontre, one of its French brands. While the European Trademark Authority has initially ruled in favor of Affinitas, Affinitas’s competitor has appealed the ruling. Although Affinitas believes it will ultimately prevail and intends to prosecute and defend its interest vigorously, if Affinitas were to lose the dispute, it may be required to rebrand EliteRencontre, which may have an adverse effect on the performance of EliteRencontre. For the six months ended June 30, 2017, EliteRencontre’s average paying members constituted approximately 9.7% of Affinitas’s overall average paying member count.
The occurrence of any of these events could result in the erosion of Affinitas’s brands and limit its ability to market its brands using its various domain names, as well as impede its ability to effectively compete against competitors with similar technologies, any of which could adversely affect its business, financial condition and results of operations.
If Affinitas fails to keep pace with rapid technological change, its competitive position will suffer.
Affinitas operates in a market characterized by rapidly changing technologies, evolving industry standards, frequent new product and service announcements, enhancements and changing customer demands. Accordingly, its performance depends on its ability to adapt to rapidly changing technologies and industry standards, and the ability to continually improve the speed, performance, features, ease of use and reliability of services in response to both evolving demands of the marketplace and competitive service and product offerings. There have been occasions when Affinitas has not been as responsive as many of its competitors in adapting its services to changing industry standards and the needs of its members and paying subscribers. Affinitas’s industry has been subject to constant innovation and competition. When one competitor introduces new features perceived as attractive to users, other competitors replicate such new features. Over the last few years, such new feature introductions in the industry have included instant messaging, message boards, E-cards, personality profiles, the delivery of content through cell phones and linking of profiles to social media accounts. There have also been subsequent enhancements on new features such as the ability to send videos and photos through instant messaging or customize user experience based on machine learning and artificial intelligence. Integration of new technologies into systems involves numerous technical challenges, substantial amounts of capital and personnel resources, and often takes many months to complete. New Spark intends to continue to devote efforts and funds toward the development of additional technologies and services so that it can both innovate and stay competitive in the competitive landscape in which it operates. For example, in 2015 and 2016, Affinitas introduced a number of new features such as an open search functionality and a new personality test, and it anticipates the introduction of additional features in 2017 and beyond. Affinitas may not be able to effectively integrate new technologies into its websites on a timely basis or at all, which may degrade the responsiveness and speed of its websites. Such technologies, even if integrated, may not function as expected.
Affinitas needs to maintain or increase its number of paying subscribers to maintain or increase its current level of revenue.
The vast majority of Affinitas’s revenue is generated by users that pay it a subscription fee. Internet and app users in general, and users of online personals services specifically, freely navigate and use the services offered by a variety of providers. Affinitas cannot assure that it will be able to grow or even maintain the current size of its subscriber base. If it does not constantly attract new paying subscribers at a faster rate than subscription terminations, it will not be able to maintain or increase its current level of revenue.
Affinitas’s growth and profitability rely, in part, on its ability to attract and retain users through cost-effective marketing efforts. Any failure in these efforts could adversely affect its business, financial condition and results of operations.
Costs for Affinitas to acquire paying subscribers are dependent, in part, upon its ability to purchase advertising at a reasonable cost. Its advertising costs vary over time, depending upon a number of factors, many of which are beyond its control. Historically, Affinitas has used online and offline advertising as the primary means of marketing its services. During 2016, its cost of revenue substantially increased compared to 2015, primarily as a result of growing its newly established North American business under the brand EliteSingles, which was launched in May 2015.
Evolving consumer behavior can affect the availability of profitable marketing opportunities. For example, as traditional television viewership declines and as consumers spend more time on mobile devices rather than desktop computers, the reach of many traditional advertising channels is contracting. To continue to reach potential users and grow its businesses, Affinitas must identify and devote more of its overall marketing expenditures to newer advertising channels, such as mobile and online video platforms, as well as targeted campaigns in which it communicates directly with potential, former and current users via new virtual means. Positive user experiences can provide gratuitous promotional opportunities for Affinitas, as satisfied subscribers can encourage others to join; Affinitas can also capitalize on such success stories in its marketing. Many of its competitors have also engaged in live marketing efforts such as organized social events for its members, an area that Affinitas has not yet tried at scale. Generally, the opportunities in and sophistication of newer advertising channels are relatively undeveloped and unproven, and there can be no assurance that Affinitas will be able to continue to appropriately manage and fine-tune its marketing efforts in response to these and other trends in the advertising industry. Any failure to do so could adversely affect its business, financial condition and results of operations.
In addition, the cost of online and/or offline advertising has historically increased over time. If Affinitas is not able to reduce its other operating costs, increase its paying subscriber base or increase revenue per paying subscriber to offset increased marketing costs, its profitability will be adversely affected.

Communicating with Affinitas’s users is critical to its success, and any erosion in Affinitas’s ability to communicate with its users could adversely affect its business, financial condition and results of operations.
To be successful, Affinitas must communicate with its subscribers and other users to, among other things, update them on their profile and related activity and to introduce them to new products and services. As a result, Affinitas must ensure that its methodology for communication with its subscribers and other users evolves in step with the communication habits of its consumers. For instance, most of Affinitas’s communications currently take the form of email and push notifications.
Any failure to effectively communicate with current users or develop or take advantage of new means of communication could have an adverse effect on its business, financial condition and results of operations.
Distribution and use of Affinitas’s dating products depends, in significant part, on a variety of third-party publishers, platforms and mobile app stores. If these third parties limit, prohibit or otherwise interfere with the distribution or use of Affinitas’s dating products in any material way, it could adversely affect its business, financial condition and results of operations.
Affinitas markets and distributes its dating products (including related mobile applications) through a variety of third-party publishers and distribution channels. Its ability to market its brands on any given property or channel is subject to the policies of the relevant third party. Certain publishers and channels have, from time to time, limited or prohibited advertisements for dating products for a variety of reasons, including as a result of poor behavior by other industry participants. There is no assurance that Affinitas will not be limited or prohibited from using certain current or prospective marketing channels in the future. If this were to happen in the case of a significant marketing channel and/or for a significant period of time, Affinitas’s business, financial condition and results of operations could be adversely affected.
Additionally, Affinitas’s mobile applications are accessed through the Apple App Store and the Google Play Store, among other platforms. Both Apple and Google have broad discretion to change their respective terms and conditions applicable to the distribution of Affinitas’s applications as well as to the pricing of Affinitas’s services, and to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with Affinitas’s ability to distribute its applications through their stores. There is no assurance that Apple or Google will not limit or eliminate or otherwise interfere with the distribution of Affinitas’s applications. If either or all of them did so, Affinitas’s business, financial condition and results of operations could be adversely affected.
As the distribution of Affinitas’s dating products through app stores increases, Affinitas will need to offset increasing app store fees.
As Affinitas’s user base continues to shift to mobile solutions, it increasingly relies on the Apple App Store and the Google Play Store to distribute its mobile applications and related in-app products. While its mobile applications are generally free to download from these stores, it offers its users the opportunity to purchase paid memberships through these applications. Affinitas determines the prices at which these memberships and features are sold and, in exchange for facilitating the purchase of these memberships and features through these applications to users who download its applications from these stores, it pays Apple and Google, as applicable, a share (generally 30%) of the revenue it receives from these transactions. As the distribution of its dating products through app stores increases, Affinitas will need to offset these increased app store fees by decreasing traditional marketing costs, or by engaging in other efforts to increase revenue or decrease costs generally, or its business, financial condition and results of operations could be adversely affected.
Affinitas’s success depends, in part, on the integrity of its systems and infrastructure and on its ability to enhance, expand and adapt these systems and infrastructure in a timely and cost-effective manner.
In order for Affinitas to succeed, its systems and infrastructure must perform well on a consistent basis. From time to time, it may experience system interruptions that make some or all of its systems or data unavailable and prevent its products from functioning properly for its users; any such interruption could arise for any number of reasons, including human errors. Further, its systems and infrastructure are vulnerable to damage from fire, power loss, hardware and operating software errors, telecommunications failures and similar events. While it has backup systems in place for certain aspects of its operations, its systems and infrastructure are not fully redundant, disaster recovery planning is not sufficient for all eventualities and its property and business interruption insurance coverage may not be adequate to compensate it fully for any losses that it may suffer. Any interruptions or outages, regardless of the cause, could negatively impact its users’ experiences with its products, tarnish its brands’ reputation and decrease demand for its products, any or all of which could adversely affect its business, financial condition and results of operations. Moreover, even if detected, the resolution of such interruptions may take a long time, during which customers will not be able to access, or will have limited access to, the service.
Affinitas also continually works to expand and enhance the efficiency and scalability of its technology and network systems to improve the experience of its users, accommodate substantial increases in the volume of traffic to its various dating products, ensure acceptable page load times or general accessibility for its dating products and keep up with changes in technology and user preferences. Any failure to do so in a timely and cost-effective manner could adversely affect its users’ experience with its various products and thereby negatively impact the demand for its products, and could increase its costs, either of which could adversely affect its business, financial condition and results of operations.
Affinitas’s services are highly technical and may contain undetected bugs or errors, which could manifest in ways that could seriously harm its reputation and its business.
Affinitas’s services are highly technical and complex, and any services Affinitas may introduce in the future may contain undetected bugs, errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in its services, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled services. Affinitas has a practice of rapidly updating its services, but some errors in its services may be discovered only after its service is used by users, and may in some cases be detected only under certain circumstances or after extended use. Any such defects discovered in Affinitas’s services after commercial release could result in a loss of sales and users, which could seriously harm its business. Any errors, bugs, or vulnerabilities discovered in its code after release could damage its reputation, drive away users, lower revenue, and expose Affinitas to damages claims, any of which could seriously harm its business.
Affinitas may not be able to protect its systems and infrastructure from cyberattacks and may be adversely affected by cyberattacks experienced by third parties.
Just like any other businesses, there is a risk that Affinitas will experience cyberattacks, computer viruses, worms, hacking, phishing, bot attacks or other destructive or disruptive software, distributed denial of service attacks and attempts to misappropriate customer information. While Affinitas has invested (and continues to invest) heavily in the protection of its systems and infrastructure and in related training, there can be no assurance that its efforts will prevent significant breaches in its systems or other such events from occurring. Any cyber or similar attack it is unable to protect itself against could damage its systems and infrastructure, prevent it from providing its products and services, erode its reputation and brands, result in the disclosure of confidential information of its users and/or be costly to remedy, as well as subject it to investigations by regulatory authorities and/or litigation that could result in liability to third parties. In light of the nature of its business, the unintended disclosure of personal information, whether as a result of a cyber-attack or not, would be particularly damaging to Affinitas’s reputation.
Similarly, online scammers and other similar groups may use Affinitas’s services and products to engage in illegal activities and it is likely that as more people use Affinitas’s services, these groups will increasingly seek to misuse Affinitas’s products. Although Affinitas invests resources to combat these activities, including by suspending or terminating accounts it believes violate its guidelines, Affinitas believes these groups will continue to seek ways to act inappropriately and illegally on its services. Combating these groups requires Affinitas’s engineering and customer service teams to divert significant time and focus from improving its services.
Further, the impact of cyber security events experienced by third parties with whom Affinitas does business (or upon whom it otherwise relies in connection with its day-to-day operations such as credit card processors) could have a similar effect on Affinitas. If breaches, scamming and other similar activities increase at third-parties with whom Affinitas does business, Affinitas’s reputation, business and results of operations could be materially adversely affected.

Affinitas relies on a number of third-party providers and their failure or unwillingness to continue to perform could harm it.
Affinitas relies on third parties to provide important services and technologies to it, including third parties that manage and monitor its offsite data center, ISPs, search engine marketing providers and credit card processors, among others. In addition, it licenses technologies from third parties to facilitate its ability to provide its services. Any failure on its part to comply with the terms of these licenses could result in the loss of its rights to continue using the licensed technology, and it could experience difficulties obtaining licenses for alternative technologies. Furthermore, any failure of these third parties to provide these and other services, or errors, failures, interruptions or delays associated with licensed technologies, could significantly harm its business. Any financial or other difficulties its providers face may have negative effects on its business, the nature and extent of which it cannot predict. Except to the extent of the terms of its contracts with such third party providers, Affinitas exercises little or no control over them, which increases its vulnerability to problems with the services and technologies they provide and license to it. In addition, if any fees charged by third-party providers were to substantially increase, Affinitas could incur significant additional losses.
Affinitas depends, in part, upon arrangements with third parties to drive traffic to its various websites.
Affinitas engages in a variety of activities designed to attract traffic to its various websites and convert visitors into members and paying subscribers. How successful it is in these efforts depends, in part, upon its continued ability to enter into arrangements with third parties to drive traffic to its various websites and its oversight of such third parties to ensure that they are appropriately communicating with online users. Pursuant to these arrangements, third parties generally promote Affinitas’s services on their websites or through email campaigns and it pays them based upon a variety of arrangements (cost per registration, cost per one thousand impressions, a percentage of sales, etc.). Depending on how a third party communicates with online users via email, third-party email service providers could treat such email campaign as spam, and ultimately limit Affinitas’s ability to communicate with its members and paying subscribers via email.
These arrangements are generally not exclusive, are short-term in nature and are generally terminable by either party given notice. If existing arrangements with third parties are terminated (or are not renewed upon their expiration) and Affinitas fails to replace this traffic and related revenues, or if it is unable to enter into new arrangements with existing and/or new third parties in response to industry trends, or if such third parties improperly manage email campaigns, its business, financial condition and results of operations could be adversely affected.
If the security of personal and confidential user information that Affinitas maintains and stores is breached or otherwise accessed by unauthorized persons, it may be costly to mitigate the impact of such an event and Affinitas’s reputation could be harmed.
Affinitas receives, processes, stores and transmits a significant amount of personal user and other confidential information, including credit card information, and enables its users to share their personal information with each other. In some cases, it retains third party vendors to store this information. Affinitas continuously develops and maintains systems to protect the security, integrity and confidentiality of this information, but cannot guarantee that inadvertent or unauthorized, including as a result of cyber-attacks, use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite its efforts. Some advertisers and partners may store information that Affinitas Shares with them. If these third parties fail to implement adequate data-security practices or fail to comply with Affinitas’s terms and policies, its users’ data may be improperly accessed or disclosed. Even if these third parties take all these steps, their networks may still suffer a breach, which could compromise Affinitas’s users’ data. In addition, third parties may attempt to fraudulently induce employees or users to disclose information to gain access to Affinitas’s data or its users’ data. If any such event were to occur, it may not be able to remedy the event, and it may have to expend significant capital and resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. If a breach of its security (or the security of its vendors and partners) occurs, the perception of the effectiveness of its security measures and its reputation may be harmed, it could lose current and potential users and the recognition of its various brands and their competitive positions could be diminished, any or all of which could adversely affect its business, financial condition and results of operations. In addition, affected users or government authorities could initiate legal or regulatory action against Affinitas over those incidents, which could cause Affinitas to incur significant expense and liability or result in orders or consent decrees forcing it to modify its business practices.
Unauthorized access of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.
Security breaches or other unauthorized access to, or the use or transmission of, personal user information could result in a variety of claims against Affinitas, including privacy-related claims.
In 2016 the European Commission adopted the General Data Protection Act, a comprehensive European Union privacy and data protection reform that becomes effective in May 2018 in all countries of the European Union. Pursuant to Sec. 3 of the European Data Protection Directive and Sec. 3 of the German Telecommunication and Media Act, Affinitas has to comply with the European and German data protection laws regarding all countries in the European Union and with the laws of countries outside of the European Union where Affinitas operates. These rules include rules related to the storage, sharing, use, processing, disclosure and protection of personal data.
In addition, legislation concerning data protection has been enacted or is pending enactment in many other jurisdictions, including the United States and Russia. It is possible that these laws may conflict with Affinitas’s data practices. If so, in addition to the possibility of fines, this could result in an order requiring that Affinitas change its data practices, which could have an adverse effect on its business. Complying with these laws as they evolve could cause it to incur substantial costs or require it to change its business practices in a manner adverse to its business. These laws and regulations are constantly changing, may in some instances be inconsistent with or conflict with each other, and can be subject to differing interpretations.
While Affinitas believes that it complies with industry standards and applicable laws and industry codes of conduct relating to privacy and data protection in all material respects, there is no assurance that it will not be subject to claims that it has violated applicable laws or codes of conduct, that it will be able to successfully defend against such claims or that it will not be subject to significant fines and penalties in the event of non-compliance.
If Affinitas or its affiliates are found to be in violation of these laws and regulations, it may become subject to administrative fines or litigation or be required to change its data practices, which could materially increase its expenses, adversely affect its results of operations and cause the value of New Spark’s ADSs to decline.
Any failure or perceived failure by Affinitas (or the third parties with whom it has contracted to store such information) to comply with applicable privacy and security laws, policies or related contractual obligations, or any compromise of security that results in unauthorized access to personal information, may result in governmental enforcement actions, significant fines and litigation. In the case of such an event, Affinitas’s reputation may be harmed, it could lose current and potential users and the competitive positions of its various brands could be diminished, any or all of which could adversely affect its business, financial condition and results of operations.
Affinitas is subject to a number of risks related to credit card payments, including data security breaches and fraud that it or third parties experience or additional regulation, any of which could adversely affect its business, financial condition and results of operations.
Affinitas accepts payment from its users primarily through credit card transactions and online payment service providers. While Affinitas uses third-parties to handle and process credit card transactions, it still faces risks related to security breaches involving these third-party providers. For instance, a large breach at a third-party credit card processor could cause people to cancel their credit cards, which could affect Affinitas’s ability to process auto-renewals. In addition, breaches at third-party processors could affect consumer confidence in Affinitas because consumers may not distinguish between Affinitas and the third-party when informed of the breach. The occurrence of this or similar events could have a material adverse effect on Affinitas’s business, results of operations, and financial conditions.

Inappropriate actions by certain of Affinitas’s users could be attributed to Affinitas and damage its brands’ reputation, which in turn could adversely affect its business.
The reputation of Affinitas’s brands may be adversely affected by the actions of its users that are deemed to be hostile, offensive, defamatory, inappropriate or unlawful. While Affinitas monitors and reviews the appropriateness of the content accessible through its dating products and has adopted policies and technical solutions to address and prevent illegal, offensive or inappropriate use of its dating services, its users could nonetheless engage in activities that violate its policies or circumvent the solutions. These safeguards may not be sufficient to avoid harm to Affinitas’s reputation and brands, especially if such hostile, offensive or inappropriate use is well-publicized.
In addition, it is possible that a user of Affinitas’s services could be physically, financially, emotionally or otherwise harmed by an individual that such user met through the use of one of Affinitas’s services. While Affinitas manually checks every new profile, and certain of its services only allow new members who are peer-approved, it is not certain that every harm posed by other individuals can be eliminated. If one or more of Affinitas’s users suffers or alleges to have suffered any such harm, it could experience negative publicity or legal action that could damage its reputation and its brands. Similar events affecting users of Affinitas’s competitors’ dating services could result in negative publicity for the dating industry, which could in turn negatively affect Affinitas’s business. Concerns about such harms and the use of dating services and social networking platforms for illegal conduct, such as romance scams and financial fraud, could produce future legislation or other governmental action that could require changes to Affinitas’s dating services, restrict or impose additional costs upon the conduct of its business generally, subject it to liability for user conduct or cause users to abandon its dating services.
Affinitas may be liable as a result of information retrieved from or transmitted over the Internet.
Affinitas may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or under other legal theories relating to information that is published or made available on its websites and the other sites linked to it. These types of claims have been brought, sometimes successfully, against online services in the past. Affinitas could incur significant costs in investigating and defending such claims, even if it ultimately is not held liable. If any of these events occurs, its revenue could be materially adversely affected or it could incur significant additional expense.
Increases in credit card processing fees and high chargeback costs could increase operating expenses and adversely affect results of operations, and an adverse change in, or the termination of, Affinitas’s relationship with any major credit card company would have a severe, negative impact on its business.
A significant portion of Affinitas’s customers purchase its products using credit or debit cards. The major credit card companies or the issuing banks may increase the fees that they charge for transactions using their cards. An increase in those fees would require Affinitas to either increase the prices it charges for its products, or suffer a negative impact on its profitability, either of which could adversely affect its business, financial condition and results of operations.
In addition, Affinitas has potential liability for chargebacks associated with the transactions processed on its behalf. If a customer claims that a subscription to one of Affinitas’s products was purchased fraudulently, the subscription price is “charged back” to Affinitas or its bank, as applicable. If Affinitas or its sponsoring banks are unable to collect the chargeback from the persons processing transactions on its behalf, or, if the credit card processor refuses or is financially unable, to reimburse for the chargeback, Affinitas bears the loss for the amount of the refund paid.
Affinitas is also vulnerable to credit card fraud. Card fraud occurs when a customer uses a stolen card (or a stolen card number in a card-not-present-transaction) to purchase merchandise or services. In a traditional card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the processor receives authorization for the transaction, the Affinitas or the card processor are liable for any loss arising from the transaction. Because all of Affinitas’s sales via credit card are card-not-present transactions, Affinitas is more vulnerable to customer fraud.

Affinitas operates in various international markets, including certain markets in which it has limited experience. As a result, it faces additional risks in connection with certain of its international operations.
Affinitas’s brands are available in 27 countries. Its non-EU revenue represented 36%, 27%, 42% and 39% of its total revenue for the years ended December 31, 2016 and 2015, and for the six months ended June 30, 2017 and 2016, respectively.
Operating internationally exposes it to a number of additional risks, including:
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operational and compliance challenges caused by distance, language and cultural differences;

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difficulties in staffing and managing international operations;

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differing levels of social and technological acceptance of its dating services or lack of acceptance of them generally;

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foreign currency fluctuations;

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restrictions on the transfer of funds among countries and back to Germany and costs associated with repatriating funds to Germany;

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differing and potentially adverse tax laws;

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multiple, conflicting and changing laws, rules and regulations, and difficulties understanding and ensuring compliance with those laws by both Affinitas’s employees and its business partners, over whom it exerts no control;

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compliance challenges due to different laws and regulatory environments, particularly in the case of privacy and data security;

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competitive environments that favor local businesses;

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limitations on the level of intellectual property protection; and

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trade sanctions, political unrest, terrorism, war and epidemics or the threat of any of these events.

While Affinitas employs people from over 30 nationalities that help to build and maintain knowledge about the geographies, countries and cultures the company operates in, the occurrence of any or all of the events described above could adversely affect Affinitas’s international operations, which could in turn adversely affect its business, financial condition and results of operations.
Affinitas is subject to litigation and adverse outcomes in such litigation could have an adverse effect on its financial condition.
Affinitas is, and from time to time may become, subject to litigation and various legal proceedings, including litigation and proceedings related to intellectual property matters, privacy and consumer protection laws and other matters that involve claims for substantial amounts of money or for other relief or that might necessitate changes to its business or operations. For example, Affinitas is currently in a dispute with one of its competitors related to the attempted registration of its figurative trademark for one of its French brands, EliteRencontre. In addition, Affinitas, along with approximately 25 other companies including several large U.S. based technology and internet companies, is subject to a potential class action suit in the Superior Court of the Province of Quebec for alleged violations of the consumer protections laws. The defense of these actions may be both time consuming and expensive. Affinitas evaluates litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, it may establish reserves and/or disclose the relevant litigation claims or legal proceedings, as and when required or appropriate. These assessments and estimates are based on information available to management at the time of such assessment or estimation and involve a significant amount of judgment. As a result, actual outcomes or losses could differ materially from those envisioned by Affinitas’s current assessments and estimates. Affinitas’s failure to successfully defend or settle any such legal proceedings could result in liability that, to the extent not covered by applicable insurance, could have an adverse effect on its business, financial condition and results of operations.

Affinitas’s business depends, in part, on the growth and maintenance of the Internet, and its ability to provide services to its members and paying subscribers may be limited by outages, interruptions and diminished capacity of the Internet.
Affinitas’s performance will depend, in part, on the continued growth and maintenance of the Internet. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. Affinitas has no control over the third-party telecommunications, cable or other providers of access services to the Internet that its members and paying subscribers rely upon. There have been instances where regional and national telecommunications outages have caused it to experience service interruptions during which its members and paying subscribers could not access its services. Any additional interruptions, delays or capacity problems experienced with any points of access between the Internet and its members could adversely affect its ability to provide services reliably to its members and paying subscribers. The temporary or permanent loss of all, or a portion, of its services on the Internet, the Internet infrastructure generally, or its members’ and paying subscribers’ ability to access the Internet could disrupt its business activities, harm its business reputation and result in a loss of revenue. Additionally, the Internet, electronic communications and telecommunications industries are subject to federal, state and foreign governmental regulation, including those related to privacy, rights of publicity, data protection, content regulation, intellectual property, health and safety, competition, protection of minors, consumer protection, employment, and taxation. New laws and regulations governing such matters could be enacted or amendments may be made to existing regulations at any time that could adversely impact Affinitas’s services. Any such new laws, regulations or amendments to existing regulations could disrupt or adversely affect the profitability of its business.
Loss or material modification of Affinitas’s credit card acceptance privileges would have a material adverse effect on its business and operating results.
A significant percentage of Affinitas’s users pay for its services by credit card. The loss of credit card acceptance privileges would significantly limit Affinitas’s ability to renew paying subscribers or secure new paying subscribers.
Most of Affinitas’s users purchase a membership, for which payment is made at the beginning of the term. In addition, almost all membership renewals are paid by auto-renewal, charging the renewal fee to the client’s credit card. There is a risk that, if Affinitas fails to fully perform its obligations under the terms of service or the client objects to the auto-renewal payment made by credit card, the credit card companies could be obligated to reimburse these clients for all or a portion of the membership fee. Affinitas might be obligated to pay all such amounts under its agreements under which it has obtained its credit card acceptance privileges. As a result of this risk, credit card companies may require Affinitas to set aside additional cash reserves, may not renew acceptance privileges or may increase the transaction fees they charge for these privileges.
The card networks, such as Visa, MasterCard and American Express, have adopted rules and regulations that apply to all merchants who process and accept credit cards and include the Payment Card Industry Data Security Standards (“PCI DSS”). Under the PCI DSS, Affinitas is required to adopt and implement internal controls over the use, storage and security of card data to help prevent credit card fraud. Affinitas assesses its compliance with the PCI DSS on a periodic basis and makes necessary improvements to its internal controls. If Affinitas fails to comply with the rules and regulations adopted by the card networks, including the PCI DSS, it would be in breach of its contractual obligations to payment processors and merchant banks. Such failure to comply may subject it to fines, penalties, damages and civil liability and could eventually prevent it from processing or accepting credit cards. Further, there is no guarantee that, even if it complies with the rules and regulations adopted by the card networks, it will be able to maintain its compliance. It also cannot guarantee that such compliance will prevent illegal or improper use of its payments systems or the theft, loss or misuse of the credit card data of customers or participants.
The loss of, or the significant modification of, the terms under which Affinitas obtains credit card acceptance privileges would have a material adverse effect on its business, revenue and operating results.

Risks Relating to an Investment in New Spark
The dating industry is competitive, with low barriers to entry, low switching costs and new products and entrants constantly entering the market.
The dating industry is competitive, with new products and entrants constantly being developed and released. Some of Affinitas’s and Spark’s competitors may enjoy better competitive positions in certain geographical regions or user demographics that New Spark will currently serve or may serve in the future. These advantages could enable these competitors to offer products that are more appealing to users and potential users than Affinitas’, Spark’s or New Spark’s products, or to respond more quickly and/or cost-effectively than New Spark to new or changing opportunities. The attractiveness of these products could also allow these companies to sell their products at higher prices and with higher margins.
Each of Spark and Affinitas currently competes, and New Spark will compete, with traditional personals services, as well as newspapers, magazines and other traditional media companies that provide personals services. They also compete with a number of large and small companies, including Internet portals and specialty-focused media companies that provide online and offline products and services to the markets served. Principal online personals services competitors include eHarmony, and various Match Group brands, including Match, Meetic, Tinder, OkCupid, OurTime and PlentyOfFish. In addition, they each face competition from mobile-based apps and social networking sites. Many of Affinitas’s and Spark’s current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than they currently have and New Spark will have. These factors may allow competitors to respond more quickly to new or emerging technologies and changes in customer preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies that may allow them to build larger member and paying subscriber bases. New Spark’s competitors may develop products or services that are equal or superior to its products and services or that achieve greater market acceptance than its products and services. These activities could attract members and paying subscribers away from its websites and reduce its market share. Customers may utilize multiple dating services simultaneously, and cease using a particular service that comparatively lags behind or is duplicative of another service.
In addition, each of Affinitas and Spark currently competes, and New Spark will compete, with other companies that direct all or portions of their websites toward each of their respective targeted and actual subscribers. For example, each of Affinitas and Spark currently competes, and New Spark will compete, with generalist personals services platforms, some of which have substantially greater resources and brand recognition than they do, which, unlike more targeted or segmented personal services platforms, permit customers access to a broad array of people with a wide variety of backgrounds and interests, as well as personal services platforms focused specifically on the type of clients serviced by them, which tend to be highly educated and desirous of finding a longer term relationship.
In addition, within the dating industry generally, costs to develop new products are comparatively low and costs for consumers to switch between products are low as well, resulting in significant customer churn and low brand loyalty. As a result, new products, entrants and business models are likely to continue to emerge. It is possible that a new product could gain rapid scale at the expense of existing brands through harnessing a new technology or distribution channel, creating a new approach to connecting people or some other means. If New Spark is not able to compete effectively against its current or future competitors, whether or not such competitors operate traditional or non-traditional platforms, the size and level of engagement of its user base may decrease, which could have an adverse effect on its business, financial condition and results of operations.
Each of Affinitas and Spark believes its ability to compete depends upon many factors both within and beyond their respective control, including the following:
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brand strength in the marketplace relative to competitors;

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attractiveness to target niches;

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the size and diversity of member and paying subscriber bases;

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efficacy in user acquisition and marketing optimization;

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the timing and market acceptance of its products and services, including developments and enhancements to products and services relative to those offered by its competitors; and

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customer service and support efforts.

New Spark’s future results may suffer if it does not effectively manage its expanded operations following the completion of the Business Combination.
Following the completion of the Business Combination, the size of New Spark’s business will increase significantly beyond the current size of either Affinitas’s or Spark’s business. New Spark’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that New Spark will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the completion of the Business Combination.
New Spark has no present intention to pay dividends on New Spark Ordinary Shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of New Spark ADSs appreciates.
New Spark has no present intention to pay dividends on New Spark ADSs in the foreseeable future. Any recommendation by the Administrative Board to pay dividends will depend on many factors, including financial condition, results of operations, legal requirements and other factors. Accordingly, if the price of New Spark ADSs declines in the foreseeable future, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends.
You may experience dilution of your ownership interests because of the future issuance of additional ordinary shares, preferred stock or other securities that are convertible into or exercisable for such securities.
In the future New Spark may issue authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of direct or indirect holders of New Spark Ordinary Shares, including New Spark ADSs. New Spark may issue additional New Spark Ordinary Shares or other securities that are convertible into or exercisable for New Spark Ordinary Shares in connection with hiring or retaining employees, future acquisitions, future sales of securities for capital raising purposes, or for other business purposes. The future issuance of any such additional New Spark Ordinary Shares may create downward pressure on the trading price of the New Spark ADSs. New Spark may need to raise additional capital in the near future to meet working capital needs, and there can be no assurance that New Spark will not be required to issue additional New Spark Ordinary Shares in the future in conjunction with these capital raising efforts. While stockholder approval will be needed to issue additional New Spark Ordinary Shares, the approval does not have to authorize a specific use of the shares and management will have broad discretion in determining how, when and for what purpose the shares should be issued.
New Spark will depend on its key personnel.
New Spark’s future success will depend upon its continued ability to identify, hire, develop, motivate and retain highly skilled individuals, with the continued contributions of its senior management being especially critical to its success. In particular, the loss of Jeronimo Folgueira, Michael Schrezenmaier and Herbert Sablotny, current managing directors of Affinitas, Robert O’Hare, the current Chief Financial Officer of Spark, and Benjamin Hoskins, the current Chief Technology Officer for Affinitas, who will be appointed, respectively, as the Chief Executive Officer, Chief Operating Officer, Chief Strategy Officer, Chief Financial Officer and Chief Technical Officer of New Spark, could materially and adversely affect New Spark. For a discussion of New Spark’s senior management, see ‘‘New Spark’s Business — New Spark Managing Directors and Executive Officers.’’ Its continued ability to compete effectively depends, in part, upon its ability to attract new employees. While it has established programs to provide incentives to retain existing employees, particularly its senior management, it cannot assure you that it will be able to attract new employees or retain the services of its senior management or any other key employees in the future, including following the Business Combination. Effective succession planning is also important to New

Spark’s future success. If New Spark fails to ensure the effective transfer of senior management knowledge and smooth transitions involving senior management across its various businesses, its ability to execute short and long term strategic, financial and operating goals, as well as its business, financial condition and results of operations generally, could be adversely affected.
New Spark’s business is subject to complex and evolving EU, U.S. and foreign laws and regulations regarding privacy, data protection, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to its business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm its business.
New Spark is subject to a variety of laws and regulations in the EU, the United States and elsewhere that involve matters central to New Spark’s business, including privacy, data protection, and personal data, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, taxation, economic or other trade prohibitions or sanctions, securities law compliance, auto-renewals regulation, and online payment services. The introduction of new products, expansion of its activities in certain jurisdictions or other actions that New Spark could take may subject it to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, competition, and other laws and regulations can impose different obligations than those in the European Union where New Spark is based.
Such EU, German, U.S. federal and state and other jurisdictions’ laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which New Spark operates, and may be interpreted and applied inconsistently from country to country and inconsistently with Affinitas’s current policies and practices. For example, regulatory or legislative actions affecting the manner in which New Spark displays content to its users or obtains consent to various practices could adversely affect user growth and engagement. Such actions could affect the manner in which New Spark provide its services or adversely affect its financial results.
Pursuant to Sec. 3 of the European Data Protection Directive and Sec. 3 of the German Telecommunication and Media Act, New Spark has to comply with the European and German data protection laws regarding all countries in the European Union and with the laws of countries outside of the European Union where New Spark operates. These rules include the storage, sharing, use, processing, disclosure and protection of personal data. These laws and regulations are untested and subject to change. For example, in October 2015, the European Court of Justice invalidated the European Commission’s 2000 Safe Harbour Decision as a legitimate basis on which New Spark could rely for the transfer of data from the EU to the United States in order to receive services from U.S. based service providers. The EU and United States recently agreed to an alternative transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but this new framework is subject to an annual review that could result in changes to New Spark’s obligations and also may be challenged by national regulators or private parties. For example, the Irish Data Protection Commissioner is investigating and has challenged the legal grounds for transfers of user data to Facebook, Inc. If one or more of the legal bases for transferring data from Europe to the United States is invalidated, or if New Spark is unable to transfer personal data between and among countries and regions in which it operates, it could affect the manner in which New Spark provides its services or adversely affect its financial results.
Proposed or new legislation and regulations could also significantly affect New Spark’s business. There currently are a number of proposals pending before federal, state, and foreign legislative and regulatory bodies. In addition, the European Commission has approved a data protection regulation, known as the General Data Protection Regulation (GDPR), which has been finalized and is due to come into force in or around May 2018. The GDPR will include operational requirements for companies that receive or process personal data of residents of the European Union, and that will include significant penalties for non-compliance. In addition, some countries (e.g., the Russian Federation) are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering New Spark’s services.

Similarly, there are a number of legislative proposals in the United States, at both the federal and state level, that could impose new obligations in areas affecting New Spark’s business, such as liability for copyright infringement by third parties.
These laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with and may delay or impede the development of new products, result in negative publicity, increase New Spark’s operating costs, require significant management time and attention, and subject New Spark to remedies that may harm its business, including fines or demands or orders that New Spark modify or cease existing business practices.
Changes in tax treatment of companies engaged in e-commerce could materially adversely affect the commercial use of New Spark’s platforms and its business, financial condition and operating results.
Due to the global nature of the Internet, it is possible that various countries and local jurisdictions might attempt to impose additional or new regulation on New Spark’s business or levy additional or new sales, income or other taxes relating to its activities. Tax authorities at the national and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised tax regulations may subject New Spark or its customers to additional sales, income and other taxes. For example, certain jurisdictions have considered various approaches to legislation that would require companies engaged in e-commerce to collect sales tax on Internet revenue. In January 2015, new regulations entered into effect in the European Union with respect to the collection of value-added tax (a form of sales tax), and the U.S. Congress has in the past considered, and may again consider, similar legislation. New Spark cannot predict the effect of current attempts to impose sales, income or other taxes on e-commerce. New or revised taxes and, in particular, sales taxes, value-added taxes and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of our services.
Adverse capital and credit market conditions could limit New Spark’s access to capital and increase its cost of capital, which may significantly affect its ability to meet liquidity needs.
The capital and credit markets have been experiencing extreme volatility over the last few years. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers.
While as of June 30, 2017, New Spark would have had, on a pro forma basis, cash and cash equivalents of  €9.7 million, and New Spark expects to have positive operating cash flow, New Spark may in the future be in need of liquidity to implement its growth strategy, including to raise capital to finance acquisitions. In such a scenario, New Spark may be forced to curtail certain operations and may be unable to operate its business as New Spark deems appropriate. Disruptions, uncertainty or volatility in the capital and credit markets may also limit New Spark’s access to capital required to operate its business. Such market conditions may limit its ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow its business. As such, New Spark may be forced to delay raising capital or bear an unattractive cost of capital which could decrease its profitability and significantly reduce our financial flexibility. New Spark’s results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.
Goodwill, intangible assets and other long-lived assets are subject to impairment risk.
On a pro forma basis, New Spark would have had €25.3 million of goodwill, €2.9 million of licenses and domains and €5.3 million of other intangible assets as of June 30, 2017. New Spark will review the potential impairment of goodwill and indefinite-lived intangible assets at least annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable and test property, plant and equipment and other intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Indicators that may signal that an asset has become impaired include a significant decline in actual or projected revenue, a significant decline in the market value of the New Spark ADSs, a significant decline in performance of certain acquired companies relative to its original projections, an excess of its net book value over its market value, a significant decline in its operating results relative to its operating forecasts, a significant change in the manner of its use of acquired assets or the strategy for its overall business, a significant decrease in the fair value of an asset, a shift in technology demands and development, or a significant turnover in key management or other personnel.
The assessment for potential impairment of goodwill, intangible assets or other long-term assets requires management to make judgments on a number of significant estimates and assumptions, including projected cash flows, discount rates, projected long-term growth rates and terminal values. New Spark may be required to record a significant charge in its consolidated financial statements during the period in which any impairment of its goodwill, intangible assets or other long-term assets is identified and this could negatively impact its financial condition and results of operations. Changes in management estimates and assumptions as they relate to valuation of goodwill, intangible assets or other long-lived assets could affect its financial condition or results of operations in the future.
Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on New Spark’s business.
New Spark will operate in a number of countries throughout the world, including countries known to have a reputation for corruption. New Spark is committed to doing business in accordance with applicable anti-corruption laws. New Spark is subject, however, to the risk that its officers, board members, employees, agents and collaborators may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and the European Union Anti-Corruption Act, as well as trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties or curtailment of operations in certain jurisdictions, and might adversely affect results of operations. In addition, actual or alleged violations could damage its reputation and ability to do business.
New Spark has not previously operated as a public company, and fulfilling its obligations as a U.S. reporting company after the Business Combination may be expensive and time consuming.
As a U.S. reporting company, New Spark will incur significant legal, accounting and other expenses. While the Chief Financial Officer of New Spark has previously served as an officer of an SEC reporting company, New Spark has not previously been required to prepare or file periodic and other reports with the SEC or to comply with the other requirements of U.S. federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404). In addition, New Spark has not previously been required to establish and maintain disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with securities registered with the SEC. Compliance with reporting and corporate governance obligations from which foreign private issuers and EGCs are not exempt may require members of New Spark’s management and finance and accounting staff to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled and may increase legal, insurance and financial compliance costs. New Spark cannot predict or estimate the amount of additional costs New Spark may incur or the timing of such costs. In addition, if New Spark fails to comply with any significant rule or requirement associated with being a public company, such failure could result in the loss of investor confidence and could harm New Spark’s reputation and cause the market price of the New Spark ADSs to decline.
As a “foreign private issuer” under the rules and regulations of the SEC, New Spark is permitted to, and will, file less information with the SEC than a U.S. issuer.
After the consummation of the Business Combination, it is expected that New Spark will be considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, although New Spark currently expects to report results and issue financial statements quarterly, New Spark will not be required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act and will be permitted to cease filing quarterly reports. New Spark currently prepares financial statements in accordance with IFRS and will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. New Spark is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to stockholders. In addition, officers, board members and principal stockholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of New Spark Ordinary Shares. Accordingly, after the Business Combination, if you hold New Spark ADSs, you may receive less or different information about New Spark than you currently receive about Spark.
In addition, as a “foreign private issuer” whose ADSs will be listed on the NYSE American, New Spark is permitted to follow certain home country corporate governance practices in lieu of certain NYSE American requirements. Such German home country practices may afford less protection to holders of the New Spark ADSs. A foreign private issuer listed on the NYSE American must disclose in its Annual Reports filed with the SEC or on its website significant ways in which its corporate governance practices differ from those followed by domestic companies pursuant to the NYSE American’s standards. New Spark intends to comply with NYSE American requirements applicable to U.S. issuers. However, as a foreign private issuer incorporated in Germany and listed on the NYSE American, in the future, it may choose to follow home country corporate governance practices in lieu of certain NYSE American requirements.
New Spark could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of its outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of board members or executive officers are U.S. citizens or residents; (ii) more than 50% of assets are located in the United States; or (iii) its business is administered principally in the United States. If New Spark loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States, and such financial statements will need to be prepared in accordance with U.S. GAAP. If this were to happen, New Spark would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.
New Spark is expected to be an EGC within the meaning of the Securities Act, and New Spark intends to take advantage of certain exemptions from disclosure requirements available to EGCs, which may make it more difficult to compare New Spark’s performance with other public companies.
It is expected that New Spark will be an EGC within the meaning of the Securities Act, as modified by the JOBS Act, and New Spark intends to advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including, but not limited to, not being required to include in SEC filings detailed information with respect to executive compensation or to comply with the auditor attestation requirements of SOX 404. As a result, holders of New Spark ADSs may not have access to certain information they may deem important. New Spark could be an EGC for up to five years, although circumstances could cause New Spark to lose that status earlier, including if New Spark is deemed to be a large accelerated filer (as defined in Rule 12b-2 under the Exchange Act), in which case New Spark would no longer be an EGC as of the following December 31. New Spark cannot predict whether investors will find the New Spark ADSs less attractive because New Spark will rely on these exemptions. If some investors find the New Spark ADSs less attractive as a result of New Spark’s reliance on these exemptions, the trading prices of the New Spark ADSs may be lower than they otherwise would be, there may be a less active trading market for its securities, including the New Spark ADSs, and the trading prices of New Spark’s securities, including the New Spark ADSs, may be more volatile.
Foreign currency exchange rate fluctuations could adversely affect New Spark’s results of operations.
New Spark operates in various international markets, primarily in various jurisdictions within the EU, and as a result, is exposed to foreign exchange risk for both the Euro and British Pound (“GBP”). On a pro forma basis, during the year ended December 31, 2016 and the six months ended June 30, 2017, 70% and 72% of New Spark’s total revenues, respectively, would have been revenues derived outside of the Euro-area. New Spark will translate international revenues into Euro-denominated operating results, so during periods of a strengthening Euro, New Spark’s international revenues will be reduced when translated into Euro. In addition, as foreign currency exchange rates fluctuate, the translation of international revenues into Euro-denominated operating results affects the period-over-period comparability of such results. New Spark faces similar risks as a result of revenue earned in other currencies.
New Spark will report in Euro going forward. New Spark’s primary exposure to foreign currency exchange risk relates to investments in non-EU subsidiaries that transact business in a functional currency other than the Euro, primarily the U.S. dollar. To the extent that the U.S. dollar continues to strengthen relative to the Euro, the translation of international revenues into Euro will reduce New Spark’s U.S. dollar-denominated operating results and will affect period-over-period comparability.
Fluctuating foreign exchange rates can also result in foreign currency exchange gains and losses. New Spark does not intend to hedge any foreign currency exposures. See “Affinitas’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Exchange Risk.” The continued growth and expansion of international operations into new countries increases its exposure to foreign exchange rate fluctuations. Significant foreign exchange rate fluctuations, in the case of one currency or collectively with other currencies, could adversely affect future results of operations.
U.S. investors may have difficulty enforcing civil liabilities against New Spark or members of its Administrative Board.
Certain of the members of the Administrative Board are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible, or may be very difficult, to serve process on such persons or New Spark in the United States or to enforce judgments obtained in U.S. courts against them or New Spark based on civil liability provisions of the securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Germany will depend on the particular facts of the case as well as the laws and treaties in effect at the time. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against New Spark and the members of its Administrative Board. The United States and Germany do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, though recognition and enforcement of foreign judgments in Germany is possible in accordance with applicable German laws. See “Service of Process and Enforceability of Civil Liabilities.”
If New Spark fails to maintain an effective system of internal control over financial reporting in the future, it may not be able to accurately report its financial condition, results of operations or cash flows, which may adversely affect investor confidence.
The Sarbanes-Oxley Act requires, among other things, that New Spark maintain effective internal control over financial reporting and disclosure controls and procedures. New Spark is required, under SOX 404, to perform system and process evaluations and testing of internal controls over financial reporting to allow management to report annually (beginning with the filing of the second Annual Report) on the effectiveness of internal control over financial reporting. This assessment requires disclosure of any material weaknesses in New Spark’s internal control over financial reporting identified by management. SOX 404 also generally requires an attestation from New Spark’s independent registered public accounting firm on the effectiveness of internal control over financial reporting. However, for as long as New Spark remains an EGC, it intends to take advantage of the exemption permitting it not to comply with the independent registered public accounting firm attestation requirement. At the time when New Spark is no longer an EGC, its independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which New Spark’s controls are documented, designed or operating. Remediation efforts may not enable New Spark to avoid a material weakness in the future.

Compliance with SOX 404 will require the incurrence of substantial accounting expense and consume significant management efforts. New Spark may not be able to complete evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if New Spark identifies one or more material weaknesses in internal control over financial reporting, it will be unable to assert that its internal control over financial reporting is effective. New Spark cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit its ability to accurately report financial condition, results of operations or cash flows. If New Spark is unable to conclude that internal control over financial reporting is effective, or if its independent registered public accounting firm determines New Spark has a material weakness or significant deficiency in internal control over financial reporting, it could lose investor confidence in the accuracy and completeness of its financial reports, the market price of the New Spark ADSs could decline, and New Spark could be subject to sanctions or investigations by the NYSE American, the SEC or other regulatory authorities. Failure to remedy any material weakness in internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict future access to the capital markets.
U.S. investors could suffer adverse tax consequences if New Spark is characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.
Generally, if, for any taxable year, at least 75% of New Spark’s gross income is passive income, or at least 50% of the gross average quarterly value of New Spark’s assets is attributable to assets that produce passive income or are held for the production of passive income, New Spark would be characterized as a PFIC for U.S. federal income tax purposes. If New Spark is characterized as a PFIC, U.S. holders of New Spark Ordinary Shares or ADSs may suffer adverse tax consequences, including having gains realized on the sale of New Spark Ordinary Shares or ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends paid by New Spark to individuals who are U.S. holders (as defined in “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders”), and having interest charges apply to distributions by New Spark and the proceeds of sales of New Spark ADSs or shares. See “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — Ownership and Disposition of New Spark ADSs.”
Risks Relating to the New Spark ADSs
There may be limited trading volume for New Spark’s ADSs, which could reduce liquidity for the holders of New Spark ADSs, and may cause the price of New Spark ADSs to be volatile, all of which may lead to losses by investors.
There may be limited trading volume for New Spark ADSs on the NYSE American, such that trading does not reach the level that enables holders of New Spark ADSs to freely sell their New Spark ADSs in substantial quantities on an ongoing basis and thereby readily achieve liquidity for their investment. In addition, if there is limited trading volume, the New Spark ADSs may experience significant market price and volume fluctuations in the future, in response to factors such as announcements of developments related to New Spark and its subsidiaries, announcements by competitors of New Spark and its subsidiaries, fluctuations in financial results and general conditions in the dating services industry.
Future sales of New Spark ADSs or New Spark Ordinary Shares or securities convertible or exchangeable for New Spark ADSs or New Spark Ordinary Shares, or the perception that such sales might occur, may cause the price of New Spark ADSs to decline and may dilute your voting power and your ownership interest in New Spark.
If existing stockholders or option holders sell, or indicate an intention to sell, substantial amounts of New Spark ADSs (or New Spark Ordinary Shares that can be deposited with the New Spark ADS Depositary in exchange for New Spark ADSs) in the public market, the price of New Spark ADSs could decline. The perception in the market that these sales may occur could also cause the price of New Spark

ADSs to decline. Upon the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part or other registration statements New Spark could elect to file with respect to any other New Spark ADSs or New Spark Ordinary Shares, any sales of those ADSs or shares, or any perception in the market that such sales may occur, could cause the trading price of New Spark ADSs to decline. As of the date of effectiveness of such registration statement, such shares registered for resale will be freely tradable without restriction under the Securities Act except for shares purchased by affiliates.
The price of New Spark ADSs may fluctuate significantly.
The stock market generally has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may negatively affect the market price of New Spark ADSs, regardless of New Spark’s actual operating performance. The market price and liquidity of the market for New Spark ADSs may fluctuate and may be significantly affected by numerous factors, some of which are beyond New Spark’s control. These factors include:
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significant volatility in the market price and trading volume of securities of companies in the sector within which New Spark operates, which is not necessarily related to the operating performance of these companies;

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the mix of services that New Spark provides, during any period; delays between its expenditures to develop and market new services and the generation of sales from those services and the related risk of obsolete services;

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changes in the amount that New Spark spends to develop, acquire or license new services, technologies or businesses;

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changes in New Spark’s expenditures to promote its services;

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success or failure of research and development projects of New Spark or its competitors;

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announcements of acquisitions by New Spark or one of its competitors;

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the general tendency towards volatility in the market prices of shares of companies that rely on technology and innovation;

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changes in regulatory policies or tax guidelines;

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changes or perceived changes in earnings or variations in operating results;

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any shortfall in revenues or net income from levels expected by investors or securities analysts; and

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general economic trends and other factors.

Certain rights of holders of Spark Shares will change as a result of the Business Combination.
Following completion of the Business Combination, holders of Spark Shares will no longer be holders of Spark Shares, but will instead be holders of New Spark ADSs. Each New Spark ADS will represent 0.1 New Spark Ordinary Shares, and holders of New Spark ADSs will not be direct holders of New Spark Ordinary Shares. As a result, there will be significant differences between your current rights as a holder of Spark Shares, on the one hand, and the rights to which you will be entitled as a holder of New Spark ADSs, on the other hand. See “— Your rights as a holder of ADSs representing ordinary shares of a German corporation organized as a European stock corporation may differ from your rights as a stockholder in a U.S. corporation.” For a more detailed discussion of the differences in the rights of holders of Spark Shares and New Spark ADSs, see “Comparison of Rights of Stockholders of Spark and Stockholders of New Spark” and “Description of the New Spark American Depositary Shares.”
There has been no prior market for the New Spark ADSs.
New Spark plans to apply for listing of the New Spark ADSs and expects that New Spark ADSs will begin trading in the U.S. during NYSE American trading hours on the effective date of the Business Combination. However, given that New Spark is a new entity that has not previously listed its ordinary shares or ADSs, there will be no public market for New Spark ADSs prior to their issuance in connection with the Business Combination. An active public market in the New Spark ADSs may not develop or be sustained after their issuance.

Your rights as a holder of ADSs representing ordinary shares of a German company organized as a European stock corporation may differ from your rights as a stockholder in a U.S. corporation.
New Spark is organized as a European stock corporation (Societas Europaea, SE) under the laws of Germany. You should be aware that the rights of stockholders under German law differ in important respects from those of stockholders in a U.S. corporation. These differences include, in particular:
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Under German law, certain important resolutions, including, for example, capital decreases, measures under the German Transformation Act (Umwandlungsgesetz), such as mergers, conversions and spin-offs, the issuance of convertible bonds or bonds with warrants attached and the dissolution of the German stock corporation apart from insolvency and certain other proceedings, require the vote of a 75% majority of the capital present or represented at the relevant stockholders’ meeting. Therefore, the holder or holders of a blocking minority of 25% or, depending on the attendance level at the stockholders’ meeting, the holder or holders of a smaller percentage of the shares in a German stock corporation may be able to block any such votes, possibly to New Spark’s detriment or the detriment of other stockholders.

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As a general rule under German law, in the case of a one-tier European stock corporation a stockholder has no direct recourse against the members of the administrative board and managing directors, in the event that it is alleged that they have breached their duty of loyalty or duty of care to the corporation. Apart from insolvency or other special circumstances, only the European stock corporation itself has the right to claim damages from members of the board and executive officers. A European stock corporation may waive or settle these damages claims only if at least three years have passed and the stockholders approve the waiver or settlement at the stockholders’ meeting with a simple majority of the votes cast, provided that a minority holding, in the aggregate, 10% or more of the European stock corporation’s share capital does not have its opposition formally noted in the minutes maintained by a German civil law notary.

For more information, New Spark has provided summaries of relevant German corporation law and of its articles of association. See “Comparison of Rights of Stockholders of Spark and Stockholders of New Spark.”
The trading price of New Spark ADSs after the consummation of the Business Combination may be affected by factors different from those affecting the price of Spark Shares before the Business Combination.
Upon the consummation of the Business Combination, holders of Spark Shares will be entitled to become holders of New Spark ADSs. The results of operations of New Spark, as well as the trading price of New Spark ADSs, after the Business Combination, may be affected by factors different from those currently affecting Spark’s results of operations and the trading price of Spark Shares. See “— Risks Relating to New Spark — The Price of New Spark ADSs may fluctuate significantly.”
Holders of New Spark ADSs will not have the same voting rights as New Spark stockholders, which may affect the value of New Spark ADSs.
Holders of New Spark ADSs will not be able to directly vote underlying New Spark Ordinary Shares. Holders of New Spark ADSs may instruct the New Spark ADS Depositary how to vote the New Spark Ordinary Shares underlying their ADSs. If New Spark asks it to, the New Spark ADS Depositary will send out information about stockholder meetings and solicit voting instructions and will try to carry out voting instructions it receives. However, New Spark is not required to instruct the New Spark ADS Depositary to take action with respect to stockholder meetings. If it does not do so, holders of New Spark ADSs can still send voting instructions to the New Spark ADS Depositary, and the New Spark ADS Depositary may try to carry out those instructions, but it is not required to do so. However, holders of New Spark ADSs may not become aware of stockholder meetings if the New Spark ADS Depositary does not send out information. Even if the New Spark ADS Depositary does solicit voting instructions, holders of New Spark ADSs may not receive the information in time. Because of these factors, holders of New Spark ADSs may not be able to effectively exercise voting rights that they would have if they held New Spark Ordinary Shares directly.

The principal stockholders and management of New Spark own a significant percentage of New Spark Ordinary Shares and will be able to exert significant influence over matters subject to stockholder approval.
Members of the Administrative Board and holders of 5% or more of New Spark Ordinary Shares are expected to beneficially own a majority of New Spark Ordinary Shares (including New Spark Ordinary Shares represented by New Spark ADSs). Following the consummation of the Business Combination, the principal stockholders (those stockholders expected to own at least 5% of New Spark Ordinary Shares) and management of New Spark are expected to hold approximately 65% (excluding any shares underlying options or RSUs) of the New Spark Ordinary Shares (which may be held in the form of New Spark ADSs). All Affinitas stockholders entered into the Support Agreement and agreed to vote in favor of any proposal to consummate certain obligations of Affinitas or New Spark and vote against any action that would reasonably be expected to interfere with the Merger or the Affinitas Share Exchange. PEAK6, Osmium Partners, LLC, 402 Capital LLC, the chief financial officer of Spark and all of the members of the Spark Board entered into the Voting Agreement and agreed to vote (i) in favor of the Merger and (ii) against any action that would materially impair the Merger. Each of the Support Agreement and Voting Agreement will terminate upon consummation of the Business Combination and New Spark does not expect its principal stockholders to enter into any stockholders agreements to vote together on certain matters following the Merger. See “Agreements Entered into in Connection with the Merger Agreement.”
These stockholders have significant influence over the outcome of all matters requiring stockholder approval. For example, these stockholders may be able to influence the outcome of elections of members of Administrative Board, amendments of New Spark’s organizational documents, or approval of any merger, sale of assets, or other major corporate transactions. This may prevent or discourage unsolicited acquisition proposals or offers for New Spark ADSs that you may feel are in your best interest as a holder of New Spark ADSs. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their New Spark Ordinary Shares, which might affect the prevailing market price for New Spark ADSs.
You might not receive distributions on New Spark Ordinary Shares represented by the New Spark ADSs or any value for them.
Under the terms of the New Spark Deposit Agreement, the New Spark ADS Depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on the New Spark Ordinary Shares after deducting fees and expenses. You will receive these distributions in proportion to the number of New Spark Ordinary Shares represented by your New Spark ADSs. However, in accordance with the limitations set forth in the New Spark Deposit Agreement, the New Spark ADS Depositary is not required to make a distribution if it decides it may be unlawful or impractical to make a distribution available to holders of New Spark ADSs. See the section entitled “Description of the New Spark American Depositary Shares” for a description of the New Spark ADSs and the New Spark Deposit Agreement.
Certain or all of the holders of New Spark ADSs may be unable to claim tax credits with respect to, or tax refunds to reduce German withholding tax applicable to the payment of dividends, or a dividend may be effectively taxed twice.
New Spark does not anticipate paying dividends on its New Spark ADSs for the foreseeable future. As a German tax resident company, however, if New Spark pays dividends, such dividends will be subject to German withholding tax. Currently, the applicable German withholding tax rate is 26.375% of the gross dividend. This German tax can be reduced to the applicable U.S.-Germany income tax treaty (“Treaty”) rate, which is generally 15%, if the applicable taxpayer is eligible for such Treaty rate and files an application containing a specific German tax certificate with the German Federal Central Tax Office (Bundeszentralamt für Steuern). If such a tax certificate cannot be delivered to the New Spark ADS holder due to applicable settlement mechanics or lack of information regarding the New Spark ADS holder, holders of the New Spark ADSs may be unable to benefit from the double tax treaty relief  (including “Eligible U.S. Holders” as defined under the Treaty) and may be unable to file for a credit of such withholding tax in its jurisdiction of residence. Further, the payment made to the New Spark ADS holder equal to the net dividend may, under the tax law applicable to the New Spark ADS holder, qualify as taxable income that is in turn subject to withholding, which could mean that a dividend is effectively taxed twice. There can be no guarantee that the information delivery requirement can be satisfied in all cases, which could result in adverse tax consequences for affected New Spark ADS holders. New Spark ADS holders should note that the applicable interpretation circular (Besteuerung von American Depository Receipts (ADR) auf inländische Aktien) issued by the German Federal Ministry of Finance (Bundesministerium der Finanzen), dated May 24, 2013 (reference number IV C 1-S2204/12/10003) (the “ADR Tax Circular”), is not binding on German courts, and there is no certainty as to whether a German tax court will follow the ADR Tax Circular in determining the German tax treatment of the New Spark ADSs. In addition, the ADR Tax Circular does not include details on how an ADR program should be designed. If the New Spark ADSs are determined not to fall within the scope of application of the ADR Tax Circular, or a German tax court does not follow the ADR Tax Circular, and profit distributions made with respect to the New Spark ADSs were not treated as a dividend for German tax purposes, the New Spark ADS holder would not be entitled to a refund of any taxes withheld on the dividends under German tax law and profit distributions made with respect to the New Spark ADSs may be effectively taxed twice.
You may have less access to information about New Spark and less opportunity to exercise your rights as a security holder if you hold New Spark ADSs instead of New Spark Ordinary Shares.
The rights and terms of the New Spark ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to New Spark Ordinary Shares, for which there is no active trading market in the United States. However, because of aspects of German law, New Spark’s Articles of Association and the terms of the New Spark Deposit Agreement under which the New Spark ADSs are issued, your rights as a holder of New Spark ADSs will differ in various ways from a stockholder’s rights, and you may be affected in other ways, including:
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you may not be able to participate in rights offerings or dividend alternatives;

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the New Spark Deposit Agreement may be amended by New Spark and the New Spark ADS Depositary, or may be terminated by New Spark or the New Spark ADS Depositary, without your consent in a manner that could prejudice your rights; and

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the New Spark Deposit Agreement limits New Spark’s obligations and liabilities and those of the New Spark ADS Depositary.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement/prospectus and the documents to which Spark and Affinitas refer herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Affinitas’s, Spark’s, or New Spark’s performance or achievements to be materially different from those of any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made, and neither New Spark, Affinitas nor Spark assumes any duty to update forward-looking statements. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Words and expressions reflecting optimism, satisfaction, or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements include, but are not limited to, statements about the benefits of the Business Combination, statements about the ability to drive superior growth or achieve cost savings, statements about operating a diverse global platform of premium online dating sites, statements about the ability to leverage strengths of each company to provide exceptional user experience and drive stockholder value, statements about the expected size of the combined company, statements about the projected financial results of the combined company for 2018, statements about the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the failure to obtain Spark Stockholder approval, or the failure to satisfy the closing conditions; the risk that the benefits from the Business Combination may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark and Affinitas operate; risks related to disruption of management’s attention from Spark’s or Affinitas’s ongoing business operations due to the transaction; the effect of the announcement of the Business Combination on the ability of Spark and Affinitas to retain and hire key personnel, operating results and business generally; Spark’s and Affinitas’s ability to continue to control costs and operating expenses; Spark’s and Affinitas’s ability to achieve the intended cost savings; the ability to promptly and effectively integrate the businesses of Spark and Affinitas; Spark’s and Affinitas’s ability to generate cash from operations, lower-than-expected revenues, credit quality deterioration or a reduction in net earnings; Spark’s and Affinitas’s ability to raise outside capital and to repay debt as it comes due; Spark’s and Affinitas’s ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by Spark’s and Affinitas’s competitors; Spark’s and Affinitas’s ability to maintain strong relationships with branded channel partners; changes in Spark’s stock price before the Closing, including as a result of the financial performance of Affinitas prior to the Closing, or more generally due to broader stock market movements, and the performance of peer group companies; Spark’s and Affinitas’s ability to enforce intellectual property rights and protect their respective intellectual property; general competition and price measures in the market place; general economic conditions; and the other concerns identified in the section titled “Risk Factors.”
Although Spark and Affinitas believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The underlying expected actions or Spark’s or Affinitas’s results of operations involve risks and uncertainties, many of which are outside of either company’s control, and any one of which, or a combination of which, could materially affect Spark’s and Affinitas’s results of operations and whether the forward-looking statements ultimately prove to be correct. These forward-looking statements speak only as of the date on which the statements were made and neither Spark nor Affinitas undertakes any obligation to update or revise any forward-looking statements made in this proxy statement/prospectus or elsewhere as a result of new information, future events, or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this document, the factors discussed under “Risk Factors” could cause actual results to differ materially from those discussed in the forward-looking statements.
Many of the factors that will determine Spark’s and Affinitas’s future results are beyond Spark’s and Affinitas’s ability to control or predict. Spark and Affinitas cannot guarantee any future results, levels of activity, performance, or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this proxy statement/prospectus.
Readers are cautioned that any forward-looking statement speaks only as of the date of this proxy statement/prospectus, and it should not be assumed that the statements remain accurate as of any future date. Neither Affinitas nor Spark undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. Spark and Affinitas caution further that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list should not be considered a complete statement of all potential risks and uncertainties.
Readers should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by Spark or Affinitas or persons acting on behalf of either party.

THE SPECIAL MEETING OF SPARK STOCKHOLDERS
This section contains information for holders of Spark Shares about the Special Meeting that Spark has called to allow its stockholders to consider and approve the Merger Agreement. Spark is mailing this proxy statement/prospectus to its common stockholders on or about October 5, 2017. Together with this proxy statement/prospectus, Spark is sending a notice of the Special Meeting and a form of proxy that the Spark Board is soliciting for use at the Special Meeting and at any adjournments or postponements of the Special Meeting.
This proxy statement/prospectus is also being furnished by New Spark to stockholders of Spark as a prospectus in connection with the issuance of New Spark ADSs upon completion of the Merger.
Date, Time, Place and Purpose of the Special Meeting
This proxy statement/prospectus is being furnished to Spark Stockholders as part of the solicitation of proxies by the Spark Board for use at the Special Meeting to be held on November 2, 2017, at 9:00 a.m. local time, at 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025, or at any postponement or adjournment thereof.
At the Special Meeting, Spark Stockholders will be asked to consider and vote upon the following proposals:
1.   the Merger Agreement Proposal; and
2.   the Adjournment Proposal.
The Merger Agreement Proposal
Spark Stockholders must adopt the Merger Agreement by approving the Merger Agreement Proposal in order for the Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the Merger Agreement carefully and in its entirety, as well as the other information in this proxy statement/prospectus.
Adjournment Proposal
Spark Stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. If this proposal is approved, the Special Meeting could be successively adjourned to any date. In accordance with the Spark Bylaws, a vote on adjournment of the Special Meeting may be taken in the absence of a quorum. Spark does not intend to call a vote on adjournment of the Special Meeting to solicit additional proxies if the Merger Agreement Proposal is approved at the Special Meeting.
Recommendation of the Spark Board of Directors
The Spark Board recommends that you vote “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.
Spark Record Date; Shares Entitled to Vote
Spark has set the close of business on October 2, 2017, as the record date for the Special Meeting, and only holders of record of Spark Shares on the record date are entitled to vote at the Special Meeting or any postponements or adjournments thereof. You are entitled to receive notice of, and to vote at, the Special Meeting if you owned Spark Shares, including shares in respect of Spark restricted stock awards, as of the close of business on the record date. You will have one vote on all matters properly coming before the Special Meeting for each Spark Share that you owned as of the close of business on the record date.
As of the record date, October 2, 2017, there were 32,254,862 Spark Shares outstanding and entitled to vote, held by 57 holders of record. As of the record date, the directors and executive officers of Spark and their affiliates beneficially owned and were entitled to vote approximately 7,928,533 Spark Shares representing approximately 24.1% of the Spark Shares outstanding on that date.

As of the record date, October 2, 2017, Affinitas did not beneficially own any shares of Spark’s common stock.
Quorum Required
The presence, in person or represented by proxy, of holders of a majority of the aggregate voting power of the issued and outstanding Spark Shares entitled to vote at the Special Meeting constitutes a quorum for the purposes of the Special Meeting.
Abstentions, which occur when you vote “ABSTAIN” with respect to one or more proposals, will be considered present for purposes of establishing a quorum.
Spark Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and Spark Shares with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum. Failures to vote will not be considered present for purposes of establishing a quorum.
Required Vote
The approval of the Merger Agreement Proposal requires the affirmative vote of a majority of the outstanding Spark Shares entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Merger Agreement.
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of Spark Shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your Spark Shares are present at the Special Meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” the Adjournment Proposal. If you fail to submit a proxy and fail to attend the Special Meeting or if your Spark Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your Spark Shares, your Spark Shares will not be voted, but this will not have an effect on the approval of the Adjournment Proposal.
In connection with the Merger, PEAK6, Osmium Partners, LLC, 402 Capital LLC, the members of the Spark Board and certain members of Spark’s senior management, who collectively held approximately 38.05% of the Spark Shares outstanding as of the record date, entered into a voting agreement (the “Voting Agreement”) with Affinitas in which each has agreed to appear for the purpose of obtaining a quorum at the Spark Stockholders meeting and to vote all Spark Shares or other equity securities owned by such stockholder and entitled to vote, or with respect to which such stockholder has voting power or control, in favor of the adoption of the Merger Agreement. Each such person also delivered to Affinitas an irrevocable proxy covering the total number of Spark Shares beneficially owned by such stockholder to vote such shares in favor of the adoption of the Merger Agreement.
How to Vote
Stockholders of Record
If your Spark Shares are registered directly in your name with Computershare, the transfer agent of Spark, you are considered to be, with respect to those Spark Shares, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Spark.
If you are a stockholder of record, you may have your Spark Shares voted on matters presented at the Special Meeting in the following ways:
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by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 pm, Eastern Time, on the day before the Special Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;
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by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, which must be received before the Spark Shares are voted at the Special Meeting; or

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in person — you may attend the Special Meeting and cast your vote there. Attendance at the Special Meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy.

Beneficial Holders
If your Spark Shares are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of Spark Shares held in “street name.” In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those Spark Shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares by following their instructions for voting.
In accordance with the rules of the NYSE American, brokers, banks and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the Merger Agreement Proposal or the Adjournment Proposal, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and will have no effect on the Adjournment Proposal. Thus, for Spark Shares held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the Merger Agreement will be counted as a vote in favor of such proposal.
Other Voting Instructions
Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Corporate Secretary of Spark by the time the Special Meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in your elected form in exchange for your stock certificates.
If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your Spark Shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Spark Shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your Spark Shares should be voted on a matter, the Spark Shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.
If you hold your shares in more than one brokerage account, or if you hold your shares in multiple ways (as a record holder and/or beneficial holder), you may have received more than one set of proxy materials. It is important that you return all proxy cards and voting instruction cards to make sure all your shares are voted.
If you have any questions or need assistance voting your shares, please contact Spark, by calling toll-free at (888) 522-6176.

Stockholders Sharing an Address
As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to Spark Stockholders residing at the same address, unless such Spark Stockholders have notified Spark of their desire to receive multiple copies of this proxy statement/prospectus. This is known as householding. Spark will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any Spark Stockholder residing at an address to which only one copy was mailed. Spark Stockholders who do not receive a separate copy of this proxy statement/prospectus and who want to receive a separate copy may request to receive a separate copy of this proxy statement/prospectus by writing to Spark Networks, Inc., Attn: Corporate Secretary, 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025. Spark undertakes to deliver promptly a copy of this proxy statement/prospectus upon the receipt of such request. Spark Stockholders who share an address and receive multiple copies of this proxy statement/prospectus may also request to receive a single copy by following the instructions above.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF SPARK COMMON STOCK PROMPTLY.
Revocations
Stockholders of Record
If you are a stockholder of record, you may change your vote at any time before your shares are voted in any of the following ways:
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by voting via Internet or telephone at a later date (in which case only the later-submitted proxy will be counted and the earlier-submitted proxy will be revoked);

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by completing, signing, dating and returning a new proxy card, which must be received before the shares are voted at the Special Meeting (in which case only the later-submitted proxy will be counted and the earlier-submitted proxy will be revoked);

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by filing a timely written notice of revocation with the Corporate Secretary of Spark at Spark Networks, Inc., Attn: Corporate Secretary, 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025; or

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in person — you may attend the Special Meeting and cast your vote there (in which case any earlier-submitted proxy will be revoked). Attendance at the Special Meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy.

Unless you decide to attend the meeting and vote your shares in person after you have submitted a prior proxy, Spark recommends that you revoke or amend your prior instructions in the same way you initially gave them — that is, by telephone, Internet or in writing. This will help to ensure that your shares are voted the way you have determined you wish them to be voted. If you revoke by mail or by using the telephone or Internet voting options, Spark must receive the revocation before the Special Meeting begins. If you choose to revoke by mail, please make sure you have provided enough time for the replacement proxy to reach Spark. Once the Special Meeting begins, you can only revoke your proxy in person. Once the polls close at the Special Meeting, the right to revoke ends.
Beneficial Holders
If you are a beneficial holder, you may change your vote by following the instructions provided to you by your bank, brokerage firm or other nominee and submit new voting instructions to such bank, brokerage firm or other nominee.
Inspector of Election
Spark has appointed Computershare to act as the inspector of election at the Special Meeting.

Results of the Special Meeting
The preliminary voting results will be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Spark will file the final voting results with the SEC on Form 8-K.
Solicitation of Proxies; Payment of Solicitation Expenses
Spark will pay for the proxy solicitation costs related to the Special Meeting, except that Spark and Affinitas will share equally the costs and expenses of preparing the proxy statement/prospectus and filing it with the SEC.
Spark has not engaged a proxy solicitor to assist in the solicitation of proxies for the Special Meeting. Spark’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Spark may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Spark Shares.
No Other Business
Under the Spark Bylaws, the business to be conducted at the Spark Special Meeting will be limited to the purposes stated in the notice to Spark Stockholders provided with this proxy statement/prospectus.
Questions and Additional Information
If you have additional questions about the Merger and/or other aspects of the Business Combination, need assistance in submitting your proxy or voting your Spark Shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Spark, by calling toll-free at (888) 522-6176.

PROPOSAL ONE — ADOPTION OF THE AGREEMENT AND PLAN OF MERGER
The following discussion contains material information about the Merger and certain terms of the Merger Agreement. You should also read in its entirety the section entitled “The Agreement and Plan of Merger” for a discussion of additional material information about the terms of the Merger Agreement. The discussion is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read carefully this entire proxy statement/prospectus, including the Merger Agreement, for a more complete understanding of the Business Combination.
Terms of the Merger
Transaction Structure
Each of Affinitas’s boards and the Spark Board have approved the Merger Agreement. The Merger Agreement provides that Merger Sub will be merged with and into Spark, the separate existence of Merger Sub will cease, and Spark will become a wholly owned subsidiary of New Spark.
Merger Consideration
Under the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each outstanding Spark Share will be converted into the right to receive a number of New Spark ADSs equal to the Adjustment Ratio, with each New Spark ADS representing 0.1 newly issued New Spark Ordinary Shares (the “Merger Consideration”).
The “Adjustment Ratio” means 0.1, unless the Spark Warrant is exercised in whole or in part, in which case the “Adjustment Ratio” means 0.1 multiplied by a fraction, (a) the numerator of which is (x) the Post-Warrant Exercise Share Number minus the (y) aggregate number of Spark Shares issued in connection with the exercise of the Spark Warrant, and (b) the denominator of which is the Post-Warrant Exercise Share Number.
Assuming the Spark Warrant is exercised in full in cash prior to the Effective Time, the outstanding number of shares of Spark common stock would be increased by 7,500,000 and the Adjustment Ratio would consequently decrease to 0.081.
Based on the above and assuming the Spark Warrant is not exercised, a Spark Stockholder holding 1,000 shares of Spark common stock at the Effective Time, would receive 100 New Spark ADSs, representing 10 shares of New Spark. If the Spark Warrant is exercised in full in cash prior to the Effective Time, a Spark Stockholder holding 1,000 shares of Spark common stock at the Effective Time would receive 81 New Spark ADSs, representing 8.1 shares of New Spark.
Immediately following the Business Combination, it is expected stockholders of Affinitas will own approximately 75% of New Spark and Spark Stockholders will own approximately 25% of New Spark.
New Spark will not deliver any fractional New Spark ADSs in the Business Combination. Instead, a holder of Spark Shares who otherwise would have received a fraction of a New Spark ADS will receive an amount in cash (without interest and subject to applicable withholding taxes) equal to such holder’s proportionate interest in the sum of  (i) the net proceeds from the sale or sales by the Exchange Agent, DTC, or DTC participants of the Excess Securities (as defined below) and (ii) the aggregate dividends or other distributions that are payable with respect to such Excess Securities (such dividends and distributions being herein called the “Fractional Dividends”). As soon as reasonably practicable following the Effective Time, the Exchange Agent, DTC, or DTC participants shall determine the excess of  (x) the number of New Spark ADSs into which Spark Shares was converted over (y) the aggregate number of whole New Spark ADSs to which the former holders of Spark Shares are entitled (such excess being herein called the “Excess Securities”). The Exchange Agent, DTC, or DTC Participants shall sell the Excess Securities at the prevailing prices on the NYSE American. The sale of the Excess Securities shall be executed on the NYSE American through one or more member firms of the NYSE American and shall be executed in round lots to the extent practicable. The Exchange Agent, DTC, or DTC Participants shall deduct from the proceeds of sale of the Excess Securities all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of

Excess Securities. Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of Spark, the Exchange Agent, DTC, or DTC Participants will hold such proceeds and dividends for the benefit of such former stockholders. As soon as reasonably practicable after the determination of the amount of cash to be paid to former stockholders of Spark for any fractional interests, the Exchange Agent, DTC, or DTC Participants shall make available such amounts to such former stockholders.
Conversion of Spark Common Stock; Exchange of Certificates
The conversion of Spark Shares into the right to receive the Merger Consideration will occur automatically upon completion of the Merger. As soon as reasonably practicable after completion of the Merger, the Exchange Agent will exchange certificates or book entry shares representing Spark Shares for Merger Consideration to be received by holders of Spark Shares in the Merger pursuant to the terms of the Merger Agreement.
Letter of Transmittal
Soon after the completion of the Merger, the Exchange Agent will send a letter of transmittal to only those persons who were registered holders of Spark Shares in certificated form at the Effective Time. This mailing will contain instructions on how to surrender certificates evidencing Spark Shares (if these shares have not already been surrendered) in exchange for the Merger Consideration that the holder is entitled to receive under the Merger Agreement. If a certificate for Spark Shares has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.
Withholding
New Spark, Spark and the Exchange Agent are entitled to deduct and withhold, or cause the surviving corporation following the Business Combination or the Exchange Agent to deduct and withhold, from the Merger Consideration, such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the Merger as having been paid to the Spark Stockholders from whom they were withheld.
Dividends and Distributions
Until Spark Share certificates or book-entry shares are surrendered for exchange, any dividends or other distributions having a record date after the Effective Time with respect to the New Spark ADSs into which Spark Shares have been converted will accrue but will not be paid. New Spark will pay to former Spark Stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Spark Share certificates or book-entry shares. After the Effective Time, there will be no transfers on the stock transfer books of Spark of any Spark Shares. If certificates representing Spark Shares are presented for transfer after the completion of the Business Combination, they will be cancelled and exchanged for the Merger Consideration.
Background of the Business Combination
The Spark Board has regularly reviewed and discussed Spark’s business, performance, prospects and long-term strategy, the competitive landscape, and its expected growth opportunities. In light of the foregoing, the Spark Board has considered, from time to time, various potential strategic alternatives, including acquisitions or business combinations.
In January 2016, Spark engaged GCA Savvian Advisors, LLC (“GCA”), to serve as its exclusive financial advisor in connection with a potential sale of Spark. GCA contacted approximately 65 financial and strategic buyers as potential acquirors of Spark. Spark entered into several non-disclosure agreements with potential acquirors interested in conducting further due diligence of Spark. One of the potential acquirors that entered into a non-disclosure agreement with Spark as part of this due diligence process was Affinitas. None of these discussions with any such parties resulted in the execution of an acquisition agreement by Spark, and GCA’s engagement was terminated by Spark in June 2016.

On January 13, 2017, a representative of GCA introduced via email Robert O’Hare, the Chief Financial Officer of Spark, to a representative of a venture capital firm in order to engage in exploratory discussions about how a transaction involving Spark might be structured with the venture capital firm (such firm is referred to herein as the “VC Firm”).
On January 19, 2017, a representative of the VC Firm delivered a draft letter of intent proposing a potential merger of Spark with one of the VC Firm’s portfolio companies.
A teleconference call was held on January 20, 2017, between representatives of the VC Firm, one of the VC Firm’s portfolio companies, and members of management of Spark, including directors John Lewis and Brad Goldberg, Daniel Rosenthal, the Chief Executive Officer of Spark, and Mr. O’Hare. Thereafter, in-person meetings at Spark’s offices were held between representatives of Spark and the VC Firm on February 7, 2017.
On January 4, 2017, Jeronimo Folgueira, the Chief Executive Officer of Affinitas, and Mr. Rosenthal had a telephone conversation to discuss and explore, on a preliminary basis, a potential combination of the businesses of Affinitas and Spark.
On January 16, 2017, Mr. Folgueira provided additional information about Affinitas by email to Mr. Rosenthal and Mr. O’Hare and suggested that an in-person meeting at Spark’s offices be scheduled for the week of January 30, 2017, to further discuss a potential combination of the businesses.
On February 1, 2017, in-person meetings at Spark’s offices were held with Spark’s representatives Mr. Rosenthal, Mr. Goldberg and Mr. O’Hare, and Affinitas’s representatives Mr. Folgueira and Michael Schrezenmaier, the Chief Operating Officer of Affinitas. The meetings included a discussion of cost synergy potential for a transaction between the companies, deal structure, valuation, execution complexity and next steps.
On February 3, 2017, Mr. Folgueira distributed the written material discussed at the February 1st in-person meeting to Mr. Rosenthal, Mr. O’Hare and Mr. Goldberg. On February 8, 2017, Mr. Goldberg discussed with Mr. Folgueira timelines and next steps for a potential combination with Affinitas. Mr. Goldberg and Mr. Folgueira had follow up discussions on each of February 9, 2017 and February 10, 2017.
A meeting of the Spark Board was held by telephone on February 15, 2017. Mr. Turek was absent from the meeting. Mr. O’Hare and representatives of PEAK6 and Morrison & Foerster LLP, Spark’s legal counsel, were also in attendance. The board discussed a potential business combination with Affinitas or with the portfolio company of the VC Firm. Mr. Goldberg reported that Affinitas appeared to make more strategic sense and have less complexity than the proposals put forth by the VC Firm. In particular, the board believed that the business and operations of the VC Firm’s portfolio company were less complementary to Spark’s existing business and operations than the proposed business combination with Affinitas would be. As a result, the board viewed the proposed business combination with Affinitas as having less operational risk and more synergistic qualities than a potential transaction with the VC Firm’s portfolio company. Mr. Goldberg also discussed Affinitas’s potential valuation of Spark. Other members of the board provided their thoughts on the potential valuation. Following a discussion, the board determined to cease further discussions with the VC Firm and to focus discussions with Affinitas on a potential business combination. Mr. Brodsky also requested that Spark obtain a quality of earnings report as part of its due diligence review of Affinitas.
The board then discussed and approved the formation of a transaction committee consisting of Mr. Goldberg, as chairman, Mr. McConnell and Mr. Lewis. The transaction committee was formed for the purpose of addressing some of the day-to-day requirements of the negotiation process under the direction of the Spark Board. The Spark Board and its advisors recognized that a potential transaction would require frequent meetings during the negotiation and due diligence phase of the project. Accordingly, the transaction committee’s role was to receive regular updates from management and advisors, to make recommendations to the full Spark Board relating to any potential transaction, and to inform the full Spark Board of material information and developments for their consideration. The members of the transaction committee were selected based on a number of factors, including prior mergers and acquisitions and related experience and the availability to meet with other members on a frequent basis during the negotiation process. The transaction committee subsequently held meetings on a regular basis throughout the process of negotiating the transaction documents with Affinitas. The meetings of the transaction committee primarily focused on the due diligence process for the proposed transaction and the transaction terms, with the transaction committee reporting to the full Spark Board any material developments relating to the transaction and such matters being addressed at the meetings of the Spark Board as described further below.
Mr. Goldberg, Mr. O’Hare and Lisa McLafferty, the Chief Revenue Officer of Spark, met with representatives of Affinitas in Berlin, Germany, on February 21, 2017, February 22, 2017, and February 23, 2017. The discussions focused on the strategic rationale for the business combination, operational issues, structure, valuation and board composition. The representatives of Affinitas used available data for Spark based on Spark’s public filings and their previous experience with earlier transactions to present to the working group at the meeting the combined company’s possible operating and organizational approach. This presentation framed the preliminary discussions during the meeting which covered a variety of topics, including valuation and the relative contribution of each company to the combined company’s future results. When considering the structure of the proposed transaction, the attendees at the meeting focused on the valuation of Affinitas and Spark, as well as their respective markets, and the combined company’s future strategies and growth as well as certain internal financial analyses, estimates and forecasts for Spark and Affinitas and proposed synergies from the Business Combination.
A meeting of the Spark Board was held by telephone on February 27, 2017, to discuss the potential combination with Affinitas. Mr. O’Hare and representatives of PEAK6 and Morrison & Foerster were also in attendance. A representative of Morrison & Foerster discussed the board’s fiduciary duties with respect to the proposed transaction. Mr. Goldberg then discussed the results of recent meetings with members of Affinitas’s management team, including the operational plan for the combined company, growth strategy and technology strategy. Mr. Goldberg also discussed potential transaction terms. Mr. Goldberg then discussed the potential timeline for completing the combination. The board noted the need to complete due diligence reviews and finalize a tax efficient post-closing structure. Mr. O’Hare reported that Spark was engaging a transaction advisor to conduct a quality of earnings review with respect to Affinitas. A representative of Morrison & Foerster reported that Spark was in the process of engaging an investment bank to conduct a fairness evaluation and provide an opinion with respect to the proposed combination with Affinitas. During the meeting of the Spark Board, the board concluded that a business combination with Affinitas could accelerate the accomplishment of a variety of Spark’s strategic priorities, and that such a business combination could benefit Spark’s stockholders by providing them with an interest in the combined company and the ability to participate in the future growth and opportunities of the combined company. The Spark Board believed that Affinitas’s complementary business made the proposed combination a compelling strategic opportunity.
On March 1, 2017, Mr. Goldberg had a telephone call with Martin Weber, general partner of Holtzbrink Ventures and a member of the supervisory board of Affinitas. Mr. Goldberg and Mr. Weber discussed several topics relating to the potential transaction, including the anticipated cash position of the combined company, potential deal timeline and governance structure of the combined company.
On March 3, 2017 Spark received an engagement letter from the transaction advisor for purposes of providing financial and tax due diligence services in connection with the proposed transaction with Affinitas. The engagement letter was executed on March 22, 2017.
A meeting of the Spark Board was held by telephone on March 3, 2017. Mr. O’Hare and representatives of Morrison & Foerster were also in attendance. Mr. Goldberg discussed the status of the proposed combination with Affinitas, including, among other things, potential board composition and potential cash position of the combined company. Mr. Goldberg noted that the next step would be for Spark to prepare a non-binding term sheet for Affinitas’s consideration and an exclusivity agreement. The board then discussed the rationale for the potential transaction with Affinitas, including growth opportunities in the United States, Affinitas’s financial projections and potential valuations. The board also discussed economies of scale in the dating industry and that the combined company had the opportunity to be in a strong strategic position to support revenue generation and cost efficiencies. The board also discussed the potential transaction structure. A representative of Morrison & Foerster noted that a structure had not yet been decided, but might involve a non-U.S. holding company. The board also discussed the need to determine what effect the transaction would have on the PEAK6 Master Services Agreement and the impact on the transaction exchange ratio of leaving cash in Spark as opposed to distributing cash to stockholders by way of a dividend. The board then discussed the potential benefits of engaging a financial advisor, noting that Spark recently reviewed market opportunities with the assistance of an investment banker. The board then discussed the terms to be included in a term sheet to be provided to Affinitas, including potential stockholder lock-up agreements which would prohibit such stockholders from selling shares for a fixed period of time following closing. Mr. Goldberg said that he would work with Spark’s management and Morrison & Foerster to prepare a draft term sheet for the board’s review.
A meeting of the Spark Board was held by telephone on March 6, 2017. Mr. Mather was absent from the meeting. Robert O’Hare and representatives of Morrison & Foerster were also in attendance. The primary purpose of the meeting was to review the proposed term sheet for the potential transaction with Affinitas. A representative of Morrison & Foerster discussed the proposed terms in the term sheet and the non-binding nature of the term sheet. Mr. Goldberg then discussed in more detail the transaction terms in the term sheet. He noted that Spark was proposing receiving a greater portion of the combined company’s shares than previously discussed with Affinitas in exchange for forgoing a dividend of excess cash pre-closing. The board discussed and agreed upon the exchange ratio to be set forth in the term sheet. The board then discussed the proposed stockholder transfer restrictions, including the stockholders that may be subject to such restrictions, and noted that Spark could not commit to these restrictions on behalf of the subject stockholders. Mr. Goldberg noted the importance of the transfer restrictions for purposes of showing support for the new combined company’s stock. The board then discussed the impact of the proposed transaction on the PEAK6 Master Services Agreement, noting that Affinitas did not want to maintain this agreement for more than six months following the closing of the potential transaction. However, the board recognized that this agreement cannot be unilaterally terminated without consequences, including payment to PEAK6. The board determined to state in the term sheet that this agreement would continue in accordance with its terms. The board then discussed the draft exclusivity agreement. Mr. Goldberg expressed the concern that Affinitas could be in discussions regarding other potential transactions, therefore Spark should negotiate exclusivity with Affinitas in order to minimize risk. The board determined to propose a mutual exclusivity arrangement to show Spark was willing to work toward completing a transaction with Affinitas. The board also discussed the proposed term of the exclusivity period and decided on nine months and a cap for reimbursement of expenses. The board then authorized Mr. Goldberg to finalize the term sheet and exclusivity agreement in accordance with its guidance from this meeting of the board and to submit both documents to Affinitas.
Also on March 6, 2017, Mr. Goldberg had a telephone call with Mr. Folgueira and Mr. Sablotny to provide each other with updates of the recent board meetings held by both Spark and Affinitas regarding the potential transaction. Mr. Folgueira also discussed several topics relating to the transaction, including financial terms, the treatment of employee equity, shareholder agreements, and the PEAK6 agreements with Spark.
On March 7, 2017, Mr. Goldberg and Mr. Weber had a telephone call where they discussed the status of the transaction, the feedback provided form their respective boards, and next steps relating to the transaction.
Also on March 7, 2017, Spark submitted a term sheet setting forth the key terms of the proposed combination and an exclusivity agreement to Affinitas. Affinitas subsequently engaged the law firm of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) to serve as its counsel in connection with the transaction.
On March 9, 2017, Mr. Goldberg had a telephone call with Mr. Folgueira and Mr. Sablotny to discuss next steps following Spark’s submission of a term sheet, including various work streams that would be important for Spark to undertake as a public company such as a quality of earnings report on Affinitas and a fairness opinion, as well as shareholder agreements relating to the proposed transaction.

On March 13, 2017, after interviewing a few potential financial advisors, Spark received an engagement letter from B. Riley & Co., LLC (“B. Riley”) for purposes of rendering a fairness opinion to Spark for the transaction. On March 15, 2017, Mr. Goldberg, Mr. Weber and Mr. Khalil discussed governance topics relating to the combined company, including board composition and board compensation. The engagement letter between B. Riley and Spark was executed on March 16, 2017.
Affinitas provided to Spark a revised draft of the term sheet and exclusivity agreement on March 14, 2017. After review and negotiation of the revised term sheet, the term sheet was finalized and the exclusivity agreement was signed by the parties on March 20, 2017.
On March 16, 2017, representatives of Spark and Affinitas held a kick-off meeting for the transaction to discuss the various ongoing work streams, such as legal, financial, technology and organizational, to be completed in connection with the proposed transaction.
Representatives of Affinitas and Milbank received access to the Spark virtual data room on March 15, 2017 and commenced the legal, financial and tax due diligence review of Spark. Representatives of Spark and Morrison & Foerster received access to the Affinitas virtual data room on March 18, 2017 and commenced the legal, financial and tax due diligence review of Affinitas.
Representatives of Spark and Affinitas had a telephone call on March 19, 2017 to discuss the legal, financial and organizational work streams, transaction structure and the agenda for the next meeting.
A representative of Morrison & Foerster and a representative of Milbank had a telephone call on March 20, 2017 to discuss allocation of tasks and responsibilities, legal due diligence and general transaction timing.
On March 22 and 23, 2017, representatives of Morrison & Foerster and representatives of Milbank discussed tax considerations and possible transaction structure, including the form and domicile of the publicly traded vehicle for the combined company and whether the New Spark company will list its shares on a U.S. stock exchange directly or through ADRs.
On March 22, 2017 and March 24, 2017, representatives of Spark and Affinitas discussed various work streams relating to the transaction.
After review and consultation with the management team at Spark, on March 28, 2017, Morrison & Foerster delivered the draft Merger Agreement to Milbank.
On March 30, 2017, a representative of Morrison & Foerster discussed transaction structure with a representative of Milbank, including board composition and a potential transaction structure whereby the ultimate parent company would be a European stock corporation. Also on March 30, 2017, representatives of Spark and Affinitas discussed various work streams relating to the transaction.
Milbank distributed a revised draft of the Merger Agreement to Morrison & Foerster on April 5, 2017, and initial drafts of the Voting Agreement, Registration Rights Agreement and lock-up agreement to Morrison & Foerster on April 6, 2017.
Representatives of Spark, Affinitas, Morrison & Foerster and Milbank held a telephone call on April 6, 2017 to discuss, among other things, financial due diligence review, legal due diligence review, the Merger Agreement, transaction structure, the PEAK6 Master Services Agreement, the post-closing stockholder lock-up, future transaction team meetings and preparation for closing.
On April 10, 2017, Mr. O’Hare and representatives of Morrison & Foerster met with Mr. Sablotny and representatives of Milbank to further negotiate the terms of the Merger Agreement, the Voting Agreement, the Registration Rights Agreement and the Lock-Up Agreement. The terms of the Merger Agreement were the focus of these negotiations, particularly the exchange ratio for purposes of determining the number of New Spark ADSs received in exchange for Spark shares in the Merger, the composition of the board and officers following the completion of the Business Combination, and the termination fees. Also discussed during the meeting were the parties that would ultimately be subject to lock-up agreements and the percentage of shares to be subject to the lock-up. Following this meeting, Morrison & Foerster delivered a revised draft of the Merger Agreement to Milbank on April 12, 2017.

Representatives of Spark, Morrison & Foerster and Milbank held a telephone call on April 11, 2017 to discuss follow up questions from Affinitas’s due diligence review of Spark.
On April 17, 2017, Mr. Goldberg and Mr. Folgueira held a telephone call to discuss updates and related matters concerning the potential transaction.
Revisions to the Voting Agreement were distributed by Morrison & Foerster on April 17, 2017. Revisions to the Registration Rights Agreement were distributed by Morrison & Foerster on April 18, 2017, and revisions to the lock-up agreement were distributed by Morrison & Foerster on April 19, 2017.
On April 19, 2017, a representative of Morrison & Foerster and a representative of Milbank had a telephone call to discuss Morrison & Foerster’s revisions to the Merger Agreement. Also on April 19, 2017, representatives of Morrison & Foerster’s Berlin office and Milbank’s Munich office held a telephone call to discuss, among other things, the post-closing structure of the new company and the treatment of Spark Stock Options and RSUs in the transaction, including by having Spark Stock Options exchanged for awards to acquire ADSs from a trust formed to hold such ADSs for such purpose.
On April 20, 2017, representatives of Milbank distributed an initial draft of the Affinitas stockholder support agreement to Morrison & Foerster.
On April 20, 2017, the Spark Board met telephonically. Mr. O’Hare and representatives of Morrison & Foerster, the transaction advisor and B. Riley also attended. The representatives of the transaction advisor presented a preliminary report of their findings for the quality of earnings report they had been preparing and provided an overview of the financial diligence being performed on Affinitas, as well as an overview of the key tax findings. The board of directors discussed the key findings of the transaction advisor. Representatives of B. Riley then provided a high level summary of the preliminary conclusions in the key areas covered by their draft fairness opinion, including a pro forma financial overview of Spark following the Merger. The board of directors and the representatives of B. Riley discussed the valuation methodologies used by B. Riley in preparing their fairness opinion. A representative of Morrison & Foerster discussed the status of principal deal documents and the timing of negotiations to take place in New York City the following week. Mr. O’Hare then provided a summary of the key deal terms, including the structure of the transaction and the pro forma ownership of Spark following the Business Combination, and presented a summary of the transaction valuation. Mr. O’Hare then presented, and the board of directors discussed, alternative scenarios in which Spark would not proceed with the Business Combination with Affinitas and would continue to operate as a standalone entity over the next five years.
On April 21, 2017, representatives of Milbank sent a revised draft of the Merger Agreement to representatives of Morrison & Foerster, which was shared with the board of directors and management of Spark.
On April 24, 2017, Mr. O’Hare and representatives of Morrison & Foerster met with Mr. Sablotny and representatives of Milbank in New York at the offices of Milbank to discuss and negotiate key outstanding terms in the Merger Agreement. The parties discussed the treatment of outstanding Spark Stock Options, the mechanics of exchanging shares of common stock of Spark for newly listed ADRs of the New Spark company to be formed for the purposes of the Business Combination, the respective covenants of the parties to accomplish such exchange and certain representations in the Merger Agreement regarding intellectual property, employment and tax issues. Representatives of Morrison & Foerster and Milbank also discussed certain changes to the non-solicitation covenants in the Merger Agreement.
On April 25, 2017, Mr. Goldberg, Mr. O’Hare and a representative of Morrison & Foerster met with Mr. Folgueira, Mr. Sablotny, David Khalil, a member of the supervisory board of Affinitas and representatives of Milbank and a representative of Noerr LLP, counsel to Rocket Internet SE, a stockholder of Affinitas, in New York at Milbank’s offices to discuss and negotiate the outstanding business issues between the parties, including the status of negotiations with PEAK6 regarding the Management Services Agreement between PEAK6 and Spark, the parties to the lock-up agreements to be entered into in connection with the transaction and the percentage of shares to be subject to the lock-up, the capitalization of New Spark, termination fees, cash to be held by each of Spark and Affinitas following the Business Combination, retention plans and outstanding diligence and disclosure items.

On April 26, 2017, the Spark Board met, together with certain members of Spark’s management and representatives of Morrison & Foerster, the transaction advisor and B. Riley, to discuss the status of the negotiations and the progress that had been made during the in-person meetings with representatives of Affinitas over the previous two days. A representative of Morrison & Foerster provided a status update on the documentation for the transaction, indicating that there were only a few outstanding legal issues remaining to be settled in the Merger Agreement, particularly the composition of the board immediately following the Business Combination and the amount of the termination fees. A representative of Morrison & Foerster also explained to the board that the Merger Agreement allowed for the board to review certain unsolicited acquisition proposals and to pursue those proposals and terminate the Merger Agreement in accordance with their fiduciary duties, subject to the conditions in the Merger Agreement and the payment of a termination fee. The board of directors requested clarification on the conditions to the closing of the Business Combination and discussed the board structure of the new company post-closing. The board of directors then discussed the operation of Spark during the interim period between signing and closing of the Merger Agreement and the impact that the transaction might have on the performance of management during the interim period. Representatives of the transaction advisor then provided an update to the presentation they had provided on April 20, 2017. The board of directors discussed their opinions of the report, and a representative of the transaction advisor described the process of converting Spark’s and Affinitas’s financial statements from their respective GAAP standards to IFRS. The board of directors then discussed the new securities to be issued by New Spark and how they would be listed on a securities exchange. Representatives of B. Riley then presented the current status of their fairness opinion and discussed with the board of directors the difference in liquidity that could be expected of a company being listed through an ADS rather than traditionally traded securities. Later that day, representatives of Morrison & Foerster distributed a revised draft of the Merger Agreement to representatives of Milbank, which was shared with the board of directors and management of Spark.
On April 27, 2017, representatives of Morrison & Foerster and Milbank continued negotiations of outstanding legal issues in the draft Merger Agreement. Later that day, representatives of Milbank sent a revised draft of the Merger Agreement to representatives of Morrison & Foerster, which was shared with the board of directors and management of Spark.
On April 28, 2017, the supervisory board of Affinitas held a teleconference meeting to consider the final terms of the proposed Business Combination with Spark. Later that day, the supervisory board of Affinitas unanimously voted to approve and adopt the Merger Agreement with Spark, and instructed management of Affinitas to finalize, sign and deliver the Merger Agreement on behalf of Affinitas.
On April 30, 2017, the Spark Board met telephonically, together with certain of Spark’s management and representatives of Morrison & Foerster and B. Riley. The representatives of B. Riley provided an overview of the changes they had made to their fairness opinion, indicating that the changes had no impact on their fundamental analysis of the transaction or their conclusion with respect to the Merger Consideration. B. Riley then delivered their fairness opinion orally to the effect that, as of that date and based on and subject to various assumptions and limitations described in their written fairness opinion, the Merger Consideration to be received by the stockholders of Spark was fair, from a financial point of view, to the stockholders of Spark. After discussion among the directors, all members of the board of directors, other than Mr. Mather who abstained, voted to approve and adopt the Merger Agreement with Affinitas, and instructed management to sign and deliver the Merger Agreement on behalf of Spark.
On May 2, 2017, after the closing of the financial markets in the United States, Spark and Affinitas exchanged signature pages to the Merger Agreement and issued a joint press release announcing the proposed Business Combination.
Spark’s Reasons for the Business Combination; Board Recommendation of the Spark Board of Directors
After careful consideration, and in consultation with Spark’s management and external financial and legal advisors, the Spark Board determined that the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Spark and its stockholders and approved and adopted the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement. Accordingly, the Spark Board recommends that its stockholders approve and adopt the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement.

The Spark Board considered a number of factors in determining to approve the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement, including the following material factors:
•
the financial presentations of Spark’s financial advisor, B. Riley, to the Spark Board on April 30, 2017, that as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations, the Merger Consideration was fair, from a financial point of view, to Spark’s common stockholders, as further described under “Proposal One — Adoption of the Agreement and Plan of Merger — Opinion of Spark’s Financial Advisor;”

•
the Spark Board’s familiarity with and understanding of Spark’s business, results of operations, asset quality, financial and market position, business risks, strategic challenges and its expectations concerning Spark’s future earnings and prospects;

•
the belief that the Business Combination would accelerate the accomplishment of a variety of key elements of Spark’s strategic priorities, promoting both continuity and growth, mitigating risks associated with operating a concentrated business model on a stand-alone basis and enabling Spark’s team to maintain and even strengthen Spark’s value proposition by drawing upon the combined company’s compatible competencies, talented employees and combined resources;

•
the Spark Board’s familiarity with and understanding of the current and prospective commercial environment in which each of Spark and Affinitas operate, including foreign, domestic and local economic conditions, the interest rate environment, and the likely effect of these factors on Spark both with and without the Business Combination;

•
the valuation of Spark Shares and the potential for Spark’s stockholders, as future holders of New Spark ADSs, to benefit to the extent of their interest in the combined company from the synergies of the Business Combination, in particular, enhanced revenue opportunities, and the anticipated pro forma impact of the Business Combination discussed with the Spark Board;

•
the view that the shared core values of Spark and Affinitas and complementary business fit make the proposed combination a compelling strategic opportunity and would contribute to the likelihood of successful integration and operation of the combined company post-closing, as well as the view that the combined strength of Affinitas’s and Spark’s management teams would benefit Spark Stockholders as future holders of New Spark ADSs;

•
the Spark Board’s evaluation, with the assistance of its financial advisor, of strategic alternatives available to Spark for maximizing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the Spark Board’s belief that the proposed Business Combination with Affinitas was the best option available to holders of Spark Shares;

•
the Merger Consideration offers holders of Spark Shares the opportunity to participate in the future growth and opportunities of the combined company, and the expected tax treatment of the Business Combination for U.S. federal income tax purposes, as further described under “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders” in the proxy statement/prospectus;

•
the results of the reverse due diligence conducted by Spark and its advisors on Affinitas during the negotiation of the transaction of the Merger Agreement and Spark’s knowledge of Affinitas’s management team, business, results of operations, financial and market position and future earnings and prospects;

•
the historical trading prices, volumes and performance of Spark’s common stock, and the company’s trading multiples of earnings and tangible book value relative to historical levels;

•
the fact that there are no material regulatory approvals required in connection with the Business Combination; and

•
the terms and conditions of the Merger Agreement and the course of negotiations of the Merger Agreement (see “Proposal One — Adoption of the Agreement and Plan of Merger —  Terms of the Merger” in the proxy statement/prospectus), the ability of the Spark Board, under certain circumstances, to change its recommendation to Spark Stockholders regarding the Business Combination (see “The Agreement and Plan of Merger — Covenants and Agreements” in the proxy statement/prospectus), the conditions to closing (see “The Agreement and Plan of Merger — Conditions to the Merger” in the proxy statement/prospectus), the ability of Spark or Affinitas to terminate the Merger Agreement under certain circumstances (see “The Agreement and Plan of Merger — Termination” in the proxy statement/prospectus), the possibility that Spark would be required to pay a termination fee under certain circumstances, as well as the Spark Board’s belief that the termination fee is not likely to significantly deter another party from making a superior acquisition proposal (see “The Agreement and Plan of Merger — Effect of Termination” and “The Agreement and Plan of Merger — Expenses; Termination Fees” in the proxy statement/prospectus) and that holders of Spark Shares will have an opportunity to vote on the Business Combination and that their approval is a condition to completion of the Business Combination (see “The Agreement and Plan of Merger — Conditions to the Merger” in the proxy statement/prospectus), and the terms of the Merger Agreement that restrict Affinitas’s and Spark’s ability to solicit alternative transactions (see “The Agreement and Plan of Merger — Covenants and Agreements” in the proxy statement/prospectus).
In addition, the Spark Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including the following:
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the risk that the Business Combination may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Spark’s business to the Business Combination, and the possibility of employee attrition and the transactions contemplated in the Merger Agreement intended to mitigate this risk;

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the potential adverse effects on customer and business relationships as a result of the announcement and pendency of the Business Combination;

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the potential risks and costs associated with successfully integrating elements of Spark’s business, operations and workforce with those of Affinitas, including the risk of not realizing all of the anticipated benefits of the Business Combination or not realizing them in the expected timeframe;

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the potential risks and costs of establishing an ADR program and having Spark Stockholders receive equity interests in a non-U.S. entity; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Information.”

In considering the recommendation of the Spark Board, you should be aware that certain directors and officers of Spark may have interests in the Business Combination that are different from, or in addition to, interests of stockholders of Spark generally and may create potential conflicts of interest. The Spark Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement, and in recommending to Spark Stockholders that they vote in favor of the Merger Agreement Proposal. See “Proposal One — Adoption of the Agreement and Plan of Merger — Financial Interests of Spark’s Directors and Officers in the Merger and other Aspects of the Business Combination.”
This discussion of the information and factors considered by the Spark Board includes the material factors considered by the Spark Board, but it is not intended to be exhaustive and may not include all the factors considered by the Spark Board. In view of the wide variety of factors considered, and the complexity of these matters, the Spark Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement. Rather, the Spark Board viewed its recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Spark’s management and its financial and legal advisors. In addition, individual members of the Spark Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Spark Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Information.”
For the reasons set forth above, the Spark Board recommends that the Spark Stockholders vote “FOR” the Merger Agreement Proposal.
Opinion of Spark’s Financial Advisor
I.
Opinion of B. Riley & Co., LLC

On April 30, 2017, at a special meeting of the Spark Board held to evaluate the proposed transaction, B. Riley & Co., LLC, or B. Riley, delivered to the Spark Board an oral opinion, confirmed by delivery of a written opinion, dated April 30, 2017, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the merger consideration, as set forth in the substantially final draft of the merger agreement, was fair, from a financial point of view, to Spark and its stockholders.
The full text of the written opinion of B. Riley, dated April 30, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this proxy statement/prospectus. The following summary of B. Riley’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. B. Riley provided its opinion for the information and assistance of the Spark Board in connection with its consideration of the merger. The B. Riley opinion was not intended to and does not constitute a recommendation as to how any holder of Spark common stock should vote or take any action with respect to the merger or any other matter.
In arriving at its opinion, B. Riley, among other things:
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reviewed the financial terms of a substantially final draft of the merger agreement dated April 25, 2017;

•
reviewed certain information internal to Spark and Affinitas concerning their respective businesses, financial condition and operation, prepared and furnished to B. Riley by Spark and Affinitas management, respectively;

•
reviewed certain publicly available financial data, stock market performance data and trading multiples of Spark;

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reviewed certain internal financial analyses, estimates and forecasts for Spark and Affinitas on a stand-alone basis and furnished to B. Riley by management of Spark and Affinitas, respectively, including but not limited to forecasts prepared by the management teams of Spark and Affinitas, respectively;

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reviewed the Financial Due Diligence Report on Affinitas dated April 24, 2017 prepared by the transaction advisor on behalf of Spark;

•
held discussion with members of senior management of Spark and Affinitas concerning their evaluations for the Transaction, their respective businesses and corresponding financial conditions, prospects and strategic objectives of Spark and Affinitas, as well such as other matters as B. Riley deemed necessary or appropriate for purposes of rendering its opinion;

•
reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which B. Riley deemed to be generally comparable to Spark and Affinitas;

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reviewed the publicly available financial terms of certain other business combinations that B. Riley deemed to be relevant in industries similar to those in which Spark and Affinitas participate and the consideration received for such companies that B. Riley believes to be generally relevant;

•
performed a discounted cash flows analysis of Spark and Affinitas, each on a stand-alone basis, utilizing pro forma financial information prepared by and furnished to us by Spark and Affinitas management, respectively;

•
performed a combined company discounted cash flow analysis of Spark and Affinitas; and

•
performed such other financial studies, analyses and investigations, and considered such other matters, as B. Riley deemed necessary or appropriate in arriving at its opinion.

In conducting its review and rendering its opinion, B. Riley relied upon and assumed the accuracy and completeness of the financial and other information available from public sources and all other information discussed with, reviewed by, provided to or otherwise made available to B. Riley, and did not attempt to independently verify, and assumed no responsibility for the independent verification of, such information; relied upon the assurances of management of Spark and Affinitas that management was not aware of any facts that would make the information provided to B. Riley inaccurate, incomplete or misleading; assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of Spark and Affinitas since the respective dates of the last financial statements made available to B. Riley prior to the date of its opinion; assumed that the financial and other projections prepared by Spark’s and Affinitas’s management and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation; and have assumed no responsibility for and express no opinion as to such analyses or the assumptions on which they were based.
The internal management projections provided by Spark and Affinitas to B. Riley in connection with B. Riley’s analysis of the merger were not prepared with a view toward public disclosure. These internal management projections were prepared by management of the respective companies and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such internal management projections.
B. Riley was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by B. Riley, nor was B. Riley furnished with any evaluations or appraisals of such information and B. Riley does not assume any responsibility or liability for the accuracy or completeness thereof. B. Riley did not undertake an independent analysis of any pending or threatened litigation, possible unasserted claims or other liabilities (contingent or otherwise), to which any of Spark, Affinitas or their respective affiliates is a party or may be subject. At Spark’s direction and with its consent, B. Riley’s opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. B. Riley also did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Spark or Affinitas, including those which may arise out of the merger transaction, nor did B. Riley evaluate the solvency of Spark or Affinitas under any state or federal laws.
B. Riley also assumed that the final executed form of the merger agreement did not differ in any material respects from the latest draft provided to B. Riley, that the representations and warranties contained in the merger agreement are true and correct, and that the merger will be consummated in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Spark or Affinitas or the contemplated benefits of the merger. B. Riley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Spark and its legal, tax and regulatory advisors with respect to such matters.
B. Riley was not requested to, and did not, (i) participate in negotiations with respect to the merger agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with Spark or any other alternative transaction or (iii) advise the Spark Board or any other party with respect to alternatives to the merger. B. Riley did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Spark or Affinitas under any state or federal laws. In addition, B. Riley was not requested to and did not provide advice regarding the structure, the merger consideration, any other aspect of the merger, or provide services other than the delivery of its opinion. B. Riley expressed no opinion as to the amount or nature of compensation to be received in or as a result of the proposed merger by Spark’s officers, directors, employees or any other class of such persons, relative to the merger consideration. B. Riley’s opinion did not address any other aspect or implication of the merger, the merger agreement or any other agreement or understanding entered into in connection with the merger or otherwise. B. Riley was not requested to opine as to, and its opinion does not address, the underlying business decision to proceed with or effect the merger.
B. Riley’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to B. Riley, as of the date of its opinion. Furthermore, B. Riley did not express any opinion as to the impact of the merger on the solvency or viability of Spark or the ability of Spark to pay its obligations when they become due before the consummation of the merger.
B. Riley assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. B. Riley’s opinion was approved by B. Riley’s fairness opinion committee in accordance with established procedures.
The merger consideration was determined through arm’s-length negotiations between Spark and Affinitas and was approved by the Spark Board. B. Riley did not provide advice to the Spark Board during these negotiations nor recommend any specific consideration to Spark or the Spark Board or suggest that any specific consideration constituted the only appropriate consideration for the merger. In addition, B. Riley’s opinion and its presentation to the Spark Board were one of many factors taken into consideration by the Spark Board in deciding to approve the merger.
Summary of Financial Analyses
In accordance with customary investment banking practice, B. Riley employed generally accepted valuation methods in reaching its fairness opinion. The following is a summary of the material financial analyses contained in the presentation that was made by B. Riley to the Spark Board on April 30, 2017, and that were utilized by B. Riley in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by B. Riley, nor does the order of analyses described represent the relative importance or weight given to those analyses by B. Riley. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of B. Riley’s financial analyses. Some of the following quantitative information, was based on market data as it existed on or before April 30, 2017, and is not necessarily indicative of current or future market conditions. All analyses conducted by B. Riley were going concern analyses and B. Riley expressed no opinion regarding the liquidation value of any entity.
For purposes of its stand-alone analyses performed on Spark, B. Riley utilized Spark’s internal financial projections for the years ended December 31, 2017 through December 31, 2021, prepared by and furnished to B. Riley by the management of Spark. Information regarding the net cash, number of fully-diluted shares of common stock outstanding and net operating losses for Spark was provided by management of Spark. For purposes of its stand-alone analyses performed on Affinitas, B. Riley utilized Affinitas’s internal financial projections for the years ended December 31, 2017 through December 31, 2021 prepared by and furnished to B. Riley by the management of Affinitas.
Transaction Overview and Background of the Opinion
The merger transaction will result in Spark Stockholders owning approximately 25% of the equity of New Spark and Affinitas shareholders owning approximately 75% of the equity of New Spark. On April 28, 2017 (the last trading day before B. Riley delivered its fairness opinion to the Spark Board), the closing price per Spark Share on the NYSE American was $1.00. With approximately 32 million Spark Shares outstanding on a fully diluted basis, Spark had an equity value of approximately $32 million and a total enterprise value (sometimes referred to as TEV) of approximately $22 million, based on the estimated debt and cash balances on the Closing Date. Spark’s TEV implied the following multiples (based upon 2016 actual and 2017 estimated financials provided by Spark management):
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2016A Revenue multiple of 0.63x and 2017E Revenue multiple of 0.85x; and

•
2016A EBITDA multiple of 8.9x and 2017E EBITDA multiple of 22.6x.

In order for Affinitas’s shareholders to own 75% of the equity of New Spark, the equivalent of 96 million Spark Shares would be issued to Affinitas shareholders. Utilizing the April 28, 2017 closing per share stock price of Spark common stock of  $1.00, Affinitas would be ascribed an equity value of $96 million and a TEV of  $95 million, based on the estimated Affinitas debt and cash balances on the Closing Date. Affinitas’s TEV implied the following multiples:
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2016A Revenue multiple of 1.06x and 2017E Revenue multiple of 0.99x; and

•
2016A EBITDA multiple of 17.1x and 2017E EBITDA multiple of 7.4x.

Financial performances of the respective companies leading up to the merger transaction were also considered in the context of B. Riley’s opinion. In 2013, Spark generated revenue of  $69.4 million, but its business continued to contract in subsequent years culminating in 2016 revenue of  $35.1 million, translating to a compounded annual growth rate of negative 20.3%. During the same period, Affinitas grew its revenue from $50.9 million in 2013 to $83.4 million in 2016, or a 17.9% compounded annual growth rate.
Relative Contribution Analysis
B. Riley performed a relative contribution analysis for Spark and Affinitas based on 2016 actual, 2017 and 2018 estimated and a three-year average of stand-alone sales, EBITDA and free cash flow (calculated as EBITDA less capital expenditures) for Spark and Affinitas. The contribution analysis performed by B. Riley provides support for the relative equity ownership amounts agreed to as part of the merger transaction.
Implied Relative Contribution
	2016A		2017E		2018E		3-Year Average
	Spark	Affinitas	Spark	Affinitas	Spark	Affinitas	Spark	Affinitas
Sales	29.6%	70.4%	21.2%	78.8%	18.5%	81.5%	23.1%	76.9%
EBITDA(1)	46.3%	53.7%	19.8%	80.2%	6.6%	93.4%	24.3%	75.7%
Free Cash Flow	32.9%	67.1%	8.6%	91.4%	0.0%	100.0%	13.8%	86.2%

(1)
Spark EBITDA includes add-back of public company costs.

Public Company Comparables Analysis
B. Riley reviewed and compared certain financial information for Spark and Affinitas to corresponding financial information, ratios of enterprise value multiples for the following publicly traded companies, which, in the exercise of its professional judgment, B. Riley determined to be relevant to its analysis. In selecting comparable public companies, B. Riley focused on businesses with similar investment and operational attributes and that were similar in size to Spark and Affinitas. The selected companies were as follows:
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IAC/InterActive Corp;

•
Match Group, Inc.;

•
The Meet Group, Inc.;

•
XO Group Inc.; and

•
Datetix Group Ltd.

B. Riley obtained financial metrics and projections for the selected companies from documents filed by such companies with the Securities and Exchange Commission and S&P Capital IQ (sometimes referred to as Capital IQ).

In its public company comparables analysis, B. Riley conducted a total enterprise value (sometimes referred to as “TEV”) analysis. In its TEV analysis, B. Riley derived and compared multiples for Spark and the selected companies, calculated as follows:
•
the TEV as a multiple of sales for 2016, which is referred to below as “TEV/2016A Sales”;

•
the TEV as a multiple of EBITDA for 2016, which is referred to below as “TEV/2016A EBITDA”;

•
the TEV as a multiple of estimated sales for 2017, which is referred to below as “TEV/2017E Sales”; and

•
the TEV as a multiple of estimated EBITDA for 2017, which is referred to below as “TEV/2017E Sales”.

Applying its professional judgment, B. Riley selected the representative ranges of the mean and median for each metric. B. Riley then compared Spark’s TEV as a multiple of sales for 2016, as a multiple of EBITDA for 2016, as a multiple of estimated sales for 2017, and as a multiple of estimated EBITDA for 2017. A summary of this comparison is shown in the table below.
This TEV analysis yielded the following:
	TEV/2016A Sales	TEV/2016A EBITDA	TEV/2017E Sales	TEV/2017E EBITDA
Mean	3.32x	13.0x	2.81x	12.1x
Median	3.08x	12.9x	2.29x	12.4x
For Comparison:
Spark Stand-Alone (as described above)	0.63x	8.9x	0.85x	22.6x
Affinitas (implied based upon 75% ownership of New Spark)	1.06x	17.1x	0.99x	7.4x
Although B. Riley selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Spark, no selected company is identical to Spark. Accordingly, B. Riley’s comparison of selected companies to Spark and analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Spark and Affinitas.
Precedent Transactions Analysis
B. Riley performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the merger. B. Riley reviewed precedent transactions that, in the exercise of its professional judgment, B. Riley selected as relevant to its analysis and that met the following criteria:
•
industry similar to the one in which Spark and Affinitas operate;

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transaction value of greater than $20 million; and

•
transactions occurring in the last ten years.

In its analysis, B. Riley reviewed the following precedent transactions as of the date of announcement. B. Riley did not exclude from its precedent transactions analysis any transaction that satisfied the foregoing criteria.

Acquirer	Target	Date Announced
The Meet Group	Ifwe Inc.	March 2017
ProSiebenSat.1	Parship Eite Group	September 2016
The Meet Group	Skout, Inc.	June 2016
Beijing Kunlun Tech Co.	Grindr	January 2016
Baihe Network Co.	Jiayuan.com	December 2015
Match.com	Plentyoffish Media	July 2015
Match.com	Meetic	September 2013
Grendall Investment	Cupid (casual dating assets)	July 2013
The Meet Group (fka Quepasa Corporation)	Insider Guides	July 2011
Match.com	Meetic	May 2011
Match.com	People Media	July 2009
Meetic	Match.com (European operations)	February 2009
For each precedent transaction indicated above, using SEC filings, company investor presentations, and company press releases, B. Riley calculated multiples of implied TEV using the target company’s TEV implied as a multiple of last twelve months (“LTM”) revenue and as a multiple of LTM EBITDA. Applying its professional judgment, B. Riley selected the representative ranges of the mean and median for the target company’s implied TEV. A summary of this comparison is shown in the table below.
	Implied TEV LTM Revenue Multiple	Implied TEV LTM EBITDA Multiple
Mean	2.21x	10.7x
Median	1.97x	10.2x
No target company or transaction utilized in the selected precedent transactions analysis is identical to Spark or Affinitas. In evaluating the precedent transactions, B. Riley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Affinitas, such as the impact of competition on the business of Affinitas or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Affinitas or the industry or in the financial markets in general.
Discounted Cash Flow Analysis — Spark Stand-Alone
B. Riley conducted an illustrative discounted cash flow analysis for Spark on a stand-alone basis, which is designed to estimate the implied value of a company by calculating the present value of the estimated future unlevered free cash flows of the company. B. Riley calculated a range of implied values of Spark based on forecasts for calendar years 2017 through 2021 provided by management of Spark. B. Riley first calculated unlevered free cash flows (calculated as net profit after taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, and less capital expenditures) of Spark for calendar years 2017 through 2021. Net profit after taxes was calculated as adjusted EBITDA (actual EBITDA plus stock-based compensation expense) less depreciation and amortization, less taxes (using an assumed tax rate of 0%). A terminal exit multiple range of 8.5x – 9.5x was selected based on B. Riley’s professional judgment. In addition, B. Riley assumed no incremental value for Spark’s net operating loss carry-forwards. These unlevered free cash flows were then discounted to present values as of December 31, 2016 using a weighted average cost of capital range of 19.5% – 20.5% (which amount was selected based on B. Riley’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using Spark and the comparable company data) to calculate a range of implied values for Spark. From this analysis, B. Riley derived a range of equity value of  $0.53 – $0.57 per share.
Discounted Cash Flow Analysis — Affinitas Stand-Alone
B. Riley conducted an illustrative discounted cash flow analysis for Affinitas on a stand-alone basis. B. Riley calculated a range of implied values of Affinitas based on forecasts for calendar years 2017 through

2021 provided by management of Affinitas. B. Riley first calculated unlevered free cash flows (calculated as net profit after taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, and less capital expenditures) of Affinitas for calendar years 2017 through 2021. Net profit after taxes was calculated as EBITDA less depreciation and amortization, less taxes. A terminal exit multiple range of 9.5x – 10.5x was selected based on B. Riley’s professional judgment. These unlevered free cash flows were then discounted to present values as of December 31, 2016 using a weighted average cost of capital range of 17.0% – 18.0%, (which amount was selected based on B. Riley’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using Affinitas and the comparable company data) to calculate a range of implied values for Affinitas. From this analysis, B. Riley derived a range of values as follows: TEV of approximately $269 million to $302 million and equity value of approximately $270 million to $303 million.
Pro Forma Discounted Cash Flow Analysis — Combined Company
B. Riley conducted an illustrative pro forma discounted cash flow analysis for Spark and Affinitas on a combined basis, which is designed to estimate the implied value of a combined company by calculating the present value of the estimated future unlevered free cash flows of the combined company. B. Riley calculated a range of implied values of the combined company based on forecasts for calendar years 2017 through 2021 provided by management of Spark and Affinitas. B. Riley first calculated unlevered free cash flows (calculated as net profit after taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, and less capital expenditures) of the combined company for calendar years 2017 through 2021. Net profit after taxes was calculated as adjusted EBITDA less depreciation and amortization, less taxes. A terminal exit multiple range of 9.5x – 10.5x was selected based on B. Riley’s professional judgment. These unlevered free cash flows were then discounted to present values as of December 31, 2016 using a weighted average cost of capital range of 17.0% – 18.0%, (which amount was selected based on B. Riley’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using Spark, Affinitas and the comparable company data) to calculate a range of implied values for the combined company. From this analysis, B. Riley derived a range of equity values of  $2.70 – $3.02 per share.
Analyst Price Target
B. Riley reviewed the public market trading price target for the Spark common stock prepared and published by the lone securities research analyst covering Spark as of April 28, 2017. The target reflected the analyst’s estimate of the future public market trading price (generally considered to be for the following 12-month period) for the Spark common stock. The public market trading price target published by securities research analysts do not necessarily reflect current market trading prices for the shares and these targets are subject to uncertainties, including future financial performance of the company and future financial market conditions. The equity analyst price target for Spark common stock was $1.20 per share.
Premiums Paid Analysis
B. Riley also reviewed and analyzed the premiums paid in recent acquisitions of a group of publicly held companies. The analysis examined the ratio between the acquisition price and the target company’s price per share one day, one week and one month prior to the announcement of the transaction. In selecting comparable transactions for the premiums paid analysis, B. Riley only included change-in-control transactions involving U.S. public company targets for the five-year period ending April 13, 2017. A total of 748 transactions were analyzed, 289 of which involved small-cap transactions (defined as transactions with a deal value of less than $500 million). The total transactions had a mean and median transaction size of $3,718.3 million and $926.0 million, respectively. The small-cap transactions had a mean and median transaction size of  $186.7 million and $153.4 million, respectively. For these transactions, the median transaction premium paid, based on the target company’s price per share one day prior to the announcement ranged from 28.5% to 41.1%. For the period one week prior the announcement, the median transaction premium paid ranged from 30.6% to 41.3%. For the period one month prior to the announcement, the median transaction premium paid ranged from 33.7% to 41.0%. Overall, the median transaction premium paid for all analyzed transactions ranged from 31.0% to 41.0%, resulting in implied values per Spark Share of  $1.31 to $1.41 (based on a per share price of Spark common stock on April 28, 2017 of  $1.00).

Miscellaneous
The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by B. Riley. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. B. Riley believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of B. Riley’s fairness determination. Rather, B. Riley considered the totality of the factors and analyses performed in arriving at its opinion. B. Riley based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which B. Riley based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by B. Riley are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, B. Riley’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.
As part of its investment banking business, B. Riley and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. B. Riley was selected to provide a fairness opinion to the Spark Board on the basis of B. Riley’s experience and its familiarity with Spark and the industry in which it operates.
Under the terms of the engagement letter dated March 16, 2017, Spark has paid B. Riley a fee of $250,000 for rendering its opinion whether or not the transaction is consummated. In addition, Spark has agreed to reimburse B. Riley for reasonable expenses incurred in connection with the engagement and to indemnify B. Riley against certain liabilities that may arise out of its engagement by Spark and the rendering of the opinion. In the ordinary course of business, B. Riley and its affiliates may actively trade or hold the securities of Spark or any of its affiliates for B. Riley’s account or for others and, accordingly, may at any time hold a long or short position in such securities.
B. Riley’s analyses were prepared solely as part of B. Riley’s analysis of the fairness, from a financial point of view, to Spark’s stockholders of the exchange ratio and were provided to the Spark Board in that connection. The opinion of B. Riley was only one of the factors taken into consideration by the Spark Board in making its determination to approve the merger agreement and the merger.
Projected Unaudited Financial Information
In connection with Spark’s regular strategic planning process and with the Business Combination, Spark’s management prepared unaudited financial projections of revenue, net income and EPS for fiscal years 2017 through 2021 (such projections, the “projections”). These projections were provided to the Spark Board and B. Riley in connection with its analysis of the Business Combination. Spark does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. A summary of the projections is included below to give Spark’s stockholders access to certain nonpublic information provided to B. Riley for purposes of its financial analyses summarized above under “Opinion of Spark’s Financial Advisor.” The inclusion of the projections should not be regarded as an indication that Spark or its board of directors, B. Riley or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.
Spark advised the recipients of the projections that its internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to company performance, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Spark’s control. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than projected.

The projections were not prepared with a view toward public disclosure or toward compliance with U.S. GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement (including the projections) has been prepared by, and is the responsibility of, Spark’s management. Grant Thornton LLP, Spark’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information (including the projections), and accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP audit report included in this proxy statement/prospectus relates to Spark’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.
Projections of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Spark, including the factors described under “Cautionary Statement Concerning Forward-Looking Information,” which factors may cause the projections or the underlying assumptions to be inaccurate. In addition, the projections are based on certain assumptions regarding Spark’s ongoing business activities. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.
The following is a summary of the projections:
Spark Financial Projections
($ in millions)	2016A	2017E	2018E	2019E	2020E	2021E
Sales	$35.1	$25.8	$24.2	$24.4	$25.4	$26.8
Adj. EBITDA	$2.5	$1.0	$(0.8)	$(0.3)	$1.6	$2.6
A definition of Adjusted EBITDA, and a reconciliation of net loss to Adjusted EBITDA for 2016, is included in this proxy statement/prospectus in the section entitled “Spark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.” Spark’s Adjusted EBITDA projections do not include certain charges and costs. The adjustments to Adjusted EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior years. The exclusion of these charges and costs in future periods will have a significant impact on Spark’s Adjusted EBITDA. Spark is not able to provide a reconciliation of Spark’s non-GAAP financial projections to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.
Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the projections.
For the foregoing reasons, as well as the basis and assumptions on which the projections were compiled, the inclusion of specific portions of the projections in this proxy statement/prospectus should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Spark does not intend to update or otherwise revise the projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the projections have not been updated or revised to reflect information or results after the date the projections were prepared or as of date of this proxy statement/prospectus.
Spark Stockholders are urged to review Spark’s most recent SEC filings for a description of its results of operations and financial condition. Please see the section entitled “Where You Can Find More Information.”
New Spark’s Management and Administrative Board After the Business Combination
Upon completion of the Business Combination, New Spark will have an Administrative Board consisting of seven board members, with three board members to initially be designated by Affinitas, one board member to initially be designated by Spark and three independent board members (meeting the independence definition of the NYSE American rules) to initially be mutually agreed upon by Spark and Affinitas. It is expected that the Administrative Board will be composed of the following members: Jeronimo Folgueira, a current managing director of Affinitas and an Affinitas designee, David Khalil, a founder and current shareholder of Affinitas and an Affinitas designee, Brad Goldberg, an executive with PEAK6 and a Spark designee, and Clare Johnston, Colleen Birdnow Brown and Joshua Keller, each of whom were mutually agreed on by Spark and Affinitas, and Axel Hefer (also an Affinitas designee). Under the Articles of Association of New Spark, unless a general meeting of shareholders determines a shorter term, the members of the Administrative Board are elected for a term ending with the close of the general meeting of stockholders which resolves on the formal approval of their acts for the fourth fiscal year following the commencement of their term, not counting the year in which their term of office commences; provided, that such term may not exceed six years. It is expected that the initial members of the Administrative Board of New Spark will be appointed for a term of two years. The Administrative Board is required to elect from its members a Chairman and at least one Vice-Chairman. The terms of office as Chairman and Vice-Chairman will correspond to their terms of office as Administrative Board members. Following the Effective Time, the Administrative Board will appoint a presiding and nominating committee (the “Presiding and Nominating Committee”) and an audit committee (the “Audit Committee”). It is expected that every member of the Audit Committee will meet the independence and financial literacy requirements of the SEC and the NYSE American shortly after the Effective Time, but no later than one year following the effectiveness of this Registration Statement and every member of the Presiding and Nominating Committee will meet the independence requirements of the SEC and the NYSE American.
Upon completion of the Business Combination, Jeronimo Folgueira, Michael Schrezenmaier and Herbert Sablotny, current managing directors of Affinitas, and Robert O’Hare, the current Chief Financial Officer of Spark, will be appointed, respectively, as the Chief Executive Officer, Chief Operating Officer, Chief Strategy Officer and Chief Financial Officer of New Spark. Each of Messrs. Folgueira, Schrezenmaier and O’Hare will become part of New Spark’s senior management as New Spark Managing Directors. Additionally, Benjamin Hoskins will serve as Chief Technical Officer of New Spark, and Mr. Sablotny will continue to serve as a managing director of Affinitas.
Information about Messrs. O’Hare, Folgueira, Schrezenmaier, Hoskins and Sablotny can be found in “New Spark’s Business — New Spark Managing Directors and Executive Officers.”
Financial Interests of Spark’s Directors and Officers in the Merger and other Aspects of the Business Combination
When considering the recommendation of the Spark Board, you should be aware that certain of Spark’s executive officers and directors have interests in the Merger and other aspects of the Business Combination that are in addition to, or different from, the interests of other Spark Stockholders. The Spark Board was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated by the Business Combination. For instance, Robert O’Hare, the current Chief Financial Officer of Spark, will continue to serve as Chief Financial Officer of New Spark following the Business Combination, and Mr. Goldberg, the Chairman of Spark, will be a member of the Administrative Board of New Spark following the Business Combination. It is not anticipated that any other existing officers or directors of Spark will join the management team of New Spark.
Although there are currently no new arrangements with Mr. O’Hare or Mr. Goldberg with respect to their roles at New Spark following the completion of the Business Combination different from their existing arrangements with Spark, it is possible that new agreements will be entered into following the completion of the Business Combination.
The Business Combination is not conditioned upon any director or managing director of Spark entering into any such agreement.
Financial Interests of Affinitas’s Directors and Officers in the Business Combination
Certain executive officers of Affinitas and members of Affinitas’s supervisory board may have interests in the Business Combination that are in addition to, or different from, the interests of other Affinitas stockholders. The supervisory board of Affinitas and the Spark Board were aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated by the Merger Agreement and in making their respective recommendations. In addition, each of Jeronimo Folgueira and Michael Schrezenmaier, each currently a managing director of Affinitas, will serve as a New Spark Managing Director following the Business Combination, and Herbert Sablotny, also a current managing director of Affinitas, will serve as the Chief Strategy Officer of New Spark.
Affinitas directors or executive officers may enter into new employment, equity compensation or other agreements with New Spark for services to be provided following the completion of the Business Combination; however, as of the date of this proxy statement/prospectus, no such agreements have been entered into. The Business Combination is not conditioned upon any director or executive officer of Affinitas entering into any such agreement.
Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders
The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Spark Shares and of the ownership of New Spark ADSs received in the Merger by a U.S. holder of Spark Shares. This summary is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly with retroactive effect. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Merger that are different from those discussed below, or that a court will not sustain such a position.
This discussion applies to you only if you exchange your Spark Shares for New Spark ADSs in the Merger and you hold your Spark Shares and New Spark ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:
•
a holder who acquired Spark Shares pursuant to the exercise of employee stock options or otherwise as compensation;

•
a financial institution;

•
a dealer or broker in stocks, securities, or currencies;

•
a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•
a tax-exempt organization;

•
an S corporation, partnership, or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity);

•
an insurance company;

•
a mutual fund, a regulated investment company, or a real estate investment trust;

•
an individual retirement or other tax-deferred account;

•
a person subject to the alternative minimum tax;

•
a person who holds Spark Shares as part of a straddle, hedging, conversion, constructive sale, or other integrated transaction;

•
a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•
a U.S. expatriate or former long-term resident of the United States.

In addition, this discussion does not address the tax consequences to any Spark Stockholder that will become a five-percent transferee shareholder of New Spark within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a five-percent transferee shareholder is a person who holds New Spark ADSs or New Spark Ordinary Shares and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of New Spark immediately after the Merger. If you believe you could become a five percent transferee shareholder of New Spark, you should consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement, that might affect the U.S. federal income tax consequences to you of the Merger.
In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction, or taxes other than income taxes, including any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Spark. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances.
If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds Spark Shares, the tax treatment of a partner generally will depend on the status of the partners and the tax treatment of the partnership. If you are a partner of a partnership holding Spark Shares, you should consult your tax advisors.
For purposes of this discussion, the term “U.S. holder” means a Spark Stockholder that is:
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an individual citizen or resident of the United States,

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

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an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust that either (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax consequences to Spark Stockholders who are not “U.S. holders” as defined above could differ significantly from the consequences discussed below. Spark Stockholders who are not U.S. holders should consult their tax advisors concerning the tax consequences to them of exchanging Spark Shares in the Merger and owning and disposing of New Spark ADSs received in the Merger.
The Merger
General Tax Consequences of the Merger
The Merger is intended to qualify as a nonrecognition transaction for U.S. federal income tax purposes. It is a condition to Spark’s obligation to complete the Merger that Spark receive a legal opinion from Morrison & Foerster LLP substantially to the effect that (i) the Merger either should qualify as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the remaining components of the Business Combination, should be treated as a transaction described in Section 351(a) of the Code, or should qualify under both such provisions, and (ii) Section 367(a)(1) of the Code should not apply to a stockholder’s surrender of Spark Shares pursuant to the Merger (except in the case of a Spark Stockholder who is or will be a “five-percent transferee shareholder” of New Spark within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8). Spark does not currently intend to waive the tax opinion condition to its obligation to complete the Merger, although it is permitted to do so under the terms of the Merger Agreement. If Spark were to waive this tax opinion condition and the change in tax consequences were material, Spark would recirculate this joint proxy statement/prospectus to resolicit the votes of Spark Stockholders.
The opinion of Morrison & Foerster LLP will be based on assumptions, representations, warranties and covenants, including those contained in the Merger Agreement and in officer’s certificates to be provided by Affinitas, New Spark and Spark to be delivered at the time of closing. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinion. The opinion will not be binding on the IRS or the courts. No IRS ruling has been or will be requested regarding the U.S. federal income tax consequences of the Merger.

There are no Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the U.S. tax consequences of certain mechanics of the Business Combination that are prescribed under German law and procedures. In particular, although the conversion of Spark Shares into the right to receive New Spark ADSs will occur automatically upon completion of the Merger, Spark Stockholders will receive New Spark ADSs only after New Spark has effected the capital increase and share issuance procedures required to issue New Spark Ordinary Shares in compliance with applicable German law, and has deposited such New Spark Ordinary Shares with the New Spark ADS Depositary. Although Spark’s counsel, Morrison & Foerster LLP, believes that the Merger and the receipt of New Spark ADSs by Spark Stockholders should be analyzed as a unified transaction for U.S. federal income tax purposes even if the steps do not occur simultaneously, there is no authority directly on point addressing the U.S. tax consequences of a merger featuring the German share issuance process contemplated by the Merger Agreement. In the absence of such direct authority or an advance ruling from the IRS, the intended tax treatment of the Merger is not entirely free from doubt and there is a possibility that the IRS could assert that the Merger does not qualify as a non-recognition transaction. If the IRS were to be successful in any such contention, adverse tax consequences could result to Spark Stockholders, as described below under the heading “— Tax Consequences if the Merger Does Not Qualify as a Non-Recognition Transaction.”
Based on representations contained in officer’s certificates provided by Spark, Affinitas and New Spark and on certain factual assumptions (including regarding the relative values of Spark and New Spark as of the time the Business Combination is completed), all of which must continue to be true and accurate in all material respects as of the time the Business Combination is completed, and subject to the qualifications and limitations set forth above, it is the opinion of Morrison & Foerster LLP that (i) the Merger and receipt of New Spark ADSs by Spark Stockholders should qualify either as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the remaining components of the Business Combination, as a transaction described in Section 351(a) of the Code (or should qualify under both such provisions), (ii) Section 367(a)(1) of the Code should not apply to a stockholder’s surrender of Spark Shares pursuant to the Merger (except in the case of a Spark Stockholder who is or will be a “five-percent transferee shareholder” of New Spark within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8) and (iii) based upon the foregoing, the material U.S. federal income tax consequences of the Merger should be as follows:
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when you exchange all of your Spark Shares solely for New Spark ADSs, you will not recognize any gain or loss except in respect of cash received in lieu of a fractional New Spark ADS, as discussed below under the heading “— Cash Received In Lieu of a Fractional New Spark ADS;”

•
the aggregate adjusted tax basis of the New Spark ADSs you actually receive will be equal to the aggregate adjusted tax basis of your Spark Shares surrendered for the New Spark ADSs, reduced by the adjusted tax basis allocable to any fractional New Spark ADS deemed received as described below; and

•
the holding period of New Spark ADSs will include the period during which you held the Spark Shares prior to the Merger.

Cash Received In Lieu of a Fractional New Spark ADS.
Holders of Spark Shares will not receive any fractional New Spark ADSs but instead, as soon as reasonably practicable following the Merger, the Exchange Agent will sell the New Spark ADSs that otherwise would have been received by holders of Spark Shares as fractional New Spark ADSs and distribute the net proceeds of such sale (less any transfer taxes, commissions, or other out-of-pocket costs incurred by the Exchange Agent) to the applicable former holders of Spark Shares. If you receive cash instead of a fractional New Spark ADS, you generally will be treated as having received the New Spark ADS pursuant to the Merger and then as having sold that fractional New Spark ADS for the cash received in exchange for the fractional New Spark ADS. You generally will recognize gain or loss based on the difference between the amount of cash you receive in lieu of a fractional New Spark ADS and the portion of your aggregate adjusted tax basis of the Spark Shares you surrendered that is allocable to the fractional New Spark ADS. The gain or loss generally will be long-term capital gain or loss if the holding period for your Spark Shares is more than one year at the effective time of the Merger.

Tax Consequences if the Merger Does Not Qualify as a Non-Recognition Transaction
If the Merger fails to qualify as a nonrecognition transaction as the parties intend and you have a gain in your Spark Shares, the Merger will be a fully taxable transaction to you. You generally will recognize capital gain equal to the difference between (i) the fair market value of the New Spark ADSs you receive in the Merger plus the amount of cash received in lieu of a fractional New Spark ADS and (ii) your adjusted tax basis in your Spark Shares exchanged therefor. If you have a loss in your Spark Shares, in certain circumstances, you may not be able to recognize your loss even if the Merger generally fails to qualify as a nonrecognition transaction. You are urged to consult your own tax advisor regarding the consequences of the Merger to you if the Merger is treated as a taxable transaction.
Backup Withholding and Information Reporting on the Merger
Payments of cash made to you in connection with the Merger may be subject to information reporting and “backup withholding” unless you:
•
provide a correct taxpayer identification number and any other required information to the exchange agent, or

•
are otherwise exempt from backup withholding.

You generally may establish your exempt status by providing the required certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may request a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information.
You will be required to retain records pertaining to the Merger. Each U.S. holder of Spark Shares who is required to file a U.S. federal income tax return and who is a “significant holder” that receives New Spark ADSs in the Merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s tax basis in the Spark Shares surrendered and the fair market value of the New Spark ADSs and cash, if any, received in the Merger. A “significant holder” is a holder of Spark Shares who, immediately before the Merger, owned at least 5% of the Spark Shares or had an aggregate tax basis in securities of Spark of  $1,000,000 or more.
Ownership and Disposition of New Spark ADSs
In General
The following summary discusses the material U.S. federal income tax consequences under present law to Spark Stockholders who are U.S. holders and own New Spark ADSs received in the Merger. The following summary is subject to the same limitations and applies to the same holders as described above in “— Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — The Merger.”
The following discussion assumes that New Spark will not constitute a PFIC during your holding period for your New Spark ADSs. Please see the discussion below under “— PFIC Considerations” for the different and potentially adverse tax consequences if New Spark were classified as a PFIC.
Taxation of Dividends
New Spark does not currently intend to make distributions on its shares or ADSs. However, subject to the PFIC rules discussed below, distributions to you on New Spark ADSs (including amounts withheld to reflect German withholding taxes) will be taxable as dividends to you to the extent paid out of New Spark’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. New Spark does not expect to maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and unless and until such calculations are made, you should assume that a distribution is paid out of earnings and profits and will be treated as a dividend for U.S. federal income tax purposes. If you are a non-corporate U.S. holder, dividends paid to you that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you meet certain holding period requirements. Dividends paid by New Spark with respect to New Spark ADSs to non-corporate U.S. holders generally will be qualified dividend income eligible for a reduced rate of taxation if certain holding period requirements and other requirements are met.
A dividend is taxable to you when you actually or constructively receive the dividend. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of payments made. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your tax basis in your New Spark ADSs and thereafter as capital gain.
For foreign tax credit purposes, dividends generally will be income from sources outside the United States and generally will be “passive” income for purposes of computing the foreign tax credit allowable to you. Subject to certain conditions and limitations, German withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Further, among other limitations, if you:
•
have held the New Spark ADSs for less than a specified minimum period during which you are not protected from risk of loss, or

•
are obligated to make payments related to the dividends,

in certain circumstances you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on New Spark ADSs. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.
Taxation of Sales and Other Dispositions
Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your New Spark ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of your amount realized and your tax basis, determined in U.S. dollars, in your New Spark ADSs. Capital gain of a non-corporate U.S. holder generally is taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations under the Code.
If a German income tax is imposed on the sale or other disposition of your New Spark ADSs, the amount you realize will include the gross amount of the proceeds of that disposition before deduction of the German tax. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Consequently, in the case of a gain from the disposition of a New Spark ADS that is subject to German income tax, you may not be able to benefit from the foreign tax credit for that German income tax (i.e., because the gain from the disposition would be U.S-source), unless you can apply the credit against U.S. federal income tax payable on other income from foreign sources. Alternatively, you may take a deduction for the German income tax if you do not elect to claim a foreign tax credit for any foreign taxes paid or accrued during the taxable year. You are urged to consult your own tax advisor regarding the availability of foreign tax credits in your particular situation.
Backup Withholding and Information Reporting
Dividend payments with respect to New Spark ADSs and proceeds from the sale, exchange or redemption of New Spark ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply to you, however, if you:

•
furnish a correct taxpayer identification number and make any other required certification, or

•
are otherwise exempt from backup withholding.

You generally may establish your exempt status by providing the required certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may request a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information.
PFIC Considerations
The foregoing discussion assumes that New Spark will not be classified as a PFIC for U.S. federal income tax purposes. A non-U.S. corporation is considered to be a PFIC for any taxable year if, applying certain look-through rules, either:
•
at least 75% of its gross income is passive income; or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income and amounts derived by reason of the temporary investment of funds raised in offerings of New Spark Ordinary Shares or ADSs. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as directly receiving its proportionate share of the other corporation’s income.
Based on current business plans and financial expectations, including those resulting from the consummation of the Business Combination, New Spark does not expect to be a PFIC for 2017 or for the foreseeable future. The determination of whether any corporation is, or will be, a PFIC for a tax year depends, in part, on the application of complex and fact-sensitive U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of the corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this summary. Accordingly, there can be no assurance that New Spark will not be a PFIC for 2017 or any subsequent year. You should consult your own tax advisor regarding the PFIC status of New Spark.
If New Spark is a PFIC for any taxable year during which you hold New Spark ADSs, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of New Spark ADSs, unless you make a “mark-to-market” or “qualified electing fund” election as discussed below. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over your holding period for the ADSs;

•
the amount allocated to the current taxable year, and any taxable year in your holding period prior to the first taxable year in which New Spark became a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If New Spark is a PFIC for any year during which you hold ADSs, New Spark generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs. If New Spark ceases to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ADSs.

If New Spark is a PFIC for any year during which you hold ADSs, you generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to New Spark, generally with your federal income tax return for that year.
If New Spark is a PFIC and you make a “mark-to-market” election, you generally will include as ordinary income the excess, if any, of the fair market value of the ADSs at the end of each taxable year over your adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Any gain recognized on the sale or other disposition of the ADSs will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable U.S. Treasury regulations.
As an alternative to a mark-to-market election, if New Spark is a PFIC you may be permitted to make a “qualified electing fund” election (a “QEF election”) with respect to your ADSs if New Spark provides the information necessary for such election to be made. If you make a QEF election, you will be currently taxable on your pro rata share of New Spark’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that New Spark is classified as a PFIC and will not be required to include such amounts in income when actually distributed by New Spark. There can be no assurance that New Spark will provide you with the necessary information that would enable you to make a QEF election if New Spark were a PFIC.
You should consult your own tax advisor regarding the application of the PFIC rules to an investment in the New Spark ADSs.
Information with Respect to Foreign Financial Assets
Owners of  “specified foreign financial assets” with an aggregate value in excess of  $50,000 (and in some circumstances a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. You are urged to consult your tax advisor regarding the application of this reporting requirement to your ownership of the New Spark ADSs.
This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the U.S. federal income tax consequences of the Merger and the ownership of New Spark ADSs in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.
Material German Income Tax Considerations
Scope of Discussion
The following is a summary of the material German income tax consequences of the Merger to Eligible U.S. Holders (as defined below) of Spark Shares and of the ownership and disposition of New Spark ADSs received in connection with the Merger by an Eligible U.S. Holder of Spark Shares.
This discussion applies to you only if you exchange your Spark Shares for New Spark ADSs in the Merger and you hold your Spark Shares and New Spark ADSs as capital assets for tax purposes. Special rules not discussed below may apply to certain classes of Eligible U.S. Holders holding Spark Shares (and New Spark ADSs received in connection with the Merger), including:
•
a holder who acquired Spark Shares pursuant to the exercise of employee stock options or otherwise as compensation;

•
the Trust;

•
a credit institution (Kreditinstitut) or a financial services institution (Finanzdienstleistungsinstitut), or a financial company (Finanzunternehmen) if credit institutions or financial services institutions hold, directly or indirectly, a participation of more than 50% in such financial company;

•
a life insurance company, a health insurance company or a pension fund;

•
a mutual fund;

•
a holder who holds Spark Shares or New Spark ADSs or ADRs in connection with a permanent establishment or fixed base situated in Germany through which the holder carries on business or performs personal services in Germany or as part of business assets for which a permanent representative in Germany has been appointed;

•
a holder whose New Spark ADSs or ADRs are deposited with or administered by a German credit institution, German financial services institution, German securities trading enterprise or German securities trading bank (in each case including by a German branch of a foreign enterprise, but excluding by a non-German branch of a German enterprise) or whose New Spark ADSs or ADRs are sold (and the sales proceeds are disbursed or credited to such holder) by any of these;

•
a company that owns directly at least 10 percent of the voting stock of the New Spark or an RRA Holder;

•
a U.S. tax-exempt company or organization;

•
an S corporation, partnership, or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity); or

•
a citizen of Germany, a former citizen of Germany or a former resident of Germany (expatriate).

This discussion does not address any tax consequences to you if you cancel or surrender your New Spark ADSs to the New Spark ADS Depositary or withdraw the underlying New Spark Ordinary Shares or any other deposited securities underlying the New Spark ADSs.
In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-German jurisdiction, or taxes other than income taxes (for instance, any taxes arising under the German Value Added Tax Act (Umsatzsteuergesetz) or under the German Inheritance and Gift Tax Act (Erbschaftsteuer- und Schenkungsteuergesetz) are not discussed in this summary).
For purposes of this discussion, a Spark Stockholder (and a holder of New Spark ADSs received in connection with the Merger) which is referred to herein as an “Eligible U.S. Holder,” is a resident of the United States for purposes of the Agreement between the Federal Republic of Germany and the United States (Convention between the Federal Republic of Germany and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and to certain other Taxes, as amended by the Protocol of June 1, 2006 and as published in the German Federal Law Gazette 2008 vol. II pp. 611/651; the “Treaty”) who is, with respect to his or her Spark Shares (and New Spark ADSs received in connection with the Merger), fully eligible for those benefits under the Treaty which are described below under the heading “Ownership and Disposition of New Spark ADSs”. A Spark Stockholder (and a holder of New Spark ADSs received in connection with the Merger) will be an Eligible U.S. Holder entitled to these Treaty benefits if it is, inter alia:
•
a U.S. holder (as defined above) under “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders”;

•
the economic and beneficial owner of the Spark Shares and of the New Spark ADSs (and, if any, the actual or constructive dividends paid or accrued with respect thereto) pursuant to German tax law and the Treaty;

•
not subject to German unlimited tax liability by way of a German residence or habitual abode or, as the case may be, a German registered seat or place of management; and

•
not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty and not subject to the (unilateral) limitation on benefits (i.e., anti-treaty shopping) provision under domestic German tax law.

This discussion is based on German tax laws, including interpretation circulars issued by German tax authorities, which are not binding on the courts, and the Treaty. It is based upon tax laws in effect at the time of preparation of this proxy statement/prospectus. These laws are subject to change, possibly with retroactive effect. We have not and will not seek any rulings from the German tax authorities regarding the matters discussed below. There can be no assurance that the German tax authorities will not take positions concerning the tax consequences of the Merger, the other transactions contemplated thereby or of the ownership and disposition of New Spark ADSs that are different from those discussed below, or that a court will not sustain such a position.
In addition, this discussion is based on the assumption that the other transactions contemplated by the Merger Agreement (which at the time of preparation of this proxy statement/prospectus have not yet been concluded) will be designed in such a way that, pursuant to German tax law and the Treaty, all economic and beneficial owners of the Spark Shares will be also the sole economic and beneficial owners of  (1) the stock of the corporation surviving or resulting from the merger (up until the time of their contribution into New Spark), (2) the New Spark Ordinary Shares (up until the time of their conversion into New Spark ADSs) and (3) any actual or constructive dividends paid or accrued with respect thereto. It is further assumed that each obligation in the Merger Agreement and the other transactions contemplated thereby (including, without limitation, the New Spark Deposit Agreement and any related agreement) will be performed in accordance with its terms and that there will be no value shifts from Affinitas stockholders to Spark Stockholders, or vice versa, in connection with the Merger and the other transactions contemplated thereby.
This discussion is intended only as a descriptive summary and does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of the Merger, the other transactions contemplated thereby and the ownership and disposition of New Spark ADSs. This discussion does not constitute tax or legal advice and the comments below are of a general nature only. Determining the actual tax consequences to you may be complex. They will depend on your specific situation and on factors that are not within the control of Spark. The actual income tax consequences to Spark Stockholders and holders of New Spark ADSs, in particular to those Spark Stockholders and holders of New Spark ADSs who are not “Eligible U.S. Holders” as defined above (including, without limitation, any German tax residents) or to whom the discussion below expressly does not apply, could (and in case of any German tax residents most likely will) differ significantly from the consequences discussed below. Spark Stockholders in general and these Spark Stockholders in particular should consult their tax advisors concerning the German income tax and, as the case may be, all other German tax consequences to them of the Merger, the other transactions contemplated thereby and owning and disposing of New Spark ADSs received in the Merger and the other transactions contemplated thereby and regarding the procedures to be followed to achieve a possible reimbursement of all or part of the German withholding tax (Kapitalertragsteuer), including the application of the German income tax considerations discussed below. Only such advisors are in a position to take your specific tax-relevant circumstances into due account.
German Income Tax Treatment of ADRs/ADSs
The following summary is subject to the limitations and only applies to the holders as described above under “— Scope of Discussion”.
At the time of preparation of this proxy statement/prospectus, no explicit tax law deals with the treatment of ADSs or American Depositary Receipts (“ADRs”) and no decisions of German tax courts have been published that comprehensively outline the treatment of ADSs or ADRs under German tax law. However, from circulars issued by the German fiscal authorities it can be concluded that in the practice of the authorities, although it is not free from doubt and German courts would not be bound thereby, holders of ADRs relating to German stocks are in general treated like the economic owners of the underlying stocks for German income tax purposes. New Spark believes that all Eligible U.S. Holders of the New Spark ADSs will qualify as economic owners of the underlying New Spark Ordinary Shares for purposes of German income tax law and as beneficial owners of the capital income derived therefrom for purposes of the Treaty. Your classification as economic owner of New Spark Ordinary Shares and as beneficial owner of the capital income derived therefrom would result in a German income tax treatment as laid out in this summary “Material German Income Tax Considerations,” provided, however, this summary is generally applicable to you as described above under “— Scope of Discussion.” It is, however, not possible to predict reliably whether or not the competent German tax authorities or German tax courts will share this view. If you should not qualify as economic and beneficial owner of New Spark Ordinary Shares and of any capital income derived therefrom in the view of the German tax authorities or courts, a different income tax treatment with negative results may apply.
The Merger and Other Transactions Contemplated Thereby
The following summary discusses the material German income tax consequences under present law to Spark Stockholders who are Eligible U.S. Holders of Spark Shares. This summary is subject to the limitations and only applies to the holders as described above under “— Scope of Discussion” and under “German Income Tax Treatment of ADRs/ADSs”. It is further assumed that New Spark will be considered resident for tax purposes in Germany and that New Spark is organized and that its business will be conducted in the manner outlined in this proxy statement/prospectus. Changes in the tax residence or organizational structure of New Spark or the manner in which it conducts its business may invalidate this summary.
Exchange of Spark Shares Solely for New Spark ADSs.
When you exchange all of your Spark Shares solely for New Spark ADSs, or when you otherwise become the economic owner of the New Spark Ordinary Shares for German tax purposes before such exchange, you will not recognize any gain or loss for German income tax purposes except, as the case may be, in respect of cash received in lieu of a fractional New Spark ADS, as discussed below under the heading “Cash Received In Lieu of a Fractional New Spark ADS.”
Cash Received In Lieu of a Fractional New Spark ADS.
If you receive cash instead of a fractional New Spark ADS, you might be treated as having received a deemed dividend which is taxable in Germany, as discussed below under “Ownership and Disposition of New Spark ADSs” — “German Taxation of Dividends”. In this case, however, it may be advisable for you to consult your tax advisor about the chances of success of an appeal.
Ownership and Disposition of New Spark ADSs
The following summary discusses the material German income tax consequences under present law to Spark Stockholders who are Eligible U.S. Holders and own New Spark ADSs received in connection with the Merger. And it is subject to the limitations and only applies to the holders as described above under “— Scope of Discussion” and under “German Income Tax Treatment of ADRs/ADSs.” It is further assumed that New Spark will be considered resident for tax purposes in Germany and that New Spark is organized and that its business will be conducted in the manner outlined in this proxy statement/prospectus. Changes in the tax residence or organizational structure of New Spark or the manner in which it conducts its business may invalidate this summary.
German Taxation of Dividends
New Spark does not currently intend to make distributions on its shares or ADSs. To the extent that New Spark can pay dividends and other shares in profits from the tax-recognized contribution account (steuerliches Einlagenkonto) to you, any such dividend income is generally not taxable in Germany subject to certain formalities being observed. However, distributions to you on New Spark ADSs will be taxable as dividends to you to the extent (actually or deemed to be) paid out of New Spark’s current or accumulated earnings and profits, as determined under German corporate income tax principles (as the case may be for any cash you may receive in lieu of a fractional New Spark ADS, as discussed above under “The Merger and Other Transactions Contemplated Thereby — Cash Received In Lieu of a Fractional New Spark ADS”). Please note that there is a legally binding appropriation sequence for using the tax-recognized contribution account first before using the accumulated earnings and profits.
Any tax liability in Germany for actual or deemed dividends and other shares in profits received by you will be discharged through the withholding at a rate of 25% plus a solidarity surcharge of 5.5% thereon (i.e., a total of 26.375%). The basis for the withholding tax (in Euro) is the gross amount of the dividend (in Euro) resolved by the general shareholders’ meeting. Your German income tax liability for the dividends and other shares in profits is generally satisfied through the deduction of the withholding tax and you may not deduct any income-related expenses.
Under the Treaty, you can obtain a partial refund of the 26.375% withholding tax equal to 11.375% of the gross amount of the dividend (in Euro). For example, you should initially receive a net payment of €73,625 from a gross dividend amounting to €100,000 (i.e., €100,000 minus the 26.375% withholding tax), minus, inter alia, any further deductions or withholdings (e.g. by the New Spark ADS Depositary pursuant to the New Spark Deposit Agreement). You may, subject to fulfilling procedural requirements, be entitled to a partial refund from the German tax authorities in the amount of 11.375% of the gross dividend. As a result, you may ultimately receive a payment of  €85,000 in total (85% of the gross dividend amount), minus, inter alia, any further deductions or withholdings (e.g. by the New Spark ADS Depositary pursuant to the New Spark Deposit Agreement). For restrictions and uncertainties see “Risk Factors — Risks Relating to the New Spark ADSs — Certain or all of the holders of New Spark ADSs may be unable to claim tax credits with respect to, or tax refunds to reduce German withholding tax applicable to the payment of dividends, or a dividend may be effectively taxed twice.”
The aforementioned refund of German withholding tax under the Treaty requires you to make tax filings with the competent German tax office using a tax voucher issued by the institution documenting the German tax withheld and remitted by it because the New Spark Ordinary Shares will be admitted to be held in collective safe custody (Sammelverwahrung) with a central securities depository (Wertpapiersammelbank) pursuant to Section 5 of the German Act on Securities Accounts (Depotgesetz) and are entrusted to such central securities depository for collective safe custody in Germany. In the absence of such tax voucher, a holder of New Spark ADSs or New Spark Ordinary Shares will not be entitled to receive a tax refund from the German tax authorities.
To claim the refund of amounts withheld in excess of the Treaty rate, you must submit a claim for refund on a special German claim for refund form (Form Refund USA (E-USA)), which must be filed with the German Federal Tax Office (Bundeszentralamt für Steuern, D-53221 Bonn, Germany; www.bzst.de). The period allowed for filing a request is generally four years, and it commences at the close of the calendar year during which you have received the dividend. However, the period allowed does not end less than 6 months after the date on which the tax is paid. The German claim for refund forms may be obtained from the German tax authorities at the same address where applications are filed, from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road NW, Washington, DC 20007, or can be downloaded from the homepage of the German Federal Tax Office (www.bzst.de). You must also submit to the German tax authorities the tax voucher issued by the institution documenting the German tax withheld and remitted together with a certification of your U.S. residency status (IRS Form 6166). The latter certification can be obtained from the Internal Revenue Service by filing a request for certification (generally on an IRS Form 8802, which will not be processed unless a user fee is paid) with the Internal Revenue Service, P.O. Box 71052, Philadelphia, PA 19176-6052. IRS Form 8802 and its instructions can be obtained from the IRS website at www.irs.gov. You should consult your own tax advisors regarding how to obtain an IRS Form 6166. Any refunds would be issued in Euro.
Under a simplified refund procedure based on electronic data exchange (Datenträgerverfahren), a paying or disbursing agent that is registered as a participant in the electronic data exchange procedure with the German Federal Central Tax Office (Bundeszentralamt für Steuern) may file an electronic collective refund claim on behalf of all of the New Spark ADS holders for whom it holds the underlying New Spark Ordinary Shares in custody, provided the respective holder has made certain confirmations and has provided an IRS Form 6166 certification with the participant in the electronic data exchange procedure. The German tax authorities reserve the right to audit the entitlement to tax refunds for several years following their payment pursuant to the Treaty in individual cases.

You should note, however, that only limited guidance of the German tax authorities exists on the practical application of the refund process to ADSs and ADRs generally and on the practical application of the electronic data exchange procedure with respect to ADSs and ADRs in particular.
German Taxation of Capital Gains
The following discussion further assumes that New Spark would not hold any immovable property situated in Germany.
Capital gains derived by you from a sale or other disposition of New Spark ADSs, or derived by you from a dividend which is funded from the New Spark’s tax-recognized contribution account and which together with any previous dividend which was funded from New Spark’s tax-recognized contribution account exceeds the book value for German income tax purposes, are generally not subject to German income tax:
Under German domestic income tax law, capital gains derived by you are generally not taxable, unless your holding of New Spark ADSs will represent a Qualified Participation (e.g. if you, or the previous owner if you had acquired the New Spark ADSs without consideration, directly or indirectly held at least 1% of the share capital of New Spark at any point in time during the five years preceding the sale or other disposition, or, under certain circumstances, if you had acquired the shares of New Spark upon a tax neutral share for share exchange). But in the case of a Qualified Participation, the capital gains are generally exempt under the Treaty.
The German statutory law, however, does not explicitly condition the obligation to withhold taxes on capital gains being subject to taxation in Germany under German statutory law or on an applicable income tax treaty permitting Germany to tax such capital gains. An interpretation circular issued by the German Federal Ministry of Finance dated January 18, 2016 (in its currently applicable version dated May 3, 2017), in contrast, provides that taxes need not be withheld when the holder of the custody account is not a resident of Germany for tax purposes and the income is not subject to German income tax. While interpretation circulars issued by the German Federal Ministry of Finance are only binding on the tax authorities but not on the tax courts, in practice, the paying agents nevertheless typically rely on guidance contained in such interpretation circulars. In the event that a paying agent does not follow this guidance or is not entitled to assume that you are not tax resident in Germany, as the case may be, such paying agent would withhold tax at 26.375% on capital gains derived by you from the sale of the underlying New Spark Ordinary Shares held in a custodial account in Germany. In this case, you should be entitled to claim a refund of the withholding tax from the German tax authorities.
Accounting Treatment of the Merger
The Business Combination will be accounted for as a business combination applying the acquisition method of accounting for IFRS purposes with Affinitas treated as the accounting acquirer of Spark and accounting predecessor of New Spark. Accordingly, the aggregate fair value of the consideration paid in connection with the Business Combination will be allocated to Spark’s net assets based on their fair values as of the close of the transaction. The excess of the total purchase consideration over the fair value of the identifiable assets acquired, liabilities assumed and any non-controlling interest in Spark will be allocated to goodwill. The results of operations of Spark will be included in New Spark’s consolidated results of operations only for periods subsequent to the completion of the Merger.
Regulatory Approvals Required for the Business Combination and Other Regulatory Matters
Completion of the Merger is subject to the receipt of all required regulatory approvals. Affinitas and Spark intend to make all required filings under Delaware law, the Securities Act and the Exchange Act, in connection with the Merger. Other than those filings with the Delaware Secretary of State, SEC filings and filings required with the NYSE American relating to the listing of New Spark ADSs to be issued in the Merger, Affinitas and Spark are not aware of any other material regulatory filings or approvals required prior to completing the Merger as described in this proxy statement/prospectus.
New Spark’s Status as a Foreign Private Issuer under the Exchange Act
New Spark is and expects that, upon completion of the Business Combination, it will be considered a “foreign private issuer” under the rules of the SEC. New Spark will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. New Spark will be required to file its annual report Form 20-F with the SEC within four months of its fiscal year end. In addition, New Spark must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by New Spark in Germany, or regarding information distributed or required to be distributed by New Spark to its stockholders.
Moreover, although New Spark currently expects to report results quarterly, New Spark will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act and will be permitted to cease filing quarterly reports. New Spark will not be required to file financial statements prepared in accordance with U.S. GAAP and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, New Spark’s officers, board members and principal stockholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of New Spark Ordinary Shares. If New Spark loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States.
Exchange of Shares for American Depositary Shares in the Business Combination
At or prior to the Effective Time, an exchange agent (the “Exchange Agent”) will be appointed to handle the exchange of Spark Shares for New Spark ADSs. Spark Shares will be automatically converted into the right to receive New Spark ADSs without the need for any action by the holders of Spark Shares.
The Letter of Transmittal will be accompanied by instructions. Spark Stockholders should not return stock certificates with the enclosed proxy card.
After the Effective Time, Spark Shares will no longer be outstanding, will be automatically cancelled and will cease to exist and be delisted from the NYSE American and deregistered under the Exchange Act, and each certificate, if any, that previously represented Spark Shares will represent only the right to receive the Merger Consideration as described above. Until holders of Spark Shares have surrendered such shares to the Exchange Agent for exchange, those holders will not receive the Merger Consideration or any dividends or distributions on New Spark ADSs into which their Spark Shares have been converted with a record date after the Effective Time.
Spark Stockholders will not receive any fractional New Spark ADSs pursuant to the Business Combination. Instead of any fractional New Spark ADSs, Spark Stockholders who otherwise would have received a fraction of a New Spark ADS will receive an amount in cash equal to the net proceeds of a sale of the fractional entitlement on the NYSE American (or such other stock exchange where the Spark Shares principally trade) as soon as reasonably practicable following the consummation of the Business Combination.
Listing of New Spark’s ADSs
It is a condition to the completion of the Merger that the New Spark ADSs be approved for listing on the NYSE American. Spark Shares will be delisted from the NYSE American promptly following completion of the Business Combination.
Dissenters’ Rights; No Appraisal Rights
Spark Stockholders do not have rights of appraisal in connection with the Merger. They would only have such rights in connection with certain mergers or consolidations if the merger or consolidation required them to accept in exchange for their shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (b) shares of stock of any other corporation or depositary receipts in respect thereof, which at the effective date of the merger or consolidation would be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares or fractional depositary receipts of a corporation described in (a) and (b) above; or (d) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

Additionally, no appraisal rights exist where, on the record date fixed to determine the stockholders entitled to vote on the merger or consolidation: (i) the stock of the corporation is listed on a national securities exchange; or (ii) is held of record by more than 2,000 stockholders; and further, there are no appraisal rights available for any shares of stock of the constituent corporation surviving a merger if the merger did not require the vote of the stockholders of the surviving corporation for its approval.
Restrictions on Sales of New Spark ADSs by Certain Affiliates
The New Spark ADSs to be issued in connection with the Merger will be freely transferable under the Securities Act, except for ADSs issued to any Spark Stockholder who may be deemed to be an “affiliate” of Spark or New Spark. Persons who may be deemed to be affiliates include Spark directors or executive officers who become board members or executive officers of New Spark after the Business Combination, as well as principal stockholders of Spark prior to the Business Combination.
Persons who may be deemed to be affiliates of Spark or New Spark may not sell any of the New Spark ADSs received by them in connection with the Business Combination except pursuant to:
•
an effective registration statement under the Securities Act covering the resale of the New Spark Ordinary Shares; or

•
an applicable exemption under the Securities Act.

In addition, certain parties are restricted from trading any New Spark Ordinary Shares or New Spark ADSs received in connection with the Business Combination on account of the Lock-up Agreements discussed elsewhere herein.

THE AGREEMENT AND PLAN OF MERGER
The following summary describes selected material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement (attached to this proxy statement/prospectus as Annex A), which is incorporated by reference into this proxy statement/prospectus. We urge you to read carefully the Merger Agreement in its entirety as it is the legal document governing the Business Combination.
The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in the representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement and the transactions and agreements contemplated thereby among the parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiation the terms thereof. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in disclosures schedules provided by Spark to Affinitas and by Affinitas to Spark in connection with the signing of the Merger Agreement and by certain information contained in certain of Spark’s filings with the SEC. These disclosure schedules and SEC filings contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. For the foregoing reasons, you should not rely on the representations and warranties in the Merger Agreement (or the summaries contained in this proxy statement/prospectus) as characterizations of the actual state of facts among the parties to the Merger Agreement.
The Merger Agreement and the following description have been included to provide you with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about Spark or Affinitas. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by Spark with the SEC, which are available without charge through the SEC’s website at www.sec.gov.
The Merger, Share Transfer and Share Exchange
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Chardonnay Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of New Spark (“Merger Sub”), will be merged with and into Spark (the “Merger”). Spark will continue as the surviving corporation in the Merger, become a direct, wholly-owned subsidiary of New Spark and cease to be a publicly-traded company.
The Merger Agreement provides that, in connection with the Business Combination, pursuant to the terms of the support agreement contemplated by the Merger Agreement (the “Support Agreement”), the stockholders of Affinitas will (i) purchase all of the 120,000 New Spark Ordinary Shares currently owned by Affinitas for a total purchase price among all Affinitas stockholders of  €132,000 (the “Affinitas Share Transfer”) and (ii) transfer all of their Affinitas Shares to New Spark in exchange for (a) ordinary no-par value registered shares (auf den Namen lautende Stückaktien) of New Spark Ordinary Shares and/or New Spark ADSs representing New Spark Ordinary Shares and (b) a claim for a payment by New Spark to the respective stockholders of Affinitas of up to €5,730,000 in the aggregate.
Unless the Merger Agreement is earlier terminated pursuant to the provisions described in “— Termination” below, completion of the Merger will occur on the third business day after all of the closing conditions set forth in the Merger Agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), or at such other time as Spark and Affinitas may mutually agree in writing. For more information, see the section entitled “— Conditions to the Merger” below. The Merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at a later time as may be specified in such certificate of merger with the consent of Spark and Affinitas.
Effects of the Merger
The directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

Merger Consideration
At the Effective Time, by virtue of the Merger and without any further action on the part of New Spark, Affinitas, Merger Sub, Spark or any Spark Stockholder:
•
all Spark Shares that are held by Spark as treasury stock or owned by Spark or Merger Sub immediately prior to the Effective Time will be cancelled and no consideration will be delivered in exchange for such Spark Shares; and

•
each Spark Share issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to the bullet above but including shares held in the Spark Trust as described in “— Treatment of Spark Equity Awards — Options” below) will be converted into the right to receive a number of New Spark ADSs equal to the Adjustment Ratio, with each New Spark ADS representing 0.1 New Spark Ordinary Shares. The “Adjustment Ratio” means 0.1 multiplied by a fraction, (a) the numerator of which is (x) the Post-Warrant Exercise Share Number minus the (y) aggregate number of Spark Shares issued in connection with the exercise of the Spark Warrant, and (b) the denominator of which is the Post-Warrant Exercise Share Number.

Cash will be paid in lieu of fractional shares, as discussed further in the section entitled “Proposal One — Adoption of the Agreement and Plan of Merger — Terms of the Merger — Merger Consideration.”
Treatment of Spark Equity Awards
Spark RSUs
Immediately prior to the Effective Time, each Spark RSU that is outstanding will be accelerated as to vesting and payment (if required) and converted into one Spark Share.
Spark Restricted Stock Awards
At the Effective Time, all Spark Restricted Stock Awards that are unvested will be exchanged for restricted New Spark Ordinary Shares and/or New Spark ADSs with vesting terms identical to the Spark Restricted Stock Awards.
Spark Stock Options
At the Effective Time, all Spark Stock Options immediately outstanding prior to the Effective Time will be exchanged for awards to acquire (on the same terms and conditions as were applicable under the Spark Stock Options, taking into account the transactions contemplated by the Merger Agreement or in any stock option plans or any award or other agreement), from a trust to be formed by Spark prior to the Effective Time, a number of New Spark ADSs equal to (w) the number of Spark Shares subject to such Spark Stock Option multiplied by (x) the Adjustment Ratio (the result rounded down to the nearest whole New Spark ADS), with an exercise price per share (rounded up to the nearest whole cent) equal to (y) the per share exercise price specified in such Spark Stock Option, divided by (z) the Adjustment Ratio (with the result rounded up to the nearest whole cent).
Representations and Warranties
The Merger Agreement contains representations and warranties made by each of New Spark, Affinitas, and Merger Sub, jointly and severally, to Spark, subject to certain exceptions in the Merger Agreement and in the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:
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corporate organization, good standing and qualification to conduct business;

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capital structure;

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corporate power and authority to enter into and carry out the obligations under the Merger Agreement;

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the absence of conflicts with or defaults under its organizational documents, contracts and applicable laws;

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the absence of the need for any consent, approval, license, permit, order or authorization of, or registration declaration, notice or filing with any governmental authority;

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the standards used to create, and content of, financial statements;

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the absence of undisclosed liabilities;

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the absence of certain changes and events;

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good title to the assets used in its business;

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real property matters;

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intellectual property matters;

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material contracts;

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compliance with applicable laws and maintenance of necessary permits;

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tax matters;

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employee benefits and executive compensation matters, including benefit plans and compliance with the Employee Retirement Income Securities Act of 1974, as amended;

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labor and employment matters;

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environmental matters;

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insurance matters;

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records;

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government programs;

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transactions with affiliates;

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legal proceedings and government orders;

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absence of violations of anti-bribery and anti-corruption laws;

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absence of ownership of any Spark Shares;

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no vote required by Affinitas’s stockholders;

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engagement and payment of fees of brokers, finders and investment bankers;

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data protection; and

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information technology.

The Merger Agreement contains representations and warranties made by Spark to each of New Spark, Affinitas, and Merger Sub, subject to certain exceptions in the Merger Agreement, in the disclosure schedules delivered in connection with the Merger Agreement and in Spark’s public filings, as to, among other things:
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corporate organization, good standing and qualification to conduct business;

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capital structure;

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corporate power and authority to enter into and carry out the obligations under the Merger Agreement;

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the absence of conflicts with or defaults under its organizational documents, contracts and applicable laws;

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the absence of the need for any consent, approval, license, permit, order or authorization of, or registration declaration, notice or filing with any governmental authority;

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filing of all forms, statements, certifications, reports and documents required to be filed or furnished with the SEC;

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the standards used to create, and content of, financial statements;

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the absence of undisclosed liabilities;

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the absence of certain changes and events;

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good title to the assets used in its business;

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real property matters;

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intellectual property matters;

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material contracts;

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compliance with applicable laws and maintenance of necessary permits;

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tax matters;

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employee benefits and executive compensation matters, including benefit plans and compliance with the Employee Retirement Income Securities Act of 1974, as amended;

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labor and employment matters;

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environmental matters;

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insurance matters;

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records;

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government programs;

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transactions with affiliates;

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legal proceedings and government orders;

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absence of violations of anti-bribery and anti-corruption laws;

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inapplicability of anti-takeover statutes;

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the required vote of Spark’s stockholders;

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engagement and payment of fees of brokers, finders and investment bankers;

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data protection;

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information technology; and

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delivery of a fairness opinion.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.”
For the purposes of the Merger Agreement, for each of Spark and Affinitas, a “material adverse effect” means any change, condition, development, effect, event, occurrence, result or state of facts that has or would reasonably be expected to: (a) have a material adverse effect on the business, financial condition or results of operations of such company and its subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a material adverse effect: (i) changes in general economic or political conditions or the capital and securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), to the extent they do not disproportionately affect such company and its subsidiaries, taken as a whole, relative to other participants in such company’s industry; (ii) changes in or affecting the industries in which Spark operates, or Affinitas and its subsidiaries operate, to the extent they do not disproportionately affect such company and its subsidiaries, taken as a whole, relative to other participants in such company’s industry; (iii) changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or compliance with the terms of the Merger Agreement; (iv) any specific action taken at the written request of the other company or expressly required by the Merger Agreement; (v) any changes in laws or applicable accounting principles, or interpretations thereof, to the extent they do not disproportionately affect such company and its subsidiaries, taken as a whole, relative to other participants in such company’s industry; (vi) the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events, to the extent they do not disproportionately affect such company and its subsidiaries, taken as a whole, relative to other participants in such company’s industry; (vii) any litigation relating to the Merger Agreement or the contemplated transactions; (viii) any failure, in and of itself, to meet internal or published projections, forecasts or revenue or earning predictions for any period, including analyst expectations or projections, forecasts or predictions (provided, in the case of this clause (viii), that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect has occurred); or (ix), solely with respect to Spark, any decrease or decline in the market price or trading volume of the Spark Shares (provided, in the case of this clause (ix), that the facts and circumstances underlying any such decrease or decline may be taken into account in determining whether a material adverse effect has occurred); or (b) (i) solely in the case of Spark, prevent or materially impair the ability of Spark to consummate the contemplated transactions or (ii) solely in the case of Affinitas, would reasonably be expected to prevent or materially impair the ability of Affinitas or Merger Sub to consummate the contemplated transactions.
None of these representations and warranties will survive the Effective Time.
Covenants and Agreements
Access and Investigation.   Subject to the terms of that certain non-disclosure agreement, dated as of January 10, 2017, by and between Affinitas and Spark, for the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time (the “pre-closing period”), upon reasonable notice, each party shall, and shall use commercially reasonable efforts to cause such party’s representatives to: (a) provide the other party and such other party’s representatives with reasonable access during normal business hours to such party’s representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such party and its subsidiaries; and (b) provide the other party and such other party’s representatives with such copies of the existing books, records, tax returns, work papers, product data, and other documents and information relating to such party and its subsidiaries, and with such additional financial, operating and other data and information regarding such party and its subsidiaries as the other party may reasonably request.
Additionally, during the pre-closing period, each party shall promptly make available to the other party with copies of:
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the unaudited monthly consolidated balance sheets of such party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month;

•
all material operating and financial reports prepared by such party for its senior management;

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any written materials or communications sent by or on behalf of a party to all of its stockholders;

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any notice, report or other document filed with or otherwise furnished, submitted or sent to any governmental authority on behalf of a party in connection with the Business Combination or any of the contemplated transactions; and

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any material notice, report or other document received by a party from any governmental authority in connection with the Business Combination or any of the contemplated transactions.

Notice of Certain Events.   Each of Spark and Affinitas shall promptly notify and provide copies to the other of:
•
any material written notice alleging that an approval or consent is or may be required in connection with the contemplated transactions;

•
any written notice or other substantive communication from any governmental authority or securities exchange in connection with the contemplated transactions; and

•
the occurrence of any event, including any legal proceeding or investigation commenced that involves Affinitas or any of its subsidiaries or Spark or any of its subsidiaries, which would be reasonably likely to (A) prevent or materially impair the consummation of the contemplated transactions or (b) result in the failure of any condition to the Merger set forth in the Merger Agreement to be satisfied prior to January 31, 2018.

Operation of Business.   Subject to certain exceptions as set forth in the disclosure schedules to the Merger Agreement, during the pre-closing period, each of Spark and Affinitas will, and will cause each of its subsidiaries to, conduct its business and operations in the ordinary course of business, and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with such company or its subsidiaries.
Negative Obligations.
Subject to certain exceptions in the Merger Agreement or as set forth in the disclosure schedules, at all times during the pre-closing period, Spark will not, and will not it cause or permit its subsidiaries to, do any of the following without the prior written consent of Affinitas:
•
declare, accrue, set aside or pay any dividend or make any other distribution, whether payable in cash, stock or other property; or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities (except for Spark Shares from terminated employees of Spark);

•
except for contractual commitments in place at the date of the Merger Agreement, sell, issue, transfer, pledge or grant, or authorize the issuance of or make any commitments to do any of the foregoing with respect to: (A) any capital stock or other security (except for Spark Shares issued upon the valid exercise of outstanding Spark Stock Options and Spark RSUs); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

•
amend its organizational documents or engage in any liquidation, dissolution, merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, or reverse stock split, except for the contemplated transactions;

•
form any subsidiary or acquire any equity or other material interest in any other person;

•
lend money to any person or become liable for any indebtedness, or make any loans, advances or capital contributions to, or investments in, any other person (other than for expense advances in the ordinary course of business not in excess of  $100,000 in the aggregate); issue or sell any debt securities or any rights to acquire any debt securities; guarantee any debt securities of others; or, make any capital expenditures or commitments in excess of  $100,000 in the aggregate;

•
except for contractual commitments in place at the date of the Merger Agreement, (A) adopt, establish or enter into any Spark employee program; (B) cause or permit any Spark employee program to be amended other than as required by law or for purposes of Section 409A of the Code; (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the compensation or remuneration payable to, any of its directors, employees or consultants or (D) hire any new employee or consultant;

•
enter into any transaction outside the ordinary course of business that involves payments and/or for a value in excess of  $100,000 or that is otherwise material;

•
sell, lease, pledge or otherwise dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties, other than sales of assets in the ordinary course of business at not less than fair market value for consideration not greater than $100,000 individually and $500,000 in the aggregate;

•
engage in certain changes related to tax matters, including, among others, make, change or revoke any material tax election; change (or request any taxing authority to change) any material tax accounting method; or settle or compromise any material tax claim or liability;

•
enter into any material contract, or amend or terminate or waive or grant any release or relinquishment of any material rights under, or renew, any material contract;

•
(A) commence any legal proceeding other than (x) for routine collection of bills or (y) for a breach of the Merger Agreement, (b) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any legal proceeding (including any legal proceeding relating to the Merger Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than claims, liabilities or obligations incurred in the ordinary course of business that involve amounts not to exceed $100,000 individually or $500,000 in the aggregate that (x) do not require any actions or impose any restrictions on the business or operations of Spark or any of its subsidiaries or impose any other injunctive or equitable relief, (y) provide for the complete release of Spark and its subsidiaries and (z) do not provide for any admission of liability by Spark or any of its subsidiaries or (c) waive any claims of substantial value;

•
except for transactions among Spark and/or its subsidiaries, directly or indirectly, dispose of any of its property or assets, except for property and/or assets at not less than fair market value for consideration not greater than $100,000 individually and $500,000 in the aggregate;

•
materially change any of the accounting methods, principles or practices used by it unless required by a change in U.S. GAAP or law;

•
fail to duly and timely file all material reports and other material documents required to be filed with all governmental authorities and other authorities (including the NYSE American), subject to extensions permitted by applicable law; or

•
agree to take, take or permit any subsidiary to take or agree to take, any of the actions specified in preceding 14 bullets of this paragraph.

Subject to certain exceptions in the Merger Agreement or as set forth in the disclosure schedules, at all times during the pre-closing period, Affinitas will not, and will not it cause or permit its subsidiaries to, do any of the following without the prior written consent of Spark:
•
declare, accrue, set aside or pay any dividend or make any other distribution, whether payable in cash, stock or other property; or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities (except for Affinitas Shares from terminated employees of Affinitas);

•
except for contractual commitments in place at the date of the Merger Agreement, sell, issue, transfer, pledge or grant, or authorize the issuance of or make any commitments to do any of the foregoing with respect to: (i) any capital stock or other security (except for Affinitas Shares issued upon the valid exercise of outstanding Affinitas stock options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

•
amend its organizational documents or engage in any liquidation, dissolution, merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•
form any subsidiary or acquire any equity or other interest, in excess of  €5,000,000, in any other person;

•
materially change any of the accounting methods, principles or practices used by it unless required by a change in law or (A) German GAAP, with respect to Affinitas or (B) French GAAP, with respect to Samadhi SAS, Affinitas’s wholly-owned French subsidiary;

•
lend money to any person or incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or rights to acquire any debt securities; guarantee any debt securities of others, in each case other than in the ordinary course of business; or

•
agree to take, take or permit any subsidiary to take or agree to take, any of the actions specified in the first five bullets of this paragraph.

Disclosure Documents.   New Spark and Affinitas have agreed to, as promptly as practicable after the date of the Merger Agreement, in cooperation with Spark, prepare and file with the SEC a registration statement on Form F-4 (the “registration statement”), of which this proxy statement/prospectus is a part, in connection with the registration under the Securities Act of the New Spark Ordinary Shares to be issued by virtue of the share exchange and the Merger. Each of New Spark and Affinitas have also agreed to use its reasonable best efforts to cause the New Spark ADS Depositary, as promptly as practicable after the date of the Merger Agreement, to prepare and file the registration statement on Form F-6 to be filed with the SEC by the New Spark ADS Depositary in connection with the New Spark ADSs.
Additionally, each of Spark, New Spark and Affinitas has agreed to:
•
use its reasonable best efforts to have the Form F-4 and Form F-6 declared or become effective under the Securities Act as promptly as practicable and to keep the Form F-4 and Form F-6 effective as long as is necessary to consummate the Merger;

•
take all or any action required under any applicable federal and state securities and other laws in connection with the issuance of New Spark Ordinary Shares and New Spark ADSs pursuant to the Business Combination;

•
use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the contemplated transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and

•
prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities law or German law relating to the Business Combination and the other contemplated transactions.

Furthermore, each of Spark, Merger Sub, New Spark and Affinitas has agreed to furnish all information concerning itself and its subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the registration statement, of which this proxy statement/prospectus is a part.
Spark has agreed to use its reasonable best efforts to cause this proxy statement to be mailed to its stockholders as promptly as practicable after the registration statement is declared effective by the SEC. If Spark, Merger Sub, New Spark or Affinitas become aware of any event or information that, pursuant to the Securities Act or the Exchange Act or otherwise, should be disclosed in an amendment or supplement to the registration statement, of which this proxy statement/prospectus is a part, then such party will promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Spark Stockholders.
Prior to responding to any comments of the SEC with respect to the registration statement or this proxy statement/prospectus, each party will provide the other parties with a reasonable opportunity to review and comment on such response and will discuss with such other parties and include in such response comments reasonably and promptly proposed by the other parties. Affinitas and New Spark will promptly advise Spark of the time when the registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of New Spark Ordinary Shares and/or New Spark ADSs or New Spark ADRs for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the registration statement or for additional information. Spark will promptly advise New Spark and Affinitas after Spark of any request by the SEC for the amendment or supplement of this proxy statement or for additional information.

Each of Affinitas, New Spark and Spark will cause the information provided by it and its respective subsidiaries for inclusion in each of the registration statement and the proxy statement, as of certain applicable times, to not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.
Additionally, Affinitas, New Spark and Spark agreed to cooperate to furnish and prepare, as promptly as practicable after the date of the Merger Agreement, all financial and other pertinent information regarding New Spark and its subsidiaries as may be necessary in connection with the registration statement.
At the Effective Time, New Spark shall execute a Registration Rights Agreement, in the form attached to this proxy statement/prospectus as Annex E (the “Registration Rights Agreement”), with certain stockholders of Spark and Affinitas.
Spark Stockholder Approval.   The Spark Board has determined to recommend that the stockholders of Spark vote to approve the proposal to adopt the Merger Agreement and the Merger (the “Spark Board recommendation”).
Regulatory Approvals.   Each Party shall use its reasonable best efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the Merger and the other contemplated transactions, and to submit promptly any additional information requested by any such governmental authority.
Indemnification of Officers and Directors.   For at least six years from and after the Effective Time, New Spark and the surviving corporation will indemnify and hold harmless all past and present directors, officers and employees of Spark and its subsidiaries (collectively, the “indemnified parties”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as a fiduciary of Spark or any of its subsidiaries or of any person if such service was at the request or for the benefit of Spark or any of its subsidiaries, to the fullest extent permitted by law. All indemnification rights and limits to the personal liability of the indemnified parties provided for in the organizational documents of Spark or any of its subsidiaries in effect as of the date of the Merger Agreement or in any agreements of Spark or any of its subsidiaries with any indemnified party shall survive the Merger for six years after the Effective Time. The certificate of incorporation and bylaws of the surviving corporation will contain indemnification provisions that are at least as favorable as those in the Spark organizational documents as of the date of the Merger Agreement, and during such six year period following the Effective Time, New Spark and surviving corporation will not modify such provisions in any manner that would adversely affect the rights thereunder of any indemnified party in respect of actions or omissions occurring at or prior to the Effective Time except as required by applicable law.
Listing.   Each of New Spark and Affinitas has agreed to use its reasonable best efforts to cause the New Spark ADSs being issued in the Merger, including the New Spark ADSs issuable in connection with the assumption of Spark Stock Options and Spark RSUs, to be approved for listing (subject to notice of issuance) on the NYSE American at or prior to the Effective Time.
Tax Opinion.   New Spark, Affinitas and Spark will use their reasonable best efforts in order for Spark to obtain the opinion of its tax counsel, Morrison & Foerster LLP, in form and substance reasonably acceptable to Spark, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the tax representation letters from each of New Spark, Affinitas and Spark, to the effect that, for U.S. federal income tax purposes, (i) the Merger taken together with the share issuance and the share exchange either should qualify as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the Affinitas share exchange, should be treated as a transaction described in Section 351(a) of the Code, or should qualify under both such provisions, and (ii) Section 367(a)(1) of the Code should not apply to a stockholder’s surrender of Spark Shares pursuant to the Merger Agreement (except in the case of a Spark Stockholder who is or will be a “five-percent transferee shareholder,” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8)).

Affinitas, New Spark and Spark if required, will execute and deliver to Morrison & Foerster LLP the tax representation letters as of the Closing Date, the date the registration statement is declared effective, and/or such other dates as may be required.
Affinitas Directors and Officers.   Affinitas shall use commercially reasonable efforts to obtain a directors and officers liability insurance policy covering the members of the management board of Affinitas from a financially sound and reputable insurer, in such amount and on such terms as is customary in the industry for a company of similar size and value with securities listed on the NYSE American and otherwise reasonably acceptable to Spark.
Employee Matters.   For a period of at least one year following the Effective Time, New Spark will, or will cause the surviving corporation or one of its subsidiaries to, provide each employee of Spark and its subsidiaries who continues to be employed by New Spark or its subsidiaries (including, for the avoidance of doubt, the surviving corporation and its subsidiaries) immediately following the Effective Time (each, a “continuing employee”) with compensation and benefit arrangements that are substantially comparable in the aggregate to the compensation and benefit arrangements provided by Spark and its subsidiaries immediately prior to the Effective Time.
From and after the Effective Time, New Spark will, or will cause the surviving corporation or one of its subsidiaries to, grant all of the continuing employees credit for any service with Spark or its subsidiaries (as well as service with any predecessor entity to the extent such service is taken into account under the applicable plan of Spark or its subsidiaries prior to the Effective Time) earned prior to the Effective Time and with New Spark, the surviving corporation, and any of their subsidiaries or affiliates on and after the Effective Time, solely for eligibility and vesting purposes, but not for benefit accrual purposes, under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by New Spark or the surviving corporation or any of its subsidiaries on or after the Effective Time. Without limiting the foregoing, New Spark shall cause to be waived any pre-existing conditions or limitations, exclusions, waiting periods and required physical examinations under any welfare benefit plan maintained by New Spark, the surviving corporation or any of their respective subsidiaries in which the continuing employees (or their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing conditions or limitations, exclusions, waiting periods or required physical examinations would not have been satisfied or waived under the comparable Spark employee program in which the continuing employee participated immediately prior to the Effective Time. New Spark shall use reasonable best efforts to cause to be recognized the U.S. dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which the continuing employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.
Obligations of New Spark.   Affinitas shall cause New Spark to effect and consummate the Affinitas Share Transfer and the Affinitas Share Exchange as described in the section entitled “The Agreement and Plan of Merger” and comply with all its obligations under the Merger Agreement and the Support Agreement.
Non-Solicitation
Affinitas Non-Solicitation.   Until the earlier of  (i) the Closing Date and (ii) the termination of the Merger Agreement, without the prior written consent of Spark, Affinitas will not, and will not permit any of its subsidiaries or any representative to (A) initiate, solicit, seek or knowingly encourage any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, an Affinitas Acquisition Proposal or (B) enter into any binding agreement relating to a Affinitas Acquisition Proposal, or enter into any agreement or agreement in principle requiring Affinitas to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve, propose or agree to do any of the foregoing; provided, however, that, upon providing prior written notice to Spark, Affinitas may engage or participate in any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any unsolicited inquiries, proposals or offers related to a Affinitas Acquisition Proposal, and enter into any related confidentiality agreements with any such person.

Affinitas will notify Spark promptly after receipt of any Affinitas Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Affinitas Acquisition Proposal, or any inquiry or request for nonpublic information relating to Affinitas by any Person who has made or would reasonably be expected to make any Affinitas Acquisition Proposal. The notice will indicate the identity of the person making the Affinitas Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request.
For the purposes of the Merger Agreement, an “Affinitas Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Affinitas or its Subsidiaries pursuant to which the equity holders of Affinitas immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer or other acquisition of fifteen percent (15%) or more of the assets of Affinitas and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition of beneficial ownership (the term “beneficial ownership” for purposes of the Merger Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Affinitas; provided, that the term “Affinitas Acquisition Proposal” shall not include the Merger or the other transactions contemplated by the Merger Agreement.
No Solicitation by Spark.
Until the Merger Agreement is terminated in accordance with the provisions of the section entitled “— Termination” below, Spark will not, and will cause each of its subsidiaries and PEAK6 and its and their respective officers and directors not to, and will use its reasonable best efforts to cause its or their respective employees (other than PEAK6 employees), investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives, not to, directly or indirectly (A) initiate, solicit, seek or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Spark Acquisition Proposal (as defined below), (B) engage or participate in any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with or for the purpose of encouraging or facilitating, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Spark Acquisition Proposal, or (C) enter into any letter of intent, commitment, agreement in principle or other similar type of agreement providing for a Spark Acquisition Proposal (whether written or oral, binding or nonbinding), or resolve, propose, recommend or agree to do any of the foregoing. Spark shall, and shall cause each of its subsidiaries and PEAK6 and each of its and their respective officers and directors, and use reasonable best efforts to cause each of its and their respective investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives engaged by Spark with respect to any Spark Acquisition Proposal, to immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Spark Acquisition Proposal, and immediately instruct any person in possession of confidential information about Spark that was furnished after January 1, 2016 by or on behalf of Spark in connection with any actual or potential Spark Acquisition Proposal to return or destroy all such information or documents or material incorporating such information in the possession of such person or any of such person’s representatives. Notwithstanding anything to the contrary contained in the Merger Agreement, Spark and its subsidiaries and its and their representatives may in any event inform a person that has made a Spark Acquisition Proposal of this non-solicitation provision of the Merger Agreement.
Except to the extent necessary to take any actions that Spark or any third party would otherwise be permitted to take pursuant to this “— No Solicitation by Spark” section (and in such case only in accordance with the terms of this section), (i) Spark and its subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any confidentiality or standstill provision in any agreement to which Spark or any of its subsidiaries is a party related to or entered into in combination with any actual or potential Spark Acquisition Proposal, and (ii) Spark shall, and shall cause its subsidiaries to use, reasonable best efforts to enforce the confidentiality and standstill provisions of any such agreement, and Spark shall, and shall cause its Subsidiaries to, except as would not be adverse to Affinitas, immediately take all steps necessary to terminate any waiver that may have been granted and is capable of being terminated, to any person other than Affinitas or any of Affinitas’s subsidiaries or affiliates, under any such provisions; provided, that to the extent that the Spark Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take, or the taking of, any of the foregoing actions is inconsistent with its fiduciary obligations, Spark may, upon delivery of advance written notice to Affinitas, waive any such confidentiality, standstill or similar provisions solely to the extent necessary to permit a third-party to make, on a confidential basis to the Spark Board, a Spark Acquisition Proposal, conditioned upon such third-party agreeing that Spark shall not be prohibited from providing any information to Affinitas (including regarding any such Spark Acquisition Proposal) in accordance with, and otherwise complying with, this “— No Solicitation by Spark” section.
Notwithstanding the limitations set forth in the preceding two paragraphs or anything else in the Merger Agreement, prior to the approval of the proposal to adopt the Merger Agreement and the Merger by the Spark Network stockholders, Spark may take the following actions in response to a bona fide unsolicited written Spark Acquisition Proposal that did not result from any breach of this “— No Solicitation by Spark” section, received after the date of the Merger Agreement that the Spark Board has determined, in good faith, after consultation with its outside counsel and nationally recognized independent financial advisors, constitutes, or would reasonably be expected to result in, a Spark Superior Offer: (1) furnish nonpublic information regarding Spark that has been previously provided to, or is being provided substantially contemporaneously to, Affinitas, to the third party making the Spark Acquisition Proposal and its representatives (and any financing sources); and (2) engage in and facilitate discussions or negotiations with the third party making the Spark Acquisition Proposal and its representatives (and any financing sources) with respect to such Spark Acquisition Proposal; provided, that Spark receives from such third party an executed confidentiality agreement the terms of which are no less protective of the confidential information of Spark than those contained in that certain non-disclosure agreement, dated as of January 10, 2017, by and between Affinitas and Spark; provided, that such confidentiality agreement (x) shall not prohibit compliance by Spark with any of the provisions of this “— No Solicitation by Spark” section and (y) may contain a less restrictive standstill restriction or no standstill restriction, in which case the non-disclosure agreement by and between Affinitas and Spark shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.
Spark shall notify Affinitas promptly (and in no event later than 48 hours) after receipt of any Spark Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to a Spark Acquisition Proposal, any written expression by any Person that it is considering or may engage in a Spark Acquisition Proposal or any inquiry or request for nonpublic information relating to Spark by any person who has made or would reasonably be expected to make any Spark Acquisition Proposal. Such notice shall indicate the identity of the person making the Spark Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. Spark shall promptly (and in no event later than 48 hours after receipt) provide copies to Affinitas of any written proposals, indications of interest, and/or draft agreements relating to such Spark Acquisition Proposal. Without limiting the foregoing, Spark shall keep Affinitas reasonably informed of any material developments, discussions or negotiations regarding any such Spark Acquisition Proposal or potential Spark Acquisition Proposal (including by promptly (and in no event later than 48 hours after receipt) providing to Affinitas copies of any additional or revised written proposals, indications of interest, and/or draft agreements) and upon the request of Affinitas shall apprise Affinitas of the status of such Spark Acquisition Proposal. Spark shall substantially contemporaneously provide to Affinitas any material nonpublic information concerning Spark provided to any other person in connection with any Spark Acquisition Proposal that was not previously provided to Affinitas.
Until the Merger Agreement is terminated in accordance with the provisions of the section entitled “— Termination” below and except as expressly permitted by the paragraph below, neither the Spark Board nor any committee of the Spark Board shall (i) (A) fail to include the Spark Board recommendation in this proxy statement, (B) withhold, withdraw, amend, qualify or change, or authorize or publicly propose to withhold, withdraw, amend, qualify or change, in a manner adverse to Affinitas, the Spark Board recommendation, (C) approve, adopt or recommend or propose publicly to approve, adopt or recommend any Spark Acquisition Proposal, (D) take any formal action or make any public recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Spark Board recommendation), it being understood that the Spark Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Spark change of recommendation or (E) fail to publicly recommend against a Spark Acquisition Proposal and reaffirm the Spark Board recommendation following the public making of a Spark Acquisition Proposal within ten business days following any request by Affinitas, which request Affinitas shall make no more than two times during the pendency of any Spark Acquisition Proposal (any action described in this sentence being referred to as a “Spark change of recommendation”) or (ii) except for confidentiality and similar agreements permitted by this “— No Solicitation by Spark” section, authorize, cause or permit Spark or any of its subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Spark Acquisition Proposal.
Notwithstanding the limitations set forth in the preceding paragraph or anything else in the Merger Agreement, at any time prior to the approval of the proposal to adopt the Merger Agreement and the Merger by the Spark Network stockholders, the Spark Board may:
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make a Spark change of recommendation in response to (1) an intervening event (as defined below) or (2) Spark receiving a bona fide, unsolicited Spark Acquisition Proposal that did not result from any breach of this “— No Solicitation by Spark” section that the Spark Board has determined in good faith (after consultation with Spark’s outside legal and financial advisors) constitutes a Spark Superior Offer (as defined below), in each case, if the Spark Board has determined in good faith (after consultation with Spark’s outside legal and financial advisors) that the failure to do so would be inconsistent with the Spark Board’s duties under applicable law, or

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cause Spark to terminate the Merger Agreement in accordance with the eighth bullet under the section entitled “— Termination” below, pay, prior to or simultaneously with and as a condition precedent to such termination, the fee contemplated by the second bullet under the section entitled “— Expenses; Termination Fees” below, and enter into a binding written agreement with respect to a bona fide, unsolicited written Spark Acquisition Proposal not resulting from any breach of this “— No Solicitation by Spark” section that the Spark Board has determined in good faith (after consultation with Spark’s outside legal and financial advisors) constitutes a Spark Superior Offer if the Spark Board has determined in good faith (after consultation with Spark’s outside legal and financial advisors) that the failure to do so would be inconsistent with the Spark Board’s duties under applicable law; provided, that, prior to taking any action under the preceding bullet or this bullet,

(A)
Spark shall have complied with the section of the Merger Agreement corresponding to this “— No Solicitation by Spark” section in all material respects,

(B)
Spark shall provide Affinitas with five business days’ prior written notice advising Affinitas that it intends to take such action and (1) in the case of such an action taken in connection with an intervening event, a reasonable description of such intervening event or (2) in the case of such an action taken in connection with a Spark Superior Offer, attaching a copy of such Spark Superior Offer, a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of such Spark Superior Offer not made in writing, including with respect to any financing commitments relating thereto,

(C)
Spark has negotiated, and caused its representatives to negotiate, in good faith with Affinitas during such notice period, to the extent Affinitas wishes to negotiate, to enable Affinitas to propose revisions to the terms of the Merger Agreement such that it would cause such Spark Superior Offer to no longer constitute a Spark Superior Offer, or, in the case such notice was delivered in connection with an intervening event, such that the failure to make a Spark change of recommendation is not inconsistent with the Spark Board’s duties under applicable law,

(D)
following the end of such notice period, the Spark Board shall have considered in good faith any revisions to the terms of the Merger Agreement offered in writing by Affinitas, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Spark Superior Offer would nevertheless continue to constitute a Spark Superior Offer if the revisions offered by Affinitas were to be given effect, or, in the case such notice was delivered in connection with an intervening event, that the failure to make a Spark change of recommendation nevertheless continues to be inconsistent with the Spark Board’s duties under applicable law, and

(E)
in the case only of such an action taken in connection with a Spark Superior Offer, in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any material change to the facts and circumstances relating to such intervening event, Spark shall, in each case, have delivered to Affinitas an additional notice consistent with that described in clause (B) above of this paragraph and a new notice period under clause (B) of this paragraph shall commence (except that the five business day period notice period referred to in clause (B) above of this paragraph shall instead be equal to the longer of  (I) three business days and (II) the period remaining under the notice period under clause (B) of this paragraph immediately prior to the delivery of such additional notice under this clause (E)) during which time Spark shall be required to comply with the requirements of this paragraph anew with respect to such additional notice, including clauses (B) through (E) above of this paragraph.

For the purposes of the Merger Agreement,
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A “Spark Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement, or consolidation, or any similar transaction involving Spark and/or any of its subsidiaries pursuant to which the stockholders of Spark immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer or other acquisition in any manner (including the acquisition of any stock in any subsidiary of Spark) of 15% or more of the assets of Spark and its subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition of beneficial ownership (the term “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Spark; provided, that the term “Spark Acquisition Proposal” will not include the Merger or the other transactions contemplated by the Merger Agreement.

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A “Spark Superior Offer” means a Spark Acquisition Proposal (with all references to “15%” being treated as references to “a majority” for these purposes) made by a third party that the Spark Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Spark Acquisition Proposal (including the financing terms and the ability of such third party to finance such Spark Acquisition Proposal), (a) is more favorable to the Spark Stockholders from a financial point of view than as provided under the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Affinitas in response to such Spark Superior Offer pursuant to and in accordance with the sixth paragraph of this “— No Solicitation by Spark” section or otherwise), (b) is reasonably capable of being completed on the terms proposed and (c) the definitive documents in respect of which is not subject to any due diligence or financing condition.

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An “intervening event” means any change, condition, development, effect, event, occurrence, result or state of facts, which (a) was not known to, and not reasonably foreseeable by, the Spark Board on the date of the Merger Agreement (or, if known, the magnitude or material consequences of which were not known, or reasonably foreseeable, by the Spark Board as of the date of the Merger Agreement), and (b) does not relate to or arise out of  (i) any Spark Acquisition Proposal; (ii) changes in the price or trading volume of Spark Shares (except that the underlying cause of any such change, only to the extent such underlying cause otherwise falls within the definition of  “intervening event” may be considered in evaluating whether an intervening event has occurred); (iii) any event development or change in circumstances generally affecting the industries in which Spark or any of its subsidiaries operate (except to the extent such event, development or change in circumstances would reasonably be expected to have a materially disproportionate effect on Spark and its subsidiaries relative to other similarly situated participants in the segments of the industry in which it operates); (iv) any change or adverse conditions in the securities markets, including those relating to debt financing; (v) Spark or any of its subsidiaries exceeding, or failing to meet, internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (except that the underlying cause of any such change, only to the extent such underlying cause otherwise falls within the definition of  “intervening event,” may be considered in evaluating whether an intervening event has occurred); or (vi) any change, condition, development, effect, event, occurrence, result or state of facts relating to New Spark, unless all such changes, conditions, developments, effects, events, occurrences, results and states of facts, individually or collectively, have a material adverse effect with respect to Affinitas that is continuing.
Conditions to the Merger
Conditions Precedent to Obligations of Each Party.   The obligations of each party to complete the Merger are subject to the satisfaction or the written waiver by each of the parties of each of the following conditions:
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No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court or other governmental authority of competent jurisdiction and remain in effect, and there shall not be in effect any law, that has the effect of prohibiting or preventing or making illegal the consummation of the Merger.

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Approval of the proposal to adopt the Merger Agreement and the Merger by the Spark Network stockholders.

•
The general meeting (Hauptversammlung) of New Spark or the Administrative Board, respectively, shall have passed the resolution to issue the New Spark Ordinary Shares and the resolution shall not have been revoked.

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The registration statement and Form F-6 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement or the Form F-6 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC or any other governmental authority that have not been withdrawn.

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The New Spark ADSs, including the New Spark ADSs to be issued for the Affinitas Share Exchange and in the Merger pursuant to the Merger Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE American.

Additional Conditions Precedent to Obligations of Spark.   The obligations of Spark to complete the Merger are subject to the satisfaction or the written waiver by Spark of each of the following conditions:
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(A) Each of the representations and warranties of Affinitas, New Spark and Merger Sub, other than the Affinitas specified representations (as defined below), are accurate as of the date of the Merger Agreement and the Closing Date, other than, in most cases, where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Affinitas. (B) Each of the representations and warranties regarding the absence of certain changes and events is accurate as of the date of the Merger Agreement and the Closing Date. (C) Certain of the representations and warranties regarding corporate organization, good standing and qualification to conduct business; capital structure; corporate power and authority to enter into and carry out the obligations under the Merger Agreement; and engagement and payment of fees of brokers, finders and investment bankers; (collectively, the “Affinitas specified representations”) are accurate in all material respects as of the date of the Merger Agreement and the Closing Date.

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Performance in all material respects by Affinitas or Merger Sub of all of the obligations required to be performed by it at or prior to the closing.

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Receipt by Spark of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Affinitas confirming that the conditions in the first and second bullets above and fourth bullet below of this “— Conditions to the Merger — Additional Conditions Precedent to the Obligations of Spark” section have been satisfied.

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No change, condition, development, effect, event, occurrence, result or state of facts since the date of the Merger Agreement that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Affinitas and that is continuing.

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The election of certain specified persons to the Administrative Board and as New Spark Managing Directors (Geschäfsführende Direktoren) pursuant to resolution passed at an extraordinary general meeting (Hauptversammlung) of New Spark.

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Receipt by Spark of the tax opinion of Morrison & Foerster LLP.

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Consummation of the Affinitas Share Transfer, subject only to a condition precedent (aufschiebende Bedingung) regarding receipt by New Spark of a notification by Spark confirming that the merger certificate is ready to, and will, be filed with the Secretary of State of the State of Delaware promptly after confirmation by New Spark of receipt of such notification.

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Approval of the resolutions set forth in the Support Agreement by the stockholders of New Spark.

Additional Conditions Precedent to the Obligations of Affinitas.   The obligations of Affinitas, New Spark and Merger Sub to complete the Merger are subject to the satisfaction or the written waiver by each of Affinitas, New Spark and the Merger Sub of each of the following conditions:
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(A) Each of the representations and warranties of Spark, other than the Spark specified representations (defined below), are accurate as of the date of the Merger Agreement and the Closing Date, other than, in most cases, where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Spark. (B) Certain of the representations and warranties regarding capital structure; the absence of the need for any consent, approval, license, permit, order or authorization of, or registration declaration, notice or filing with any governmental authority; and the absence of certain changes and events are accurate as of the date of the Merger Agreement and the Closing Date. (C) Certain of the representations and warranties regarding corporate organization, good standing and qualification to conduct business; capital structure; corporate power and authority to enter into and carry out the obligations under the Merger Agreement; inapplicability of anti-takeover statutes; and engagement and payment of fees of brokers, finders and investment bankers (collectively with the representations referenced in clause (B), the “Spark specified representations”) are accurate in all material respects as of the date of the Merger Agreement and the Closing Date.

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Performance in all material respects by Spark of all of the obligations required to be performed by it at or prior to the closing.

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Receipt by Affinitas of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Spark confirming that the conditions in the first and second bullets above and the fourth and fifth bullet below of this “— Conditions to the Merger — Additional Conditions Precedent to the Obligations of Affinitas” section have been satisfied.

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No change, condition, development, effect, event, occurrence, result or state of facts since the date of the Merger Agreement that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spark and that is continuing.

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Receipt by Affinitas from Spark of an affidavit specifying (i) that Spark is not a “United States real property holding corporation” and (ii) that the common stock of Spark does not constitute a “United States real property interest.”

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Lock-up Agreements relating to sales and certain other dispositions of New Spark Ordinary Shares or certain other securities that are in full force and effect.

All conditions to the consummation of the Merger Agreement are waivable under the terms of the Merger Agreement. However, there are certain conditions required to be met by applicable law that cannot practically be waived. These conditions are (i) that no temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court or other governmental authority of competent jurisdiction and remain in effect, and there shall not be in effect any law that has the effect of prohibiting or preventing or making illegal the consummation of the Merger, (ii) the approval of the proposal to adopt the Merger Agreement and the Merger by the Spark Stockholders, (iii) that the general meeting (Hauptversammlung) of New Spark or the Administrative Board of New Spark, respectively, shall have passed the resolution to issue the New Spark Ordinary Shares as consideration in the Merger and the resolution shall not have been revoked, (iv) the Registration Statement and Form F-6 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or the Form F-6 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC or any other governmental authority that have not been withdrawn and (v) the approval of the resolutions set forth in the Support Agreement by the stockholders of New Spark.
Termination
The Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of the Merger Agreement by Spark’s stockholders):
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by mutual written consent of Spark and Affinitas;

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by either Spark or Affinitas, if the Merger shall not have been consummated by January 31, 2018, unless the failure to complete the Merger by that date is due to the terminating party’s failure to abide by the Merger Agreement;

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by either Spark or Affinitas, if a court of competent jurisdiction or other governmental authority takes any action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

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by either Spark or Affinitas, if the Spark Stockholders vote and do not approve the Merger;

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by Affinitas, at any time prior the vote of the Spark Stockholders on the proposal to adopt the Merger Agreement and the Merger, if a Spark change of recommendation occurs;

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by Spark, upon a breach of any representation, warranty, covenant or agreement on the part of New Spark, Affinitas or Merger Sub in the Merger Agreement, or if any representation or warranty of New Spark, Affinitas or Merger Sub has become inaccurate, such that the conditions in the first or second bullets under the section entitled “— Conditions to the Merger — Additional Conditions Precedent to the Obligations of Spark” above would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in New Spark’s, Affinitas’s or Merger Sub’s representations and warranties or breach by New Spark, Affinitas or Merger Sub is curable, then the Merger Agreement will not terminate pursuant to this bullet until the earlier of  (i) the expiration of a 30 day period commencing upon delivery of written notice from New Spark, Affinitas or Merger Sub to Spark of such breach or inaccuracy and (ii) New Spark, Affinitas or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach;

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by Affinitas, upon a breach of any representation, warranty, covenant or agreement on the part of Spark in the Merger Agreement, or if any representation or warranty of Spark has become inaccurate, such that the conditions the first or second bullets under the section entitled “— Conditions to the Merger — Additional Conditions Precedent to the Obligations of Affinitas” above would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in Spark’s representations and warranties or breach by Spark is curable, then the Merger Agreement will not terminate pursuant to this bullet until the earlier of  (i) the expiration of a 30 day period commencing upon delivery of written notice from Spark to Affinitas of such breach or inaccuracy and (ii) Spark ceasing to exercise commercially reasonable efforts to cure such breach;
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by Spark, at any time prior the vote of the Spark Stockholders on the proposal to adopt the Merger Agreement and the Merger, at or prior to Spark entering into a definitive agreement for a Spark Superior Offer; provided that Spark complied in all material respects with the terms of the section of the Merger Agreement corresponding to the “— Non-Solicitation — No Solicitation by Spark” section above and Spark has paid to Affinitas the fee required by the second bullet under the first paragraph of the “— Expenses; Termination Fees” section below; or

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by Affinitas, upon a material breach by Spark of any of the terms the “— Non-Solicitation — No Solicitation by Spark” section above.

Effect of Termination
In the event of the termination of the Merger Agreement as provided in the section entitled “— Termination” above, the Merger Agreement will terminate and there will be no liability thereunder except that (i) the section of the Merger Agreement corresponding to this “— Effect of Termination” section, the “— Expenses; Termination Fees” section below, and the provisions of the Merger Agreement under the heading “Miscellaneous Provisions” (and, for the avoidance of doubt, that certain non-disclosure agreement, dated as of January 10, 2017, by and between Affinitas and Spark) will survive and remain in full force and effect, and (ii) the termination of the Merger Agreement will not relieve any party from any liability for any willful breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement. “Willful breach” means a deliberate act or omission taken with the knowledge that such act or omission in and of itself constitutes, or would reasonably be expected to constitute, a material breach of the Merger Agreement.
Expenses; Termination Fees
Except as set forth in this “— Expenses; Termination Fees” section, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses whether or not the Merger is consummated; provided, that all legal fees and other fees and expenses in connection with the preparation of the registration statement will be paid one-half by Spark and one-half by Affinitas, subject to payment of any amount in accordance with the terms of the remainder of this “— Expenses; Termination Fees” section.
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If the Merger Agreement is terminated by Affinitas pursuant to the fifth bullet under the “— Termination” section above or the ninth bullet under the “— Termination” section above, Spark will pay Affinitas, within three business days after termination of the Merger Agreement, a nonrefundable fee equal to the greater of  $1,500,000 and Affinitas’s expense amount.

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If the Merger Agreement is terminated by Spark pursuant to the eighth bullet under the “— Termination” section above, Spark will pay Affinitas, prior to the termination of the Merger Agreement a nonrefundable fee equal to the greater of  $1,500,000 and Affinitas’s expense amount.

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If the Merger Agreement is terminated by Spark or Affinitas pursuant to the fourth bullet under the “— Termination” section above, Spark will pay Affinitas, within three business days after termination of the Merger Agreement, a non-refundable fee equal to the greater of  $1,500,000 and Affinitas’s expense amount.

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If the Merger Agreement is terminated by Spark pursuant to the sixth bullet under the “— Termination” section above, Affinitas will pay a nonrefundable fee equal to the greater of $1,500,000 and Spark’s expense amount.

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If the Merger Agreement is terminated by Affinitas pursuant to the seventh bullet under the “— Termination” section above, Spark will pay a nonrefundable fee equal to the greater of $1,500,000 and Affinitas’s expense amount.

If either Spark or Affinitas fails to pay when due any amount payable under the paragraph above, then (i) such paying party shall reimburse the receiving party for reasonable costs and expenses (including of counsel) incurred to collect such overdue amount and enforce rights under the section of the Merger Agreement corresponding to this “— Expenses; Termination Fees” section, and (ii) such paying party shall pay to such receiving party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
For the purposes of the Merger Agreement, “expense amount” means all of the reasonable, documented out-of-pocket fees and expenses incurred by such party and its affiliates in connection with the Merger Agreement and the transactions contemplated therein, including (i) all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to such party or any of its affiliates, and costs and expenses otherwise allocated to such party under the Merger Agreement (other than fees and expenses covered in clause (ii)) and (ii) the portion of fees and expenses otherwise to be borne by such party pursuant to the first paragraph of this “— Expenses; Termination Fees” section.
Governing Law
The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.
Amendment, Extensions and Waivers
The Merger Agreement may be amended with the written approval of each party at any time (whether before or after approval of the Merger Agreement by Spark’s stockholders so long as, after any such approval, no amendment will be made which requires further approval of the stockholders without such further approval).
At any time prior to the Effective Time, any party may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties by the other parties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver must be in writing signed by the party or parties to be bound thereby.
No Third Party Beneficiaries
Except for the rights of the indemnified parties as described in the section above entitled “— Indemnification of Officers and Directors,” and for the rights of holders of Spark Shares, Spark RSUs and Spark Stock Options as described under the section above entitled “— Treatment of Spark Equity Awards,” nothing in the Merger Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement.
Specific Performance
In light of the irreparable damage that would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, the parties to the Merger Agreement agreed that they are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT
Voting Agreement
As a condition and inducement to New Spark’s, Affinitas’s and Merger Sub’s willingness to enter into the Merger Agreement, certain Spark Stockholders entered into the Voting Agreement, whereby they agreed to vote (i) in favor of the Merger and (ii) against any action that would materially impair the Merger. Furthermore, each Spark Stockholder party to the Voting Agreement agreed not to transfer Spark Shares prior to the Effective Time, subject to certain limited exceptions. The Voting Agreement will remain in effect until the earlier of the Effective Time or the termination of the Merger Agreement. The Spark Stockholders that are party to the Voting Agreement are PEAK6, Osmium Partners, LLC, 402 Capital LLC, the chief financial officer of Spark and all of the members of the Spark Board as of the date hereof. Collectively, these stockholders beneficially own 38.05% of the outstanding Spark Shares as of October 2, 2017. The foregoing is a summary of the terms of the Voting Agreement only and may not contain all of the information that is important to you. A copy of the Voting Agreement is attached to this proxy statement/prospectus as Annex B.
Support Agreement
Concurrently with the execution of the Merger Agreement, all Affinitas stockholders entered into a Support Agreement, dated May 2, 2017, with Affinitas, New Spark and Spark (the “Support Agreement”), whereby each Affinitas stockholder agreed to (i) purchase such stockholder’s pro rata share of the 120,000 New Spark Ordinary Shares currently owned by Affinitas for a total purchase price among all Affinitas stockholders of  €132,000, (ii) contribute and transfer such stockholder’s Affinitas Shares to New Spark in exchange for (A) New Spark Ordinary Shares (or New Spark ADSs representing such New Spark Ordinary Shares) and (B) a claim for a payment by New Spark to such stockholder for such stockholder’s pro rata share of the €5,730,000 distribution to be made to the Affinitas stockholders (the “Affinitas Share Exchange”), (iii) terminate the current stockholders agreement of Affinitas, (i) through (iii) each upon, or immediately prior to, the Effective Time, as well as, (iv) enter into any agreement from time to time to effectuate the Affinitas Share Exchange, (v) vote in favor of any proposal to (A) approve the contribution agreement, whereby the Affinitas Share Exchange is effectuated, (B) effect the capital increase and share issuance necessary to issue New Spark Ordinary Shares pursuant to the Affinitas Share Exchange, (C) effect the capital increase and share issuance necessary to issue New Spark Ordinary Shares pursuant to the Merger, (D) list the New Spark ADSs on the NYSE American, (E) take any other action to effectuate the Affinitas Share Exchange or the Merger, (F) adopt the Articles of Association and Rules of Procedure of New Spark substantially in the forms attached to the Support Agreement, (G) appoint the persons described on a schedule to the Support Agreement to the Administrative Board and (H) adopt any measures regarding the final capitalization of New Spark and (vi) vote against any action that would result in a liquidation or other significant corporate reorganization of New Spark or that would reasonably be expected to interfere with the Merger or the Affinitas Share Exchange. The Support Agreement also restricts the transfer of Affinitas Shares in between the signing date and the date of effectiveness of the Business Combination, subject to certain limited exceptions.
The Support Agreement contemplates that, with the assumption that ten (10) New Spark ADSs will represent one (1) New Spark Ordinary Share, the total number of New Spark Ordinary Shares outstanding following the implementation of the Business Combination and the Affinitas Share Exchange will be 1,293,148 New Spark Ordinary Shares consisting of: (w) 323,287 New Spark Ordinary Shares (to be issued in the form of 3,232,870 New Spark ADSs) to be issued in the Merger to holders of Spark Shares (including with respect to Spark Shares issued to settle Spark RSUs) and Spark restricted shares (calculated based on the number of Spark Shares outstanding at the time of the Support Agreement), (x) 849,861 New Spark Ordinary Shares to be issued to Affinitas stockholders in the Affinitas Share Exchange, (y) 120,000 New Spark Ordinary Shares to be issued to Affinitas stockholders in exchange for their purchase of New Spark Ordinary Shares from Affinitas; and (z) such additional number of New Spark Ordinary Shares as required to be issued to a trust as a reserve for existing options for Spark Shares. The foregoing is a summary of the terms of the Support Agreement only and may not contain all of the information that is important to you. A copy of the Support Agreement is attached to this proxy statement/prospectus as Annex C.

Lock-up Agreements
Concurrently and in connection with the execution of the Merger Agreement, PEAK6, each Affinitas stockholder, Affinitas and New Spark (each, a “Lock-Up Party”) entered into the Lock-up Agreements. The Lock-up Agreements would also cover any additional New Spark Ordinary Shares and/or New Spark ADSs acquired by such security holder during such six month period. The Lock-up Agreements are intended to minimize downward pressure on the price of the New Spark ADSs following the Business Combination.
Under the Lock-Up Agreements, each Lock-Up Party agreed not to, without the prior written consent of New Spark and except in limited circumstances primarily related to testamentary gifts and estate planning, (a) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of securities subject to the lock-up (“Locked-Up securities”), (b) enter into any contract with respect to any transfer of the Locked-Up securities or any interest therein (including any short sale), or grant any option to purchase or otherwise dispose of or enter into any hedging transaction) relating to the Locked-Up securities, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Locked-Up securities except to the extent consistent with the Merger Agreement or (d) deposit or permit the deposit of the Locked-Up securities into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Locked-Up securities. The lock-up periods will terminate six months after the Effective Time.
In addition, Lloyd I. Miller, III and entities affiliated with Mr. Miller that collectively beneficially own approximately 17.5% of the outstanding Spark Shares executed a lock up agreement on substantially similar terms in August 2017.
The Lock-up Agreements will cover all of the New Spark ADSs that PEAK6, Mr. Miller and Mr. Miller's affiliates will receive in the Merger and approximately 16% of New Spark Ordinary Shares (or New Spark ADSs) that will be held by each Affinitas stockholder at the Effective Time. The locked-up percentage for Affinitas stockholders equals the approximate aggregate percentage of Spark shares currently held by PEAK6.
The foregoing is a summary of the terms of the Lock-up Agreements only and may not contain all of the information that is important to you. A copy of the form of Lock-up Agreement is attached to this proxy statement/prospectus as Annex D.
Registration Rights Agreement
New Spark will enter into a Registration Rights Agreement with certain Affinitas stockholders and certain Spark Stockholders (the “RRA Holders”) on the Closing Date (the “Registration Rights Agreement”). The Registration Rights Agreement will govern the respective rights and obligations of New Spark and the RRA Holders (and certain of their respective affiliates and transferees) with respect to the registration for resale of New Spark securities that cannot be freely traded on the open market (“Restricted Securities”). Pursuant to the Registration Rights Agreement, any RRA Holder (or group of RRA Holders) holding in excess of 20% of the New Spark Ordinary Shares (and in the case of New Spark ADSs, New Spark ADSs representing such amount of New Spark Ordinary Shares) outstanding upon the consummation of the Business Combination may demand that its or their Restricted Securities be registered on a long-form registration statement or, beginning 12 months following the Business Combination, on a short form registration statement (in each case, with certain limitations, such as a minimum value of the Restricted Securities to be registered and a restriction on the number of demands that can be made per year). The Registration Rights Agreement does not allow registration demands to be made before the end of the six month lock-up period under the Lock-up Agreements.
Under the Registration Rights Agreement, New Spark is obligated, under a reasonable best efforts standard, to perform the registration procedures necessary to fulfill a registration demand. New Spark may delay or postpone the registration of Restricted Securities (or delay/postpone the amending or supplementing of an existing registration statement) if registration would be detrimental to New Spark, require disclosure of confidential information or impede New Spark’s ability to close a significant transaction. Any such delay or postponement by New Spark shall not occur more than twice within any rolling 12-month period. If New Spark proposes to file a registration statement for its own account to sell additional New Spark securities, the RRA Holders will be notified and may elect to sell all or some of their Restricted Securities alongside New Spark (with certain customary restrictions and requirements). New Spark is required to pay all registration expenses. In connection with any underwritten offering of New Spark securities, New Spark and the RRA Holders will not be permitted to sell New Spark securities (into the open market or otherwise) for a period of 90 days (subject to certain limited exceptions). The foregoing is a summary of the terms of the Registration Rights Agreement only and may not contain all of the information that is important to you. A copy of the form of Registration Rights Agreement is attached to this proxy statement/prospectus as Annex E.

INDEBTEDNESS OF THE COMBINED COMPANY FOLLOWING THE MERGER
In September 2016, Affinitas entered into a loan agreement (the “Loan Agreement”) provided by certain stockholders and officers of Affinitas (each such person, a “Lender,” and collectively the “Lenders”), under which the Lenders granted Affinitas loans of different types (either Type A Loans or Type B Loans, both as defined below) in the aggregate principal amount of  €5.85 million (€1.85 million of which is under the Type A Loans and €4.0 million of which is under the Type B Loans). As of October 13, 2017, €5.85 million remains outstanding under the Loan Agreement.
Certain of the loans have an interest rate of 8.0% per annum and will mature on June 30, 2018 (the “Type A Loans”). The other loans have an interest rate of 9.0% per annum and will mature on March 31, 2019 (the “Type B Loans” and, together with the Type A Loans, the “Loans”). Interest accrues on each outstanding Loan is due and payable to the respective Lender in monthly installments on the last business day of each calendar month (with amortization calculated on a straight line basis). The Loan Agreement does not require compound interest to be paid on the accrued interest.
The obligations under the Loan Agreement are secured by all of Affinitas’s past, present, future, conditional and unconditional claims, rights, title and interest (whether actual or contingent) against all of Affinitas’s clients as well as against suppliers and service providers (with respect to the provision of goods and/or services by or to Affinitas) and/or against credit institutions of Affinitas in respect of deposits held by such credit institutions for Affinitas.
Affinitas, in its sole discretion, may partially prepay the outstanding Loans on December 31, 2017, provided that (i) the total principal amount of such prepayment may not exceed 50% of the then-outstanding aggregate principal amounts of all Loans; and (ii) any such prepayment must be made to all Lenders pro rata with respect to the then-outstanding aggregate principal amounts of each applicable Lender’s Loans; and (ii) that Affinitas’s management has passed required related resolutions to repay such Loans and has notified each Lender in writing of its intention to prepay the Loans, stating the amount to be repaid, no later than September 30, 2017. In case of such prepayment, Affinitas is obligated to pay a prepayment penalty amounting to (x) in the case of Type A Loans, 1.5% of the prematurely repaid principal amount of the respective disbursed loan and (y) in the case of Type B Loans, 4.0% of the prematurely repaid principal amount of the respective disbursed loan.
A default occurs if Affinitas (i) fails to pay on the respective due date any amounts due and payable pursuant to the Loan Agreement and (ii) fails to cure such non–compliance by making such outstanding payments within three (3) weeks upon receipt by Affinitas of written notice of such default sent by or on behalf of any of the Lenders. Upon a default, the Lenders may collectively bring an enforcement action to realize the security interests.

RELATED PARTY TRANSACTIONS OF BOARD MEMBERS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
Except as described below, during each of Affinitas’s preceding three financial years, Affinitas has had no related party transaction or loan, nor does Affinitas have any presently proposed related party transaction other than the Business Combination, involving any person who will serve as a board member or an executive officer of Affinitas following the completion of the Merger. For a description of the compensation paid to managing directors of Affinitas, see “Affinitas’s Business — Compensation of Managing Directors.”
Affinitas and Rocket Internet SE (“Rocket”), one of Affinitas’s significant stockholders, entered into an agreement dated December 15, 2008 (the “Framework Agreement I”). Under the Framework Agreement I, Rocket is obliged to render consulting services to Affinitas in business and/or technical areas (including programming services). The individual scope of assignment and activity by Rocket is determined on a case-by-case basis by the parties. For the services rendered under the Framework Agreement I, Affinitas is obliged to pay fees which are calculated on the basis of the incurred direct and indirect personnel costs of Rocket. In instances when Rocket is or will be the owner of rights of use (“use rights”) to the work product generated in the context of the Framework Agreement I, such agreement grants to Affinitas, by way of a separate agreement, the exclusive and transferable use rights to such work product, which rights are unrestricted in terms of time, place and content. These rights may be sub-licensed. In instances when the ownership of such use rights is transferable, Rocket transfers to Affinitas such ownership. If neither Rocket nor Affinitas is the owner of applicable copyright-related use rights, Rocket undertakes to use all legally possible measures to grant to Affinitas such copyright-related use rights in the aforementioned scope.
Affinitas and Rocket entered into a separate agreement dated June 18, 2009 (the “Framework Agreement II” and together with Framework Agreement I, the “Framework Agreements”). Under Framework Agreement II, Rocket is also obliged to render consulting services to Affinitas in business, professional and/or technical areas and programming services. The services include the establishing of requirements, performance specifications or concepts, respectively, for internet platforms. The individual scope of assignment and activity of Rocket is determined on a case-by-case basis by the parties. Affinitas is obliged to pay Rocket fees for the services rendered under Framework Agreement II, which fees are based on the costs incurred by Rocket plus expenses. Rocket grants to Affinitas the non-exclusive and unrestricted (in terms of time, place and content) use rights to all work product specifically created for Affinitas upon complete payment of the fees for the applicable work product. With respect to software, the use rights include all stages of development, including the source code. Affinitas may also combine the software with other programs, alter or edit the software, convert the software into other programming languages and for other operating systems, decompile and/or disable the software, and carry out reverse engineering. On the basis of Framework Agreement II, on October 30, 2009, Affinitas and Rocket entered into a specific contract concerning consulting and programming services. The services thereunder include online marketing strategy and setup, online marketing and customer relationship management, business development, project management, front-end programming, back-end and administrative programming, system engineering, emulation and support services.
For the years ended December 31, 2016, 2015 and 2014, Affinitas recorded costs of €22 thousand, €13 thousand and €0.4 thousand, respectively. For the six months ended June 30, 2017 and 2016, Affinitas recorded costs of  €10 thousand and €14 thousand, respectively. The amount for the year ended December 31, 2014 was prepared in accordance with German GAAP, while the amounts for the years ended December 31, 2015 and 2016 and the unaudited statement of comprehensive loss for the six months ended June 30, 2017 and 2016 were prepared in accordance with IFRS.
In September 2016, Affinitas entered into the Loan Agreement with certain stockholders and officers of Affinitas, under which each such person granted Affinitas loans of different types in the principal amounts totaling, in the aggregate, €5.85 million. The obligations under the Loan Agreement are secured by all of Affinitas’s past (since September 21, 2016) present, future, conditional and unconditional claims, rights, title and interest (whether actual or contingent) against all of Affinitas’s clients and/or suppliers/service providers originating from supplies of goods and/or services by or to Affinitas (e.g., claims made for payment of any amounts collected by such service providers from Affinitas’s clients and not yet disbursed to Affinitas) and/or against credit institutions of Affinitas in respect of deposits held by such credit institutions for Affinitas. For further discussion of these loans, see “Indebtedness of the Combined Company Following the Merger.”

During the year ended December 31, 2016, one of Affinitas’s executives transferred to Affinitas €25 thousand, which was repaid shortly therafter, without any interest payment.
PROPOSAL TWO — ADJOURNMENT
If at the Special Meeting, the Spark Board determines it is necessary or appropriate to adjourn the Special Meeting, Spark intends to move to adjourn the Special Meeting. For example, the Spark Board may make such a determination if the number of Spark Shares represented and voting in favor of the proposal to adopt the Merger Agreement at the Special Meeting is insufficient to adopt or approve such proposal, in order to enable the Spark Board to solicit additional votes in respect of such proposal. If the Spark Board determines that it is necessary or appropriate, it will ask Spark Stockholders to vote only upon the proposal to adjourn the Special Meeting and not the proposal to adopt the Merger Agreement.
In this proposal, Spark Stockholders are asked to authorize the holder of any proxy solicited by the Spark Board to vote in favor of the proposal to adjourn the Special Meeting to another time and place. If Spark Stockholders approve the proposal to adjourn the Special Meeting, Spark could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional votes, including the solicitation of votes from Spark Stockholders that have previously voted. Among other things, approval of the proposal to adjourn the Special Meeting could mean that, even if proxies representing a sufficient number of votes against the proposal to adopt the Merger Agreement, the Special Meeting could be adjourned without a vote on the proposal to adopt the Merger Agreement, and Spark could seek to convince Spark Stockholders to change their votes to votes in favor of the proposal to adopt the Merger Agreement.
The Spark Board recommends that the Spark Stockholders vote “FOR” the Adjournment Proposal.

INFORMATION ABOUT THE COMPANIES
New Spark
Spark Networks SE
c/o Affinitas GmbH
Kohlfurter Straße 41/43
10999 Berlin
Germany: (+49) 30 868 000 102
New Spark is organized as a European stock corporation (Societas Europaea, SE) under the laws of Germany. It was entered into the German commercial register on April 5, 2017, and was acquired by Affinitas on April 7, 2017, for the purpose of becoming the ultimate holding company of Spark and Affinitas following the completion of the Business Combination. On August 29, 2017, Blitz 17-655 SE changed its name to Spark Networks SE. To date, New Spark has not conducted any activities other than those incidental to its formation and the implementation of the Business Combination, including the execution and performance of the Merger Agreement, Support Agreement and other agreements contemplated therein, and the filings and other actions required to be made or taken under applicable laws, including the U.S. securities laws, the laws of Germany and the European Union and the laws of the State of Delaware. New Spark’s registered address is c/o Affinitas, Kohlfurter Straße 41/43, Berlin 10999, Germany and its telephone number at that address is (+49) 30 868 000 102.
Following the Business Combination, Spark and Affinitas will be wholly owned subsidiaries of New Spark. Based on the number of New Spark Ordinary Shares to be issued (or New Spark ADSs to be delivered) in the Affinitas Share Transfer and the Affinitas Share Exchange and the number of New Spark Ordinary Shares to be issued (represented by New Spark ADSs) in connection with the Business Combination in respect of the number of fully diluted Spark Shares outstanding on May 2, 2017, determined using the treasury stock method, the Affinitas stockholders and the Spark Stockholders are expected to own approximately 75% and 25%, respectively, of New Spark after the completion of the Business Combination. The New Spark ADSs being registered in connection with the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part are expected to be traded on the NYSE American under the ticker symbol “LOV.”
Affinitas
Affinitas GmbH
Kohlfurter Straße 41/43
10999 Berlin
Germany: (+49) 30 868 000 102
Affinitas is a leading global operator of premium online dating sites and mobile applications. Its focus is on catering to professionals and highly educated singles with serious relationship intentions in North America and other international markets. Since its inception, Affinitas has had more than 40 million users register with its dating platforms and currently operates one or more of its brands in 27 countries.
Founded in 2008, Affinitas has grown from its roots as local German service, eDarling.de, to an international platform operating several well-known brands such as EliteSingles and eDarling. On September 30, 2016, Affinitas acquired Samadhi SAS and its Attractive World platform. While the target demographic varies slightly across brands in terms of age brackets and offered user experience, all platforms share a common focus on high quality users with serious relationship intentions.
Each of Affinitas’s platforms predominantly utilizes a “subscription” business model. This business model helps drive membership subscriptions by providing key features only to subscribers. “Free” functionality generally includes creating a user profile, scrolling through profiles of other users (without access to pictures) and sending “likes” to other users. Premium services include, among others, unlimited communication with other registered users, access to user profile pictures and enhanced search functionality.

Affinitas’s website can be found at www.affinitas.de. The information provided on Affinitas’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.
Spark
Spark Networks, Inc.
Executive Offices
11150 Santa Monica Blvd.,
Suite 600,
Los Angeles, California 90025
Telephone: (310) 858-0550
Spark, a Delaware corporation, provides communities that help individuals form life-long relationships with others that share their interests and values. Spark’s core properties, JDate and ChristianMingle, are communities geared towards singles of the Jewish and Christian faiths. As of June 30, 2017, Spark had total assets of  $27.5 million, total liabilities of  $9.5 million and total stockholders’ equity of  $17.9 million.
Spark’s headquarters are currently located in Los Angeles, California, where it occupies approximately 16,000 square feet of office space, housing its technology department and most of its corporate and administrative personnel.
Spark Shares trades under the symbol “LOV” on the NYSE American.
Additional information about Spark can be found on its website at www.spark.net. The information provided on Spark’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.
Merger Sub
Merger Sub, a Delaware corporation wholly-owned by New Spark, was formed on April 28, 2017 for the purpose of effecting the Business Combination. Upon the terms and conditions set forth in the Merger Agreement, on the Closing Date, Merger Sub will be merged with and into Spark, with Spark surviving such Merger as a wholly-owned subsidiary of New Spark. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution and performance of the Merger Agreement, and the Business Combination.
Merger Sub’s address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

SPARK’S BUSINESS
Spark’s Business
Spark is a leader in creating communities that help individuals form life-long relationships with others that share their interests and values. Spark’s core properties, JDate and ChristianMingle, are communities geared towards singles of the Jewish and Christian faiths. Through Spark’s websites and mobile applications, Spark helps members search for and communicate with other like-minded individuals.
Along with these two core brands, Spark also operates a number of other niche-focused and international websites and mobile applications and maintain a physical presence in the United States. Information regarding the geographical source of Spark’s revenue and data on its reportable segments can be found in Note 10 to Spark’s Consolidated Financial Statements and Note 9 to Spark’s Unaudited Consolidated Financial Statements included in this proxy statement/prospectus.
Spark’s online singles properties provide users with three key services: (1) searching for compatible individuals with whom to potentially form long-term relationships; (2) validating compatibility through profiles, viewing photographs and understanding likes and characteristics; and (3) communicating via one of Spark’s numerous communications platforms designed to foster relationships.
Like many on-line businesses, Spark has experienced a significant shift in its member base from desktop usage to mobile usage, and now offers mobile applications across all of Spark’s core properties. To further accelerate Spark’s mobile offerings, Spark completed the acquisition of Smooch Labs, Inc. (“Smooch Labs”), the owner of the millennial Jewish mobile-only dating application JSwipe, in October 2015. Through this acquisition, Spark has broadened its reach to younger members of the Jewish community, who traditionally were not JDate subscribers.
Membership on Spark’s online singles websites or mobile applications is free and allows registered members to post personal profiles and take advantage of Spark’s search and validation features. With the exception of JSwipe, which employs a freemium model, the ability to initiate communication with other members requires payment, typically a monthly subscription fee which, along with advertising sales, represents Spark’s primary source of revenue. Spark typically offers discounted subscription rates to those members who subscribe for periods longer than one month. Subscriptions renew automatically until subscribers terminate them.
Spark’s Industry
Spark’s primary businesses are in the online personals industry, which Spark believes fulfills significant needs for single adults looking to meet a companion. Traditional methods such as printed personals advertisements, offline dating services and public gathering places often do not meet the needs of single people. Printed personals advertisements offer individuals limited personal information and interaction before meeting. Offline dating services are time-consuming, expensive and offer a smaller number of potential partners. Public gathering places such as restaurants, bars and other social venues provide a limited opportunity to learn about others prior to an in-person meeting. In contrast, online personals services facilitate interaction between singles by allowing them to screen and communicate with a large number of potential companions before they meet in-person. With features such as detailed personal profiles, email, mobile chat and instant messaging, this medium allows users to communicate with other singles at their convenience and affords them the ability to meet multiple people in an anonymous, convenient and secure setting.
The online personals industry in the United States has experienced significant growth in recent years. According to a Pew Research study released in early 2016, the percentage of the U.S. population using online personals websites or mobile applications grew approximately 40% from 11% in 2013 to 15% in 2015. Members of the millennial generation (individuals under 35 years old) tend to have the highest usage of online or mobile personals sites. However, members of older age groups represent approximately 60% of total users.
Spark’s Competitive Strengths
The dating industry is very competitive and has no single, dominant brand. Spark competes primarily with other companies that provide similar dating and matchmaking products, including the Match Group,

which operates the Match.com, OkCupid, Plenty of Fish, and Tinder properties, and eHarmony and Zoosk. In addition to other online dating brands, Spark competes indirectly with offline dating services, such as in-person matchmakers, and social media platforms. Arguably, Spark’s biggest competition comes from the traditional ways that people meet each other, and the choices some people make to not utilize dating products or services.
Spark believes its ability to compete is predicated upon the following:
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Affinity-Focused Communities.   Spark believes singles are more likely to interact, find friends and form lasting relationships with like-minded individuals who share common values, beliefs, traditions and cultural upbringings. For this reason, the majority of Spark’s websites and mobile applications are targeted to specific religious, ethnic, geographic and special interest groups. Spark believes its targeted communities enjoy greater word-of-mouth recognition and consumer loyalty relative to non-targeted communities. This community affinity also affords Spark the opportunity to work alongside leaders within these communities, and increase the strength of Spark’s brands through powerful endorsements.

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Strength of the JDate and ChristianMingle Brands.   Spark believes JDate and ChristianMingle, with their strong brand recognition, are valuable assets. The strength of these brands have been derived both through paid advertising but also by the numerous successes Spark has been responsible for in the form of marriages between Spark’s customers. According to a 2015 Survata industry survey, both JDate and ChristianMingle were responsible for more marriages within their respective Jewish and Christian communities than any other online personals site. Spark believes the size and strength of each of Spark’s key brands allows Spark to market to and serve each of the Jewish and Christian communities profitably.

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Multiple Business Models.   With the acquisition of JSwipe, Spark has broadened Spark’s product offerings to include a “freemium,” mobile-only offering that complements Spark’s subscription-driven platforms. The addition of this mobile-only application to Spark’s portfolio has furthered Spark’s reach with millennial users, which constitutes a highly active segment of the online personals industry.

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Customer Service Focus.   Spark’s multi-lingual call center and email support teams monitor its sites for fraudulent activity, assist members with billing questions, help members complete personal profiles and answer technical questions. Spark believes the quality of its customer service increases member satisfaction, which increases the number and percentage of members that become and remain paying subscribers.

Spark’s Online Personals Services
Spark’s core subscription online personals services offer single adults a convenient and secure setting for meeting other singles. Visitors to Spark’s websites or mobile applications are encouraged to become registered members and post profiles. Posting a profile is a process in which visitors are asked various questions about themselves, including information such as their tastes in food, hobbies and desired attributes of potential partners. Members may also post photos of themselves. Members can perform detailed searches of other profiles and save their preferences, and their profiles can be viewed by other members. In most cases, for a member to initiate email and instant message communication with others, that member must purchase a subscription. A subscription affords access to the paying subscribers’ on-site email, mobile chat, and instant messaging systems, enabling such subscribers to communicate with other members and paying subscribers. Spark’s subscription fees are charged on a monthly basis, with discounts for longer-term subscription purchases.
For Spark’s “freemium” mobile application, JSwipe, users can install Spark’s applications for free and register via Facebook authentication. These applications use “right swipes” to indicate interest in another user. If there is mutual interest between two users, the application facilitates a forum for communication. In 2016, JSwipe launched unique, paid premium features to better help users find matches.

Online Personals Websites & Applications.   Spark believes it is a relatively unique company in the online personals industry because it operates websites and mobile applications targeted at specific religious, ethnic, geographic and special interest groups. Spark currently offers websites and mobile applications primarily in English, Hebrew and French. Some of Spark’s properties, organized by segment, are as follows:
Online Personals Property	Target Audience
Jewish Networks
JDate.com	Jewish singles
JSwipe	Jewish singles (millennials)
JDate.co.uk	Jewish singles in the UK
JDate.fr	Jewish singles (French speakers)
JDate.co.il	Jewish singles (Hebrew speakers)
Christian Networks
ChristianMingle.com	Christian singles
CrossPaths	Christian singles (millennials)
ChristianMingle.co.uk	Christian singles in the UK
ChristianMingle.com.au	Christian singles in Australia
Christiansingles.com	Christian singles
Other Networks
AdventistSinglesConnection.com	Adventist singles
BBWPersonalsPlus.com	Big beautiful women and admirers
BlackSingles.com	African-American singles
CatholicMingle.com	Catholic singles
DeafSinglesConnection.com	Deaf singles
LDSMingle.com	Mormon singles
LDSSingles.com	Mormon singles
MilitarySinglesConnection.com	Military singles
SilverSingles.com	Mature singles
Spark.com	Non-targeted
Platform Features.   Spark offers different ways for its members to communicate including:
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On-Site Email.   Spark provides all paying subscribers with private message centers. These personal on-site email boxes offer features such as customizable folders for storing correspondence, the ability to know when sent messages were read, as well as block and ignore functions, which allow paying subscribers to control future messages from specific paying subscribers.

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Hot Lists and Favorites.   “Hot Lists” enable members to see who is interested in them and to save those favorite members in which they have an interest. Lists include (1) who has viewed their profile, (2) their favorites and (3) who has emailed them. Members can maintain their favorites on a list and add their own customized notes.

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Mobile Chat.   Members can utilize Spark’s mobile applications to communicate with each other through in-app mobile messaging.

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Instant Message.   Paying subscribers can use Spark’s instant messaging system to communicate with other subscribers in real-time. This allows subscribers to communicate directly with another subscriber online at the same time instantly.

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Ice Breakers.   Members can send pre-packaged opening remarks, referred to on the sites as “flirts” and “smiles,” to other members or paying subscribers.

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Click!   Spark’s patented Click! feature — Secret Admirer connects members who think they would be compatible with each other. A member clicks “yes,” “no” or “maybe” in another member’s profile. When two members click “yes” in each other’s profiles, Spark’s patented feature sends an email to both of them alerting them of the match.

Media Properties.   Spark operates four different media properties primarily focused on serving the Christian community. These properties are designed to strengthen the Christian community and extend Spark’s relationship with Spark’s ChristianMingle users. Revenue generated from these properties today is driven by online advertising; however, Spark may develop other revenue streams on these or future complementary properties such as subscription services and merchandise sales. Spark’s current portfolio of media properties include:
Media Property	Primary Content
Believe.com	Christian lifestyle portal
Faith.com	Inspirational videos
DailyBibleVerse.com	Send a daily bible verse
ChristianCard.net	Christian eCard and wallpaper site
Business Strategy
Spark intends to grow revenue by driving additional traffic to Spark’s websites and mobile applications, increasing the number and percentage of Spark’s members who convert to paying subscribers, and expanding advertising sales on select properties.
Drive traffic.   Spark believes there are opportunities to drive additional traffic to Spark’s websites through integrated and targeted marketing initiatives within the communities Spark serves.
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Integrated and targeted marketing.   Spark believes targeting potential members with consistent and compelling marketing messages, delivered through a broad mix of marketing channels, will be effective in driving more traffic and a higher percentage of relationship-oriented singles to Spark’s websites. Spark intends to use a variety of channels to build Spark’s brands and increase Spark’s base of subscribers including online and offline advertising, customer relationship management tools, public relations, promotional alliances and special events.

Increase Conversion Rates.   Spark believes a growth opportunity lies in Spark’s ability to convert more of Spark’s members into paying subscribers. Spark plans to achieve this increase in conversion by focusing on:
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Improved member features.   Spark believes enhanced member communications is a key component to growing Spark’s business. Spark continues to focus on improving and enhancing Spark’s platform features and functionality to encourage communication among members. Spark has also invested in Spark’s search and matching capabilities to further improve the user experience of Spark’s members. As engagement with these features increases, members have an increased likelihood of finding a compatible partner. Spark believes that by driving more user connections, Spark is able to raise customer satisfaction and, in turn, drive organic awareness of Spark’s websites and mobile applications.

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Improved testing and optimization.   Efforts to modernize Spark’s technological infrastructure began in 2015 when Spark deployed a number of tools that allowed Spark to more efficiently optimize key product features and marketing initiatives. Spark believes that continuous improvement is key to both providing the best possible experience for Spark’s members and maximizing the return on Spark’s marketing investments.

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Leveraging strong customer service.   Each time a member or a potential member is in touch with Spark’s customer service center by email or phone, he or she represents a potential new or returning paying subscriber. Spark continuously trains Spark’s customer service personnel on identifying these opportunities and capturing these sales.

Sales and Marketing
Spark engages in a variety of marketing activities intended to drive consumer traffic to Spark’s websites and allow Spark the opportunity to introduce Spark’s products and services to prospective visitors, members and subscribers. Spark’s marketing efforts are focused online and offline. Spark’s online marketing approach employs a combination of banner and other display advertising. Spark also relies on search engine marketing and direct email campaigns to attract potential members and paying subscribers, and uses a network of online affiliates, through which Spark acquires traffic.
Spark supplements Spark’s online marketing by employing a variety of offline marketing and business development activities. These include print, television, public relations, event sponsorship and promotional alliances. Spark believes a more consistent, targeted marketing message, delivered through an array of available marketing channels, will improve consumer awareness of Spark’s brands, drive more traffic to Spark’s websites and, therefore, increase the number of visitors, members and paying subscribers.
Customer Service
Spark’s multi-lingual call center and email support teams monitor Spark’s sites for fraudulent activity, assist members with billing questions, help members complete personal profiles and answer technical questions. Customer service representatives receive ongoing training in an effort to better personalize the experience for members and paying subscribers who call or email Spark and to capitalize on upselling opportunities.
Technology
Spark’s internal product teams are focused on the development and maintenance of products in addition to building and managing Spark’s software and hardware infrastructure. Spark intends to continue investing in the development of new products, such as mobile applications, and enhancing the efficiency and functionality of Spark’s existing products and infrastructure.
Spark’s network infrastructure and operations are designed to deliver high levels of availability, performance, security and scalability in a cost-effective manner. Spark operates web and database servers co-located at a third party data center facility in Irvine, California.
Intellectual Property
Spark relies on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect Spark’s proprietary technology and Spark’s brands. Spark also enters into confidentiality and invention assignment agreements with Spark’s employees and consultants and confidentiality agreements with other third parties.
Spark, Spark Networks, JDate, ChristianMingle and BlackSingles.com are registered trademarks in the United States. Spark Networks, JDate and ChristianMingle are registered trademarks in the EU. JDate and ChristianMingle are registered trademarks in Australia. JDate is also a registered trademark in Israel and Canada. Spark’s rights to these registered trademarks are perpetual as long as Spark uses them and renews them periodically. Spark also has a number of other registered and unregistered trademarks. Spark holds a United States patent for Spark’s Click! Technology that pertains to an automated process for confidentially determining whether people feel mutual attraction or have mutual interests. Click! is important to Spark’s business in that it is a method and apparatus for detection of reciprocal interests or feelings and subsequent notification of such results. The patent describes the method and apparatus for the identification of a person’s level of attraction and the subsequent notification when the feeling or attraction is mutual.
Competition
Spark operates in a highly competitive environment with minimal barriers to entry. Spark believes the primary competitive factors in creating a community on the Internet are functionality, brand recognition, reputation, critical mass of members, member affinity and loyalty, ease-of-use, quality of service and reliability. Spark competes with a number of large and small companies, including vertically integrated

Internet portals and specialty-focused media companies that provide online and offline products and services to the markets Spark serves. Spark’s principal online personals services competitors include Match Group, which operates the Match.com, OkCupid, Plenty of Fish, and Tinder properties, and eHarmony and Zoosk. In addition, Spark faces competition from new entrants that have recently offered free and freemium mobile applications such as Bumble, as well as social networking sites such as Facebook.
Government Regulation
Spark’s business is regulated by diverse and evolving laws and governmental authorities in the United States and other countries in which Spark operates. Spark is subject to laws and regulations related to Internet communications, privacy, consumer protection, security and data protection, intellectual property rights, commerce, taxation, entertainment, recruiting and advertising. These laws and regulations are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress, state legislatures and foreign governments. Any failure by Spark to comply with existing laws and regulations may subject Spark to liabilities. New laws and regulations governing such matters could be enacted or amendments may be made to existing regulations at any time that could adversely impact Spark’s services. Plus, legal uncertainties surrounding domestic and foreign government regulations could increase Spark’s costs of doing business, require Spark to revise its services, prevent Spark from delivering its services over the Internet or slow the growth of the Internet, any of which could materially adversely affect Spark’s business, financial condition and results of operations.
Employees
As of June 30, 2017, Spark had 62 full-time and 35 part-time employees. Virtually all of Spark’s part-time employees are dedicated to Spark’s customer service department. Spark is not subject to any collective bargaining agreements and Spark believes its relationship with its employees is good.

SPARK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of Spark’s financial condition and results of operations should be read in conjunction with Spark’s audited consolidated financial statements and the related notes that are included in this proxy statement/prospectus.
Some of the statements contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this proxy statement/prospectus are forward-looking statements that involve substantial risks and uncertainties. All statements other than historical facts contained in this proxy statement/prospectus, including statements regarding Spark’s future financial position, business strategy and plans and objectives of Spark’s management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continue,” “should,” “plan,” “predict,” “potential” and other similar expressions. Spark has based these forward-looking statements on Spark’s current expectations and projections about future events and financial trends that Spark believes may affect its financial condition, results of operations, business strategy and financial needs. Spark’s actual results could differ materially from those anticipated in these forward-looking statements, which are subject to a number of risks, uncertainties and assumptions described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus.
General
Spark is a leader in creating communities that help individuals form life-long relationships with others that share their interests and values. Spark’s core properties, JDate and ChristianMingle, are communities geared towards singles of the Jewish and Christian faiths. Through Spark’s websites and mobile applications, Spark helps members search for and communicate with other like-minded individuals. Membership on Spark’s online singles websites or mobile applications is free and allows registered members to post personal profiles and take advantage of Spark’s search and validation features. With the exception of JSwipe, which utilizes a “freemium” model, the ability to initiate communication with other members requires payment, typically a monthly subscription fee which, along with advertising sales, represents Spark’s primary source of revenue. Spark typically offers discounted subscription rates to those members who subscribe for periods longer than one month. Subscriptions renew automatically until subscribers terminate them.
Spark’s ability to compete effectively will depend on its ability to address the needs of its members and paying subscribers, on the timely introduction and performance of innovative features and services associated with Spark’s brands, and the ability to respond to services and features introduced by competitors. Spark must also achieve these objectives within the parameters of its consolidated and operating segment profitability targets. Spark is focused on enhancing and augmenting its portfolio of services while also continuing to improve the efficiency and effectiveness of its operations. Spark believes it has sufficient cash resources on hand to accomplish the enhancements currently contemplated.
In August 2016, Spark entered into a purchase agreement with PEAK6 pursuant to which Spark issued and sold to PEAK6 an aggregate of 5,000,000 shares of common stock of Spark at a purchase price of $1.55 per share. Spark also issued the Spark Warrant to PEAK6 to purchase up to 7,500,000 shares of common stock of Spark at an exercise price of  $1.74 per share pursuant to the terms of a warrant agreement. In the event that the Business Combination is successfully consummated, then all of the shares subject to the Spark Warrant shall vest immediately prior to the closing of the Business Combination, and the Spark Warrant shall expire upon the closing of the Business Combination to the extent not exercised prior to such closing.
In connection with the execution of the purchase agreement, Spark entered into a management services agreement dated as of August 9, 2016 with PEAK6 (the “Management Services Agreement”), pursuant to which PEAK6 provides certain marketing, technology, strategy, development and other services to Spark over a five-year term, for a cash fee of  $1.5 million per year (the “Management Fee”), which is paid on a quarterly basis in an amount of  $375,000 per quarter. The Management Fee excludes reimbursement of marketing costs as described below, which are costs in addition to the Management Fee. At its discretion, PEAK6 may invoice each quarter for an amount different than the contractual amount, however, the amounts cannot exceed the contractual amount of  $375,000 per quarter, other than for marketing costs as described below. If the quarterly invoice is for an amount less than the contractual amount, PEAK6 does not have the right to bill any additional fees in any future period, as the amounts invoiced represent the full amount due for the services provided by PEAK6 to Spark for each specific quarter.
During the year ended December 31, 2016, PEAK6 invoiced Spark a Management Fee of  $560,000, representing the full amount due for services expected to be provided through the period ended February 28, 2017, excluding marketing costs as described below. The Management Fee may increase up to the contractual amount in future periods. The Management Fee expense is included within technical operations, development, and general and administrative expenses in Spark’s Consolidated Statements of Operations and Comprehensive Loss. For the year ended December 31, 2016, Management Fee expense to PEAK6 was $393,000. The prepaid expenses balance related to the Management Fee was $167,000 at December 31, 2016.
In addition, in the event that PEAK6 partners or employees are engaged to provide marketing or marketing related services to Spark either as replacement of Spark employees or other external marketing resources engaged by Spark or as if they were Spark employees, then Spark will reimburse PEAK6 for the actual costs incurred by such PEAK6 partners or employees. The amount to be reimbursed in any year by Spark for such marketing or marketing related services shall not exceed the lesser of  “Saved Company Marketing Costs” or $1.8 million. “Saved Company Marketing Costs” is defined in the Management Services Agreement as the aggregate amount of fully burdened costs to Spark of the sales and marketing employees and external marketing resources (consulting or otherwise) that provided marketing or similar services to Spark that are replaced or reduced by Spark or PEAK6 partners or employees. The amounts reimbursed to PEAK6 for marketing and marketing related services are included as sales and marketing expense in Spark’s Consolidated Statements of Operations and Comprehensive Loss. For the year ended December 31, 2016, Spark has expensed $259,000 for sales and marketing services performed by PEAK6.
The Management Services Agreement may be terminated by Spark at its convenience upon at least 60 days’ prior written notice at any time after August 9, 2019, and may be terminated for cause at any time by PEAK6 or Spark upon the occurrence of certain events as set forth in the Management Services Agreement. Upon termination for convenience, Spark shall pay PEAK6 any unpaid quarterly payments that are due on or before the termination date and amounts due for certain costs and expenses incurred in connection with the Management Services Agreement. Upon termination for “cause” by PEAK6, Spark shall pay PEAK6 any unpaid quarterly payments that are due on or before the termination date, all Management Fees that would have been paid by Spark to PEAK6 in the first three years of the agreement less amounts actually paid, and the Warrant shall vest immediately without regard to any vesting conditions. Upon termination for cause by Spark, PEAK6 shall pay Spark an amount equal to the aggregate amount of all Management Fees paid by Spark during the term of the Management Services Agreement.
Critical Accounting Policies, Estimates and Assumptions
Spark’s discussion and analysis of Spark’s financial condition and results of operations is based upon Spark’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Spark to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Spark evaluates its estimates, including those related to revenue recognition, cost of revenue, prepaid advertising, website and software development costs, goodwill, intangible and other long-lived assets, accounting for business combinations, legal contingencies, income taxes and stock-based compensation. Spark bases its estimates on historical experience and on various other assumptions that Spark believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Spark’s management has discussed the development and selection of Spark’s critical accounting policies, estimates and assumptions with the Spark Board and the Spark Board has reviewed these disclosures. Past estimates have been in line with actual results.

Spark believes the following critical accounting policies reflect the more significant judgments and estimates Spark used in the preparation of its consolidated financial statements:
Revenue Recognition and Deferred Revenue
The vast majority of Spark’s revenue is derived from subscription fees. Revenue is presented net of credits and credit card chargebacks. Spark recognizes revenue in accordance with accounting principles generally accepted in the United States. Revenue recognition occurs ratably over the subscription period, beginning when there is persuasive evidence of an arrangement, delivery has occurred (access has been granted), the fees are fixed or determinable, and collection is reasonably assured. Paying subscribers primarily pay in advance using a credit card and, subject to certain conditions identified in Spark’s terms and conditions, all purchases are final and nonrefundable. Subscription fees collected in advance are deferred and recognized as revenue, using the straight-line method, over the term of the subscription. Spark reserves for potential credit card chargebacks based on Spark’s historical chargeback experience.
For revenue earned through certain mobile applications, including iOS and Android, Spark recognizes subscription revenues gross of the application processing fees primarily because Spark is the primary obligor and it has the contractual right to determine the price paid by the subscriber. Spark records the related application processing fees as cost of revenue in the period incurred.
Spark also earns a small amount of revenue from advertising sales. Spark records advertising revenue as it is delivered and includes it in the total revenue of each segment that generates advertising sales.
Cost of Revenue
Cost of revenue consists primarily of direct marketing costs, compensation and other employee-related costs (including stock-based compensation) for personnel dedicated to maintaining Spark’s data centers, data center expenses, credit card fees and mobile application processing fees. Spark incurs substantial advertising expenses in order to generate traffic to Spark’s websites. These advertising costs consist of television and online advertising, including affiliate and co-brand arrangements, and are directly attributable to the revenue Spark receives from Spark’s subscribers. Spark has entered into numerous affiliate arrangements, under which Spark’s affiliates advertise or promote Spark’s website, and earn a fee whenever visitors click through the affiliate’s advertisement to one of Spark’s websites and register or subscribe on Spark’s website. Some of Spark’s affiliates may also be affiliates of Spark’s competitors. Under Spark’s co-branded arrangements, Spark’s co-brand partners may operate their own separate websites where visitors can register and subscribe to Spark’s websites. Affiliate deals, co-brand deals and online advertising arrangements may fall in the categories of CPS, CPA, CPC, or CPM, as discussed below.
Spark’s advertising expenses are recognized based on the terms of each individual contract. The majority of Spark’s advertising expenses are based on five pricing models:
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Cost per subscription (CPS) where Spark pays an online advertising provider a fee based upon the number of new paying subscribers it generates;

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Cost per acquisition (CPA) where Spark pays an online advertising provider a fee based on the number of new member registrations it generates;

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Cost per click (CPC) where Spark pays an online advertising provider a fee based on the number of clicks to Spark’s websites it generates;

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Cost per thousand for banner advertising (CPM) where Spark pays an online advertising provider a fee based on the number of times it displays Spark’s advertisements; and

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Offline where Spark pays television and radio stations for advertising placement on a cost per spot basis, print advertisers on a cost per page basis, and out-of-home advertisers on a fixed placement basis.

Spark estimates, in certain circumstances, the total clicks or impressions delivered by Spark’s vendors in order to determine amounts due under these contracts.

Prepaid Advertising Expenses
In certain circumstances, Spark pays in advance for online and offline advertising, and expenses the prepaid amounts as cost of revenue over the contract periods as the vendor delivers on its commitment. Spark evaluates the realization of prepaid amounts at each reporting period and expense prepaid amounts if the vendor is unable to deliver on its commitment and is not willing or able to repay the undelivered prepaid amounts.
Spark Website and Software Development Costs
Spark capitalizes costs related to developing or obtaining internal-use software. Capitalization of costs begins after the preliminary project stage has been completed. Spark website and software development costs are expensed as incurred, or capitalized into property and equipment. Costs incurred in the planning and post-implementation stages of an internal use software project are expensed as incurred while direct costs associated with the development phase are capitalized and amortized on a straight-line basis over the estimated useful lives. Costs associated with minor enhancements and maintenance for a website are included in expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
Valuation of Goodwill, Identified Intangibles and Other Long-lived Assets
Spark reviews the potential impairment of goodwill and indefinite-lived intangible assets at least annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable and test property and equipment and other intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Spark’s operating segments represent the reporting units to which Spark assigns goodwill. Spark aggregates its indefinite-lived intangible assets, primarily consisting of domain names, into one unit of account for each reporting unit. Indicators which could trigger an impairment review include the following:
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a significant decline in the market value of Spark’s common stock;

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a significant decline in actual or projected revenue;

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a significant decline in performance of certain acquired companies relative to Spark’s original projections;

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an excess of Spark’s net book value over its market value;

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a significant decline in Spark’s operating results relative to its operating forecasts;

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a significant change in the manner of Spark’s use of acquired assets or the strategy for its overall business;

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a significant decrease in the fair value of an asset;

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a shift in technology demands and development; or

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a significant turnover in key management or other personnel.

When Spark determines that the carrying value of goodwill, other intangible assets and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, Spark measures any impairment based on a projected discounted cash flow method using a discount rate determined by Spark’s management to be commensurate with the risk inherent in its current business model. In the case of the other intangible assets and other long-lived assets, this measurement is only performed if the projected undiscounted cash flows for the asset are less than its carrying value.
At October 31, 2016, Spark performed Spark’s annual impairment analysis utilizing a quantitative assessment. Spark estimated the fair value of the reporting units based on the market approach and the income approach. The market approach uses the guideline public companies method, where value is estimated by comparing Spark to similar companies with publicly traded ownership interests. Additionally, Spark performed a secondary market approach to determine the value per subscribers, and by extension a reporting unit enterprise value, as compared to peer companies’ derived subscriber values normalized for both expected growth rates and average revenue per user. The income approach relies upon discounted future cash flows which are derived from various assumptions including: projected cash flows, discount rates, projected long-term growth rates and terminal values. Spark used a discount rate which reflects the risks and uncertainty related to each reporting unit. The results of the annual impairment test indicated the fair value of all of the reporting units exceeded their respective carrying value, however, the excess value related to Spark’s Jewish Networks reporting unit was smaller than the excess value observed within Spark’s other reporting units and sensitive to changes in key assumptions. The inputs to the discounted cash flow model used to determine the fair value of the Jewish Networks reporting unit included a 3% growth rate to calculate the terminal value and discount rates of 13% and 41% for JDate and JSwipe forecasts, respectively. Factors that have the potential to create variances in the estimated fair value of the Jewish Networks reporting unit include, but are not limited to, fluctuations in (i) the number of monthly subscribers and average revenue per user which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics and changes in consumer preferences; (ii) marketing costs to acquire new customers; and (iii) equity valuations of peer companies.
Between October 31, 2016 and December 31, 2016, Spark identified a significant and sustained decrease in Spark’s stock price which reduced the excess fair value of the Jewish Networks reporting unit to an amount that indicated impairment was likely. Based on these indicators, Spark’s management moved to step two of the quantitative impairment test. The fair values of the Christian Networks and Other Networks reporting units significantly exceeded the carrying values at the annual and interim periods, and as a result, additional impairment testing was not warranted.
As required by the quantitative second step of the impairment test, Spark performed an allocation of the fair value to all of the assets and liabilities of the Jewish Networks reporting unit, including identifiable intangible assets, based on their estimated fair values, to determine the implied fair value of goodwill. Accordingly, Spark recorded a goodwill impairment charge related to the Jewish Networks reporting unit of $4.0 million during the fourth quarter of 2016, for the difference between the carrying value of the goodwill in the reporting unit and its implied fair value. Spark also identified the impairment of a finite-lived intangible asset based on estimates included in the second step of the quantitative test. As a result, Spark recorded an impairment of  $209,000 on the intangible asset.
In 2015, Spark performed its annual impairment analysis utilizing the qualitative assessment option. Spark assessed qualitative factors to determine whether it was necessary to perform the two-step test (quantitative assessment). The analysis concluded that it is more-likely-than-not that the fair values of the Jewish Networks, Christian Networks, and Other Networks are higher than their carrying values.
As of December 31, 2016, Jewish Networks, Christian Networks, and Other Networks carried goodwill balances of  $8.6 million, $1.7 million, and $232,000, respectively.
In 2016, Spark impaired $4.6 million of intangible and long-lived assets. $4.2 million of the impairment was related to goodwill and intangible assets as a result of its annual quantitative assessment test with the remainder resulting from the unamortized balance of capitalized software development costs associated with certain products that failed to perform to Spark’s standards. In 2015, Spark impaired $197,000 of long-lived assets primarily related to the unamortized balance of capitalized software development costs associated with certain products that failed to perform to Spark’s standards.
Accounting for Business Combinations
Spark acquires the stock or specific assets of companies that may be considered to be business acquisitions. Under the acquisition method of accounting, Spark allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require Spark’s management to make significant estimates and assumptions, especially with respect to estimating the fair value and expected useful life assigned to each class of assets and liabilities acquired. Different classes of assets will have varying useful lives. For example, the useful life of a member database, which is typically three years, is not the same as the useful life of a paying subscriber list, which is typically three months, or a domain name, which is indefinite. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period or no amortization for indefinite lived intangibles.
Spark’s management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, Spark may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Legal Contingencies
Spark is currently involved in certain legal proceedings, discussed below and in the notes to the financial statements and under “Legal Proceedings.” To the extent that a loss related to a contingency is reasonably estimable and probable, Spark accrues an estimate of that loss. Because of the uncertainties related to both the amount and range of loss on certain pending litigation, Spark may be unable to make a reasonable estimate of the liability that could result from an unfavorable outcome of such litigation. As additional information becomes available, Spark will assess the potential liability related to its pending litigation and make, or if necessary, revise its estimates. Such revisions in Spark’s estimates of the potential liability could materially impact its results of operations and financial position.
On August 6, 2017, UpMarket Projects Ltd (“UpMarket”) filed a civil action (“Complaint”) for breach of contract and unjust enrichment against Spark USA and against Spark Israel in Tel-Aviv District court, pursuant to which UpMarket demanded damages in the amount of 8,037,795 New Israeli Shekels, which is equivalent to approximately $2,282,575 USD as of September 14, 2017. In addition, UpMarket filed a motion for a provisional attachment order (“Motion”) pursuant to which UpMarket asked the court to attach assets and funds in the amount of up to 8,037,795 New Israeli Shekels that are held in Israel by Spark USA and Spark Israel. On August 6, 2017, the court granted UpMarket’s motion for a provisional attachment (“Court’s Order”) pursuant to which the court ordered the freezing of assets and funds in Israel of Spark USA and Spark Israel in the sum of up to 6,000,000 New Israeli Shekels, which is equivalent to approximately $1,703,881 USD as of September 14, 2017. Spark Israel and Spark USA were served with the Complaint, Motion and Court’s Order on August 8, 2017. In the statement of claim, UpMarket alleges that Spark USA materially breached a commercial contract between the parties by terminating such contract in contravention to its terms. On August 14, 2017, Spark Israel moved to remove the asset freeze and, on September 10, 2017 the court ordered the reduction of the asset freeze to 2,500,000 New Israeli Shekels, or approximately $710,000 USD. In addition, Spark USA and Spark Israel intend to file a statement of defense (they can do so until September 30, 2017). UpMarket is entitled to file a rebuttal response to the statement of defense (15 days after it was served with the defense) and then the parties to the Complaint will initiate discovery proceedings and, in parallel, the court will set a pretrial hearing. As of August 12, 2017, Spark is unable to reasonably estimate the possibility of an unfavorable outcome, or the amount of liability that may result from this matter.
The defendants intend to defend vigorously against the above lawsuit. At this time, Spark’s management does not believe the above matter will have a material adverse effect on Spark’s results of operations or financial condition. However, no assurance can be given that this matter will be resolved in favor of the defendants.
Accounting for Income Taxes
Spark accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the assets and liabilities.
As of December 31, 2016, Spark had a valuation allowance against its deferred tax assets of approximately $14.3 million. Spark assesses whether a valuation allowance should be recorded against the deferred tax assets (“DTAs”) based on the consideration of all available evidence, using a “more likely than not” realization standard. Cumulative losses in recent years, which Spark defines as the most recent three-year period, is considered significant negative evidence in evaluating the realizability of DTAs, which is difficult to overcome. In light of Spark’s recent history of losses, Spark is not able to conclude that it is more likely than not that Spark’s DTAs will be realized and it recorded a valuation allowance against Spark’s net DTAs, with a corresponding charge to Spark’s income tax (benefit) provision of approximately $555,000 during the year ended December 31, 2016.
At December 31, 2016, Spark had gross net operating loss (“NOL”) carry-forwards for income tax purposes of approximately $39.5 million and $51.0 million available to reduce future federal and state taxable income, respectively, which expire beginning in the years 2025 for federal purposes and 2018 for state purposes.
Under section 382 of the Code, the utilization of the NOL carry-forwards may be limited based on changes in the ownership of Spark. Spark also has NOL carry-forwards for Israeli tax purposes of approximately $9.0 million which do not expire. Spark has federal income tax credit carry-forwards for income tax purposes of approximately $894,000 available to reduce future federal income tax.
Spark recognizes excess tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for NOLs resulting from excess tax benefits. As of December 31, 2016, deferred tax assets do not include approximately $5.3 million of these excess tax benefits from employee stock option exercises that are a component of Spark’s NOL carry forwards. Additional paid in capital will be increased up to an additional $5.3 million if and when such excess tax benefits are realized. However, to the extent additional paid-in capital has been recognized for qualifying excess tax deductions from previous share-based payments, the write-off of the deferred tax asset when the tax deduction is less than recognized compensation cost is charged to additional paid-in capital, with any remainder charged to provision for income taxes.
Spark operates in multiple taxing jurisdictions, both within the United States and outside the United States. Spark has filed tax returns with positions that may be challenged by the tax authorities. These positions relate to, among others, transfer pricing, the deductibility of certain expenses, intercompany transactions as well as other matters. Although the outcome of tax audits is uncertain, Spark regularly assesses Spark’s tax position for such matters and, in Spark’s management’s opinion, adequate provisions for income taxes have been made for potential liabilities resulting from such matters. To the extent reserves are recorded, they will be utilized or reversed once the statute of limitations has expired and/or at the conclusion of the tax examination. Spark believes that the ultimate outcome of these matters will not have a material impact on its financial position or liquidity. Spark recognizes the tax effects from an uncertain tax position in its financial statements, only if the position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Tax positions that meet the recognition threshold are reported at the largest amount that is more-likely-than-not to be realized.
Stock-Based Compensation
Spark calculates the fair value of stock-based compensation using the Black-Scholes option-pricing model. The determination of the fair value of stock-based awards at the grant date requires judgment in developing assumptions, which involve a number of variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, the expected dividend yield and the expected stock option exercise behavior.
Spark’s computation of expected volatility is based on a combination of historical and market-based implied volatility. The volatility rate was derived by examining historical stock price behavior and assessing Spark’s management’s expectations of stock price behavior during the term of the option. The term of the options was derived based on the “simplified method” calculation. The simplified method allows companies that do not have sufficient historical experience to provide a reasonable basis for an estimate to instead estimate the expected term of a “plain vanilla” option by averaging the time to vesting and the full term of the option. (“Plain vanilla” options are options with the following characteristics: (1) the options are granted at-the-money; (2) exercisability is conditional only upon performing service through the vesting date; (3) if an employee terminates service prior to vesting, the employee would forfeit the options; (4) if an employee terminates service after vesting, the employee would have a limited time to exercise the options (typically 30 to 90 days); and (5) the options are nontransferable and non-hedgeable.) Spark periodically evaluates the applicability of using the simplified method with respect to the characteristics noted above to estimate the expected term of Spark’s options and will continue to do so as its business continues to evolve. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. Spark believes the accounting for stock-based compensation is a critical accounting policy because it requires the use of complex judgment in its application.
Segment Reporting
Segment reporting requires the use of the management approach in determining the reportable operating segments. The management approach considers the internal organization and reporting used by Spark’s chief operating decision maker for making operating decisions and assessing performance. Spark’s financial reporting includes detailed data on four separate operating segments which were principally determined based on similarity of economic characteristics and include: (1) Jewish Networks, which consists of JDate, JDate.co.uk, JDate.fr, JDate.co.il, Cupid.co.il, and JSwipe; (2) Christian Networks, which consists of ChristianMingle, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, DailyBibleVerse.com and Faith.com; (3) Other Networks, which consists of Spark.com and related other general market websites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups; and (4) Offline & Other Businesses, which consists of revenue generated from offline activities.
Recent Trends
Spark’s performance each year is affected by the ability to attract and retain paying subscribers, which is in turn significantly dependent on Spark’s marketing efforts. Spark is currently in the process of transforming its technological infrastructure and implementing a unified technology platform that will power its customer facing sites and drive future marketing efforts to grow its subscriber base. As a result, over the past several quarters, Spark has experienced a decline in its average paying subscribers reflecting reduced marketing and promotional activity pending implementation of its new infrastructure systems. Spark launched the new infrastructure for JDate in August 2017 and expects the platform to be fully operational for Christian Mingle in the fourth quarter of 2017. Spark expects to start increasing its marketing and promotional efforts shortly after the platform has become fully operational. However, implementing new systems carries substantial risk, including implementation delays, cost overruns, disruption of operations, potential loss of data or information, and lower customer satisfaction resulting in lost customers or sales, many of which are outside Spark’s control. If Spark does not implement these systems successfully, its ability to perform key business processes could be disrupted and its financial performance could be adversely affected. Currently, Spark believes it has sufficient cash resources on hand to accomplish the enhancements contemplated.
Results of Operations
The following is a more detailed discussion of Spark’s financial condition and results of operations for the periods presented.

The following tables present Spark’s historical operating results as a percentage of revenue for the periods indicated:
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	100%	100%	100%	100%
Cost and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	25.4	29.2	29.0	46.9
Sales and marketing	8.4	15.2	8.7	14.9
Customer service	8.8	9.2	8.8	9.7
Technical operations	4.2	3.4	3.6	3.2
Development	13.6	13.0	11.6	11.7
General and administrative	55.2	22.0	49.6	23.8
Depreciation	25.1	8.2	24.3	7.7
Amortization of intangible assets	0.7	0.9	0.7	0.8
Impairment of intangible and long-lived assets	0.2	0.6	0.2	0.5
Total cost and expenses	141.6	101.7	136.5	119.2
Operating loss	(41.6)	(1.7)	(36.5)	(19.2)
Interest (income) expense and other, net	(1.7)	1.3	(2.5)	(0.1)
Loss before income tax benefit	(39.9)	(3.0)	(34.0)	(19.1)
Income tax benefit	(2.1)	(6.4)	(0.7)	(2.7)
Net (loss) income	(37.8)%	3.4%	(33.3)%	(16.4)%

	2016	2015
Revenue	100%	100%
Cost and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	36.6	50.0
Sales and marketing	13.6	8.6
Customer service	8.3	6.4
Technical operations	3.9	2.1
Development	11.2	8.4
General and administrative	25.6	21.6
Depreciation	9.2	4.6
Amortization of intangible assets	0.8	0.2
Impairment of intangible and long-lived assets	13.2	0.4
Total cost and expenses	122.4	102.3
Operating loss	(22.4)	(2.3)
Interest expense and other, net	0.1	0.2
Loss before provision for income taxes	(22.5)	(2.5)
Income tax (benefit) provision	(2.9)	0.5
Net loss	(19.6)%	(3.0)%

The following table describes certain selected information and Adjusted EBITDA(1) for the periods below:
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Net (loss) income	$(2,519)	$329	$(4,644)	$(3,079)
Interest expense	56	19	78	33
Income tax benefit	(139)	(583)	(92)	(516)
Depreciation	1,666	746	3,374	1,458
Impairment of intangible and long-lived assets	15	52	24	91
Amortization of intangible assets	49	78	98	156
Non-cash currency translation adjustments	(170)	90	(423)	(64)
Stock-based compensation	185	344	345	666
Non-recurring legal and acquisition costs	2,016	367	2,530	431
Adjusted EBITDA	$1,159	$1,442	$1,290	$(824)

The following table describes certain selected information and Adjusted EBITDA(1) for the years ended December 31,
(in thousands)	2016	2015
Net loss	$(6,890)	$(1,437)
Interest expense	83	68
Income tax (benefit) provision	(1,028)	243
Depreciation	3,234	2,211
Impairment of intangible and long-lived assets	4,629	197
Amortization of intangible assets	293	108
Non-cash currency translation adjustments	(66)	15
Stock-based compensation	982	782
Non-recurring financing, acquisition, and severance costs	1,234	644
Adjusted EBITDA(1)	$2,471	$2,831

(1)
Spark reports Adjusted EBITDA as a supplemental measure to U.S. GAAP). This measure is one of the primary metrics by which Spark evaluates the performance of Spark’s businesses, budget, forecast and compensate Spark’s management. Spark believes this measure provides Spark’s management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of items that Spark does not consider representative of Spark’s ongoing operating performance, including: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA has inherent limitations in evaluating the performance of Spark, including, but not limited to the following:

•
Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period,

•
Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period,

•
Adjusted EBITDA does not reflect the cash tax payments during the measurement period, and

•
Adjusted EBITDA may be calculated differently by other companies in Spark’s industry, thus limiting its value as a comparative measure.

Adjusted EBITDA should not be construed as a substitute for net loss (as determined in accordance with U.S. GAAP) for the purpose of analyzing Spark’s operating performance or financial position, as Adjusted EBITDA is not defined by U.S. GAAP.
Key Metric — Average Paying Subscribers
Spark regularly reviews average paying subscribers as a key metric to evaluate the effectiveness of its operating strategies and the financial performance of its business. Paying subscribers are defined as individuals for whom Spark collects a monthly fee for access to communication and website features beyond those provided to Spark’s non-paying members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.
Unaudited selected statistical information regarding average paying subscribers for Spark’s operating segments is shown in the table below.
	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2017	2016	2017	2016	2016	2015
Average Paying Subscribers
Jewish Networks	47,278	61,732	48,051	62,831	58,960	65,721
Christian Networks	60,972	117,024	67,299	120,602	108,771	125,639
Other Networks	6,675	11,182	7,333	11,261	10,676	12,197
Total Average Paying Subscribers	114,925	189,938	122,683	194,694	178,407	203,557

Average paying subscribers for the Jewish Networks segment decreased 23.4% to 47,278 in the three months ended June 30, 2017 compared to 61,732 in the same period last year. Average paying subscribers for the Christian Networks segment decreased 47.9% to 60,972 in the three months ended June 30, 2017 compared to 117,024 in the same period last year. Average paying subscribers for the Other Networks segment decreased 40.3% to 6,675 in the three months ended June 30, 2017 compared to 11,182 in the same period last year. The decreases reflect reduced marketing and promotional activity within these segments.
Average paying subscribers for the Jewish Networks segment decreased 23.5% to 48,051 in the six months ended June 30, 2017 compared to 62,831 in the same period last year. Average paying subscribers for the Christian Networks segment decreased 44.2% to 67,299 in the six months ended June 30, 2017 compared to 120,602 in the same period last year. Average paying subscribers for the Other Networks segment decreased 34.9% to 7,333 in the six months ended June 30, 2017 compared to 11,261 in the same period last year. The decreases reflect reduced marketing and promotional activity within these segments.
Average paying subscribers for the Jewish Networks segment decreased 10.3% to 58,960 for the year ended December 31, 2016 compared to 65,721 in 2015, reflecting reduced marketing and promotional activity within this segment. Average paying subscribers for the Christian Networks segment decreased 13.4% to 108,771 for the year ended December 31, 2016 compared to 125,639 in 2015, reflecting reduced marketing and promotional activity within this segment. Average paying subscribers for the Other Networks segment decreased 12.5% to 10,676 for the year ended December 31, 2016 compared to 12,197 in 2015. This decrease can be primarily attributed to a reduction in marketing spend in prior and current periods.
Spark expects continued declines in direct marketing expenses in 2017 as management develops, implements and refines Spark’s direct marketing strategy.
Key Metric — Period Ending Subscribers
Spark regularly reviews period ending subscribers as a key metric to evaluate the effectiveness of its operating strategies and the financial performance of its business. Period ending subscribers for each period represent the paying subscriber count as of the last day of the period.

Unaudited selected statistical information regarding period ending subscribers for Spark’s operating segments is shown in the table below.
	For the three and six months ended		Years Ended December 31,
	June 30, 2017	June 30, 2016	2016	2015
Period Ending Subscribers
Jewish Networks	47,487	59,868	51,519	65,004
Christian Networks	57,947	112,895	82,163	123,800
Other Networks	5,937	10,915	8,690	11,219
Total Period Ending Subscribers	111,371	183,678	142,372	200,023

Period ending subscribers for the Jewish Networks segment decreased 20.7% to 47,487 as of June 30, 2017 compared to 59,868 in the same period last year. Period ending subscribers for the Christian Networks segment decreased 48.7% to 57,947 as of June 30, 2017 compared to 112,895 in the same period last year. Period ending subscribers for the Other Networks segment decreased 45.6% to 5,937 as of June 30, 2017 compared to 10,915 in the same period last year. The decreases reflect reduced marketing and promotional activity within these segments.
Period ending subscribers for the Jewish Networks segment decreased 20.7% to 51,519 for the year ended December 31, 2016 compared to 65,004 in 2015, reflecting the reduced marketing and promotional activity within this segment. Period ending subscribers for the Christian Networks segment decreased 33.6% to 82,163 for the year ended December 31, 2016 compared to 123,800 in 2015, reflecting the reduced marketing and promotional activity within this segment. Period ending subscribers for the Other Networks segment decreased 22.5% to 8,690 for the year ended December 31, 2016 compared to 11,219 in 2015, reflecting the reduced marketing and promotional activity within this segment.
Spark expects continued declines in direct marketing expenses in 2017 as Spark’s management develops, implements and refines Spark’s direct marketing strategy.
Three Months Ended June 30, 2017 Compared to the Three Months Ended June 30, 2016
Revenue
The vast majority of Spark’s revenue is derived from subscription fees. Approximately 0.7% and 1.6% of Spark’s revenue in the three months ended June 30, 2017 and 2016, respectively, was generated through advertising revenue and offline social events. Revenue is presented net of credits and credit card chargebacks. Spark’s subscriptions are offered in durations of varying length (typically one, three or six months). Plans with durations longer than one month are available at discounted monthly rates. Following their initial terms, most subscriptions renew automatically until subscribers terminate them.
Revenue decreased 27.0% to $6.6 million in the three months ended June 30, 2017 as compared to $9.1 million in the same period in 2016. The revenue decrease can be primarily attributed to declines in subscription revenue within the Jewish Networks and Christian Networks segments. Revenue for the Jewish Networks segment decreased 13.5% to $3.1 million in the three months ended June 30, 2017 as compared to $3.6 million in the same period in 2016. The lower Jewish Networks revenue reflects the aforementioned 23.4% decrease in average paying subscribers. Revenue for the Christian Networks segment decreased 33.2% to $3.4 million in the three months ended June 30, 2017 as compared to $5.0 million in the same period in 2016. The lower Christian Networks revenue reflects the aforementioned 47.9% decrease in average paying subscribers. Revenue for the Other Networks segment decreased 67.6% to $134,000 in the three months ended June 30, 2017 as compared to $413,000 in the same period in 2016. The decrease in Other Networks revenue is driven by a 40.3% decrease in average paying subscribers, reflecting the elimination of certain online marketing investments over the last three years.
Cost and Expenses
Cost and expenses consist primarily of cost of revenue, sales and marketing, customer service, technical operations, development and general and administrative expenses. Cost and expenses increased 1.9% to $9.4 million in the three months ended June 30, 2017 as compared to $9.2 million in the same period in 2016. The increase is primarily attributable to a $1.7 million increase in general and administrative expenses related to the Business Combination.

Cost of revenue.   Cost of revenue consists primarily of direct marketing costs, compensation and other employee-related costs (including stock-based compensation) for personnel dedicated to maintaining Spark’s data centers, data center expenses and credit card fees. Cost of revenue decreased 36.5% to $1.7 million in the three months ended June 30, 2017 as compared to $2.7 million in the same period in 2016. This decrease can be primarily attributed to the reduction in Jewish and Christian Networks direct marketing expenses. Direct marketing expenses for the Jewish Networks segment decreased 30.4% to $259,000 in the three months ended June 30, 2017 as compared to $372,000 for the same period in 2016. Direct marketing expenses for the Christian Networks segment decreased 59.5% to $405,000 in the three months ended June 30, 2017 as compared to $1.0 million in the same period in 2016. The reduction in direct marketing expense primarily reflects lower online and offline advertising spend, as Spark reduces and reallocates its marketing investments to more efficient channels, partners and programming. Spark expects continued year over year declines in direct marketing expenses in 2017 as management develops, implements and refines its direct marketing strategy.
Sales and marketing.   Sales and marketing expenses consist primarily of salaries for Spark’s sales and marketing personnel. Sales and marketing expenses decreased 59.3% to $561,000 in the three months ended June 30, 2017 as compared to $1.4 million in the same period in 2016. The decrease is primarily attributed to lower compensation expense due to reductions in headcount.
Customer service.   Customer service expenses consist primarily of personnel costs associated with Spark’s customer service centers. The members of Spark’s customer service team primarily respond to billing questions, detect and eliminate suspected fraudulent activity, and address site usage and dating questions from Spark’s members. Customer service expenses decreased 30.2% to $586,000 in the three months ended June 30, 2017 as compared to $840,000 in the same period in 2016. The decrease is primarily attributed to lower personnel costs.
Technical operations.   Technical operations expenses consist primarily of the personnel and systems necessary to support Spark’s corporate technology requirements. Technical operations expenses decreased 8.2% to $280,000 in the three months ended June 30, 2017 as compared to $305,000 in the same period in 2016. The decrease is primarily attributed to lower compensation expense due to reductions in headcount.
Development.   Development expenses consist primarily of costs incurred in the development, enhancement and maintenance of Spark’s websites and services. Development expenses decreased 23.4% to $904,000 in the three months ended June 30, 2017 as compared to $1.2 million in the same period in 2016. The decrease is primarily attributed to lower compensation expense due to reductions in headcount.
General and administrative.   General and administrative expenses consist primarily of corporate personnel-related costs, professional fees, occupancy and other overhead costs. General and administrative expenses increased 82.8% to $3.7 million in the three months ended June 30, 2017 as compared to $2.0 million in the same period in 2016. The increase can be attributed to $1.0 million of non-recurring legal costs related to the Merger Agreement and PEAK6 Management Fee expense of  $125,000 incurred during the second quarter of 2017.
Depreciation.   Depreciation expenses consist primarily of depreciation of capitalized website and software development costs, computer hardware and other fixed assets. Depreciation expense increased to $1.7 million in the three months ended June 30, 2017 as compared to $746,000 in the same period in 2016. The increase can be attributed to Spark’s decision to accelerate depreciation on its existing technology assets in advance of launching a new technology platform in the latter half of 2017.
Amortization of intangible assets.   Amortization expenses consist primarily of amortization of intangible assets related to acquisitions. Amortization expense decreased to $49,000 in the three months ended June 30, 2017 as compared to $78,000 in the same period in 2016. The decrease reflects the impairment of an intangible asset during the fourth quarter of 2016.
Impairment of long-lived assets.   Impairment of long-lived assets primarily represents the write-down of investments in businesses and computer software. Impairment of long-lived assets decreased to $15,000 in the three months ended June 30, 2017 as compared to $52,000 in the same period in 2016. The expenses reflect the unamortized balance of domain names, computer software and capitalized software development costs associated with certain products that failed to perform to Spark standards.

Interest (income) expense and other, net.   Interest (income) expense and other, net consists primarily of interest income associated with short-term investments and cash deposits in interest bearing accounts, income or expense related to currency fluctuations and interest expense associated with borrowings from Spark’s revolving credit facility. Interest (income) expense and other, net reflected $111,000 of interest income in the three months ended June 30, 2017 as compared to $114,000 of interest expense in the same period in 2016. Currency translation adjustments associated with Spark’s inter-company loan account for the difference between the two periods.
Income tax (benefit) provision.   Income tax benefit for the three months ended June 30, 2017 was $(139,000), which consists of  $14,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $13,000 of foreign and state current tax expense, and $(166,000) related to the settlement in the second quarter of 2017 of a state tax position that was previously unrecognized. Income tax (benefit) provision for the three months ended June 30, 2016 was $(583,000), which consists of  $76,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $57,000 of foreign and state current tax expense, $3,000 related to interest accrued on unrecognized tax benefits, and $(719,000) related to the settlement in the second quarter of 2016 of a state tax position that was previously unrecognized.
Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016
Revenue
The vast majority of Spark’s revenue is derived from subscription fees. Approximately 1.0% and 1.9% of Spark’s revenue in the six months ended June 30, 2017 and 2016, respectively, was generated through advertising revenue and offline social events. Revenue is presented net of credits and credit card chargebacks. Spark’s subscriptions are offered in durations of varying length (typically one, three or six months). Plans with durations longer than one month are available at discounted monthly rates. Following their initial terms, most subscriptions renew automatically until subscribers terminate them.
Revenue decreased 26.7% to $13.9 million in the six months ended June 30, 2017 as compared to $19.0 million in the same period in 2016. The revenue decrease can be primarily attributed to declines in subscription revenue within Spark’s Jewish Networks and Christian Networks segments. Revenue for the Jewish Networks segment decreased 17.6% to $6.3 million in the six months ended June 30, 2017 as compared to $7.6 million in the same period in 2016. The lower Jewish Networks revenue reflects the aforementioned 23.5% decrease in average paying subscribers. Revenue for the Christian Networks segment decreased 31.2% to $7.2 million in the six months ended June 30, 2017 as compared to $10.4 million in the same period in 2016. The lower Christian Networks revenue reflects the aforementioned 44.2% decrease in average paying subscribers. Revenue for the Other Networks segment decreased 50.6% to $420,000 in the six months ended June 30, 2017 as compared to $852,000 in the same period in 2016. The decrease in Other Networks revenue is driven by a 34.9% decrease in average paying subscribers, reflecting the elimination of certain online marketing investments over the last three years.
Cost and Expenses
Cost and expenses consist primarily of cost of revenue, sales and marketing, customer service, technical operations, development and general and administrative expenses. Cost and expenses decreased 15.9% to $19.0 million in the six months ended June 30, 2017 as compared to $22.6 million in the same period in 2016. The decrease was primarily attributable to a $4.8 million decrease in cost of revenue, offset by an increase of  $2.4 million in general and administrative expenses related to the Business Combination.
Cost of revenue.   Cost of revenue consists primarily of direct marketing costs, compensation and other employee-related costs (including stock-based compensation) for personnel dedicated to maintaining Spark’s data centers, data center expenses and credit card fees. Cost of revenue decreased 54.5% to $4.0 million in the six months ended June 30, 2017 as compared to $8.9 million in the same period in 2016. This decrease can be primarily attributed to the reduction in Jewish Networks and Christian Networks direct marketing expenses. Direct marketing expenses for the Jewish Networks segment decreased 4.7% to $829,000 in the six months ended June 30, 2017 as compared to $869,000 for the same period in 2016.

Direct marketing expenses for the Christian Networks segment decreased 77.7% to $1.2 million in the six months ended June 30, 2017 as compared to $5.4 million in the same period in 2016. The reduction in direct marketing expense primarily reflects lower online and offline advertising spend, as Spark reduces and reallocates its marketing investments to more efficient channels, partners and programming. Spark expects continued year over year declines in direct marketing expenses in 2017 as management develops, implements and refines its direct marketing strategy.
Sales and marketing.   Sales and marketing expenses consist primarily of salaries for Spark’s sales and marketing personnel. Sales and marketing expenses decreased 57.2% to $1.2 million in the six months ended June 30, 2017 as compared to $2.8 million in the same period in 2016. The decrease is primarily attributed to lower compensation expense due to reductions in headcount.
Customer service.   Customer service expenses consist primarily of personnel costs associated with Spark’s customer service centers. The members of Spark’s customer service team primarily respond to billing questions, detect and eliminate suspected fraudulent activity, and address site usage and dating questions from Spark’s members. Customer service expenses decreased 33.4% to $1.2 million in the six months ended June 30, 2017 as compared to $1.8 million in the same period in 2016. The decrease is primarily attributed to lower personnel costs.
Technical operations.   Technical operations expenses consist primarily of the personnel and systems necessary to support Spark’s corporate technology requirements. Technical operations expenses decreased 17.1% to $499,000 in the three months ended June 30, 2017 as compared to $602,000 in the same period in 2016. The decrease is primarily attributed to lower compensation expense due to reductions in headcount.
Development.   Development expenses consist primarily of costs incurred in the development, enhancement and maintenance of Spark’s websites and services. Development expenses decreased 26.7% to $1.6 million in the six months ended June 30, 2017 as compared to $2.2 million in the same period in 2016. The decrease is primarily attributed to lower compensation expense due to reductions in headcount.
General and administrative.   General and administrative expenses consist primarily of corporate personnel-related costs, professional fees, occupancy and other overhead costs. General and administrative expenses increased 52.8% to $6.9 million in the six months ended June 30, 2017 as compared to $4.5 million in the same period in 2016. The increase can be attributed to $475,000 of expense related to Spark’s accrual for the probable cost of resolving the legal matter with the City of Santa Monica, $1.5 million of non-recurring legal costs related to the Merger Agreement, and PEAK6 Management Fee expense of $250,000 incurred during the first two quarters of 2017.
Depreciation.   Depreciation expenses consist primarily of depreciation of capitalized website and software development costs, computer hardware and other fixed assets. Depreciation expense increased to $3.4 million in the six months ended June 30, 2017 as compared to $1.5 million in the same period in 2016. The increase can be attributed to Spark’s decision to accelerate depreciation on its existing technology assets in advance of launching a new technology platform in the latter half of 2017.
Amortization of intangible assets.   Amortization expenses consist primarily of amortization of intangible assets related to acquisitions. Amortization expense decreased to $98,000 in the three months ended June 30, 2017 as compared to $156,000 in the same period in 2016. The decrease reflects the impairment of an intangible asset during the fourth quarter of 2016.
Impairment of long-lived assets.   Impairment of long-lived assets primarily represents the write-down of investments in businesses and computer software. Impairment of long-lived assets decreased to $24,000 in the six months ended June 30, 2017 as compared to $91,000 in the same period in 2016. The expenses reflect the unamortized balance of domain names, computer software and capitalized software development costs associated with certain products that failed to perform to Spark’s standards.
Interest (income) expense and other, net.   Interest (income) expense and other, net consists primarily of interest income associated with short-term investments and cash deposits in interest bearing accounts, income or expense related to currency fluctuations and interest expense associated with borrowings from Spark’s revolving credit facility. Interest (income) expense and other, net reflected $342,000 of interest income in the six months ended June 30, 2017 as compared to $27,000 of interest income in the same period in 2016. Currency translation adjustments associated with Spark’s inter-company loan account for the difference between the two periods.

Income tax (benefit) provision.   Income tax benefit for the six months ended June 30, 2017 was $(92,000), which consists of  $41,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $33,000 of foreign and state current tax expense, and $(166,000) related to the settlement in the second quarter of 2017 of a state tax position that was previously unrecognized. Income tax (benefit) provision for the six months ended June 30, 2016 was $(516,000), which consists of  $155,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $116,000 of foreign and state current tax expense, $23,000 related to interest accrued on unrecognized tax benefits, $(91,000) related to the impact of a tax law change in Israel, and $(719,000) related to the settlement in the second quarter of 2016 of a state tax position that was previously unrecognized.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Revenue
The vast majority of Spark’s revenue is derived from subscription fees.
Approximately 1.8% and 4.2% of Spark’s revenue for the years ended December 31, 2016 and 2015, respectively, were generated through advertising revenue and offline social and travel events. Revenue is presented net of credits and credit card chargebacks. Spark’s subscriptions are offered in durations of varying length (typically, one, three or six months). Plans with durations longer than one month are available at discounted monthly rates. Following their initial terms, most subscriptions renew automatically until subscribers terminate them.
Revenue for the year ended December 31, 2016 decreased 27.1% to $35.1 million from $48.1 million in 2015. The revenue decrease can be primarily attributed to a decrease in Jewish Networks and Christian Networks revenue.
Revenue for the Jewish Networks segment decreased 25.6% to $14.1 million for the year ended December 31, 2016, compared to $18.9 million in 2015. The lower Jewish Networks revenue reflects the aforementioned 10.3% decrease in average paying subscribers, coupled with a 17.2% decrease in average revenue per user, calculated as revenue for the period divided by the average paying subscribers for such period (“ARPU”), driven by a significant increase in the proportion of six month subscriptions sold and increased promotional discounting activity. Revenue for the Christian Networks segment decreased 28.8% to $19.4 million for the year ended December 31, 2016, compared to $27.2 million in 2015. The lower Christian Networks revenue reflects the aforementioned 13.4% decrease in average paying subscribers, coupled with a 14.0% decrease in ARPU driven by a significant increase in the proportion of six month subscriptions sold and increased promotional activity during the period. Revenue for the Other Networks segment decreased 17.2% to $1.6 million for the year ended December 31, 2016, compared to $2.0 million in 2015. The decrease in Other Networks revenue is driven by a 12.5% decrease in average paying subscribers, reflecting the elimination of certain online marketing investments over the last three years.
Costs and Expenses
Costs and expenses consist primarily of cost of revenue, sales and marketing, customer service, technical operations, development and general and administrative expenses. Costs and expenses decreased 12.7% to $43.0 million for the year ended December 31, 2016, compared to $49.2 million in 2015. The decrease is primarily attributable to an $11.2 million decrease in cost of revenue.
Cost of revenue.   Cost of revenue consists primarily of direct marketing costs, compensation and other employee-related costs (including stock-based compensation) for personnel dedicated to maintaining Spark’s data centers, data center expenses, credit card fees and mobile application processing fees. Cost of revenue decreased 46.6% to $12.9 million for the year ended December 31, 2016, compared to $24.1 million in 2015. This decrease can be primarily attributed to reductions in Jewish Networks and Christian Networks direct marketing expenses of  $1.0 million and $10.1 million, respectively. Direct marketing expenses for the Jewish Networks segment decreased 38.5% to $1.6 million for the year ended December 31, 2016 as compared to $2.6 million for the same period in 2015. Direct marketing expenses for the Christian

Networks segment decreased 60.1% to $6.5 million for the year ended December 31, 2016, as compared to $16.6 million in 2015. The reduction in direct marketing expense primarily reflects lower online and offline advertising spend as Spark reduce and reallocate its marketing investments to more efficient channels, partners and programming. Spark expect continued declines in direct marketing expenses in 2017 as Spark’s management develops, implements and refines its direct marketing strategy.
Sales and marketing.   Sales and marketing expenses consist primarily of salaries for Spark’s sales and marketing personnel. Sales and marketing expenses increased 15.8% to $4.8 million for the year ended December 31, 2016, as compared to $4.1 million for the same period in 2015. The increase is primarily attributed to higher salaries and wages, and severance expense of  $193,000 related to Spark’s workforce and expense reduction initiative during the second quarter of 2016 and executive severance incurred during the third quarter of 2016. The increase in sales and marketing expenses is also attributed to an increase in public relations expense in the first quarter of 2016, primarily reflecting activities focused on promoting the JDate and ChristianMingle brands.
Customer service.   Customer service expenses consist primarily of personnel costs associated with Spark’s customer service centers. The members of Spark’s customer service team primarily respond to billing questions, detect and eliminate suspected fraudulent activity, and also address site usage and dating questions from Spark’s members. Customer service expenses decreased 5.4% to $2.9 million for the year ended December 31, 2016, compared to $3.1 million in 2015. The decrease is primarily attributed to lower personnel costs.
Technical operations.   Technical operations expenses consist primarily of the personnel and systems necessary to support Spark’s corporate technology requirements. Technical operations expenses increased 33.9% to $1.4 million for the year ended December 31, 2016, compared to $1.0 million in 2015. The increase is primarily attributable to higher salaries and wages expense due to changes in headcount and severance expense of  $147,000 related to Spark’s workforce and expense reduction initiative during the second quarter of 2016 and executive severance incurred during the third quarter of 2016. The increase is also attributable to PEAK6 management fee expense of  $59,000 incurred during the fourth quarter of 2016.
Development.   Development expenses consist primarily of costs incurred in the development, enhancement and maintenance of Spark’s websites and services. Development expenses decreased 2.9% to $3.9 million for the year ended December 31, 2016, compared to $4.0 million in 2015. The decrease can be attributed to lower compensation expense as a result of reductions in headcount.
General and administrative.   General and administrative expenses consist primarily of corporate personnel-related costs, professional fees, occupancy and other overhead costs. General and administrative expenses decreased 13.4% to $9.0 million for the year ended December 31, 2016, compared to $10.4 million in 2015. The decrease can be primarily attributed to lower overhead and legal expenses and a decrease in bad debt expense, offset by severance payments of  $243,000 related to Spark’s workforce and expense reduction initiative during the second quarter of 2016, executive severance incurred during the third quarter of 2016, and PEAK6 management fee expense of  $196,000 incurred during the fourth quarter of 2016.
Depreciation.   Depreciation expenses consist primarily of depreciation of capitalized website and software development costs, computer hardware and other fixed assets. Depreciation expense increased 46.3% to $3.2 million for the year ended December 31, 2016, compared to $2.2 million in 2015. The increase is primarily attributable to significant capitalized website and software development costs associated with products put into service in late 2015 and early 2016.
Amortization of intangible assets.   Amortization expenses consist primarily of amortization of intangible assets related to acquisitions. Amortization expense increased to $293,000 for the year ended December 31, 2016, compared to $108,000 in 2015. The increase reflects amortization expense attributable to intangible assets acquired as part of the Smooch Labs acquisition in the fourth quarter of 2015.
Impairment of intangible and long-lived assets.   Impairment of intangible and long-lived assets primarily represents the write-down of investments in businesses and computer software. Impairment of intangible and long-lived assets increased to $4.6 million for the year ended December 31, 2016 compared to $197,000 in 2015. The increase is primarily attributable to impairment of goodwill and intangible assets recorded by Spark’s management as part of its annual quantitative assessment during the fourth quarter of 2016. The 2015 expense reflects the unamortized balance of capitalized software development costs associated with certain products that failed to perform to Spark’s standards.
Interest expense and other, net.   Interest expense and other, net consist primarily of interest income associated with short-term investments and cash deposits in interest bearing accounts, income or expense related to currency fluctuations and interest expense associated with borrowings from Spark’s revolving credit facility. Interest expense and other, net reflected $29,000 of expense for the year ended December 31, 2016, compared to $96,000 of expense in 2015. Currency translation adjustments associated with Spark’s inter-company loan account for the difference between the two periods.
Income tax (benefit) provision.   Income tax (benefit) provision for the year ended December 31, 2016 was $(1.0) million compared to $243,000 for the year ended December 31, 2015. The 2016 provision for income tax consists of  $86,000 of deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $59,000 of foreign and state current taxes payable, $32,000 related to interest accrued on unrecognized tax benefits, $(154,000) related to a tax law change in Israel, $(719,000) related to the settlement in the second quarter of 2016 of a state tax position that was previously unrecognized, and $(332,000) for amended state returns related to changes in apportionment.
Income tax (benefit) provision for the year ended December 31, 2015 was $243,000. The 2015 provision for income tax consists of  $107,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $58,000 of foreign and state current taxes payable and $77,000 related to interest accrued on unrecognized tax benefits. Spark did not recognize a tax benefit for losses incurred for the year ended December 31, 2015, as Spark recorded valuation allowances against Spark’s deferred tax assets.
Net loss and net loss per share.   Net loss was $(6.9) million, or $(0.24) per share, for the year ended December 31, 2016, compared to a net loss of  $(1.4) million, or $(0.06) per share in 2015. The increase in net loss and net loss per share was primarily due to lower revenues generated in 2016.
Liquidity and Capital Resources
Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016
As of June 30, 2017 Spark had cash and cash equivalents of  $9.8 million. Spark believes, based on its current operating plan, that its existing cash and cash equivalents will be sufficient to meet its anticipated cash needs for the foreseeable future.
Net cash used in operations was $391,000 in the first six months of 2017, as compared to $1.7 million of net cash used by operations in the same period in 2016. The increase in operating cash flow was driven by Spark’s decision to invest less heavily on direct marketing, beginning in 2017.
Net cash used in investing activities was $1.2 million in the first six months of 2017, as compared to $1.8 million for the same period in 2016. The net cash used in investing activities reflects purchases of fixed assets and capitalized software in the normal course of business.
As of January 22, 2016, Spark and certain of its direct and indirect subsidiaries, as co-borrowers, entered into a $10.0 million two-year Loan and Security Agreement (the “Credit Agreement”) with Western Alliance Bank, as lender (the “Bank”).
On June 5, 2017, Spark terminated its loan and security agreement represented by the Credit Agreement. In connection with the termination of the Credit Agreement, Spark paid $5,000 in fees.
In connection with the original Credit Agreement, Spark paid deferred financing costs, which were amortized on a straight-line basis to interest expense and other, net in Spark’s Consolidated Statements of Operations and Comprehensive Loss. Amortization expense for the deferred financing costs for the three and six months ended June 30, 2017 was $49,000 and $64,000 respectively. Amortization expense for the three and six months ended June 30, 2016 was $12,000 and $20,000 respectively. At June 30, 2017, all deferred financing costs are fully amortized.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
As of December 31, 2016, Spark had cash and cash equivalents of  $11.4 million.
Net cash used in operations was $1.4 million for the year ended December 31, 2016, as compared to net cash provided by operations of  $1.6 million for the same period in 2015. The negative operating cash flow in 2016 was driven by Spark’s decision to invest more heavily in direct marketing during the first quarter of 2016.
Net cash used in investing activities was $2.8 million for the year ended December 31, 2016, as compared to $9.6 million for the same period in 2015. The net cash used in investing activities reflects purchases of fixed assets and capitalized software in the normal course of business, as well as an acquisition during 2015.
Net cash provided by financing activities was $9.1 million for the year ended December 31, 2016, as compared to $2.9 million for 2015. Cash provided by financing activities in 2016 reflects proceeds from the issuance of stock and warrants. Cash provided by financing activities in 2015 reflects proceeds from the exercise of stock options, partially offset by $885,000 in common stock repurchases.
Credit Agreement
On January 22, 2016, Spark and certain of its direct and indirect subsidiaries, as co-borrowers, entered into a two-year Loan and Security Agreement (the “Credit Agreement”) with Alliance Bank, as lender (the “Bank”). Under the Credit Agreement, Spark has a revolving line of credit available of up to $10.0 million, with an aggregate sublimit of  $500,000 for ancillary services (including letters of credit, cash management services and foreign exchange transaction services). The availability of credit at any given time under the revolving line of credit is limited by reference to a borrowing base formula based upon the eligible U.S. GAAP revenue of the borrowers and an advance rate percentage calculated in accordance with the terms of the Credit Agreement.
On June 5, 2017, Spark terminated the Credit Agreement.
Spark believes that Spark’s current cash and cash flow from operations will be sufficient to meet Spark’s anticipated cash needs for working capital, capital expenditures and contractual obligations, for at least the next 12 months. Spark does not anticipate requiring additional capital; however, if required or desirable, Spark may raise additional debt or issue additional equity in the private or public markets.
Contractual Obligations
The following table describes Spark’s contractual commitments and obligations as of December 31, 2016 (in thousands):
	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years	Total
Operating leases	$722	$514	$—	$—	$1,236
Other commitments and contingencies	1,775	2,621	—	—	4,396
Total contractual obligations	$2,497	$3,135	$—	$—	$5,632

Spark had non-cancelable contractual obligations consisting of operating leases, and other non-cancelable commitments and obligations consisting of contracts with software licensing, marketing service providers, and a Management Services Agreement with PEAK6 as described in Note 12 to Spark’s Consolidated Financial Statements included in this proxy statement/prospectus. Other commitments and obligations totaled $1.8 million for less than one year and $2.6 million for between one and three years. Contracts with other service providers are for terms less than one year. For contingences related to Spark’s tax positions, Spark is unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months. As a result, this amount is not included in the table above.
Off-Balance Sheet Arrangements
Spark does not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually, narrow or limited purposes. Spark does not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts.
Recent Accounting Developments
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. ASU 2014-09 provides for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ASU 2016-08”); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”); and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (“ASU 2016-20”). Spark must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 with ASU 2014-09 (collectively, the “new revenue standards”). In July 2015, the FASB deferred the effective date by one year for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). Early adoption as of the original effective date of December 15, 2016 (including interim reporting periods within those periods) is permitted. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years, and one requiring prospective application of the new standard with disclosure of results under old standards. Spark’s management currently expects to adopt ASU No. 2014-09 in the first quarter of 2018, utilizing the full retrospective application. As predominantly all of Spark’s performance obligations in its revenue arrangements include access to Spark’s service provided over a contractual period, consistent with current guidance, Spark’s management does not expect the adoption of the new revenue standard to have a material impact on the amount and timing of revenue recognized in its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases, which is intended to improve financial reporting for lease transactions by increasing transparency and comparability among organizations. The guidance in ASU No. 2016-02 requires a lessee to recognize the following at the commencement date for all leases with lease terms of more than 12 months: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The guidance in ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. Spark’s management is currently assessing the impact the guidance will have upon adoption.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends the existing guidance in Topic 718, Compensation — Stock Compensation.  The guidance in ASU No. 2016-09 simplifies various aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liability, and classification on the statement of cash flows. Under ASU No. 2016-09, all excess tax benefits and tax deficiencies are recorded as a component of the income tax provision in the reporting period in which they occur. The guidance in ASU No. 2016-09 is effective for fiscal periods beginning after December 15, 2016, and interim periods within those fiscal periods, with early adoption permitted. Spark’s management has adopted ASU No. 2016-09 prospectively effective January 1, 2017. As of December 31, 2016, Spark’s deferred tax assets included a reduction of federal and state net operating losses attributed to excess tax benefits from stock-based compensation which had not been previously recognized of  $5.3 million. As Spark maintains a full valuation allowance on deferred tax assets, the adoption of ASU 2016-09 on January 1, 2017, resulted in no impact to the consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses several specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance in ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal periods, with early adoption permitted. Spark’s management is currently assessing the impact the guidance will have upon adoption.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires amounts generally described as restricted cash and restricted cash equivalents to be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance in ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal periods, with early adoption permitted. Spark’s management is currently assessing the impact the guidance will have upon adoption.

NEW SPARK’S BUSINESS
Overview
According to the terms of the Merger Agreement and related documents, Spark and Affinitas will combine and group their businesses under New Spark, a German holding company. The proposed Business Combination will be effected in three principal transaction steps: first, the Affinitas Share Transfer; second, the Affinitas Share Exchange; and third, the Spark Merger, after which Affinitas and Spark will be wholly-owned subsidiaries of New Spark. Based on the number of New Spark Ordinary Shares to be issued in the Affinitas Share Transfer and the Affinitas Share Exchange and the number of fully diluted Spark Shares outstanding on May 2, 2017, the date the Merger Agreement was signed, it is estimated that the former Spark Stockholders and the former Affinitas stockholders will own approximately 25% and 75%, respectively, of New Spark after the completion of the Business Combination. The New Spark ADSs representing the New Spark Ordinary Shares being registered pursuant to the Registration Statement on Form F-4 (of which this proxy statement/prospectus forms a part) are expected to be traded on the NYSE American under the ticker symbol “LOV.”
New Spark will have operating headquarters in Berlin, Germany, along with offices in the United States in New York City and Lehi (Utah). New Spark’s registered office is at Kohlfurter Straße 41/43, Berlin 10999, Germany and its telephone number is (+49) 30 868 000 102.
The following is a diagram of New Spark and its direct subsidiaries, which will be wholly owned, after completion of the Business Combination:

Competitive Strengths and Strategies of New Spark
New Spark’s competitive strengths:
Diverse global platform.   After the completion of the Business Combination, New Spark will operate a diverse global platform of premium online dating sites in 28 countries and 15 different languages. This diversified suite of dating sites will allow New Spark to implement best practices from each of the Spark and Affinitas businesses across its geographic footprint and will also enable rapid and effective roll-out of new brands and products.
Portfolio of strong brands.   New Spark will own a portfolio consisting of some of the most well-known and iconic brands in the online dating industry. All of New Spark’s brands are well-positioned to compete on the highly attractive premium end of the online dating market and are complementary to each other, which helps drive the portfolio’s overall value. This consistent and strong positioning of its brands will help New Spark to lower user acquisition cost and grow its user base.

High quality user base.   New Spark’s brands are largely tailored for and attract users with a high socio-economic status. As education and profession are key criteria for singles when looking for a long-term relationship, New Spark’s brands meet a need of this attractive user segment.
Operational and financial scale.   Upon completion of the Business Combination, New Spark will be one of the largest — by revenue — online dating companies worldwide. This will allow for the operational and financial scale required for significant investments into new technologies and products, while also providing a better platform to attract and retain talent.
Efficient user acquisition.   New Spark has in-depth knowledge on how to use online and offline marketing to drive traffic to its websites. Each of Affinitas and Spark has proprietary technology to analyze the efficiency of all its marketing campaigns. This ensures an efficient and effective marketing budget allocation that ultimately translates into superior margins.
Potential to share a significantly larger pool of users.   New Spark has the potential to build shared user pools for all its brands in each of its markets and use matchmaking algorithms to provide best possible matches to its users upon integration of all of its dating technology onto a single platform. Combining the user pools of the combined company’s portfolio of brands will add value to users of all of New Spark’s platforms, and it will allow New Spark to efficiently launch new products and services.
Industry consolidator role.   Upon completion of the Business Combination, New Spark will be one of the few companies in the dating industry to be publicly listed, which gives New Spark a unique position to further consolidate the online dating industry as it will be able to use its listed equity as consideration for acquisitions. The New Spark management team has begun to build a track record as consolidators, having successfully completed the Samadhi Acquisition in September 2016, and completing the integration of Samadhi in accordance with plan.
New Spark’s strategy:
Grow in North America.   New Spark will focus on growing its business in North America with the help of its existing portfolio of brands, particularly EliteSingles.
Stabilize and grow Spark’s brands.   New Spark will transfer existing best practices from Affinitas’s brands to the existing Spark brands to stabilize and ultimately grow these brands again in North America as well as in other international markets.
Create a global platform.   New Spark will create a scalable and unified technology platform that will support further growth (particularly for native mobile applications), a seamless and efficient launch of new brands and the integration of potential acquisitions as well as ensure a fast adoption of new trends and consumer preferences.
Consolidate the online dating industry.   New Spark plans on continuing to participate in the further consolidation of the global online dating industry.
Markets and Geographical Presence of New Spark
New Spark will continue to generally focus on premium online dating services catering to singles with a high socio-economic status. This strategy will include a focus on developing new and maintaining existing products and services tailored for mobile phones.
New Spark will initially operate in 28 countries based on the current geographic footprints of Affinitas and Spark. While New Spark expects that it will expand into new geographies in the future, New Spark’s clear focus will be on expanding its presence in North America as it believes this is currently the most attractive market in which to expand its business in light of the currently low market share of Affinitas’s historical brands in these markets. New Spark will also consider launching certain Spark brands, Attractive World and potentially other brands in markets where they are not currently available in order to complement the combined company’s service offering in those markets and create a bigger portfolio of premium brands in these markets.

Information About New Spark Before the Business Combination
To date, New Spark has not conducted any activities other than those incidental to its formation and the implementation of the Business Combination, including the execution and performance of the Merger Agreement, Support Agreement and other agreements contemplated therein, and the filings and other actions required to be made or taken under applicable laws, including the U.S. securities laws, the laws of Germany and the European Union and the laws of the State of Delaware. New Spark has not resolved to make any future investments other than in relation to the Business Combination. New Spark currently has two managing directors: Jeronimo Folgueira and Michael Schrezenmaier. David Khalil currently serves as the only member of the Administrative Board. There are no service contracts between the aforementioned persons, on the one hand, and New Spark or any of its subsidiaries on the other, providing for benefits upon termination of employment.
Information About New Spark Following the Business Combination
Following the Business Combination, New Spark will serve as the holding company for Spark and Affinitas, and, therefore, the information on the business of Affinitas contained under “Affinitas’s Business” and information on the business of Spark that is contained under “Spark’s Business” should also be considered in understanding the business and operations of New Spark.
The following information should be read in conjunction with the New Spark Articles, the Rules of Procedure and with relevant provisions of the laws of Germany and the European Union. The form of the New Spark Articles will be available at New Spark’s registered office in Berlin during regular business hours, or following consummation of the Business Combination, on New Spark’s website. A copy of the form of New Spark Articles, which will be the articles of association for New Spark following completion of the Business Combination, is attached as Exhibit 3.1 to the Registration Statement of which this proxy statement/prospectus is a part. It is possible, however, that changes to the proposed New Spark Articles may be made prior to completion of the Business Combination. Upon consummation of the Merger, Spark Stockholders will become holders of New Spark ADSs, each of which will represent 0.1 New Spark Ordinary Shares. You should refer to the section entitled “Description of the New Spark American Depositary Shares” for a description of the New Spark ADSs and the New Spark Deposit Agreement and a discussion of the ways in which the rights of holders of New Spark ADSs may differ from those of holders of New Spark Ordinary Shares.
New Spark Administrative Board (Verwaltungsrat)
Composition
Upon completion of the Business Combination, New Spark will have an Administrative Board consisting of seven board members, with three board members to be initially designated by Affinitas, one board member to initially be designated by Spark and three independent board members (meeting the independence definition of the NYSE American rules) to initially be mutually agreed upon by Spark and Affinitas. It is expected that the Administrative Board will be composed of the following members: Jeronimo Folgueira, a current managing director of Affinitas and an Affinitas designee, David Khalil, a founder and current shareholder of Affinitas and an Affinitas designee, Brad Goldberg, an executive with PEAK6 and a Spark designee, and Clare Johnston, Colleen Birdnow Brown and Joshua Keller, each of whom were mutually agreed on by Spark and Affinitas, and Axel Hefer (also an Affinitas designee). Under the Articles of Association of New Spark, unless a general meeting of shareholders determines a shorter term, the members of the Administrative Board are elected for a term ending with the close of the general meeting of stockholders which resolves on the formal approval of their acts for the fourth fiscal year following the commencement of their term, not counting the year in which their term of office commences; provided, that such term may not exceed six years. It is expected that the initial members of the Administrative Board of New Spark will be appointed for a term of two years. The Administrative Board is required to elect from its members a Chairman and at least one Vice-Chairman. The terms of office as Chairman and Vice-Chairman will correspond to their terms of office as Administrative Board members. Following the Effective Time, the Administrative Board will appoint a Presiding and Nominating Committee and an Audit Committee. It is expected that every member of the Audit Committee will meet the independence and financial literacy requirements of the SEC and the NYSE American shortly after the Effective Time, but no later than one year following the effectiveness of this Registration Statement and every member of the Presiding and Nominating Committee will meet the independence requirements of the SEC and the NYSE American.
Information about Mr. Folgueira can be found in “New Spark’s Business — New Spark Managing Directors and Executive Officers.”
David Khalil, 35, is an entrepreneur and business angel. Prior to that, he acted as interim CFO at flaschenpost GmbH from August 2016 to November 2016. Mr. Khalil served as managing director at Affinitas from 2008 until February 2016. Previous to his time at Affinitas, Mr. Khalil worked as an investment manager at European Founders Fund from 2007 to 2008 and as a business consultant at Boston Consulting Group from 2006 to 2007. He has also made numerous angel investments. In 2006, Mr. Khalil received a Master’s degree in business administration from WHU-Otto Beisheim School of Business, where he focused in corporate finance, controlling and entrepreneurship.
Bradley J. Goldberg, 47, joined the Spark Board on August 10, 2016. Mr. Goldberg has served as the President of PEAK6 Investments, L.P. since 2012. Mr. Goldberg focuses on business strategy, business operations, and people development across PEAK6 and its operating companies. From 2009 until 2011, Mr. Goldberg was the CEO of PEAK6 Online, where he led a portfolio of early stage financial technology businesses, including OptionsHouse, which was subsequently sold to General Atlantic and then to E*TRADE. Prior to PEAK6, Mr. Goldberg served in multiple leadership positions at Microsoft across the Online, Enterprise, and Developer businesses. Mr. Goldberg was the General Manager for the Search Business Unit, where he was accountable for global product management, marketing, and revenue for Bing. Mr. Goldberg graduated with a Bachelor’s degree in Economics from Amherst College and completed post graduate work in Japan, at the Inter-University Center for Japanese Language Studies. Mr. Goldberg earned an MBA from Harvard Business School, where he was awarded second year honors.
Clare Johnston, 36, has been CEO of The Up Group, which she founded, since 2007, and has been a member of The Up Group’s board since 2007. The Up Group is one of the leading global executive search and networking firms focusing on the digital industry. Prior to founding The Up Group, Ms. Johnston was a Management Consultant for Detica, an international technology consultancy, from 2002 to 2004, as well as co-Managing Director of Bright Young Things, an executive search firm from 2004 to 2007. Ms. Johnston has been an Investor/Network Partner at two VC funds, LocalGlobe and Keen Venture Partners, since 2016 and 2016, respectively. She graduated with a First Class Honours degree in Management Sciences from The University of Warwick (2001).
Colleen Birdnow Brown, 59, has been Chairman and CEO of Marca Global LLC, which she founded, since July 2015. Ms. Brown served as President and CEO at Fisher Communications from 2005 to 2013, and as Senior Vice-President of A.H. Belo from 2000 to 2004. Prior to 2000, she held a number of positions in the media and broadcasting industries, including President of Broadcast at Lee Enterprises from 1998 to 2000, President at 12 News (KPNX-TV, NBC) from 1995 to 1998, various positions at TEGNA (formerly Gannett) from 1980 to 1998, President of WFMY News 2 from 1991 to 1995, and station manager and CFO at KUSA-TV from 1980 to 1991. She has also served on numerous boards, including TrueBlue Inc. from 2014 to present, Port Blakely from 2010 to present, DataSphere Technologies Inc. from 2008 to June 2017, as Chairman of the Board of American Apparel from August 2014 until March 2016, CareerBuilder from 2001 to 2004, and Classified Ventures from 2001 to 2004. She holds an MBA from the University of Colorado Boulder (1981) and a BS in Business Administration from the University of Dubuque (1979).
Joshua Keller, 41, is a managing partner and member of Global Agora, a venture capital fund with locations in New York City, Miami, Austin and Los Angeles. During his tenure at Global Agora, Mr. Keller founded Union Square Media Group, a leading ad-tech company founded in the heart of New York City. From 2001 to 2009, Mr. Keller focused on business development at various internet marketing and digital advertising agencies. Prior to his time at Union Square Media Group, Mr. Keller co-founded Headlines & Heroes, LLC, and has worked there in various capacities. Mr. Keller currently serves as director of Global Agora, LLC since June 2015 and of SUP ATX since June 2010. He holds a Bachelor degree in Music Industry Studies from Ithaca College (1998) in New York.

Axel Hefer, 40, has been a managing director and CFO at trivago since 2016 (NASDAQ: TRVG). Prior to joining trivago, Mr. Hefer was managing director, CFO and COO of Home24 AG, an online home furniture and decor company, from 2014 to 2016, and managing director of One Equity Partners, the Private Equity Division of J.P. Morgan Chase from 2011 to 2014. Mr. Hefer holds a Master’s degree in management from Leipzig Graduate School of Management (HHL) in 2000 and an M.B.A. from INSEAD in 2003.
Administrative Board Committees
Upon consummation of the Business Combination, the Administrative Board will establish the Audit Committee and the Presiding and Nominating Committee. Pursuant to NYSE American requirements, executive compensation decisions will be made by a majority of independent members of the Administrative Board. Subject to certain exceptions, the rules of the NYSE American permit a foreign private issuer to follow its home country practice in lieu of the corporate governance requirements of the NYSE American, including, for example, certain board, committee and director independence requirements. Foreign private issuers are, however, required to comply with the audit committee independence requirements imposed by Section 10A-3 of the Exchange Act. New Spark intends to comply with NYSE American corporate governance requirements applicable to U.S. issuers. However, in the future, it may choose to follow home country corporate governance practices in lieu of NYSE American requirements, in which case it will be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NYSE American rules in its annual report on Form 20-F filed with the SEC or on its website.
Audit Committee
The overall purpose of the Audit Committee will be to oversee New Spark’s accounting and financial reporting processes and audits of its financial statements. The initial members of the Audit Committee will be determined prior to or at the first meeting after completion of the Business Combination. By the date required by the NYSE American, the Audit Committee will meet all applicable NYSE American and SEC rules related to the number of Audit Committee members, the appointment of a “financial expert” as well as the independence and financial literacy of the members of the Audit Committee. Prior to or upon completion of the Business Combination, the Administrative Board will adopt a written charter for the Audit Committee, which will then be available on New Spark’s corporate website upon completion of the Business Combination.
Presiding and Nominating Committee
The overall purpose of the Presiding and Nominating Committee will be to coordinate the work of the Administrative Board and prepare Administrative Board meetings. The Presiding and Nominating Committee will also make recommendations to the Administrative Board on issues concerning personnel. In its capacity as Presiding and Nominating Committee, it will propose suitable candidates to the Administrative Board for election proposals at the applicable general meeting of shareholders. The initial members of the Presiding and Nominating Committee will be determined prior to or at the first meeting after completion of the Business Combination. Prior to or upon completion of the Business Combination, the Administrative Board will adopt a written charter for the Presiding and Nominating Committee, which will then be available on New Spark’s corporate website at                  .
New Spark Managing Directors (geschäftsführende Direktoren) and Executive Officers
Upon completion of the Business Combination, Jeronimo Folgueira, Michael Schrezenmaier and Herbert Sablotny, current managing directors of Affinitas, and Robert O’Hare, the current Chief Financial Officer of Spark, will be appointed, respectively, as the Chief Executive Officer, Chief Operating Officer, Chief Strategy Officer and Chief Financial Officer of New Spark. Each of Messrs. Folgueira, Schrezenmaier and O’Hare will become part of New Spark’s senior management as New Spark Managing Directors. Additionally, Benjamin Hoskins will serve as Chief Technical Officer of New Spark, and Mr. Sablotny will continue to serve as a managing director of Affinitas. Prior to the completion of the

Business Combination, the Administrative Board may adopt a resolution providing for the appointment of certain other New Spark Managing Directors and the establishment of the responsibilities of the New Spark Managing Directors. The remaining New Spark senior management team has not yet been determined.
The following is a biography of each of the aforementioned board members, managing directors and officers:
Mr. Jeronimo Folgueira, 35, has been Chief Executive Officer of Affinitas since October 1, 2015. Before joining Affinitas, Mr. Folgueira held several senior management positions at a number of other companies, including as Managing Director, International at Betfair plc (now Paddy Power Betfair plc) from 2014 to 2015, Managing Director at Bigpoint S.a.r.l. from 2011 to 2014 and Senior Strategy Executive at RTL Group from 2008 to 2011. Mr. Folgueira started his career as an investment banking analyst for Lehman Brothers (2003 – 2005) and also worked at Citigroup (2005 – 2006). Mr. Folgueira holds an MBA from Columbia Business School and has a Bachelor’s degree in Economics from University of Navarra, Spain.
Robert W. O’Hare, 36, joined Spark in 2015 from Square, Inc., where he served as Corporate Finance & Investor Relations Lead since 2013. Prior to Square, he was Director of Financial Planning & Analysis at Pandora Media, Inc. from 2010 to 2013. Prior to Pandora, he held financial roles at Spitfire Capital (2009 – 2010), Spectrum Equity Investors (2006 – 2009) and Thomas Weisel Partners (2004 – 2006). Mr. O’Hare received his B.S. from Georgetown University and is a CFA charter holder.
Mr. Michael Schrezenmaier, 35, has been Chief Operating Officer of Affinitas GmbH since September 2012. Before joining Affinitas, Mr. Schrezenmaier worked at Kuehne + Nagel, an international logistics company, from 2008 to 2012. Mr. Schrezenmaier started his career as an analyst at European Founders Fund, Germany, where he worked in 2008. Mr. Schrezenmaier holds a Master’s degree in business administration with an emphasis on Finance and Accounting from WHU-Otto-Beisheim School of Management, Germany.
Herbert Sablotny, 34, has been Chief Finance Officer of Affinitas GmbH since July 2016. Before joining Affinitas, Mr. Sablotny worked from 2014 to 2016 at McKinsey & Company, a leading strategy consulting firm. He started his career as a Financial Analyst with Goldman Sachs, where he worked from 2009 to 2011, where he advised clients on investments across all asset classes and was a FINRA-registered Series-7 license holder. Mr. Sablotny holds a Master’s degree from the University of Cambridge, UK, in Finance & Economics (2013) and a Bachelor degree in Finance & Accounting from Goethe University (2009) in Frankfurt, Germany.
Benjamin Hoskins, 43, has been Chief Technology Officer for Affinitas in Berlin since January 2017. Prior to joining Affinitas, Mr. Hoskins worked with OLX (registered as PT Tokabagus) in Indonesia as Chief Technology Officer and Acting Chief Procurement Officer from May 2015 until December 2016. Mr. Hoskins served as Head of Product Development Europe for eBay UK Ltd. from February 2012 until April 2015. Mr. Hoskins was previously an Agile Consultant, and later Head of Product Development, at emergn, where he worked from January 2008 until February 2012.
Compensation of Administrative Board Members and Managing Directors
None of the current Administrative Board members or New Spark Managing Directors has received or will receive compensation for his or her service to New Spark prior to the completion of the Business Combination.
Prior to the completion of the Business Combination, New Spark expects to adopt a compensation policy for the New Spark Managing Directors and other officers. The form and amount of the compensation to be paid to the New Spark Managing Directors and other officers following the completion of the Business Combination will be determined by the Administrative Board in accordance with that compensation policy, which includes general principles of the compensation system for the New Spark Managing Directors, and on the basis of the corresponding proposal of the Presiding and Nominating Committee of the Administrative Board following the completion of the Business Combination. The individual compensation of a New Spark Managing Director will be memorialized in a service contract which will ultimately be approved by the Administrative Board. New Spark may in the future adopt a new equity compensation plan for the New Spark Managing Directors, the terms of which have not been finalized.
The compensation of the Administrative Board members will be determined by the respective provisions of the New Spark Articles. As of the date of this proxy statement/prospectus, the amounts of the compensation components have not yet been determined.
New Spark expects to establish a virtual employee stock option program (the “New Spark VESOP”) with the goal of incentivizing management and aligning management’s interest with those of its shareholders. The terms of the New Spark VESOP will be finalized prior to or shortly after the Closing of the Business Combination. New Spark expects that the plan will provide that at its discretion, awards issued under the New Spark VESOP can be settled in cash or through New Spark ADSs. The underlying value of the awards issued under the New Spark VESOP will be tied to the equity value of New Spark, with each virtual option having the value of one New Spark ADS (less the strike price). It is expected that awards issued under the New Spark VESOP will vest over a 3-year period with a 12-month cliff and quarterly vesting. In connection with the Business Combination, up to 933,524 New Spark ADSs may be issued as consideration in lieu of cash, at New Spark’s discretion, for the settlement of awards under the Affinitas VESOP (as defined below).
Principal Stockholders
As of the date of this proxy statement/prospectus, 100% of the voting share capital is held by Affinitas. New Spark estimates that the former Affinitas stockholders and the former Spark Stockholders will own approximately 75% and 25%, respectively, of New Spark upon closing of the Business Combination.
Dividend Policy
New Spark does not anticipate paying cash dividends in the foreseeable future on its New Spark Ordinary Shares, but intends to retain future earnings to finance internal growth, acquisitions and development of its business. Any future determination to propose the payment of cash dividends for resolution by the general meeting of shareholders of New Spark will be at the discretion of the Administrative Board and will depend upon New Spark’s financial condition, results of operations, capital requirements and such other factors as the Administrative Board deems relevant.
New Spark Articles
For a description of the material aspects of the New Spark Articles, see “Description of New Spark Ordinary Shares.”
Government Regulation
Following consummation of the Business Combination, New Spark will be subject to the same governmental regulations as Spark and Affinitas. See “Spark’s Business — Government Regulation” and “Affinitas’s Business — Government Regulation.”
Incorporation, Name, Seat, Fiscal Year
New Spark was incorporated as a European stock corporation with the legal name Blitz 17-655 SE under the laws of Germany and the European Union, with entry into the German commercial register on April 5, 2017, by its stockholders, Blitzstart Beteiligungs Ltd. and Blitz Beteiligungs GmbH, with an issued share capital of  €120,000. As of the consummation of the Business Combination, New Spark’s share capital will be increased to €1,293,148. New Spark was renamed “Spark Networks SE” on August 29, 2017.
New Spark is registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under the registration number HRB 232591 under the legal name Spark Networks SE. New Spark currently does not use a commercial name different from its legal name.
New Spark has been formed for an unlimited duration.

The registered offices of New Spark are located at c/o Kohlfurter Straße 41/43, Berlin 10999, Germany. As a European stock corporation incorporated in Germany, New Spark is subject to the laws of Germany and the European Union. New Spark’s fiscal year is the calendar year.
Employees
As of the date of this proxy statement/prospectus, New Spark has no employees.
Stockholders
Affinitas is currently the sole stockholder of the New Spark Ordinary Shares, with a nominal value of €1.00 per share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined balance sheet of New Spark as of June 30, 2017 reflects pro forma adjustments to the financial position of New Spark to give effect to the formation of New Spark and the combination of Affinitas and Spark as if it had occurred on June 30, 2017. The unaudited pro forma condensed combined statement of comprehensive income/(loss) for the year ended December 31, 2016 and the six months ended June 30, 2017 reflect pro forma adjustments to the historical results of Affinitas and Spark to give effect to the formation of New Spark and the proposed Business Combination of Affinitas and Spark as if it had occurred on January 1, 2016. New Spark will account for the Merger as an acquisition of Spark, with Affinitas as the accounting acquirer. In addition, the Samadhi Acquisition was consummated on September 30, 2016 and Affinitas began consolidating Samadhi’s financial results on that date. As a result, in addition to the combination of Affinitas and Spark, the unaudited pro forma condensed combined statement of comprehensive income/(loss) for the year ended December 31, 2016 gives effect to the acquisition of Samadhi as if the Samadhi Acquisition had occurred on January 1, 2016. Since the Samadhi Acquisition is already reflected in Affinitas’s historical consolidated balance sheet as of June 30, 2017 and in the condensed combined statement of comprehensive income/(loss) for the full six months ended June 30, 2017, no pro forma adjustments related to such acquisition have been made to the unaudited pro forma condensed combined balance sheet as of June 30, 2017 or the pro forma condensed combined statement of comprehensive income/(loss) for the six months ended June 30, 2017.
In the following unaudited pro forma financial information, the Business Combination, together with the Samadhi Acquisition, are collectively referred to as the “Transactions.”
The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions and certain other adjustments noted below (the “Purchase Accounting Adjustments”) through the Business Combination. The historical financial information has been adjusted to give effect to adjustments that are (i) directly attributable to Transactions, (ii) factually supportable, and (iii) in the case of the unaudited pro forma condensed combined statement of comprehensive income/(loss), expected to have a continuing impact on the combined entity’s results.
The Business Combination will be accounted for using the acquisition method of accounting for business combinations under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), with Affinitas treated as the accounting acquirer and the accounting predecessor of New Spark. The following unaudited pro forma condensed combined financial information primarily gives effect to the Business Combination adjustments, which include:
•
The formation of New Spark;

•
Adjustments to reconcile Spark’s historical audited financial statements prepared in accordance with U.S. GAAP to IFRS and conversion from U.S. dollars to euros; and

•
Application of the acquisition method of accounting in connection with the Business Combination to reflect the transfer of assets and liabilities into New Spark.

In addition to the Business Combination adjustments mentioned above, the unaudited pro forma condensed combined statement of comprehensive income/(loss) gives further effect to the Samadhi Acquisition as if it had occurred on January 1, 2016.
The unaudited pro forma condensed combined statement of comprehensive income/(loss) also reflects certain Business Combination adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statement of comprehensive income/(loss) does not include the impact of any revenue, cost or other operating synergies that may result from the Transactions or any related restructuring costs.
The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Transactions occurred as of the dates indicated or what financial position or results would be for any future periods.

The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Affinitas, Spark and Samadhi and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial information, (2) the audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 and notes thereto of Affinitas, (3) the audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 and notes thereto of Spark, (4) the audited financial statements for the nine-month period of January 1, 2016 to September 30, 2016 and notes thereto of Samadhi, (5) the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2017 and June 30, 2016 and notes thereto of Affinitas and (6) the unaudited consolidated interim financial statements as of and for the six months ended June 30, 2017 and 2016 and notes thereto of Spark, all of which are included elsewhere in this proxy statement/prospectus.

NEW SPARK
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2017
(In € thousands)
	Historical
	Affinitas (June 30, 2017)	Spark Networks Inc. (June 30, 2017) (Note 3)	Purchase Accounting Adjustments	Note	Pro Forma
Non-current assets	20,254	14,272	14,427		48,953
Intangible assets	8,955	12,247	16,273		37,475
Internally generated software	908	—	—		908
Licences and domains	26	2,071	812	(6e)	2,909
Brands and trademarks	2,536	—	—		2,536
Intangibles under development	512	—	—		512
Other intangible assets	1,649	418	3,202	(6e)	5,269
Goodwill	3,324	9,758	12,259	(6g)	25,341
Property, plant and equipment	1,335	1,946	(1,846)		1,435
Leasehold improvements	216	—	—		216
Other and office equipment	238	1,946	(1,846)	(6c)	338
Assets under construction	881	—	—		881
Other non-current financial assets	3	—	—		3
Other non-current assets	—	79	—		79
Deferred tax assets	9,961	—	—		9,961
Current assets	15,798	9,785	(5,598)		19,985
Current trade and other receivables	8,392	1,190	—		9,582
Trade receivables	3,071	384	—		3,455
Other financial current assets	2,313	333	—		2,646
Other assets	3,008	473	—		3,481
Current income tax assets	684	—	—		684
Cash and cash equivalents	6,722	8,595	(5,598)	(6a)	9,719
Total assets	36,052	24,057	8,829		68,938

See accompanying notes to unaudited pro forma condensed combined financial information.

NEW SPARK
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2017
(In € thousands)

	Historical
	Affinitas (June 30, 2017)	Spark Networks Inc. (June 30, 2017) (Note 3)	Purchase Accounting Adjustments	Note	Pro Forma
SHAREHOLDER’S EQUITY AND LIABILITIES
Shareholder’s Equity	(26,051)	15,705	34,818		24,472
Subscribed capital	25	76,743	(75,475)	(6f)	1,293
Capital reserves	—	—	49,255	(6f)	49,255
Share-based payment reserve	2,635	—	—		2,635
Accumulated deficit	(28,711)	(61,798)	61,798	(6f)	(28,711)
Accumulated other comprehensive income	—	760	(760)	(6f)	—
Non-current liabilties	33,119	2,079	(25,009)		10,189
Non-current borrowings	5,850	—	—		5,850
Other non-current provisions	17	86	—		103
Other non-current financial liabilities	26,280	—	(26,280)	(6f)	—
Deferred tax liabilities	948	1,993	1,271	(6d)	4,212
Non-curent deferred Income	24	—	—		24
Current liabilities	28,984	6,273	(980)		34,277
Other current provisions	167	—	—		167
Current trade and other payables	10,139	3,519	—		13,658
Trade payables	6,948	1,015	—		7,963
Other financial current liabilities	537	2,504	—		3,041
Other liabilities	2,654	—	—		2,654
Current income tax liabilities	248	—	—		248
Deferred Income (current)	18,430	2,754	(980)	(6b)	20,204
Total Shareholder’s Equity and Liabilties	36,052	24,057	8,829		68,938

See accompanying notes to unaudited pro forma condensed combined financial information.

NEW SPARK
UNAUDITED PRO FORMA STATEMENT OF
COMPREHENSIVE INCOME/(LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2016
(In € thousands, except per share data)
	Historical
	Affinitas (December 31, 2016)	Samadhi (January 1 to September 30, 2016)	Samadhi Pro Forma Adjustments	Notes	Spark Networks Inc. (Note 3)	Purchase Accounting Adjustments	Note	Pro Forma
Revenue	73,491	5,176	(109)	(7a)	32,153	(980)	(7f)	109,731
Cost of revenue	(51,202)	(2,710)	—		(11,653)	—		(65,519)
Gross Profit	22,289	2,466	(109)		20,500	(980)		44,212
Other income	126	15			—	—		141
Other operating expenses	(19,742)	(2,180)	(1,217)		(27,796)	(320)		(51,255)
Sales and marketing expenses	(3,919)	(1,106)	(837)	(7b)	(4,494)	(558)	(7h)	(10,914)
Customer service expenses	(2,791)	(52)	—		(2,680)			(5,523)
Technical operations and development expenses	(3,305)	(423)	(542)	(7b)	(7,770)	238	(7g, 7h)	(11,802)
General and administrative expenses	(9,727)	(599)	162	(7d)	(12,852)			(23,016)
Operating profit	2,673	301	(1,326)		(7,296)	(1,300)		(6,902)
Interest income and similar income	157	15	—		—			172
Interest expense and similar charges	(425)	(5)	(390)	(7c)	(26)			(846)
Finance costs, net	(268)	11	(390)		(26)	—		(674)
Income before taxes	2,405	312	(1,716)		(7,322)	(1,300)		(7,576)
Income taxes	(1,082)	(104)	572	(7e)	932	520	(7j)	838
Profit/(Loss)	1,323	208	(1,144)		(6,390)	(780)		(6,738)
Other comprehensive income/(expense)	—	—			(24)			(24)
Total comprehensive income/(loss) for the year	1,323	208	(1,144)		(6,414)	(780)		(6,762)
Earnings/(loss) per share
Basic earning per share (€)	52.92	—			(0.22)		(7k)	(5.21)
Diluted earnings per share (€)	52.92	—			(0.22)		(7k)	(5.21)

See accompanying notes to unaudited pro forma condensed combined financial information.

NEW SPARK
UNAUDITED PRO FORMA STATEMENT OF
COMPREHENSIVE INCOME/(LOSS)
FOR THE SIX MONTHS ENDED JUNE 30, 2017
(In € thousands, except per share data)
	Historical
	Affinitas (June 30, 2017)	Spark Networks Inc. (Note 3)	Purchase Accounting Adjustments	Note	Pro Forma
Revenue	42,116	12,799	—		54,915
Cost of revenue	(29,039)	(3,690)	—		(32,729)
Gross Profit	13,077	9,109	—		22,186
Other income	49	—	—		49
Other operating expenses	(15,100)	(13,813)	4,542		(24,371)
Sales and markting expenses	(2,765)	(1,127)	(196)	(7h)	(4,088)
Customer service expenses	(2,195)	(1,137)			(3,332)
Technical operations and development expenses	(2,764)	(5,030)	91	(7g, 7h)	(7,703)
General and administrative expenses	(7,376)	(6,519)	4,647	(7i)	(9,248)
Operating profit	(1,974)	(4,704)	4,542		(2,136)
Interest income and similar income	73	313			386
Interest expense and similar charges	(419)	—			(419)
Finance costs, net	(346)	313	—		(33)
Income before taxes	(2,320)	(4,391)	4,542		(2,169)
Income taxes	616	(84)	(1,817)	(7j)	(1,285)
Profit/(Loss)	(1,704)	(4,475)	2,725		(3,454)
Other comprehensive income/(expense)	—	143			143
Total comprehensive income/(loss) for the period	(1,704)	(4,332)	2,725		(3,311)
Earnings/(loss) per share
Basic earning per share (€)	(68.16)	(0.14)	—	(7k)	(2.67)
Diluted earnings per share (€)	(68.16)	(0.14)	—	(7k)	(2.67)
Weighted average shares outstanding (basic)	25	32,051			1,293
Weighted average shares outstanding (diluted)	25	32,051			1,293
See accompanying notes to unaudited pro forma condensed combined financial information.

1.   Notes to Unaudited pro forma condensed combined Financial Information
Note 1 — Description of the Business Combination
Merger of Spark and Affinitas
On May 2, 2017, Affinitas and Spark entered into a number of agreements that will govern the Business Combination. The Business Combination will be effected in three principal steps as described in more detail below. Prior to the execution of the Merger Agreement and other agreements governing the Business Combination, New Spark, a European stock corporation (Societas Europaea, SE) under the laws of Germany, was incorporated on April 5, 2017 and acquired by Affinitas on April 7, 2017 for the purpose of becoming the ultimate holding company of Spark and Affinitas following the completion of the Business Combination.
The proposed Business Combination will be effected in three principal steps:
•
Affinitas Share Transfer.   Each stockholder of Affinitas will purchase such stockholder’s pro rata share of the 120,000 New Spark Ordinary Shares currently owned by Affinitas for a total purchase price among all Affinitas stockholders of  €132 thousand, of which €120 thousand is related to the purchase of 120,000 New Spark Ordinary Shares and €12 thousand for transaction-related expenses.

•
Affinitas Share Exchange.   Following the Affinitas Share Transfer, New Spark will acquire all of the Affinitas outstanding shares from the Affinitas stockholders in exchange for (i) 849,861 newly issued New Spark Ordinary Shares (which may in whole or in part be represented by New Spark ADSs) and (ii) a claim for a payment in cash by New Spark to the respective stockholders of Affinitas of up to €5,730 thousand in aggregate, after which (x) Affinitas will be a wholly owned subsidiary of New Spark and (y) Affinitas stockholders will own all of the outstanding New Spark Ordinary Shares.

•
Merger.   Immediately after the Affinitas Share Exchange, Merger Sub will merge with and into Spark, with Spark surviving the merger as a wholly-owned subsidiary of New Spark. In the Merger, each outstanding share of Spark will be converted into the right to receive a number of New Spark ADSs equal to the Adjustment Ratio.

It is expected that approximately 3,233,370 million New Spark ADSs, representing approximately 323,337 New Spark Ordinary Shares, will be issued to Spark Stockholders as consideration in the Merger.
As a result of the steps described above, New Spark will have approximately 1,293,198 shares outstanding, of which approximately 25% (323,337 shares) will be owned by Spark Stockholders and approximately 75% (969,861 shares) will be owned by Affinitas stockholders.
Acquisition of Samadhi
On September 30, 2016, Affinitas completed the acquisition of all the outstanding shares of Samadhi, an unrelated third party and owner of the Attractive World platform. As of the acquisition date, Samadhi became a wholly owned subsidiary of Affinitas. The total consideration for the acquisition of 100% of Samadhi’s shares was €9,295 thousand, comprising €8,000 thousand in cash paid in 2016, €1,000 thousand deferred compensation, and €295 thousand of contingent consideration paid in the first six months of 2017. Additional contingent consideration of  €705 thousand can become payable upon reaching certain other specific financial objectives, but Affinitas’s management team deems these objectives to be improbable; and therefore not reflected within the unaudited pro forma condensed combined financial information of New Spark. In connection with the Samadhi Acquisition, Affinitas entered into a loan agreement with certain Affinitas stockholders and officers in September 2016, which provided for total borrowings of  €5,850 thousand (“Samadhi Acquisition Funding”). Tranche A with a principal amount of €1,850 thousand due on June 30, 2018 carries interest of 8% per annum. Tranche B with a principal amount of  €4,000 thousand due on March 31, 2019 carries interest of 9% per annum.

Note 2 — Basis of Presentation
The unaudited pro forma condensed combined balance sheet was prepared using the audited historical consolidated balance sheet of Affinitas and the audited historical consolidated balance sheet of Spark, each as of June 30, 2017 and assumes the proposed Business Combination occurred on June 30, 2017. The Samadhi acquisition is reflected in Affinitas’s historical audited balance sheet as of June 30, 2017 and therefore no pro forma adjustments related to the Samadhi Acquisition are necessary for the unaudited pro forma condensed combined balance sheet as of June 30, 2017. The unaudited pro forma condensed combined statement of comprehensive income/(loss) for the year ended December 31, 2016 was prepared using the audited historical statement of comprehensive income/(loss) of Affinitas and Spark, each for the year ended December 31, 2016 and the audited historical statement of comprehensive income/(loss) of Samadhi for the nine-month period ended September 30, 2016. The unaudited pro forma condensed combined statement of comprehensive income/(loss) for the six months ended June 30, 2017 was prepared using the unaudited historical statement of comprehensive income/(loss) of Affinitas and Spark, each for the six months ended June 30, 2017. Each of Affinitas’s, Spark’s and Samadhi’s fiscal years end on December 31.
Spark’s historical financial statements were prepared in accordance with U.S. GAAP and presented in thousand of U.S. dollars. Both Affinitas’s and Samadhi’s historical audited financial statements were prepared in accordance with IFRS and presented in thousand of euros. The historical financial statements used as a basis for the unaudited pro forma condensed combined balance sheet and unaudited combined statement of comprehensive income/(loss) are presented in thousand of euros, and certain reclassifications were made to align Spark’s financial statement presentation with that of Affinitas. Spark’s historical consolidated financial statements were adjusted to IFRS, and the material U.S. GAAP to IFRS adjustments are reflected in Note 3. Spark’s historical audited financial statements, U.S. GAAP to IFRS adjustments and pro forma adjustments were translated from U.S. dollars to euros using rates discussed under “Note 3 —  Reclassifications” below.
The proposed Business Combination will be accounted for using the acquisition method of accounting for business combinations under IFRS 3, with Affinitas treated as the accounting acquirer and the accounting predecessor of New Spark. Under this method of accounting, any excess of  (i) the aggregate of the acquisition consideration transferred and any non-controlling interest in Spark over (ii) the aggregate of the fair values as of the closing date of the Business Combination of the assets acquired and liabilities assumed will be recorded as goodwill. The acquisition consideration is the fair value on the closing date of the Business Combination of the New Spark ADSs (representing New Spark Ordinary Shares) issued to Spark Stockholders in connection with the Business Combination. Accordingly, the historical consolidated financial statements have been adjusted to give effect to the impact of the offer consideration transferred in connection with the Business Combination. In the unaudited pro forma condensed combined balance sheet, Affinitas’s cost to acquire Spark has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of what their respective fair values would be as of the date of the business combination. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under IFRS, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Spark’s identifiable tangible and intangible assets acquired and liabilities assumed is based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the Business Combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement. In addition, a preliminary review of material U.S. GAAP to IFRS differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the Business Combination, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statement of comprehensive income/(loss) also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statement of comprehensive income/(loss) do not include the impacts of any revenue, cost or other operating synergies that may result from the Business Combination or any related restructuring costs that may be contemplated.
The unaudited pro forma condensed combined statement of comprehensive income/(loss) only shows profit (loss) from continuing operations.
Note 3 — Reclassifications
The historical Spark financial statements included within the unaudited pro forma condensed combined financial information are denominated in thousand of euros and converted from U.S. dollars to euro using the period-end rate of  €0.8763 per U.S. dollar for the unaudited pro forma condensed combined balance sheet as of June 30, 2017, the historical average rate of  €0.9067 per U.S. dollar during the year ended December 31, 2016 for the unaudited pro forma condensed combined statement of comprehensive income (loss) for the year ended December 31, 2016, and the historical average rate of  €0.9139 per U.S. dollar during the six months ended June 30, 2017 for the unaudited pro forma condensed combined statement of comprehensive income (loss) for the six months ended June 30, 2017. In addition, certain balances presented in the historical Spark financial statements included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of Affinitas as indicated in the tables below:
Unaudited Adjusted Spark Balance Sheet
AS OF JUNE 30, 2017
(In thousands)
		Reclassifications (3a)
	Historical Spark USD (U.S. GAAP)	Intangible Assets	Fixed Assets	Noncurrent assets	Restricted Cash	Accounts Receivable	Prepaid expenses	Equity	Liabilities	Spark USD	Spark EUR
Non-current assets	16,287	—	—	—	—	—	—	—	—	16,287	14,272
Intangible assets	13,976	—	—	—	—	—	—	—	—	13,976	12,247
Intangible assets (net)	2,840	(2,840)	—	—	—	—	—	—	—	—	—
Internally generated software	—	—	—	—	—	—	—	—	—	—
Licences and domains	—	2,363	—	—	—	—	—	—	—	2,363	2,071
Other intangible assets	—	477	—	—	—	—	—	—	—	477	418
Goodwill	11,136	—	—	—	—	—	—	—		11,136	9,758
Property, plant and equipment	2,221	—	—	—	—	—	—	—	—	2,221	1,946
Property, plant and equipment (net)	2,221	—	(2,221)	—	—	—	—	—	—	—	—
Other and office equipment	—	—	2,221	—	—	—	—	—	—	2,221	1,946
Other non-current assets	90	—	—	—	—	—	—	—	—	90	79
Deposits and other assets	90	—	—	(90)	—	—	—	—	—	—	—
Other non-current assets	—	—	—	90	—	—	—	—	—	90	79
Current assets	11,166	—	—	—	—	—	—	—	—	11,166	9,785
Current trade and other receivables	1,358	—	—	—	—	—	—	—	—	1,358	1,190
Restricted Cash	380				(380)		—	—	—	—	—
Amounts receivable	438					(438)				—	—
Prepaid expenses other	540						(540)			—	—
Trade receivables	—	—	—	—	—	438	—	—	—	438	384
Other financial current assets	—	—	—	—	380	—	—	—	—	380	333
Other assets	—	—	—	—	—	—	540	—	—	540	473
Cash and cash equivalents	9,808	—	—	—	—	—	—	—	—	9,808	8,595
Total assets	27,453	—	—	—	—	—	—	—	—	27,453	24,057

Unaudited Adjusted Spark Balance Sheet
AS OF JUNE 30, 2017
(In thousands)
		Reclassifications (3a)
	Historical Spark USD (U.S. GAAP)	Intangible Assets	Fixed Assets	Noncurrent assets	Restricted Cash	Accounts Receivable	Prepaid expenses	Equity	Liabilities	Spark USD	Spark EUR
EQUITY AND LIABILITIES
Shareholder’s Equity	17,922	—	—	—	—	—	—	—	—	17,922	15,705
Subscribed capital	—	—	—	—	—	—	—	87,575	—	87,575	76,743
Common Stock	32	—	—	—	—	—	—	(32)	—	—	—
Additional paid-in-capital	87,543	—	—	—	—	—	—	(87,543)	—	—	—
Accumulated deficit	(70,522)	—	—	—	—	—	—	—	—	(70,522)	(61,798)
Accumulated other comprehensive income	869	—	—	—	—	—	—	—	—	869	760
Non-current liabilties	2,372	—	—	—	—	—	—	—	—	2,372	2,079
Other non-current provisions	—	—	—	—	—	—	—	—	98	98	86
Other liabilities	98								(98)	—	—
Deferred tax liabilities	2,274	—	—	—	—	—	—	—	—	2,274	1,993
Current liabilities	7,159	—	—	—	—	—	—	—	—	7,159	6,273
Current trade and other payables	4,016	—	—	—	—	—	—	—	—	4,016	3,519
Trade payables	—	—	—	—	—	—	—	—	1,158	1,158	1,015
Accounts Payable	1,158								(1,158)	—	—
Other financial current liabilities	—	—	—	—	—	—	—	—	2,858	2,858	2,504
Accrued liabilites	2,858								(2,858)	—	—
Current deferred Income	—	—	—	—	—	—	—	—	3,143	3,143	2,754
Deferred revenue	3,143								(3,143)	—	—
Total Shareholders Equity and Liabilties	27,453	—	—	—	—	—	—	—	—	27,453	24,057

(3a) Reclassification of Balance Sheet Items
Reclassification intangible assets, net
Intangible assets, net in the amount of  $2,840 thousand (€2,489 thousand) in Spark’s U.S. GAAP consolidated balance sheet as of June 30, 2017 have been fully reclassified to licenses and domains and other intangible assets in the amounts of  $2,363 thousand (€2,071 thousand) and $477 thousand (€418 thousand), respectively.
Other
Certain other reclassifications have been made to conform to the naming conventions used by Affinitas and New Spark as illustrated in the table above.

Statement of Comprehensive Income/(Loss) for the Year Ended December 31, 2016
Unaudited Adjusted Spark Statement of Comprehensive Income/(Loss)
FOR THE YEAR ENDED DECEMBER 31, 2016
(In thousands, except per share data)
		Reclassifications and Adjustments from U.S. GAAP to IFRS
	Spark (US GAAP)	Reclassifications (3b)	IFRS – Share-based Compensation (3c)	Spark USD	Spark EUR
Revenue	35,091	371	—	35,462	32,153
Cost of revenue	—	(12,852)	—	(12,852)	(11,653)
Cost of revenue (exclusive of depreciation shown separately below)	(12,852)	12,852	—	—	—
Gross Profit	—	—	—	—	20,500
Other Income	—	—	—	—	—
Sales and markting expenses	(4,789)	(123)	(44)	(4,956)	(4,494)
Customer service expenses	(2,901)	(55)	(0)	(2,956)	(2,680)
Technical operations and development costs	—	(8,566)	(3)	(8,569)	(7,770)
Technical operations	(1,371)	1,371	—	—	—
Development	(3,920)	3,920	—	—	—
General and admistrative	(8,991)	(5,074)	(110)	(14,175)	(12,852)
Depreciation	(3,234)	3,234	—	—	—
Amortization of intangible assets	(293)	293	—	—	—
Impairment of intangible and long-lived assets	(4,629)	4,629	—	—	—
Total cost and expenses	(30,128)	(371)	(157)	(30,656)	(27,796)
Operating loss	(7,889)	—	—	(8,046)	(7,296)
Interest expense and other, net	(29)	29	—	—	—
Interest expense and similar charges	—	(29)	—	(29)	(26)
Interest income and similar income	—	—	—	—	—
Finance costs, net	—	—	—	—	(26)
Income before taxes	—	(7,918)	—	(8,075)	(7,322)
Loss before provision for income taxes	(7,918)	7,918	—	—	—
Income taxes	—	1,028	—	1,028	932
Income tax (benefit) provision	1,028	(1,028)	—	—	—
Profit/(Loss)		(6,890)	—	(7,047)	(6,390)
Net loss	(6,890)	6,890	—	—	—
Other comprehensive income/(loss) for the year	—	(26)	—	(26)	(24)
Foreign currency translation adjustment	(26)	26	—	—	—
Total comprehensive income/(loss) for the year	—	(6,916)	—	(7,073)	(6,414)
Comprehensive loss	(6,916)	6,916	—	—	—
Earnings per share
Basic earning per share (€)	(0.24)				(0.23)
Diluted earnings per share (€)	(0.24)				(0.23)

Unaudited Adjusted Spark Statement of Comprehensive Income/(Loss)
FOR THE SIX MONTHS ENDED JUNE 30, 2017
(In thousands, except per share data)
		Reclassifications and Adjustments from U.S. GAAP to IFRS
	Spark (US GAAP)	Reclassifications (3b)	IFRS – Share-based Compensation (3c)	Spark USD	Spark EUR
Revenue	13,904	101	—	14,005	12,799
Cost of revenue		(4,038)	—	(4,038)	(3,690)
Cost of revenue (exclusive of depreciation shown separately below)	(4,038)	4,038	—	—	—
Gross Profit		—	—	—	9,109
Other Income	—	—	—	—	—
Sales and marketing expenses	(1,211)	(28)	6	(1,233)	(1,127)
Customer service expenses	(1,221)	(21)	(2)	(1,244)	(1,137)
Technical operations and development costs	—	(5,506)	2	(5,504)	(5,030)
Technical operations	(499)	499	—	—	—
Development	(1,619)	1,619	—	—	—
General and admistrative	(6,898)	(200)	(35)	(7,133)	(6,519)
Depreciation	(3,374)	3,374	—	—	—
Amortization of intangible assets	(98)	98	—	—	—
Impairment of intangible and long-lived assets	(24)	24	—	—	—
Total cost and expenses	(14,944)	(141)	(29)	(15,114)	(13,813)
Operating loss	(5,078)	—	—	(5,147)	(4,704)
Interest expense and other, net	342	(342)	—	—	—
Interest expense and similar charges	—	—	—	—	—
Interest income and similar income	—	342	—	342	313
Finance costs, net	—	—	—	—	313
Income before taxes	—	(4,736)	—	(4,805)	(4,391)
Loss before provision for income taxes	(4,736)	4,736	—	—	—
Income taxes	—	(92)	—	(92)	(84)
Income tax (benefit) provision	(92)	92	—	—	—
Profit/(Loss)		(4,644)	—	(4,897)	(4,475)
Net loss	(4,644)	4,644	—	—	—
Other comprehensive income/(loss) for the year	—	156	—	156	143
Foreign currency translation adjustment	156	(156)	—	—	—
Total comprehensive income/(loss) for the period	—	(4,488)	—	(4,741)	(4,332)
Comprehensive loss	(4,488)	4,488	—	—	—
Earnings per share
Basic earning per share (€)	(0.14)				(0.14)
Diluted earnings per share (€)	(0.14)				(0.14)

(3b) Reclassification of Statement of Comprehensive Income Items/(Loss)
Reclassification of chargebacks
Reflects an increase to Spark’s historical revenue by $371 thousand and $101 thousand (€336 thousand and €92 thousand) and an increase in general and administrative expense of  $371 thousand and $101 thousand (€336 thousand and €92 thousand) for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively, to align Spark’s historical presentation for chargebacks with that of Affinitas’s.
Reclassification of amortization of intangible assets, depreciation and impairment of intangible and long-lived assets
Spark recorded depreciation and amortization in the amount of  $3,234 thousand (€2,922 thousand) and $293 thousand (€265 thousand), respectively, in its U.S. GAAP consolidated statements of operations and comprehensive loss for the year ended December 31, 2016. In its U.S. GAAP consolidated statement of operations and comprehensive loss for the six months ended June 30, 2017, Spark recorded depreciation and amortization in the amount of  $3,374 thousand (€3,083 thousand) and $98 thousand (€90 thousand), respectively. In order to conform to the presentation of Affinitas’s IFRS consolidated statement of comprehensive income/(loss), Spark’s depreciation and amortization have been reallocated to align with the same presentation of Affinitas. The following table shows the consolidated statement of comprehensive income/(loss) line items and the respective depreciation and amortization amounts allocated to illustrate presentation in-line with Affinitas’s accounting policies:
	Reclassifications for the six months ended June 30, 2017 (in $ thousands)	Reclassifications for the year ended December 31, 2016 (in $ thousands)
Sales and Marketing	28	123
Customer Service	21	55
Technical operations and development costs	3,388	3,275
General and administrative	75	74
Total depreciation and amortization allocated	3,512	3,527
Impairment of intangible and long-lived assets in the amount of  $4,629 thousand (€4,182 thousand) in Spark’s U.S. GAAP consolidated statements of operations and comprehensive loss for the year ended December 31, 2016 and in the amount of  $98 thousand (€90 thousand) in Spark’s U.S. GAAP consolidated statements of operations and comprehensive loss for the six months ended June 30, 2017 have been reclassified to general and administrative expenses in Spark’s IFRS consolidated statement of comprehensive income/(loss).
(3c) Share-based compensation adjustment
Expenses incurred in connection with employee share-based compensation have been adjusted as a result of the application of IFRS. The adjustments are the result of material differences between U.S. GAAP and IFRS in the Black-Scholes Option Pricing Model inputs, as well as in expense recognition methodology.
Unaudited pro forma condensed combined Statement of Comprehensive Income/(Loss) Adjustments —
	Adjustment for the six months ended June 30, 2017 (in $ thousands)	Adjustment for the year ended December 31, 2016 (in $ thousands)
Sales and marketing	6	(44)
Customer service	(2)	(0)
Technical operations and development costs	2	(3)
General and administrative	(35)	(110)
Total Adjustment	(29)	(157)

Note 4 — Purchase Price
The consideration transferred by New Spark to acquire 100 percent of the outstanding shares of Spark is comprised of the fair value of the New Spark ADSs (representing New Spark Ordinary Shares) issued to Spark stockholders in connection with the closing of the Business Combination.
Under the terms of the Business Combination entered into between the parties, share-based compensation awards that were issued by Spark and that are outstanding and unexercised as of the effective date of the Business Combination, will be treated as follows:
•
Spark RSUs — All Spark RSUs will be converted into shares of Spark common stock immediately prior to the effective date of the Business Combination and included in the outstanding shares of Spark common stock, which will be acquired by New Spark.

•
Spark Stock Options — All Spark stock options outstanding immediately prior to the effective date of the Business Combination shall be exchanged for awards to acquire New Spark ADSs with the same vesting and expiration dates and adjusted exercise prices meant to replicate the Adjustment Ratio.

The Adjustment Ratio is subject to change from the stated ratio of 0.1 to the extent the PEAK6 warrant is exercised prior to the effectiveness of the Business Combination. The change in the Adjustment Ratio is calculated by multiplying the Adjustment Ratio by the fraction of the outstanding shares of Spark prior to the exercise of the warrant divided by the total shares of common stock of Spark immediately after the exercise of the warrant. Therefore, in the event the warrant is exercised the number of New Spark shares would not change. Further, at this time the PEAK6 warrant is determined to be antidilutive as the exercise price of the warrant is currently above the market value of Spark. Therefore, due to the antidilutive nature of the warrant, the exercise being solely at the option of the warrant holder and to the extent the warrant is exercised there would be no impact to purchase consideration, the warrant has not been included within the unaudited pro forma condensed combined financial information. In the unlikely event that PEAK6 exercises all the warrants, there would be no impact to the shares issued and the related fair value of New Spark ADSs to be issued pursuant to the Business Combination.
For the purpose of preparing the unaudited pro forma condensed combined financial information, the acceleration of Spark RSUs and conversion into Spark common stock prior to the Business Combination, will be included in the share count used to determine and calculate the preliminary purchase price. With respect to the Spark stock options, the issuance of replacement awards will be accounted for as a modification of the existing Spark stock options, and the portion of the value of the replacement awards that is attributable to pre-Business Combination services of Spark employees will be included in the purchase consideration transferred. As of October 13, 2017, the number of Spark stock options that were vested pre-Business Combination was approximately 350,000 options (which represents approximately 35,000 New Spark ADSs or approximately 3,500 New Spark Ordinary Shares, with an average exercise price of approximately $3.26), which is not considered to have a material impact on the preliminary purchase price. Therefore, the effect of the replacement awards on purchase consideration and compensation related to post-combination services will be recognized over the individual vesting periods of the respective replacement awards and has not been included in the unaudited pro forma condensed combined financial information.
Neither New Spark nor Affinitas are public reporting companies; therefore, fair value of their respective shares of common stock is not readily available. IFRS 3 addresses various business combination scenarios, including those where the acquisition-date fair value of the acquiree’s equity interests may be more reliably measurable than the acquisition-date fair value of the acquirer’s equity interests. In such cases, IFRS 3 requires the acquirer to use the acquisition-date fair value of the acquiree’s equity interests instead of the acquisition-date fair value of acquirer’s own equity interests transferred.
As Spark’s common stock is publicly traded in the active market, Affinitas’s and Spark’s management determined that Spark’s common stock is a more reliable measure to determine fair value of the consideration transferred in the Business Combination. Using this approach, a preliminary estimate of the value of the New Spark ADSs to be issued to Spark Stockholders in the Business Combination is determined below. The outstanding Spark RSUs that are expected to be converted to shares of common stock of Spark prior to the effective date of the Business Combination have been included below, as part of the calculation of purchase price. For the purpose of preparing the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2017, the preliminary estimate of the purchase price was calculated as follows:
Spark common stock outstanding as of October 13, 2017(1)	32,176,023
Add: Spark RSUs to be exchanged for New Spark Ordinary Shares	157,678
Spark common stock to be exchanged for New Spark ADSs	32,333,701
Multiplied by Adjustment Ratio	0.1
New Spark ADSs to be issued, as converted	3,233,370
Spark common stock per share price as of October 13, 2017, in USD	$1.09
USD to EUR exchange rate as of October 13, 2017	0.8467
Spark common stock per share price as of October 13, 2017 converted to EUR	€0.92
Divided by Adjustment Ratio	0.1
Per share fair value of Spark common stock as of October 13, 2017	€9.23
Fair value of New Spark ADSs to be issued pursuant to the Business Combination (in € thousands)	€29,841

(1)
The actual number of shares of Spark common stock outstanding will be determined immediately prior to the Effective Time of the Business Combination. The assumed number of shares of Spark common stock was based on the actual number of shares of Spark common stock outstanding as of October 13, 2017. As noted above, for purposes of estimating total purchase price in the unaudited pro forma condensed combined financial information, the Spark stock price as of October 13, 2017 has been used as an estimate of value allocated to the New Spark ADSs as the pre-acquisition Affinitas Shares are currently not traded or quoted on a stock exchange or quotation system.

The estimated consideration expected to be paid reflected in the unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be at the effective date of the Business Combination. In accordance with IFRS 3, the fair value of equity securities issued as part of the consideration transferred will be measured on the Closing Date of the Business Combination at the then-current market price. This requirement will likely result in a per-share equity component different from the €0.92 assumed in the unaudited pro forma condensed combined financial information and the difference may be material. It is believed that an increase or decrease of 59 percent in the market price of Spark’s common stock on the Closing Date of the Business Combination as compared to the market price of Spark’s common stock assumed for the purposes of the unaudited pro forma condensed combined financial information is possible based upon the recent history of the market price of Spark’s common stock. This amount was derived based on historical volatility of Spark’s common stock and is not indicative of Spark’s expectation for future share price performance. A change of this magnitude would increase or decrease the purchase price by approximately €17,606 thousand, which would result in a corresponding increase or decrease to goodwill in the unaudited pro forma condensed combined financial information. Similarly, a 10 percent change in the Euro to U.S. Dollar exchange rate at the Closing Date of the Business Combination from that utilized to prepare the unaudited pro forma financial statements would increase or decrease the purchase price by approximately €2,984 thousand, which would also result in a corresponding increase or decrease to goodwill in the unaudited pro forma condensed combined financial information.

The following is a summary of the preliminary allocation of the above purchase price as reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2017 (amounts in € thousands):
Total purchase price	29,841
Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	15,705
Elimination of preexisting Spark capitalized software development costs	(1,846)
Elimination of preexisting deferred tax liabilities related to historical intangible assets	620
Elimination of preexisting Spark goodwill and other intangible assets	(12,247)
Adjusted net book value of assets acquired	2,232
Identifiable intangible assets at fair value	6,503
Decrease deferred revenue to fair value	980
Deferred tax adjustments	(1,891)
Fair value of assets & liabilities assumed excluding goodwill	7,824
Total goodwill	22,017

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Affinitas and Spark. See Note 6 for a discussion of the methods used to determine the fair value of Spark’s identifiable assets.
Note 5 — Conforming Accounting Policies
At this time, except for the adjustments noted in Note 5 to restate the financial statements of Spark previously issued under U.S. GAAP to be consistent with IFRS and Note 3 to reclassify certain balances presented in the historical financial statements of Spark to conform their presentation to that of Affinitas, Affinitas is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. Following the consummation of the Business Combination, Affinitas will conduct a more detailed review of Spark’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Spark’s results of operations or reclassification of assets or liabilities to conform to Affinitas’s accounting policies and classifications. As a result, Spark may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial information.
Note 6 — Unaudited pro forma condensed combined Balance Sheet Adjustments
Spark Purchase Accounting Adjustments:
(a)
Reflects the payment to Affinitas’s stockholders in the amount of up to €(5,730) thousand in connection with the Business Combination, offset by receipt of  €132 thousand for the purchase of 120,000 New Spark Ordinary Shares with no par value in the Affinitas Share Transfer on a pro rata basis by Affinitas stockholders, both described in Note 1.

(b)
Reflects the fair value adjustment to deferred revenue of  €(980) thousand acquired from Spark. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus a reasonable profit margin to perform services based on deferred revenue balances of Spark as of June 30, 2017. The fair value adjustment to deferred revenue will reduce revenue during a period of time following the Business Combination.

(c)
Reflects the fair value adjustment to other and office equipment for the revaluation or Spark’s historical capitalized software development costs of  €(1,846) thousand.

(d)
Reflects the adjustments to record an increase to deferred income tax liabilities of  €1,271 thousand resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed.

Description	June 30, 2017 (in € thousands)
Deferred tax liability arising from the recognition of Spark’s intangible assets after completion of the Business Combination	2,601
Elimination of historical deferred tax liabilities on Spark’s existing intangible assets at the time of the Business Combination	(620)
Deferred tax asset arising from the deferred revenue adjustment	(710)
Total adjustment to deferred tax liabilities	(1,271)

This estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Spark’s financial statements using a blended statutory tax rate of 40 percent. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material.
(e)
Reflects identifiable intangible assets at fair value expected to be recognized in connection with the Business Combination consisting of the following (amounts in € thousands):

Description	Value (in € thousands)	Balance Sheet Classification
Trade name Spark fair value	2,883	Licenses and domains
Less historical book value of Spark’s Licenses and domains	(2,071)	Licenses and domains
Subtotal	812
Customer relationships Spark fair value	3,620	Other intangible assets
Less historical book value of Spark’s Customer relationships	(418)	Other intangible assets
Subtotal	3,202
Total adjustment to identifiable intangible assets	4,014

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Spark’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. Accordingly, the primary components of this method consist of the determination of excess earnings and an appropriate rate of return. The Spark trade name was valued using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets. For developed technology this was determined using a replacement cost method, which is a form of the “cost-approach,” using currently available information, such as Spark’s balance sheet and internally developed technology details. This method applies asset class specific inflationary/deflationary factors to the original capitalized cost of the assets being valued while considering each asset’s estimated total economic life.
The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

(f)
Reflects changes to equity as follows:

•
An adjustment of  €(76,743) thousand to eliminate Spark’s historical subscribed capital, €61,798 thousand to eliminate Spark’s historical retained earnings and €(760) thousand to eliminate Spark’s accumulated other comprehensive income/(loss), in total the net adjustment of  €(15,705) is to eliminate all of Spark’s shareholder’s equity, which represents the historical book value of Spark’s net assets, as a result of the application of purchase accounting;

•
An adjustment of  €825 thousand to subscribed capital, €25,455 thousand to Capital Reserves and €(26,280) thousand to Non-current liabilities to give effect to the exchange of historical Affinitas shares for New Spark Ordinary Shares;

•
An adjustment of  €(5,730) thousand to Capital Reserves to give effect to the cash dividend to be received by Affinitas’s shareholders immediately prior to Business Combination of Affinitas and Spark;

•
An adjustment of  €120 thousand to subscribed capital and €12 thousand to capital reserves to reflect the incremental shares of New Spark stock purchased by Affinitas’s shareholders immediately prior to the Business Combination in the Affinitas Share Transfer; and

•
An adjustment of  €323 thousand to subscribed capital and €29,518 thousand to Capital Reserves to give effect to the issuance of New Spark Ordinary Shares (equivalent to 0.1 New Spark ADSs) in exchange to acquire 100% of the outstanding shares of Spark.

(g)
Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment of  €12,259 thousand presented in the column labelled as Purchase Accounting Adjustments within the unaudited condensed combined balance sheet reflects the net amount of the elimination of the existing historical goodwill of Spark of  €9,758 thousand and the recognition of the goodwill as a result of the Business Combination in the amount of  €22,017 thousand. See Note 4 for the calculation of the amount of preliminary goodwill recognized in connection with the Business Combination.

Note 7 — Unaudited pro forma condensed combined Statement of Comprehensive Income/(Loss)
Samadhi Purchase Accounting Adjustments:
(a)
Represents a reduction to revenue of  €109 thousand for the nine months ended September 30, 2016, representing the net impact to the unaudited pro forma condensed combined statement of comprehensive income/(loss) for the year ended December 31, 2016 of the pro forma adjustment to record deferred revenue acquired in the Samadhi Acquisition at its fair value in accordance with the acquisition method of accounting.

(b)
Represents additional incremental amortization expense related to the fair value of previously unrecognized intangible assets of customer base, technology and R&D and brands and trademarks acquired by Affinitas in the Samadhi Acquisition, assuming the acquisition had occurred on January 1, 2016, as follows (in thousands). The values are the result of a review by Affinitas’s management regarding the fair value of the acquired customer base, technology and R&D, brands and trademarks. In addition, due to additional amortization expense, the unaudited pro forma condensed combined statement of comprehensive income/(loss) includes an additional income tax benefit, which has been recorded at 33% (i.e., statutory tax rate of Samadhi).

Description	Nine Months Ended September 30, 2016 (in € thousands)
Customer base amortization
Pro forma amortization expense recognized in Sales and Marketing Expenses resulting from initial recognition at fair value	(741)
Income tax benefit from additional amortization expense	247
Technology and R&D amortization
Pro forma amortization expense recognized Development Cost expense resulting from initial recognition at fair value	(542)
Income tax benefit from additional amortization expense	180
Brands and trademarks amortization
Pro forma amortization expense recognized Sales and Marketing expense resulting from initial recognition at fair value	(96)
Income tax benefit from additional amortization expense	32
Total amortization step up	(1,379)
Total identifiable income tax benefit	459

The fair value of the customer base, technology and R&D and brands and trademarks intangible assets amounted to €1,976 thousand, €904 thousand and €2,551 thousand respectively, as of September 30, 2016. The customer base, technology and R&D and brands and trademarks intangible assets are being amortized over their estimated useful lives of 24 months, 15 months and 20 years respectively, from the date of the acquisition. Amortization of the acquired intangible assets acquired in the Samadhi Acquisition will be recognized using the straight-lined method over the estimated useful life of each respective asset, which represents the period over which Affinitas expects the related cash flows to be realized. Assuming the acquisition had occurred on January 1, 2016, additional amortization expense for the first nine months of 2016 related to the acquired intangible assets fair value step-up would have been €(1,379) thousand. The additional pro forma amortization expense would have resulted in an income tax benefit amounting to €459 thousand as of September 30, 2016.
(c)
Reflects adjustments to interest expense in the amount of  €390 thousand for the nine months ended September 30, 2016 assuming the Samadhi Acquisition Funding had occurred on January 1, 2016.

(d)
Represents the elimination of transaction expenses of  €162 thousand incurred in connection with the Samadhi Acquisition and recorded as expense in Affinitas’s historical consolidated statement of comprehensive income/(loss) for the year ended December 31, 2016.

(e)
Reflects adjustments to income tax as described in Note 7(a), Note (b), Note 7(c) and Note 7(d) which was calculated using a 33% statutory tax rate:

Description	Adjustment and income tax benefit (in € thousands)
Deferred revenue adjustment (Note 7(a))	(109)
Income tax benefit	36
Intangible asset amortization step-up (Note 7(b))	(1,379)
Income tax benefit	459
Interest expense (Note 7(c))	(390)
Income tax benefit	130
Elimination of transaction-related expenses (Note 7(d))	162
Income tax provision	(53)
Total income tax benefit	572

Spark Purchase Accounting Adjustments:
(f)
Represents a reduction to revenue of  €980 thousand for the year ended December 31, 2016, representing the net impact to the unaudited pro forma condensed combined statement of comprehensive income/(loss) of the pro forma adjustment to record deferred revenue acquired in the Business Combination at its fair value in accordance with the acquisition method of accounting. Deferred revenue is on average released within one year and therefore the adjustment does not have an impact on the unaudited pro forma condensed combined statement of comprehensive income for the six months ended June 30, 2017.

(g)
Represents a reduction of  €615 thousand and €308 thousand in depreciation expense to technical operations and development expenses for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, related to the elimination of historical Spark capitalized software development costs, of which the average useful life for depreciation was three years.

(h)
Reflects adjustments of  €936 thousand for the year ended December 31, 2016 and €413 thousand for the six months ended June 30, 2017, which represents an increase to amortization expense related to the fair value of identified intangible assets with definite lives. The following table shows the pre-tax impact on the impacted financial statement line items:

Description	Estimated Useful Life (in years)	Estimated Fair Value (in € thousands)	Amortization Expense for the six months ended June 30, 2017 (in € thousands)	Amortization Expense for the year ended December 31, 2016 (in € thousands)
Developed Technology	3	1,227	(205)	(409)
Developed Technology	4	754	(95)	(189)
Customer Relationships	4	850	(107)	(213)
Customer Relationships	2	237	(60)	(119)
Customer Relationships	1	254	—	(254)
Monthly Users	4	35	(5)	(9)
Covenant not to compete	4	263	(33)	(66)
Subtotal: Amortization expense		3,620	(503)	(1,259)
Less: Spark historical amortization in product cost of sales			90	323
Total step-up in amortization expense			(413)	(936)

For the six months ended June 30, 2017, of the total step-up in amortization expense, €(196) thousand is recognized in Sales and Marketing costs and €(217) thousand in Technical operations and development Costs. For the year ended December 31, 2016, of the total step-up in amortization expense, €(558) thousand is recognized in Sales and Marketing costs and €(377) thousand in Technical operations and development Costs.
(i)
Represents a reduction of  €4,647 thousand in general and administrative expenses relating to acquisition related transaction costs incurred by Affinitas and Spark in the six months ended June 30, 2017. For the year ended December 31, 2016, neither Affinitas nor Spark incurred significant acquisition related transaction costs.

(j)
Reflects adjustments to income tax resulting as the result in Note 7(f), Note 7(g), Note 7(h), and Note 7(i) assuming a 40% statutory tax rate:

Description	Estimated Fair Value for the six months ended June 30, 2017 (in € thousands)	Estimated Fair Value for the year ended December 31, 2016 (in € thousands)
Deferred revenue adjustment (Note 7(f))	—	(980)
Income tax benefit	—	392
Elimination of depreciation expense (Note 7(g))	308	615
Income tax provision	(123)	(246)
Intangible asset amortization step-up (Note 7(h))	(413)	(936)
Income tax benefit	165	374
Elimination of transaction costs (Note 7(i))	4,647	—
Income tax provision	(1,859)	—
Income tax benefit	(1,817)	520

(k)
Earnings/(loss) per share (“EPS”) for New Spark has been calculated as the unaudited pro forma condensed combined loss after tax of  €(6,762) thousand for the year ended December 31, 2016, and €(3,311) thousand for the six months ended June 30, 2017 divided by the unaudited pro forma condensed combined weighted average number of shares outstanding during the year ended December 31, 2016 of 1,293 thousand and during the six months ended June 30, 2017 of 1,293 thousand. The weighted average number of shares has been the same throughout 2016 and the six months ended June 30, 2017 as all share issues or changes were assumed to have been effected at the beginning of the year. Share options in place were not considered for the calculation of diluted EPS because their effect would have been anti-dilutive.

AFFINITAS’S BUSINESS
Overview
Affinitas is a leading global operator of premium online dating sites and mobile applications. Its focus is on catering to professionals and highly educated singles with serious relationship intentions in North America and other international markets. Since its inception, Affinitas has had more than 40 million users register with its dating platforms and currently operates one or more of its brands in 27 countries.
Founded in 2008, Affinitas has grown from its roots as a local German service, eDarling.de, to an international platform operating several well-known brands such as EliteSingles and eDarling. On September 30, 2016, Affinitas acquired Samadhi SAS and its Attractive World platform. While the target demographic varies slightly across brands in terms of age brackets and offered user experience, all platforms share a common focus on high quality users with serious relationship intentions.
Each of Affinitas’s platforms utilizes a predominantly “subscription” business model. This business model helps drive membership subscriptions by providing key features only to subscribers. “Free” functionality generally includes creating a user profile, scrolling through profiles of other users (without access to pictures) and sending “likes” to other users. Premium services include, among others, unlimited communication with other registered users, access to user profile pictures and enhanced search functionality.
Affinitas generates almost all of its revenue from membership subscriptions with subscription revenue accounting for 99% of total revenues for each of the years ended December 31, 2016 and 2015. Affinitas offers subscription packages ranging from 1-month to 24-months, with most subscriptions renewing automatically unless the member opts to terminate the subscription. For the three months ended June 30, 2017, Affinitas had an average of approximately 366,000 paying members across all of its platforms, a 19% increase from approximately 308,000 for the three months ended June  30, 2016.
Like many other internet-based communities and marketplaces, Affinitas has become a predominantly mobile-based company. Affinitas has created innovative and tailored mobile applications for all of its platforms to address the proliferation of mobile devices and the continuing shift of  “online” activity to mobile devices. Affinitas will continue to invest resources to improve the features, functionality and engagement of its mobile websites and applications.
Revenue for the year ended December 31, 2016 was €73.5 million, an increase of  €13.1 million from the previous year. Affinitas generated net income of  €0.7 million and a net loss of  €0.5 million for the years ended December 31, 2016 and 2015, respectively. Revenue for the six months ended June 30, 2017 was €42.1 million, an increase of €6.5 million from the comparative period. Affinitas generated a net loss of €1.7 million and €69 thousand for the six months ended June 30, 2017 and 2016, respectively.
Affinitas’s Growth Strategy
Affinitas has maintained double digit revenue growth for the past two years. Affinitas’s strategy is to grow through a combination of organic strategic focus areas while also continuing to augment its product and brand portfolios through acquisitions.
Continued growth in North America, the largest dating market globally, is a primary focus for Affinitas. Similar to its strategy for entry into other international markets, Affinitas will use the EliteSingles brand as the primary driver of growth to complement its growing brand portfolio in North America. Given the brand’s strong initial traction, the EliteSingles brand is well-positioned to continue to establish a leading premium dating solution in the North American market.
Additionally, Affinitas intends to continue to prioritize mobile product engagement across all of its brands and markets. Mobile engagement within dating applications has increased significantly for the industry in general as well as for Affinitas’s brands in particular. Affinitas’s strategy is to continue creating high-engagement products for singles seeking committed, long-term relationships on any available platform but with a mobile-first approach.

Affinitas plans to participate actively in consolidating the online dating industry. Affinitas believes that the low barriers to entry for the online dating market has led to a large number of small market participants that are likely below the scale required to be profitable. Affinitas anticipates that this condition will lead to further consolidation in the online dating industry. It will continue to actively seek acquisition targets, but Affinitas intends to only pursue and consummate such acquisitions if the overall economic reasoning is sound, including factors such as the (i) realization of significant operational and cost synergies, (ii) acquisition of well-known brands and (iii) leveraging of a larger user base.
Corporate Information, History and Organization Structure
Affinitas was founded in Germany in 2008 as a German limited liability company. Its principal executive offices are located at Kohlfurter Straße 41/43, Berlin 10999, Germany and its telephone number is (+49) 30 868 000 102. Its internet website address is www.affinitas.de. Information on Affinitas’s website or any other website is not incorporated by reference into this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus.
As of the date of this proxy statement/prospectus, Affinitas has two subsidiaries: EliteSingles LLC, a Delaware limited liability company, and Samadhi SAS, a French limited liability company by shares (“Samadhi”). Each of these subsidiaries is wholly-owned by Affinitas. Samadhi was acquired in September 2016 and operates Affinitas’s Attractive World platform in France. EliteSingles LLC was formed to comply with the legal requirements necessary for payment processing for Affinitas’s North American business and does not conduct any operations.
Affinitas launched its first online dating platform, eDarling, in 2009 in Germany. Affinitas’s initial investor in 2008 was Rocket Internet, which supported Affinitas through its early phases. In 2009, Holtzbrinck Ventures, PDV Inter-Media and VCFT (the venture capital fund of the state of Berliner-Brandenburg) made investments in Affinitas. After six months of operations, Affinitas then received a significant investment from eHarmony, which made eHarmony the largest investor in Affinitas at that time. In 2013, eHarmony divested its stake to other existing Affinitas stockholders.
In 2013 EliteSingles was launched in several English-speaking countries, and it expanded to the United States in 2015. In 2016 Affinitas acquired Samadhi and its platform, Attractive World. Affinitas was able to efficiently integrate Samadhi into its business, with planned synergies recognized within approximately six months after closing of the Samadhi Acquisition, and a geographic expansion of Attractive World to Australia and New Zealand was executed within less than a year of the acquisition.
Description of Dating Platforms
With its websites designed for singles with a high socio-economic status that are seeking a committed, long-term relationship, Affinitas targets its premium platforms to appeal to those who are tired of casual and short-term romances. With a focus on providing quality introductions, Affinitas’s platforms EliteSingles and eDarling use an extensive personality test and partner questionnaire to connect like-minded singles, while Attractive World’s unique selection process offers users the chance to find love through a peer-approved sign up process. By manually checking every new profile, Affinitas’s goal is to create a safe space for its users and set itself apart from the competition.
Affinitas’s core subscription online personals services offer single adults a convenient and secure setting for meeting other singles. Visitors to Affinitas’s platforms are encouraged to become registered members and post profiles. Posting a profile is a process in which visitors are asked various questions about themselves, including information such as their tastes in food, hobbies and desired attributes of potential partners. Members may also post photos of themselves. Members can perform detailed searches of other profiles and save their preferences, and their profiles can be viewed by other members. While limited communications such as “likes” are available to non-subscribing users, for a member to initiate meaningful communications with other users, that member must purchase a subscription. A subscription affords access to the paying subscribers’ messaging systems, enabling such subscribers to communicate with other members and paying subscribers. Subscription fees are generally charged upfront for the entire subscription period, with discounts for longer-term subscription purchases.

Affinitas’s portfolio consists of three brands, available in 14 languages and is currently offered in 27 countries.
EliteSingles.   EliteSingles was launched in 2013 in the United Kingdom and Ireland, and quickly expanded into Australia, New Zealand, Canada and South Africa. EliteSingles launched in the North American market in 2014. EliteSingles caters to professionals (generally between the age of 38 and 55) who are looking for a new long-term relationship. The brand is intended to appeal to singles that have (and seek) a high socio-economic status, and users typically have a significantly higher than average education and income.
eDarling.   eDarling was launched in 2009 in Germany, and quickly expanded into France, Spain, the Netherlands, Russia and Poland. It has since expanded to Austria, Czech Republic, Sweden and Switzerland. eDarling caters to a similar age group as EliteSingles (generally between the age of 38 and 55) and target audience as EliteSingles. In France and Sweden, eDarling is operated next to the respective Elite-brand in order to strengthen Affinitas’s footprint in the premium segment of these markets. The brand is intended to appeal to singles that have (and seek) a high socio-economic status, and users typically have a significantly higher than average education and income.
Users of both eDarling and EliteSingles have a clear understanding of what they are looking for in a partner and choose these platforms to help them find that partner.
Among the distinguishing features of EliteSingles and eDarling is the extensive personality test that new users are required to complete when they join. This test is intended to help EliteSingles and eDarling users find the right partner. Based on the answers given by a user, Affinitas’s proprietary matchmaking algorithm creates a daily list of  “matches” that are thought to be the most compatible with the respective users. Taking this test, creating a profile and receiving matches is free of charge, but if a user wishes to initiate a conversation or respond to a message, he or she is required to purchase a subscription.
Attractive World.   Attractive World was founded in 2007 to focus on the French market, as well as neighboring countries with large French speaking populations, namely Switzerland, Belgium and Luxembourg. Attractive World is a premium online dating platform catering to singles generally between the ages of 25 and 50. Attractive World was founded with the intent of creating a strong community of like-minded, successful and sophisticated singles. One of the most-distinguishing features of Attractive World is the requirement that members vote to allow in newly registrants before such new registrants can become part of the site. Only approximately 35% of new registrants are accepted into the Attractive World community after the member vote and the security and quality check by trained customer service agents. These screening techniques help ensure that Attractive World attracts the desired users and maintains its exclusivity.
Users of Attractive World can browse the entire user base to look for a potential new partner. Attractive World’s community-based approach is strengthened by events and soirees organized by selected and verified members of Attractive World. Signing up with Attractive World is free of charge, but if a user wishes to initiate a conversation or respond to a message, he or she is required to purchase a subscription. In September 2016, Samadhi SAS, the company owning and operating Attractive World, was acquired by Affinitas.
Description of Properties
Affinitas does not own or lease any real property that is materially important to its business. Its headquarters are currently located in Berlin, Germany, where it occupies approximately 30,000 square feet of office space, housing its technology department and most of its corporate and administrative personnel. The current lease for this space expires in January 2021. Affinitas believes that its facilities are adequate for its current needs and suitable additional or substitute space will be available in the future to replace its existing facilities, if necessary, or accommodate expansion of its operations.
Legal Proceedings
In the ordinary course of its business, Affinitas is subject to periodic lawsuits, investigations, claims and other proceedings. Although Affinitas cannot predict with certainty the ultimate resolution of lawsuits, investigations, claims and proceedings asserted against it, Affinitas does not believe any currently pending legal proceeding to which it is a party will have a material adverse effect on its business, prospects, financial condition, cash flows, results of operations or liquidity.
Trademark Litigation
Affinitas is currently engaged in a dispute with one of its competitors over Affinitas’s attempted registration of the figurative trademark for EliteRencontre, one of its French brands, and EliteDating, the brand used in Belgium and Netherlands. Affinitas’s competitor opposed Affinitas’s registration of the trademark, claiming it infringes on the competitor’s community trademark, “Elitepartner”.
Affinitas has filed for deletion of the competitor’s community trademark, and the European Trademark Authority initially ruled in favor of Affinitas. However, the competitor has appealed against the decision of the European Trademark Authority. While Affinitas is confident it will prevail in this dispute and intends to prosecute and defend its interests vigorously, no assurance can be given that the initial outcome will not be reversed.
Canadian Consumer Protection Suit
On August 1, 2016, Affinitas was served with a copy of an application to bring a class action lawsuit and to appoint the status of representative plaintiff filed with the Superior Court of the District of Montreal. The potential suit relates to the practice of automatically renewing the services provided to Canadian users of Affinitas’s products at standard pricing after a discounted trial period without active consent by the consumer. Affinitas ceased engaging in these practices and is currently in settlement negotiations with the plaintiffs. The settlement currently contemplated would not have a material adverse effect on the business, results of operations or financial condition of Affinitas.
Sales and Marketing
Affinitas follows a predominantly “subscription” business model that reserves key features (such as interacting with other community members via messages) for paying users. To access these features a user must purchase a subscription on the applicable platform’s website. Subscriptions are available in 1-month, 3-month, 6-month, 12-month or 24-month packages and are primarily renewed automatically unless the customer opts otherwise. Currently, 99% of Affinitas’s revenues come from the sale and renewal of such subscriptions. For the three months ended June 30, 2017, Affinitas had an average of approximately 366,000 paying members across all of its platforms, a 19% increase from approximately 308,000 for the three months ended June 30, 2016.
To operate a premium online dating service, Affinitas must provide a sufficient amount of high quality, interesting singles. In addition, as with any dating service, clients who have found a partner usually discontinue using that service, which results in significant user churn. As a result, Affinitas invests heavily and engages in a variety of marketing activities intended to acquire new users, who are the single biggest driver for sustainable growth and profitability. Affinitas focuses its marketing efforts on both online and traditional marketing channels, with an emphasis on television advertising, and its marketing team has developed processes and analytical tools to ensure that it efficiently deploys marketing efforts across brands and geographies. Organizationally, Affinitas has divided its marketing resources into two primary teams to focus on North America and the remaining international markets, respectively. This ensures the optimal marketing focus and build-up of knowledge particularly with respect to growth in North America because management has observed that these users have different preferences than those in its International segment.
Affinitas has five main marketing channels: Programmatic Advertising (including Google and Bing products), Facebook, Display Marketing, Affiliate Marketing and TV/Offline Marketing. While the marketing teams in Affinitas are each focused on a single channel, team members are spread across different brands and countries, which ensures that knowledge can be quickly shared across teams, brands and geographies. Affinitas believes this organizational structure allows it to easily integrate the marketing operations of the acquired companies with minimal interruption and with little to no increase in headcount.
Affinitas divides its worldwide sales into two geographical regions:
•
North America, consisting of United States and Canada; and

•
International, consisting of Europe, Latin America, South Africa, Australia and New Zealand.

The following table, which includes Affinitas’s acquisition of Samadhi beginning in October 2016, sets forth net revenue by geographic area (in thousands). The net revenue presented by geographic area is based on German GAAP. The reconciling item represents the difference between the segment information as reviewed by Affinitas’s chief operating decision maker and the IFRS revenue and relates to presentation differences, valuation differences and effects on revenue of the PPA following the Samadhi Acquisition.
	Six months ended June 30		Fiscal Year
	2017	2016	2016	2015
North America	€11,368	€7,328	€16,454	€5,311
International	31,891	28,889	59,763	55,625
Reconciling Items	(1,143)	(580)	(2,726)	(494)
Revenue	€42,116	€35,637	€73,491	€60,442

Competitive Conditions
The global online dating market is fragmented and highly competitive. Affinitas’s brands face significant competition in all geographies in which they operate across all of their respective niches. Affinitas’s primary global competitors are large online dating websites and apps, such as Match.com (or Meetic), eHarmony, Zoosk, Tinder and Bumble, among others. Affinitas also faces competition from a variety of participants, such as PlentyOfFish, who operate free websites and apps.
In order to address the competitive conditions described above, Affinitas invests significant resources to identify and react to rapidly shifting user preferences as well as to employ a prudent growth strategies.
Key factors to consider when assessing the competitive dynamics of the online dating industry include:
Shift to mobile devices — There has been a significant increase in the number of users that onlyuse mobile applications for online dating purposes.
Industry consolidation — As a result of the low-barriers to entry, the online dating market has a very large number of small participants, many of whom are unlikely to remain financially viable for meaningful periods of time. Affinitas believes that the large number of participants will drive further consolidation in the online dating industry and that its strong brands and historical operational success, together with its larger user base and financial strength, will allow it to be an active participant.
Efficient user acquisition — Online dating platforms need to provide a sufficiently large and relevant user base in order to satisfy the expectations of their target audience. As a result, the acquisition of new users is vital as it ensures an active and large pool of singles, ideally shared across a portfolio of brands, for all users. Affinitas relies on its marketing efforts in combination with a sophisticated analytics platform to counterbalance the significant amount of competition for the acquisition of new users and the retention of current users.
Brand awareness and building — The online dating industry was one of the first consumer internet businesses to evolve at the outset of the internet era in the mid-1990s and, as a result, brand recognition is a key differentiating factor among operators of online dating websites. In addition, both safety and security of personal information are of utmost importance for users of online dating services and therefore a key decision criterion. This prompts online dating companies in general and Affinitas in particular to invest in brand building, mainly via TV advertising.
Intellectual Property
Affinitas believes that its intellectual property, including brand names and other trademarks, are some of its most significant assets. Affinitas seeks to protect its intellectual property through a combination of service marks, copyrights, trademarks and other methods of restricting disclosure of its proprietary or confidential information. Affinitas does not have any material patents or patent applications pending.

Affinitas generally enters into confidentiality agreements with its employees, consultants, vendors and customers and seeks to control access to and distribution of its technology, documentation and other proprietary information. Affinitas will generally pursue the registration of the material trade and service marks it owns in applicable jurisdictions, including the European Union and the United States.
Significant trademarks registered in European countries include EliteSingles, eDarling, AttractiveWorld, Elite Rencontre, EliteDating, ElittiKumppani, ElitSinglar, PartnerNaUrovni, PartnerMedNiveau and Elittárs. Significant trademarks registered in the United States include EliteSingles, AttractiveWorld, eDarling and EliteSolteros. Significant trademarks registered in Canada include EliteSingles and Attractive World. Significant trademarks registered in the Russian Federation include EliteCouple, eDarling and AttractiveWorld. Significant trademarks registered in the Ukraine and Belarus include EliteCouple and eDarling. Affinitas’s significant trademark registered in Brazil is EliteSingles. Affinitas’s significant trademark registered in Singapore is EliteSingles. Significant trademarks registered in New Zealand include EliteSingles and AttractiveWorld. Registrations for trademarks may be maintained indefinitely, as long as the trademark owner continues to use and police the trademarks and timely renews registrations with the applicable governmental office.
Although Affinitas generally pursues the registration of material service marks and trademarks and other material intellectual property it owns, where applicable, it does not register all such marks.
Technology Infrastructure
Affinitas has structured its product and engineering groups into several cross-functional teams. Each team is responsible for certain functions for all of Affinitas’s brands. This ensures a consistent high-quality technological platform across brands as well as efficiency for the software development and new features. Affinitas’s engineering teams use an agile development process, allowing it to deploy frequent iterative releases for product features. Affinitas intends to continue investing in the development of new products, such as native mobile applications, and enhancing the efficiency and functionality of its existing products and infrastructure.
Affinitas’s technology platform is designed to create an engaging dating experience for its users and is built to enable future growth at scale. Affinitas employs technological innovations whenever possible to scale its business. Affinitas’s systems are designed for redundancy at both the software and hardware levels. Whenever possible, Affinitas hosts its applications on clustered, high-availability hardware and cloud platforms. Affinitas’s applications and data connections are monitored 24/7 for performance, responsiveness and stability.
Affinitas’s products rely upon and leverage the data in its network. This rich dataset has grown exponentially, requiring scalable computing resources. Affinitas will continue to invest in building proprietary and using open sourced technologies around its data, search and solutions. Affinitas incurred expenses of €4.5 million (of which €1.2 million were capitalized) and €3.8 million in the fiscal years ended December 31, 2016 and 2015, respectively, on product development.
Government Regulation
Affinitas is subject to diverse and evolving foreign and domestic laws and regulations that affect companies conducting business on the internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users as well as internet communications, consumer protection, security, intellectual property rights, commerce, taxation, entertainment, recruiting and advertising. As a result, Affinitas could be subject to actions based on negligence, various torts and trademark and copyright infringement, among other actions. See “Risk Factors — Risks Relating to Affinitas — Inappropriate actions by certain of Affinitas’s users could be attributed to Affinitas and damage its brands’ reputation, which in turn could adversely affect its business” and “— Risks Relating to Affinitas — Affinitas may fail to adequately protect its intellectual property rights or may be accused of infringing the intellectual property rights of third parties.”
Because Affinitas receives, stores and uses a substantial amount of information received from or generated by its users, it is also impacted by laws and regulations governing privacy, the storage, sharing, use, processing, disclosure and protection of personal data and data breaches, primarily in the case of

Affinitas’s operations in the EU and its handling of personal data of users located in the EU. As a result, Affinitas could be subject to various private and governmental claims and actions. See “Risk Factors — Risks Relating to Affinitas — Unauthorized access of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.”
As the provider of dating products with a membership-based element, Affinitas is also subject to laws and regulations in the EU, certain U.S. states and other countries that apply to its automatically-renewing membership payment models. Finally, certain U.S. states and certain countries in Asia have laws that specifically govern dating services.
Any failure by Affinitas to comply with existing laws and regulations may subject it to liabilities. New laws and regulations governing such matters could be enacted or amendments may be made to existing regulations at any time that could adversely impact Affinitas’s services. In addition, legal uncertainties surrounding domestic and foreign government regulations could increase Affinitas’s costs of doing business, require it to revise its services, prevent it from delivering its services over the Internet or slow the growth of the Internet, any of which could materially adversely affect its business, financial condition and results of operations.
Employees
As of December 31, 2016, Affinitas had 241 employees. Affinitas is not subject to any collective bargaining agreements and it believes its relationship with its employees is good.
Board Members and Officers
The following table sets out, as of the date of this proxy statement/prospectus, for each of the board members and executive officers of Affinitas, the person’s name, municipality of residence, positions with Affinitas (i.e., board membership) and principal occupation during the five preceding years. Information about Messrs. Folgueira and Schrezenmaier can be found under “New Spark’s Business — New Spark Managing Directors and Executive Officers.” Upon the closing of the Business Combination, the officers and board members of New Spark will be as set forth in “Proposal One — Adoption of the Agreement and Plan of Merger — New Spark’s Management and Administrative Board After the Business Combination.”
Name, Position and Province/ State and Country of Residence	Member of the Supervisory Board Since (or N/A)	Principal Occupation During the Five Preceding Years
Oliver Samwer	May 2010	CEO of Rocket Internet SE
Martin Weber	August 2010	Partner Holtzbrinck Ventures NM GmbH & Co. KG
Christian Vollmann	August 2013	Private investor and founder of www.Nebenan.de and Mercutio GmbH
Jeronimo Folgueira	N/A	CEO of Affinitas GmbH
Michael Schrezenmaier	N/A	COO of Affinitas GmbH
Herbert Sablotny	N/A	CFO of Affinitas GmbH
Biographies
The following is a biography of each of the board members and officers of Affinitas.
Mr. Oliver Samwer, 45, is the co-founder and CEO of Rocket Internet SE (“Rocket”). He began his career as a trainee at Sal. Oppenheim, German private bank, in 1999. Mr. Samwer co-founded Alando.de, a German internet auction website, in 1999 and sold the company to eBay that same year. Following the sale of Alando to eBay, Mr. Samwer became a Managing Director at eBay Germany, Switzerland and Austria. In 2000, Mr. Samwer co–founded Jamba and sold that company to VeriSign in 2004. Since 2006, Mr. Samwer has been an investor in internet companies with investments in companies such as Facebook, LinkedIn, Groupon, Zalando, Funding Circle and Lazada. In 2007, Mr. Samwer co-founded Rocket. In 2014, Mr. Samwer became CEO of Rocket and took the company public on the Frankfurt Stock Exchange. Rocket incubates online business models and invests in startups through its venture capital arm Global Founders Capital. Mr. Samwer holds a Master’s degree from WHU–Otto Beisheim School of Management, Germany.

Mr. Martin Weber, 52, is a founding partner at Holtzbrinck Ventures, a leading European venture capital firm. His investments include Groupon, Lazada, Linio, Delivery Hero, Affinitas and Global Fashion Group. Before joining Holtzbrinck Ventures in 2000, Mr. Weber was the Chief Financial Officer of Netlife AG, a software company specializing in online banking, and oversaw that company’s IPO. Weber began his career in 1994 as an investment manager of the venture capital arm of Bayerische Landesbank, one of the leading German banks. Mr. Weber holds a Master’s degree in Business Administration from the University of Nuremberg, Germany.
Mr. Christian Vollmann, 39, is a serial entrepreneur, private investor and founder of Nebenan.de, a social network for neighbors, and Mercutio GmbH, his investment vehicle. Mr. Vollmann co-founded Affinitas and served as a Managing Director until 2013. Mr. Vollmann founded the video streaming site MyVideo.de in 2006, which he subsequently sold in 2008. In 2003 Mr. Vollmann built the dating portal iLove.de, which was in 2006. He has also been Non-Executive Director of Gatcombe Park Ventures Limited since 2003. Beginning in 1999, he was an early employee at eBay Germany. Mr. Vollmann holds a Master’s degree in Business Administration from WHU-Otto-Beisheim School of Management, Germany.
Each of the biographies of Messrs. Folgueira, Schrezenmaier and Sablotny may be found under “New Spark’s Business — New Spark Managing Directors and Executive Officers.”
Compensation of Managing Directors
Affinitas has entered into service agreements with the current members of its management board (Messrs. Folgueira, Schrezenmaier and Sablotny). Mr. Sablotny became a managing director of Affinitas in June 2017. These agreements generally provide for an annual fixed compensation (base salary), an annual performance award (annual bonus), as well as a long-term performance award for a four-business-year period (long-term bonus). The performance targets of the annual and long-term bonuses are a mix of certain financial and non-financial targets, such as revenue and profitability goals. In addition to the fixed and variable remuneration components, under the terms of their service agreements, the members of Affinitas’s management board are entitled to additional benefits (including mobile phone, accident and director and officer liability insurance) and reimbursement of necessary and reasonable expenses.
Affinitas believes that the service agreements between it and the members of its management board provide for payments and benefits (including upon termination of employment) that are customary for similar companies who are operating in its industry.
In 2017, the three members of Affinitas’s management board, Mr. Folgueira, Mr. Schrezenmaier and Mr. Sablotny, are collectively entitled to receive maximum total compensation of up to €690,000, which includes base salary, bonus payments and other compensation as a result of other benefits as described above but excludes equity incentive awards described below. In 2016, the two members of Affinitas’s management board, Mr. Folgueira and Mr. Schrezenmaier, collectively received total compensation of €471,666, which included base salary and other compensation but excludes equity incentive awards described below.
Affinitas established a virtual employee stock option program (the “Affinitas VESOP”) with the goal of incentivizing management and aligning management’s interest with those of its shareholders. At Affinitas’s discretion, awards issued under the Affinitas VESOP can be settled in cash or equity but do not entitle a holder to elect to receive equity in Affinitas. The underlying value of the awards issued under the Affinitas VESOP is tied to the equity-value of Affinitas, with each virtual option having the value of one Affinitas Share. The awards do not have any liquidation preferences to the Affinitas Shares or similar preferential rights. Awards issued under the Affinitas VESOP generally vest over a 4-year period. As of the date of this proxy statement/prospectus, the Affinitas managing directors held a total of 3,960 virtual options with a weighted average strike price of  €1,317.91 per virtual option, with 1,710 and 50 of such options issued in 2016 and 2017, respectively.
Termination of the Affinitas VESOP
In connection with the Business Combination, the Affinitas VESOP will be terminated and replaced with a similar program by New Spark, which will include make-up or replacement awards in respect of outstanding awards. Virtual options issued and currently outstanding under the Affinitas VESOP will vest, at the Effective Time with each option having a value equal to an Affinitas Share at a deemed equity value of  €90.0 million less the exercise price applicable to the respective virtual options. Additionally, New Spark will, at Affinitas’s discretion, make a payment to eligible and selected employees which is linked to the pro rata portion of the payout of  €5,730,000 in connection with the Business Combination.
The remainder of each Affinitas VESOP holder’s claims will be paid, at Affinitas’s discretion, in either New Spark equity or cash with the end of the twelfth month following the Effective Time.
Compensation of Supervisory Board Members in the Business Year 2016
Members of the Affinitas supervisory board do not receive any compensation for their services to Affinitas.

MARKET PRICE AND DIVIDEND INFORMATION
Comparative Per Share Market Information
Spark’s common stock is listed and traded on the NYSE American under the symbol “LOV.” Affinitas does not have any stock listed and/or traded publicly on an exchange. The following table sets forth, for the calendar quarters indicated, the high and low sales price per Spark Share as reported on the NYSE American. Spark did not pay any dividends on its common stock during the periods covered by the table. On the record date (October 2, 2017), there were 32,254,862 Spark Shares outstanding.
	High	Low
2015
First Quarter	$4.04	$3.31
Second Quarter	$4.07	$2.85
Third Quarter	$3.26	$2.83
Fourth Quarter	$4.00	$3.00
2016
First Quarter	$3.82	$2.22
Second Quarter	$2.42	$1.41
Third Quarter	$1.97	$1.42
Fourth Quarter	$1.67	$0.84
2017
First Quarter	$1.05	$0.85
Second Quarter	$1.15	$0.96
Third Quarter	$1.35	$0.88
Fourth Quarter (through October 13, 2017)	$1.28	$1.04
Number of Holders of Common Stock and Number of Shares Outstanding
As of June 1, 2017, there were 19 stockholders of record of Affinitas’s common shares who held an aggregate of 53,328 Affinitas’s common shares.
As of October 2, 2017 there were 57 holders of record of Spark’s common stock and the closing price of Spark Shares on NYSE American was $1.24. Because a large portion of the outstanding Spark Shares is held by brokers and other institutions on behalf of stockholders, it is not possible to estimate the total number of beneficial stockholders represented by these record holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SPARK
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Spark Shares. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, Spark Shares subject to options and warrants held by that person that are exercisable as of the record date of the Special Meeting or become exercisable within 60 days of the record date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
The following table sets forth certain information with respect to beneficial ownership of Spark’s common stock as of October 2, 2017, based on 32,254,862 issued and outstanding shares of common stock, by:
•
each person known to be the beneficial owner of 5% or more of Spark’s outstanding common stock;

•
each director;

•
each named executive officer; and

•
all of the executive officers and directors as a group.

To Spark’s knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the number of shares of common stock set forth opposite such person’s name. Unless otherwise indicated, the address of Spark’s officers and directors is: c/o Spark Networks, Inc., 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025.
	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% stockholders:
PEAK6 Investments, L.P.(1)	12,500,000	31.4%
Lloyd I. Miller, III(2)	5,641,838	17.5%
Osmium Partners, LLC(3)	4,284,150	13.3%
402 Capital, LLC(4)	2,449,154	7.6%
Spruce House Investment Management LLC(5)	2,175,000	6.7%
Named Executive Officers and Directors:
John H. Lewis(3)	4,284,150	13.3%
Ian V. Jacobs(4)	2,449,154	7.6%
Robert W. O’Hare(6)	379,000	1.2%
Michael J. McConnell(7)	251,431	*
Walter L. Turek(8)	236,836	*
Bradley J. Goldberg(9)	190,158	*
Michael B. Brodsky(10)	113,632	*
Daniel M. Rosenthal(11)	24,172	*
Michael S. Egan(12)	10,000	*
David Budworth	—	*
John R. Volturo	—	*
Shailen Mistry	—	*
All current directors and executive officers as a group (9 persons)(13)	7,928,533	24.1%

*
Indicates less than 1%.

(1)
Based on a Schedule 13D filed with the SEC on August 19, 2016. Represents 5,000,000 shares of common stock and 7,500,000 shares of common stock underlying warrants. PEAK6 Investments, L.P. shares beneficial ownership with respect to all of the reported shares with PEAK6 LLC, Matthew Hulsizer and Jennifer Just. PEAK6 Investments, L.P. directly holds the shares while PEAK6 LLC is the general partner of PEAK6 Investments, L.P. and Mr. Hulsizer and Ms. Just are managers of PEAK6 LLC. The principal business office of each reporting person is 141 W. Jackson Blvd., Suite 500, Chicago, IL 60604.

(2)
Based on a Schedule 13D/A filed with the SEC on September 1, 2016 and a Form 4 filed on September 22, 2016. Mr. Miller has sole voting and dispositive power with respect to 5,425,838 of the reported securities as (i) manager of a limited liability company that is the adviser to a certain trust, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, and (iii) an individual. Mr. Miller has shared voting and dispositive power with respect to 216,000 of the reported securities with respect to shares owned by the reporting person’s wife and shares owned by certain trusts of which the reporting person is co-trustee. The principal business office of Mr. Miller is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405.

(3)
Based on a Form 4 filed with the SEC on October 3, 2017. Represents 127,492 shares of common stock and 55,500 shares of common stock underlying options held by John H. Lewis directly, and 4,101,158 shares held by Osmium Partners, LLC, which serves as general partner of  (a) Osmium Capital, LP, which holds 1,994,226 shares, (b) Osmium Capital II, LP, which holds 1,197,699 shares, (c) Osmium Spartan, LP, which holds 507,144 shares, and (d) Osmium Diamond, LP, which holds 402,089 shares. Mr. Lewis is the controlling member of Osmium Partners, LLC. Mr. Lewis and Osmium Partners, LLC may be deemed to share voting and dispositive power with respect to the shares, except for the shares held directly by Mr. Lewis. Each person disclaims beneficial ownership with respect to any shares other than the shares owned directly and of record by such person. The principal business office of Osmium Partners, LLC is 300 Drakes Landing Road, Suite 172, Greenbrae, CA 94904. PEAK6 holds an aggregate limited partner interest of approximately 9% in certain funds managed by Osmium Partners, LLC.

(4)
Based on a Form 4 filed with the SEC on October 3, 2017. Represents 97,907 shares of common stock and 55,500 shares of common stock underlying options held by Ian V. Jacobs directly, and 2,295,747 shares held by 402 Capital, LLC, of which Mr. Jacobs is the managing member. 402 Capital, LLC acts as the investment manager of 402 Fund, L.P., which holds 1,215,950, shares, and SCA Partners, LP, which holds 1,079,797 shares. Mr. Jacobs, 402 Capital, LLC and 402 Fund, L.P. may be deemed to share voting and dispositive power with respect to the shares, except for the shares held directly by Mr. Jacobs. The principal business office of Mr. Jacobs and 402 Capital, LLC is 5015 Underwood Avenue, Omaha, Nebraska 68132.

(5)
Based on a Schedule 13G filed with the SEC on February 13, 2015. Spruce House Investment Management LLC shares beneficial ownership with respect to 2,175,000 of the reported securities with Spruce House Capital LLC, The Spruce House Partnership LP and Zachary Sternberg. The principal business office of Spruce House Investment Management LLC is 6 East 43rd Street, 23rd Floor, New York, New York 10017.

(6)
Includes 360,000 shares of common stock underlying options.

(7)
Includes 55,500 shares of common stock underlying options.

(8)
Includes 55,500 shares of common stock underlying options.

(9)
Includes 30,500 shares of common stock underlying options.

(10)
Includes 43,000 shares of common stock underlying options.

(11)
Includes 17,000 shares of common stock owned directly by Mr. Rosenthal, and 7,172 shares of common stock held by his trust.

(12)
Includes 10,000 shares of common stock owned directly by Mr. Egan. Based on the most recent information available to Spark.

(13)
Shares beneficially owned by all executive officers and directors as a group include 655,500 shares of common stock underlying options.

AFFINITAS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of Affinitas’s financial condition and results of operations should be read in conjunction with Affinitas’s audited consolidated financial statements and the related notes that are included in this proxy statement/prospectus.
Some of the statements contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this proxy statement/prospectus are forward-looking statements that involve substantial risks and uncertainties. All statements other than historical facts contained in this proxy statement/prospectus, including statements regarding Affinitas’s future financial position, business strategy and plans and objectives of Affinitas’s management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continue,” “should,” “plan,” “predict,” “potential” and other similar expressions. Affinitas has based these forward-looking statements on Affinitas’s current expectations and projections about future events and financial trends that Affinitas believes may affect its financial condition, results of operations, business strategy and financial needs. Affinitas’s actual results could differ materially from those anticipated in these forward-looking statements, which are subject to a number of risks, uncertainties and assumptions described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus.
General
Affinitas is a leading global operator of premium online dating websites and targets professionals and university-educated singles who are looking for a serious and long-term relationship. Affinitas currently reports two reportable segments — North America and International — and operates three brands Elite Singles, eDarling, and AttractiveWorld. From inception, Affinitas has had more than 40 million users register with its dating platforms and currently operates one or more of its brands in 27 countries.
Affinitas’s vision is to be the world’s leading premium dating company and its mission encompasses the following four pillars:
•
“We focus on quality over quantity to provide the world’s best dating community; active, committed and sophisticated.

•
We excel in customer safety, privacy and care.

•
We create engaging brands and innovative products to help our customers find true love.

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We build a profitable business that benefits all our stakeholders: customers, employees, shareholders and society.”

Affinitas offers its services both via websites and mobile applications and utilizes a “subscription” business model, where certain basic functionalities are provided free of charge, while providing premium features (such as interacting with other community members via messages) only to paying subscribers.
Subscription revenue is Affinitas’s primary source of income, with membership subscriptions accounting for 99% of its revenue for the six months ended June 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015, respectively. Subscription length ranges from 1-month to 24-months, with most subscriptions renewing automatically unless the member opts to terminate the subscription. For the six months ended June 30, 2017, Affinitas had approximately 365,000 paying members across all of its platforms, a 19% increase from approximately 308,000 for the six months ended June 30, 2016.
Like many other internet-based communities and marketplaces, Affinitas has become a predominantly mobile-based company. Affinitas has created innovative and tailored mobile applications for all of its platforms to address the proliferation of mobile devices and the continuing shift of  “online” activity to mobile devices. Affinitas will continue to invest resources to improve the features, functionality and engagement of its mobile websites and applications.

Acquisition of Samadhi
On September 30, 2016, Affinitas completed the Samadhi Acquisition, whereby Affinitas acquired all the outstanding shares of Samadhi, an unrelated third party and owner of the Attractive World platform. Affinitas believes that the Samadhi Acquisition will help secure Affinitas’s leading position in the French market. As of the date of the Samadhi Acquisition, Samadhi became a wholly owned subsidiary of Affinitas. The Samadhi Acquisition was accounted for as a business combination in accordance with IFRS 3.
The total consideration for the acquisition of 100% of Samadhi’s shares outstanding amounted to €9,295 thousand, comprising €8,000 thousand in cash paid in 2016, €1,000 thousand deferred compensation paid during the six months ended June 30, 2017, and €295 thousand of contingent consideration paid during the six months ended June 30, 2017 upon reaching specified financial objectives. Additional contingent consideration of €705 thousand can become payable upon reaching certain other specific financial objectives, but Affinitas’s management team deems these objectives to be improbable. As such, management has not recorded any contingent consideration with respect to the €705 thousand as of the acquisition date or as of December 31, 2016. Affinitas incurred acquisition related costs of €162 thousand, comprised primarily of legal fees and due diligence costs. These costs were recorded as “general and administrative expenses” in its statement of operations.
Since its acquisition on September 30, 2016, Samadhi has contributed revenue of €912 thousand and losses of €901 thousand to Affinitas’s results for the year ended December 31, 2016. If the Samadhi Acquisition had occurred on January 1, 2016, Affinitas’s management team estimates that consolidated revenue would have been €78,558 thousand, and consolidated income from continuing operations for the year ended December 31, 2016 would have been €385 thousand.
Critical Accounting Policies, Estimates and Assumptions
Affinitas’s discussion and analysis of Affinitas’s financial condition and results of operations is based upon Affinitas’s consolidated financial statements, which have been prepared in accordance with IFRS. The preparation of these financial statements requires Affinitas to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Affinitas evaluates its estimates, including those related to revenue recognition, prepaid advertising, website and software development costs, goodwill and intangible assets, accounting for business combinations, legal contingencies, income taxes and stock-based compensation. Affinitas bases its estimates on historical experience and on various other assumptions that Affinitas believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Affinitas believes the following critical accounting policies reflect the more significant judgments and estimates Affinitas used in the preparation of its consolidated financial statements:
Revenue Recognition and Deferred Revenue
Affinitas derives 99% of its revenue from subscription fees. Revenue is presented net of credits and refunds. Chargebacks are included in general and administrative expenses. Affinitas recognizes revenue in accordance with IAS 18. Revenue recognition occurs ratably over the subscription period, beginning when the amount of revenue can be measured reliably, and it is probable that the economic benefits associated with the transaction will flow to the entity. Affinitas commences to recognize revenue when access has been granted and the criteria above are fulfilled. Subscribers pay in advance subject to certain conditions identified in Affinitas’s terms and conditions. Fees collected in advance for subscriptions are deferred and recognized as revenue using the straight-line method over the term of the subscription.
For revenue earned through certain mobile applications, including iOS and Android, Affinitas recognizes subscription revenues gross of the application processing fees primarily because Affinitas is the primary obligor and it has the contractual right to determine the price paid by the subscriber. Affinitas records the related application processing fees as cost of revenue in the period incurred.

During the periods presented, Affinitas also earned revenue from advertising sales within its discontinued operations. Affinitas recorded advertising revenue as it is earned.
Cost of Revenue
Cost of revenue consists primarily of direct marketing costs, compensation and other employee-related costs for personnel dedicated to maintaining Affinitas’s data centers, data center expenses, credit card fees and mobile application processing fees. Affinitas incurs substantial advertising expenses in order to generate traffic to Affinitas’s websites. These advertising costs consist of offline marketing, particularly television and out-of-home advertising, as well as online advertising and are directly attributable to the revenue Affinitas receives from Affinitas’s subscribers.
Prepaid Advertising Expenses
Affinitas regularly pays in advance for online and offline advertising, and expenses the prepaid amounts as cost of revenue over the contract periods as the vendor delivers on its commitment. Affinitas evaluates the realization of prepaid amounts at each reporting period and expenses prepaid amounts if the applicable vendor is unable to deliver on its commitment and is not willing or able to repay the undelivered prepaid amounts.
Intangible assets and goodwill
Goodwill arising on the acquisition of subsidiaries and intangible assets with infinite useful lives are measured at cost less accumulated impairment losses.
Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives. In addition to the recoverability assessment, Affinitas routinely reviews the remaining estimated useful lives of its amortizable intangible assets. If Affinitas reduces its estimate of the useful life assumption for any asset, the remaining unamortized balance would be amortized over the revised estimated useful life.
Development expenditures are capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and Affinitas intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Costs incurred in the planning and post-implementation stages of a project are expensed as incurred while direct and indirect costs associated with the development phase are capitalized and amortized on a straight-line basis over the estimated useful lives. Costs associated with minor enhancements and maintenance are included in expenses in the accompanying consolidated statements of operations and comprehensive loss/income. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.
Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognized in the consolidated statements of operations and comprehensive loss/income as incurred.
Valuation of Goodwill and Identified Intangibles Assets
Affinitas assesses the potential impairment of assets, which include intangible assets, whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset, a significant decline in actual or projected revenue, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in Affinitas’s operating model or strategy and competitive forces, as well as other factors. In addition, intangible assets with infinite useful lives including goodwill is tested annually for impairment.
For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash-generating units (“CGUs”). Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected discounted future cash flows attributable to the asset or CGU are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its estimated recoverable amount is recorded. The recoverable amount is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, and quoted market prices or appraised values, depending on the nature of the assets. Fair value measurements utilized for assets under nonrecurring measurements were measured with Level 3 unobservable inputs.
Affinitas performed its annual impairment test for goodwill as of December 31, 2016. The existing goodwill of €3,324 thousand is allocated to the CGU “France,” which also represents an operating segment.
The fair value less cost of disposal was determined based on the discounted cash flow method based on the financial forecast of a CGU for the next five years. The cash flow plans are based on experience as well as on expected market trends in the future. For the terminal value, a growth rate of 0.5% was assumed.
The derivation of an applicable discount rate was based on the weighted average cost of capital (WACC). Parameters of the WACC derivation were based on the capital asset pricing model approach and resulted in a WACC of 9.1%.
Based on the current business plan, an impairment need would first be relevant at a WAAC-level equal to double the applied level (9.1%), or at an EBITDA margin, calculated as revenue over net income before net finance expense, income tax, depreciation and amortization, in the terminal value period equal to approximately one-fourth of the applied level (38.3%). The annual impairment test did not result in any impairment loss.
Accounting for Business Combinations
From time to time, Affinitas acquires the stock or specific assets of companies in transactions that may be considered to be business acquisitions under IFRS 3. Under the acquisition method of accounting, Affinitas allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require Affinitas’s management to make significant estimates and assumptions, especially with respect to estimating the fair value and expected useful life assigned to each class of assets and liabilities acquired. Different classes of assets will have varying useful lives. For example, the useful life of a member database, which was two years in the acquisition of Samadhi, is not the same as the useful life of a paying subscriber list, which is typically two to six months, or a domain name, which is was 20 years for Samadhi. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period or no amortization for indefinite lived intangibles.
Affinitas’s management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which can be up to one year from the acquisition date, Affinitas may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in net financial result in the consolidated statement of comprehensive income/loss.
Legal Contingencies
Affinitas is currently involved in certain legal proceedings, as discussed in the notes to the consolidated financial statements and under “Affinitas’s Business—Legal Proceedings.” To the extent that a loss related to a contingency is reasonably estimable and probable, Affinitas accrues an estimate of that loss. Because of the uncertainties related to both the amount and range of loss on certain pending litigation, Affinitas may be unable to make a reasonable estimate of the liability that could result from an unfavorable outcome of such litigation. As additional information becomes available, Affinitas will assess the potential liability related to such pending litigation and make, or if necessary, revise its estimates. Such revisions in Affinitas’s estimates of the potential liability could materially impact its consolidated results of operations and consolidated financial position.

Accounting for Income Taxes
Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income or loss.
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.
Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:
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temporary differences related to the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

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temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that Affinitas is able to control the timing of the reversal of the temporary differences and it is probable that such differences will not be reversed in the foreseeable future; and

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taxable temporary differences arising upon the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for Affinitas and each of its subsidiaries and the reversal of temporary differences. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.
Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which such tax assets can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they are reversed, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which Affinitas expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met.
Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
In assessing the potential realization of deferred tax assets, Affinitas’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which Affinitas’s tax loss carryforwards remain deductible.
As of December 31, 2016, Affinitas had net operating loss carryforwards for income tax purposes of €32.9 million and €32.7 million available to reduce future corporate and trade income taxes, respectively. Affinitas recognized deferred tax assets (“DTAs”) on those loss carryforwards of €10.7 million.
In general, the net operating loss (NOL) carry forwards do not expire. They are subject to review and possible adjustment by the German tax authorities. Furthermore, under current German tax laws, certain substantial changes in Affinitas’s ownership and business may further limit the amount of net operating loss carry forwards, which could be utilized annually to offset future taxable income.

In March 2017, the Federal Constitutional Court released a court order to declare that forfeiture of tax losses due to certain substantial changes in a company’s ownership are unconstitutional.
The restrictions on the utilization of tax losses were mitigated through Economic Growth Acceleration Act (“Wachstumsbeschleunigungsgesetz”). According to the provisions of this act unused tax losses of a corporation are preserved to the extent they are compensated by an excess of the fair value of equity for tax purposes above its carrying amount of Affinitas.
Furthermore, Affinitas recognized net deferred tax liabilities of €929 thousand resulting from temporary differences between carrying amount of assets and liabilities and its tax basis. Those deferred tax liabilities mainly result from capitalization of intangible assets resulting from the Samadhi Acquisition.
Affinitas operates in multiple taxing jurisdictions, both within and outside of Germany. Affinitas has filed tax returns with positions that may be challenged by the tax authorities. These positions relate to the deductibility of certain expenses and intercompany transactions as well as other matters. Although the outcome of tax audits is uncertain, Affinitas regularly assesses its tax position for such matters and, in its management’s opinion, adequate provisions for income taxes have been made for potential liabilities resulting from such matters. To the extent reserves are recorded, they will be utilized or reversed once the statute of limitations has expired and/or at the conclusion of the tax examination. Affinitas believes that the ultimate outcome of these matters will not have a material impact on its financial position or liquidity.
Income tax expense is recognized based on management’s estimate of the weighted average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the six months ended June 30, 2017 is 26.6%, compared to 30.8% for the six months ended June 30, 2016.
Share-Based Compensation
The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.
Under Affinitas’s virtual employee share option plan, Affinitas has a choice of settlement whereby the cash amount or equal value in shares to be received by the beneficiaries for a single vested Option shall equal the price or proceeds per common share in case of a change in control event (“Share Sale”) or an Initial Public Offering (“IPO”) of Affinitas’s shares minus the exercise price. Affinitas’s policy is to avoid cash payments to participants if possible, which means that settlement of the outstanding Options is expected to be made in shares. Based on this stated policy, the arrangement is classified as equity-settled unless settlement in cash is most probable.
The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in shareholder’s equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant-date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes Affinitas recognizes compensation expense on a straight-line basis from the beginning of the service period, even when the grant date is subsequent to the service commencement date. During the period between service commencement date and grant date, the share-based payment expense recognized is based on an estimated grant date fair value of the award. Once the grant date has been established for equity-settled awards, the estimated fair value is revised so that the expense recognized is based on the actual grant date fair value of the equity instruments granted. For awards with graded-vesting features, each instalment of the award is treated as a separate grant. This means that each instalment is separately expensed over the related vesting period.

Affinitas estimates the fair value of each stock option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value per Affinitas Share and assumptions Affinitas makes with respect to the volatility of Affinitas Shares, the expected terms of Affinitas’s stock options, the risk-free interest rates for a period that approximates the expected term of the stock option and the expected dividend yield.
As there has been no public market for Affinitas’s common stock to date, the estimated fair value of an Affinitas Share has been determined by Affinitas’s management board as of the date of each grant. In determining the fair values of Affinitas’s unlisted shares as of each grant date, three generally accepted approaches were considered: income approach, market approach and cost approach. In addition, Affinitas’s management has taken into consideration the guidance prescribed by the American Institute of Certified Public Accounts (AICPA) Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. These valuations were performed using a hybrid method, which uses the market multiple approach to estimate Affinitas’s total enterprise value. The hybrid method is a probability-weighted expected return method according to which the equity value in one or more of the scenarios is calculated using an option-pricing method. The method was selected based on availability and the quality of information to develop the assumptions for the methodology.
The assumptions underlying these valuations represent Affinitas’s management’s best estimates, which involve inherent uncertainties and the application of Affinitas’s management judgment. As a result, if factors or expected outcomes change and Affinitas uses significantly different assumptions or estimates, Affinitas’s equity-based compensation could be materially different.
Following the Closing Date, the fair value of New Spark’s ADSs will be determined based on the quoted market price of New Spark’s ADSs.
Segment Reporting
Segment reporting requires the use of the management approach in determining the reportable operating segments. The management approach considers the internal organization and reporting used by Affinitas’s chief operating decision maker (“CODM”) for making operating decisions and assessing performance. Affinitas’s internal financial reporting includes separate data for each country, and all countries other than the United States and Canada (together, “North America”) have been aggregated into one reportable segment as the business model and long-term margin expectations are similar. Affinitas reports two separate reportable segments: (1) North America, which consists of Affinitas’s operations in the United States and Canada; and (2) International, which consists of all other operations except for the United States and Canada.

The performance of the operating segments is measured on the basis of revenue and direct marketing costs only. Due to Affinitas’s integrated business structure, costs and expenses, other than direct marketing expenses, are not allocated to the individual reportable segments. As such, Affinitas does not measure operating profit or loss by segment for internal reporting purposes. In particular, for internal management reporting purposes, the CODM reviews gross revenue in accordance with German GAAP before deductions resulting from the recognition of the provision for refunds and effects from the reversal of adjustments to revenue in connection with the amortization of the fair value adjustment of deferred income from the Samadhi acquisition. In addition, when making operating decisions and assessing performance, the CODM only reviews direct marketing costs excluding personnel-related and certain other expenses, which are being presented as direct marketing costs in the IFRS consolidated statement of comprehensive income/loss. Both result in reconciling items relating to revenue and direct marketing costs presented in the tables below to IFRS measures during the six months ended June 30, 2017 and 2016 and during the years ended December 31, 2016 and 2015:
Six months ended June 30, 2017 in € thousands	North America	International	Reconciling items	Total
Revenue	11,368	31,891	(1,143)	42,116
Direct Marketing costs	(9,650)	(19,775)	1,935	(27,490)
Contribution after direct marketing costs	1,718	12,116	792	14,626
Cost of Revenue
Data center expenses				(154)
Credit card fees				(762)
Mobile application processing fees				(633)
Gross Profit				13,077
Other income				49
Other operating expenses
Sales and markting expenses				(2,765)
Customer service expenses				(2,195)
Technical operations and development expenses				(2,764)
General and administrative expenses				(7,376)
Operating loss				(1,974)
Interest income and similar income				73
Interest expense and similar charges				(419)
Net finance expense				(346)
Loss before taxes				(2,320)
Income taxes				616
Loss from continuing operations				(1,704)

Six months ended June 30, 2016 in € thousands	North America	International	Reconciling items	Total
Revenue	7,328	28,889	(580)	35,637
Direct Marketing costs	(7,549)	(20,088)	2,467	(25,170)
Contribution after direct marketing costs	(221)	8,801	1,887	10,467
Cost of Revenue
Data center expenses				(337)
Credit card fees				(729)
Mobile application processing fees				(263)
Gross Profit				9,138
Other income				8
Other operating expenses
Sales and markting expenses				(1,525)
Customer service expenses				(1,315)
Technical operations and development expenses				(1,500)
General and administrative expenses				(3,948)
Operating profit				858
Interest income and similar income				63
Interest expense and similar charges				(144)
Net finance expense				(81)
Income before taxes				777
Income taxes				(239)
Profit from continuing operations				538

Twelve months ended December 31, 2016 in € thousands	North America	International	Reconciling Items	Total
Revenue	16,454	59,763	(2,726)	73,491
Direct Marketing costs	(15,618)	(38,056)	5,304	(48,370)
Contribution after direct marketing costs	836	21,707	2,578	25,121
Cost of revenue:
Data center expenses				(726)
Credit card fees				(1,471)
Mobile application processing fees				(635)
Gross Profit				22,289
Other income				126
Other operating expenses:
Sales and marketing expenses				(3,919)
Customer service expenses				(2,791)
Technical operations and development expenses				(3,305)
General and administrative expenses				(9,727)
Operating profit				2,673
Interest income and similar income				157
Interest expense and similar charges				(425)
Net finance expenses				(268)
Income before taxes				2,405
Income taxes				(1,082)
Profit from continuing operations				1,323

Twelve months ended December 31, 2015 in € thousands	North America	International	Reconciling Items	Total
Revenue	5,311	55,625	(494)	60,442
Direct Marketing costs	(8,423)	(38,886)	4,720	(42,589)
Contribution after direct marketing costs	(3,112)	16,739	4,226	17,853
Cost of Revenue:
Data center expenses				(626)
Credit card fees				(1,287)
Mobile application processing fees				(128)
Gross Profit				15,812
Other income				309
Other operating expenses:
Sales and marketing expenses				(3,036)
Customer service expenses				(2,357)
Technical operations and development expenses				(3,849)
General and administrative				(5,951)
Operating Profit				928
Interest income and similar income				30
Interest expense and similar charges				(103)
Net finance expenses				(73)
Income before taxes				855
Income taxes				(445)
Profit from continuing operations				410

Results of Operations
The following is a more detailed discussion of Affinitas’s financial condition and results of operations for the periods presented.
The following table presents Affinitas’s historical operating results for the periods indicated:
	Six months ended June 30,		Change
	2017	2016	€	%
Continuing operations
Revenue	42,116	35,637	6,479	18.2%
Cost of revenue	(29,039)	(26,499)	(2,540)	9.6%
Gross Profit	13,077	9,138	3,939	43.1%
Other income	49	8	41	512.5%
Other operating expenses	(15,100)	(8,288)	(6,812)	82.2%
Sales and marketing expenses	(2,765)	(1,525)	(1,240)	81.3%
Customer service expenses	(2,195)	(1,315)	(880)	66.9%
Technical operations and development expenses	(2,764)	(1,500)	(1,264)	84.3%
General and administrative expenses	(7,376)	(3,948)	(3,428)	86.8%
Operating profit/(loss)	(1,974)	858	(2,832)	(330.1)%
Interest income and similar income	73	63	10	15.9%
Interest expense and similar charges	(419)	(144)	(275)	191.0%
Net finance expenses	(346)	(81)	(265)	NM
Income/(Loss) before taxes	(2,320)	777	(3,097)	NM
Income taxes	616	(239)	855	NM
Profit/(loss) from continuing operations	(1,704)	538	(2,242)	NM
Discontinued operations
Loss from discontinued operations, net of tax	—	(607)	607	(100.0)%
Loss for the period	(1,704)	(69)	(1,635)	NM
Other comprehensive income	—	—	—	—%
Total comprehensive loss for the period	(1,704)	(69)	(1,635)	NM

The following table presents Affinitas’s historical operating results for the periods indicated:
	Year ended December 31,		Change
(in € thousands)	2016	2015	€	%
Continuing operations
Revenue	73,491	60,442	13,049	21.6%
Cost of revenue	(51,202)	(44,630)	(6,572)	14.7%
Gross Profit	22,289	15,812	6,477	41.0%
Other income	126	309	(183)	(59.2)%
Other operating expenses	(19,742)	(15,193)	(4,549)	29.9%
Sales and marketing expenses	(3,919)	(3,036)	(883)	29.1%
Customer service expenses	(2,791)	(2,357)	(434)	18.4%
Technical operations and development expenses	(3,305)	(3,849)	544	(14.1)%
General and administrative expenses	(9,727)	(5,951)	(3,776)	63.5%
Operating profit	2,673	928	1,745	188.0%
Interest income and similar income	157	30	127	423.3%
Interest expense and similar charges	(425)	(103)	(322)	312.6%
Net finance expenses	(268)	(73)	(195)	267.1%
Income before taxes	2,405	855	1,550	181.3%
Income taxes	(1,082)	(445)	(637)	143.1%
Profit from continuing operations	1,323	410	913	222.7%
Discontinued operations
Loss from discontinued operations, net of tax	(632)	(959)	327	(34.1)%
(Loss)/profit for the period	691	(549)	1,240	NM
Other comprehensive income	—	—	—	—%
Total comprehensive (loss)/income for the year	691	(549)	1,240	NM

Key Business Metrics
Affinitas regularly reviews certain operating metrics in order to evaluate the effectiveness of its operating strategies and monitor the financial performance of its business. The key business metrics that Affinitas utilizes include the following:
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Total Registrations:   Total registrations are defined as the total number of new members registering to the platforms with their email address. Those include members who enter into premium subscriptions and free memberships.

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Average Paying Subscribers:   Paying subscribers are defined as individuals who have paid a monthly fee for access to premium services, which include, among others, unlimited communication with other registered users, access to user profile pictures and enhanced search functionality. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and the end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

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Average Monthly Net Revenue per Paying Subscriber:   Average monthly net revenue per paying subscriber represents the total net subscriber revenue for the period divided by the number of average paying subscribers for the period, divided by the number of months in the period.

Unaudited selected statistical information regarding the key business metrics described above for Affinitas’s reportable segments is shown in the table below.
	12-months ended December 31, 2016	12-months ended December 31, 2015	6-months ended June 30, 2017	6-months ended June 30, 2016
# Registrations
North America	1,616,963	759,351	1,055,581	738,207
International	5,280,686	5,081,606	3,066,511	2,615,848
Total # Registrations	6,897,649	5,840,957	4,122,092	3,354,055
Average Paying Subscriber
North America	46,453	15,240	69,953	38,992
International	270,823	266,675	294,872	268,572
Total Average Paying Subscriber	317,276	281,915	364,825	307,565
Average monthly Net Revenue per Paying Subscriber
North America	€28.71	€28.81	€26.58	€30.82
International	€17.69	€17.24	€17.50	€17.64
Total Average monthly Net Revenue per Paying Subscriber	€19.30	€17.87	€19.24	€19.31

During the six months ended June 30, 2017, 4,122 thousand new members registered to Affinitas’s platforms, compared to 3,354 thousand new members during the six months ended June 30, 2016. The 22.9% total increase in new registrations were mainly due to new registrations in the North America segment with 1,056 thousand new registrations compared to 738 thousand in the same period previous year. The increase in the North America segment was due to the extensive direct marketing efforts. New registrations in Affinitas’s International segment during the six months ended June 30, 2017 were 3,067 thousand, compared to 2,616 thousand during the six months ended June 30, 2016. The increase of 17.2% was mainly due to the Samadhi Acquisition as well as increased marketing efforts in the United Kingdom and South America.
During the year ended December 31, 2016, 6,898 thousand new members registered to Affinitas’s platforms, compared to 5,841 thousand new members during the year ended December 31, 2015. The 18.1% total increase in new registrations were mainly due to new registrations in the North America segment with 5,282 thousand new registrations compared to 5,082 thousand in the previous year. The increase in the North America segment was due to the extensive direct marketing efforts. Registrations in Affinitas’s International segment increased by 3.9% due to the Samadhi Acquisition.
Average paying subscribers for Affinitas increased by 18.6% to 365 thousand during the six months ended June 30, 2017, compared to 308 thousand during the six months ended June 30, 2016. Average paying subscribers in the North America segment increased by 79.4% to 70 thousand during the six months ended June 30, 2017, compared to 39 thousand during the six months ended June 30, 2016. The increase was the result of the extensive marketing efforts in North America. Average paying subscribers in the International segment increased by 9.8% to 295 thousand during the six months ended June 30, 2017, compared to 269 thousand during the six months ended June 30, 2016.
Average paying subscribers for Affinitas increased by 12.5% to 317 thousand during the year ended December 31, 2016, compared to 282 thousand during the year ended December 31, 2015. Average paying subscribers for the North America segment increased by 204.8% to 46 thousand during the year ended December 31, 2016, compared to 15 thousand during the year ended December 31, 2015. The increase was the result of the extensive marketing efforts in North America. Average paying subscribers in the International segment increased by 5.6% to 271 thousand during the year ended December 31, 2016, compared to 267 thousand during the year ended December 31, 2015. The increase was due to the Samadhi Acquisition and improved conversion in the United Kingdom.

Average monthly net revenue per paying subscriber decreased by 0.4% to €19.24 during the six months ended June 30, 2017, compared to €19.31 during the six months ended June 30, 2016. Average monthly net revenue per paying subscriber in the North America segment decreased by 13.8% to €26.58 during the six months ended June 30, 2017 compared to €30.82 during the six months ended June 30, 2016. The decrease in net revenue per paying subscriber was due to the increase in the subscriber base and an increase in the average subscription duration. Paying subscribers are added to the statistic as soon as they enter the subscription, while the associated revenue is deferred and recognized over the subscription term; thus, monthly net revenues per paying subscriber decreased. Furthermore, Affinitas’s pricing model is based on offering lower monthly subscription fees for longer subscription durations; therefore, monthly net revenue per paying subscriber decreased. Average monthly net revenue per paying subscriber in the International segment decreased by 0.8% to €17.50 during the six months ended June 30, 2017, compared to €17.64 during the six months ended June 30, 2016.
On an annual basis, average monthly net revenue per paying subscriber increased by 7.9% to €19.30 during the year ended December 31, 2016, compared to €17.87 during the year ended December 31, 2015. The increase was driven by a higher proportion of paying subscribers in the North America segment in relation to total paying subscribers. Average net revenue per paying subscriber of the North America segment decreased by 0.5% to €28.71 during the year ended December 31, 2016 compared to €28.81 during the year ended December 31, 2015. The decrease is associated with unfavorable foreign currency effects. Average net revenue per paying subscriber of the International segment increased by 2.5% to €17.69 during the year ended December 31, 2016 compared to €17.24 during the year ended December 31, 2015. The increase was attributable to maturing market conditions. Average net revenue per paying subscriber is lower in the International segment than in the North America segment primarily because the segment includes the Eastern European countries in which subscription fees are significantly lower than average.
Management expects a continuing improvement in average monthly net revenue per paying subscriber as the subscriber base in the profitable North America segment continues to grow.
Results of Operations
Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016
Revenue.   99% of Affinitas’s revenue for the six months ended June 30, 2017 and 2016 was derived from subscription fees. Revenue is presented net of refunds and gross of chargebacks. Affinitas’s subscriptions are offered in durations of varying length (typically three, six, twelve or twenty-four months). Following their initial terms, most subscriptions renew automatically until subscribers terminate them.
Revenue during the six months ended June 30, 2017, increased by 18.2% to €42,116 thousand from €35,637 thousand during the six months ended June 30, 2016. The growth was attributable to an increase in subscriptions, both in the International and the North America segment. Samadhi contributed 7.5%, or €2,683 thousand to the revenue increase. Excluding the impact of the Samadhi Acquisition, revenue increased 10.7% from €35,637 thousand during the six months ended June 30, 2016 to €39,433 thousand during the six months ended June 30, 2017.
During the six months ended June 30, 2017, revenue in Affinitas’s North America segment increased by 55.1% from €7,328 thousand to €11,368 thousand during the six months ended June 30, 2016, mainly due to increased marketing efforts and a resulting growing subscriber base. During the six months ended June 30, 2017, revenue in Affinitas’s International segment increased by 10.4% from €28,889 thousand during the six months ended June 30, 2016 to €31,891 thousand due to a growing subscriber base.
Cost of revenue.   Cost of revenue consists primarily of direct marketing costs, data center expenses, credit card fees and mobile application processing fees. Cost of revenue increased by 9.6% to €29,039 thousand during the six months ended June 30, 2017, compared to €26,499 thousand during the six months ended June 30, 2016. The increase in cost of revenue was primarily attributable to an increase in direct marketing costs for the marketing campaign in connection with the increase in revenue in the North America segment mentioned above. Furthermore, mobile application processing fees increased due to the trend that more users are subscribing and using Affinitas’s services provided through mobile applications. The increase in cost of revenue was partially offset by a decrease in data center expenses. Samadhi contributed €1,014 thousand, or 3.8%, to cost of revenue. Excluding the impact of the Samadhi Acquisition, cost of revenue increased 5.8% from €26,499 thousand during June 30, 2016 to €28,025 thousand during the six months ended June 30, 2017. Cost of revenue as a percentage of revenue decreased by 7.3% due to a lower percentage of direct marketing costs relative to revenue. Affinitas reduced its marketing campaign in North America, which was implemented in the previous years. As expected by Affinitas’s management, the direct marketing costs as a percentage of revenue declined to 84.9% during the six months ended June 30, 2017 from 103% during the six months ended June 30, 2016. Affinitas expects a further decrease in direct marketing costs as a percentage of revenue for the North America segment due to an increasing subscriber base.
Sales and marketing expenses.   Sales and marketing expenses consist primarily of salaries for Affinitas’s sales and marketing personnel, expenses for market research and amortization of sales related intangible assets. Sales and marketing expenses increased by 81.3% to €2,765 thousand during the six months ended June 30, 2017, as compared to €1,525 thousand during the six months ended June 30, 2016. The increase was primarily attributable to higher personnel expenses caused by a growing sales and marketing force and termination benefits paid out in the six months ended June 30, 2017. The increase was also attributable to increased amortization expenses as a result of the amortization of acquired intangible assets as a result of the Samadhi Acquisition. The Samadhi Acquisition contributed €285 thousand, or 18.7% of that increase. Excluding the impact of the Samadhi Acquisition, sales and marketing expenses increased 62.6% from €1,525 thousand during June 30, 2016 to €2,480 thousand during the six months ended June 30, 2017.
Customer service expenses.   Customer service expenses consist primarily of personnel costs and third party service fees associated with Affinitas’s customer service centers. The members of Affinitas’s customer service team primarily respond to billing questions, detect and eliminate suspected fraudulent activity, and address site usage and dating questions from Affinitas’s members. Customer service expenses increased from €1,315 thousand during the six months ended June 30, 2016, by 66.9% to €2,195 thousand during the six months ended June 30, 2017. The increase was mainly attributable to higher expenses for third-party service providers. The Samadhi Acquisition contributed €7 thousand, or 0.5% to that increase. Excluding the impact of the Samadhi Acquisition, customer service expenses increased 66.4% from €1,315 thousand during June 30, 2016 to €2,188 thousand during the six months ended June 30, 2017.
Technical operations and development expenses.   Technical operations and development expenses consist primarily of the personnel and systems necessary to support Affinitas’s corporate technology requirements as well as costs incurred in the development, enhancement and maintenance of Affinitas’s websites and services. Technical operations and development expenses increased by 84.3% from €1,500 thousand during the six months ended June 30, 2016 to €2,764 thousand during the six months ended June 30, 2017. The increase is mainly due to an increase in personnel expenses due to a higher number of employees in the department and an increase in depreciation and amortization mainly as a result of the amortization expense on internally generated intangible assets identified in the Samadhi Acquisition and data processing costs. The Samadhi Acquisition contributed 7.9%, or €218 thousand to the technical operations and development expenses during the six months ended June 30, 2017. Excluding the impact of the Samadhi Acquisition, technical operations and development expenses increased 69.7% from €1,500 thousand during June 30, 2016 to €2,546 thousand during the six months ended June 30, 2017.
General and administrative expenses.   General and administrative expenses consist primarily of corporate personnel-related costs, professional fees, occupancy and other overhead costs. General and administrative expenses increased by 86.8% to €7,376 thousand for the six months ended June 30, 2017, compared to €3,948 thousand for the six months ended June 30, 2016. The increase was due to transaction costs incurred for the Merger of €2,335 thousand during the six months ended June 30, 2017 compared to no costs incurred during the comparative period and higher expenses for the allowance for uncollectible trade receivables and write-offs of €2,785 thousand during the six months ended June 30, 2017 compared to €1,809 thousand during the six months ended June 30, 2016. The increase was partially offset by releases of restructuring provisions for the restructuring of Samadhi. The Samadhi Acquisition contributed expenses of  €195 thousand or 5.3% to that increase. Excluding the impact of the Samadhi Acquisition, general and administrative expenses increased 81.9% from €3,948 thousand during June 30, 2016 to €7,181 thousand during the six months ended June 30, 2017.

Net Finance expenses.   Net finance expenses consist primarily of interest income and expenses and foreign exchange gains and losses. Net finance expenses increased to €346 thousand for the six months ended June 30, 2017, compared to €81 thousand for the six months ended June 30, 2016. The increase was mainly due to the interest expense paid on the Loans amounting to €254 thousand incurred in connection with the Samadhi Acquisition. Excluding the impact of the Samadhi Acquisition, net finance expenses increased 13.6% from €81 thousand during June 30, 2016 to €92 thousand during the six months ended June 30, 2017.
Income tax expense/benefit.   The income tax benefit for the six months ended June 30, 2017 was €616 thousand compared to an expense of  €239 thousand for the six months ended June 30, 2016. The amount of income tax for the six months ended June 30, 2017 consists of  €674 thousand relating to current income tax benefit, offset by an income tax expense of  €58 thousand from origination and reversal of temporary differences, mainly attributable to intangible assets recognized as a result of the Samadhi Acquisition and deferred taxes on the fair value adjustment on deferred income.
Discontinued operations.   There is no income/loss from discontinued operations during the six months ended June 30, 2017 because Top 10 was disposed on December 29, 2016. During the six months ended June 30, 2016 the loss from discontinued operations amounted to €607 thousand. Discontinued operations relates to Affinitas’s interest in Top 10 Media UG and its subsidiary Top 10 Advantage GmbH (together “Top 10”).
Total comprehensive loss and comprehensive income per share.   Total comprehensive loss was €1,704 thousand, or €68.16 per share, for the six months ended June 30, 2017, compared to a total comprehensive income of  €69 thousand, or €2.76 per share, for the six months ended June 30, 2016. The increase in total comprehensive loss and total comprehensive loss per share was primarily due to an increase in other operating expenses partially offset by a higher revenue. The Samadhi Acquisition contributed total comprehensive income of  €46 thousand to Affinitas’s results during the six months ended June 30, 2017. Excluding the impact of the Samadhi Acquisition during the year ended December 31, 2016, total comprehensive loss was €1,750 during the six months ended June 30, 2017.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Revenue.    99% of Affinitas’s revenue for the years ended December 31, 2015 and 2016 was derived from subscription fees. Revenue is presented net of refunds and gross of chargebacks. Affinitas’s subscriptions are offered in durations of varying length (typically three, six, twelve or twenty-four months). Following their initial terms, most subscriptions renew automatically until subscribers terminate them.
Revenue during the year ended December 31, 2016, increased by 21.6% to €73,491 thousand from €60,442 thousand during the year ended December 31, 2015. The increase was attributable to a growing subscriber base and a higher average monthly net revenue per subscriber due to a higher proportion of paying subscribers in the more profitable North America segment in relation to total paying subscriber. From its acquisition date, Samadhi contributed 1.5%, or €912 thousand to the revenue increase. Excluding the impact of the Samadhi Acquisition, during the year ended December 31, 2016, revenue increased 20.1% to €72,579 thousand from €60,442 thousand during the year ended December 31, 2015.
During the year ended December 31, 2016, revenue in Affinitas`s North America segment increased by 209.8% from €5,311 thousand to €16,454 thousand during the year ended December 31, 2015, mainly due to increased marketing efforts and a resulting growing subscriber base. During the year ended December 31, 2016, revenue in Affinitas’s International segment increased by 7.4% from €55,625 thousand to €59,763 thousand during the year ended December 31, 2015 due to a growing subscriber base and higher average net revenue per paying subscriber. The revenue increase was consistent with Affinitas’s management’s estimated growth rate for maturing markets of 5% to 10%.
Cost of revenue.   Cost of revenue consists primarily of direct marketing costs, data center expenses, credit card fees and mobile application processing fees. Cost of revenue increased by 14.7% to €51,202 thousand during the year ended December 31, 2016, compared to €44,630 thousand during the year ended December 31, 2015. The increase in cost of revenue was primarily attributable to an increase in direct marketing costs for the marketing campaign in connection with the increase in revenue in the North America segment mentioned above. Furthermore, mobile application processing fees increased due to the trend that more users are subscribing and using Affinitas’s services provided through mobile applications. Samadhi contributed €354 thousand, or 0.8%, to cost of revenue increase. Excluding the impact of the Samadhi Acquisition, during the year ended December 31, 2016, cost of revenue increased 13.9% to €50,848 thousand during the year ended December 31, 2016, compared to €44,630 thousand during the year ended December 31, 2015. Cost of revenue as a percentage of revenue decreased by 4.2% as a result of a lower percentage of direct marketing costs relative to revenue. During the year ended December 31, 2015, Affinitas entered the US market and launched a marketing campaign in order to gain market share. Direct marketing costs were therefore significantly higher for the period compared to historical experience, amounting to 158.6% of revenue compared to 94.9% in 2016. Affinitas expects a continuing decline in direct marketing costs as a percentage of revenue for the North America segment in 2017 as the subscriber base continues to grow.
Sales and marketing expenses.   Sales and marketing expenses consist primarily of salaries for Affinitas’s sales and marketing personnel, expenses for market research and amortization of sales related intangible assets. Sales and marketing expenses increased by 29.1% to €3,919 thousand during the year ended December 31, 2016, as compared to €3,036 thousand during the year ended December 31, 2015. The increase was primarily attributable to higher personnel expenses caused by a growing sales and marketing force and termination benefits paid out in 2016. The increase was also attributable to increased amortization expenses as a result of the amortization of acquired intangible assets as a result of the Samadhi Acquisition. Samadhi contributed €538 thousand, or 17.7% of that increase. Excluding the impact of the Samadhi Acquisition, during the year ended December 31, 2016, sales and marketing expenses increased 11.4% to €3,381 thousand during the year ended December 31, 2016, compared to €3,036 thousand during the year ended December 31, 2015.
Customer service expenses.   Customer service expenses consist primarily of personnel costs and third party service fees associated with Affinitas’s customer service centers. The members of Affinitas’s customer service team primarily respond to billing questions, detect and eliminate suspected fraudulent activity, and address site usage and dating questions from Affinitas’s members. Customer service expenses increased from €2,357 thousand during the year ended December 31, 2015, by 18.4% to €2,791 thousand during the year ended December 31, 2016. The increase was primarily attributable to an increase in third-party services of €515 thousand. Affinitas reduced its overall customer service personnel and engaged external service providers more to improve its reaction to peaks in customer service requests. As a result, personnel expenses decreased by €94 thousand. The net increase in customer service expenses was due to higher volume of customer claims, mainly driven by the North America segment. Samadhi contributed €31 thousand, or 1.3%, to that increase. Excluding the impact of the Samadhi Acquisition, during the year ended December 31, 2016, customer service expenses increased by 17.1% to €2,760 thousand, compared to €2,357 thousand during the year ended December 31, 2015.
Technical operations and development expenses.   Technical operations and development expenses consist primarily of the personnel and systems necessary to support Affinitas’s corporate technology requirements as well as costs incurred in the development, enhancement and maintenance of Affinitas’s websites and services. Technical operations and development expenses decreased 14.1%, from €3,849 thousand during the year ended December 31, 2015, to €3,305 thousand during the year ended December 31, 2016, due to the capitalization of development costs amounting to €1,186 thousand for a core system solution. The decrease in expenses was partially offset by an increase in personnel expenses due to higher average salaries in the department, an increase in depreciation and amortization mainly as a result of the amortization expense on internally generated intangible assets identified in the Acquisition and data processing costs. The Samadhi Acquisition contributed expenses of €380 thousand to technical operations and development. Excluding the impact of the Samadhi Acquisition, during the year ended December 31, 2016, technical operations and development expenses decreased by 24.0% to €2,925 thousand during the year ended December 31, 2016, compared to €3,849 thousand during the year ended December 31, 2015.
General and administrative expenses.   General and administrative expenses consist primarily of corporate personnel-related costs, professional fees, occupancy and other overhead costs. General and administrative expenses increased by 63.5% to €9,727 thousand for the year ended December 31, 2016, compared to €5,951 thousand for the year ended December 31, 2015. The increase was due to higher bad debt expenses and write-offs of receivables, an increase in personnel expenses and related overhead, and restructuring provisions for the restructuring of Samadhi. The Samadhi Acquisition contributed expenses of €979 thousand or 16.5%, to that increase. Excluding the impact of the Samadhi Acquisition, during the year ended December 31, 2016, general and administrative expenses increased by 47.1% to €8,748 thousand, compared to €5,951 thousand during the year ended December 31, 2015.
Net Finance expenses.   Net finance expenses consist primarily of interest and income and expenses and foreign exchange gains and losses. Net finance expenses increased to €268 thousand for the year ended December 31, 2016, compared to €73 thousand in 2015. The increase was due to higher interest expenses relating to a new loan facility drawn in 2016 to finance a portion of the consideration for the Samadhi Acquisition and higher net currency translation losses. Excluding the impact of the Samadhi Acquisition (including the interest expense related to the Loan Agreement to finance the Samadhi Acquisition), during the year ended December 31, 2016, finance costs increased to €144 thousand during the year ended December 31, 2016, compared to €73 thousand during the year ended December 31, 2015.
Income tax expense.   Income tax expense for the year ended December 31, 2016, was €1,082 thousand compared to €445 thousand for the year ended December 31, 2015. The expense for income tax during the year ended December 31, 2016 consists of €752 thousand of current income taxes and €541 thousand deferred tax expense relating to the use of net operating loss carryforwards, offset by an income tax benefit of €211 thousand from origination and reversal of temporary differences, mainly attributable to intangible assets recognized as a result of the Samadhi Acquisition and deferred taxes on the fair value adjustment on deferred income.
Income tax expense for the year ended December 31, 2015, of €445 thousand consists of a tax refund of €5 thousand from previous years, current income tax expense of €374 thousand, €107 thousand deferred tax expense relating to the use of net operating loss carryforwards, and an income tax benefit of €31 thousand from origination and reversal of temporary differences.
Discontinued operations.   The loss from discontinued operations during the year ended December 31, 2016 was €632 thousand compared to €959 thousand during the year ended December 31, 2015. Discontinued operations relates to Affinitas’s interest in Top 10 Media UG and its subsidiary Top 10 Advantage GmbH (together “Top 10”). The equity interest was sold on December 29, 2016 for gross proceeds of €250 thousand. Net liabilities at the time of the sale amounted to €(131) thousand.
Total comprehensive income (loss) and comprehensive income per share.    Total comprehensive income was €691 thousand, or €27.64 per share, for the year ended December 31, 2016, compared to a total comprehensive loss of €549 thousand, or €21.96 per share, for the year ended December 31, 2015. The increase in total comprehensive income and total comprehensive income per share was primarily due to higher revenue generated in 2016. The Samadhi Acquisition that occurred on September 30, 2016 contributed a total comprehensive loss of €901 thousand to Affinitas’s results during the year ended December 31, 2016. Excluding the impact of the Samadhi Acquisition, during the year ended December 31, 2016, total comprehensive income was €1,592 thousand during the year ended December 31, 2016.
Liquidity and Capital Resources
Affinitas’s ongoing liquidity requirements arise primarily from working capital needs, research and development requirements and the repayment of debt obligations. In addition, Affinitas may use liquidity to fund acquisitions, or make other investments. Sources of liquidity are cash balances and cash flows from operations and, from time to time, Affinitas may obtain additional liquidity through the issuance of equity or debt. As of June 30, 2017 and December 31, 2016, Affinitas had cash and cash equivalents of €6,722 thousand and €8,064 thousand, respectively. Affinitas believes that cash flows from operations are adequate to satisfy its operating cash requirements for the foreseeable future.

Cash Flows
The following table summarizes Affinitas’s cash flows for the six months ended June 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015:
	Six months ended June 30,		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands)
Cash provided by operating activities	€1,409	€1,307	€6,840	€1,466
Cash used in investing activities	(1,746)	(643)	(7,617)	(419)
Cash provided by financing activities	(1,005)	—	5,854	—
Net (decrease)/increase in cash and cash equivalents	(1,342)	664	€5,077	€1,047

Operating Activities:   During the six months ended June 30, 2017, operating activities provided €1,409 thousand in cash, primarily resulting from the cash provided by Affinitas’s net loss of  €1,704 thousand after consideration of non-cash charges of  €2,167 thousand and changes in operating assets and liabilities of €1,207 thousand, partially offset by interest payments of  €261 thousand, of which €254 thousand have been paid in connection with the Loan Agreement. Net cash provided by changes in operating assets and liabilities for the period ended June 30, 2017, consisted primarily of a €1,798 thousand increase in current trade and other payables, a €421 thousand decrease in current trade and other receivables, a €322 thousand increase in deferred income and a €17 thousand decrease in other operating assets and liabilities, all of which were partially offset by a €712 thousand increase in tax positions and a €639 thousand decrease in provisions. The increase in current trade and other payables was mainly due to higher accrued marketing expenses. The decrease in current trade and other receivables was mainly due to lower receivables from payment providers. The increase in deferred income was due to an increase in Affinitas’s sales of multi-period subscriptions, which are generally billed in advance. The increase in tax positions was mainly due to the recognition of an income tax receivable as a result of the net operating loss before taxes in the period. The decrease in the provisions was mainly due to the payment of termination benefits in connection with the termination of the French operations of Samadhi.
During the six months ended June 30, 2016, operating activities provided €1,307 thousand in cash, primarily resulting from the cash provided by Affinitas’s net loss of  €69 thousand after consideration of non-cash charges of  €608 thousand and changes in operating assets and liabilities of  €768 thousand. Net cash provided by changes in operating assets and liabilities for the period ended June 30, 2016 consisted primarily of a €1,321 thousand increase in deferred income, a €1,096 thousand decrease in current trade and other receivables and a €4 thousand change in tax positions, all of which were partially offset by a €67 thousand decrease in provisions, and a €1,586 thousand decrease in current trade and other payables. The increase in deferred income was due to an increase in Affinitas’s sales of multi-period subscriptions, which are generally billed in advance. The decrease in current trade and other receivables was mainly due to lower prepaid marketing costs. The decrease in current trade and other payables was mainly due to lower marketing costs payable.
During the year ended December 31, 2016, operating activities provided €6,840 thousand in cash, primarily resulting from the cash provided by Affinitas’s net income of €691 thousand after consideration of non-cash charges of €2,035 thousand and changes in operating assets and liabilities of €4,243 thousand, partially offset by interest payments of €129 thousands (mainly in connection with the Loan Agreement). Net cash provided by changes in operating assets and liabilities for the year ended December 31, 2016, consisted primarily of a €2,797 thousand increase in deferred income, a €751 thousand increase in current trade and other payables, a €608 thousand increase in provisions and a €564 thousand change in tax positions, all of which were partially offset by a €477 thousand decrease in current trade and other receivables. The increase in deferred income was due to an increase in Affinitas’s sales of multi-period subscriptions, which are generally billed in advance. The increase in current trade and other payables was due to higher accrued payroll expenses relating to bonus and vacation payable. The increase in provisions was mainly due to provisions for restructuring in connection with the termination of the French operations of Samadhi and related termination benefits for the former Samadhi employees. The increase in tax positions was mainly due to deferred taxes resulting from the intangible assets acquired in the Samadhi

Acquisition. The increase in trade and other receivables was mainly due to receivables to the former subsidiary Top10, which was sold in 2016.
During the year ended December 31, 2015, operating activities provided €1,466 thousand in cash, primarily resulting from the cash provided by changes in operating assets and liabilities of €1,286 thousand and the net loss of €549 thousand after consideration of non-cash charges of €729 thousand. Net cash provided by changes in operating assets and liabilities for the year ended December 31, 2015, consisted primarily of a €2,288 thousand increase in current trade and other payables, a €2,198 thousand increase in deferred income and a €21 thousand increase in provisions, all of which were partially offset by a €3,206 thousand decrease in current trade and other receivables and a €13 thousand decrease in the tax positions. The increase in current trade and other payables was due to an increase in non-income related taxes payable to foreign governments, mainly VAT. The payable amount represents taxes for the fourth quarter payable in January of the following year. The increase in deferred income was due to an increase in Affinitas’s sales of multi-period subscriptions, which are generally billed in advance. The decrease in current trade receivables was due to receivables from the payment provider.
Investing Activities.   During the six months ended June 30, 2017, Affinitas used €1,746 thousand in investing activities, primarily consisting of purchases of fixed assets of  €973 thousand, and software of €728 thousand in the normal course of business and a payment of contingent consideration in connection with the Samadhi Acquisition of  €295 thousand. Those cash outflows were partially offset by cash received of  €250 thousand from the disposal of discontinued operations.
During the six months ended June 30, 2016, Affinitas used €643 thousand in investing activities, primarily consisting of capitalized software of  €597 thousand and purchases of fixed assets of  €46 thousand.
During the year ended December 31, 2016, Affinitas used €7,617 thousand in investing activities, primarily consisting of a payment in connection with the Samadhi Acquisition of €5,643 thousand, purchases of fixed assets of €147 thousand, and capitalized software of €1,845 thousand in the normal course of business. Those cash outflows were partially offset by proceeds from the disposal of discontinued operations of €18 thousand.
During the year ended December 31, 2015, Affinitas used €419 thousand in investing activities, primarily consisting of purchases of fixed assets and capitalized software in the normal course of business, partially offset by interest received of €11 thousand.
Financing Activities.   During the six months ended June 30, 2017, net cash used by financing activities was €1,005 thousand as a result of the settlement of deferred consideration in connection with the Samadhi Acquisition (€1,000 thousand) and a repayment of a bank loan (€5 thousand).
During the six months ended June 30, 2016, Affinitas had no cash flows from financing activities.
During the year ended December 31, 2016, net cash provided by financing activities was €5,854 thousand as a result of net proceeds of €5,850 thousand from borrowings under the Loan Agreement as well as proceeds of €4 thousand under a bank loan.
During the year ended December 31, 2015, Affinitas had no cash flows from financing activities.
Loan Agreement
In September 2016, Affinitas entered into the Loan Agreement with certain Lenders, under which the Lenders granted Affinitas loans of different types (either Type A Loans or Type B Loans) in the aggregate principal amount of €5.85 million (€1.85 million of which is under the Type A Loans and €4.0 million of which is under the Type B Loans). As of October 13, 2017, €5.85 million remains outstanding under the Loan Agreement.
The Type A Loans have an interest rate of 8.0% per annum and will mature on June 30, 2018. The Type B Loans have an interest rate of 9.0% per annum and will mature on March 31, 2019. Interest accrued on each outstanding Loan is due and payable to the respective Lender in monthly installments on the last business day of each calendar month (with amortization calculated on a straight line basis). The Loan Agreement does not require compound interest to be paid on the accrued interest.

The obligations under the Loan Agreement are secured by all of Affinitas’s past, present, future, conditional and unconditional claims, rights, title and interest (whether actual or contingent) against all of Affinitas’s clients as well as against suppliers and service providers (with respect to the provision of goods and/or services by or to Affinitas) and/or against credit institutions of Affinitas in respect of deposits held by such credit institutions for Affinitas.
Affinitas, in its sole discretion, may partially prepay the outstanding Loans on December 31, 2017, provided that (i) the total principal amount of such prepayment may not exceed 50% of the then-outstanding aggregate principal amounts of all Loans; and (ii) any such prepayment must be made to all Lenders pro rata with respect to the then-outstanding aggregate principal amounts of each applicable Lender’s Loans; and (ii) that Affinitas’s management has passed required related resolutions to repay such Loans and has notified each Lender in writing of its intention to prepay the Loans, stating the amount to be repaid, no later than September 30, 2017. In case of such prepayment, Affinitas is obligated to pay a prepayment penalty amounting to (x) in the case of Type A Loans, 1.5% of the prematurely repaid principal amount of the respective disbursed loan and (y) in the case of Type B Loans, 4.0% of the prematurely repaid principal amount of the respective disbursed loan.
A default occurs if Affinitas (i) fails to pay on the respective due date any amounts due and payable pursuant to the Loan Agreement and (ii) fails to cure such non–compliance by making such outstanding payments within three (3) weeks upon receipt by Affinitas of written notice of such default sent by or on behalf of any of the Lenders. Upon a default, the Lenders may collectively bring an enforcement action to realize the security interests.
Inflation
Affinitas believes that any effect of inflation at current levels will be minimal. Historically, Affinitas has been able to increase prices at a rate equal to or greater than that of inflation and believes that it will continue to be able to do so for the foreseeable future. In addition, Affinitas has been able to maintain a relatively stable variable cost structure for its products due, in part, to a continued optimization of marketing spend.
Contractual Obligations
The following table summarizes Affinitas’s contractual commitments and obligations at December 31, 2016, and the effect such obligations are expected to have on Affinitas’s liquidity in future periods:
	Payments Due by Period
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
Operating lease commitments(1)	€1,203	€389	€528	€286	€—
Long-Term Debt obligations(2)	7,157	513	6,644	—	—
Total	€8,360	€902	€7,172	€286	€—

(1)
Amounts in the table reflect payments due for Affinitas’s headquarter office space and related premises in Berlin, Germany, under an operating lease agreement that expires in January 2021 as well as payments for the lease of certain office equipment.

(2)
Reflects the contractually required principal and interest payments payable under the Loan Agreement as well as payments required under a bank loan with a carrying amount of €5 thousand due in 2017.

Contracts with other service providers are for terms less than one year. For contingences related to Affinitas’s tax positions, Affinitas is unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months. As a result, this amount is not included in the table above.
Off-Balance Sheet Arrangements
Affinitas does not have any relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Affinitas does not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts.
Quantitative and Qualitative Disclosures about Market Risk
Market risk is the potential loss from adverse changes in foreign exchange rates, interest rates, and market prices. Affinitas’s exposure to market risk includes Affinitas’s cash, accounts receivable, other financial assets, accounts payable, and other financial liabilities. Affinitas manages its exposure to these risks through established policies and procedures. Affinitas’s objective is to mitigate potential income statement, cash flow and market exposures from changes in interest and foreign exchange rates.
Currency risk
Affinitas is exposed to currency risk to the extent that there is a mismatch between the currencies in which sales, purchases and borrowings are denominated and the functional currency of Affinitas and its subsidiaries. The functional currency of Affinitas and its subsidiaries is the euro.
Affinitas intends to naturally hedge foreign exchange fluctuations by settling all transactions in their respective transaction currencies. Affinitas’s policy is to ensure that its net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates when necessary to address short-term obligations. When foreign currency reserves are more than its short-term obligations, Affinitas converts the amount to its functional currency. The currencies in which these transactions are primarily denominated are euro, US dollars, Canadian dollar, British pound, and Australian dollar.
Future net transaction gains and losses are inherently difficult to predict, as they are reliant on how the multiple currencies in which Affinitas transacts fluctuate in relation to the functional currency of Affinitas, the relative composition and denomination of current assets and liabilities for each period, and Affinitas’s effectiveness at forecasting and managing such exposures. If as of the balance sheet date all significant foreign currencies were denominated weaker by the gross foreign exchange fluctuation of the previous year (calculated as the difference between the beginning foreign exchange rate and ending foreign exchange rate of the period as published by the European Central Bank), Affinitas would have recognized foreign exchange losses of €81 thousand and €134 thousand during the year ended December 31, 2016 and December 31, 2015 respectively.
Interest rate risk
Neither Affinitas nor its subsidiaries holds any financial instruments with variable interest rates. Affinitas is therefore not exposed to interest rate risks.
Other market price risk
Neither Affinitas nor its subsidiaries holds any equity securities or financial assets or liabilities that are dependent on the price of equity instruments. Affinitas is therefore not exposed to market price risks.
Recent Accounting Developments
For a discussion of new accounting standards and interpretations not yet adopted by Affinitas, see Note 1.6 — Standards issued but not yet effective in the notes to its consolidated financial statements and its condensed consolidated interim finanical statements.

DESCRIPTION OF NEW SPARK ORDINARY SHARES
New Spark (legal name: Spark Networks SE) was incorporated under the laws of Germany and the European Union as a European stock company. It was entered into the German commercial register on April 5, 2017. It is expected that New Spark will be a publicly traded company listed on NYSE American under the ticker symbol “LOV.” New Spark was renamed “Spark Networks SE” on August 29, 2017.
Unless stated otherwise, the following is a description of the material terms of the New Spark Ordinary Shares as those terms will exist as of the consummation of the Business Combination. The form of the New Spark Articles that will be in effect as of the consummation of the Business Combination is attached as Exhibit 3.1 to the Registration Statement of which this proxy statement/prospectus is a part.
Upon incorporation of New Spark and as of the date of this proxy statement/prospectus, the share capital (Grundkapital) of New Spark amounts to €120,000.00 and is divided into 120,000 registered ordinary no-par value shares (auf den Namen lautende Stammaktien als Stückaktien), with a nominal value of  €1.00 per share.
Share Capital
As of the consummation of the Business Combination, New Spark’s share capital will be increased by the number of New Spark Ordinary Shares required under the Merger Agreement and the Affinitas Share Exchange, or up to €1,197,378 (depending on the ultimate number of shares issued in connection with the Business Combination), by way of issuance of up to 1,197,378 (depending on the ultimate number of shares issued in connection with the Business Combination) new New Spark Ordinary Shares to the former stockholders of Spark and Affinitas. After this issuance New Spark’s share capital will amount to up to €1,317,378 (depending on the ultimate number of shares issued in connection with the Business Combination) and be divided into up to 1,317,378 (depending on the ultimate number of shares issued in connection with the Business Combination) registered no-par value shares.
New Spark Ordinary Shares
Share certificates for the New Spark Ordinary Shares have not been issued. Furthermore, stockholders do not have the right to the issuance of a share certificate representing their share(s).
Treasury Shares
As of the date of this proxy statement/prospectus, New Spark does not own any treasury shares.
Authorized Capital (genehmigtes Kapital)
According to New Spark’s Articles of Association the Administrative Board is authorized to increase New Spark’s share capital by not more than €658,689 on one or more occasions on or before October 31, 2022 in return for contributions in cash and/or in kind, by issuing new registered no-par value shares (“Authorized Capital 2017”). The Authorized Capital 2017 will become effective upon its registration with the commercial register of New Spark; as of the date hereof, such registration has not yet been effected. As a rule, the stockholders of New Spark shall be granted the statutory preemptive rights to the new shares. However, the stockholders’ preemptive rights are subject to the following restrictions:
•
The stockholders’ preemptive rights are excluded with respect to capital increases against cash contributions provided that the shares are issued, with reference to this provision at an issue price which is not substantially below the stock exchange price of the existing shares of New Spark and that the shares issued under this authorization for the exclusion of preemptive rights in total do not exceed 10% of the registered share capital;

•
The stockholders’ preemptive rights are further excluded with respect to capital increases against contributions in cash and/or in kind, if the new shares, with reference to this provision, shall be issued in the context of employee participation and/or remuneration programs or instruments to employees of New Spark or companies controlled by New Spark or companies in which New Spark holds an (indirect) majority interest, or to New Spark Managing Directors and/or to members of the management of companies controlled by New Spark or companies in which New

Spark holds an (indirect) majority interest or to third parties which transfer the economic property and/or the economic benefits from the shares to the mentioned persons. The shares issued under this authorization for the exclusion of preemptive rights may in total not exceed 10% of the registered share capital;
•
Furthermore, the Administrative Board is authorized, subject to certain restrictions, to exclude the stockholders’ preemptive rights in the following cases provided for in the New Spark Articles (also by combining such exclusions with an exclusion of preemptive rights according to the aforementioned and following other cases):

•
In case of fractional amounts;

•
To the extent it is required in order to grant to holders or creditors, respectively, of conversion or option rights attached to convertible and/or option bonds, that are or were issued by New Spark or a national or foreign subsidiary in which New Spark either directly or indirectly holds a majority in terms of voting rights and capital, or, in case of an owned conversion right of New Spark, to holders or creditors, respectively, being obligated hereby, preemptive rights to the extent they would be entitled to after exercising the conversion or option rights or after fulfilling a conversion or option obligation, respectively; and

•
In case of increasing the share capital in exchange for contributions in kind, in particular to acquire companies, parts of companies or shareholdings, in the scope of joint ventures and mergers and/or for the purpose of acquiring other assets including rights and claims.

Future Share Capital; Preemptive Rights
New Spark’s share capital may be increased against either contributions of cash or contributions in kind by a resolution of New Spark’s general meeting of stockholders, or under the New Spark Articles by a resolution of the Administrative Board by making use of the authorized and/or contingent capital.
As a rule, New Spark’s stockholders have statutory preemptive rights if New Spark issues new shares and/or uses treasury shares; each stockholder has the right to receive new shares and/or treasury shares in proportion to such stockholder’s shareholding in New Spark prior to the issuance of the new shares and/or use (if treasury shares). The same applies accordingly in the case of the issuance of convertible and/or option bonds; in such cases, each stockholder has the right to receive the respective amount of convertible and/or option bonds. The stockholders’ preemptive rights may only be excluded by a stockholders’ resolution or by the Administrative Board on the basis of an authorization granted by a stockholders’ resolution (with certain statutory exceptions in the case of the use of treasury shares), and provided that the statutory requirements and the requirements stipulated by the stockholders’ resolution and/or the authorization for the respective exclusion are complied with. For more details of reasons for the exclusion of preemptive rights see above “— Authorized Capital (genehmigtes Kapital).”
Dividend and Liquidation Rights
The New Spark Ordinary Shares are fully entitled to dividends. Shareholders participate in dividends in proportion to the number of New Spark Ordinary Shares held by each stockholder. The annual general meeting of stockholders decides on the use of New Spark’s annual accumulated retained earnings (Bilanzgewinn), which is determined on the basis of the (unconsolidated) annual financial statements (Jahresabschluss) prepared in accordance with German GAAP, and approved by the Administrative Board. If the Administrative Board approves the annual financial statements, then it may appropriate the annual profit for the respective fiscal year to other revenue reserves (andere Gewinnrücklagen) in whole or in part. The appropriation of more than half of the annual profit for the respective year is not admissible; however, if the other revenue reserves exceed half of the share capital or insofar as they would exceed half of the share capital following such appropriation.
The general meeting may resolve to make distributions in kind, in lieu of or in addition to cash distributions.

Following the completion of a financial year, the Administrative Board may, in accordance with the requirements of Section 59 of the German Stock Corporation Act, pay to the stockholders an installment of the expected accumulated retained earnings.
In accordance with the German Stock Corporation Act, upon New Spark’s liquidation, stockholders will receive, in proportion to their shareholdings, any liquidation proceeds remaining after payment of all of New Spark’s liabilities.
Voting Rights and General Meetings
One vote is afforded to each New Spark Ordinary Share. The stockholders may exercise their voting rights only in the general meeting. Except as otherwise provided by mandatory provisions of statute or the New Spark Articles, resolutions of the general meeting shall be adopted by simple majority of the votes cast and, if statutory law stipulates a capital majority besides the majority of votes, by simple majority of the share capital represented at the resolution. If not provided otherwise by mandatory provisions of statute, pursuant to the New Spark Articles, for amendments of the New Spark Articles, a simple majority of votes cast suffices if at least half of the share capital is represented. If such quorum is not met, resolutions of the general meeting regarding the amendment of the New Spark Articles require a majority of two-thirds of the votes cast, unless statutory law provides for a higher majority. The following resolutions require the approval of a majority of at least 75% of the share capital represented at the general meeting by operation of law:
•
exclusion of preemptive rights in a capital increase;

•
capital decreases (Kapitalherabsetzung);

•
creation of authorized share capital or conditional share capital;

•
amendment to the business purpose stated in New Spark’s Articles;

•
dissolution (Auflösung);

•
merger (Verschmelzung) or spin-off  (Abspaltung, Ausgliederung) or another corporate transformation (Maßnahmen nach dem Umwandlungsgesetz); and

•
conclusion of any domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) or similar intercompany agreements (Unternehmensverträgen) with New Spark being a party to such agreement.

According to the SE Regulation, New Spark shall hold a general meeting at least once each calendar year, within six months after the end of the previous financial year. Pursuant to the New Spark Articles, the general meeting shall be held at New Spark’s registered office, at the location of a German stock exchange or at a place in Germany located within a 50 km radius of New Spark’s registered office or of the location of a German stock exchange. The general meeting shall be convened by the Administrative Board or by any further persons authorized by law. To the extent statutory law does not provide for a shorter period, the period for convening the general meeting is 36 days (not counting the day of the convocation and the day of the general meeting). The convocation of the general meeting will be published in the German federal gazette.
Notice Requirements
In accordance with the German Stock Corporation Act, each enterprise owning New Spark Ordinary Shares must notify New Spark promptly if the aggregate number of shares it holds exceeds or falls below 25% of New Spark’s share capital or if it acquires or disposes of the majority of New Spark’s voting rights. For any period in which notice is not given, the enterprise is prevented from exercising its rights as a stockholder of New Spark, including voting rights and dividend rights.
Stockholder Proposals
New Spark will hold a regular annual general meeting of stockholders in 2018 regardless of whether the Business Combination is completed, and may decide to hold a Special Meeting of its stockholders in late 2017 to the extent there is required business to be addressed.

Stockholders whose aggregate shareholdings represent 5% of the share capital or the proportionate amount of  €500,000.00 of the share capital (this corresponds to 500,000 no-par value shares) may request that additional items be put on the agenda and be published. Each new item of the agenda must also include a reason or a resolution proposal. The request must be addressed in writing to the Administrative Board and must be received by New Spark 30 days prior to the general meeting of stockholders (not counting the day of the receipt and the day of the general meeting of stockholders). Additionally, every stockholder has the right, in the general meeting of stockholders to submit procedural motions, counter-motions to the proposals of the Administrative Board on specific agenda items as well as proposals regarding an election of directors or auditors provided for in the agenda. Counter-motions including a reason and election proposals (such election proposals do not require a reason) received by New Spark no later than 14 days prior to the general meeting of stockholders (not counting the day of the receipt and the day of the general meeting of stockholders), will be made available, including the stockholder’s name, the reasoning and potential statements of the Administrative Board on New Spark’s website. Even if counter-motions and election proposals have been submitted to New Spark in advance, they will only be considered at the general meeting of stockholders if they are put forward by a stockholder at the general meeting of stakeholders.
Notices, Paying Agent and Depository
New Spark publishes official notices exclusively in the German federal gazette (Bundesanzeiger).
In addition, New Spark will file reports and other information with the SEC as described under the section entitled “Where You Can Find More Information.”
New Spark expects to appoint German Paying and Depository Agents (Zahl- und Hinterlegungsstelle) for the New Spark Ordinary Shares prior to the Closing Date.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF SPARK AND
STOCKHOLDERS OF NEW SPARK
The rights of Spark Stockholders are governed by the General Corporate Law of the State of Delaware (referred to below as “Delaware Law” or the “DGCL”) and the provisions of the Spark Charter and the Spark Bylaws. The rights of New Spark stockholders are governed by European and German law, including, but not limited to, the Council Regulation (EC) No 2157/2001 of October 8, 2001 on the Statute for a European company (SE) (the “SE Regulation”), the German Act on the Implementation of the SE Regulation (the “SEAG”), the German Stock Corporation Act (each as amended from time to time) and by the provisions of the New Spark Articles and the Rules of Procedure (each as amended from time to time). The following is a summary of the material differences between the rights of Spark Stockholders and New Spark stockholders. These differences arise from differences between Delaware Law and the Spark Charter and Spark Bylaws on the one hand, and European and German law and the New Spark Articles and Rules of Procedure on the other hand. This summary does not include a complete description of all differences between the rights of Spark Stockholders and New Spark stockholders, nor does it include a complete description of the specific rights of these respective holders. Furthermore, the identification of some of the differences in the rights of these holders as material is not intended to indicate that other differences do not exist.
Upon completion of the Business Combination, Spark Stockholders will become holders of New Spark ADSs, each of which will represent 0.1 New Spark Ordinary Shares. You should refer to the description of the New Spark ADSs in the section “Description of New Spark American Depositary Shares” for a description of the New Spark ADSs and the New Spark Deposit Agreement and a discussion of the ways in which the rights of holders of New Spark ADSs may differ from those of holders of New Spark Ordinary Shares.
SPARK	NEW SPARK
Board of Directors / General Meeting: Administrative Board; New Spark Managing Directors
The Spark Board, which is elected by Spark Stockholders, manages the business of Spark and is empowered to exercise all such powers and do all such acts that may be exercised or done by Spark, except as provided by law, the Spark Charter or the Spark Bylaws.	New Spark has a one-tier management and administrative system. The governing bodies of New Spark are the Administrative Board and the general meeting of stockholders (the “General Meeting”). The General Meeting only passes resolutions on those cases stipulated by law or the New Spark Articles. Among other things, it elects the members of the Administrative Board. The Administrative Board directs New Spark, establishes the general principles of its business and supervises their implementation. The New Spark Managing Directors are appointed by the Administrative Board. They manage New Spark by implementing the principles and guidelines established by the Administrative Board and in compliance with its instructions.
Authorized Capital/Outstanding Stock
Spark has an authorized share capital of 110,000,000 shares, of which 100,000,000 shares are common stock with a par value of $0.001 per share, and 10,000,000 shares are preferred stock with a par value of $0.001 per share (“Preferred Stock”).	As of the consummation of the Business Combination, in accordance with the Merger Agreement, the share capital of New Spark will amount to up to €1,317,378 (depending on the ultimate number of shares issued in connection with the Business Combination) and be divided into up to 1,317,378 (depending on the ultimate number of shares issued in connection with the Business Combination) registered no-par value shares. As of

SPARK	NEW SPARK
the date hereof, the share capital of New Spark amounts to €120,000.00 and is divided into 120,000 registered no-par value shares.

Under the Spark Charter, the Spark Board has the authority to issue shares of common stock from time to time and to issue one or more series of Preferred Stock with designations, powers and preferences, and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof. Spark may reissue shares of common stock or Preferred Stock that are redeemed, purchased, or otherwise acquired by Spark unless otherwise provided by law.
Spark’s common stock is listed on the NYSE American.

The Administrative Board is authorized to increase New Spark’s share capital on one or more occasions on or before October 31, 2022, by not more than in total €658,689, in return for contributions in cash and/or in kind, by issuing new registered no-par value shares (authorized capital). The Administrative Board is authorized to define the further content of the stockholder rights and the terms and conditions for any new stock issuance. Further details in this regard are set out in the New Spark Articles.
Following the closing of the Business Combination, the New Spark ADSs are expected to be listed on the NYSE American.

Board Committees

The Spark Board may designate committees from among its members. To the extent permitted by law, each committee may exercise the powers of the Spark Board to the extent provided in the resolution of the Spark Board.
Spark currently has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Administrative Board may establish committees from among its members and, to the extent permitted by law, assign to the committees the responsibility to take decisions in place of the Administrative Board as a whole. Each committee shall have at least three members. The committee members shall be appointed for the period of office as a member of the Administrative Board.
New Spark expects to have a Presiding and Nominating Committee and an Audit Committee.

Voting
The Spark Stockholders collectively possess all voting power and each Spark Share has one vote. Each Spark Stockholder is entitled to one vote for each share of common stock held of record entitled to vote. At any meeting of stockholders at which a quorum is present, all matters, except as otherwise provided by the Spark Charter, Spark Bylaws or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon. Under the DGCL, in general, the affirmative vote of a majority of the outstanding voting power of Spark entitled to vote on the matter is required to approve mergers and consolidations involving the incorporation (with certain exceptions), or the dissolution of Spark and the sale, lease or exchange of all or substantially all of the assets of Spark.
The holders of New Spark Ordinary Shares may exercise their voting rights only in the General Meeting. One vote is afforded to each New Spark Ordinary Share.
A General Meeting shall only be validly constituted if at least one third of the share capital of New Spark is represented at the General Meeting of Shareholders. In case the General Meeting of Shareholders does not have the quorum, a further General Meeting of Shareholders with the same agenda shall be convened without undue delay, which shall be validly constituted regardless of the share capital of New Spark represented if the convocation explicitly points to such fact. Except as otherwise provided by mandatory provisions of statute or the New Spark Articles, resolutions of the General Meeting shall be adopted by simple majority of the votes cast and, if statutory law stipulates a capital majority besides the majority of votes, by simple majority of the share capital

SPARK	NEW SPARK

represented at the resolution. If not provided otherwise by mandatory provisions of statute, pursuant to the New Spark Articles, for amendments of the New Spark Articles a simple majority of votes cast suffices if at least half of the share capital is represented. If such quorum is not met, resolutions of the General Meeting regarding the amendment of the New Spark Articles require a majority of two thirds of the votes cast, unless statutory law provides for a higher majority.

Dividends

Under the DGCL, Spark may generally declare and pay a dividend out of its surplus, which consists of the excess of its net assets (i.e., its total assets minus its total liabilities) over its capital (i.e., the aggregate par value of issued shares or a greater amount as determined by a resolution of the Spark Board). If there is no such surplus, Spark may also declare and pay a dividend out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, a distribution out of net profits is not permitted if Spark’s capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.
Subject to the preferences applicable to Preferred Stock outstanding at any time, holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Spark Board out of assets or funds legally available for dividend payments.

The General Meeting decides on the use of the accumulated retained earnings for each financial year according to New Spark’s annual financial statements as approved by the Administrative Board. In particular, the General Meeting may resolve to distribute a dividend per no-par value share out of the accumulated retained earnings. The General Meeting may resolve to make distributions in kind, in lieu of or in addition to cash distributions.
After expiration of a financial year, the Administrative Board may, in accordance with the requirements of Section 59 of the German Stock Corporation Act, pay to the stockholders an installment of the expected accumulated retained earnings.

Purchase of Shares
Under the DGCL, Spark may generally redeem or repurchase its shares out of its surplus, which consists of the excess of its net assets (i.e., its total assets minus its total liabilities) over its capital (i.e., the aggregate par value of issued shares or a greater amount as determined by a resolution of the Spark Board). If there is no such surplus, Spark may also redeem or repurchase out of capital any of its own shares that are entitled to a preference over another class of shares of stock in the event of a distribution of assets (whether by dividend or liquidation), or, if there is no stock outstanding entitled to such a preference, any of its own shares, in either case if such shares will be retired upon their acquisition and the capital of Spark reduced in accordance with the DGCL.	According to Section 71 of the German Stock Corporation Act, New Spark may acquire its own shares in particular, but not limited to, on the basis of an authorization by the General Meeting which may be granted for a maximum period of five years. The authorization must stipulate the lowest and the highest equivalent value for the shares as well as the maximum amount of the share capital up to which New Spark may acquire its own shares. Such amount, together with the shares already owned by New Spark, is limited to 10% of the share capital. Further details are set out in Section 71 of the German Stock Corporation Act.

SPARK	NEW SPARK
Reserves
The Spark Board can set reserves at will.
According to Section 150 of the German Stock Corporation Act, New Spark must establish statutory reserves (gesetzliche Rücklage) in the amount of 10% of the share capital. Capital reserves (Kapitalrücklagen) built up in accordance with the provisions of Section 272 para. 2 no. 1 to 3 of the German Commercial Code (HGB) count towards this threshold.
The statutory reserves and the abovementioned capital reserves may only be used for restricted purposes as set out in Section 150 of the German Stock Corporation Act. Voluntarily built up capital reserves within the meaning of Section 272 para. 2 no.4 HGB are not subject to such restrictions.
Other revenue reserves (andere Gewinnrücklagen) to which such restrictions do not apply can be established as follows:
If the Administrative Board approves the annual financial statements, then it may appropriate the annual profit for the year to other revenue reserves in whole or in part. The appropriation of more than half of the annual profit for the year is not admissible, however, if the other revenue reserves exceed half of the share capital or insofar as they would exceed half of the share capital following such appropriation. Those amounts which have to be appropriated to the statutory reserve and any accumulated deficit brought forward from the prior year have to be deducted from the annual profit for the year in advance.
Additionally, the General Meeting may resolve to allocate amounts out of the accumulated retained earnings to other revenue reserves when deciding on the use of the accumulated retained earnings.

Appraisal/Dissenters’ Rights

Under Delaware Law, if Spark participates in certain mergers or consolidations, a Spark Stockholder, may, in various circumstances, be entitled to the right of appraisal, by which the stockholder, after properly exercising such appraisal rights, will be entitled to receive in cash the fair market value of the shares held by such stockholder as determined by the Delaware Court of Chancery, in lieu of the consideration that would otherwise be received as a result of the Business Combination.
Under the DGCL, appraisal is not available with respect to shares that are listed on a national securities exchange or that are held by more than
In case of certain structural measures involving New Spark (in particular, but not limited to, certain cases of a merger or spin-off involving New Spark as transferring entity under the German Transformation Act (UmwG), the conclusion of a domination and/or profit and loss transfer agreement with New Spark as dependent entity or the relocation of New Spark’s registered seat to another member state of the European Union), stockholders may be entitled to receive an adequate compensation in cash or in shares of another entity. The adequacy of the compensation may be reviewed by court upon motion of one or more stockholders

SPARK	NEW SPARK
2,000 stockholders of record. However, this exception does not apply if the holders of such shares are required by the terms of the Business Combination to accept for such shares anything other than shares of the surviving corporation, shares of any other corporation that would satisfy the exception’s listing or liquidity standards, cash in lieu of fractional shares or any combination of the preceding forms of consideration.
in a special appraisal proceeding; the court may also determine a higher compensation.
Apart from that, each stockholder of New Spark may challenge the validity of any General Meeting’s resolution provided that such resolution violates statutory provisions or the provisions of the New Spark Articles in a relevant manner.

Preemptive Rights
Spark Stockholders do not have preemptive rights to acquire newly issued capital stock under the Spark Charter or the DGCL.
As a rule, New Spark’s stockholders have statutory preemptive rights if New Spark issues new shares and/or uses treasury shares, that is, each stockholder has the right to receive new shares and/or treasury shares in proportion to his shareholding in New Spark prior to the issuance of the new shares and/or use of treasury shares. The stockholders’ preemptive rights may only be excluded by a stockholders’ resolution or by the Administrative Board on the basis of an authorization granted by a stockholders’ resolution, and provided that the statutory requirements and the requirements stipulated by the stockholders’ resolution and/or the authorization for the respective exclusion are complied with.
When utilizing the Authorized Capital 2017, the stockholders’ preemptive rights are or may be excluded under the following circumstances:
a)
The stockholders’ preemptive rights are excluded with respect to capital increases against cash contributions provided that the shares are issued, with reference to this provision at an issue price which is not substantially below the stock exchange price of the existing shares of New Spark and that the shares issued under this authorization for the exclusion of preemptive rights in total do not exceed 10% of the registered share capital;

b)
The stockholders’ preemptive rights are further excluded with respect to capital increases against contributions in cash and/or in kind, if the new shares, with reference to this provision, shall be issued in the context of employee participation and/or remuneration programs or instruments to employees of New Spark or companies controlled by New Spark or companies in which New Spark holds an (indirect) majority interest, or to New Spark Managing Directors and/or to members of the management of companies controlled by New Spark or companies in which New Spark holds an (indirect) majority interest or to third

SPARK	NEW SPARK

parties which transfer the economic property and/or the economic benefits from the shares to the mentioned persons. The shares issued under this authorization for the exclusion of preemptive rights may in total not exceed 10% of the registered share capital;

c)
Furthermore, the Administrative Board is authorized, subject to the certain restrictions, to exclude the stockholders’ preemptive rights (also by combining such exclusions with an exclusion of preemptive rights according to a) and b) above and in certain other cases provided in the New Spark Articles.

Amendments to Spark Charter, New Spark Articles, Spark Bylaws and Rules of Procedure
Under the DGCL, the Spark Board is required to approve any amendments to the Spark Charter and, with limited exceptions, must submit the amendments to stockholders for adoption. Under the DGCL, an amendment to the Spark Charter that has been approved by the Spark Board must generally be adopted by holders of a majority of the shares of outstanding stock entitled to vote thereon. Under the Spark Charter, the Spark Board is authorized to amend the Spark Bylaws.
As a rule, the New Spark Articles may only be amended by resolution of the General Meeting. Pursuant to the New Spark Articles, the required majority for such resolution is simple majority of votes cast if at least half of the share capital is represented unless provided otherwise by mandatory provisions of statute (e.g., capital increase with exclusion of preemptive rights; in such case, a majority of three quarters is required).
The Administrative Board may amend the New Spark Articles provided that such amendment affects the wording only but not the sense or meaning thereof.
The Rules of Procedure may be amended by resolution of the Administrative Board.

Number of Directors
Under the Spark Bylaws, the number of directors shall not be less than two or more than nine.
The Administrative Board comprises at least three members. Apart from that, the General Meeting shall determine the number of the Administrative Board members in accordance with the provisions of Section 23 paragraph 1 of the SEAG.
The Administrative Board shall appoint one or more New Spark Managing Directors. Members of the Administrative Board may be appointed as New Spark Managing Directors, provided that the non-executive members shall at all times constitute the majority of the Administrative Board members.

Election of Directors
Except in the case of vacancies, the directors shall be elected by the Spark Stockholders, and at each election, the persons receiving the greater number of votes, up to the number of directors then to be elected, shall be the persons then elected.	All members of the Administrative Board are elected by the General Meeting. Unless the General Meeting determines a shorter term, the members of the Administrative Board are elected for a term ending with the close of the General Meeting which

SPARK	NEW SPARK
resolves on the formal approval of their acts for the fourth fiscal year following the commencement of their term, not counting the year in which their term of office commences; provided that a term shall not be more than six years. Reappointments are permissible.
The New Spark Managing Directors are appointed by resolution of the Administrative Board.
Removal of Board Members
Under the Spark Charter, subject to the rights of holders of any series of Preferred Stock, directors may be removed with or without cause by the holders of a majority of shares then entitled to vote.
Members of the Administrative Board may be removed by resolution of the General Meeting at any time also prior to the end of their term of office. The respective resolution of the General Meeting requires a majority of the votes cast.
New Spark Managing Directors may be removed by resolution of the Administrative Board at any time without cause.

Vacancies on the Board of Directors
Vacancies are to be filled by the vote of the majority of the remaining directors, even if less than a quorum. Except as otherwise provided by law, the Spark Charter or the Spark Bylaws, each Spark Director will serve until the next succeeding annual meeting of stockholders and until his or her successor is elected and qualified.
If an Administrative Board member withdraws from office or otherwise falls away prior to the end of the regular term of office, the General Meeting may elect a successor by way of by-election. Such by-elections shall be held for the remaining period of office of any member withdrawing from the Administrative Board unless the General Meeting determines a different term on the occasion of the election which, however, must not exceed the permitted maximum term of office for the Administrative Board members set forth in the New Spark Articles.
The General Meeting may also elect substitute members for members of the Administrative Board together with their election. If not stipulated otherwise in the election, the substitute members replace, in the order of their election, prematurely dropped out members of the Administrative Board which were elected by the same General Meeting. If a substitute member replaces a vacancy on the Administrative Board, such substitute member’s term ends, if after the substitution situation has occurred a successor for the vacant Administrative Board seat is elected by way of a by-election, with the close of the General Meeting in which the by-election is resolved on. If no such successor is elected, the substitute member’s term shall continue until the end of the remaining term of office of the dropped out Administrative Board member. If the term of office of the substitute member ends by by-election, the substitute member regains its

SPARK	NEW SPARK

previous office as substitute member for other members of the Administrative Board.
Furthermore, vacancies on the Administrative Board may be filled by court upon motion by, e.g., the Administrative Board. However, such appointment by court may, as a rule, absent an important reason for prior appointment, only be effected after three months of vacancy. In case the Administrative Board does not have a quorum, the court ruling may, upon request, be issued at any time without a waiting period.

Action by Written Consent
Spark Stockholders may not act by written consent.	New Spark stockholders may not act by written consent apart from the possibility of postal voting in the context of General Meetings (for details, please see below).
Annual Stockholders Meetings

Under the Spark Bylaws, annual meetings of the Spark Stockholders are held at such place, date and time as is designated by the Spark Board.
Written notice of each annual meeting of Spark Stockholders (and Special Meetings) must be given to Spark Stockholders not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote.

According to the SE Regulation, New Spark shall hold a General Meeting at least once each calendar year, within six months after the end of the previous financial year. The General Meeting shall be held at New Spark’s registered office, at the location of a German stock exchange or at a place in Germany located within a 50 km radius of New Spark’s registered office or of the location of a German stock exchange. The General Meeting shall be convened by the Administrative Board or by any further persons authorized by law. To the extent statutory law does not provide for a shorter period, the period for convening the General Meeting is 36 days (not counting the day of the convocation and the day of the General Meeting) (for details, please see below).
Shareholders shall only be entitled to attend the General Meeting and exercise their voting rights at such meeting if they have registered in due time before the General Meeting in accordance with the following provisions: The registration shall be in text form in German or in English, or if provided for in the convocation, in another electronic form as further determined therein. The registration must be received by New Spark within the statutory time period at the address as communicated in the convocation. The statutory registration period ends six days prior to the General Meeting, not counting the day of the receipt of the registration by New Spark and the day of the General Meeting. In the convocation for the General Meeting, a shorter period of time to be calculated in days can instead be stipulated.

SPARK	NEW SPARK
Advance Notice Requirements for Stockholder Nominations and Other Proposals
Delaware Law and the Spark Bylaws provide that Spark Stockholders may request stockholder resolutions and director nominations to be voted upon at an annual meeting. The Spark Bylaws state that stockholders bringing proposals must provide notice to the secretary of Spark at Spark’s principal executive offices not earlier than the close of business on the 120th calendar day nor later than the close of business on the 90th calendar day prior to the anniversary of the previous year’s annual meeting. If the annual meeting has been moved more than 30 calendar days or after the anniversary of the previous year’s annual meeting, then the request must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and no later than the close of business on the later of either (i) the 90th calendar day prior to such annual meeting and (ii) the 10th calendar day after the day on which Spark first publicly announces the annual meeting.
Stockholders whose aggregate shareholdings represent 5% of the share capital or the proportionate amount of  €500,000.00 of the share capital (this corresponds to 500,000 no-par value shares) may request that additional items be put on the agenda and be published. Each new item of the agenda must also include a reason or a resolution proposal. The request must be addressed in writing to the Administrative Board and must be received by New Spark 30 days prior to the General Meeting (not counting the day of the receipt and the day of the General Meeting).
Additionally, every stockholder has the right, in the General Meeting to submit procedural motions, counter-motions to the proposals of the Administrative Board on specific agenda items as well as proposals regarding an election of Administrative Board members or auditors provided for in the agenda.
Counter-motions including a reason and election proposals (such election proposals do not require a reason) received by New Spark no later than 14 days prior to the General Meeting (not counting the day of the receipt and the day of the General Meeting), will be made available including the stockholder’s name, the reasoning and potential statements of the Administrative Board on New Spark’s website. However, New Spark may, under certain additional conditions further specified in Sections 126 and 127 of the German Stock Corporation Act, respectively, partially or completely refrain from making counter-motions or election proposals available or may summarize counter-motions or election proposals, respectively, and their reasoning.
Even if counter-motions and election proposals have been submitted to New Spark in advance, they will only be considered at the General Meeting if they are put forward by a stockholder at the General Meeting.

Special Meeting of Stockholders
Under the Spark Bylaws, Special Meetings of Spark Stockholders may be called at any time for any purpose by the Spark Board, Chairman of the Spark Board, the Chief Executive Officer, the President or stockholders owning at least 15% of the outstanding stock entitled to vote at such meeting by delivering a written request to the secretary of Spark, which request shall set forth the purpose(s) for which the meeting has been called.
The Administrative Board may convene an extraordinary General Meeting at any time to pass resolutions on those cases stipulated by statute or in the New Spark Articles.
Shareholders whose aggregate shareholdings represent 5% of the share capital may request the convocation of a General Meeting. Such request must include the proposed agenda items of the

SPARK	NEW SPARK

Under the Spark Bylaws, the Spark Board may fix a date as the record date for determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action other than to consent to corporate action in writing without a meeting. The record date must be not less than 10 nor more than 60 days before the date of the meeting, nor more than 60 days prior to the proposed action. If no record date is fixed, the record date shall be the close of business on the day on which the Spark Board shall adopt the resolution relating thereto. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Spark Board may fix a new record date for the adjourned meeting.

General Meeting. The request must be addressed in writing to the Administrative Board.
As a rule, only those New Spark stockholders are entitled to attend the General Meeting and exercise the voting rights who are registered with New Spark’s share register as of the day of the General Meeting (and have registered for the General Meeting in due time). However, in the convocation to the General Meeting it may be determined that the last day of the registration period for the General Meeting (i.e., generally six days prior to the General Meeting not including the day of registration) shall be relevant for the determination of the shareholding in New Spark’s share register (the “technical record date”). Thus, if New Spark Ordinary Shares are acquired in the period after such technical record date until and including the day of General Meeting, the purchaser will generally not be entitled to attend the General Meeting and exercise the voting rights with respect to such acquired shares.

Quorum for Meetings of Stockholders
Under the Spark Bylaws, at any meeting of Spark Stockholders, the holders of a majority in voting interest of Spark Shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business, except as otherwise required by law.	As a rule, resolutions of the General Meeting do not require a quorum to be present at the General Meeting. However, in case of amendments of the New Spark Articles, at least half of the share capital must be represented at the General Meeting in order to adopt the respective stockholders’ resolution by simple majority (unless a higher majority is required by mandatory provisions of statute) (for details, please see above).
Limitation of Personal Liability of Directors

The DGCL authorizes Spark to limit or eliminate, subject to certain exceptions, the personal liability of directors to Spark and its stockholders for monetary damages for breach of their fiduciary duties. Under the Spark Charter, a Spark director is not personally liable to Spark or the Spark Stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent not permitted under the DGCL.
The Spark Charter and Spark Bylaws provide that Spark may maintain insurance to cover liabilities of Spark and any director or officer.

Under German law, New Spark’s Administrative Board members and the New Spark Managing Directors are personally liable for damages to New Spark (but not to the stockholders) for any deliberate or negligent violation of their duties. This personal liability may not be excluded or limited by the New Spark Articles or otherwise.
Subject to statutory limitations, New Spark may take out financial loss liability insurance (D&O insurance) for members of the Administrative Board and the New Spark Managing Directors, under fair and usual terms and conditions, to cover legal liability arising from their activities on the Administrative Board and as New Spark Managing Directors, respectively.

SPARK	NEW SPARK
Indemnification of Directors and Officers

The Spark Charter and Spark Bylaws provide that Spark will indemnify each person who is made a party to any action, suit or proceeding (civil, criminal, administrative, investigative or otherwise) by reason of the fact that they are a current or former director or officer or employee or is or was serving at the request of Spark as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent allowed by Delaware Law.
Spark may, to the extent the Spark Board may authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of Spark to the fullest extent of the indemnification provisions applying to the indemnification and advancement of expenses of directors and officers of Spark.
New Spark may not, as a general matter, indemnify its Administrative Board members and New Spark Managing Directors to the extent such indemnification is related to a breach of duty of care as a member of the Administrative Board or New Spark Managing Directors, respectively. It may, however, purchase directors’ and officers’ liability insurance. The insurance may be subject to any mandatory restrictions imposed by German law, including a deductible. However, New Spark may indemnify a member of the Administrative Board or New Spark Managing Directors to the extent such indemnification is not related to a breach of the respective duty of care.
Conflict of Interest Transactions
According to the Spark Bylaws, each transaction, or if such individual transaction constitutes a part of a series of transactions, each series of transactions, proposed to be entered into between Spark, on the one hand, and any affiliate of Spark, on the other hand, must be approved by the Spark Board. Under the Spark Bylaws, “affiliate” means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with Spark, (ii) any other person that owns, beneficially, directly or indirectly, twenty percent (20%) or more of the outstanding capital shares, shares or equity interests of Spark, or (iii) any officer or director of Spark.
Transactions between New Spark or a company of New Spark and/or its affiliates on the one hand and New Spark Managing Director or persons or companies related with such New Spark Managing Director on the other hand unless New Spark is represented with respect to the transaction by the Administrative Board, require the approval of the Administrative Board.
Members of the Administrative Board and New Spark Managing Directors are bound to pursue New Spark’s best interests. No member of the Administrative Board or New Spark Managing Director may pursue his or her personal interest in its decisions or use for his or her personal benefit business opportunities intended for New Spark or a company of the group. All transactions between New Spark or a company of the group on the one hand and an Administrative Board member or New Spark Managing Director or persons or companies related with such person on the other hand shall comply with the usual standards for the industry and shall be undertaken on normal market terms. Pursuant to the Rules of Procedure, each member of the Administrative Board shall disclose to the Chairman of the Administrative Board conflicts of interest, especially those that may result from performing a consulting function or holding a board position for clients, suppliers, creditors or other business partners.

SPARK	NEW SPARK
Information Rights and Rights of Inspections

Under Delaware Law, Spark is required to prepare, at least 10 days before a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days before the meeting either (1) on a reasonably accessible electronic network or (2) during ordinary business hours, at the principal place of business of Spark. The list is also required to be made available for inspection during the stockholders meeting by any stockholder who is present.
Under Delaware Law, a Spark Stockholder has the right during normal business hours to inspect and make copies and extracts from Spark’s stock ledger, a list of Spark’s stockholders and other books and records of Spark, after making a written demand under oath stating the purpose for such inspection, so long as the purpose is reasonably related to the person’s interest as a Spark Stockholder.

Under German law, a list of participants (Teilnehmerverzeichnis) has to be drawn up at any General Meeting including, in particular, the (company) name and place of residence/seat of the stockholders present or represented at the General Meeting and/or of the representatives of stockholders (if any). The list of participants has to be made available in the General Meeting to all participants prior to the first vote. Upon request, each stockholder may inspect such list of participants for a period of two years after the respective General Meeting.
German law does not permit New Spark’s stockholders to inspect corporate books and records. However, Section 131 of the German Stock Corporation Act provides each stockholder with a right to information at the General Meeting, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda or the respective information has been given to a stockholder prior to the General Meeting in its capacity as stockholder. The right to information is a right only to oral information. Information may be given in writing to stockholders, but under Section 131 of the German Stock Corporation Act they are neither entitled to receive written information nor to inspect documents.
Apart from that, New Spark is obliged to publish and make available information and documents as stipulated by European and German law (e.g. the publication of its annual financial statements or in preparation of resolutions of the General Meeting).
The notices of New Spark are published in the Federal Gazette (Bundesanzeiger), unless specified otherwise by law. Information to stockholders can also be conveyed by electronic means. The stockholders’ right pursuant to Sections 125 paragraph 2 and 128 paragraph 1 of the German Stock Corporation Act to receive notifications pursuant to Section 125 paragraph 1 of the German Stock Corporation Act is limited to transmission of the notifications via electronic communication. Irrespective of that, the Administrative Board remains entitled, but is not obliged, to use other forms of transmission, if and insofar this does not conflict with any statutory provisions.

SPARK	NEW SPARK
Stockholder Suits
Under Delaware Law, Spark Stockholders may bring derivative actions on behalf of Spark to enforce the rights of Spark. Before bringing an action, the stockholder plaintiff is required to make a demand on the Spark Board to assert the claim, unless the stockholder is able to show that making such a demand would be futile. To maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain status as a stockholder throughout the duration of the suit. In certain circumstances, class action lawsuits are available to stockholders.
Under German stock corporation law, any stockholder of a (European) stock corporation may file an action against the corporation challenging the validity of resolutions of the general meeting of stockholders based on a violation by the respective resolution of statutory law or the articles of association of the corporation. Generally, there is no quorum for such action and the action does not need to be based on a violation of individual rights of the claimant. However, subject to certain exceptions, only stockholders are entitled to such action who were stockholders already at the time of the convocation of the respective general meeting of stockholders and requested at the meeting that an objection to the respective stockholders’ resolution be included in the minutes of the meeting.
Claims of the corporation against the members of its management/supervisory bodies (i.e., administrative board members and managing directors), may generally only be pursued by the corporation itself. The corporation is obliged to pursue such claims upon demand of the general meeting of stockholders by resolution requiring a simple majority of the votes cast. Upon the motion of stockholders whose aggregate shareholdings amount to at least 10% of the share capital or 1 million Euro, a special representative will be appointed by court and authorized to represent the corporation for purposes of the pursuit of such claims. Furthermore, stockholders’ derivative suits for such claims may also be filed by stockholders whose aggregate shareholdings amount to at least 1% of the share capital or 100,000 Euro upon authorization by court. However, certain additional requirements for such authorization by a court apply: (i) the stockholders must provide evidence that they acquired the shares before they should have learned from a publication about the alleged breaches of duty or alleged damages, (ii) the stockholders must demonstrate that they requested in vain that the corporation file a law suit within an appropriate period of time, (iii) facts must exist that give reason to suspect that the corporation has suffered a loss as a result of improprieties or gross breaches of statutory provisions or articles of association and (iv) no predominate interest of the corporation exists which would prevent the assertion of the claim for damages.

SPARK	NEW SPARK
Stockholder Rights Plans
Spark currently has a stockholder rights plan in force that expired on July 9, 2017, pursuant to which each share of common stock has a “right” attached to it. The rights are not exercisable except upon the occurrence of certain takeover-related events, most importantly, the acquisition by a third party (the “Acquiring Person”) of more than 30% of Spark’s outstanding voting shares if the Acquiring Person has not concurrently made a tender offer to acquire all outstanding shares of common stock. Once triggered, the rights entitle the stockholders, other than the Acquiring Person, to purchase additional shares of common stock at a 50% discount to their fair market value.	N/A

DESCRIPTION OF THE NEW SPARK AMERICAN DEPOSITARY SHARES
The Bank of New York Mellon, as depositary for the New Spark ADSs (the “New Spark ADS Depositary”), will register and deliver the New Spark ADSs. Each New Spark ADS will represent 0.1 New Spark Ordinary Shares (or a right to receive 0.1 New Spark Ordinary Shares) deposited with BNYM SA/NV, as custodian in Brussels for the New Spark ADS Depositary. Each New Spark ADS will also represent any other securities, cash or other property which may be held by the New Spark ADS Depositary. The deposited shares together with any other securities, cash or other property held by the New Spark ADS Depositary are referred to as the deposited securities. The New Spark ADS Depositary’s office at which the New Spark ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.
You may hold New Spark ADSs either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate representing a specific number of New Spark ADSs, registered in your name, or (ii) by having uncertificated New Spark ADSs registered in your name, or (B) indirectly by holding a security entitlement in New Spark ADSs through your broker or other financial institution that is a direct or indirect participant in the Depository Trust & Clearing Corporation (“DTC”). If you hold New Spark ADSs directly, you are a registered New Spark ADS holder. This description assumes you are a New Spark ADS holder. If you hold the New Spark ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of New Spark ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated New Spark ADSs will receive statements from the New Spark ADS Depositary confirming their holdings.
As a New Spark ADS holder, New Spark will not treat you as one of its stockholders and you will not have stockholder rights. German law governs the rights of New Spark stockholders. The New Spark ADS Depositary will be the holder of the New Spark Ordinary Shares underlying your New Spark ADSs. As a registered holder of New Spark ADSs, you will have New Spark ADS holder rights. The New Spark Deposit Agreement among New Spark, the New Spark ADS Depositary, New Spark ADS holders and all other persons indirectly or beneficially holding New Spark ADSs sets out New Spark ADS holder rights as well as the rights and obligations of the New Spark ADS Depositary. New York law governs the New Spark Deposit Agreement and the New Spark ADSs.
The following is a summary of the material provisions of the New Spark Deposit Agreement. For more complete information, you should read the entire New Spark Deposit Agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the New Spark Ordinary Shares?
The New Spark ADS Depositary has agreed to pay or distribute to New Spark ADS holders the cash dividends or other distributions it or the custodian receives on New Spark Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of New Spark Ordinary Shares your New Spark ADSs represent.
Cash.   The New Spark ADS Depositary will convert any cash dividend or other cash distribution New Spark pays on the New Spark Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the New Spark Deposit Agreement allows the New Spark ADS Depositary to distribute the foreign currency only to those New Spark ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the New Spark ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Proposal One — Adoption of the Agreement and Plan of Merger — Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders.” The New Spark ADS

Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the New Spark ADS Depositary cannot convert the foreign currency, you may lose some of the value of the distribution.
New Spark Ordinary Shares.   The New Spark ADS Depositary may distribute additional New Spark ADSs representing any New Spark Ordinary Shares that New Spark distributes as a dividend or free distribution. The New Spark ADS Depositary will only distribute whole New Spark ADSs. It will sell New Spark Ordinary Shares which would require it to deliver a fraction of a New Spark ADS (or New Spark ADSs representing those New Spark Ordinary Shares) and distribute the net proceeds in the same way as it does with cash. If the New Spark ADS Depositary does not distribute additional New Spark ADSs, the outstanding New Spark ADSs will also represent the new New Spark Ordinary Shares. The New Spark ADS Depositary may sell a portion of the distributed New Spark Ordinary Shares (or New Spark ADSs representing those New Spark Ordinary Shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to Purchase Additional New Spark Ordinary Shares.   If New Spark offers holders of its securities any rights to subscribe for additional New Spark Ordinary Shares or any other rights, the New Spark ADS Depositary may (i) exercise those rights on behalf of New Spark ADS holders, (ii) distribute those rights to New Spark ADS holders or (iii) sell those rights and distribute the net proceeds to New Spark ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the New Spark ADS Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The New Spark ADS Depositary will exercise or distribute rights only if New Spark asks it to and provide satisfactory assurances to the New Spark ADS Depositary that it is legal to do so. If the New Spark ADS Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of New Spark Ordinary Shares, new New Spark ADSs representing the new New Spark Ordinary Shares, to subscribing New Spark ADS holders, but only if New Spark ADS holders have paid the exercise price to the New Spark ADS Depositary. U.S. securities laws may restrict the ability of the New Spark ADS Depositary to distribute rights or New Spark ADSs or other securities issued on exercise of rights to all or certain New Spark ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The New Spark ADS Depositary will send to New Spark ADS holders anything else New Spark distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the New Spark ADS Depositary has a choice. It may decide to sell what New Spark distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what New Spark distributed, in which case New Spark ADSs will also represent the newly distributed property. However, the New Spark ADS Depositary is not required to distribute any securities (other than New Spark ADSs) to New Spark ADS holders unless it receives satisfactory evidence from New Spark that it is legal to make that distribution. The New Spark ADS Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the New Spark ADS Depositary to distribute securities to all or certain New Spark ADS holders, and the securities distributed may be subject to restrictions on transfer.
The New Spark ADS Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any New Spark ADS holders. There is no obligation to register New Spark ADSs, New Spark Ordinary Shares, rights or other securities under the Securities Act. New Spark also has no obligation to take any other action to permit the distribution of New Spark ADSs, New Spark Ordinary Shares, rights or anything else to New Spark ADS holders. This means that you may not receive the distributions New Spark makes on the New Spark Ordinary Shares or any value for them if it is illegal or impractical for New Spark to make them available to you.
Deposit, Withdrawal and Cancellation
How are New Spark ADSs issued?
The New Spark ADS Depositary will deliver New Spark ADSs if you or your broker deposits shares or evidence of rights to receive New Spark Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the New Spark

ADS Depositary will register the appropriate number of New Spark ADSs in the names you request and will deliver the New Spark ADSs to or upon the order of the person or persons that made the deposit.
How can New Spark ADS holders withdraw the deposited securities?
You may surrender your New Spark ADSs for the purpose of withdrawal at the New Spark ADS Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the New Spark ADS Depositary will deliver the New Spark Ordinary Shares and any other deposited securities underlying the New Spark ADSs to the New Spark ADS holder or a person the New Spark ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the New Spark ADS Depositary will deliver the deposited securities at its office, if feasible. The New Spark ADS Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do New Spark ADS holders interchange between certificated New Spark ADSs and uncertificated New Spark ADSs?
You may surrender your ADR to the New Spark ADS Depositary for the purpose of exchanging your ADR for uncertificated New Spark ADSs. The New Spark ADS Depositary will cancel that ADR and will send to the New Spark ADS holder a statement confirming that the New Spark ADS holder is the registered holder of uncertificated New Spark ADSs. Upon receipt by the New Spark ADS Depositary of a proper instruction from a registered holder of uncertificated New Spark ADSs requesting the exchange of uncertificated New Spark ADSs for certificated New Spark ADSs, the New Spark ADS Depositary will execute and deliver to the New Spark ADS holder an ADR representing those New Spark ADSs.
Voting Rights
How do you vote?
New Spark ADS holders may instruct the New Spark ADS Depositary how to vote the number of deposited New Spark Ordinary Shares their New Spark ADSs represent. If New Spark requests the New Spark ADS Depositary to solicit your voting instructions (and New Spark is not required to do so), the New Spark ADS Depositary will notify you of a stockholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how New Spark ADS holders may instruct the New Spark ADS Depositary how to vote. For instructions to be valid, they much reach the New Spark ADS Depositary by a date set by the New Spark ADS Depositary. The New Spark ADS Depositary will try, as far in advance as practical, subject to the laws of Germany and the provisions of New Spark’s organizational documents, to vote or to have its agents vote the New Spark Ordinary Shares or other deposited securities as instructed by New Spark ADS holders. If New Spark does not request the New Spark ADS Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the New Spark ADS Depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the New Spark ADS Depositary as described above, you won’t be able to exercise voting rights unless you surrender your New Spark ADSs and withdraw the underlying New Spark Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the underlying New Spark Ordinary Shares. In any event, the New Spark ADS Depositary will not exercise any discretion in voting deposited securities.
New Spark cannot assure you that you will receive the voting materials in time to ensure that you can instruct the New Spark ADS Depositary to vote your New Spark Ordinary Shares. In addition, the New Spark ADS Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your New Spark Ordinary Shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the New Spark ADS Depositary as to the exercise of voting rights relating to deposited securities, if New Spark requests the New Spark ADS Depositary to act, New Spark agrees to give the New Spark ADS Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

New Spark and the New Spark ADS Depositary may change voting procedures or adopt additional procedures as New Spark determines may be necessary or appropriate to give effect, as closely as practicable, to voting instructions received from New Spark ADS holders.
Fees and Expenses
Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The New Spark ADS Depositary collects its fees for delivery and surrender of New Spark ADSs directly from investors depositing New Spark Ordinary Shares or surrendering New Spark ADSs for the purpose of withdrawal or from intermediaries acting for them. The New Spark ADS Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The New Spark ADS Depositary may collect its annual fee for New Spark ADS Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The New Spark ADS Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to New Spark ADS holders that are obligated to pay those fees. The New Spark ADS Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the New Spark ADS Depositary may make payments to New Spark to reimburse it for costs and expenses generally arising out of establishment and maintenance of the New Spark ADS program, waive fees and expenses for services provided to New Spark by the New Spark ADS Depositary or share revenue from the fees collected from New Spark ADS holders. In performing its duties under the New Spark Deposit Agreement, the New Spark ADS Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the New Spark ADS Depositary and that may earn or share fees, spreads or commissions.

The New Spark ADS Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the New Spark Deposit Agreement and the rate that the New Spark ADS Depositary or its affiliate receives when buying or selling foreign currency for its own account. The New Spark ADS Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the New Spark Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to New Spark ADS holders, subject to the New Spark ADS Depositary’s obligations under the New Spark Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your New Spark ADSs or on the deposited securities represented by any of your New Spark ADSs. The New Spark ADS Depositary may refuse to register any transfer of your New Spark ADSs or allow you to withdraw the deposited securities underlying your New Spark ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the New Spark ADS Depositary sells deposited securities, it will, if appropriate, reduce the number of New Spark ADSs to reflect the sale and pay to New Spark ADS holders any proceeds, or send to New Spark ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The New Spark ADS Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by a New Spark ADS holder surrendering New Spark ADSs and subject to any conditions or procedures the New Spark ADS Depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the New Spark ADS Depositary as a holder of deposited securities, the New Spark ADS Depositary will call for surrender of a corresponding number of New Spark ADSs and distribute the net redemption money to the holders of called New Spark ADSs upon surrender of those New Spark ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the New Spark ADS Depositary receives new securities in exchange for or in lieu of the old deposited securities, the New Spark ADS Depositary will hold those replacement securities as deposited securities under the New Spark Deposit Agreement. However, if the New Spark ADS Depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to New Spark ADS holders or for any other reason, the New Spark ADS Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the New Spark ADSs.
If there is a replacement of the deposited securities and the New Spark ADS Depositary will continue to hold the replacement securities, the New Spark ADS Depositary may distribute new New Spark ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying New Spark ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying New Spark ADSs have become apparently worthless, the New Spark ADS Depositary may call for surrender or of those New Spark ADSs or cancel those New Spark ADSs upon notice to the New Spark ADS holders.

Amendment and Termination
How may the New Spark Deposit Agreement be amended?
New Spark may agree with the New Spark ADS Depositary to amend the New Spark Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the New Spark ADS Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of New Spark ADS holders, it will not become effective for outstanding New Spark ADSs until 30 days after the New Spark ADS Depositary notifies New Spark ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your New Spark ADSs, to agree to the amendment and to be bound by the ADRs and the New Spark Deposit Agreement as amended.
How may the New Spark Deposit Agreement be terminated?
The New Spark ADS Depositary will initiate termination of the New Spark Deposit Agreement if New Spark instructs it to do so. The New Spark ADS Depositary may initiate termination of the New Spark Deposit Agreement if:
•
60 days have passed since the New Spark ADS Depositary told New Spark it wants to resign but a successor New Spark ADS Depositary has not been appointed and accepted its appointment;

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New Spark delists the New Spark Ordinary Shares from an exchange on which they were listed and does not list the New Spark Ordinary Shares on another exchange;

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New Spark enters insolvency proceedings or admits its inability to pay its debts generally;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the New Spark ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the New Spark Deposit Agreement will terminate, the New Spark ADS Depositary will notify New Spark ADS holders at least 90 days before the termination date. At any time after the termination date, the New Spark ADS Depositary may sell the deposited securities. After that, the New Spark ADS Depositary will hold the money it received on the sale, as well as any other cash it is holding under the New Spark Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the New Spark ADS holders that have not surrendered their New Spark ADSs. Normally, the New Spark ADS Depositary will sell as soon as practicable after the termination date.
After the termination date and before the New Spark ADS Depositary sells, New Spark ADS holders can still surrender their New Spark ADSs and receive delivery of deposited securities, except that the New Spark ADS Depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The New Spark ADS Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The New Spark ADS Depositary will continue to collect distributions on deposited securities, but, after the termination date, the New Spark ADS Depositary is not required to register any transfer of New Spark ADSs or distribute any dividends or other distributions on deposited securities to the New Spark ADSs holder (until they surrender their New Spark ADSs) or give any notices or perform any other duties under the New Spark Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability
Limits on New Spark’s Obligations and the Obligations of the New Spark ADS Depositary; Limits on Liability to Holders of New Spark ADSs
The New Spark Deposit Agreement expressly limits New Spark’s obligations and the obligations of the New Spark ADS Depositary. It also limits New Spark’s liability and the liability of the New Spark ADS Depositary. New Spark and the New Spark ADS Depositary:
•
are only obligated to take the actions specifically set forth in the New Spark Deposit Agreement without negligence or bad faith;

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are not liable if New Spark or the New Spark ADS Depositary is prevented or delayed by law or by events or circumstances beyond its respective ability to prevent or counteract with reasonable care or effort from performing its respective obligations under the New Spark Deposit Agreement;

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are not liable if New Spark or the New Spark ADS Depositary exercises discretion permitted under the New Spark Deposit Agreement;

•
are not liable for the inability of any holder of New Spark ADSs to benefit from any distribution on deposited securities that is not made available to holders of New Spark ADSs under the terms of the New Spark Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the New Spark Deposit Agreement;

•
have no obligation to become involved in a lawsuit or other proceeding related to the New Spark ADSs or the New Spark Deposit Agreement on your behalf or on behalf of any other person;

•
are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•
may rely upon any documents New Spark believes or the New Spark ADS Depositary believes in good faith to be genuine and to have been signed or presented by the proper person.

In the New Spark Deposit Agreement, New Spark and the New Spark ADS Depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the New Spark ADS Depositary will deliver or register a transfer of New Spark ADSs, make a distribution on New Spark ADSs, or permit withdrawal of New Spark Ordinary Shares, the New Spark ADS Depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the New Spark Deposit Agreement, including presentation of transfer documents.

The New Spark ADS Depositary may refuse to deliver New Spark ADSs or register transfers of New Spark ADSs when the transfer books of the New Spark ADS Depositary or New Spark are closed or at any time if the New Spark ADS Depositary or New Spark thinks it advisable to do so.

Your Right to Receive the New Spark Ordinary Shares Underlying Your New Spark ADSs
New Spark ADS holders have the right to cancel their New Spark ADSs and withdraw the underlying New Spark Ordinary Shares at any time except:
•
when temporary delays arise because: (i) the New Spark ADS Depositary has closed its transfer books or New Spark has closed its transfer books; (ii) the transfer of New Spark Ordinary Shares is blocked to permit voting at a stockholders’ meeting; or (iii) New Spark paying a dividend on the New Spark Ordinary Shares;

•
when you owe money to pay fees, taxes and similar charges; or

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to New Spark ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the New Spark Deposit Agreement.
Direct Registration System
In the New Spark Deposit Agreement, all parties to the New Spark Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the New Spark ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated New Spark ADSs and holding of security entitlements in New Spark ADSs through DTC and a DTC participant. Profile is a feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated New Spark ADSs, to direct the New Spark ADS Depositary to register a transfer of those New Spark ADSs to DTC or its nominee and to deliver those New Spark ADSs to the DTC account of that DTC participant without receipt by the New Spark ADS Depositary of prior authorization from the New Spark ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the New Spark Deposit Agreement understand that the New Spark ADS Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an New Spark ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the New Spark ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the New Spark Deposit Agreement, the parties agree that the New Spark ADS Depositary’s reliance on and compliance with instructions received by the New Spark ADS Depositary through the DRS/Profile system and in accordance with the New Spark Deposit Agreement will not constitute negligence or bad faith on the part of the New Spark ADS Depositary.
Shareholder Communications; Inspection of Register of Holders of New Spark ADSs
The New Spark ADS Depositary will make available for your inspection at its office all communications that it receives from New Spark as a holder of deposited securities that New Spark makes generally available to holders of deposited securities. The New Spark ADS Depositary will send you copies of those communications or otherwise make those communications available to you if New Spark asks it to. You have a right to inspect the register of holders of New Spark ADSs, but not for the purpose of contacting those holders about a matter unrelated to New Spark’s business or the New Spark ADSs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF AFFINITAS
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Affinitas Shares. Under these rules more than one person may be deemed to beneficially own a security if that person shares the right to vote or invest the security. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, Affinitas Shares subject to options held by that person that are exercisable within 60 days of June 30, 2017, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
As of June 30, 2017, there were 53,328 Affinitas Shares outstanding. The following table sets forth certain information with respect to beneficial ownership of Affinitas Shares as of June 30, 2017, based on 53,328 issued and outstanding Affinitas Shares, by:
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each person known to be the beneficial owner of 5% or more of Affinitas’s outstanding common stock;

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each director;

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each executive officer; and

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all of the executive officers and directors as a group.

There was no significant change in the percentage ownership held by any significant stockholder during the past three years. None of the significant stockholders have special voting rights. Unless otherwise indicated, the address of Affinitas’s officers and directors is: c/o Affinitas GmbH, Kohlfurter Straße 41/43, Berlin 10999, Germany, (+49) 30 868 000 102.
	Common Stock Beneficially Owned
	Number of Shares	Percentage of Shares
Name of Beneficial Owner
5% stockholders:
Affinitas Phantom Share GmbH(1)	15,025	28.17%
Rocket Internet SE(1)(2)	11,693	21.93
Mercutio GmbH(3)	6,919	12.97
Holtzbrinck Ventures NM GmbH & Co. KG(4)	6,239	11.70
PDV Inter-Media Venture GmbH(5)	6,238	11.70
Executive Officers and Directors:
Jeronimo Folgueira	—	*
Oliver Samwer(1)(2)	—	*
Michael Schrezenmaier(6)	1,170	2.15
Martin Weber	—	*
Christian Vollmann(3)	6,919	12.97
Herbert Sablotny	—	*
All current directors and executive officers as a group (6 persons)	8,089	14.84

*
Indicates less than 1%.

(1)
Affinitas Phantom Share GmbH has two managing directors, Mr. Lukas Brosseder and Mr. David Khalil, who are individually entitled to represent the company. Mr. Lukas Brosseder and Mr. David Khalil individually have authority to vote and/or invest Affinitas Shares held by Affinitas Phantom Share GmbH with the prior written consent of Affinitas Phantom Share GmbH’s shareholder meeting. Affinitas Phantom Share GmbH is owned by three equity holders: Rocket Internet SE (“Rocket”)

owns 34.4% of the equity interests (see footnote below), Lukas Brosseder, an individual, owns 32.8% of the equity interests and David Khalil, an individual, owns the remaining 32.8% of the equity interests of Rocket. The address of Affinitas Phantom Share GmbH is Kohlfurter Straße 41/43, 10999 Berlin, Germany.
(2)
Rocket is listed on the Frankfurt Stock Exchange. Rocket’s management board consists of Mr. Oliver Samwer (CEO), Mr. Peter Kimpel (CFO) and Mr. Alexander Kudlich. Rocket’s supervisory board consists of Prof. Dr. Marcus Englert (Chairman), Mr. Norbert Lang (Deputy Chairman), Prof. Dr. h.c. Roland Berger, Mr. Stefan Krause, Mr. Pierre Louette, Prof. Dr. Joachim Schindler, Mr. Daniel Shinar and Mr. Christopher H. Young. The management board of Rocket has sole voting and investment power over the Affinitas Shares held by Rocket. The address of Rocket is Charlottenstrasse 4, 10969 Berlin, Germany.

(3)
Mercutio GmbH is the investment vehicle of Mr. Christian Vollmann. Mr. Vollmann is the sole managing director and holder of shares in Mercutio GmbH and has the sole investment power and power to vote or direct the vote of the Affinitas Shares held by Mercutio GmbH. The address of Mercutio GmbH is Almstadtstrasse 16, 10119 Berlin, Germany.

(4)
Holtzbrinck Ventures NM GmbH & Co. KG is a wholly-owned subsidiary of HV Holtzbrinck Ventures Fund IV LP. HV Holtzbrinck Ventures Fund IV LP’s investment decisions are directed solely by its General Partner, HV Holtzbrinck Ventures Fund IV GP Limited. The directors of HV Holtzbrinck Ventures Fund IV GP Limited, Ms. Michelle A. McNaney, Mr. Mark Wanless and Mr. Andreas Wisser have indirect voting and investment power over the Affinitas Shares held by Holtzbrinck Ventures NM GmbH & Co. KG’s. The address of Holtzbrinck Ventures NM GmbH & Co. KG is Kaiserstr. 14 b, 80801 Munich, Germany. The address of HV Holtzbrinck Ventures Fund IV LP and HV Holtzbrinck Ventures Fund IV GP Limited is 11-15 Seaton Place, St. Helier, Jersey, Channel Islands.

(5)
PDV Inter-Media Venture GmbH is sole legal and beneficial owner of the Affinitas Shares listed in this table. All investment and voting decisions on behalf of PDV Inter-Media Venture GmbH are made by its managing directors, Mr. Andreas Scherer (who can act independently) and Mrs. Renate Dempfle, along with Mr. Daniel Kempf  (either of whom can act collectively with either of the other or Mr. Scherer). The address of PDV Inter-Media Venture GmbH is Curt-Frentzel Straße 2. Augsburg, Germany.

(6)
Includes 1,170 Affinitas Shares Mr. Schrezenmaier has the right to acquire (upon exercise of certain options) within 60 days of June 30, 2017, which options will cease to exist upon the Closing Date.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS
The Euro is a fully convertible currency. At the present time, Germany does not restrict the export or import of capital, except for investments in certain areas in accordance with applicable resolutions adopted by the United Nations and the European Union. However, for statistical purposes only, every individual or corporation residing in Germany (“Resident”) must report to the German Central Bank (Deutsche Bundesbank), subject only to certain immaterial exceptions, any payment received from or made to an individual or a corporation residing outside of Germany (“Non-Resident”) if such payment exceeds €12,500 (or the equivalent in a different currency). In addition, German Residents (except for individuals and certain financial institutions) must report any accounts payable to or receivable from Non-Residents if such payables or receivables, in the aggregate, exceed €5 million (or the equivalent in a different currency) at the end of any calendar month. Furthermore, companies resident in Germany with accounts payable to or receivable from Non-Residents in excess of  €500 million have to report any payables or receivables to/from Non-Residents arising from derivative instruments at the end of each calendar quarter. Residents are also required to report annually to the German Central Bank any shares or voting rights of 10% or more which they hold directly or indirectly in Non-Resident corporations with total assets of more than €3 million. Corporations residing in Germany with assets in excess of  €3 million must report annually to the German Central Bank any shares or voting rights of 10% or more held directly or indirectly by a Non-Resident.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
New Spark is organized under the laws of Germany and the European Union with its registered office in Germany and with its principal executive offices located in Berlin. A majority of the members of its Administrative Board, the New Spark Managing Directors and senior management, and some of the experts named in this proxy statement/prospectus, currently reside outside the United States. A substantial portion of its assets and the assets of these individuals are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon non-U.S. resident board members, the New Spark Managing Directors or upon New Spark, or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal or state securities laws against New Spark, its board members or the New Spark Managing Directors.
For a detailed discussion of the rights of stockholders under Delaware law and stockholders under German and European law in relation to the bringing of stockholder/stockholder suits see “Comparison of Rights of Stockholders of Spark and Stockholders of New Spark.” In particular, under German law, the proper claimant for wrongs committed against New Spark, including by the New Spark board members and/or New Spark Managing Directors, is New Spark, which is generally represented by the New Spark Managing Directors, and — in case of  (potential) claims of New Spark against the New Spark Managing Directors — New Spark is represented by the Administrative Board. German law only permits a stockholder of a company to initiate a lawsuit on behalf of that company in limited circumstances, and requires court permission to do so.

LEGAL MATTERS
Milbank, Tweed, Hadley & McCloy LLP, as U.S. and German counsel to Affinitas, has advised Affinitas with respect to certain legal matters as to the laws of the United States and of Germany. Morrison & Foerster LLP will issue an opinion to Spark concerning certain U.S. legal matters.
EXPERTS
The consolidated financial statements of Affinitas GmbH and its subsidiaries, as of January 1, 2015, December 31, 2015 and December 31, 2016, and for each of the years in the two-year period ended December 31, 2016, have been included herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Spark Networks, Inc., as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, included in this proxy statement/prospectus and elsewhere in the Registration Statement, have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements of Blitz 17-655 SE, as of March 29, 2017 (date of inception), and June 30, 2017 and for the period from March 29, 2017 (date of inception) to June 30, 2017, have been included herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Samadhi SAS, as of September 30, 2016, December 31, 2015 and January 1, 2015 and for the nine months ended September 30, 2016 and the year ended December 31, 2015, have been included herein in reliance upon the report of KPMG S.A., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG S.A.’s report expresses a qualified opinion and includes a Basis for Qualified Opinion paragraph stating that as discussed in Note 1-2) to the financial statements, the financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements.”
FUTURE STOCKHOLDER PROPOSALS
New Spark
New Spark will hold a regular annual general meeting of stockholders in 2018 regardless of whether the Business Combination is completed, and may decide to hold a Special Meeting of its stockholders in late 2017 to the extent there is required business to be addressed.
Stockholders whose aggregate shareholdings represent 5% of the share capital or the proportionate amount of  €500,000.00 of the share capital (this corresponds to 500,000 no-par value shares) may request that additional items be put on the agenda and be published. Each new item of the agenda must also include a reason or a resolution proposal. The request must be addressed in writing to the Administrative Board and must be received by New Spark 30 days prior to the general meeting of stockholders (not counting the day of the receipt and the day of the general meeting of stockholders). Additionally, every stockholder has the right, in the general meeting of stockholders to submit procedural motions, counter-motions to the proposals of the Administrative Board on specific agenda items as well as proposals regarding an election of directors or auditors provided for in the agenda. Counter-motions including a reason and election proposals (such election proposals do not require a reason) received by New Spark no later than 14 days prior to the general meeting of stockholders (not counting the day of the receipt and the day of the general meeting of stockholders), will be made available, including the stockholder’s name, the reasoning and potential statements of the Administrative Board on New Spark’s website. Even if counter-motions and election proposals have been submitted to New Spark in advance, they will only be considered at the general meeting of stockholders if they are by a stockholder put forward at the general meeting of stakeholders.

Spark
Depending on when the Merger is completed, Spark may not hold an annual meeting of stockholders in 2018. In the event that the Merger is not completed on the expected time frame, or at all, Spark may hold a 2018 annual meeting. Any stockholder nominations or proposals for other business intended to be presented at Spark’s next annual meeting must be submitted to Spark as set forth below.
If a stockholder would like Spark to consider including a proposal in Spark’s proxy statement and form of proxy relating to the 2018 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, a written copy of the proposal must be received no later than the close of business on December 1, 2017 (the date that is 120 calendar days before the anniversary of the date of the proxy statement relating to the 2017 annual meeting of stockholders). If the date of the 2018 annual meeting is changed by more than 30 days from the anniversary date of the 2017 annual meeting, then the deadline will be a reasonable time before Spark begins to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act in order to be included in Spark’s proxy materials.
The Spark Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in Spark’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. The Spark Bylaws provide that business, which must constitute a proper matter under Delaware law for stockholder action, may be conducted at an annual meeting if it is properly brought before the meeting by a stockholder who has given timely written notice and is a stockholder of record on the date of giving the notice and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting. The notice must contain the information specified in the Spark Bylaws. To be timely, the notice must be delivered to the secretary of Spark no later than February 10, 2018 (the 90th day prior to the first anniversary of the 2017 annual meeting) and no earlier than January 11, 2018 (the 120th day prior to the first anniversary of the 2017 annual meeting). In the event that the date of the 2018 annual meeting differs by more than 30 days from the first anniversary of the 2017 annual meeting, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting, and not later than the close of business on the later of  (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by Spark. In no event will the adjournment or postponement of an annual meeting (or the public announcement) commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Any stockholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting of Spark stockholders. In addition, if a stockholder (or a qualified representative as described in the Spark Bylaws) does not appear to present his, her or its proposal at such meeting, then such business will not be considered.
In either case, proposals should be delivered to Spark Networks, Inc., 11150 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, Attention: Corporate Secretary. To avoid controversy and establish timely receipt by Spark, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION
Spark Networks SE has filed with the SEC a Registration Statement under the Securities Act, of which this proxy statement/prospectus forms a part, which registers the New Spark Ordinary Shares underlying the New Spark ADSs of Spark Networks SE to be issued to Spark Stockholders in connection with the Business Combination. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Spark Networks SE, Affinitas, Spark and the ADSs of Spark Networks SE. The rules and regulations of the SEC allow Spark Networks SE to omit certain information included in the Registration Statement from this document.
Spark files annual, quarterly and current reports, proxy statements and other information with the SEC. Spark Networks SE will be a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act.
You may read and copy the information filed with or furnished to the SEC by Spark or Spark Networks SE at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Spark and Spark Networks SE, that file electronically with the SEC. The address of the site is www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by Spark Networks SE with the SEC will also available at its website. The reports and other information filed by Spark with the SEC are also available at Spark’s website at www.spark.net. The web addresses of the SEC, Spark Networks SE, Spark and Affinitas have been included as inactive textual references only. Information on those web sites is not part of this proxy statement/prospectus.
Neither Spark Networks SE, Affinitas nor Spark has authorized anyone to give any information or make any representation about the Merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date.

Report of Independent Registered Public Accounting Firm
The Board of Directors
Affinitas GmbH:
We have audited the accompanying consolidated balance sheet of Affinitas GmbH and its subsidiaries (the Group) as of January 1, 2015, December 31, 2015 and December 31, 2016, and the related consolidated statements of comprehensive income/loss, shareholder`s equity and cash flows for each of the years in the two-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Affinitas GmbH’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Affinitas GmbH and its subsidiaries at January 1, 2015, December 31, 2015 and December 31, 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016, in conformity with International Financial Reporting standards, as issued by the International Accounting Standards Board.
/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Leipzig, Germany
August 16, 2017

Affinitas GmbH
Consolidated Balance Sheet
(in € thousands)
	Note*	January 1, 2015	December 31, 2015	December 31, 2016
ASSETS
Non-current assets		11,176	11,393	20,141
Intangible assets	6.1	114	83	9,634
Internally generated software		—	—	1,007
Licences and domains		74	60	37
Brands and trademarks		—	—	2,605
Purchased software		40	23	—
Other intangible assets		—	—	2,661
Goodwill		—	—	3,324
Property, plant and equipment	6.2	133	454	485
Leasehold improvements		—	305	245
Other and office equipment		133	149	240
Other non-current financial assets	6.4	—	3	21
Deferred tax assets	6.6	10,929	10,853	10,001
Current assets		7,420	11,672	17,127
Current trade and other receivables		5,480	8,685	9,063
Trade receivables	6.3	2,613	3,059	4,272
Other financial current assets	6.4	1,907	2,126	2,489
Other assets	6.5	960	3,500	2,302
Cash and cash equivalents	6.7	1,940	2,987	8,064
TOTAL ASSETS		18,596	23,065	37,268
SHAREHOLDER’S EQUITY AND LIABILITIES
Shareholder’s equity	6.8	(26,456)	(26,405)	(24,723)
Subscribed capital		25	25	25
Share-based payment reserve	5.12	668	1,268	2,259
Accumulated deficit		(27,149)	(27,698)	(27,007)
Non-current liabilities		26,448	26,494	33,161
Non-current borrowings	6.9	—	—	5,850
Other non-current provisions	6.10	38	42	17
Other non-current financial liabilities	6.11	26,280	26,280	26,280
Deferred tax liabilities	6.13	—	—	929
Non-current deferred Income	6.15	130	172	85
Current liabilities		18,604	22,976	28,830
Current borrowings	6.9	—	—	5
Other current provisions	6.10	130	147	806
Current trade and other payables		5,490	7,778	9,637
Trade payables	8.1	4,483	5,410	5,568
Other financial current liabilities	6.11	33	40	1,337
Other liabilities	6.12	974	2,328	2,732
Current income tax liabilities	6.14	189	100	335
Current deferred Income	6.15	12,795	14,951	18,047
TOTAL SHAREHOLDER’S EQUITY AND LIABILITIES		18,596	23,065	37,268
The notes are an integral part of these consolidated financial statements.

Affinitas GmbH
Consolidated Statement of Comprehensive Income/Loss
(in € thousands)
		Year ended December 31,
	Note*	2015	2016
Continuing operations
Revenue	5.3	60,442	73,491
Cost of revenue	5.4	(44,630)	(51,202)
Gross Profit		15,812	22,289
Other income	5.5	309	126
Other operating expenses		(15,193)	(19,742)
Sales and marketing expenses	5.6	(3,036)	(3,919)
Customer service expenses	5.7	(2,357)	(2,791)
Technical operations and development expenses	5.8	(3,849)	(3,305)
General and administrative expenses	5.9	(5,951)	(9,727)
Operating profit		928	2,673
Interest income and similar income		30	157
Interest expense and similar charges		(103)	(425)
Net finance expenses	5.10	(73)	(268)
Income before taxes		855	2,405
Income taxes	5.13	(445)	(1,082)
Profit from continuing operations		410	1,323
Discontinued operations
Loss from discontinued operations, net of tax	5.2	(959)	(632)
(Loss)/profit for the period		(549)	691
Other comprehensive income		—	—
Total comprehensive (loss)/income for the period		(549)	691
Earnings per share
Basic loss/earnings per share (€)	5.14	(21.96)	27.64
Diluted loss/earnings per share (€)	5.14	(21.96)	27.64
Earnings per share – continuing operations
Basic earnings per share (€)	5.14	16.40	52.92
Diluted earnings per share (€)	5.14	16.40	52.92

The notes are an integral part of these consolidated financial statements.

Affinitas GmbH
Consolidated Statement of Shareholder’s Equity
(in € thousands)
	Note*	Subscribed Capital	Share-based Payment Reserve	Accumulated Deficit	Total Shareholder’s Equity
January 1, 2015	6.8	25	668	(27,149)	(26,456)
Net loss for the period		—	—	(549)	(549)
Other comprehensive income for the period after tax		—	—	—	—
Comprehensive income for the period ended December 31, 2015		—	—	(549)	(549)
Share-based compensation	5.12	—	600	—	600
Transactions with owners of the company		—	600	—	600
December 31, 2015	6.8	25	1,268	(27,698)	(26,405)
Net income for the period		—	—	691	691
Other comprehensive income for the period after tax		—	—	—	—
Comprehensive income for the period ended December 31, 2016		—	—	691	691
Share-based compensation	5.12	—	991	—	991
Transactions with owners of the company		—	991	—	991
December 31, 2016	6.8	25	2,259	(27,007)	(24,723)

The notes are an integral part of these consolidated financial statements.

Affinitas GmbH
Consolidated Statement of Cash Flows
(in € thousands)
		Year ended December 31,
	Note*	2015	2016
Comprehensive (loss)/income for the period		(549)	691
Non-cash items:
Depreciation of property, plant, and equipment	6.2	102	251
Amortization of intangible assets	6.1	38	1,027
Net finance expenses	5.10	73	268
Foreign currency gains and losses	5.10	(84)	(139)
Gain from the disposal of discontinued operations	5.2	—	(381)
Gain/loss on disposal of tangible and intangible assets	6.2	—	18
Share-based compensation expense	5.12	600	991
Change in operating assets and liabilities:
Change in deferred income	6.15	2,198	2,797
Changes in tax positions	5.10	(13)	564
Change in provisions	6.10	21	608
Changes in working capital
Change in current trade and other receivables	6.3	(3,208)	(477)
Change in current trade and other payables	8.1	2,288	751
Cash inflow from operating activities		1,466	6,969
Interest paid		—	(129)
Net Cash inflow from operating activities		1,466	6,840
Interest received		11	—
Expenditure for investments in intangible assets	6.1	(7)	(1,845)
Expenditure for investments in property, plant and equipment	6.2	(423)	(147)
Cash paid for business combinations, net of cash acquired	3.2	—	(5,643)
Disposal of discontinued operations, net of cash disposed of	5.2	—	18
Cash inflow from investing activities		(419)	(7,617)
Proceeds from shareholder loans	6.9	—	5,850
Proceeds from bank loans	6.9	—	4
Cash inflow from financing activities		—	5,854

Change in cash and cash equivalents		1,047	5,077
Cash and cash equivalents as at January 1		1,940	2,987
Cash and cash equivalents as at December 31		2,987	8,064
The notes are an integral part of these consolidated financial statements.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)
1.
General Information

1)
Reporting Entity

Affinitas GmbH (the “Company” or “Affinitas”) is domiciled in Germany. The Company’s office is at Kohlfurter Str. 41/43, 10999 Berlin, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin, Germany, under HRB 115958B. These consolidated financial statements comprise the Company and its subsidiaries (together referred to as the “Group”). Affinitas is a global operator of online dating websites and targets professionals and university-educated singles who are looking for a serious, long-term relationship. Affinitas currently reports two reportable segments – North America and International – and operates three brands EliteSingles, eDarling, and AttractiveWorld in 27 countries.
2)
Basis of Accounting

These consolidated financial statements have been prepared on a going concern basis in accordance with International Financial reporting standards as issued by the International Auditing Standards Board (“IFRS”). They were authorized for issue by the Company’s management board on August 16, 2017.
The accompanying consolidated financial statements are the first set of consolidated financial statements prepared in accordance with IFRS as the Company has converted from German GAAP to IFRS (refer to Note 2).
3)
Functional and presentation currency

These consolidated financial statements are presented in Euro, which is the Company’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.
4)
Use of judgments and estimates

In preparing these consolidated financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.
Assumptions and estimation uncertainties
Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ending December 31, 2017 is included in the following notes:
−
recognition and measurement of provisions and contingencies: key assumptions about the likelihood and magnitude of an outflow of resources;

−
impairment test: key assumptions underlying recoverable amounts;

−
classification and measurement of virtual employee share option plan: key assumptions underlying the classification of the virtual employee share-option plan as equity-settled, the Black-Scholes option valuation model to calculate the fair value of granted share-based awards;

−
recognition and measurement of internally generated software: key assumptions about the future economic benefits expected from those intangible assets;

−
recognition of deferred tax assets: availability of future taxable profit against which tax losses carried forward can be used;

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

−
acquisition of subsidiary: fair value of the consideration transferred (including contingent consideration) and fair value of the assets acquired and liabilities assumed in accordance with IFRS 3; and

−
the amount of revenue is based on estimates about future refunds and chargebacks. Revenue is realized to the extent that it is probably that the future economic benefits flow to the Group.

Measurement of fair values
A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.
The Group regularly reviews significant unobservable inputs and valuation adjustments.
If third-party information, such as broker quotes or pricing services, is used to measure fair values, then the Group assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified.
When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
− Level 1:
quoted prices (unadjusted) in active markets for identical assets or liabilities.

− Level 2:
inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

− Level 3:
inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.
The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.
Further information about the assumptions made in measuring fair values is included in the following notes:
−
share-based payment arrangements;

−
financial instruments; and

−
assets acquired and liabilities assumed in a business combination (acquisition of subsidiary)

5)
Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for the contingent consideration assumed in a business combination, which is measured at fair value on each reporting date.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

6)
New standards, interpretations and amendments to standards and interpretations

A number of new standards and amendments to standards are effective for annual periods beginning after January 1, 2017 and earlier application is permitted; however, the Group has not early adopted the following new or amended standards in preparing these consolidated financial statements.
Standard/interpretation
IFRS 14	Regulatory Deferral Accounts
IFRS 16	Leases
IFRS 17	Insurance contracts
Amendments to IAS 12	Recognition of deferred tax assets for unrealised losses
Amendments to IAS 7	Disclosure initiative
Amendments to IFRS 15	Amendments to ‘Revenue from contracts with customers’ − Clarifications
Amendments to IFRS 2	Clarifying share-based payment transactions
Amendments to IFRS 4	Amendments regarding implementation of IFRS 9
Annual Improvements	Annual improvements to IFRS standards 2014-2016 cycle
IFRIC 22	Foreign currency transactions and advance consideration
Amendments to IAS 40	Amendments regarding transfers of investment property
IFRIC 23	Uncertainty over Income Tax Treatments
None of these standards, amendments to standards and new interpretations are expected to have a significant effect on the consolidated financial statements of the Group.
The following standards are effective for periods starting after January 1, 2017, which may have an effect on the consolidated financial statements:
Disclosure Initiative (Amendments to IAS 7)
The amendments require disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flow and non-cash changes. The amendments are effective for annual periods beginning on or after January 1, 2017, with early adoption permitted.
To satisfy the new disclosure requirements, the Group intends to present a reconciliation between the opening and closing balances for liabilities with changes arising from financing activities.
IFRS 15 Revenue from Contracts with Customers
IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognized. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programs. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted.
The new revenue standard will have an effect on the financial statement of many companies, especially those with multiple element arrangement. The total expected compensation from a contract with multiple performance obligations would be allocated to all performance obligations based on their stand-alone selling prices. Such arrangements are uncommon in the Group’s business model therefore management does not expect material impacts on the amount and timing of revenue recognized in its consolidated financial statements.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

IFRS 15 also governs revenue related issues such as the recognition of costs to obtain a contract. Incremental costs of obtaining a contract will be capitalized and amortized over the contract term. The group incurs significant incremental marketing costs, but the majority of contracts have a term of one year or less. Management does not expect material impacts from the capitalization of costs of obtaining the contract in its consolidated financial statements. Management expects expanded notes disclosures from the application of IFRS 15 in future periods.
IFRS 9 Financial Instruments
In July 2014, the International Accounting Standards Board issued the final version of IFRS 9 Financial Instruments.
IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early adoption permitted. The Group currently plans to apply IFRS 9 initially on January 1, 2018.
The actual impact of adopting IFRS 9 on the Group’s consolidated financial statements in 2018 is not known and cannot be reliably estimated because it will be dependent on the financial instruments that the Group holds and economic conditions at that time as well as accounting elections and judgements that it will make in the future. The new standard will require the Group to revise its accounting processes and internal controls related to reporting financial instruments and these changes are not yet complete. However, the Group is currently evaluating the impacts from IFRS 9.
Classification – Financial assets
IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics.
IFRS 9 contains three principal classification categories for financial assets: measured at amortized cost, fair value through other comprehensive income (“FVOCI”) and fair value through profit or loss (FVTPL). The standard eliminates the existing IAS 39 categories of held to maturity, loans and receivables and available for sale.
Under IFRS 9, derivatives embedded in contracts where the host is a financial asset in the scope of the standard are never bifurcated. Instead, the hybrid financial instrument as a whole is assessed for classification.
Based on its preliminary assessment, the Group does not believe that the new classification requirements, if applied at December 31, 2016, would have had a material impact on its accounting for trade receivables and other financial assets that are managed on a fair value basis.
Impairment – Financial assets and contract assets
IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with a forward-looking ‘expected credit loss’ (ECL) model. This will require considerable judgement as to how changes in economic factors affect ECLs, which will be determined on a probability-weighted basis.
The new impairment model will apply to financial assets measured at amortized cost or FVOCI, except for investments in equity instruments, and to contract assets.
Under IFRS 9, loss allowances will be measured on either of the following bases:
−
12-month ECLs. These are ECLs that result from possible default events within the 12 months after the reporting date; and

−
lifetime ECLs. These are ECLs that result from all possible default events over the expected life of a financial instrument.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Lifetime ECL measurement applies if the credit risk of a financial asset at the reporting date has increased significantly since initial recognition and 12-month ECL measurement applies if it has not. An entity may determine that a financial asset’s credit risk has not increased significantly if the asset has low credit risk at the reporting date. However, lifetime ECL measurement always applies for trade receivables and contract assets without a significant financing component; an entity may choose to apply this policy also for trade receivables and contract assets with a significant financing component.
The Group believes that impairment losses are likely to increase and become more volatile for assets in the scope of the IFRS 9 impairment model.
Classification – Financial liabilities
IFRS 9 largely retains the existing requirements in IAS 39 for the classification of financial liabilities.
However, under IAS 39 all fair value changes of liabilities designated as at FVTPL are recognized in profit or loss, whereas under IFRS 9 these fair value changes are generally presented as follows:
−
the amount of change in the fair value that is attributable to changes in the credit risk of the liability is presented in OCI; and

−
the remaining amount of change in the fair value is presented in profit or loss.

The Group has not designated any financial liabilities at FVTPL and the Group has no current intention to do so. The Group’s preliminary assessment did not indicate any material impact if IFRS 9’s requirements regarding the classification of financial liabilities were applied at December 31, 2016.
Disclosures
IFRS 9 will require extensive new disclosures, in particular about hedge accounting, credit risk and expected credit losses. The Group’s preliminary assessment included an analysis to identify data gaps against current processes and the Group plans to implement the system and controls changes that it believes will be necessary to capture the required data. The assessment is ongoing.
IFRS 16 Leases
IFRS 16 introduces a single, on-balance sheet lease accounting model for lessees. A lessee recognizes a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are optional exemptions for short-term leases and leases of low value items. Lessor accounting remains similar to the current standard – i.e. lessors continue to classify leases as finance or operating leases.
IFRS 16 replaces existing leases guidance including IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.
The standard is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial application of IFRS 16.
Management has assessed the impact of the guidance and expects a negative impact on its operating result and an increase in its assets and liabilities in the consolidated balance sheet in the single million level.
2.
First-time adoption of IFRS

As stated in Note 1.2, the accompanying financial statements are the Group’s first consolidated financial statements prepared in accordance with IFRS. The Group is a first-time adopter in accordance with IFRS 1. The Group did not take advantage of any of the exceptions or exemptions available under IFRS 1 in preparing its consolidated IFRS financial statements for the first time. The Group was not required to prepare any consolidated financial statements in accordance with German GAAP.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

The accounting policies set out in Note 2.4 have been applied in preparing the consolidated financial statements for the year ended December 31, 2016, the comparative information presented in these financial statements for the year ended December 31, 2015 and in the preparation of an opening IFRS balance sheet at January 1, 2015 (the Group’s date of transition).
In preparing its opening consolidated IFRS balance sheet, the Group has adjusted amounts reported previously in its Company only financial statements prepared in accordance with German GAAP (previous GAAP). The Group identified the following material differences between German GAAP and IFRS that have an effect on the consolidated balance sheet, consolidated statement of comprehensive income/loss and cash flows:
−
Income and expenses were reclassified to conform to the function of expenses method. For German GAAP, the nature of expense method was used. Cost directly attributable to a specific function were reclassified. Cost attributable to various functions, such as office expenses and depreciation were allocated based on reasonable allocation keys, such as the number of employees of each function.

−
Assets and liabilities were classified as current and noncurrent as well as financial and non-financial in accordance with IAS 1.

−
The deferred and contingent consideration relating to the acquisition of Samadhi SAS were recorded as financial liabilities, which is prohibited for German GAAP purposes.

−
In conformity with German GAAP, related expenses associated with the acquisition of Samadhi SAS were capitalized. For IFRS purposes, those expenses were expensed as incurred.

−
in conformity with German GAAP, the preferred equity shares were classified within equity. Under IFRS, the respective preferred equity shares were classified as non-current financial liabilities in accordance with IAS 32. Refer to Note 6.11.

−
The virtual employee share option plan was recognized in accordance with IFRS 2. For further information, refer to Note 5.9.

−
Under German GAAP, the Company elected not to record deferred tax assets on loss carryforwards. In accordance with IAS 12, deferred taxes were recorded on those loss carryforwards. Refer to Note 5.10.

−
As the Company was not required to prepare consolidated financial statements under German GAAP, the Company consolidated its subsidiaries for the first time in accordance with IFRS 10. Refer to Note 3.1.

While compiling the IFRS consolidated financial statements, management evaluated the appropriateness of estimates relating to revenue. As a result, the Group recognized additional provisions for refunds and chargebacks as a result of change in estimate. Furthermore, revenue relating to app revenue was recognized based on the transaction date.
3.
Basis of consolidation

The accompanying consolidated financial statements include the accounts of the Affinitas as the parent company and all of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Under the acquisition method of accounting, Affinitas allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require Affinitas’s management to make significant estimates and assumptions, especially with respect to estimating the fair value and expected useful life assigned to each class of assets and liabilities acquired. Different classes of assets will have varying useful lives.
Affinitas’s management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which can be up to one year from the acquisition date, Affinitas may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in net financial result in the consolidated statement of comprehensive income/loss.
Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss. Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.
1)
Group composition

The consolidated financial statements comprise the following fully consolidated subsidiaries:
Entity	Equity Share January 1, 2015	Equity Share December 31, 2015	Equity Share December 31, 2016
Top 10 Media UG (until December 29, 2016)	100%	100%	—
Top 10 Advantage GmbH (until December 29, 2016)	100%	100%	—
Samadhi SAS (acquired on September 30, 2016)	—	—	100%
In 2016, management decided to discontinue the involvement with Top 10 and initiated the liquidation of the entities. On December 29, 2016, the Company sold its 100% equity share in Top 10 for gross proceeds of  €250 thousand (see Note 5.2). The equity shares in Top 10 Media UG and Top 10 Advantage GmbH were held by a trustee. Until the sale of those entities, Affinitas controlled those entities based on a contractual agreement.
2)
Acquisition of Samadhi SAS

On September 30, 2016, the Company completed the acquisition of all the outstanding shares of Samadhi SAS (“Samadhi”), an unrelated third party and owner of the platform Attractive World. The Company believes that this acquisition will help expand into the French market. As of the acquisition date, Samadhi became a wholly owned subsidiary of the Company.
The total consideration for the acquisition of 100% of Samadhi’s shares outstanding amount to €9,295 thousand, comprising €8,000 thousand in cash paid in 2016, €1,000 thousand deferred compensation payable in 2017, and €295 thousand of contingent consideration payable upon reaching specified operating

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

objectives, which management deems probable to occur. The share purchase agreement includes an additional €705 thousand of contingent consideration payable upon reaching specified operating objectives in 2017, which management deemed improbable. As such, management has not recorded any contingent consideration with respect to the €705 thousand as of the acquisition date or December 31, 2016. Refer to Note 9.2 for further information. The Company incurred acquisition-related costs of  €162 thousand, which comprise legal fees and due diligence costs. These costs have been included in “general and administrative expenses”.
For the three months ended December 31, 2016, Samadhi contributed revenue of  €912 thousand and losses of  €(901) thousand to the Group’s results, mainly resulting from amortization charges of the acquired intangible assets as well as the restructuring that was implemented in the fourth quarter of 2016. If the acquisition had occurred on January 1, 2016, management estimates that consolidated revenue would have been €78,558 thousand, and consolidated income from continuing operations for the year would have been €385 thousand. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2016.
The following table summarizes the recognized amounts of assets acquired and liabilities assumed at the date of acquisition:
in € thousands	Acquisition date fair values
Goodwill	3,324
Intangible assets	5,432
Property, plant and equipment	137
Trade receivables	11
Other financial assets	91
Other non-financial assets	218
Cash and cash equivalents	2,357
Borrowings	(1)
Other provisions	(30)
Other non-financial liabilities	(225)
Trade payables	(355)
Deferred tax liabilities	(1,452)
Deferred income	(212)
Total	9,295

Management used the relief from royalty method and the incremental cash flow method in measuring the fair value of the brand and customer base acquired and the replacement cost approach for measuring the fair value of research and development. The relief from royalty method considers the discounted estimated royalty payments that are expected to be avoided as a result of the patents or trademarks being owned. The incremental cash flow method considers the present value of net cash flows expected to be generated by the customer relationships by excluding any cash flows related to contributory assets. The replacement cost approach considers costs identified as research and development costs and outsourced development costs reduced by amortization.
The remaining difference between consideration transferred and net assets assumed resulted in goodwill of  €3,324 thousand, which is mainly attributable to the expected future synergy effects. None of the goodwill recognized is expected to be deductible for tax purposes.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

4.
Significant accounting policies

1)
Revenue

The Group derives substantially all of its revenue from subscription fees. Revenue is presented net of credits and refunds. Chargebacks are included in general and administrative expenses. The Company recognizes revenue in accordance with IAS 18. Revenue recognition occurs ratably over the subscription period, beginning when the amount of revenue can be measured reliably, and it is probable that the economic benefits associated with the transaction will flow to the entity. The Group commences to recognize revenue when access has been granted and the criteria above are fulfilled. Subscribers pay in advance subject to certain conditions identified in the Company’s terms and conditions. Fees collected in advance for subscriptions are deferred and recognized as revenue using the straight-line method over the term of the subscription.
For revenue earned through certain mobile applications, including iOS and Android, the Group recognizes subscription revenues gross of the application processing fees primarily because the Group is the primary obligor and it has the contractual right to determine the price paid by the subscriber. The Company records the related application processing fees as cost of revenue in the period incurred.
During the periods presented, the Company also earned revenue from advertising sales within its discontinued operations. The Company recorded advertising revenue as it is earned.
2)
Employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.
Share-based payment arrangements
Under the Company’s virtual employee share option plan, the Company has a choice of settlement whereby the cash amount or equal value in shares to be received by the beneficiaries for a single vested Option shall equal the price or proceeds per common share in case of a change in control event (“Share Sale”) or an Initial Public Offering (“IPO”) of the Company’s shares minus the exercise price. The Company’s policy is to avoid cash payments to participants if possible, which means that settlement of the outstanding Options is expected to be made in shares. Based on this stated policy, the arrangement is classified as equity-settled unless settlement in cash is most probable.
The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in shareholder’s equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.
For share-based payment awards with non-vesting conditions, the grant-date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.
The Group recognizes compensation expense on a straight-line basis from the beginning of the service period, even when the grant date is subsequent to the service commencement date. During the period between service commencement date and grant date, the share-based payment expense recognized is based on an estimated grant date fair value of the award. Once the grant date has been established for equity-settled awards, the estimated fair value is revised so that the expense recognized is based on the actual grant date fair value of the equity instruments granted.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

For awards with graded-vesting features, each instalment of the award is treated as a separate grant. This means that each instalment is separately expensed over the related vesting period.
Defined contribution plans
Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.
Defined benefit plans
Defined benefit pension plans consisted of unfunded plans, where benefits are paid directly by the Group and the related obligation is covered by a provision corresponding to the present value of future benefit payments. These unfunded plans correspond to retirement termination payments. The provision was related to employees of Samadhi and was released in the fourth quarter of 2016.
Termination benefits
Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognizes costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted.
3)
Lease payments

Payments made under operating lease agreements are recognized in profit or loss on a straight-line basis over the term of the lease.
4)
Finance income and finance costs

The Group’s finance income and finance costs include interest income and expense, translation gains and losses as well as any change in the fair value of contingent consideration classified as financial liability. Interest income or expense is recognized using the effective interest method.
5)
Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss/income.
Current tax
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.
Deferred tax
Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:
−
temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

−
temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

−
taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group and the reversal of temporary differences. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.
Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.
Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.
The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. For this purpose, the carrying amount of investment property measured at fair value is presumed to be recovered through sale, and the Group has not rebutted this presumption.
Deferred tax assets and liabilities are offset only if certain criteria are met.
Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the Company’s tax loss carryforwards remain deductible.
6)
Prepaid Advertising Expenses

The Group regularly pays in advance for advertising and expenses the prepaid amounts upon delivery of services or if it determines that a vendor will be unable to deliver on its commitment and is not willing or able to repay the undelivered prepaid amount. Prepaid expenses are shown as non-financial assets.
7)
Discontinued operation

A discontinued operation is a component of the Group’s business, the operations and cash flows of which can be clearly distinguished from the rest of the Group and which:
−
represents a separate major line of business or geographic area of operations;

−
is part of a single coordinated plan to dispose of a separate major line of business or geographic area of operations; or

−
is a subsidiary acquired exclusively with a view to re-sale.

Classification as a discontinued operation occurs at the earlier of disposal or when the operation meets the criteria to be classified as held for sale. When an operation is classified as a discontinued operation, all attributable income and expenses as well as related income taxes are presented as “loss from discontinued

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

operations” in the statement of comprehensive loss/income as if the operation had been discontinued from the start of the comparative year. The elimination of intra-group transactions is presented following the general consolidation method by eliminating income at the servicing entity and the related expenses at the receiving entity.
8)
Intangible assets and goodwill

Recognition and measurement goodwill and intangible assets with indefinite life
Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses.
The Company’s goodwill represents the excess of the purchase price over the fair value of the net assets acquired resulting from business acquisitions, Intangible assets resulting from the acquisitions of entities in a business combination are recorded using the acquisition method of accounting and estimated by management based on the fair value of assets received.
Management reviews the potential impairment of goodwill and indefinite lived intangible assets at least annually, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable.
Recognition and measurement intangible assets with finite life
Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives. In addition to the recoverability assessment, management routinely reviews the remaining estimated useful lives of its amortizable intangible assets. If the Company reduces its estimate of the useful life assumption for any asset, the remaining unamortized balance would be amortized over the revised estimated useful life.
Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Costs incurred in the planning and post-implementation stages of a project are expensed as incurred while direct and indirect costs associated with the development phase are capitalized and amortized on a straight-line basis over the estimated useful lives. Costs associated with minor enhancements and maintenance are included in expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss/Income. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.
The estimated useful lives of intangible assets for current and comparative periods are as follows:
−
Internally generated software: 6 years

−
Licenses and domains: 2 - 5 years

−
Brands and trademarks: 10 - 20 years

−
Purchased software: 1.5 – 5 years

−
Other intangible assets: 1.5 - 5 years

Impairment of non-financial assets
Management assesses the potential impairment of assets, which include intangible assets, whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset or the Company’s common stock, a significant decline in actual or projected revenue, a

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces, as well as other factors. In addition, goodwill is tested annually for impairment.
For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash-generating units (“CGU”). Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination. The Company determined an operating segment to be the CGU for impairment testing purposes.
If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected discounted future cash flows attributable to the asset or CGU are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its estimated recoverable amount is recorded. The recoverable amount is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, and quoted market prices or appraised values, depending on the nature of the assets. Fair value measurements utilized for assets under nonrecurring measurements were measured with Level 3 unobservable inputs.
Subsequent expenditure
Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognized in profit or loss as incurred.
9)
Property, plant and equipment

Recognition and measurement
Items of property, plant and equipment are measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses. If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.
Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.
Subsequent expenditure
Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.
Depreciation
Property and equipment is stated at cost, net of accumulated depreciation, which is provided using the straight-line method over the estimated useful life of the asset. The estimated useful lives of property, plant, and equipment for current and comparative periods are as follows:
−
Leasehold improvements: the shorter of the lease term or 5 years

−
Other and office equipment: 3 years

Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation and amortization are removed from the Company’s consolidated balance sheet with the resulting gain or loss, if any, reflected in the Company’s consolidated statement of comprehensive income.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.
10)
Financial instruments

The Group classifies non-derivative financial assets into the category loans and receivables.
The Group classifies non-derivative financial liabilities into the following categories: financial liabilities at fair value through profit or loss designated upon initial recognition and other financial liabilities.
Non-derivative financial assets and financial liabilities – Recognition and derecognition
The Group initially recognizes loans and receivables and debt securities issued on the date when they are originated. All other financial assets and financial liabilities are initially recognized on the trade date when the entity becomes a party to the contractual provisions of the instrument.
The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset. Any interest in such derecognized financial assets that is created or retained by the Group is recognized as a separate asset or liability.
The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.
Financial assets and financial liabilities are offset and the net amount presented in the balance sheet when, and only when, the Group currently has a legally enforceable right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.
The Company’s credit card processors regularly withhold deposits and maintain balances, which are presented as other financial assets.
Non-derivative financial assets – Loans and receivables – Measurement
Assets classified as loans and receivables are initially measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortized cost using the effective interest method.
Non-derivative financial liabilities – Measurement
Non-derivative financial liabilities are initially measured at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest method.
11)
Preferred Shares

The Group’s preferred shares are classified as financial liabilities, because the Company has the obligation to make contractual payments to shareholders in case of defined liquidity events. The preferred shares are measured at amortized cost.
12)
Provisions

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Refunds
A provision for refunds is recognized when the underlying services are sold, based on historical refund data and a weighting of possible outcomes against their associated probabilities.
Restructuring
A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not provided for.
13)
Earnings per share

The Group presents earnings per share data for its common shares. Earnings per share is calculated by dividing the net income of the period by the weighted average number of common shares outstanding during the period.
5.
Notes on the consolidated income statement

1)
Operating segments

Basis for segmentation
The management board of Affinitas is the Group’s chief operating decision maker (“CODM”).
In line with the management approach, the operating segments were identified on the basis of the Group’s internal reporting. Internal reporting is the basis for the allocation of resources and the evaluation of the performance of the operating segments by the management board. On this basis, the Group’s business activity is segmented according to the countries it operates in.
The performance of the operating segments is measured on the basis of revenue and direct marketing costs only. Due to the Group’s integrated business structure costs and expenses, other than direct marketing expenses, are not allocated to the individual reportable segments. As such, the Group does not measure operating profit or loss by segment for internal reporting purposes. Assets are not allocated to the different business segments for internal reporting purposes.
In particular, for internal management reporting purposes, the CODM reviews gross revenue in accordance with German GAAP before deductions resulting from the recognition of the provision for refunds and effects from the reversal of adjustments to revenue in connection with the amortization of the fair value adjustment of deferred income from the Samadhi acquisition (for more information refer to notes 1.2 and 3.2). In addition, when making operating decisions and assessing performance, the CODM only reviews direct marketing costs excluding personnel-related and certain other expenses, which are being presented as direct marketing costs in the IFRS consolidated statement of comprehensive income/loss. Both result in reconciling items relating to revenue and direct marketing costs presented in the tables below.
Information about reportable segments
While the CODM receives separate information for each country, all countries other than the USA and Canada (together, North America) have been aggregated into one reportable segment as the business model and long-term margin expectations are similar. This means that the Group reports the two reportable segments North America and International.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Reconciliations of information on reportable segments to IFRS measures
2015 in € thousands	North America	International	Reconciling Items	Total
Revenue	5,311	55,625	(494)	60,442
Direct Marketing costs	(8,423)	(38,886)	4,720	(42,589)
Contribution after direct marketing costs	(3,112)	16,739	4,226	17,853
Cost of Revenue
Data center expenses				(626)
Credit card fees				(1,287)
Mobile application processing fees				(128)
Gross Profit				15,812
Other income				309
Other operating expenses
Sales and marketing expenses				(3,036)
Customer service expenses				(2,357)
Technical operations and development expenses				(3,849)
General and administrative				(5,951)
Operating Profit				928
Interest income and similar income				30
Interest expense and similar charges				(103)
Net finance expenses				(73)
Income before taxes				855
Income taxes				(445)
Profit from continuing operations				410

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

2016 in € thousands	North America	International	Reconciling Items	Total
Revenue	16,454	59,763	(2,726)	73,491
Direct Marketing costs	(15,618)	(38,056)	5,304	(48,370)
Contribution after direct marketing costs	836	21,707	2,578	25,121
Cost of revenue
Data center expenses				(726)
Credit card fees				(1,471)
Mobile application processing fees				(635)
Gross Profit				22,289
Other income				126
Other operating expenses
Sales and marketing expenses				(3,919)
Customer service expenses				(2,791)
Technical operations and development expenses				(3,305)
General and administrative expenses				(9,727)
Operating profit				2,673
Interest income and similar income				157
Interest expense and similar charges				(425)
Net finance expenses				(268)
Income before taxes				2,405
Income taxes				(1,082)
Profit from continuing operations				1,323

Geographic information
The Group operates across the world generating revenue from different countries. It has allocated its total revenue to countries based on where the revenue is generated and has deemed countries as material and separately disclosed where they make up more than 10% of its revenue or non-current assets.
Revenue in € thousands	2015	2016
Germany	6,084	5,326
Foreign countries:
France	10,878	12,655
USA	1,117	10,176
UK	5,621	7,154
Other countries	36,742	38,181
	60,442	73,491

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Non-current assets in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Germany	247	537	1,790
Foreign countries:
France	—	—	8,328
Other countries	—	—	—
	247	537	10,118

Non-current assets exclude financial instruments and deferred tax assets.
Major customer
Given the nature of the business, there is no one single customer that is significant to the Group.
2)
Discontinued operation

On December 29, 2016, the Group sold its interest in Top 10. Management committed to a plan to sell this operations in 2016, following a strategic decision to place greater focus on the Group’s key competencies.
Top 10 was not previously classified as a disposal group as the decision to sell Top 10 was made in 2016.
In all periods presented, Affinitas supplied employees to Top 10 and Top 10 provided direct marketing services to Affinitas. All intra-group transactions and balances have been fully eliminated in the consolidated financial statements.
Results of discontinued operations
in € thousands	Note	2015	2016
Revenue		2,734	3,667
Expenses		(4,067)	(5,168)
Results from operating activities		(1,333)	(1,501)
Income tax		374	488
Results from operating activities, net of tax		(959)	(1,013)
Gain on sale of discontinued operation		0	381
Profit (loss) from discontinued operations, net of tax		(959)	(632)
Earnings per share - discontinued operations
Basic loss per share (€)	5.14	(38.36)	(25.28)
Diluted loss per share (€)	5.14	(38.36)	(25.28)

Cash flows from discontinued operations
in € thousands	Note	2015	2016
Net cash from operating activities		(879)	(635)
Net cash from investing activities		—	18
Net cash flows for the year		(879)	(617)

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Effects of disposal on the consolidated balance sheet of the Group
in € thousands	Note	2016
Property, plant and equipment	6.2	(7)
Trade and other receivables	6.3	(402)
Cash and cash equivalents	6.7	(232)
Current trade and other payables	6.11/6.12	768
Provisions	6.10	4
Net liabilities		131
Consideration received, satisfied in cash		250
Cash and cash equivalents disposed of		(232)
Net cash inflows		18

3)
Revenue

During the year ended December 31, 2016, revenue increased by 21.6% compared to the prior year. The increased growth rate is partially due to the acquisition of Samadhi, which contributed revenue of  €912 thousands since its acquisition on September 30, 2016. The remaining increase is due to the growing subscriber base.
4) Cost of revenue
For the years ended December 31, 2015 and 2016, cost of revenue was as follows:
	Year ended December 31,
in € thousands	2015	2016
Direct Marketing costs	42,589	48,370
Credit card fees	1,287	1,471
Data center expenses	626	726
Mobile application processing fees	128	635
Total cost of revenue	44,630	51,202

Cost of sales increased by 14.7%, whereas revenue increased by 21.6%. The main driver for the improved gross margin is reduced TV Marketing expenses. The effect was partially compensated by increased online marketing expenses.
5)
Other income

For the years ended December 31, 2015 and 2016, other income was as follows:
	Year ended December 31,
in € thousands	2015	2016
Repayments and reimbursements	78	74
Other income	231	52
Total other income	309	126

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

6)
Sales and marketing expenses

For the years ended December 31, 2015 and 2016, the following table shows the different types of expenses recorded as sales and marketing:
	Year ended December 31,
in € thousands	2015	2016
Personnel	2,343	2,795
Depreciation and amortization	31	741
Other	559	260
Office expenses	103	123
Total sales and marketing expenses	3,036	3,919

The increase of sales and marketing costs results from the acquisition of Samadhi. The brands and trademarks recognized in the course of the purchase price allocation results in increased amortization expenses.
7)
Customer service expenses

For the years ended December 31, 2015 and 2016, the following table shows the different types of expenses recorded as customer service:
	Year ended December 31,
in € thousands	2015	2016
Personnel	1,747	1,651
Third-party services	450	965
Office expenses	107	109
Depreciation and amortization	35	53
Other	18	13
Total customer service expenses	2,357	2,791

8)
Technical operations and development expenses

For the years ended December 31, 2015 and 2016, the following table shows the different types of expenses recorded as technical operation and development:
	Year ended December 31,
in € thousands	2015	2016
Personnel	3,436	3,531
Depreciation and amortization	35	445
Data processing costs	270	353
Office expenses	105	114
Other	3	48
Capitalized development costs	—	(1,186)
Total technical operations and development expenses	3,849	3,305

Amortization of intangible assets and depreciation of fixed assets mainly increased due to the acquisition of Samadhi. Furthermore, Affinitas capitalized the development costs for a core system solution in 2016, which also leads to an increase in amortization (for details of intangible assets and property plant and equipment, see Note 6.1).

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

9)
General and administrative expenses

The following table shows the different types of expenses allocated to general and administration:
	Year ended December 31,
in € thousands	2015	2016
Provisions for bad debts, write-offs, and uncollectible amounts	2,206	4,073
Personnel costs	2,365	3,365
Restructuring costs	—	642
Legal, consulting, bookkeeping and auditing costs	650	479
Other expenses	232	246
Third party services	171	238
Recruiting costs	88	182
Acquisition related costs	—	162
Office expenses	101	120
Travel costs	26	62
Depreciation and amortization	20	36
Telecommunication	36	33
Training	28	30
Insurances	28	29
Repairs & maintenance	—	18
Licences	—	12
Total general and administrative expenses	5,951	9,727

10)
Net finance expenses

During the years ended December 31, 2015 and 2016, net finance expenses were as follows:
	Year ended December 31,
in € thousands	2015	2016
Currency translation gains	19	157
Interest income and similar income	11	—
Interest income resulting from discounting of provisions	—	—
Interest expense for non-current liabilities	—	(129)
Currency translation losses	(103)	(296)
Net finance expenses	(73)	(268)

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

11)
Employee benefits

The following table shows the different types of employee benefits expenses:
	Year ended December 31,
in € thousands	2015	2016
Wages and salaries	7,778	8,683
Social security contribution	1,615	1,763
Equity-settled share-based payments	600	991
Termination benefits	16	765
Other employee benefits	56	65
Total employee benefits	10,065	12,267

During the year ended December 31, 2015 and 2016, termination benefits of  €16 thousand and €765 thousand, respectively, were expensed, of which €16 thousand and €123 thousand, respectively, were paid out. Contributions to the defined contribution retirement funds presented as social security contributions amounted to €594 thousand and €628 thousand for the years ended December 31, 2015 and 2016 respectively.
Employee benefits are allocated to costs and expenses as follows:
	Year ended December 31,
in € thousands	2015	2016
Cost of sales	175	283
Sales and marketing expenses	2,343	2,795
Customer service expenses	1,747	1,651
Technical operations and development expenses	3,435	3,531
General and administrative expenses	2,365	4,007
Total employee benefits	10,065	12,267

12)
Share-based payment arrangements

Description of share-based payment arrangements
Options over ordinary shares of the Company (“Options”) were granted in 2013 with an exercise price of  €1 vest three years from the grant date. These equity-settled Options are exercisable after vesting.
Eligible employees have been granted Options under a new share incentive plan on a discretionary basis to selected employees. Under this virtual share option plan the Company has a choice of settlement, whereby the cash amount or equal value in shares to be received for a single vested Option shall equal the price or proceeds per common share in case of a change in control event (“Share Sale”) or an IPO of the Company’s shares minus the exercise price.
Based on management’s assessment of the different settlement scenarios and the Company’s policy, the most likely settlement method for the virtual share option plan is settlement of the outstanding Options in shares of a group company. The Options granted to eligible and selected employees under the share incentive plan are therefore classified as equity-settled share-based payment transactions.
The Options granted vest quarterly or monthly on a linear basis over four years as from the allotment date, but no Options vest within the first eighteen months as from the allotment date and an option life of 10 years. The vested Options may not be exercised until the occurrence of either a Share Sale or an IPO. Accelerated vesting will occur if a Share Sale or an IPO occurs during the vesting period. In such cases, the unvested awards will vest 12 months after the date of such an event.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Reconciliation of outstanding share options
The movements in the number of Options outstanding and their related weighted average exercise prices (in €) are as follows:
	2015		2016
	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options
Outstanding at 1 January	1	1,170	878	3,507
Granted during the year	1,317	2,337	1,260	1,947
Forfeited during the year	—	—	—	—
Outstanding at 31 December	878	3,507	1,014	5,454
In the table above, Options are presented as granted in the period that the service commencement and expense recognition have started. As of December 31, 2016, 1,383 of the outstanding Options have vested (2015: 0 Options) and 1,170 Options with an exercise price of  € 1 are exercisable (2015: 0 Options). No Options have been exercised during the period since generally the Options cannot be exercised until the occurrence of a Share Sale or an IPO, except for the Options granted prior to 2015.
Options outstanding at the end of the period have the following expiry dates and exercise prices (in €):
	2015		2016
Expiry date	Exercise Price	Number of Options	Exercise Price	Number of Options
Not defined (grant in 2013)	1	1,170	1	1,170
September – October 2025	917	880	917	880
September – October 2025	1,376	880	1,376	880
September – October 2025	1,835	577	1,835	577
January – July 2026	—	—	917	550
January – July 2026	—	—	1,091	487
May 2026	—	—	1,376	550
May 2026	—	—	1,835	360
Outstanding at 31 December		3,507		5,454
Measurement of fair values
In determining the fair values of its unlisted shares as of each grant date, three generally accepted approaches were considered: income approach, market approach and cost approach. In addition, the Company has taken into consideration the guidance prescribed by the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The Company employed a market multiple approach to estimate the Company’s total enterprise value. For determining the total enterprise value on the valuation dates in May 2013, and on quarterly basis from September 2015, the Company relied on two types of market multiples: 1) Transaction multiples and 2) Trading multiples. The average enterprise value based on these two multiples is used to determine the enterprise value per valuation date. Subsequently, the enterprise value at each valuation date is adjusted for the net debt position in order to derive the Company’s equity value.
The value per share is subsequently derived by assuming two potential exit scenarios (i.e. Share Sale/M&A or IPO). In a share sale/M&A scenario, the specific rights of the different share classes are taken into account and the call option values as derived through a Black Scholes Options Pricing Model is used to

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

determine the fair value of the respective share class. In an IPO scenario, the fair value per share is assumed to be equal across all share classes. As the value per share class differs under the different exit scenarios, the Company employed the Hybrid method in order to determine the fair value per share over time, which estimates the probability weighted value across certain exit scenarios.
Based on the essential features of the Options granted and the essential parameters for measuring the fair value of the Options, the fair value of the options in the case of an M&A scenario and IPO scenario have been measured separately to determine the (weighted) fair value of the options. For the option fair value in the case of an M&A scenario, the fair value of the underlying instrument has been applied. For the option fair value in the case of an IPO scenario, the Black Scholes Option Pricing Model has been applied to determine the fair value of the options. The probability of a Share Sale and an IPO scenario have been assessed, and these probabilities have been applied the compute the probability weighted fair value per Option. The fair values and the inputs used in the measurement of the fair values of these equity-settled Options at the date of grant are summarized below:
	2015	2016
Share price M&A Scenario (€)	211 – 729	291 – 380
Share price IPO Scenario (€)	1,570 – 1,647	1,289 – 1,381
Weighted average option exercise price (€)	1,317	1,260
Volatility	34.3% - 35.1%	35.9% - 37.9%
Expected life	2.0 -3.3 years	1.0 – 2.8 years
Dividend yield	0%	0%
Risk-free rate	(0.261%) - (0.184%)	(0.743%) - (0.462%)
Weighted-average option fair value (€)	445	324
Fair value per Option (€)	198 – 731	271 – 383
Expected volatility is estimated by considering historical average share price volatility of comparable companies. Since the Options can only be exercised following a Share Sale or an IPO, applying an expected life based on the period from the grant date up and until the expected exit date is considered to be most appropriate for the Options granted during the period.
The vested options cannot be exercised until a Share Sale or an IPO, and this requirement is treated as a non-vesting condition. If the expected service period for the Options granted is shorter than the estimated period up to the exercise date, a discount to the fair value of the options has been applied to allow for the non-transferability of the options in the period between the end of the service period and the estimated exercise date. For this purpose, the discount for lack of marketability (“DLOM”) has been calculated as the cost of an “at-the-money” put option over the underlying share of the appropriate term using the Finnerty option model. The rationale is that the put option insures against the risk of not being able to exercise the option when the share price falls.
Expense recognized in profit or loss
The fair value of the Options granted is expensed on a straight-line basis over the estimated vesting period, based on management’s estimate of a future Share Sale/IPO date and the number of Options that will eventually vest. As a result of the graded-vesting features of the Options granted, each instalment of the award is treated as a separate grant. This means that each instalment is separately expensed over the related vesting period.
Estimated forfeitures are revised if the number of Options expected to vest differs from previous estimates. Differences between the estimated and actual forfeitures are accounted for in the period they occur.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

During the years ended December 31, 2015 and 2016, the total share-based payment expense recognized for the equity-settled Options amounted to €600 thousand and €991 thousand, respectively.
13)
Income taxes

The major components of income taxes are broken down as follows:
	Year ended December 31,
in € thousands	2015	2016
Current income tax	(369)	(752)
Current income tax expenses (-) / income (+)	(374)	(752)
Adjustments for current income tax from prior periods	5	—
Deferred tax	(76)	(330)
Deferred taxes from the origination and reversal of temporary differences	31	211
Deferred taxes on tax losses carryforward	(107)	(541)
Total	(445)	(1,082)

Based on the consolidated income before taxes the reconciliation of the effective tax expense is the following:
	Year ended December 31,
in € thousands	2015	2016
Income before tax from continuous operations	858	2,413
Tax rate of the Group in %	30	30
Expected tax expense (-) / income (+)	(259)	(728)
Tax effect of:
Differences in applicable tax rate	—	50
Share-based payment arrangements	(180)	(297)
Taxes from prior years	5	—
Trade tax additions and deductions	(4)	(9)
Sundry items	(7)	(98)
Effective tax expense	(445)	(1,082)

As of January 1, 2015, December 31, 2015 and 2016, the following deferred tax assets and liabilities were recognized:
in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Deferred tax assets (“DTA”)	10,929	10,853	10,001
Deferred tax liabilities (“DTL”)	—	—	929

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

A breakdown of deferred tax assets and liabilities is presented in the following table:
	January 1, 2015		December 31, 2015		December 31, 2016
in € thousands	DTA	DTL	DTA	DTL	DTA	DTL
Intangible assets	—	—	—	—	—	1,962
Property, plant and equipment	—	—	—	—	—	—
Financial assets	—	—	—	—	—	—
Receivables and other assets	189	—	175	—	303	—
Cash	2	—	27	—	16	—
Liabilities	—	—	8	—	—	54
Provisions	8	—	17	—	19	—
Deferred income	5	—	9	—	115	36
Other	—	—	—	—	—	—
Tax losses carryforward	10,725	—	10,617	—	10,671	—
Total, gross	10,929	—	10,853	—	11,124	2,052
Set off of deferred tax		—	—	—	1,123	1,123
Total, net	10,929	—	10,853	—	10,001	929

The deferred taxes recorded on cash and cash equivalents related to differences in the treatment of unrealized foreign currency exchange effects that are not deductible for tax purposes.
The change in deferred tax assets and deferred tax liabilities from January 1, 2015 to December 31, 2015 has been recognized completely in profit and loss. An increase of deferred tax liabilities on intangible assets as of December 31, 2016 by €1,962 thousand compared to prior year was attributable to the acquisition of Samadhi and the capitalization of internally generated software. The remaining change in deferred taxes result from temporary differences between the tax basis and the carrying value of assets and liabilities and the use of net operation loss carryforwards.
As of January 1, 2015, December 31, 2015 and 2016, deferred taxes liabilities according to IAS 12.39 on temporary differences resulting from the Company’s investment in its subsidiaries of  €5 thousand, €5 thousand and €346 thousand, respectively, have not been recognized.
In Germany, the Company had tax losses carryforward for corporate taxes amounting to €32,912 thousand as of December 31, 2016 (December 31, 2015: €35,251 thousand; January 1, 2015: €35,593 thousand) and €32,737 thousand for trade taxes (December 31, 2015: €35,115 thousand; January 1, 2015: €35,485 thousand). In addition, as of December 31, 2016, the Group had tax losses carryforward in France of  €2,265 thousand.
In general, the net operating loss (NOL) of Affinitas GmbH carry forwards do not expire. They are subject to review and possible adjustment by the German tax authorities. Furthermore, under current German tax laws, certain substantial changes in the Company’s ownership and business may further limit the amount of net operating loss carry forwards, which could be utilized annually to offset future taxable income.
In March 2017, the Federal Constitutional Court released a court order to declare that forfeiture of tax losses due to certain substantial changes in a company’s ownership are unconstitutional.
The restrictions on the utilization of tax losses were mitigated through Economic Growth Acceleration Act (“Wachstumsbeschleunigungsgesetz”). According to the provisions of this act unused tax losses of a corporation are preserved to the extent they are compensated by an excess of the fair value of equity for tax purposes above its carrying amount of the Company.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

There were no tax losses for which no deferred tax asset were recognized.
14)
Earnings per share

Basic earnings per share
The calculation of basic earnings per share has been based on the following profit attributable to ordinary shareholders and weighted-average number of ordinary shares outstanding.
Profit (loss) attributable to ordinary shareholders (basic)
	2015			2016
in € thousands	Continuing operations	Discontinued operation	Total	Continuing operations	Discontinued operation	Total
Profit (loss) attributable to ordinary shareholders	410	(959)	(549)	1,323	(632)	691

Weighted-average number of ordinary shares (basic)
The number of shares used are the 25,000 ordinary shares in issue during the year ended December 31, 2016 and 2015. The preference shares in issue have not been considered, as they are not classified as equity (see notes 6.8 and 6.11 for further detail on the classification).
Diluted earnings per share
The calculation of diluted earnings per share has been based on the same profit/loss attributable to ordinary shareholders and weighted-average number of ordinary shares outstanding as the calculation of basic earnings per share as the inclusion of the share options granted under the ESOPs (see Note 5.8) would be antidilutive.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

6.
Notes on the consolidated balance sheet

1)
Intangible assets

The following table shows the reconciliation of intangible assets as of January 1, 2015 and for the years ended December 31, 2015 and 2016:
in € thousands	Internally generated software	Licences and domains	Brands and trademarks	Purchased software	Other intangible assets	Goodwill	Total
Purchase costs
January 1, 2015	—	119	—	50	—	—	169
Additions		7					7
Disposals	—	(5)					(5)
December 31, 2015	—	121	—	50	—	—	171
Acquired	—	1	2,551	—	2,880	3,324	8,756
Additions	1,186	—	91	—	568	—	1,845
Disposals	—	—	—	(50)	—	—	(50)
December 31, 2016	1,186	122	2,642	—	3,448	3,324	10,722
Accumulated amortization and impairment
January 1, 2015	—	45	—	10	—	—	55
Additions	—	21	—	17	—	—	38
Disposals	—	(5)	—	—	—	—	(5)
December 31, 2015	—	61	—	27	—	—	88
Additions	179	24	37	—	787	—	1,027
Disposals	—	—	—	(27)	—	—	(27)
December 31, 2016	179	85	37	—	787	—	1,088
Remaining carrying amount
January 1, 2015	—	74	—	40	—	—	114
December 31, 2015	—	60	—	23	—	—	83
December 31, 2016	1,007	37	2,605	—	2,661	3,324	9,634

During the year ended December 31, 2016, intangible assets mainly increased in the reporting period due to the acquisition of Samadhi (see Note 3.2). Other intangible assets mainly comprise TV productions of Affinitas and the customer base and research and developments costs recognized in connection with the Acquisition of Samadhi. The useful lives of other intangible assets identified as part of the acquisition are 1.25-2 years and that of the brands and trademarks is 20 years. The remaining useful life of the other brands and trademarks is 10 years; that of the other intangible assets is 1.5 years. The useful life of the licenses and domains is 2 - 5 years.
In the course of the Samadhi acquisition during the year ended December 31, 2016, a goodwill of €3,324 thousand was recognized for the first time.
Further, internally generated software as of January 1, 2015, December 31, 2015 and 2016 amounted to €nil, €nil and €1,007 thousand, respectively. This increase results from capitalizing of personnel-related development costs for a platform software to develop new software and a core system solution to allow dynamic psychology tests of potential subscribers before they log on to the platform.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Expenses for amortization of intangible assets were recognized in cost and expenses.
Impairment Test of Goodwill
The Group performed its annual impairment test for goodwill as of December 31, 2016. Goodwill is allocated to cash-generating units that represent the lowest level at which the goodwill is monitored for internal management purposes, which is the operating segment. The existing goodwill of  €3,324 thousand is allocated to the cash-generating unit France, which also represents an operating segment.
The recoverable amount of the cash-generating unit is defined as the higher of fair value less cost of disposal or value in use. The fair value less cost of disposal was determined based on the discounted cash flow method based on the financial forecast of the cash-generating unit for the next five years. The cash flow plans are based on experience as well as on expected market trends in the future. For the terminal value, a growth rate of 0.5% was assumed.
Based on the use of internal planning assumptions, the determined fair values are assigned to level 3 of the fair value hierarchy.
The derivation of an applicable discount rate, was based on the weighted average cost of capital (WACC) of the French operating segment. Parameters of the WACC derivation were based on the capital asset pricing model approach and led to a WACC for the CGU of 9.1%.
Based on the current business plan, an impairment need would first be relevant at a WAAC-level equal to double the applied level (9.1%), or at an EBITDA margin, calculated as revenue over net income before net finance expense, income tax, depreciation and amortization, in the terminal value period equal to approximately one-fourth of the applied level (38.3%). The annual impairment test did not result in any impairment loss.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

2)
Property, plant and equipment

The following table shows the reconciliation of property and equipment as of January 1, 2015 and for the years ended December 31, 2015 and 2016:
in € thousands	Leasehold improvement	Other and office equipment	Total
Purchase costs
January 1, 2015	—	500	500
Additions	305	118	423
Disposals	—	(48)	(48)
December 31, 2015	305	570	875
Acquired	—	137	137
Additions	—	147	147
Disposals	(1)	(1)	(2)
December 31, 2016	304	853	1,157
Accumulated depreciation and impairment
January 1, 2015	—	367	367
Additions	—	102	102
Disposals	—	(48)	(48)
December 31, 2015	—	421	421
Additions	59	192	251
December 31, 2016	59	613	672
Remaining carrying amount
January 1, 2015	—	133	133
December 31, 2015	305	149	454
December 31, 2016	245	240	485

The increase in the carrying amount of operating and office equipment results from the acquisition of Samadhi.
3)
Trade receivables

The following table gives an overview of the Group’s trade receivables as of January 1, 2015, December 31, 2015, and December 31, 2016:
in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Trade receivables (gross)	3,424	3,971	5,338
Allowance for bad debt	(811)	(912)	(1,066)
− thereof non-current	—	—	—
− thereof current	2,613	3,059	4,272
Total trade receivables	2,613	3,059	4,272

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

4)
Other financial assets

in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Deposits	1,693	1,898	2,173
Other receivables and assets	214	231	337
− thereof non-current	—	3	21
− thereof current	1,907	2,126	2,489
Other financial assets	1,907	2,129	2,510

Deposits within other financial assets mainly comprise deposits with payment providers.
5)
Other assets

in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Prepaid expenses	859	2,448	1,663
VAT receivables and deposits	74	1,051	593
Other receivables and assets	27	1	46
− thereof current	960	3,500	2,302
Other assets	960	3,500	2,302

Prepaid expenses mainly relate to prepaid marketing expenses.
6)
Deferred tax assets

See Note 5.13 Income taxes for the presentation of deferred tax assets.
7)
Cash and cash equivalents

Cash and cash equivalents are composed of the following as January 1, 2015, December 31, 2015 and 2016:
in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Cash including petty cash	1	2	3
Bank	1,939	2,985	8,061
Total cash and cash equivalents	1,940	2,987	8,064

Movements in cash and cash equivalents during the reporting periods are evident from the consolidated statement of cash flows.
8)
Shareholder’s Equity

Movements in equity components are presented in the consolidated statement of changes in equity.
Subscribed capital and capital reserve
As of January 1, 2015, December 31, 2015 and 2016, the Company’s subscribed capital and capital reserve remained constant at €25 thousand. Preferred shares are presented as non-current financial liabilities (see Note 6.11).

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

As of January 1, 2015, December 31, 2015 and 2016, the Company had 25,000 common shares outstanding, which are presented within equity and 28,328 Series A preferred shares outstanding, which are presented as non-current financial liabilities (see Note 6.11).
9)
Borrowings

In September 2016, in connection with the acquisition of Samadhi, the Company entered into a loan agreement (the “Loan Agreement”) provided by certain stockholders and officers of Affinitas (each such person, a “Lender,” and collectively the “Lenders”), under which the Lenders granted Affinitas loans of different types (either Type A Loans or Type B Loans, both as defined below) in the aggregate principal amount of EUR 5,850 thousand (EUR 1,850 thousand of which is under the Type A Loans and EUR 4,000 thousand of which is under the Type B Loans).
Certain of the loans have an interest rate of 8.0% per annum and will mature on June 30, 2018 (the “Type A Loans”). The other loans have an interest rate of 9.0% per annum and will mature on March 31, 2019 (the “Type B Loans” and, together with the Type A Loans, the “Loans”). Interest accrues on each outstanding Loan is due and payable to the respective Lender in monthly installments on the last business day of each calendar month (with amortization calculated on a straight line basis). The Loan Agreement does not require compound interest to be paid on the accrued interest.
The obligations under the Loan Agreement are secured by all of Affinitas’s past, present, future, conditional and unconditional claims, rights, title and interest (whether actual or contingent) against all of Affinitas’s clients as well as against suppliers and service providers (with respect to the provision of goods and/or services by or to Affinitas) and/or against credit institutions of Affinitas in respect of deposits held by such credit institutions for Affinitas.
Affinitas, in its sole discretion, may partially prepay the outstanding Loans on December 31, 2017, provided that (i) the total principal amount of such prepayment may not exceed 50% of the then- outstanding aggregate principal amounts of all Loans; and (ii) any such prepayment must be made to all Lenders pro rata with respect to the then-outstanding aggregate principal amounts of each applicable Lender’s Loans; and (ii) that Affinitas’s management has passed required related resolutions to repay such Loans and has notified each Lender in writing of its intention to prepay the Loans, stating the amount to be repaid, no later than September 30, 2017. In case of such prepayment, Affinitas is obligated to pay a prepayment penalty amounting to (x) in the case of Type A Loans, 1.5% of the prematurely repaid principal amount of the respective disbursed loan and (y) in the case of Type B Loans, 4.0% of the prematurely repaid principal amount of the respective disbursed loan.
A default occurs if Affinitas (i) fails to pay on the respective due date any amounts due and payable pursuant to the Loan Agreement and (ii) fails to cure such non–compliance by making such outstanding payments within three (3) weeks upon receipt by Affinitas of written notice of such default sent by or on behalf of any of the Lenders. Upon a default, the Lenders may collectively bring an enforcement action to realize the security interests.
There are no financial covenants associated with the loan agreement. The principal amounts outstanding under the loan agreement are secured by way of assignment of existing and future claims against the Company’s purchasers, customers and suppliers. The pledged assets entail trade receivables, other financial assets, and cash and cash equivalents with a cumulative carrying value as of December 31, 2016 of  € 14,820 thousand.
In addition, as of December 31, 2016, the Group had outstanding bank loans of  €5 thousand, presented as current borrowings.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

10)
Provisions

in € thousands	Provisions for refunds	Restructuring provisions	Other provisions	Total
January 1, 2015	75	—	93	168
− thereof non-current	—	—	38	38
− thereof current	75	—	55	130
Utilization	(75)	—	(42)	(117)
Release	—	—	(13)	(13)
Addition	95	—	56	151
Reclassifications	—	—	—	—
Discounting effects	—	—	—	—
December 31, 2015	95	—	94	189
− thereof non-current	—	—	42	42
− thereof current	95	—	52	147
Acquired	—	—	30	30
Utilization	(94)	—	(53)	(147)
Release	—	—	(45)	(45)
Addition	127	642	27	796
Reclassifications	—	—	—	—
Discounting effects	—	—	—	—
December 31, 2016	128	642	53	823
− thereof non-current	—	—	17	17
− thereof current	128	642	36	806

In the course of the acquisition Samadhi, in the fourth quarter of 2016, the group initiated plans to restructure the business. A provision was recorded, which mainly relates to termination benefits payable to former employees. The group expects to settle the obligations in the course of 2017.
11)
Other financial liabilities

in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Liabilities from preferred shares	26,280	26,280	26,280
Liabilities from contingent consideration	—	—	1,295
Payroll liabilities	15	20	42
Other liabilities	18	20	—
− thereof non-current	26,280	26,280	26,280
− thereof current	33	40	1,337
Other financial liabilities	26,313	26,320	27,617

Preferred shares are a class of shares of the Company and convey voting rights to its holders. They do not contain a conversion or redemption feature. The preferred shareholders are entitled to a disproportionate share of the net assets of the Company in case of certain liquidity events, which can be controlled by the holders of the preferred shares and are hence classified as a financial liability in

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

accordance with IAS 32.11. Such liquidity event includes all kinds of distributions or allocations of proceeds, if in one or more transactions the entire or virtually entire assets (at least 50% according to current market values) of the Company are being sold. Upon the occurrence of this liquidity event, the holders of preferred shares are entitled, prior to and in preference to the holders of common shares, to payments exceeding their nominal investment. The preferred shares do not accrue interest.
Any net assets of the Company remaining after the preference is paid, shall be distributed pro rata to each share of common or preferred. If the proceeds are not sufficient for the preference payments, then the entire proceeds from the event shall be distributed among the holders of preferred shares.
The liabilities from business combinations relate to deferred considerations as part of the acquisition of Samadhi SAS on September 30, 2016 (see Note 3.2).
12)
Other liabilities

in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
VAT Payables	411	41	—
Payroll liabilities	335	252	714
Other tax liabilities	228	2,035	2,018
− thereof non-current	—	—	—
− thereof current	974	2,328	2,732
Total other liabilities	974	2,328	2,732

13)
Deferred tax liabilities

See Note 5.13 for the presentation of deferred tax liabilities.
14)
Income tax liabilities

See Note 5.13 for the presentation of income tax liabilities
15)
Deferred Income

The maturity structure of deferred income as of January 1, 2015, December 31, 2015 and 2016 is broken down as follows:
in € thousands	January 1, 2015	December 31, 2015	December 31, 2016
Non-current	130	172	85
Current	12,795	14,951	18,047
Total deferred income	12,925	15,123	18,132

Deferred income mainly relates to upfront payments from customers. The deferral is released in revenue over the duration of the customer’s subscription period.
7.
Notes on the consolidated cash flow statement

The consolidated statement of cash flows was prepared in accordance with IAS 7 and shows the in-flow and outflow of cash flows during the reporting year. Cash flows are broken down in cash flows from operating activities, cash flows from investing activities and cash flows from financing activities. The cash flows arising from operating activities are determined by using the indirect method according to IAS 7.18 (b).

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

8.
Financial instruments and risk management

1)
Financial instruments

The following table shows the carrying amounts and fair values of financial assets and financial liabilities and classifies these into measurement categories. For this, the following abbreviations are used:
LaR: Loans and Receivables
OFL: Other Financial Liabilities
LdaFV: Liabilities designated at Fair Value
	Classification pursuant to IAS 39	Measured at amortized cost		Measured at fair value	Total
January 1, 2015 in € thousands		Carrying amount	Fair value	Carrying amount	Carrying amount
Deposits	LaR	—	—	—	—
Other receivables	LaR	—	—	—	—
Other non-current financial assets - third parties		—	—	—	—
Trade receivables	LaR	2,613	2,613	—	2,613
Deposits	LaR	1,694	1,694	—	1,694
Other receivables	LaR	213	213	—	213
Other financial assets - third parties (current)		1,907	1,907	—	1,907
Cash and cash equivalents	LaR	1,940	1,940	—	1,940
Total financial assets		6,460	6,460	—	6,460
Borrowings	OFL	—	—	—	—
Preferred shares treated as financial liabilities	OFL	26,280	26,280	—	26,280
Trade payables	OFL	4,483	4,483	—	4,483
Contingent consideration	LdaFV	—	—	—	—
Deferred consideration payable	OFL	—	—	—	—
Other liabilities	OFL	33	33	—	33
Other financial liabilities to third parties (current)		33	33	—	33
Total financial liabilities		30,796	30,796	—	30,796

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

	Classification pursuant to IAS 39	Measured at amortized cost		Measured at fair value	Total
December 31, 2015 in € thousands		Carrying amount	Fair value	Carrying amount	Carrying amount
Deposits	LaR	—	—	—	—
Other receivables	LaR	3	3	—	3
Other non-current financial assets - third parties		3	3	—	3
Trade receivables	LaR	3,059	3,059	—	3,059
Deposits	LaR	1,898	1,898	—	1,898
Other receivables	LaR	228	228	—	228
Other financial assets - third parties (current)		2,126	2,126	—	2,126
Cash and cash equivalents	LaR	2,987	2,987	—	2,987
Total financial assets		8,175	8,175	—	8,175
Borrowings	OFL	—	—	—	—
Preferred shares treated as financial liabilities	OFL	26,280	26,280	—	26,280
Trade payables	OFL	5,410	5,410	—	5,410
Contingent consideration	LdaFV	—	—	—	—
Deferred consideration payable	OFL	—	—	—	—
Other liabilities	OFL	40	40	—	40
Other financial liabilities to third parties (current)		40	40	—	40
Total financial liabilities		31,730	31,730	—	31,730

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

	Classification pursuant to IAS 39	Measured at amortized cost		Measured at fair value	Total
December 31, 2016 in € thousands		Carrying amount	Fair value	Carrying amount	Carrying amount
Deposits	LaR	18	18	—	18
Other receivables	LaR	3	3	—	3
Other non-current financial assets - third parties		21	21	—	21
Trade receivables	LaR	4,272	4,272	—	4,272
Deposits	LaR	2,155	2,155	—	2,155
Other receivables	LaR	334	334	—	334
Other financial assets - third parties (current)		2,489	2,489	—	2,489
Cash and cash equivalents	LaR	8,064	8,064	—	8,064
Total financial assets		14,846	14,846	—	14,846
Borrowings	OFL	5,850	5,811	—	5,850
Preferred shares treated as financial liabilities	OFL	26,280	26,280	—	26,280
Trade payables	OFL	5,568	5,568	—	5,568
Contingent consideration	LdaFV	—	—	295	295
Deferred consideration payable	OFL	1,000	1,000	—	1,000
Other liabilities	OFL	42	42	—	42
Other financial liabilities to third parties (current)		1,042	1,042	295	1,337
Total financial liabilities		38,740	38,701	295	39,035
Measurement of fair values
The Company’s majority of financial instruments, including cash and cash equivalents, restricted cash, deposits, trade receivable, and accounts payable are carried at cost, which approximates their fair value due to the short-term maturity of these instruments.
Financial instruments not measured at fair value
Borrowings
The fair value of borrowings has been measured using discounted cash flows, i.e. the present value of expected payments, discounted using a risk-adjusted discount rate. For this the group’s weighted average cost of capital has been used.
Financial instruments measured at fair value
Contingent consideration has been designated at fair value because the liability is assessed in line with the Group’s current obligations in line with market conditions. It is measured using a discounted cash flow valuation model which considers the present value of expected payment, discounted using a risk-adjusted discount rate. The expected payment is determined by considering the possible scenarios of forecast revenue and EBITDA, the amount to be paid under each scenario and the probability of each scenario. The inputs for this model are Level 3 inputs pursuant to the fair value hierarchy.
As disclosed in Note 9.2, the carrying amount at December 31, 2016 represents the full contractually required amount to be paid on maturity. This amount has not been discounted further due to the short-term maturity of the obligation.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

There has been no change in the fair value in the period either in total or as a result of credit risk. As such no gains/losses have been recognized in the income statement or other comprehensive income. The Group determines the amount of fair value changes which are attributable to credit risk, by first determining the changes due to market conditions which give rise to market risk, and then deducting those changes from the total change in fair value of the contingent consideration.
2)
Financial risk management

The Group has exposure to the following risks arising from financial instruments:
−
credit risk;

−
liquidity risk; and

−
market risk

Risk management framework
The Company’s management has overall responsibility for the establishment and oversight of the Group’s risk management. The Group’s risk management procedures are established to identify and to analyze the risks faced by the Group, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group aims to maintain a disciplined and constructive control environment in which all employees understand their roles and obligations.
Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from subscribers.
The credit risk exists for all financial assets in particular for cash and cash equivalents, trade receivables and other financial assets. The Group’s receivables are unsecured. The carrying amount of financial assets represents the maximum credit exposure.
The credit risk relating to trade receivables is the risk that the subscribers are unable to fulfill their payment obligations. The Group does not regard itself as being exposed to a major default risk from any single individual customer. The concentration of the credit risk is limited due to the broad and heterogeneous customer base.
Credit risk relating to other financial assets mainly relates to cash deposits to payment processors. If the payment processors incur financial difficulties, then the Group may incur losses. Management monitors the creditworthiness of payment processors closely. In the past, there were no indications that the payment processors would not meet its obligations.
The following table presents the maturity structure of the financial assets that are not impaired and not past due as well as those due and impaired as of the reporting date. In respect of receivables that are neither impaired nor past due, there was no indication on the reporting date that the debtors would not meet their payment obligations. All receivables past due by 60 days are written off in its entirety.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

in € thousands	Carrying amount	Thereof neither past due nor impaired	Thereof past due as of the reporting date and impaired
December 31, 2014	—	—
Other receivables	213	213	—
Deposits	1,694	1,694	—
Other financial assets	1,907	1,907	—
Trade receivables	2,613	1,547	1,066
Total	4,520	3,454	1,066
December 31, 2015	—	—
Deposits	1,898	1,898	—
Other receivables	228	228	—
Other financial assets	2,126	2,126	—
Trade receivables	3,059	2,147	912
Total	5,185	4,273	912
December 31, 2016
Other receivables	334	334	—
Deposits	2,155	2,155	—
Other financial assets	2,489	2,489	—
Trade receivables	4,272	3,461	811
Total	6,761	5,590	811
The movement in the allowance for impairment in respect of trade receivables during the year was as follows. The bad debt allowance includes all receivables that are overdue and are not expected to be recovered.
in € thousands	Impairments
Balance at January 1, 2015	811
Impairment to loss recognized	2,206
Amounts written off	1,055
Balance at December 31, 2015	912
Impairment to loss recognized	4,073
Amounts written off	(4,073)
Balance at December 31, 2016	1,066
As of January 1, 2015, December 31, 2015 and 2016, the Group held cash and cash equivalents of €1,940 thousand, €2,987 thousand and €8,064 thousand, respectively. The cash and cash equivalents are held with bank and financial institution counterparties, which hold at least an A-level credit rating.
Liquidity risk
Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Management monitors its cash in- and outflows on a daily basis and through proper budget planning, the Group’s liquidity management makes sure that sufficient funds are available to meet financial obligations. Additionally, many customer pay in advance for subscription services at the commencement of the subscription period, therefore the Group maintains high cash and cash equivalents levels.
Exposure to liquidity risk
The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements.
January 1, 2015 in € thousands	Carrying amount	Contractual cash flow
		Total	<1 year	1-5 years	More than 5 years
Borrowings	—	—	—	—	—
Preferred shares treated as financial liabilities	26,280	—	—	—	—
Trade payables	4,483	4,483	4,483	—	—
Other current financial liabilities	33	33	33	—	—
Total financial liabilities	30,796	4,516	4,516	—	—

December 31, 2015 in € thousands	Carrying amount	Contractual cash flow
		Total	<1 year	1-5 years	More than 5 years
Borrowings	—	—	—	—	—
Preferred shares treated as financial liabilities	26,280	—	—	—	—
Trade payables	5,410	5,410	5,410	—	—
Other current financial liabilities	40	40	40	—	—
Total financial liabilities	31,730	5,450	5,450	—	—

December 31, 2016 in € thousands	Carrying amount	Contractual cash flow
		Total	<1 year	1-5 years	More than 5 years
Borrowings	5,850	7,157	513	6,644	—
Preferred shares treated as financial liabilities	26,280	—	—	—	—
Trade payables	5,568	5,568	5,568	—	—
Contingent consideration	295	295	295	—	—
Deferred consideration payable	1,000	1,000	1,000	—	—
Other liabilities	42	42	42	—	—
Other current financial liabilities	1,337	1,337	1,337	—	—
Total financial liabilities	39,035	14,062	7,418	6,644	—

Preferred shares treated as financial liabilities do not have a contractual repayment date. Preferred shares are due upon certain defined liquidity events, which are outside of the control of the Company and the preferred shareholders. Management does not expect a liquidity event to occur in the foreseeable future.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Market risk
Market risk is the risk that changes in market prices – such as foreign exchange rates, interest rates and equity prices – will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.
Currency risk
The Group is exposed to currency risk to the extent that there is a mismatch between the currencies in which sales, purchases and borrowings are denominated and the functional currency of Group companies. The functional currency of all Group companies is the euro.
The Group intends to naturally hedge foreign exchange fluctuations by settling all transaction is their respective transaction currencies. The Group’s policy is to ensure that its net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates when necessary to address short-term obligations. When foreign currency reserves are more than the short-term obligations, then the Group converts the amount to functional currency. The currencies in which these transactions are primarily denominated are euro, US dollars, Canadian dollar, British pound, and Australian dollar.
Exposure to currency risk
The summary quantitative data about the Group’s exposure to currency risk as reported to the management of the Group is as follows:
January 1, 2015	EUR	USD	GBP
Financial assets
Trade receivables	2,225	—	302
Other financial assets	1,907	—
Cash and cash equivalents	1,915	—	19
Financial liabilities
Borrowings	—	—	—
Preferred shares treated as financial liabilities	(26,280)	—	—
Trade payables	(4,475)	—	(6)
Other financial liabilities	(33)
Net consolidated balance sheet exposure	(24,741)	—	315
December 31, 2015 in € thousands	EUR	USD	GBP
Financial assets
Trade receivables	2,646	66	259
Other financial assets	2,126	—
Cash and cash equivalents	1,883	246	644
Financial liabilities
Borrowings	—	—	—
Preferred shares treated as financial liabilities	(26,280)	—	—
Trade payables	(3,488)	(1,286)	(542)
Other financial liabilities	(40)
Net consolidated balance sheet exposure	(23,153)	(974)	361

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

December 31, 2016 in € thousands	EUR	USD	GBP
Financial assets
Trade receivables	3,645	268	319
Other financial assets	2,489	—	—
Cash and cash equivalents	6,907	596	507
Financial liabilities
Borrowings	(5,855)	—	—
Preferred shares treated as financial liabilities	(26,280)	—	—
Trade payables	(2,798)	(1,344)	(1,280)
Other financial liabilities	(1,337)	—	—
Net consolidated balance sheet exposure	(23,229)	(480)	(454)

Sensitivity analysis
A reasonably possible strengthening (weakening) of the euro, US dollar or sterling, determined by the gross currency fluctuation of the previous year, against all other currencies at December 31 would have affected the measurement of financial instruments denominated in a foreign currency profit or loss by the amounts shown below. There is no effect on equity as no financial instruments are remeasured through OCI nor are subsidiaries with a different presentational currency consolidated. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases.
	Profit or loss
Effect in euro	Strengthening	Weakening
January 1, 2015
EUR (0% movement)	—	—
USD (12% movement)	—	—
GBP (6% movement)	237	171
December 31, 2015
EUR (0% movement)	—	—
USD (12% movement)	247	58
GBP (6% movement)	350	268
December 31, 2016
EUR (0% movement)	—	—
USD (3% movement)	62	34
GBP (14% movement)	(77)	(254)
Interest rate risk
The Group only has long-term borrowings with fixed interest rates. The Group is therefore not exposed to interest rate risk.
Fair value sensitivity analysis for fixed-rate instruments
The Group does not account for any fixed-rate financial assets or financial liabilities at fair value through profit or loss. Therefore, a change in interest rates at the reporting date would not affect profit or loss. For the year ended December 31, 2016, a change of 100 basis points in interest rates would have increased or decreased equity by €10 thousand after tax (2015: nil). This analysis assumes that all other variables, in particular foreign currency exchange rates, remain constant.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Other market price risk
The group does not hold any equity securities or financial assets or liabilities that are dependent on the price of equity instruments. The Group is therefore not exposed to market price risks.
9.
Other Information

1)
Balances and transactions with related Parties

Parent and ultimate controlling party
The ultimate controlling party of the group is Affinitas GmbH. The shares in the Company are held by multiple shareholders. Rocket Internet SE and Affinitas Phantom Shares GmbH each holds more than 20% of shares outstanding and therefore have significant influence over Affinitas.
Transactions with shareholders
Consultation services
In 2008 and 2009 Affinitas and Rocket Internet SE (“Rocket”) entered into two agreements. Under these agreements Rocket is obliged to render consulting services to Affinitas in business, professional and/or technical areas and programming services. Affinitas is obliged to pay Rocket fees for the services rendered under the agreements, which are calculated on the basis of the incurred costs of Rocket plus expenses. For the years ended December 31, 2016 and 2015, Affinitas recorded costs of  €22 thousand and €13 thousand, respectively. There were no amounts due to related parties as of December 31, 2016 (December 31, 2015: €4 thousand, January 1, 2015: no amounts due).
Shareholder loans
During the year ended December 31, 2016 the Company entered into loans with some of its shareholders as described in more detail in Note 6.9. The total amount outstanding as of January 1, 2015, December 31, 2015 and 2016 was nil, nil and €5,850 thousand respectively, and the amount of interest incurred during the years then ended December 31, 2015 and 2016 was nil and €130 thousand, respectively.
No further transaction with other shareholders of the Company occurred.
Key management personnel compensation
During the years ended December 31, 2015 and 2016, key management personnel compensation comprised the following:
in € thousands	2015	2016
Share-based compensation expense	600	991
Short-term benefits	497	590
Other employee benefits	—	25
Post-employment benefits	24	—
Total compensation	1,121	1,606

During the year ended December 31, 2016, one of Affinitas’s executive transferred to Affinitas €25 thousand. Such amount was fully repaid by Affinitas to the executive within days. No interest was accrued and the transaction did not have any effect on the statement of comprehensive income/loss. There was no balance outstanding as of December 31, 2016.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

2)
Contingent Liabilities

Acquisition of Samadhi
On September 30, 2016, the Company completed the acquisition of all the outstanding shares of Samadhi, an unrelated third party and owner of the platform Attractive World (see Note 3.2).
The purchase agreement includes contingent earn out consideration up to an additional €1,000 thousand to be paid in two tranches in cash upon Samadhi’s performance against certain agreed upon operating objectives for the years ending December 31, 2016 and December 31, 2017. The first tranche of €295 thousand is expected to be paid in 2017 and the amount was considered in the purchase price of Samadhi. The second tranche of  €705 thousand is not being expected to be paid in 2018 as management does not deem it probable that the 2017 milestones will be met.
Management has completed an evaluation of the probability of the performance milestones being achieved within the related earn out periods, and determined that the first tranche of  €295 thousand will be paid, therefore that amount was considered in the purchase price. Management does not believe that it is probable that the performance milestones relating to the second tranche of  €705 thousand will be achieved. As such, management has not recorded any contingent consideration with respect to the €705 thousand as of the acquisition date or December 31, 2016.
Management would classify a contingent consideration liability within Level 3 of the fair value hierarchy. As factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity.
Virtual employee share option plan
For the description of the virtual employee share option plan refer to Note 5.9.
Pending legal proceedings
Trademarks are an important element in running online dating websites. Given the large number of markets and brands, Affinitas is dealing with oppositions to its trademark from time to time. As of December 31, 2016, there are two relevant procedures, which affect trademarks in France and Benelux. The procedures are expected to continue for more than 12 months. Outcome is unforeseeable as of the reporting date.
On August 1, 2016, Affinitas was served with a copy of an application to bring a class action lawsuit and to appoint the status of representative plaintiff filed with the Superior Court of the District of Montreal. The potential suit relates to the practice of automatically renewing the services provided to Canadian users of Affinitas’s products at standard pricing after a discounted trial period without active consent by the consumer. Affinitas ceased engaging in these practices and is currently in settlement negotiations with the plaintiffs. The settlement currently contemplated would not have a material adverse effect on the business, results of operations or financial condition of Affinitas.

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

3)
Operating leases and other off-balance sheet contractual obligations

As of the reporting date, future minimum lease payments under non-cancellable operating lease agreements and future payments for contractual obligations are as follows:
in € thousands	2015	2016
Less than one year	563	389
Between one and five years	1,181	814
More than five years	22	—
Total	1,766	1,203

Operating lease agreements and other contractual obligations relate to the Company’s office lease arrangement in Berlin as well as an arrangement for receiving hosting services. The Company does not have significant renewal or purchase options. If the Company does not terminate the hosting services arrangement in 2017 it will be extended for another year.
As of December 31, 2016, the Company had no further contractual obligations for external liabilities.
4)
Events after the reporting date

Acquisition of Blitz SE
On April 12, 2017, the Company acquired a newly created shell company Blitz 17-655 SE (“Blitz SE”), located in Germany for a purchase price of  €132 thousand paid in cash. Blitz SE was established on March 29, 2017. As of the acquisition date, Blitz SE had cash and cash equivalents of  €120 thousand and a share capital of  €120 thousand, divided into 120,000 ordinary shares.
On August 4, 2017, the Company entered into a loan facility agreement with Affinitas, providing for borrowings of up to €7,500 thousand until December 31, 2018, with the option to extend until December 31, 2025. The loan carries interest of 4% per annum, payable on an annual basis, unless the Company elects to capitalize accrued interest. The Company has the option to prepay the loan upon notice.
Other than the intercompany loan, Blitz SE does not have any business activities and therefore does not meet the definition of a business.
Merger Agreement with Spark Networks, Inc.
On May 2, 2017, the Company entered into a merger agreement with Spark Networks, Inc., (“Spark”), a publicly listed company located in Los Angeles, United States of America, pursuant to which the parties agreed to combine the businesses of Spark and Affinitas under Blitz SE. The merger will be accounted for as a business combination in accordance with IFRS 3, whereas Affinitas is the accounting acquirer. The merger is subject to the approval of the shareholders of Spark.
The merger will be effected pursuant to the merger agreement in three principal transaction steps:
•
Each stockholder of Affinitas will purchase such stockholder’s pro rata share of the 120,000 ordinary shares of New Spark (“New Spark Ordinary Shares”) currently owned by Affinitas for a total purchase price among all Affinitas stockholders of  €132 thousand (the “Affinitas Share Transfer”).

•
Following the Affinitas Share Transfer, New Spark will acquire all of the Affinitas ordinary shares (“Affinitas Shares”) from the Affinitas stockholders in exchange for (i) New Spark Ordinary Shares (and/or American depositary shares (“ADSs”) representing the New Spark Ordinary Shares (“New Spark ADSs”)), with each New Spark ADS representing 0.1 New Spark Ordinary Shares) and (ii) a claim for a payment in cash by New Spark to the respective shareholders of

Affinitas GmbH
Notes to Consolidated Financial Statements
(Amounts in € thousands, except share and per share data)

Affinitas of up to €5,730 thousand in the aggregate, after which (x) Affinitas will be a wholly owned subsidiary of New Spark and (y) the former Affinitas stockholders will own all of the outstanding New Spark Ordinary Shares (the “Affinitas Share Exchange”).
•
Immediately after the Affinitas Share Exchange, Merger Sub will merge with and into Spark, with Spark surviving as a wholly-owned subsidiary of New Spark (the “Merger”). In the Merger, each outstanding Spark Share will be converted into the right to receive an amount of New Spark ADSs equal to the Adjustment Ratio.

Affinitas GmbH

Consolidated Balance Sheet
(in € thousands)
	Note	Dec 31, 2016	June 30, 2017
ASSETS
Non-current assets		20,141	20,254
Intangible assets	4.1	9,634	8,955
Internally generated software		1,007	908
Licences and domains		37	26
Brands and trademarks		2,605	2,536
Intangible assets under development		0	512
Other intangible assets		2,661	1,649
Goodwill		3,324	3,324
Property, plant and equipment	4.2	485	1,335
Leasehold improvements		245	216
Other and office equipment		240	238
Property, plant and equipment under construction		0	881
Other non-current financial assets		21	3
Deferred tax assets		10,001	9,961
Current assets		17,127	15,798
Current trade and other receivables		9,063	8,392
Trade receivables		4,272	3,071
Other financial current assets		2,489	2,313
Other assets		2,302	3,008
Current income tax assets		0	684
Cash and cash equivalents		8,064	6,722
TOTAL ASSETS		37,268	36,052
The notes are an integral part of these condensed consolidated interim financial statements.

Affinitas GmbH

Consolidated Balance Sheet
(in € thousands)

	Note	Dec 31, 2016	June 30, 2017
SHAREHOLDER’S EQUITY AND LIABILITIES
Shareholder’s equity	4.3	(24,723)	(26,051)
Subscribed capital		25	25
Share-based payment reserve		2,259	2,635
Accumulated deficit		(27,007)	(28,711)
Non-current liabilties		33,161	33,119
Non-current borrowings		5,850	5,850
Other non-current provisions	4.4	17	17
Other non-current financial liabilities		26,280	26,280
Deferred tax liabilities		929	948
Non-current deferred Income		85	24
Current liabilities		28,830	28,984
Current borrowings		5	0
Other current provisions	4.4	806	167
Current trade and other payables		9,637	10,139
Trade payables		5,568	6,948
Other financial current liabilities		1,337	537
Other liabilities		2,732	2,654
Current income tax liabilities		335	248
Current deferred Income		18,047	18,430
TOTAL SHAREHOLDER’S EQUITY AND LIABILITIES		37,268	36,052
The notes are an integral part of these condensed consolidated interim financial statements.

Affinitas GmbH

Consolidated Statement of Comprehensive Loss/Income
(in € thousands)
		Six months ended June 30,
	Note	2016	2017
Continuing operations
Revenue		35,637	42,116
Cost of revenue		(26,499)	(29,039)
Gross Profit		9,138	13,077
Other income		8	49
Other operating expenses		(8,288)	(15,100)
Sales and markting expenses		(1,525)	(2,765)
Customer service expenses		(1,315)	(2,195)
Technical operations and development expenses		(1,500)	(2,764)
General and administrative expenses		(3,948)	(7,376)
Operating profit/(loss)		858	(1,974)
Interest income and similar income		63	73
Interest expense and similar charges		(144)	(419)
Net finance expenses		(81)	(346)
Income/(Loss) before taxes		777	(2,320)
Income taxes		(239)	616
Profit/(loss) from continuing operations		538	(1,704)
Discontinued operations
Loss from discontinued operations, net of tax	2	(607)	0
Loss for the period		(69)	(1,704)
Other comprehensive income		0	0
Total comprehensive loss for the period		(69)	(1,704)
Earnings per share
Basic loss per share (€)		(2.76)	(68.16)
Diluted loss per share (€)		(2.76)	(68.16)
Earnings per share – continuing operations
Basic earnings/(loss) per share (€)		21.52	(68.16)
Diluted earnings/(loss) per share (€)		21.52	(68.16)
The notes are an integral part of these condensed consolidated interim financial statements.

Affinitas GmbH

Consolidated Statement of Shareholder’s Equity
(in € thousands)
	Subscribed captial	Share-based payment reserve	Accumulated Deficit	Total Shareholder’s Equity
January 1, 2016	25	1,268	(27,698)	(26,405)
Net loss for the period	—	—	(69)	(69)
Other comprehensive income for the period after tax	—	—	—	—
Comprehensive loss for the six months ended June 30, 2016	—	—	(69)	(69)
Share-based compensation	—	556	—	556
Transactions with owners of the company	—	556	—	556
June 30, 2016	25	1,824	(27,767)	(25,918)
January 1, 2017	25	2,259	(27,007)	(24,723)
Net loss for the period	—	—	(1,704)	(1,704)
Other comprehensive income for the period after tax	—	—	—	—
Comprehensive loss for the six months ended June 30, 2017	—	—	(1,704)	(1,704)
Share-based compensation		376		376
Transactions with owners of the company	—	376	—	376
June 30, 2017	25	2,635	(28,711)	(26,051)

The notes are an integral part of these condensed consolidated interim financial statements.

Affinitas GmbH

Consolidated Statement of Cash Flows
(in € thousands)
		Six months ended June 30,
	Note	2016	2017
Comprehensive loss for the year		(69)	(1,704)
Non-cash items:
Depreciation of property, plant, and equipment	4.2	45	98
Amortization of intangible assets	4.1	8	1,407
Impairment of property, plant and equipment	4.2	—	25
Net finance expenses		81	346
Foreign currency gains and losses		(81)	(85)
Share-based compensation expense		556	376
Change in operating assets and liabilties:
Change in deferred income		1,321	322
Changes in tax positions		3	(712)
Change in provisions		(67)	(639)
Changes in working capital
Change in current trade and other receivables		1,096	421
Change in current trade and other payables		(1,586)	1,798
Change in other operating assets and liabilities		—	17
Cash inflow/outflow from operating activities		1,307	1,670
Interest paid		—	(261)
Net Cash inflow from operating activities		1,307	1,409
Expenditure for investments in intangible assets	4.1	(597)	(728)
Expenditure for investments in property, plant and equipment	4.2	(46)	(973)
Settlement of contingent consideration in connection with a business combination	2.1	—	(295)
Proceeds from the disposal of discontinued operations	2.1	—	250
Cash outflow from investing activities		(643)	(1,746)
Repayment of bank loans		—	(5)
Settlement of deferred compensation in connection with a business combination		—	(1,000)
Cash outflow from financing activities		—	(1,005)
Change in cash and cash equivalents		664	(1,342)
Cash and cash equivalents as at January 1		2,987	8,064
Cash and cash equivalents as at June 30		3,651	6,722
The notes are an integral part of these condensed consolidated interim financial statements.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)
1.   General Information
1)   Reporting Entity
Affinitas GmbH (the “Company” or “Affinitas”) is domiciled in Germany. The Company’s office is at Kohlfurter Str. 41/43, 10999 Berlin, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin, Germany, under HRB 115958B. These condensed consolidated interim financial statements comprise the Company and its subsidiaries (together referred to as the ‘Group’). Affinitas is a global operator of online dating websites and targets professionals and university-educated singles who are looking for a serious, long-term relationship. Affinitas currently reports two reportable segments – North America and International – and operates three brands EliteSingles, eDarling, and AttractiveWorld in 27 countries.
2)   Basis of Accounting
These condensed consolidated interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Group’s last annual consolidated financial statements as of and for the year ended December 31, 2016. They do not include all of the information required for a complete set of IFRS financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.
The accounting policies adopted are consistent with those of the previous financial year as of and for the year ended December 31, 2016.
These interim financial statements were authorized for issue by the Company’s management board on October 17, 2017.
Affinitas applied international financial reporting standards for the first time in preparing the financial statements as of and for the year ended December 31, 2016. For a description of the effects from transitioning to IFRS, refer to the annual financial statements.
3)   Functional and presentation currency
These condensed consolidated interim financial statements are presented in Euro, which is the Company’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.
4)   Use of judgments and estimates
In preparing these condensed consolidated interim financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements as of and for the year ended December 31, 2016.
5)   Basis of measurement
These interim condensed consolidated financial statements have been prepared on the historical cost basis except for the contingent consideration assumed in a business combination, which is measured at fair value on each reporting date.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

6)   New standards, interpretations and amendments to standards and interpretations
A number of new standards and amendments to standards are effective for annual periods beginning after July 1, 2017 and earlier application is permitted; however, the Group has not early adopted the following new or amended standards in preparing these consolidated financial statements.
Standard/interpretation
IFRS 9	Financial Instruments
IFRS 14	Regulatory Deferral Accounts
IFRS 15	Revenue from Contracts with Customers
IFRS 16	Leases
IFRS 17	Insurance contracts
Amendments to IAS 12	Recognition of deferred tax assets for unrealised losses
Amendments to IAS 7	Disclosure initiative
Amendments to IFRS 15	Amendments to “Revenue from contracts with customers” — Clarifications
Amendments to IFRS 2	Clarifying share-based payment transactions
Amendments to IFRS 4	Amendments regarding implementation of IFRS 9
Annual improvements	Annual improvements to IFRS standards 2014 – 2016 cycle
IFRIC 22	Foreign currency transactions and advance consideration
Amendments to IAS 40	Amendments regarding transfers of investment property
IFRIC 23	Uncertainty over Income Tax Treatments
None of these standards, amendments to standards and new interpretations are expected to have a significant effect on the consolidated financial statements of the Group (except those discussed below).
The following standards are effective for periods starting after July 1, 2017, which may have an effect on the consolidated financial statements:
IFRS 15 Revenue from Contracts with Customers
IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognized. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programs. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. Management elected to apply the new standard by recording the cumulative effect of initially applying the new standard as an adjustment to the opening balance of equity at the date of initial application, as of January 1, 2018, without restatement of comparative period amounts.
The new revenue standard will have an effect on the financial statements of many companies, especially those with multiple element arrangements. The total expected compensation from a contract with multiple performance obligations would be allocated to all performance obligations based on their stand-alone selling prices. Such arrangements are uncommon in the Group’s business model therefore management does not expect material impacts on the amount and timing of revenue recognized in its consolidated financial statements.
IFRS 15 also governs revenue related issues such as the recognition of costs to obtain a contract. Incremental costs of obtaining a contract will be capitalized and amortized over the contract term. The group incurs significant incremental marketing costs, but the majority of contracts have a term of one year or less. Management does not expect material impacts from the capitalization of costs of obtaining the contract in its consolidated financial statements. Management expects expanded notes disclosures from the application of IFRS 15 in future periods.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

IFRS 9 Financial Instruments
In July 2014, the International Accounting Standards Board issued the final version of IFRS 9 Financial Instruments.
IFRS 9 is effective for annual periods beginning on or after January 1, 2018 (date of initial application), with early adoption permitted. The Group currently plans to adopt IFRS 9 initially on January 1, 2018. Management will apply the new standard retrospectively in accordance with IAS 8. In addition, management has elected to not restate comparative information as permitted by IFRS 9. At the date of initial application, the Group will record any difference between previous carrying amounts and those determined under IFRS 9 in opening retained earnings.
The actual impact of adopting IFRS 9 on the Group’s consolidated financial statements in 2018 is not yet known because it will be dependent on the financial instruments that the Group holds and economic conditions at the date of initial application as well as accounting elections and judgements that it will make in the future. The new standard will require the Group to revise its accounting processes and internal controls related to reporting financial instruments and these changes are not yet complete. However, the Group is currently evaluating the impacts from IFRS 9.
Classification — Financial assets
IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics.
IFRS 9 contains three principal classification categories for financial assets: measured at amortized cost, fair value through other comprehensive income (FVOCI) and fair value through profit or loss (FVTPL). The standard eliminates the existing IAS 39 categories of held to maturity, loans and receivables and available for sale.
Under IFRS 9, derivatives embedded in contracts where the host is a financial asset in the scope of the standard are never bifurcated. Instead, the hybrid financial instrument as a whole is assessed for classification.
Based on its preliminary assessment, the Group does not believe that the new classification requirements, if applied at June 30, 2017, would have had a material impact on its accounting for trade receivables and other financial assets that are managed on a fair value basis.
Impairment — Financial assets and contract assets
IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with a forward-looking ‘expected credit loss’ (ECL) model. This will require considerable judgement as to how changes in economic factors affect ECLs, which will be determined on a probability-weighted basis.
The new impairment model will apply to financial assets measured at amortized cost or FVOCI, except for investments in equity instruments, and to contract assets.
Under IFRS 9, loss allowances will be measured on either of the following bases:
•
12-month ECLs. These are ECLs that result from possible default events within the 12 months after the reporting date; and

•
lifetime ECLs. These are ECLs that result from all possible default events over the expected life of a financial instrument.

Lifetime ECL measurement applies if the credit risk of a financial asset at the reporting date has increased significantly since initial recognition and 12-month ECL measurement applies if it has not. An entity may determine that a financial asset’s credit risk has not increased significantly if the asset has low

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

credit risk at the reporting date. However, lifetime ECL measurement always applies for trade receivables and contract assets without a significant financing component; an entity may choose to apply this policy also for trade receivables and contract assets with a significant financing component.
The Group believes that impairment losses are likely to increase and become more volatile for assets in the scope of the IFRS 9 impairment model.
Classification — Financial liabilities
IFRS 9 largely retains the existing requirements in IAS 39 for the classification of financial liabilities.
However, under IAS 39 all fair value changes of liabilities designated as FVTPL are recognized in profit or loss, whereas under IFRS 9 these fair value changes are generally presented as follows:
•
the amount of change in the fair value that is attributable to changes in the credit risk of the liability is presented in OCI; and

•
the remaining amount of change in the fair value is presented in profit or loss.

The Group has not designated any financial liabilities at FVTPL and the Group has no current intention to do so. The Group’s preliminary assessment did not indicate any material impact if IFRS 9’s requirements regarding the classification of financial liabilities were applied at June 30, 2017.
Disclosures
IFRS 9 will require extensive new disclosures, in particular about hedge accounting, credit risk and expected credit losses. The Group’s preliminary assessment included an analysis to identify data gaps against current processes and the Group plans to implement the system and controls changes that it believes will be necessary to capture the required data. The assessment is ongoing.
IFRS 16 Leases
IFRS 16 introduces a single, on-balance sheet lease accounting model for lessees. A lessee recognizes a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are optional exemptions for short-term leases and leases of low value items. Lessor accounting remains similar to the current standard — i.e. lessors continue to classify leases as finance or operating leases.
IFRS 16 replaces existing leases guidance including IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.
The standard is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial application of IFRS 16.
Management has assessed the impact of the guidance and expects a negative impact on its operating result and an increase in its assets and liabilities in the consolidated balance sheet in the single million level.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

2.   Basis of consolidation
1)   Group composition
The interim condensed consolidated financial statements comprise the following fully consolidated subsidiaries:
Entity	Equity Shares June 30, 2016	Equity Shares June 30, 2017
Top 10 Media UG (until December 29, 2016)	100%	—
Top 10 Advantage GmbH (until December 29, 2016)	100%	—
Samadhi SAS (acquired on September 30, 2016)	—	100%
Spark Networks SE (formerly “Blitz 17-655 SE”) (acquired on April 12, 2017)	—	100%
3.   Notes on the consolidated income statement
1)   Operating segments
Basis for segmentation
The management board of Affinitas is the Group’s chief operating decision maker (“CODM”).
In line with the management approach, the operating segments were identified on the basis of the Group’s internal reporting. Internal reporting is the basis for the allocation of resources and the evaluation of the performance of the operating segments by the management board. On this basis, the Group’s business activity is segmented according to the countries it operates in.
The performance of the operating segments is measured on the basis of revenue and direct marketing costs only. Due to the Group’s integrated business structure costs and expenses, other than direct marketing expenses, are not allocated to the individual reportable segments. As such, the Group does not measure operating profit or loss by segment for internal reporting purposes. Assets are not allocated to the different business segments for internal reporting purposes. In particular, for internal management reporting purposes, the CODM reviews gross revenue in accordance with German GAAP before deductions resulting from the recognition of the provision for refunds and effects from the reversal of adjustments to revenue in connection with the amortization of the fair value adjustment of deferred income from the Samadhi SAS (“Samadhi”) acquisition. In addition, when making operating decisions and assessing performance, the CODM only reviews direct marketing costs excluding personnel-related and certain other expenses, which are being presented as direct marketing costs in the IFRS consolidated statement of comprehensive income/loss. Both result in reconciling items relating to revenue and direct marketing costs presented in the tables below.
Information about reportable segments
While the CODM receives separate information for each country, all countries other than the USA and Canada (together, North America) have been aggregated into one reportable segment as the business model and long-term margin expectations are similar. This means that the Group reports two separate reportable segments: (1) North America, which consists of Affinitas’s operations in the United States and Canada; and (2) International, which consists of all other operations except for the United States and Canada.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

Reconciliations of information on reportable segments to IFRS measures
Six months ended June 30, 2017 in € thousands	North America	International	Reconciling items	Total
Revenue	11,368	31,891	(1,143)	42,116
Direct Marketing costs	(9,650)	(19,775)	1,935	(27,490)
Contribution after direct marketing costs	1,718	12,116	792	14,626
Cost of revenue
Data center expenses				(154)
Credit card fees				(762)
Mobile application processing fees				(633)
Gross Profit				13,077
Other income				49
Other operating expenses
Sales and marketing expenses				(2,765)
Customer service expenses				(2,195)
Technical operations and development expenses				(2,764)
General and administrative expenses				(7,376)
Operating loss				(1,974)
Interest income and similar income				73
Interest expense and similar charges				(419)
Net finance expense				(346)
Loss before taxes				(2,320)
Income taxes				616
Loss from continuing operations				(1,704)

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

Six months ended June 30, 2016 in € thousands	North America	International	Reconciling items	Total
Revenue	7,328	28,889	(580)	35,637
Direct Marketing costs	(7,549)	(20,088)	2,467	(25,170)
Contribution after direct marketing costs	(221)	8,801	1,887	10,467
Cost of revenue
Data center expenses				(337)
Credit card fees				(729)
Mobile application processing fees				(263)
Gross Profit				9,138
Other income				8
Other operating expenses
Sales and marketing expenses				(1,525)
Customer service expenses				(1,315)
Technical operations and development expenses				(1,500)
General and administrative expenses				(3,948)
Operating profit				858
Interest income and similar income				63
Interest expense and similar charges				(144)
Net finance expense				(81)
Income before taxes				777
Income taxes				(239)
Profit from continuing operations				538

The CODM reviews a segment report that is in accordance with German GAAP. The reporting differences between segment information and consolidated revenue relates to presentation differences, valuation differences and effects on revenue from the PPA following the Acquisition of Samadhi. For more information, refer to Notes 2.1 and 7.2.
Seasonality of operations
Affinitas’s business underlies a certain degree of seasonality. Higher operating profits are usually expected in the second half of the year rather than in the first six months as there are usually higher marketing expenses in the first six months while revenue is at a similar level in the first and second half of the year. This information is provided to allow for a better understanding of the results, however, management has concluded that this is not ‘highly seasonal’ in accordance with IAS 34.
During the six months ended June 30, 2017, the Group incurred transaction costs in connection with the intended merger with Spark Networks, Inc., which are included in general and administrative expenses. The transaction costs are tax deductible and accordingly a current tax income related to this “one-off” item is included in the six months ended June 30, 2017, and presented in income taxes. Management further considered as of June 30, 2017, the realization of deferred tax assets recognized based on an assessment of future taxable income and its tax planning during the periods in which the tax loss carryforwards remain deductible.
2)   Discontinued operation
On December 29, 2016, the Group sold its interest in Top 10. Management committed to a plan to sell this operation in 2016, following a strategic decision to place greater focus on the Group’s key competencies. During the six months ended June 30, 2017, the Group received the consideration of  €250 thousand in cash.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

Until the sale of Top 10, Affinitas supplied employees to Top 10 and Top 10 provided direct marketing services to Affinitas. All intra-group transactions and balances have been fully eliminated in the consolidated statement of loss/income.
Results of discontinued operations
in € thousands	Six months ended June 30, 2016	Six months ended June 30, 2017
Revenue	1,644	—
Expenses	(2,473)	—
Results from operating activities	(829)	—
Income tax	222	—
Loss from discontinued operations, net of tax	(607)	—
Earnings per share – discontinued operations
Basic loss per share (€)	(24.29)	—
Diluted loss per share (€)	(24.29)	—
Cash flows from discontinued operations
in € thousands	Six months ended June 30, 2016	Six months ended June 30, 2017
Net cash from operating activities	(53)	—
Net cash from investing activities	—	250
Net cash flows for the period	(53)	250

3)   Revenue
During the six months ended June 30, 2017, revenue increased by 18.2% compared to the six months ended June 30, 2016. The increased growth rate is partially due to the acquisition of Samadhi, which contributed revenue of  €2,683 thousand during the six months ended June 30, 2017. The remaining increase is due to the growing subscriber base.
4)   Share-based payment arrangements
Description of share-based payment arrangements
Options over ordinary shares of the Company (“Options”) were granted in 2013 with an exercise price of  €1 vesting three years from the grant date. These equity-settled Options are exercisable after vesting.
Eligible employees have been granted Options under a new share incentive plan on a discretionary basis to selected employees. Under this virtual share option plan the Company has a choice of settlement, whereby the cash amount or equal value in shares to be received for a single vested Option shall equal the price or proceeds per common share in case of a change in control event (“Share Sale”) or an IPO of the Company’s shares minus the exercise price.
Based on management’s assessment of the different settlement scenarios and the Company’s policy, the most likely settlement method for the virtual share option plan is settlement of the outstanding Options in shares of a group company. The Options granted to eligible and selected employees under the share incentive plan are therefore classified as equity-settled share-based payment transactions.
The Options granted vest quarterly or monthly on a linear basis over four years from the allotment date, but no Options vest within the first eighteen months from the allotment date and an option life of 10 years. The vested Options may not be exercised until the occurrence of either a Share Sale or an IPO.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

Accelerated vesting will occur if a Share Sale or an IPO occurs during the vesting period. In such cases, the unvested awards will vest 12 months after the date of such an event.
Reconciliation of outstanding share options
As of June 30, 2017, 2,597 of the outstanding Options have vested (December 31, 2016: 1,383 Options) and 1,170 Options with an exercise price of  €1 are exercisable (December 31, 2016: 1,170 Options). No Options have been exercised during the period since generally the Options cannot be exercised until the occurrence of a Share Sale or an IPO, except for the Options granted prior to 2015.
Expense recognized in profit or loss
The fair value of the Options granted is expensed on a straight-line basis over the estimated vesting period, based on management’s estimate of a future Share Sale/IPO date and the number of Options that will eventually vest. As a result of the graded-vesting features of the Options granted, each instalment of the award is treated as a separate grant. This means that each instalment is separately expensed over the related vesting period.
Estimated forfeitures are revised if the number of Options expected to vest differs from previous estimates. Differences between the estimated and actual forfeitures are accounted for in the period they occur.
During the six months ended June 30, 2017 and 2016, the total share-based payment expense recognized for the equity-settled Options amounted to €376 thousand and €556 thousand, respectively.
5)   Income taxes
Income tax expense is recognized based on management’s estimate of the weighted average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the six months ended June 30, 2017 is 26.6%, compared to 30.8% for the six months ended June 30, 2016.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

4.   Notes on the consolidated balance sheet
1)   Intangible assets
The following table shows the reconciliation of intangible assets as of June 30, 2017:
in € thousands	Internally generated software	Licences and domains	Brands and trademarks	Other intangible assets	Intangible assets under development	Goodwill	Total
Purchase costs
January 1, 2017	1,186	122	2,642	3,448	—	3,324	10,722
Additions	—	—	—	216	512	—	728
Disposals	(179)	—	—	—	—	—	(179)
June 30, 2017	1,007	122	2,642	3,664	512	3,324	11,271
Accumulated amortization and impairment
January 1, 2017	179	85	37	787	—	—	1,088
Additions	99	11	69	1,228	—	—	1,407
Disposals	(179)	—	—	—	—	—	(179)
June 30, 2017	99	96	106	2,015	—	—	2,316
Remaining carrying amount
January 1, 2017	1,007	37	2,605	2,661	—	3,324	9,634
June 30, 2017	908	26	2,536	1,649	512	3,324	8,955
During the six months ended June 30, 2017, Affinitas started the development of new intangible assets, which were not completed as of June 30, 2017. The addition of  €512 thousand mainly related to the capitalization of third-party expenses and personnel costs. Completion of those projects is expected in the second half of 2017.
2)   Property, plant and equipment
The following table shows the reconciliation of property and equipment as of June 30, 2017:
in € thousands	Leasehold improvements	Other and office equipment	Property, plant and equipment under construction	Carrying amount
Purchase costs
January 1, 2017	304	853	—	1,157
Additions	—	92	881	973
Disposals	—	(140)	—	(140)
June 30, 2017	304	805	881	1,990
Accumulated amortization and impairment
January 1, 2017	59	613	—	672
Additions	29	69	—	98
Impairment	—	25	—	25
Disposals	—	(140)	—	(140)
June 30, 2017	88	567	—	655
Remaining carrying amount
January 1, 2017	245	240	—	485
June 30, 2017	216	238	881	1,335

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

During the six months ended June 30, 2017, the office location in France was dissolved, after which all office equipment at that location was disposed. Affinitas recognized an impairment loss of  €25 thousand related to those assets.
During the six months ended June 30, 2017, Affinitas started the development of intangible assets, which were not completed as of June 30, 2017. The addition of  €881 thousand mainly related to the acquisition of IT hardware, the capitalization of third-party expenses and personnel costs. Completion of these projects is expected in the second half of 2017.
3)   Shareholder’s Equity
Movements in equity components are presented in the consolidated statement of changes in equity.
Subscribed capital and capital reserve
As of June 30, 2017 and December 31, 2016, the Company’s subscribed capital and capital reserve remained constant at €25 thousand. Preferred shares are presented as non-current financial liabilities.
As of June 30, 2017 and December 31, 2016, the Company had 25,000 common shares outstanding, which are presented within equity, and 28,328 Series A preferred shares outstanding, which are presented as non-current financial liabilities.
4)   Provisions
in € thousands	Provisions for refunds	Restructuring provisions	Other provisions	Total
January 1, 2017	128	642	53	823
- thereof non-current			17	17
- thereof current	128	642	36	806
Utilization	(128)	(642)	(24)	(794)
Release	—	—	(2)	(2)
Addition	120	—	37	157
June 30, 2017	120	—	64	184
- thereof non-current	—	—	17	17
- thereof current	120	—	47	167

In the course of the acquisition of Samadhi, in the fourth quarter of 2016, the Group initiated plans to restructure the business. A provision was recorded, which mainly related to termination benefits payable to former employees. The obligations were settled during the six months ended June 30, 2017.
5.   Notes on the consolidated cash flow statement
The condensed consolidated interim statement of cash flows was prepared in accordance with IAS 7 and shows the inflow and outflow of cash flows during the reporting period. Cash flows are broken down into cash flows from operating activities, cash flows from investing activities and cash flows from financing activities. The cash flows arising from operating activities are determined by using the indirect method according to IAS 7.18 (b).

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

The following table shows changes to financial liabilities from financing activities:
in € thousands	Non-current Borrowings	Current Borrowings
December 31, 2016	5,850	5
Interest accrued	254	—
Interest paid	(254)	—
Principal paid	—	(5)
June 30, 2017	5,850	—
During the six months ended June 30, 2016, no borrowings or loans were outstanding.
6.   Financial instruments and risk management
1)   Financial instruments
The following table shows the carrying amounts and fair values of financial assets and financial liabilities and classifies these into measurement categories. For this, the following abbreviations are used:
LaR: Loans and Receivables
OFL: Other Financial Liabilities
LdaFV: Liabilities designated at Fair Value
		Measured at amortized cost		Measured at fair value	Total
December 31, 2016 in € thousand	Classification pursuant to IAS 39	Carrying amount	Fair value	Carrying amount	Carrying amount
Deposits	LaR	18	18	—	18
Other receivables	LaR	3	3	—	3
Other non-current financial assets — third parties		21	21	—	21
Trade receivables	LaR	4,272	4,272	—	4,272
Deposits	LaR	2,155	2,155	—	2,155
Other receivables	LaR	334	334	—	334
Other financial assets — third parties (current)		2,489	2,489	—	2,489
Cash and cash equivalents	LaR	8,064	8,064	—	8,064
Total financial assets		14,846	14,846	—	14,846
Borrowings	OFL	5,850	5,811	—	5,850
Preference shares treated as financial liabilities	OFL	26,280	26,280	—	26,280
Trade payables	OFL	5,568	5,568	—	5,568
Contingent consideration	LdaFV	—	—	295	295
Deferred consideration payable	OFL	1,000	1,000	—	1,000
Other liabilities	OFL	42	42	—	42
Other financial liabilities to third parties (current)		1,042	1,042	295	1,337
Total financial liabilities		38,740	38,701	295	39,035

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

		Measured at amortized cost		Measured at fair value	Total
June 30, 2017 in € thousand	Classification pursuant to IAS 39	Carrying amount	Fair value	Carrying amount	Carrying amount
Deposits	LaR	—	—	—	—
Other receivables	LaR	3	3	—	3
Other non-current financial assets – third parties		3	3	—	3
Trade receivables	LaR	3,071	3,071	—	3,071
Deposits	LaR	2,095	2,095	—	2,095
Other receivables	LaR	218	218	—	218
Other financial assets – third parties (current)		2,313	2,313	—	2,313
Cash and cash equivalents	LaR	6,722	6,722	—	6,722
Total financial assets		12,110	12,110	—	12,110
Borrowings	OFL	5,850	5,850	—	5,850
Preference shares treated as financial liabilities	OFL	26,280	26,280	—	26,280
Trade payables	OFL	6,948	6,948	—	6,948
Other financial liabilities to third parties (current)	OFL	537	537	—	537
Total financial liabilities		39,616	39,616	—	39,616
Measurement of fair values
The Company’s majority of financial instruments, including cash and cash equivalents, restricted cash, deposits, trade receivable, and accounts payable are carried at cost, which approximates their fair value due to the short-term maturity of these instruments.
Financial instruments not measured at fair value
Borrowings
The fair value of borrowings has been measured using discounted cash flows, i.e. the present value of expected payments, discounted using a risk-adjusted discount rate. For this the group’s weighted average cost of capital has been used.
Financial instruments measured at fair value
Contingent consideration has been designated at fair value because the liability is assessed in line with the Group’s current obligations in line with market conditions. It is measured using a discounted cash flow valuation model which considers the present value of expected payment, discounted using a risk-adjusted discount rate. The expected payment is determined by considering the possible scenarios of forecast revenue and EBITDA, the amount to be paid under each scenario and the probability of each scenario. The inputs for this model are Level 3 inputs pursuant to the fair value hierarchy.
As disclosed in Note 7.2, the carrying amount at December 31, 2016 represents the full contractually required amount to be paid on maturity. This amount has not been discounted further due to the short-term maturity of the obligation.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

There has been no change in the fair value in the period either in total or as a result of credit risk. As such no gains/losses have been recognized in profit or loss or other comprehensive income.
7.   Earnings (loss) per Share
Basic earnings per share
The calculation of basic earnings per share has been based on the following profit attributable to ordinary shareholders and weighted-average number of ordinary shares outstanding.
Profit (loss) attributable to ordinary shareholders (basic)
	June 30, 2016			June 30, 2017
in € thousands	Continuing operations	Discontinued operation	Total	Continuing operations	Discontinued operation	Total
Profit (loss) attributable to ordinary shareholders	(538)	(607)	(69)	(1,704)	0	(1,704)
Weighted-average number of ordinary shares (basic)
The number of shares used are the 25,000 ordinary shares in issue during the six months ended June 30, 2016 and 2017. The preference shares in issue have not been considered, as they are not classified as equity (see note 4.3).
Diluted earnings per share
The calculation of diluted earnings per share has been based on the same profit/loss attributable to ordinary shareholders and weighted-average number of ordinary shares outstanding as the calculation of basic earnings per share as the inclusion of the share options granted under the ESOPs (see Note 3.4) would be antidilutive.
8.   Other Information
1)   Balances and transactions with related Parties
Parent and ultimate controlling party
The ultimate controlling party of the group is Affinitas GmbH. The shares in the Company are held by multiple shareholders. Rocket Internet SE and Affinitas Phantom Shares GmbH each holds more than 20% of shares outstanding and therefore have significant influence over Affinitas.
Transactions with shareholders
Consultation services
In 2008 and 2009 Affinitas and Rocket Internet SE (“Rocket”) entered into two agreements. Under these agreements Rocket is obliged to render consulting services to Affinitas in business, professional and/or technical areas and programming services. Affinitas is obliged to pay Rocket fees for the services rendered under the agreements, which are calculated on the basis of the incurred costs of Rocket plus expenses. During the six months ended June 30, 2016 and 2017, Affinitas recorded costs of €13 thousand and €10 thousand, respectively. There were no amounts due to related parties as of December 31, 2016 and June 30, 2017.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

Shareholder loans
During the year ended December 31, 2016, the Company entered into loans with some of its shareholders and managing directors. The total amount outstanding as of each of June 30, 2017 and December 31, 2016 was €5,850 thousand, and the amount of interest paid during the six months ended June 30, 2017 was €254 thousand, of which €13 thousand was paid to managing directors of the Company. There were no amounts paid during the six months ended June 30, 2016.
No further transaction with other shareholders of the Company occurred.
Other related party transactions
During the six months ended June 30, 2017, Affiants entered into a framework agreement with the wife of one of the managing directors of the Company for the provision of consulting services. During the six months ended June 30, 2017, Affinitas recorded costs of  €3 thousand. There were no amounts due to related parties as of June 30, 2017.
2)   Contingent Liabilities
Acquisition of Samadhi
On September 30, 2016, the Company completed the acquisition of all the outstanding shares of Samadhi, an unrelated third party and owner of the platform Attractive World.
During the six months ended June 30, 2017, Affinitas paid €1,000 thousand of deferred compensation in connection with the acquisition of Samadhi.
The purchase agreement includes contingent earn out consideration up to an additional €1,000 thousand to be paid in two tranches in cash upon Samadhi’s performance against certain agreed upon operating objectives for the year ended December 31, 2016 and the year ending December 31, 2017. The first tranche of  €295 thousand was paid during the six months ended June 30, 2017. The second tranche of  €705 thousand is not expected to be paid in 2018 as management does not deem it probable that the 2017 milestones will be met.
Management would classify a contingent consideration liability within Level 3 of the fair value hierarchy. As factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity.
Virtual employee share option plan
For the description of the virtual employee share option plan refer to Note 3.4.
Pending legal proceedings
The legal proceedings disclosed in the consolidated financial statements for the year ended December 31, 2016 remain unchanged. No new legal proceeding arose during the six months ended June 30, 2017.
3)   Events after the reporting date
On August 4, 2017, the Company and Blitz 17-655 SE (“Blitz SE”) entered into a loan facility agreement, providing Blitz SE with borrowings of up to €7,500 thousand until December 31, 2018, with the option to extend until December 31, 2025. The loan carries interest of 4% per annum, receivable on an annual basis, unless Blitz SE elects to capitalize accrued interest. Blitz SE has the option to repay the loan upon notice.

Affinitas GmbH
Notes to Condensed Consolidated Interim Financial Statements
(Amounts in € thousands, except share and per share data)

On August 29, 2017 the subsidiary Blitz SE, which was acquired on April 12, 2017, was renamed to Spark Networks SE. The change in names was entered into the commercial register on that date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Spark Networks, Inc.
We have audited the accompanying consolidated balance sheets of Spark Networks, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spark Networks, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Los Angeles, California
March 21, 2017

SPARK NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$11,360	$6,565
Restricted cash	454	747
Accounts receivable (net of allowance for doubtful accounts of $0 and $99 at December 31, 2016 and 2015, respectively)	525	790
Prepaid expenses and other	1,408	1,341
Total current assets	13,747	9,443
Property and equipment, net	4,494	5,584
Goodwill	10,523	14,450
Intangible assets, net	2,950	3,451
Deposits and other assets	103	148
Total assets	$31,817	$33,076
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$819	$1,749
Accrued liabilities	2,590	3,854
Deferred revenue	4,005	5,834
Total current liabilities	7,414	11,437
Deferred tax liability – non-current	2,092	2,136
Other liabilities	246	537
Total liabilities	9,752	14,110
Commitments and Contingencies (Note 11)
Stockholders’ equity:
10,000,000 shares of Preferred Stock, $0.001 par value, 450,000 of which are designated as Series C Junior Participating Cumulative Preferred Stock, with no shares of Preferred Stock issued or outstanding	—	—
100,000,000 shares of Common Stock, $0.001 par value, with 31,983,545 and 25,845,879 shares of Common Stock issued and outstanding at December 31, 2016 and 2015, respectively	32	27
Additional paid-in-capital	87,198	77,188
Accumulated other comprehensive income	713	739
Accumulated deficit	(65,878)	(58,988)
Total stockholders’ equity	22,065	18,966
Total liabilities and stockholders’ equity	$31,817	$33,076

See accompanying notes

SPARK NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
	Years Ended December 31,
	2016	2015
Revenue	$35,091	$48,135
Cost and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	12,852	24,075
Sales and marketing	4,789	4,137
Customer service	2,901	3,065
Technical operations	1,371	1,024
Development	3,920	4,037
General and administrative	8,991	10,379
Depreciation	3,234	2,211
Amortization of intangible assets	293	108
Impairment of intangible and long-lived assets	4,629	197
Total cost and expenses	42,980	49,233
Operating loss	(7,889)	(1,098)
Interest expense and other, net	29	96
Loss before provision for income taxes	(7,918)	(1,194)
Income tax (benefit) provision	(1,028)	243
Net loss	(6,890)	(1,437)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(26)	(20)
Comprehensive loss	$(6,916)	$(1,457)
Net loss per share – basic and diluted	$(0.24)	$(0.06)
Weighted average shares outstanding – basic and diluted	28,232	25,170
	Years Ended December 31,
	2016	2015
Stock-based compensation
Cost of revenue	$—	$—
Sales and marketing	33	47
Customer service	12	—
Technical operations	11	—
Development	28	12
General and administrative	898	723
See accompanying notes

SPARK NETWORKS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
BALANCE, December 31, 2014	24,556	$25	$72,522	$759	$(57,551)	$15,755
Issuance of common stock upon exercise of stock options	1,236	1	3,770	—	—	3,771
Issuance of common stock upon acquisition of subsidiary	315	1	999	—	—	1,000
Issuance of restricted stock	27	—	—	—	—	—
Purchase of common stock for retirement	(288)	—	(885)	—	—	(885)
Foreign currency translation adjustments, net of tax	—	—	—	(20)	—	(20)
Stock-based compensation	—	—	782	—	—	782
Net loss	—	—	—	—	(1,437)	(1,437)
BALANCE, December 31, 2015	25,846	27	77,188	739	(58,988)	18,966
Issuance of common stock	5,839	5	5,724	—	—	5,729
Issuance of stock warrant	—	—	3,323	—	—	3,323
Issuance of restricted stock	320	—	—	—	—	—
Retirement of restricted stock	(22)	—	(19)	—	—	(19)
Foreign currency translation adjustments, net of tax	—	—	—	(26)	—	(26)
Stock-based compensation	—	—	982	—	—	982
Net loss	—	—	—	—	(6,890)	(6,890)
BALANCE, December 31, 2016	31,983	$32	$87,198	$713	$(65,878)	$22,065

See accompanying notes

SPARK NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,890)	$(1,437)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	3,527	2,319
Impairment of intangible and long-lived assets	4,629	197
Stock-based compensation	982	782
Foreign exchange (gain) loss on intercompany loan	(66)	15
Provision for deferred income taxes	(44)	112
Settlement of unrecognized tax benefits	(719)	—
Bad debt expense	67	99
Changes in operating assets and liabilities:
Accounts receivable, net	198	434
Restricted cash	293	309
Prepaid expenses and other assets	(34)	241
Accounts payable and accrued liabilities	(1,234)	57
Deferred revenue	(1,829)	(1,258)
Other liabilities	(291)	(270)
Net cash (used in) provided by operating activities	(1,411)	1,600
Cash flows from investing activities:
Purchases of property and equipment	(2,846)	(3,617)
Purchases of intangible assets	—	—
Acquisitions of businesses	—	(6,000)
Net cash used in investing activities	(2,846)	(9,617)
Cash flows from financing activities:
Proceeds from issuance of stock	9,052	—
Proceeds from issuance of stock from exercise of stock options	—	3,771
Repurchases of common stock	—	(885)
Net cash provided by financing activities	9,052	2,886
Net (decrease) increase in cash	4,795	(5,131)
Cash and cash equivalents at beginning of year	6,565	11,696
Cash and cash equivalents at end of year	$11,360	$6,565
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$14	$95
Supplemental disclosure of non-cash investing activities:
Purchases of property and equipment recorded in accounts payable and accrued liabilities	$91	$298
Acquisitions of businesses with common stock	$—	$1,000
See accompanying notes

SPARK NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
Note 1.   The Company and Summary of Significant Accounting Policies
The Company
Spark Networks, Inc. (the “Company” or “we”) creates communities that help individuals form life-long relationships with others that share their interests and values. The Company’s core properties, JDate and ChristianMingle, are communities geared towards singles of the Jewish and Christian faiths. Through the Company’s websites and mobile applications, the Company helps members search for and communicate with other like-minded individuals.
Our online singles properties provide users with three key services: searching for compatible individuals with whom to potentially form long-term relationships; validating compatibility through profiles, viewing photographs and understanding likes and characteristics; and communicating via one of our numerous communications platforms designed to foster relationships.
Membership on our online singles websites or mobile applications is free and allows registered members to post personal profiles and take advantage of our search and validation features. With the exception of JSwipe, which employs a “freemium” model, the ability to initiate communication with other members requires payment in the form of a monthly subscription fee. These subscription fees are our primary source of revenue. We typically offer discounted subscription rates to those members who subscribe for periods longer than one month. Subscriptions renew automatically until subscribers terminate them.
The common stock of Spark Networks, Inc. is traded on the NYSE MKT under the ticker symbol LOV.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the parent company and all of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, cost of revenue, prepaid advertising, website and software development costs, goodwill, intangible and other long-lived assets, legal contingencies, income taxes and stock-based compensation. In addition, management uses assumptions when utilizing the Black-Scholes option valuation model to calculate the fair value of granted stock-based awards. Management bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results may differ from these estimates.
Foreign Currency
The financial statements of the Company’s foreign subsidiaries are prepared using the local currency as the subsidiary’s functional currency. The Company translates the assets and liabilities into U.S. dollars using period-end rates of exchange, and revenue and expenses using average rates of exchange for the year. The resulting translation gain or loss is included in accumulated other comprehensive loss and is excluded from net loss.

The intercompany loan between the Company and its Israel subsidiary is classified as a loan as management expects settlement upon maturity in 2025. The loan is eliminated upon consolidation. The foreign exchange gains and losses related to this loan are recorded as part of net loss and excluded from accumulated other comprehensive loss. For the years ended December 31, 2016 and 2015 the Company recorded a foreign exchange gain of  $66,000 and a foreign exchange loss of  $15,000, respectively, related to the intercompany loan.
Revenue Recognition and Deferred Revenue
The vast majority of the Company’s revenue is derived from subscription fees. Revenue is presented net of credits and credit card chargebacks. The Company recognizes revenue in accordance with US GAAP. Revenue recognition occurs ratably over the subscription period, beginning when there is persuasive evidence of an arrangement, delivery has occurred (access has been granted), the fees are fixed or determinable, and collection is reasonably assured. Subscribers pay in advance, primarily by using a credit card, and, subject to certain conditions identified in our terms and conditions, all purchases are final and nonrefundable. Fees collected in advance for subscriptions are deferred and recognized as revenue using the straight line method over the term of the subscription.
For revenue earned through certain mobile applications, including iOS and Android, we recognize subscription revenues gross of the application processing fees primarily because we are the primary obligor and we have the contractual right to determine the price paid by the subscriber. We record the related application processing fees as cost of revenue in the period incurred.
The Company also earns a small amount of revenue from advertising sales and offline events. The Company records advertising revenue as it is earned and is included in the total revenue of each segment that generates advertising sales. Revenue and the related expenses associated with offline events are recognized at the conclusion of each event.
Fair Value Measurement
Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company applies a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — Other inputs that are directly or indirectly observable in the marketplace for similar assets or liabilities.
Level 3 — Unobservable inputs which are supported by little or no market activity.
The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The Company has not elected the fair value option for any non-financial assets or liabilities that require remeasurement on a recurring basis.
Business Combinations
We acquire the stock or specific assets of companies that may be considered to be business acquisitions. Under the acquisition method of accounting, we allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to estimating the fair value and expected useful life assigned to each class of assets and liabilities acquired. Different classes of assets will have varying useful lives. For example, the useful life of a member database, which is typically three years, is not the same as the useful life of a paying subscriber list, which is typically three months, or a domain name, which is indefinite. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period or no amortization for indefinite lived intangibles.
Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Cash and Cash Equivalents
All highly liquid instruments with an original maturity of three months or less are considered cash and cash equivalents. Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with financial institutions and are in excess of Federal Deposit Insurance Corporation insurance limits.
As of December 31, 2016, we held cash funds in Israel of approximately $405,000 USD denominated in the New Israeli Shekel. We did not hold any amounts of other foreign currencies.
Restricted Cash
The Company’s credit card processors regularly withhold deposits and maintain balances which the Company records as restricted cash. As of December 31, 2016 and 2015, the Company had $454,000 and $747,000 in restricted cash, respectively.
Accounts Receivable
Accounts receivable is primarily composed of credit card payments for subscription fees, less amounts withheld and presented as restricted cash, pending collection from the credit card processors and to a much smaller extent, receivables for advertising sales. The Company reviews its accounts receivable from advertisers on a monthly basis to determine if an allowance is necessary. An allowance for doubtful accounts was not necessary at December 31, 2016 and was $99,000 as of December 31, 2015.
Prepaid Advertising Expenses
In certain circumstances, the Company pays in advance for advertising and expenses the prepaid amounts over the contract periods as the vendors deliver on their commitments. The Company evaluates the realization of prepaid amounts at each reporting period, and expenses prepaid amounts upon delivery of services or if it determines that a vendor will be unable to deliver on its commitment and is not willing or able to repay the undelivered prepaid amount.
Website and Software Development Costs
The Company capitalizes costs related to developing or obtaining internal-use software. Capitalization of costs begins after the preliminary project stage has been completed. Costs incurred in the preliminary project and post-implementation stages of an internal use software project are expensed as incurred and certain costs incurred in the application development stage of a project are capitalized into property and equipment.
The Company expenses costs related to the planning and post implementation phases of website development efforts. Direct costs incurred in the development phase are capitalized. Costs associated with minor enhancements and maintenance for a website are included in development expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

Capitalized website and internal software development costs are recorded under property and equipment and amortized over the estimated useful life of the products, which is usually three years. The following table summarizes capitalized software development costs for the years ended December 31 (in thousands):
	2016	2015
Beginning Balance	$4,992	$3,131
Capitalized	2,334	3,704
Amortization	(2,826)	(1,646)
Impaired	(378)	(197)
Unamortized Balance	$4,122	$4,992

Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation, which is provided using the straight-line method over the estimated useful life of the asset. Amortization of leasehold improvements is calculated using the straight-line method over the estimated useful life of the asset or remaining term of the lease, whichever is shorter. Useful lives for computer equipment, computer software, and furniture, fixtures and equipment is three years, and leasehold improvements have a useful life of three to 10 years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation and amortization are removed from the Company’s Balance Sheet with the resulting gain or loss, if any, reflected in the Company’s Consolidated Statements of Operations and Comprehensive Loss.
Goodwill and Indefinite Lived Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired resulting from business acquisitions, specifically allocated to reporting units. Intangible assets resulting from the acquisitions of entities are recorded using the acquisition method of accounting and estimated by management based on the fair value of assets received. Identifiable intangible assets are comprised mainly of domain names and acquired technologies. Domain names were determined to have indefinite useful lives, thus, they are not amortized. Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives of four years. In addition to the recoverability assessment, management routinely reviews the remaining estimated useful lives of its amortizable intangible assets. If the Company reduces its estimate of the useful life assumption for any asset, the remaining unamortized balance would be amortized over the revised estimated useful life. Management determines its reporting units and operating segments through the use of the management approach. The management approach considers the internal organizational structure used by the Company’s chief operating decision maker for making operating decisions and assessing performance.
Management reviews the potential impairment of goodwill and indefinite-lived intangible assets at least annually, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. Management has elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of its reporting units is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment. If management determines that it is more likely than not that the fair value of its reporting units is less than their respective carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the estimated fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its estimated fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to the estimated fair value. Fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risk involved, and by comparing the Company to similar companies with publicly traded ownership interests. The valuation of goodwill and indefinite lived intangible assets incorporates significant Level 3 unobservable inputs and requires estimates, including the amount and timing of future cash flows. As of December 31, 2016, impairment of  $4.0 million of goodwill and $209,000 of intangible assets, respectively, has been identified. As of December 31, 2016 and 2015, the Company had goodwill of approximately $10.5 million and $14.5 million, respectively.
Impairment of Long-lived Assets
Management assesses the potential impairment of assets, which include property and equipment and other intangible assets, whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset or the Company’s common stock, a significant decline in actual or projected revenue, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces, as well as other factors.
If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, and quoted market prices or appraised values, depending on the nature of the assets. Fair value measurements utilized for assets under non-recurring measurements were measured with Level 3 unobservable inputs.
In 2016 and 2015, the Company impaired approximately $378,000 and $197,000, respectively, related to the unamortized balance of capitalized software development costs associated with certain products that failed to perform to Company standards.
Income Taxes
The Company accounts for income taxes under the asset and liability method. Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred taxes to the amount expected to be realized.
In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the Company’s tax loss carry-forwards remain deductible.
The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax (benefit) provision.
The Company operates in multiple taxing jurisdictions, both within the United States and outside the United States. The Company has filed tax returns with positions that may be challenged by Federal and State tax authorities. These positions relate to, among others, transfer pricing, the deductibility of certain expenses, intercompany transactions as well as other matters. Although the outcome of tax audits is uncertain, management regularly assesses its tax position for such matters and, in management’s opinion, adequate provisions for income taxes have been made for potential liabilities resulting from such matters. To the extent reserves are recorded, they will be utilized or reversed once the statute of limitations has expired and/or at the conclusion of the tax examination. Management believes that the ultimate outcome of these matters will not have a material impact on its financial position or liquidity. The Company recognizes the tax effects from an uncertain tax position in our consolidated financial statements, only if the position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Tax positions that meet the recognition threshold are reported at the largest amount that is more-likely-than-not to be realized.

Cost of Revenue
Cost of revenue consists primarily of direct marketing costs, compensation and other employee-related costs (including stock-based compensation) for personnel dedicated to maintaining our data centers, data center expenses, credit card fees and mobile application processing fees. Direct marketing costs are expensed in the period incurred and primarily represent online marketing, including payments to search engines and affiliates, and offline marketing, including radio, billboard, television and print advertising. For the years ended December 31, 2016 and 2015, the Company incurred direct marketing costs amounting to approximately $8.4 million and $19.7 million, respectively.
Sales and Marketing
The Company’s sales and marketing expenses relate primarily to salaries for sales and marketing personnel.
Customer Service
The Company’s customer service expenses consist primarily of personnel costs associated with its customer service centers. The members of the Company’s customer service team primarily respond to billing questions, detect fraudulent activity and eliminate suspected fraudulent activity, as well as address site usage and dating questions from our members.
Technical Operations
The Company’s technical operations expenses consist primarily of the personnel and systems necessary to support its corporate technology requirements.
Development
The Company’s development expenses relate primarily to salaries and wages for personnel involved in the development, enhancement and maintenance of its websites and services.
General and Administrative
The Company’s general and administrative expenses relate primarily to corporate personnel-related costs, professional fees, occupancy and other overhead costs.
Stock-based Compensation
The Company calculates the fair value of stock options using the Black-Scholes option-pricing model. The determination of the fair value of stock-based awards at the grant date requires judgment in developing assumptions, which involve a number of variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, the expected dividend yield and the expected stock option exercise behavior. The Company recognizes stock-based compensation on a graded or straight-line basis depending on the terms of the award.
The Company’s computation of expected volatility is based on a combination of historical and market-based implied volatility. The volatility rate was derived by examining historical stock price behavior and assessing management’s expectations of stock price behavior during the term of the option. The term of the options was derived based on the “simplified method” calculation. The simplified method allows companies that do not have sufficient historical experience to provide a reasonable basis for an estimate to instead estimate the expected term of a “plain vanilla” option by averaging the time to vesting and the full term of the option. (“Plain vanilla” options are options with the following characteristics: (1) the options are granted at-the-money; (2) exercisability is conditional only upon performing service through the vesting date; (3) if an employee terminates service prior to vesting, the employee would forfeit the options; (4) if an employee terminates service after vesting, the employee would have a limited time to exercise the options (typically 30 to 90 days); and (5) the options are nontransferable and non-hedgeable.) The Company periodically evaluates the applicability of using the simplified method with respect to the characteristics noted above to estimate the expected term of our options and will continue to do so as the business continues to evolve. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. The Company believes the accounting for stock-based compensation is a critical accounting policy because it requires the use of complex judgment in its application.
The volatility rate was derived by examining historical stock price behavior and assessing management’s expectations of stock price behavior during the term of the option. The risk free interest rates are based on U.S. Treasury zero-coupon bonds with similar terms for the periods in which the options were granted.
Fair Value of Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, and accounts payable are carried at cost, which approximates their fair value due to the short-term maturity of these instruments.
Net Loss Per Share
Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted net loss per share is the same as basic net loss per share, as the inclusion of dilutive securities would be anti-dilutive.
	Years Ended December 31,
(in thousands, except per share amounts)	2016	2015
Net Loss Per Share – Basic and Diluted
Net loss applicable to common stock	$(6,890)	$(1,437)
Weighted average shares outstanding – basic and diluted	28,232	25,170
Net Loss Per Share – Basic and Diluted	$(0.24)	$(0.06)

Options and warrants to purchase 8.7 million and 1.8 million shares for fiscal years 2016 and 2015, respectively, were not included in the computation of diluted net loss per share because the options were anti-dilutive.
Recent Accounting Developments
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. ASU 2014-09 provides for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ASU 2016-08”); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”); and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (“ASU 2016-20”). The Company must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 with ASU 2014-09 (collectively, the “new revenue standards”). In July 2015, the FASB deferred the effective date by one year for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). Early adoption as of the original effective date of December 15, 2016 (including interim reporting periods within those periods) is permitted. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years, and one requiring prospective application of the new standard with disclosure of results under old standards. Management currently expects to adopt ASU No. 2014-09 in the first quarter of 2018, utilizing the full retrospective application. As predominantly all of our performance obligations in our revenue arrangements include access to our service provided over a contractual period, consistent with current guidance, management does not expect the adoption of the new revenue standard to have a material impact on the amount and timing of revenue recognized in its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases, which is intended to improve financial reporting for lease transactions by increasing transparency and comparability among organizations. The guidance in ASU No. 2016-02 requires a lessee to recognize the following at the commencement date for all leases with lease terms of more than 12 months: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The guidance in ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. Management is currently assessing the impact the guidance will have upon adoption.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends the existing guidance in Topic 718, Compensation — Stock Compensation. The guidance in ASU No. 2016-09 simplifies various aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liability, and classification on the statement of cash flows. The guidance in ASU No. 2016-09 is effective for fiscal periods beginning after December 15, 2016, and interim periods within those fiscal periods, with early adoption permitted. Management will adopt ASU No. 2016-09 in the first quarter of 2017. Management is unable to estimate the impact of adoption as it is dependent upon future stock option exercises which cannot be predicted.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses several specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance in ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal periods, with early adoption permitted. Management is currently assessing the impact the guidance will have upon adoption.
In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires amounts generally described as restricted cash and restricted cash equivalents to be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance in ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal periods, with early adoption permitted. Management is currently assessing the impact the guidance will have upon adoption.
Note 2.   Income Taxes
The loss before provision for income taxes by jurisdiction is as follows (in thousands):
	Years Ended December 31,
	2016	2015
U.S.	$(7,040)	$969
Foreign	(878)	(2,163)
Total loss before provision for income taxes	$(7,918)	$(1,194)

The income tax (benefit) provision is as follows (in thousands):
	Years Ended December 31,
	2016	2015
Current
Federal	$—	$1
State	(996)	92
Foreign	37	37
	(959)	130
Deferred
Federal	(436)	1,353
State	(21)	(17)
Foreign	(167)	(561)
	(624)	775
Change in valuation allowance	555	(662)
Total income tax (benefit) provision	$(1,028)	$243

The following is a reconciliation of effective income tax rate by years:
	Years Ended December 31,
	2016	2015
Benefit on loss at federal statutory rate	(34.0)%	(34.0)%
State tax (benefit) provision, net of federal (benefit) provision	(0.2)	6.9
Nondeductible stock compensation	2.9	71.6
Nondeductible impairment	17.2	—
Nondeductible transaction costs	—	11.5
Tax reserves	(5.7)	4.3
Change in state effective tax rate	1.2	(5.8)
Foreign tax rate differential	1.5	17.0
Valuation allowance	7.0	(55.5)
Amended returns	(2.9)	—
Other	—	4.3
Total income tax (benefit) provision	(13.0)%	20.3%

With respect to the income of its foreign subsidiary, the Company takes the position that the earnings of the foreign subsidiary are permanently invested in that jurisdiction. As of the December 31, 2016, there are no earnings in our foreign subsidiary to repatriate.

The components of the deferred income tax asset (liability) at December 31 are as follows (in thousands):
	2016	2015
Deferred income tax assets
Net operating loss carry-forward	$12,744	$12,092
Depreciation and amortization	425	—
Compensation accruals	473	515
Tax credits	904	894
Other	281	726
Total before valuation allowance	14,827	14,227
Less: Valuation allowance	(14,326)	(13,742)
Net deferred income tax assets	501	485
Deferred income tax liabilities
Foreign intangible assets	(1,472)	(1,602)
U.S. indefinite lived intangible	(620)	(539)
Depreciation and amortization	—	(11)
Other	(501)	(469)
Total deferred income tax liabilities	(2,593)	(2,621)
Net deferred income taxes	$(2,092)	$(2,136)

As of December 31, 2016, the Company has a valuation allowance against its deferred tax assets of approximately $14.3 million. Companies are required to assess whether a valuation allowance should be recorded against their deferred tax assets (“DTAs”) based on the consideration of all available evidence, using a “more likely than not” realization standard. In accordance with ASC 740, cumulative losses in recent years, which the Company defines as the most recent three year period, is considered significant negative evidence in evaluating the realizability of DTAs, which is difficult to overcome. In light of the Company’s recent history of losses, it is not able to conclude that it is more likely than not that its DTAs will be realized, and it recorded a valuation allowance against its net DTAs with a corresponding benefit to the income tax provision of approximately $555,000 as of December 31, 2016.
At December 31, 2016, the Company has gross net operating loss carry-forwards for income tax purposes of approximately $39.5 million and $51.0 million available to reduce future federal and state taxable income, respectively, which expire beginning in the years 2025 for federal purposes and 2018 for state purposes. Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss carry-forwards may be limited based on changes in the ownership of the Company.
At December 31, 2016, the Company also has net operating loss carryovers for Israeli tax purposes of approximately $9.0 million which do not expire.
At December 31, 2016, the Company has federal income tax credit carry-forwards for income tax purposes of approximately $894,000 available to reduce future federal income tax which do not expire.
The Company recognizes excess tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating losses resulting from excess tax benefits. As of December 31, 2016, deferred tax assets do not include approximately $5.3 million of these excess tax benefits from employee stock option exercises that are a component of the Company’s net operating loss carry forwards. Accordingly, additional paid-in-capital will be increased up to an additional $5.3 million if and when such excess tax benefits are realized. However, to the extent additional paid-in capital has been recognized for qualifying excess tax deductions from previous share-based payments, the write-off of the deferred tax asset when the tax deduction is less than recognized compensation cost is charged to additional paid-in capital, with any remainder charged to provision for income taxes. During 2016, no amounts related to excess tax benefits were realized.

The following table summarizes the activity related to the Company’s unrecognized tax positions as of December 31 (in thousands):
	2016	2015
Balance at beginning of year	$1,225	$1,225
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	(594)	—
Balance at end of year	$631	$1,225

Included in the unrecognized tax benefits of  $631,000 at December 31, 2016 was $590,000 of tax, which if recognized, may reduce our annual effective tax rate after consideration of recording the settlement against allowable net operating losses and credits and recognizing a corresponding reduction in the valuation allowance.
The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.
The Company released $594,000 of its unrecognized tax positions liability in 2016 due to the settlement of a New York state income tax audit. The liability and corresponding interest and penalties were recognized as a benefit against income tax expense in 2016.
As of December 31, 2016 and 2015, the Company had recorded a $68,000 and $370,000 accrual for interest and penalties on unrecognized tax benefits, respectively. Interest expense (income) and other, net of $30,000 and $77,000 was recognized in the years ended December 31, 2016 and 2015, respectively. It is reasonably possible that the unrecognized tax benefits will decrease by approximately $98,000 over the next 12 months upon settlement of an audit with a tax authority.
The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years before 2013; state and local income tax examinations before 2012; and foreign income tax examinations before 2012. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount.
Note 3.   Property and Equipment
Property and equipment consists of the following:
	December 31,
(in thousands)	2016	2015
Computer equipment	$1,422	$2,605
Computer software	13,095	11,566
Furniture, fixtures and equipment	452	522
Leasehold improvements	409	497
	15,378	15,190
Less: Accumulated depreciation	(10,884)	(9,606)
Total	$4,494	$5,584

Depreciation expense for the years ended December 31, 2016 and 2015 was $3.2 million and $2.2 million, respectively.
Note 4.   Business Combinations
Smooch Labs, Inc.
On October 14, 2015, the Company completed the acquisition of all the outstanding shares of Smooch Labs, Inc. (“Smooch Labs”), an unrelated third party and owner of the mobile application, JSwipe. The Company believes that this acquisition will help expand the Company’s Jewish-focused online personals platforms with an additional mobile application. Pursuant to the merger agreement, the Company issued 315,108 shares of common stock valued at $1.0 million based on the volume weighted average sale price of one share of the Company’s common stock, as reported on the New York Stock Exchange and paid $6.0 million in cash. Smooch Labs became a wholly owned subsidiary of the Company.
The purchase agreement also included contingent earnout consideration up to an additional $10.0 million to be paid with a combination of one-third cash and two-thirds stock based upon Smooch Lab’s performance against certain agreed-upon operating objectives for the years ending December 31, 2016 and 2017. Management has completed an evaluation of the probability of the performance milestones being achieved within the related earnout periods, and determined that the performance milestones would not likely be achieved. As such, management has not recorded any contingent consideration as of the acquisition date or December 31, 2016. Management would classify a contingent consideration liability within Level 3 of the fair value hierarchy, as factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity.
As part of the acquisition, the Company entered into employment agreements with four key employees. As part of these agreements, in the event that Smooch Labs achieves certain operating objectives for the years ending December 31, 2016 and 2017, and subject to the approval of the Company’s Board of Directors, the Company may award up to $200,000 in additional compensation in the form of restricted stock units under the terms of the 2007 Omnibus Incentive Plan.
The Company used its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired. The following table summarizes the allocation of the total purchase consideration to the net assets acquired, including the related estimated useful lives, where applicable:
		Preliminary estimated useful life
Accounts receivable	$15
Finite-lived intangible assets:
Developed technology	480	4 years
Monthly active users	370	4 years
Covenant not to compete	240	4 years
Goodwill	5,895
Total purchase price	$7,000

Goodwill resulting from the allocation of purchase consideration is primarily attributable to expected synergies from future growth, potential monetization opportunities, an increase in development capabilities, increased offerings to customers, and enhanced opportunities for growth and innovation. Goodwill recognized as a result of the acquisition is not deductible for tax purposes. All goodwill resulting from the allocation of purchase consideration is recorded within the Jewish Networks operating segment.
The Company recognized approximately $404,000 of acquisition related costs during the year ended December 31, 2015, which are recorded within general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Loss. The operations of Smooch Labs were fully integrated into the operations of the Company upon acquisition, and the Company’s consolidated financial statements for the year ended December 31, 2015 include Smooch Labs’ results of operations from the acquisition date through December 31, 2015. Operating loss attributable to Smooch Labs during this period and included in the Company’s consolidated financial statements for the year ended December 31, 2015 was $301,000, and includes $68,000 of intangible asset amortization. Smooch Labs revenues were insignificant to the Company’s consolidated statements of operations and comprehensive loss for this period.

As part of the acquisition, the Company recorded deferred tax liabilities of  $394,000 related to acquired intangible assets and $862,000 of deferred tax assets, of which $862,000 relate to net operating loss carry forwards. Given the uncertainty of generating taxable income at both the Company and Smooch Labs, a full valuation allowance was recognized against deferred tax assets.
Unaudited Pro Forma Information
The following unaudited pro forma information combines our historical results of operations with Smooch Labs’ historical results of operations and have been prepared as if the acquisition had occurred on January 1, 2015, the beginning of the comparable prior annual reporting period. The historical financial information of the Company and Smooch Labs has been adjusted in the pro forma information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma results include amortization for the acquired intangible assets, and the elimination of acquisition related costs recorded by the Company and by Smooch Labs.
The unaudited pro forma information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions, or other restructurings that could result from the acquisition. Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of the actual results of operations that would have occurred had the acquisition been completed on the dates indicated, nor is it indicative of the future operating results of the consolidated company (in thousands).
Year Ended December 31, 2015
Revenues	$48,150
Net loss	$(2,181)
Note 5.   Goodwill and Intangible Assets
Goodwill
Goodwill as of December 31, 2016 and 2015 is related to the purchase of Pointmatch in January 2004, MingleMatch, Inc. in May 2005, LDSSingles in May 2006, and Smooch Labs in October 2015. The following table shows the activity and balances related to goodwill from January 1, 2015 to December 31, 2016 (in thousands):
	Gross Goodwill	Accumulated Impairments	Net Goodwill
Balance at January 1, 2015	$22,309	$(13,734)	$8,575
Foreign currency translation adjustments	(20)	—	(20)
Additions from the acquisition of Smooch Labs, Inc.	5,895	—	5,895
Balance at December 31, 2015	28,184	(13,734)	14,450
Foreign currency translation adjustments	89	—	89
Goodwill impairment	—	(4,016)	(4,016)
Balance at December 31, 2016	$28,273	$(17,750)	$10,523

The following table shows the balances of goodwill by reporting unit (in thousands):
	December 31,
	2016	2015
Jewish Networks	$8,598	$12,525
Christian Networks	1,693	1,693
Other Networks	232	232
Total	$10,523	$14,450

At October 31, 2016, we performed our annual impairment analysis utilizing a quantitative assessment. We estimated the fair value of the reporting units based on the market approach and the income approach. The market approach uses the guideline public companies method, where value is estimated by comparing the Company to similar companies with publicly traded ownership interests. Additionally, we performed a secondary market approach to determine the value per subscribers, and by extension a reporting unit enterprise value, as compared to peer companies’ derived subscriber values normalized for both expected growth rates and average revenue per user. The income approach relies upon discounted future cash flows which are derived from various assumptions including: projected cash flows, discount rates, projected long-term growth rates and terminal values. We used a discount rate which reflects the risks and uncertainty related to each reporting unit. The results of the annual impairment test indicated the fair value of all of the reporting units exceeded their respective carrying value, however, the excess value related to our Jewish Networks reporting unit was smaller than the excess value observed within our other reporting units and sensitive to changes in key assumptions. The inputs to the discounted cash flow model used to determine the fair value of the Jewish Networks reporting unit included a 3% growth rate to calculate the terminal value and discount rates of 13% and 41% for JDate and JSwipe forecasts, respectively. Factors that have the potential to create variances in the estimated fair value of the Jewish Networks reporting unit include, but are not limited to, fluctuations in (i) the number of monthly subscribers and average revenue per user which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics and changes in consumer preferences; (ii) marketing costs to acquire new customers; and (iii) equity valuations of peer companies.
Between October 31, 2016 and December 31, 2016, we identified a significant and sustained decrease in our stock price which reduced the excess fair value of the Jewish Networks reporting unit to an amount that indicated impairment was likely. Based on these indicators, management moved to step two of the quantitative impairment test. The fair values of the Christian Networks and Other Networks reporting units significantly exceeded the carrying values at the annual and interim periods, and as a result, additional impairment testing was not warranted.
As required by the quantitative second step of the impairment test, we performed an allocation of the fair value to all of the assets and liabilities of the Jewish Networks reporting unit, including identifiable intangible assets, based on their estimated fair values, to determine the implied fair value of goodwill. Accordingly, we recorded a goodwill impairment charge related to the Jewish Networks reporting unit of $4.0 million during the fourth quarter of 2016, for the difference between the carrying value of the goodwill in the reporting unit and its implied fair value. We also identified the impairment of a finite-lived intangible asset based on estimates included in the second step of the quantitative test. As a result, we recorded an impairment of  $209,000 on the intangible asset.
In 2015, management performed its annual impairment analysis utilizing the qualitative assessment option. Qualitative factors were assessed to determine whether it was necessary to perform the two-step test (quantitative assessment). The analysis concluded that it is more-likely-than-not that the fair values of the Jewish Networks, Christian Networks and Other Networks exceeded their carrying values. At the conclusion of the analysis, it was determined that impairment was not warranted for either year.

Intangible Assets
Finite-lived intangible assets consist of purchased technologies, non-compete agreements, and monthly active users which are amortized over their expected periods of benefits (ranging from three to five years). Indefinite-lived intangible assets consist of purchased domain names and are not amortized. Intangible assets consist of the following (in thousands):
	As of December 31, 2016			As of December 31, 2015
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Purchased technologies	$1,680	$(1,350)	$330	$1,680	$(1,230)	$450
Non-compete	360	(195)	165	360	(115)	245
Monthly active users	161	(116)	45	370	(23)	347
Definite lived intangible assets	2,201	(1,661)	540	2,410	(1,368)	1,042
Domain names	2,410	—	2,410	2,409	—	2,409
Total	$4,611	$(1,661)	$2,950	$4,819	$(1,368)	$3,451

The following table shows the balances of intangible assets by reporting unit (in thousands):
	December 31,
	2016	2015
Jewish Networks	$601	$1,082
Christian Networks	1,616	1,616
Other Networks	718	718
Offline and Other Networks	15	35
Total	$2,950	$3,451

Amortization expense for finite-lived intangible assets for the years ended December 31, 2016 and 2015 was $293,000 and $108,000, respectively. In 2016, management identified the impairment of a finite-lived intangible asset within the Jewish Networks reporting segment based on estimates included in the second step of its quantitative test of goodwill. As a result, management recorded an impairment of  $209,000 on the intangible asset. In 2015, no impairment charge was necessary.
At December 31, 2016, estimated amortization expense of finite-lived intangible assets for the three succeeding years is as follows (in thousands):
Year ending December 31,
2017	$198
2018	198
2019	144
$540

Note 6.   Accrued Liabilities
Accrued liabilities consist of the following:
	December 31,
(in thousands)	2016	2015
Advertising	$189	$359
Compensation	561	926
Legal	102	590
Taxes payable	187	960
Other	1,551	1,019
Total	$2,590	$3,854

Note 7.   Revolving Credit Facility
On January 22, 2016, the Company and certain of its direct and indirect subsidiaries, as co-borrowers, entered into a two-year Loan and Security Agreement (the “Credit Agreement”) with Western Alliance Bank, as lender (the “Bank”). Under the Credit Agreement, the Company has a revolving line of credit available of up to $10.0 million, with an aggregate sublimit of  $500,000 for ancillary services (including letters of credit, cash management services and foreign exchange transaction services). The availability of credit at any given time under the revolving line of credit is limited by reference to a borrowing base formula based upon the eligible US GAAP revenue of the borrowers and an advance rate percentage calculated in accordance with the terms of the Credit Agreement.
Borrowings under the Credit Agreement bear interest at the prime rate (which has a floor of 3.25%) plus 0.25% (4.00% at December 31, 2016). In addition, the Company is required to pay a quarterly unused line fee equal to 0.30% per annum of the unused portion of the revolving line of credit during the applicable quarter. The Credit Agreement provides for interest-only payments during its term, with principal due at maturity. Pursuant to the Credit Agreement and the intellectual property security agreement entered into by each of the borrowers on January 22, 2016 (each an “IP Security Agreement”), the Company has granted to the Bank a security interest in substantially all of its respective personal property, including intellectual property, to secure the obligations under the Credit Agreement and the other loan documents.
The Credit Agreement contains various restrictive covenants (applicable, in most instances, to both the borrowers and their subsidiaries), including limitations on the ability to sell assets, change the current line of business, merge or consolidate with or into another person, incur additional debt, grant liens, pay dividends or make other distributions, make loans or other investments, enter into transactions with affiliates, make any payment in respect of any subordinated debt and make capital expenditures (without the Bank’s prior written consent) in any fiscal year in excess of  $3.75 million, along with other restrictions and limitations typical to credit agreements of this type and size.
The financial covenants in the Credit Agreement, which are only tested when there are any outstanding credit extensions thereunder and/or prior to any request for a credit extension, are as follows: the Company, on a consolidated basis, must maintain (i) as of the last day of each fiscal quarter, actual minimum Adjusted EBITDA (as defined in the Credit Agreement) of at least 80% of the projected Adjusted EBITDA set forth in the annual operating budget and projections of the Company (the “Plan”) delivered to and approved by the Bank, measured on a trailing three month basis; (ii) as of the last day of each fiscal quarter, actual minimum revenue of at least 80% of the projected revenue set forth in the Plan, measured on a trailing three month basis; and (iii) unrestricted cash at the Bank of at least $3.0 million, tested monthly on the last business day of each month. As of December 31, 2016, credit extensions under the Credit Agreement were not available to the Company as a result of the foregoing financial covenants.
As of December 31, 2016, there were no outstanding borrowings under the Credit Agreement. In connection with the Credit Agreement, the Company paid deferred financing costs, with the current portion included in prepaid expenses and other, and the long-term portion classified as deposits and other assets. The deferred financing costs are amortized on a straight-line basis to interest expense and other, net in the Consolidated Statements of Operations and Comprehensive Loss through the maturity of the Credit Agreement on January 22, 2018. Amortization expense for the deferred financing costs for the year ended December 31, 2016 was $56,000. The unamortized balance of deferred financing costs was $64,000 as of December 31, 2016.
During 2015, the Company and its wholly-owned subsidiary, Spark Networks USA, LLC, had a $15.0 million revolving credit facility with Bank of America, which was entered into on February 14, 2008 with subsequent amendments (the “BofA Credit Agreement”).
On December 23, 2015, the Company terminated the BofA Credit Agreement. In connection with the termination of the BofA Credit Agreement, the Company paid $10,000 in fees.
In connection with the original BofA Credit Agreement and the first nine amendments thereto, the Company paid deferred financing costs of approximately $446,000 and $168,000, respectively. The deferred financing costs were amortized to interest expense and other, net and in the Consolidated Statements of

Operations and Comprehensive Loss over the full term of the BofA Credit Agreement and were accelerated upon termination of the BofA Credit Agreement. Amortization expense for the deferred financing costs for the years ended December 31, 2015 was $26,000. At December 31, 2015 all deferred financing costs were fully amortized.
Note 8.   Stockholders’ Equity
Common Stock Repurchase Plan
On December 12, 2013, the Company’s Board of Directors authorized the repurchase of up to $5.0 million of the Company’s common stock. The repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and other factors deemed relevant in the Company’s sole discretion. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and the program may be suspended, discontinued or modified at any time, for any reason and without notice. Since December 12, 2013, the Company has repurchased 559,401 shares of common stock for $2.4 million. All stock repurchased has been retired.
On April 6, 2016, the Company’s Board of Directors authorized the expansion of the repurchase program such that total availability increased from $2.6 million to $5.0 million. During the year ended December 31, 2016, the Company did not make any stock repurchases. During the year ended December 31, 2015, the Company repurchased 288,284 shares of common stock for an aggregate price of $885,000.
Employee Stock Option Plan
On July 9, 2007, pursuant to the completion of the Scheme of Arrangement, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”), which initially authorized 2.5 million shares of common stock to be issued under the plan. In connection with the Company’s Scheme of Arrangement, the 2004 Share Option Plan was frozen; however, all outstanding shares previously granted thereunder continue in full force and effect.
Pursuant to the 2007 Plan’s “evergreen” provision, on the first day of each calendar year beginning in 2009, the number of shares reserved and available for issuance will be increased by an amount equal to the lesser of  (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the Board of Directors. As of December 31, 2016, the 2007 Plan had 6.2 million shares available for issuance.
Awards under the 2007 Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock units, performance stock or unit awards, other stock-based awards and cash-based incentive awards.
The Compensation Committee may grant an award to a participant. The terms and conditions of the award, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Compensation Committee.
The exercise price for stock options will be determined by the Compensation Committee in its discretion, but may not be less than 100% of the closing sale price of one share of the Company’s common stock on the NYSE MKT (or any other applicable exchange on which the stock is listed) on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the closing sale price of one share of common stock on the date the stock option is granted.
For the years ended December 31, 2016 and 2015, compensation expense for stock options was $211,000 and $160,000, respectively. As of December 31, 2016, total unrecognized compensation cost related to unvested stock options was $278,000. This cost is expected to be recognized over a weighted-average period of 2 years.

Prior to 2005, the Company did not record tax benefits of deductions resulting from the exercise of share options due to the uncertainty surrounding the timing of realizing the benefits of its deferred tax assets in future tax returns. Cash flows resulting from tax benefits associated with tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) is classified as cash flows from financing activities.
Trigger Price Options
Trigger price options awarded under the 2007 Plan entitle the shareholder the right to receive common stock or the value thereof in the future subject to restrictions imposed in connection with the award.
During the year ended December 31, 2016, the Company entered into an agreement with an executive officer whereby the Company granted 360,000 trigger price options to the participant at an aggregate fair value of  $51,000. During the year ended December 31, 2015, the Company entered into agreements with several executive officers and employees whereby the Company granted 1,908,000 trigger price options to the participants at an aggregate fair value of  $434,000.
Compensation expense is recognized over the requisite service period of two years. For the years ended December 31, 2016 and 2015, compensation expense for trigger price options was $64,000 and $170,000. Management has determined the fair value of the options as of the grant dates using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables to estimate the probability that market conditions will be achieved. The input variables include stock price volatility and risk-free interest rate to estimate the probability of satisfying the market conditions and the resulting fair value of the award.
During the year ended December 31, 2016, the employment of three executive officers was terminated, and their trigger price options were forfeited. The Company reversed $98,000 of compensation expense related to unvested trigger price options during the year ended December 31, 2016. As of December 31, 2016, there was $11,000 of unrecognized compensation cost related to trigger price options which will be fully recognized by July 31, 2017.
The following table describes employee stock and trigger price option activity for the year ended December 31, 2016 (in thousands, except Weighted Average Price per Share):
	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2015	1,921	$7.67
Granted	623	5.93
Exercised	—	—
Expired	(5)	2.18
Forfeited	(1,344)	7.68
Outstanding at December 31, 2016	1,195	$6.77

The following table describes option activity and weighted average fair value per share for the years ended December 31, 2016 and 2015:
	Year Ended December 31,
(in thousands, except per share amounts)	2016	2015
Granted, weighted average fair value per share	$0.48	$0.25
Exercised, weighted average intrinsic value per share	$—	$0.56
Aggregate intrinsic value of options outstanding and exercisable	$—	$16

The following is a chart showing variables which were used in the Black-Scholes option-pricing model for the years of:
	2016	2015
Expected life in years	3.99 – 4.70	4.45 – 4.75
Dividend per share	—	—
Volatility	40.0 – 46.1%	40.0%
Risk-free interest rate	0.89 – 1.43%	0.86 – 1.51%
Option Range Summary
As of December 31, 2016
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of shares	Weighted Average Remaining Life	Weighted Average Exercise Price	Number of shares	Weighted Average Remaining Life	Weighted Average Exercise Price
$7.50 – $10.00	623	3.00	$9.00	—	0.00	$—
$5.04 – $5.37	375	4.04	$5.29	250	3.78	$5.28
$1.45 – $3.45	197	7.01	$2.58	13	8.85	$3.45
	1,195	3.99	$6.78	263	4.02	$5.19

Options granted prior to 2006 were priced in foreign currency. Weighted average price per share calculations are impacted by foreign currency exchange fluctuations.
Restricted Stock Awards
Restricted shares awarded under the 2007 Plan entitle the shareholder the right to vote the restricted shares, the right to receive and retain cash dividends paid or distributed with respect to the restricted shares, and all other rights as a holder of outstanding shares of the Company’s common stock.
During 2014, the Company awarded 125,000 performance-based restricted shares to an executive officer that vest over a period of two years. As of December 31, 2016, the performance conditions have been met. Unvested performance awards partially vest on the first anniversary as defined in the executive’s employment agreement and the remainder on the second anniversary. The executive does not need to remain employed with the Company for the awards to vest. During 2015, the Company awarded 25,000 restricted shares to the same executive officer. The Company did not award any restricted stock during the year ended December 31, 2016.
Compensation expense for restricted stock awards is recognized over the requisite service period of two years. The Company recognizes share-based compensation on a graded or straight-line basis depending on the terms of the award. For the years ended December 31, 2016 and 2015, compensation expense was $40,000 and $203,000, respectively.
As of December 31, 2016, there was no unrecognized compensation cost related to unvested restricted stock awards.
The following table summarizes the Company’s performance-based restricted stock activities for the year ended December 31, 2016 (in thousands, except Weighted Average Price per Share):
	Number of Shares	Weighted Average Price per Share
Prior year awards	35	$5.41
Awards granted in 2016
Granted, at maximum	—	—
Vested	(18)	5.41
Forfeited	—	—
Total unvested at December 31, 2016	17	$5.41

Restricted Stock Units
Restricted stock units (“RSUs”) awarded under the 2007 Plan entitle the shareholder the right to receive common stock or the value thereof in the future subject to restrictions imposed in connection with the award.
During the year ended December 31, 2016, the Company entered into agreements with several executive officers and employees whereby the Company may grant up to 267,000 RSUs based upon the achievement of certain performance-based goals at the discretion of our Compensation Committee. In order for these RSUs to be granted, the Company’s annual revenue and adjusted earnings before interest, depreciation, amortization, and income tax expense (“Adjusted EBITDA”) must exceed a minimum amount; depending upon the Company’s actual annual revenue and Adjusted EBITDA, additional restricted stock may be earned up to a maximum amount. Upon achievement of the performance condition, the unvested performance awards will vest immediately.
Considerable judgment is required in assessing the estimated level of achievement of the performance goals. During the year ended December 31, 2016, the employment of three executive officers was terminated, and management adjusted its estimated level of achievement of the performance goals for all executive officers and employees. The Company recognized compensation benefit of  $(173,000) for the year ended December 31, 2016. As of December 31, 2016, there are 60,000 performance-based RSUs remaining that may be granted if the performance conditions are achieved.
For the year ended December 31, 2015, compensation expense for RSUs was $261,000.
During the year ended December 31, 2016, the Company also granted an executive officer and an employee approximately 52,000 RSUs, which vested immediately. The total compensation expense recognized for these RSUs during this period was $159,000.
During the year ended December 31, 2016, the Company recognized compensation expense of $513,000 related to awards granted to the Board of Directors during the fourth quarter of 2015, of which 25% of the RSUs subject to the award vest each quarter such that all RSUs are vested by November 30, 2016.
During the year ended December 31, 2016, the Company granted approximately 90,000 RSUs to the Board of Directors in lieu of cash fees for the third and fourth quarters of 2016. The awards vest 50% on September 30, 2016, and 50% on December 31, 2016. For the year ended December 31, 2016, compensation expense was $168,000.
As of December 31, 2016, there was no unrecognized compensation cost related to restricted stock units.
The following table summarizes the Company’s restricted stock unit activities for the year ended December 31, 2016 (in thousands, except Weighted Average Price per Share):
	Number of Shares	Weighted Average Price per Share
Prior year awards	240	$3.85
Awards granted in 2016
Granted, at maximum	230	2.61
Vested	(302)	3.05
Forfeited	(168)	3.58
Total unvested at December 31, 2016	—	$—

Stockholder Rights Plan
In July 2007, the Company adopted a stockholder rights plan. The rights accompany each share of common stock of the Company and are evidenced by ownership of common stock. The rights are not exercisable except upon the occurrence of certain takeover-related events. Once triggered, the rights would entitle the stockholders, other than a person qualifying as an “Acquiring Person” pursuant to the rights plan, to purchase additional common stock at a 50% discount to their fair market value. The rights issued under the rights plan may be redeemed by the Board of Directors at a nominal redemption price of  $0.001 per right, and the Board of Directors may amend the rights in any respect until the rights are triggered.
Amendment to Bylaws
On September 23, 2016, the Board of Directors approved the amended and restated bylaws of the Company (the “Amended and Restated Bylaws”), effective the same date. In order to preserve certain tax benefits of the Company, the Company’s Amended and Restated Bylaws add Article VII, which imposes certain restrictions on the transfer of the Company’s securities (the “Tax Benefit Preservation Provision”). The transfer restrictions apply until the earlier of  (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986 (the “IRC”), or any successor statute if the Board of Directors determines that the Tax Benefit Preservation Provision is no longer necessary to preserve the tax benefits of the Company; (ii) the beginning of a taxable year of the Company to which the Board of Directors determines that no tax benefits may be carried forward; or (iii) such other date as the Board of Directors shall fix in accordance with the Amended and Restated Bylaws. Until the expiration of the transfer restrictions, any attempted transfer of the Company’s common stock shall be prohibited and void to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person of group of persons would own 4.9% or more of the Company’s Common Stock directly or indirectly, as deemed to constructively own or otherwise aggregated pursuant to Section 382 of the IRC; (ii) the ownership interest in the Company of any person of group of persons owning 4.9% or more of the Company’s Common Stock would be increased; or (iii) any shareholder holding 5% or more of the total market value of the Company’s securities transfers, or agrees to transfer, any securities of the Company; provided, however, that settlement of any transaction in the Company’s securities entered into through the facilities of the New York Stock Exchange, Inc. are not precluded by (iii) above. Notwithstanding the foregoing, nothing in the Tax Benefit Preservation Provision shall prevent a person from transferring the Company’s common stock to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13), and the transfer restrictions shall not apply to transfers that have been approved by the Board of Directors in accordance with the procedures set forth in the Amended and Restated Bylaws.
Note 9.   Employee Benefit Plan
The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all full-time employees, and providing for matching contributions by the Company, as defined in the plan. Participants in the plan may direct the investment of their personal accounts to a choice of mutual funds consisting of various portfolios of stocks, bonds or cash instruments. Contributions made by the Company to the plan for the years ended December 31, 2016 and 2015 were approximately $297,000 and $317,000, respectively.

Note 10.   Segment Information
Segment reporting requires the use of the management approach in determining the reportable operating segments. The management approach considers the internal organization and reporting used by our chief operating decision maker for making operating decisions and assessing performance. The Company’s financial reporting includes detailed data on four separate reportable segments. The Company’s four operating segments are: (1) Jewish Networks, which consists of JDate, JDate.co.uk, JDate.fr, JDate.co.il, Cupid.co.il, and JSwipe; (2) Christian Networks, which consists of ChristianMingle, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, DailyBibleVerse.com and Faith.com; (3) Other Networks, which consists of Spark.com and related other general market websites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups; and (4) Offline & Other Businesses, which consists of revenue generated from offline activities.
	Years Ended December 31,
(in thousands)	2016	2015
Revenue
Jewish Networks	$14,081	$18,938
Christian Networks	19,384	27,234
Other Networks	1,571	1,869
Offline and Other Businesses	55	94
Total Revenue	$35,091	$48,135
Direct Marketing Expenses
Jewish Networks	$1,605	$2,611
Christian Networks	6,488	16,563
Other Networks	326	518
Offline and Other Businesses	—	—
Total Direct Marketing Expenses	8,419	19,692
Unallocated Operating Expenses	34,561	29,541
Operating Loss	$(7,889)	$(1,098)

Due to the Company’s integrated business structure, cost and expenses, other than direct marketing expenses, are not allocated to the individual reporting segments. As such, the Company does not measure operating profit or loss by segment for internal reporting purposes. Assets are not allocated to the different business segments for internal reporting purposes.

The Company operates several international websites; however, many of them are operated and managed by the Company’s U.S. operations. Foreign revenue represents sales generated outside the U.S. where the Company has its principal operations. Revenue and identifiable long-lived assets (excluding deferred tax assets, goodwill and intangibles) by geographical area are as follows (in thousands):
	Years Ended December 31,
	2016	2015
Revenue
United States	$33,431	$45,629
Israel	1,660	2,506
Total Revenue	$35,091	$48,135

	Years Ended December 31,
	2016	2015
Long-Lived Assets
United States	$4,352	$5,655
Israel	245	77
Total Long-Lived Assets	$4,597	$5,732

Note 11.   Commitments and Contingencies
Operating Leases
The Company leases its office and data center facilities under operating lease agreements, providing for annual minimum lease payments as follows (in thousands):
Year Ending December 31,
2017	$722
2018	514
Total	$1,236

On July 29, 2015, the Company entered into an office lease for its Israel location, which was set to expire on September 30, 2018. The Company terminated the office lease during the third quarter of 2016.
Rental expense under non-cancelable operating leases with scheduled rent increases or free rent is accounted for on a straight-line basis over the lease term. Leasehold improvement incentives are recorded as deferred credits and are amortized on a straight-line basis as a reduction of rent expense over the lease term.
The Company recognized rent expense under operating leases of  $598,000 and $612,000 for the years ended December 31, 2016 and 2015, respectively.
Other Commitments and Obligations
On August 9, 2016, the Company entered into a management services agreement (the “Management Services Agreement”) with PEAK6 Investments, L.P. See — Management Services Agreement.

The Company has other non-cancelable commitments and obligations consisting of contracts with software licensing, marketing service providers, and the Management Services Agreement. These commitments are payable as follows:
Year Ending December 31,
2017	$1,775
2018	1,621
2019	1,000
Total	$4,396

Contingent consideration related to the acquisition of Smooch Labs has been excluded from the above commitments, as management determined that the performance milestones would not likely be achieved and payment of the contingent earnout is remote as of December 31, 2016.
Legal Proceedings
California Unruh Act Litigation — Werner, et al. v. Spark Networks, Inc. and Spark Networks USA, LLC and Wright, et al. v. Spark Networks, Inc., Spark Networks USA, LLC, et al.
On July 19, 2013, Aaron Werner, on behalf of himself and all other similarly situated individuals, filed a putative Class Action Complaint (the “Werner Complaint”) in the Superior Court for the State of California, County of Los Angeles against Spark Networks, Inc. and Spark Networks USA, LLC (collectively “Spark Networks”). The Werner Complaint alleges that Spark Networks’ website ChristianMingle.com violates California’s Unruh Civil Rights Act (the “Unruh Act”) by allegedly discriminating on the basis of sexual orientation. The Werner Complaint requests the following relief: an injunction, statutory, general, compensatory, treble and punitive damages, attorneys’ fees and costs, pre-judgment interest, and an award for any other relief the Court deems just and appropriate. On December 23, 2013, Richard Wright, on behalf of himself and all other similarly situated individuals, filed a putative Class Action Complaint (the “Wright Complaint”) in the Superior Court for the State of California, County of San Francisco against Spark Networks, Inc. The Wright Complaint alleges that Spark Networks, Inc.’s commercial dating services including ChristianMingle.com, LDSSingles.com, CatholicMingle.com, BlackSingles.com, MilitarySinglesConnection.com and AdventistSinglesConnection.com violate the Unruh Act by allegedly intentionally and arbitrarily discriminating on the basis of sexual orientation. The Wright Complaint requests the following relief: a declaratory judgment, a preliminary and permanent injunction, statutory penalties, reasonable attorneys’ fees and costs, pre-judgment interest, and an award for any other relief the Court deems just and appropriate. A motion filed by Spark Networks to consolidate the two matters in Los Angeles Superior Court was granted. On February 25, 2016 the parties reached a settlement including the following terms: (1) individual settlement payments of  $4,000 each in statutory damages and $5,000 each in service awards to plaintiffs Werner and Wright, and (2) $450,000 in attorneys’ fees and costs to compensate Werner and Wright’s counsel for their time and out-of-pocket expenses. On April 19, 2016, the plaintiffs’ counsel filed a motion for an order granting approval of the settlement. On June 27, 2016, the judge approved the settlement during the hearing on the Motion for Preliminary Approval of Class Action Settlement. All amounts have been paid as of December 31, 2016.
Israeli Consumer Actions Ben-Jacob vs. Spark Networks (Israel) Ltd. and Gever vs. Spark Networks (Israel) Ltd. and Korland vs. Spark Networks (Israel) Ltd.
Three class action law suits have been filed in Israel alleging inter alia violations of the Israel Consumer Protection Law of 1981. Spark Networks (Israel) Ltd. (“Spark Israel”) was served with a Statement of Claim and a Motion to Certify it as a Class Action in the Ben-Jacob action on January 14, 2014. The plaintiff alleges that Spark Israel refused to cancel her subscription and provide a refund for unused periods and claims that such a refusal is in violation of the Consumer Protection Law. Spark Israel was served with a Statement of Claim and a motion to Certify it as a Class Action in the Gever action on January 21, 2014. The plaintiff alleges that Spark Israel renewed his one month subscription without receiving his positive agreement in advance and claims that such renewal is prohibited under the Consumer Protection Law and its regulations. Spark Israel was served with a Statement of Claim and a Motion to Certify it as a Class Action in the Korland action on February 12, 2014. The plaintiff alleges that Spark Israel refused to give her a full refund and charged her the price of a one month subscription to the JDate website in violation of the Consumer Protection Law. In each of these three cases, the plaintiff is seeking personal damages and damages on behalf of a defined group. On May 8, 2014, the Court granted Spark Israel’s motion to consolidate all three cases. All three cases are now consolidated and will be litigated jointly. Spark Israel’s combined response to these motions to certify the class actions was filed November 1, 2014, and the plaintiffs responded to the combined response. The parties had a hearing before the judge on December 24, 2014. Following the hearing the judge ordered that the pleadings filed by the parties be transferred to the ICC so that the ICC can provide its position as to the parties’ allegations within 90 days. The ICC issued its opinion on April 1, 2015. Following the filing of the ICC opinion, the parties filed briefs addressing the ICC opinion. On January 7, 2016, the parties advised the Court that they have agreed on the terms of a settlement agreement, and jointly moved to approve the agreement and give it the effect of a judgment. According to the terms of the settlement agreement, clients who bought a subscription to JDate.co.il on October 12, 2008 or later will be entitled to receive certain benefits. The settlement agreement, which provides for compensation and legal fees, will only come into effect if the court approves it. On January 14, 2016 the Court ordered the parties to publish the terms of the proposed settlement agreement. The Court allowed for the Attorney General or any person who wishes to object to the settlement or exclude himself from the class to file their position with the Court through March 10, 2016. On March 10, 2016, the Consumer Council filed an objection to the settlement agreement, arguing inter alia that the benefits offered to the clients are insufficient, and that the Company’s new business model does not comply with certain legal requirements. The Company and the plaintiffs filed their responses on March 24, 2016. On April 14, 2016, the Attorney General notified the Court that it has no objection to the settlement agreement. On February 8, 2017, a hearing was held during which the judge asked questions about the settlement agreement. The Company and the plaintiffs filed a revised settlement agreement on February 18, 2017, for the judge’s final approval. On February 28, 2017, the judge approved the settlement agreement, which provided for compensation and legal fees under terms from the original settlement agreement. The Company has recorded an accrual of  $52,000 for the probable cost related to resolving this matter as of December 31, 2016.
Scottsdale Insurance Co. v. Spark Networks, Inc., et al.
On January 13, 2016, Scottsdale Insurance Company (“Scottsdale”) filed a complaint for declaratory relief and reimbursement/unjust enrichment against Spark Networks, Inc. in the United States District Court for the Central District of California. In its complaint, Scottsdale alleges that, after the Company was sued in the Werner Complaint, the Company tendered its defense and indemnity to Scottsdale pursuant to the terms of the business and management indemnity insurance policy that Scottsdale had issued to the Company on November 1, 2012. The complaint alleges that, after receiving the demand, Scottsdale accepted the defense of the Company in the Werner Complaint under a reservation of rights, including Scottsdale’s right to seek reimbursement of any amounts paid to defend against non-covered claims. The Company filed its answer and counterclaims against Scottsdale on March 7, 2016, seeking damages for Scottsdale’s breach of policy and breach of the implied covenant of good faith and fair dealing. The parties executed a settlement agreement on July 6, 2016, whereby Scottsdale reimbursed the Company $238,000 for all reasonable and necessary attorney’s fees and costs in defense against the Werner Complaint as of December 31, 2016.
City of Santa Monica, California — City Attorney General Investigation
On May 16, 2016, representatives from Spark Networks met with representatives from a cross-jurisdictional working group consisting of consumer fraud attorneys from the City of Santa Monica and offices of the District Attorney from the counties of Los Angeles, Santa Cruz, Santa Clara and San Diego (“Cross Jurisdictional Group”). This meeting was held at the request of the Cross Jurisdictional Group, as a “pre-filing” meeting to explain and potentially resolve issues over auto-renewal disclosures by the Spark Network websites. The Cross Jurisdictional Group alleges that the Spark Network websites violate California law on disclosure of auto-renewal terms and ability to cancel auto-renewal. They also claim that the Spark Networks websites violate California dating contract statues, which (where applicable)

require a three day right to cancel. The Cross Jurisdictional Group sent a voluntary document request (not a subpoena) to the Company on June 2, 2016. The Company cooperated with the Cross Jurisdictional Group and provided information in response to the voluntary request. The Cross Jurisdictional Group has indicated that it would like the Company to change its disclosures in certain respects, and that it intends to seek the payment of a penalty in an unspecified amount. In response to these disclosure requests, the Company has made changes. On March 8, 2017, the Company received a settlement communication from the City of Santa Monica and offices of the District Attorney, proposing settlement terms including payment of civil penalties, restitution to consumers, investigative costs and legal fees ranging from $1.5 million to $2.2 million. The Company has not responded to the settlement communication and intends to vigorously defend against the claims by the City of Santa Monica. As of December 31, 2016, the Company is unable to reasonably estimate the possibility of an unfavorable outcome, or the amount of any liability that may result from this matter.
Banertek LLC vs. Spark Networks, Inc.
On August 1, 2016, Banertek LLC filed a complaint for patent infringement with a demand for jury trial against Spark Networks, Inc. The Company was served with the complaint and summons as of October 10, 2016. The parties executed a confidential settlement agreement on December 5, 2016.
Jedi Technologies, Inc. vs. Spark Networks, Inc., Spark Networks USA, LLC and Smooch Labs, Inc.
On November 15, 2016, Jedi Technologies, Inc. filed a complaint for patent infringement with a demand for jury trial against Spark Networks, Inc, Spark Networks USA, LLC and Smooch Labs, Inc. The Company was served with the complaint and summons as of November 21, 2016. The Company filed a motion to dismiss on January 12, 2017 in the District of Delaware, and received Jedi Technologies, Inc.’s opposition to the motion to dismiss. The Company filed its reply to the opposition on February 2, 2017. As of December 31, 2016, the Company is unable to reasonably estimate the possibility of an unfavorable outcome, or the amount of any liability that may result from this matter.
The Company intends to defend vigorously against each of the above lawsuits. At this time, management does not believe the above matters, either individually or in the aggregate, will have a material adverse effect on the Company’s results of operations or financial condition and believes the recorded legal accruals as of December 31, 2016 are adequate in light of the probable and estimable liabilities. However, no assurance can be given that these matters will be resolved in the Company’s favor.
The Company has additional existing legal claims and may encounter future legal claims in the normal course of business. In the Company’s opinion, the resolutions of the existing legal claims are not expected to have a material impact on our financial position or results of operations.
Note 12.   Related Party Transactions
MLLNNL, LLC
The Company has multiple, on-going engagements with MLLNNL, LLC (“Mllnnl”), a marketing agency that employs, and was co-founded by, an employee of the Company’s wholly-owned subsidiary, Smooch Labs. In June 2016, the Company engaged Mllnnl to provide marketing consultation services. For the year ended December 31, 2016, the Company has expensed $429,000 for services performed by Mllnnl. There were no related party transactions with Mllnnl during the twelve months ended December 31, 2015.
PEAK6 Investments, L.P.
Purchase Agreement and Warrant
On August 9, 2016, the Company issued and sold to PEAK6 Investments, L.P. (“PEAK6”) an aggregate of 5,000,000 shares of common stock of the Company at a purchase price of  $1.55 per share pursuant to the terms of a purchase agreement dated as of August 9, 2016 (the “Purchase Agreement”), for an aggregate purchase price of  $7.8 million. The Company also issued a warrant to PEAK6 to purchase up to 7,500,000 shares of common stock of the Company at an exercise price of  $1.74 per share pursuant to the terms of a warrant agreement (the “Warrant Agreement”) dated as of August 9, 2016. One-half of the shares subject to the warrant vest when the closing price of the Company’s common stock on the New York Stock Exchange equals or exceeds $2.50 per share for 15 trading days during a 30-trading day period and the remaining one-half of the shares subject to the warrant vest when the closing price of the Company’s common stock equals or exceeds $3.50 per share for 15 trading days during a 30-trading day period. The exercise period of the warrant commences on February 8, 2017 and has a five-year term from the date of the agreement. The vesting of the shares subject to the warrant is also subject to partial or full acceleration in connection with certain corporate reorganizations pursuant to the terms of the Warrant Agreement. The Warrant Agreement provides that PEAK6 shall not have the right to exercise the warrant to the extent that PEAK6 would beneficially own in excess of 29.99% of the number of shares of common stock outstanding of the Company. If this restriction results in PEAK6 being unable to exercise the warrant at the end of the five-year term, the warrant term shall be extended one year. Subsequent to the stock purchase and as of December 31, 2016, PEAK6 holds a 15.6% ownership of the Company.
Management assessed whether the issuance of warrants represents a liability or equity instrument, and has determined that the warrants issued to PEAK6 are linked to equity instruments that are deemed to be indexed to the Company’s own stock. As such, the Company classified the warrant as equity at its fair value at the time of issuance and reassesses the equity classification at each balance sheet date. At December 31, 2016, management concluded that the equity classification remains appropriate for the warrant, as there have been no amendments or modifications to the terms of the warrant since the effective date of the Warrant Agreement.
Management has determined the fair value of the warrant as of the grant date using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables to estimate the probability that market conditions will be achieved. The input variables include stock price volatility and risk-free interest rate to estimate the probability of satisfying the market conditions and the resulting fair value of the award. The warrant’s fair value of  $3.3 million is included in additional paid-in capital, and the residual proceeds from the Purchase Agreement have been allocated to the shares of common stock of the Company issued to PEAK6.
In connection with the issuance of the shares of common stock and warrant to PEAK6, on August 9, 2016, the Company entered into Amendment No. 1 to the Company’s Rights Plan (the “Rights Plan Amendment”) with Computershare, Inc. in order to exempt the issuances of such shares and warrant (including the shares issuable upon exercise of the warrant) from the operation of the Company’s Rights Plan.
In connection with the Purchase Agreement, Daniel Rosenthal was appointed the Company’s Chief Executive Officer and David Budworth was appointed the Company’s Chief Technology Officer, each effective as of August 11, 2016. Daniel Rosenthal and Brad Goldberg were also appointed to the Company’s Board of Directors as PEAK6’s director designees pursuant to the Purchase Agreement, effective as of August 10, 2016. Mr. Goldberg was also appointed as a member of the nominating committee and compensation committee of the Board of Directors, effective as of August 10, 2016. Mr. Goldberg currently serves as the President of PEAK6, and Mr. Rosenthal and Mr. Budworth are both partners at PEAK6. Mr. Rosenthal and Mr. Budworth’s compensation for their services to the Company totaling $700,000 annually is included within general and administrative and technical operations expenses in the Consolidated Statements of Operations and Comprehensive Loss.
Management Services Agreement
In connection with the execution of the Purchase Agreement, the Company entered into a Management Services Agreement dated as of August 9, 2016 with PEAK6, pursuant to which PEAK6 will provide certain marketing, technology, strategy, development and other services to the Company over a five-year term, for a cash fee of  $1.5 million per year (the “Management Fee”), which will be paid on a quarterly basis in an amount of  $375,000 per quarter. The Management Fee excludes reimbursement of marketing costs as described below, which are costs in addition to the Management Fee.
At its discretion, PEAK6 may invoice each quarter for an amount different than the contractual amount, however, the amounts cannot exceed the contractual amount of  $375,000 per quarter, other than for marketing costs as described below. If the quarterly invoice is for an amount less than the contractual amount, PEAK6 does not have the right to bill any additional fees in any future period, as the amounts invoiced represent the full amount due for the services provided by PEAK6 to the Company for each specific quarter.
During the year ended December 31, 2016, PEAK6 invoiced the Company a Management Fee of $560,000, representing the full amount due for services expected to be provided through the period ended February 28, 2017, excluding marketing costs as described below. The Management Fee may increase up to the contractual amount in future periods. The Management Fee expense is included within technical operations, development, and general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss. For the year ended December 31, 2016, Management Fee expense to PEAK6 was $393,000. The prepaid expenses balance related to the Management Fee was $167,000 at December 31, 2016.
In addition, in the event that PEAK6 partners or employees are engaged to provide marketing or marketing related services to the Company either as replacement of Company employees or other external marketing resources engaged by the Company or as if they were Company employees, then the Company will reimburse PEAK6 for the actual costs incurred by such PEAK6 partners or employees. The amount to be reimbursed in any year by the Company for such marketing or marketing related services shall not exceed the lesser of  “Saved Company Marketing Costs” or $1.8 million. “Saved Company Marketing Costs” is defined as the aggregate amount of fully burdened costs to the Company of the sales and marketing employees and external marketing resources (consulting or otherwise) that provided marketing or similar services to the Company that are replaced or reduced by the Company or PEAK6 partners or employees. The amounts reimbursed to PEAK6 for marketing and marketing related services are included as sales and marketing expense in the Consolidated Statements of Operations and Comprehensive Loss. For the year ended December 31, 2016, the Company has expensed $259,000 for sales and marketing services performed by PEAK6.
The Management Services Agreement may be terminated by the Company at its convenience upon at least 60 days’ prior written notice at any time after August 9, 2019, and may be terminated for cause at any time by PEAK6 or the Company upon the occurrence of certain events as set forth in the Management Services Agreement. Upon termination for convenience, the Company shall pay PEAK6 any unpaid quarterly payments that are due on or before the termination date and amounts due for certain costs and expenses incurred in connection with the Management Services Agreement. Upon termination for “cause” by PEAK6, the Company shall pay PEAK6 any unpaid quarterly payments that are due on or before the termination date, all Management Fees that would have been paid by the Company to PEAK6 in the first three years of the agreement less amounts actually paid, and the Warrant shall vest immediately without regard to any vesting conditions. Upon termination for cause by the Company, PEAK6 shall pay the Company an amount equal to the aggregate amount of all Management Fees paid by the Company during the term of the management Services Agreement.
Lloyd I. Miller, III
On August 22, 2016, the Company issued and sold to certain affiliates of Lloyd I. Miller, III (“Lloyd Miller”) an aggregate of 840,031 shares of common stock of the Company at a purchase price of  $1.55 per share, for an aggregate purchase price of approximately $1.3 million. Lloyd Miller is a holder of more than 10% of the Company’s outstanding shares of capital stock.
There were no related party transactions during the twelve months ended December 31, 2015.

Note 13.   Quarterly Results of Operations (unaudited)
The following tables present the Company’s quarterly results of operations and should be read in conjunction with the consolidated financial statements and related notes. The Company has prepared the unaudited information on substantially the same basis as our audited consolidated financial statements which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, except as otherwise indicated, necessary for the presentation of the results of operations for such periods. Operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.
	Three Months Ended
(in thousands, except per share amounts)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015
Consolidated Statement of Operations Data:
Revenue	$7,743	$8,391	$9,098	$9,859	$10,705	$11,682	$12,262	$13,486
Cost of revenue (exclusive of depreciation shown separately below)	1,647	2,323	2,653	6,229	5,017	5,593	6,368	7,097
Sales and marketing	854	1,103	1,380	1,452	1,242	1,144	996	755
Customer service	545	523	840	993	826	769	721	749
Technical operations	350	419	305	297	388	210	214	212
Development	748	962	1,180	1,030	1,059	1,053	1,008	917
General and administrative	2,038	2,438	2,004	2,511	2,675	2,933	2,533	2,238
Depreciation	1,038	738	746	712	604	562	532	513
Amortization of intangible assets	69	68	78	78	78	10	10	10
Impairment of intangible and long-lived assets	4,480	58	52	39	65	26	37	69
Total cost and expenses	11,769	8,632	9,238	13,341	11,954	12,300	12,419	12,560
Operating (loss) income	(4,026)	(241)	(140)	(3,482)	(1,249)	(618)	(157)	926
Interest expense (income) and other, net	138	(82)	114	(141)	16	191	(229)	118
Income (loss) before (benefit) provision for income taxes	(4,164)	(159)	(254)	(3,341)	(1,265)	(809)	72	808
Income tax (benefit) provision	(447)	(65)	(583)	67	(23)	13	168	85
Net (loss) income	$(3,717)	$(94)	$329	$(3,408)	$(1,242)	$(822)	$(96)	$723
Basic and diluted net income (loss) per share	$(0.12)	$(0.00)	$0.01	$(0.13)	$(0.05)	$(0.03)	$(0.00)	$0.03
Shares used in computation of basic net income (loss) per share	31,895	29,212	25,908	25,846	25,675	25,188	25,100	24,654
Shares used in computation of diluted net income (loss) per share	31,895	29,212	25,975	25,846	25,675	25,188	25,100	24,942

SPARK NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share data)
	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$9,808	$11,360
Restricted cash	380	454
Accounts receivable	438	525
Prepaid expenses and other	540	1,408
Total current assets	11,166	13,747
Property and equipment, net	2,221	4,494
Goodwill	11,136	10,523
Intangible assets, net	2,840	2,950
Deposits and other assets	90	103
Total assets	$27,453	$31,817
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,158	$819
Accrued liabilities	2,858	2,590
Deferred revenue	3,143	4,005
Total current liabilities	7,159	7,414
Deferred tax liability – non-current	2,274	2,092
Other liabilities	98	246
Total liabilities	9,531	9,752
Commitments and Contingencies (Note 10)
Stockholders’ equity:
10,000,000 shares of Preferred Stock authorized, $0.001 par value, 450,000 of which are designated as Series C Junior Participating Cumulative Preferred Stock, with no shares of Preferred Stock issued or outstanding	—	—
100,000,000 shares of Common Stock authorized, $0.001 par value, with 32,176,023 and 31,983,545 shares of Common Stock issued and outstanding at June 30, 2017 and December 31, 2016	32	32
Additional paid-in-capital	87,543	87,198
Accumulated other comprehensive income	869	713
Accumulated deficit	(70,522)	(65,878)
Total stockholders’ equity	17,922	22,065
Total liabilities and stockholders’ equity	$27,453	$31,817

See accompanying notes

SPARK NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$6,640	$9,098	$13,904	$18,957
Cost and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	1,684	2,653	4,038	8,882
Sales and marketing	561	1,380	1,211	2,832
Customer service	586	840	1,221	1,833
Technical operations	280	305	499	602
Development	904	1,180	1,619	2,210
General and administrative	3,664	2,004	6,898	4,515
Depreciation	1,666	746	3,374	1,458
Amortization of intangible assets	49	78	98	156
Impairment of intangible and long-lived assets	15	52	24	91
Total cost and expenses	9,409	9,238	18,982	22,579
Operating loss	(2,769)	(140)	(5,078)	(3,622)
Interest (income) expense and other, net	(111)	114	(342)	(27)
Loss before income tax benefit	(2,658)	(254)	(4,736)	(3,595)
Income tax benefit	(139)	(583)	(92)	(516)
Net (loss) income	(2,519)	329	(4,644)	(3,079)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	56	(4)	156	(25)
Comprehensive (loss) income	$(2,463)	$325	$(4,488)	$(3,104)
Net (loss) earnings per share – basic and diluted	$(0.08)	$0.01	$(0.14)	$(0.12)
Weighted average shares outstanding – basic	32,098	25,908	32,051	25,885
Weighted average shares outstanding – diluted	32,098	25,975	32,051	25,885
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Stock-based compensation
Sales and marketing	$15	$67	$16	$95
Customer service	2	4	5	4
Technical operations	2	24	4	44
Development	16	7	12	12
General and administrative	150	242	308	511
See accompanying notes

SPARK NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	For the Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(4,644)	$(3,079)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3,472	1,614
Impairment of intangible and long-lived assets	24	91
Stock-based compensation	345	666
Foreign exchange gain on intercompany loan	(423)	(64)
Provision for deferred income taxes	182	(1)
Settlement of unrecognized tax benefits	(186)	(719)
Bad debt expense	—	52
Changes in operating assets and liabilities:
Accounts receivable	87	369
Restricted cash	74	131
Prepaid expenses and other assets	830	736
Accounts payable and accrued liabilities	858	(682)
Deferred revenue	(862)	(626)
Other liabilities	(148)	(146)
Net cash used in operating activities	(391)	(1,658)
Cash flows from investing activities:
Purchases of property and equipment	(1,161)	(1,777)
Net cash used in investing activities	(1,161)	(1,777)
Net decrease in cash	(1,552)	(3,435)
Cash and cash equivalents at beginning of year	11,360	6,565
Cash and cash equivalents at end of year	$9,808	$3,130
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$37	$14
Supplemental disclosure of non-cash investing activities:
Purchases of property and equipment recorded in accounts payable and accrued liabilities	$26	$91
See accompanying notes

SPARK NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1.   The Company and Summary of Significant Accounting Policies
The Company
Spark Networks, Inc. (the “Company” or “we”) creates communities that help individuals form life-long relationships with others that share their interests and values. The Company’s core properties, JDate and Christian Mingle, are communities geared towards singles of the Jewish and Christian faiths. Through the Company’s websites and mobile applications, the Company helps members search for and communicate with other like-minded individuals.
Our online singles properties provide users with three key services: searching for compatible individuals with whom to potentially form long-term relationships; validating compatibility through profiles, viewing photographs and understanding likes and characteristics; and communicating via one of our numerous communications platforms designed to foster relationships.
Membership on our online singles websites or mobile applications is free and allows registered members to post personal profiles and take advantage of our search and validation features. With the exception of JSwipe, which employs a “freemium” model, the ability to initiate communication with other members requires payment in the form of a monthly subscription fee. These subscription fees are our primary source of revenue. We typically offer discounted subscription rates to those members who subscribe for periods longer than one month. Subscriptions renew automatically until subscribers terminate them.
The common stock of Spark Networks, Inc. is traded on the NYSE MKT under the ticker symbol LOV.
Merger Agreement with Affinitas GmbH (“Elite Singles”)
On May 2, 2017, the Company entered into an Agreement and Plan of Merger by and among the Company, Affinitas GmbH, a German limited company (“Affinitas”), Blitz 17-655 SE, a European stock corporation (Societas Europaea, SE) with its corporate seat in Germany (“New Parent”), and Chardonnay Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Parent (“Merger Sub”) (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company, and the separate existence of Merger Sub will cease, and the Company will become a wholly owned subsidiary of New Parent (the “Merger”). Subject to the terms and conditions of the Merger Agreement, at the date and time when the Merger becomes effective (the “Effective Time”), stockholders of the Company will have the right to receive, in respect to each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, a number of American Depositary Shares of New Parent (“New Parent ADSs”) equal to the Exchange Ratio (as defined below). Each New Parent ADS will equal 0.1 shares of ordinary no-par value registered shares of New Parent (“New Parent Ordinary Shares”). Following the Effective Time, each outstanding share of Company Common Stock will cease to be outstanding, will be canceled, and will cease to exist. “Exchange Ratio” means 0.1, unless any of the warrants to purchase Company Common Stock (the “Company Warrants”) issued pursuant to that certain Warrant Agreement, dated as of August 9, 2016, by and between the Company and PEAK6 Investments, L.P., are exercised, in which case “Exchange Ratio” means (i) 0.1 multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Common Stock outstanding as of the Effective Time less the number of shares of Company Common Stock issued pursuant to any Company Warrants, and the denominator of which is the number of shares of Company Common Stock outstanding as of the Effective Time.
The Merger Agreement may be terminated prior to the Effective Time upon certain conditions as set forth in the Merger Agreement.
Consummation of the Merger is subject to customary conditions, including, among others things, approval by the Company’s stockholders.

Upon consummation of the Merger, the board of directors of the New Parent (the “New Parent Board”) will be composed of  (i) three directors to be selected by Affinitas prior to the filing of the preliminary Registration Statement (as defined below), (ii) one director to be selected by the Company prior to the filing of the Registration Statement and (iii) three directors as mutually agreed by the Company and Affinitas prior to the filing of the Registration Statement.
As promptly as practicable after the date of the Registration Statement is declared effective, the Company will take all action necessary in accordance with applicable laws to duly call, set a record date for, give notice of, convene, and hold a meeting of the holders of Company Common Stock (the “Stockholder Meeting”). The Company has agreed to cause the Stockholder Meeting to be held for the purpose of voting upon a proposal to adopt the Merger Agreement and Merger.
Pursuant to the Merger Agreement, New Parent and Affinitas, in cooperation with the Company, have agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 (the “Registration Statement”) pursuant to which the shares of New Parent Ordinary Shares issuable pursuant to the Merger will be registered with the SEC under the Securities Act, and the Company will prepare a proxy statement on Schedule 14A relating to the approval and adoption by the Company’s stockholders at the Stockholder Meeting of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement (the “Proxy Statement/Prospectus”) for inclusion in the Registration Statement as a prospectus, and to be filed with the SEC as part of the Registration Statement. The Company has agreed to use reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after filing as practicable, and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Further, the Company agrees to use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective.
Upon certain events, if the Merger Agreement is terminated by the Company, then the Company is obligated to pay Affinitas a one-time fee equal to the greater of  (i) $1,500,000 or (ii) the fees and expenses of Affinitas related to the Merger.
In connection with the execution of the Merger Agreement, (i) certain stockholders of the Company entered into voting agreements with the Company pursuant to which such stockholders have agreed, among other things, to vote their shares of Company Common Stock in favor of the Merger Agreement and the transactions contemplated thereby and (ii) all stockholders of Affinitas entered into a support agreement pursuant to which such stockholders have agreed, among other things, to vote their shares of Affinitas stock in favor of the transactions contemplated by the Merger Agreement.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the parent company and all of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
The accompanying unaudited consolidated interim financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair presentation of the results of operations for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full year or for any future periods.
The consolidated financial statements in this Form 10-Q should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. The consolidated balance sheet as of December 31, 2016 was derived from the Company’s audited consolidated financial statements for the year ended December 31, 2016. There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the 2016 Annual Report.

Use of Estimates
The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, cost of revenue, prepaid advertising, website and software development costs, goodwill, intangible and other long-lived assets, legal contingencies, income taxes and stock-based compensation. In addition, management uses assumptions when employing the Black-Scholes option valuation model to calculate the fair value of granted stock-based awards. Management bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results may differ from these estimates.
2.   Adoption of New Accounting Principles
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. ASU 2014-09 provides for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ASU 2016-08”); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”); and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (“ASU 2016-20”). The Company must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 with ASU 2014-09 (collectively, the “new revenue standard”). In July 2015, the FASB deferred the effective date by one year for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). Early adoption as of the original effective date of December 15, 2016 (including interim reporting periods within those periods) is permitted. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years, and one requiring prospective application of the new standard with disclosure of results under old standards. Management currently expects to adopt ASU No. 2014-09 in the first quarter of 2018, utilizing the full retrospective application. As predominantly all of the performance obligations in the Company’s revenue arrangements include access to services provided over a contractual period consistent with current guidance, management does not expect the adoption of the new revenue standard to have a material impact on the amount and timing of revenue recognized in its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases, which is intended to improve financial reporting for lease transactions by increasing transparency and comparability among organizations. The guidance in ASU No. 2016-02 requires a lessee to recognize the following at the commencement date for all leases with lease terms of more than 12 months: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The guidance in ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. Management is currently assessing the impact the guidance will have upon adoption.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends the existing guidance in Topic 718, Compensation — Stock Compensation. The guidance in ASU No. 2016-09 simplifies various aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liability, and classification on the statement of cash flows. Under ASU No. 2016-09, all excess tax benefits and tax deficiencies are recorded as a component of the income tax provision in the reporting period in which they occur. The guidance in ASU No. 2016-09 is effective for fiscal periods beginning after December 15, 2016, and interim periods within those fiscal periods, with early adoption permitted. Management has adopted

ASU No. 2016-09 prospectively effective January 1, 2017. As of December 31, 2016, the Company’s deferred tax assets included a reduction of federal and state net operating losses attributed to excess tax benefits from stock-based compensation which had not been previously recognized of  $5.3 million. As the Company maintains a full valuation allowance on deferred tax assets, the adoption of ASU 2016-09 on January 1, 2017 resulted in no impact to the consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses several specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance in ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal periods, with early adoption permitted. Management is currently assessing the impact the guidance will have upon adoption.
In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires amounts generally described as restricted cash and restricted cash equivalents to be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance in ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal periods, with early adoption permitted. Management is currently assessing the impact the guidance will have upon adoption.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other, which simplifies the accounting for goodwill impairment by eliminating the second step of the existing two-step goodwill impairment test. The guidance in ASU No. 2017-04 eliminates the requirement for an entity to determine goodwill impairment by calculating the implied fair value of goodwill. Instead, an entity should recognize an impairment charge for the amount by which the carrying value exceeds the fair value of a reporting unit. The guidance in ASU No. 2017-04 is effective for fiscal periods beginning after December 15, 2019, with early adoption permitted, and is to be applied using a prospective approach. Management has adopted ASU No. 2017-04 effective January 1, 2017, and does not expect the adoption of ASU No. 2017-04 to have a material impact on its consolidated financial statements.
In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation, which provides clarity and reduces diversity in practice when applying the guidance in Topic 718, Compensation-Stock Compensation to a change to the terms or conditions of a share-based payment award. The guidance in ASU No. 2017-09 requires an entity to apply modification accounting for share-based payment awards unless (a) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified, (b) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified, and (c) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The guidance in ASU No. 2017-09 is effective for fiscal periods beginning after December 15, 2017, and interim periods within those fiscal periods, with early adoption permitted. Management is currently assessing the impact the guidance will have upon adoption.
3.   Net (Loss) Earnings Per Share
Basic net (loss) earnings per share is computed by dividing net (loss) earnings available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted net (loss) earnings per share is computed by dividing net (loss) earnings available to common stockholders by the diluted weighted average number of shares of common stock outstanding.
Dilutive net (loss) earnings per share includes any dilutive impact of stock options, restricted stock units, and performance-based restricted stock units. For the three and six months ended June 30, 2017, all stock options, restricted stock units, and performance-based restricted stock units outstanding during the period were excluded from the calculation of diluted net (loss) earnings per share because they would have been anti-dilutive. For the three months ended June 30, 2016, approximately 594,000 shares related to potentially dilutive securities were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive. For the six months ended June 30, 2016, all stock options, restricted stock units, and performance-based restricted stock units outstanding during the period were excluded from the calculation of diluted net (loss) earnings per share because they would have been anti-dilutive.

The elements used in the computation of basic and diluted net (loss) earnings per share were as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per share amounts)	2017	2016	2017	2016
Basic Net (Loss) Earnings Per Share
Net (loss) income applicable to common stock	$(2,519)	$329	$(4,644)	$(3,079)
Weighted average shares outstanding	32,098	25,908	32,051	25,885
Basic Net (Loss) Earnings Per Share	$(0.08)	$0.01	$(0.14)	$(0.12)
Diluted Net (Loss) Earnings Per Share
Net (loss) income applicable to common stock	$(2,519)	$329	$(4,644)	$(3,079)
Weighted average shares outstanding	32,098	25,908	32,051	25,885
Effect of dilutive securities	—	67	—	—
Weighted average number of shares	32,098	25,975	32,051	25,885
Diluted Net (Loss) Earnings Per Share	$(0.08)	$0.01	$(0.14)	$(0.12)

4.   Revolving Credit Facility
As of January 22, 2016, the Company and certain of its direct and indirect subsidiaries, as co-borrowers, had a $10.0 million two-year Loan and Security Agreement (the “Credit Agreement”) with Western Alliance Bank, as lender (the “Bank”).
On June 5, 2017, the Company terminated its loan and security agreement represented by the Credit Agreement. In connection with the termination of the Credit Agreement, the Company paid $5,000 in fees.
In connection with the original Credit Agreement, the Company paid deferred financing costs, which were amortized on a straight-line basis to interest expense and other, net in the Consolidated Statements of Operations and Comprehensive Loss. Amortization expense for the deferred financing costs for the three and six months ended June 30, 2017 was $49,000 and $64,000 respectively. Amortization expense for the three and six months ended June 30, 2016 was $12,000 and $20,000 respectively. At June 30, 2017, all deferred financing costs are fully amortized.
5.   Impairment of Long-lived Assets
During the three and six months ended June 30, 2017, the Company impaired $15,000 and $24,000, respectively, of long-lived assets primarily related to the unamortized balance of domain names and computer software that failed to perform to Company standards. During the three and six months ended June 30, 2016, the Company impaired $52,000 and $91,000 of long-lived assets primarily related to capitalized software development costs associated with certain products that failed to perform to Company standards.
6.   Stockholders’ Equity
Common Stock Repurchase Plan
On December 12, 2013, the Company’s Board of Directors authorized the repurchase of up to $5.0 million of the Company’s common stock. The repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and other factors deemed relevant in the Company’s sole discretion. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and the program may be suspended, discontinued or modified at any time, for any reason and without notice. Since December 12, 2013, the Company has repurchased 559,401 shares of common stock for $2.4 million. All stock repurchased has been retired.

On April 6, 2016, the Company’s Board of Directors authorized the expansion of the repurchase program such that total availability increased from $2.6 million to $5.0 million. During the three and sixth months ended June 30, 2017 and 2016, the Company did not make any stock repurchases.
7.   Stock-Based Compensation
Employee Stock Option Plan
The Company maintains two share-based employee compensation plans: the 2007 Omnibus Incentive Plan (the “2007 Plan”) and the 2017 Omnibus Incentive Plan (the “2017 Plan”). The 2017 Plan serves as the successor to the 2007 Plan and became effective as of May 11, 2017. Outstanding awards under the 2007 Plan continue to be subject to the terms and conditions of the 2007 Plan, as described below. Since May 11, 2017, no additional securities have been nor will be in the future issued under the 2007 Plan.
On July 9, 2007, the Company adopted the 2007 Plan, which initially authorized and reserved 2.5 million shares of common stock to be issued under the plan. In connection with the Company’s Scheme of Arrangement, the 2004 Share Option Plan was frozen; however, all outstanding shares previously granted thereunder continue in full force and effect.
Pursuant to the 2007 Plan’s “evergreen” provision, on the first day of each calendar year beginning in 2009, the number of shares reserved and available for issuance will be increased by an amount equal to the lesser of  (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the Board of Directors. As of June 30, 2017, the 2007 Plan had 7.4 million shares authorized for issuance.
Awards under the 2007 Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock units, performance stock or unit awards, other stock-based awards and cash-based incentive awards.
The Compensation Committee may grant an award to a participant. The terms and conditions of the award, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Compensation Committee.
The exercise price for stock options will be determined by the Compensation Committee in its discretion, but may not be less than 100% of the closing sale price of one share of the Company’s common stock on the NYSE MKT (or any other applicable exchange on which the stock is listed) on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the closing sale price of one share of common stock on the date the stock option is granted.
During the six months ended June 30, 2017, the Company granted 168,000 non-qualified stock options to the Board of Directors, of which 25% of the non-qualified stock options vest each fiscal quarter such that all options are vested by December 31, 2017. The Company also granted approximately 1.2 million non-qualified stock options to several employees, of which 25% of the non-qualified stock options vest on the first year anniversary and 12.5% of the remaining options vest every six months thereafter.
For the three and six months ended June 30, 2017, compensation expense for stock options was $64,000 and $120,000, respectively. For the three and six months ended June 30, 2016, compensation expense for stock options was $65,000 and $114,000, respectively. As of June 30, 2017, there was $633,000 of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of three years.
Trigger Price Options
Trigger price options awarded under the 2007 Plan entitle the shareholder the right to receive common stock or the value thereof in the future subject to restrictions imposed in connection with the award.
For the three and six months ended June 30, 2017, compensation expense for trigger price options was $3,000 and $10,000, respectively. For the three and six months ended June 30, 2016, compensation expense for trigger price options was $61,000 and $130,000, respectively. As of June 30, 2017, there was $1,000 of unrecognized compensation cost related to trigger price options, which will be fully recognized by July 31, 2017.

Stock Option and Trigger Price Option Activity
The following table describes employee stock and trigger price option activity for the three and six months ended June 30, 2017 (in thousands, except Weighted Average Price per Share and Aggregate Intrinsic Value):
	Number of Shares	Weighted Average Price Per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2016	1,195	$6.77
Granted	1,345	1.01
Exercised	—	—
Expired	—	—
Forfeited	(30)	6.04
Outstanding at March 31, 2017	2,510	$3.69	5.5	$28,584
Granted	—	$—
Exercised	—	—
Expired	—	—
Forfeited	(76)	2.78
Outstanding at June 30, 2017	2,434	$3.72	5.2	$—
Vested and exercisable at June 30, 2017	830	$6.35	3.5	$—

Restricted Stock Awards
Restricted shares awarded under the 2007 Plan entitle the shareholder the right to vote the restricted shares, the right to receive and retain cash dividends paid or distributed with respect to the restricted shares, and all other rights as a holder of outstanding shares of the Company’s common stock. The Company did not award any restricted stock during the three and six months ended June 30, 2017 and 2016.
Compensation expense for restricted stock awards is recognized over the requisite service period of two years. The Company recognizes share-based compensation on a graded or straight-line basis depending on the terms of the award. For the three and six months ended June 30, 2017, there was no compensation expense for restricted stock awards. For the three and six months ended June 30, 2016, compensation expense for restricted stock awards was $10,000 and $20,000, respectively. As of June 30, 2017, there was no unrecognized compensation cost related to unvested restricted stock awards.
Restricted Stock Units
Restricted stock units (“RSUs”) awarded under the 2007 Plan entitle the shareholder the right to receive common stock or the value thereof in the future subject to restrictions imposed in connection with the award.
During the six months ended June 30, 2016, the Company entered into agreements with several executive officers and employees whereby the Company may grant up to 267,000 RSUs based upon the achievement of certain performance-based goals at the discretion of our Compensation Committee. As of June 30, 2017, the Compensation Committee determined these awards would not be granted. For the three and six months ended June 30, 2017, no compensation expense was recognized for these RSUs. For the three and six months ended June 30, 2016, compensation expense for these RSUs was $54,000 and $108,000, respectively.
During the six months ended June 30, 2016, the Company also granted an executive officer and an employee approximately 52,000 RSUs, which vested immediately. The total compensation expense recognized for these RSUs during the six months ended June 30, 2016 was $159,000.

During the three and six months ended June 30, 2016, the Company recognized compensation expense of  $154,000 and $308,000, respectively, related to awards granted to the Board of Directors during the fourth quarter of 2015, of which 25% of the RSUs subject to the award vest each quarter such that all RSUs were vested by November 30, 2016.
During the six months ended June 30, 2017, the Company granted approximately 367,000 RSUs to the Board of Directors in addition to cash fees for the fiscal quarters of 2017. The RSUs vest 25% on each fiscal quarter such that all RSUs are vested by December 31, 2017. Following the election of directors on the Board of Directors at the Company’s Annual Meeting of Stockholders, the Company granted an additional 26,000 RSUs and approximately 60,000 RSUs were cancelled as a result of the changes in committee membership on the Company’s Board of Directors. The additional RSUs vest 33% on each fiscal quarter such that all RSUs are vested by December 31, 2017. For the three and six months ended June 30, 2017, compensation expense was $78,000 and $175,000, respectively. As of June 30, 2017, there was $156,000 of unrecognized compensation cost related to these RSUs, which will be fully recognized by December 31, 2017.
Following the acquisition of Smooch Labs (“Smooch”), the Company entered into agreements with Smooch employees whereby the Company agreed, subject to the approval of the Company’s Board of Directors, to grant each employee a certain number of RSUs based upon the achievement of certain performance-based goals. For fiscal year 2017, the amount of RSUs available to each such employee is $25,000 divided by the trailing volume weighted average trading price of the Company’s shares for the 20 trading days preceding the beginning of fiscal year 2017. Any RSUs granted upon achievement of the performance conditions shall be fully vested on grant. Compensation expense for restricted stock units is recognized over the requisite service period of five quarters and will be adjusted in subsequent reporting periods if the estimated level of achievement of the performance goals changes. For the three and six months ended June 30, 2017, compensation expense for RSUs was $40,000, which is based on management’s estimated level of achievement of the performance goals. Achievement of this estimated level of performance would result in the grant of 100,000 RSUs. Considerable judgment is required in assessing the estimated level of achievement of the performance goals. Accordingly, use of different assumptions or estimates could result in different compensation expense. As of June 30, 2017, there was $60,000 of unrecognized compensation cost related to RSUs which will be fully recognized by March 31, 2018.
Stockholder Rights Plan
In July 2007, the Company adopted a stockholder rights plan. The rights accompany each share of common stock of the Company and are evidenced by ownership of common stock. The rights are not exercisable except upon the occurrence of certain takeover-related events. Once triggered, the rights would entitle the stockholders, other than a person qualifying as an “Acquiring Person” pursuant to the rights plan, to purchase additional common stock at a 50% discount to their fair market value. The rights issued under the rights plan may be redeemed by the Board of Directors at a nominal redemption price of  $0.001 per right, and the Board of Directors may amend the rights in any respect until the rights are triggered.
Amendment to Bylaws
On September 23, 2016, the Board of Directors approved the amended and restated bylaws of the Company (the “Amended and Restated Bylaws”), effective the same date. In order to preserve certain tax benefits of the Company, the Company’s Amended and Restated Bylaws add Article VII, which imposes certain restrictions on the transfer of the Company’s securities (the “Tax Benefit Preservation Provision”). The transfer restrictions apply until the earlier of  (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986 (the “IRC”), or any successor statute if the Board of Directors determines that the Tax Benefit Preservation Provision is no longer necessary to preserve the tax benefits of the Company; (ii) the beginning of a taxable year of the Company to which the Board of Directors determines that no tax benefits may be carried forward; or (iii) such other date as the Board of Directors shall fix in accordance with the Amended and Restated Bylaws. Until the expiration of the transfer restrictions, any attempted transfer of the Company’s common stock shall be prohibited and void to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person of group of persons would own 4.9% or more of the Company’s Common Stock directly or indirectly, as deemed to constructively own or otherwise aggregated pursuant to Section 382 of the IRC; (ii) the ownership interest in the Company of any person of group of persons owning 4.9% or more of the Company’s Common Stock would be increased; or (iii) any shareholder holding 5% or more of the total market value of the Company’s securities transfers, or agrees to transfer, any securities of the Company; provided, however, that settlement of any transaction in the Company’s securities entered into through the facilities of the New York Stock Exchange, Inc. are not precluded by (iii) above. Notwithstanding the foregoing, nothing in the Tax Benefit Preservation Provision shall prevent a person from transferring the Company’s common stock to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13), and the transfer restrictions shall not apply to transfers that have been approved by the Board of Directors in accordance with the procedures set forth in the Amended and Restated Bylaws.
On May 30, 2017, the Board of Directors approved of amended and restated bylaws of the Company effective as of such date (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws eliminate Article VII from the Company’s prior bylaws, which had set forth restrictions on the transfer of the Company’s securities in order to address certain tax benefits of the Company. Subsequent articles in the bylaws were renumbered and no other changes were made to the Company’s bylaws.
8.   Accumulated Other Comprehensive Income
The following table summarizes the changes in accumulated balances of other comprehensive income for the three and six months ended June 30, 2017.
(in thousands, net of tax)	Foreign Currency Translation
Balance at December 31, 2016	$713
Other comprehensive income (loss) before reclassifications	100
Balance at March 31, 2017	$813
Other comprehensive income (loss) before reclassifications	56
Balance at June 30, 2017	$869

There were no reclassifications out of accumulated other comprehensive income for the three and six months ended June 30, 2017.
9.   Segment Information
Segment reporting requires the use of the management approach in determining operating segments. The management approach considers the internal organization and reporting used by our chief operating decision maker for making operating decisions and assessing performance. The Company’s financial reporting includes detailed data on four separate reportable segments: (1) Jewish Networks, which consists of JDate, JDate.co.uk, JDate.fr, JDate.co.il, and JSwipe; (2) Christian Networks, which consists of ChristianMingle, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, and Faith.com; (3) Other Networks, which consists of general market websites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups; and (4) Offline & Other Businesses, which consists of revenue generated from offline activities.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Revenue
Jewish Networks	$3,137	$3,627	$6,285	$7,623
Christian Networks	3,371	5,044	7,184	10,449
Other Networks	134	413	420	852
Offline and Other Businesses	(2)	14	15	33
Total Revenue	$6,640	$9,098	$13,904	$18,957
Direct Marketing Expenses
Jewish Networks	$259	$372	$829	$869
Christian Networks	405	1,001	1,208	5,421
Other Networks	26	105	86	225
Total Direct Marketing Expenses	690	1,478	2,123	6,516
Unallocated Operating Expenses	8,719	7,760	16,859	16,063
Operating Loss	$(2,769)	$(140)	$(5,078)	$(3,622)

Due to the Company’s integrated business structure, cost and expenses, other than direct marketing expenses, are not allocated to the individual reporting segments. As such, the Company does not measure operating profit or loss by segment for internal reporting purposes. Assets are not allocated to the different business segments for internal reporting purposes.
10.   Commitments and Contingencies
Legal Proceedings
Israeli Consumer Actions Ben-Jacob vs. Spark Networks (Israel) Ltd., Gever vs. Spark Networks (Israel) Ltd. and Korland vs. Spark Networks (Israel) Ltd.
Three class action law suits have been filed in Israel alleging inter alia violations of the Israel Consumer Protection Law of 1981. Spark Networks (Israel) Ltd. (“Spark Israel”) was served with a Statement of Claim and a Motion to Certify it as a Class Action in the Ben-Jacob action on January 14, 2014. The plaintiff alleges that Spark Israel refused to cancel her subscription and provide a refund for unused periods and claims that such a refusal is in violation of the Consumer Protection Law. Spark Israel was served with a Statement of Claim and a motion to Certify it as a Class Action in the Gever action on January 21, 2014. The plaintiff alleges that Spark Israel renewed his one month subscription without receiving his positive agreement in advance and claims that such renewal is prohibited under the Consumer Protection Law and its regulations. Spark Israel was served with a Statement of Claim and a Motion to Certify it as a Class Action in the Korland action on February 12, 2014. The plaintiff alleges that Spark Israel refused to give her a full refund and charged her the price of a one month subscription to the JDate website in violation of the Consumer Protection Law. In each of these three cases, the plaintiff is seeking personal damages and damages on behalf of a defined group. On May 8, 2014, the Court granted Spark Israel’s motion to consolidate all three cases. All three cases are now consolidated and will be litigated jointly. Spark Israel’s combined response to these motions to certify the class actions was filed November 1, 2014, and the plaintiffs responded to the combined response. The parties had a hearing before the judge on December 24, 2014. Following the hearing the judge ordered that the pleadings filed by the parties be transferred to the ICC so that the ICC can provide its position as to the parties’ allegations within 90 days. The ICC issued its opinion on April 1, 2015. Following the filing of the ICC opinion, the parties filed briefs addressing the ICC opinion. On January 7, 2016, the parties advised the Court that they have agreed on the terms of a settlement agreement, and jointly moved to approve the agreement and give it the effect of a judgment. According to the terms of the settlement agreement, clients who bought a subscription to JDate.co.il on October 12, 2008 or later will be entitled to receive certain benefits. The settlement agreement, which provides for compensation and legal fees, will only come into effect if the court approves it. On January 14,

2016 the Court ordered the parties to publish the terms of the proposed settlement agreement. The Court allowed for the Attorney General or any person who wishes to object to the settlement or exclude himself from the class to file their position with the Court through March 10, 2016. On March 10, 2016, the Consumer Council filed an objection to the settlement agreement, arguing inter alia that the benefits offered to the clients are insufficient, and that the Company’s new business model does not comply with certain legal requirements. The Company and the plaintiffs filed their responses on March 24, 2016. On April 14, 2016, the Attorney General notified the Court that it has no objection to the settlement agreement. On February 8, 2017, a hearing was held during which the judge asked questions about the settlement agreement. The Company and the plaintiffs filed a revised settlement agreement on February 18, 2017, for the judge’s final approval. On February 28, 2017, the judge approved the settlement agreement, which provided for compensation and legal fees under terms from the original settlement agreement. The Company has expensed $52,000 related to the settlement of this matter during the six months ended June 30, 2017.
City of Santa Monica, California — City Attorney General Investigation
On May 16, 2016, representatives from Spark Networks met with representatives from a cross-jurisdictional working group consisting of consumer fraud attorneys from the City of Santa Monica and offices of the District Attorney from the counties of Los Angeles, Santa Cruz, Santa Clara and San Diego (“Cross Jurisdictional Group”). This meeting was held at the request of the Cross Jurisdictional Group, as a “pre-filing” meeting to explain and potentially resolve issues over auto-renewal disclosures by the Spark Network websites. The Cross Jurisdictional Group alleges that the Spark Network websites violate California law on disclosure of auto-renewal terms and ability to cancel auto-renewal. They also claim that the Spark Networks websites violate California dating contract statues, which (where applicable) require a three day right to cancel. The Cross Jurisdictional Group sent a voluntary document request (not a subpoena) to the Company on June 2, 2016. The Company cooperated with the Cross Jurisdictional Group and provided information in response to the voluntary request. The Cross Jurisdictional Group has indicated that it would like the Company to change its disclosures in certain respects, and that it intends to seek the payment of a penalty in an unspecified amount. In response to these disclosure requests, the Company has made changes. On March 8, 2017, the Company received a settlement communication from the City of Santa Monica and offices of the District Attorney, proposing settlement terms including payment of civil penalties, restitution to consumers, investigative costs and legal fees ranging from $1.5 million to $2.2 million. The Company responded to the settlement communication on April 21, 2017, by defending why the allegations are without merit, and proposed a settlement including (a) a penalty payment of  $400,000, and (b) reimbursement of attorney’s fees and investigative costs of up to $75,000. During the second quarter of 2017, the City of Santa Monica proposed new settlement terms including payment of civil penalties, restitution to consumers, investigative costs and legal fees ranging from $1.5 million to $2.1 million. The Company has not responded to the settlement communication as of June 30, 2017. If the Company and the City of Santa Monica are not able to reach a resolution, it is anticipated that this matter will proceed to litigation. The Company has recorded an accrual of  $475,000 for the probable cost related to resolving this matter as of June 30, 2017.
Jedi Technologies, Inc. vs. Spark Networks, Inc., Spark Networks USA, LLC and Smooch Labs, Inc.
On November 15, 2016, Jedi Technologies, Inc. filed a complaint for patent infringement with a demand for jury trial against Spark Networks, Inc, Spark Networks USA, LLC and Smooch Labs, Inc. The Company was served with the complaint and summons as of November 21, 2016. The Company filed a motion to dismiss on January 12, 2017 in the District of Delaware, and received Jedi Technologies, Inc.’s opposition to the motion to dismiss. The Company filed its reply to the opposition on February 2, 2017. A Joint Status Report was filed on February 10, 2017. On August 3, 2017, after considering the motion to dismiss, the court granted such motion, invalidating all claims asserted by Jedi Technologies, Inc. Both parties have thirty days to file a notice of appeal if they choose to do so. As of June 30, 2017, the Company is unable to reasonably estimate the possibility of an unfavorable outcome, or the amount of any liability that may result from this matter.

Please refer to the Company’s 2016 Annual Report for the year ended December 31, 2016 for a description of additional litigation and claims. We have additional existing legal claims and may encounter future legal claims in the normal course of business. In our opinion, the resolutions of the existing legal claims are not expected to have a material impact on our financial position or results of operations.
We intend to defend vigorously against each of the above lawsuits. At this time, management does not believe the above matters, either individually or in the aggregate, will have a material adverse effect on the Company’s results of operations or financial condition and believes the recorded legal accruals as of June 30, 2017 are adequate in light of the probable and estimable liabilities. However, no assurance can be given that these matters will be resolved in our favor.
11.   Income Taxes
During the six months ended June 30, 2017, the Company recorded an income tax benefit of  $(92,000) which consists of  $41,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $33,000 of foreign and state current tax expense, and $(166,000) related to the settlement in the second quarter of 2017 of a state tax position that was previously unrecognized.
During the three months ended June 30, 2017, the Company recorded an income tax benefit of $(139,000), which consists of  $14,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $13,000 of foreign and state current tax expense, and $(166,000) related to the settlement in the second quarter of 2017 of a state tax position that was previously unrecognized.
During the six months ended June 30, 2016, the Company recorded an income tax benefit of $(516,000), which consists of  $155,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $116,000 of foreign and state current tax expense, $23,000 related to interest accrued on unrecognized tax benefits, $(91,000) related to the impact of a tax law change in Israel, and $(719,000) related to the settlement in the second quarter of 2016 of a state tax position that was previously unrecognized. During the three months ended June 30, 2016, the Company recorded an income tax benefit of  $(583,000), which consists of  $76,000 of deferred tax related to an increase in the deferred tax liability associated with tax deductible amortization of goodwill and other indefinite lived intangibles, $57,000 of foreign and state current tax expense, $3,000 related to interest accrued on unrecognized tax benefits and $(719,000) related to the settlement in the second quarter of 2016 of a state tax audit, resulting in the release of a reserve for an uncertain tax position.
The Company’s year-to-date June 30, 2017 effective tax rate was less than the U.S. statutory rate of 34% primarily due to the valuation allowance and the decrease in unrecognized tax benefits resulting from a state settlement. The Company’s year-to-date June 30, 2016 effective tax rate was less than the U.S. statutory rate of 34% primarily due to an increase in the Company’s valuation allowance and the decrease in unrecognized tax benefits resulting from a state settlement.
12.   Related Party Transactions
MLLNNL, LLC
The Company has multiple, on-going engagements with MLLNNL, LLC (“Mllnnl”), a marketing agency that employs, and was co-founded by, an employee of the Company’s wholly-owned subsidiary, Smooch Labs, Inc. (“Smooch Labs”). In June 2016, the Company engaged Mllnnl to provide marketing consultation services. For the three and six months ended June 30, 2017, the Company expensed $84,000 and $171,000, respectively, for services performed by Mllnnl. For the three and six months ended June 30, 2016, the Company expensed $121,000 and $172,000, respectively.
PEAK6 Investments, L.P.
Purchase Agreement and Warrant
On August 9, 2016, the Company issued and sold to PEAK6 Investments, L.P. (“PEAK6”) an aggregate of 5,000,000 shares of common stock of the Company at a purchase price of  $1.55 per share pursuant to the terms of a purchase agreement dated as of August 9, 2016 (the “Purchase Agreement”), for an aggregate purchase price of  $7.8 million. The Company also issued a warrant to PEAK6 to purchase up to 7,500,000 shares of common stock of the Company at an exercise price of  $1.74 per share pursuant to the terms of a warrant agreement (the “Warrant Agreement”) dated as of August 9, 2016. One-half of the shares subject to the warrant vest when the closing price of the Company’s common stock on the New York Stock Exchange equals or exceeds $2.50 per share for 15 trading days during a 30-trading day period and the remaining one-half of the shares subject to the warrant vest when the closing price of the Company’s common stock equals or exceeds $3.50 per share for 15 trading days during a 30-trading day period. The exercise period of the warrant commences on February 8, 2017 and has a five-year term from the date of the agreement. The Warrant Agreement provides that PEAK6 shall not have the right to exercise the warrant to the extent that PEAK6 would beneficially own in excess of 29.99% of the number of shares of common stock outstanding of the Company. If this restriction results in PEAK6 being unable to exercise the warrant at the end of the five-year term, the warrant term shall be extended one year. Subsequent to the stock purchase and as of June 30, 2017, PEAK6 holds a 15.5% ownership of the Company.
Management assessed whether the issuance of warrants represents a liability or equity instrument, and has determined that the warrants issued to PEAK6 are linked to equity instruments that are deemed to be indexed to the Company’s own stock. As such, the Company classified the warrant as equity at its fair value at the time of issuance and reassesses the equity classification at each balance sheet date. At June 30, 2017, management concluded that the equity classification remains appropriate for the warrant, as there have been no amendments or modifications to the terms of the warrant since the effective date of the Warrant Agreement.
Management has determined the fair value of the warrant as of the grant date using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables to estimate the probability that market conditions will be achieved. The input variables include stock price volatility and risk-free interest rate to estimate the probability of satisfying the market conditions and the resulting fair value of the award. The warrant’s fair value of  $3.3 million is included in additional paid-in capital, and the residual proceeds from the Purchase Agreement have been allocated to the shares of common stock of the Company issued to PEAK6.
In connection with the issuance of the shares of common stock and warrant to PEAK6, on August 9, 2016, the Company entered into Amendment No. 1 to the Company’s Rights Plan (the “Rights Plan Amendment”) with Computershare, Inc. in order to exempt the issuances of such shares and warrant (including the shares issuable upon exercise of the warrant) from the operation of the Company’s Rights Plan.
In connection with the Purchase Agreement, Daniel Rosenthal was appointed the Company’s Chief Executive Officer and David Budworth was appointed the Company’s Chief Technology Officer, each effective as of August 11, 2016. Daniel Rosenthal and Brad Goldberg were also appointed to the Company’s Board of Directors as PEAK6’s director designees pursuant to the Purchase Agreement, effective as of August 10, 2016. Mr. Goldberg was also appointed as a member of the nominating committee and compensation committee of the Board of Directors, effective as of August 10, 2016. In connection with the Annual Meeting of Stockholders held on May 11, 2017, Mr. Goldberg was appointed as Chairman of the Company’s Board of Directors, and will no longer serve on the Nominating or Compensation Committees. Mr. Goldberg currently serves as the President of PEAK6, and Mr. Rosenthal and Mr. Budworth are both partners at PEAK6. Mr. Rosenthal and Mr. Budworth’s compensation for their services to the Company totaling $700,000 annually is included within general and administrative and technical operations expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss).
Management Services Agreement
In connection with the execution of the Purchase Agreement, the Company entered into a management services agreement (the “Management Services Agreement”) dated as of August 9, 2016, with PEAK6 pursuant to which PEAK6 will provide certain marketing, technology, strategy, development and other services to the Company over a five-year term, for a cash fee of  $1.5 million per year (the “Management Fee”), which will be paid on a quarterly basis in an amount of  $375,000 per quarter. The Management Fee excludes reimbursement of marketing costs as described below, which are costs in addition to the Management Fee.

At its discretion, PEAK6 may invoice each quarter for an amount different than the contractual amount, however, the amounts cannot exceed the contractual amount of  $375,000 per quarter, other than for marketing costs as described below. If the quarterly invoice is for an amount less than the contractual amount, PEAK6 does not have the right to bill any additional fees in any future period, as the amounts invoiced represent the full amount due for the services provided by PEAK6 to the Company for each specific quarter.
During the three and six months ended June 30, 2017, PEAK6 invoiced the Company a Management Fee of  $250,000 and $500,000, respectively, representing the full amount due for services expected to be provided for the period ended August 31, 2017, excluding marketing costs as described below. The Management Fee may increase up to the contractual amount in future periods. The Management Fee expense is included within technical operations, development, and general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss). For the three and six months ended June 30, 2017, Management Fee expense to PEAK6 was $250,000 and $500,000, respectively. The accrued expense balance related to the Management Fee was $83,000 at June 30, 2017. There was no Management Fee expense paid to PEAK6 for the three and six months ended June 30, 2016.
In addition, in the event that PEAK6 partners or employees are engaged to provide marketing or marketing related services to the Company either as replacement of Company employees or other external marketing resources engaged by the Company or as if they were Company employees, then the Company will reimburse PEAK6 for the actual costs incurred by such PEAK6 partners or employees. The amount to be reimbursed in any year by the Company for such marketing or marketing related services shall not exceed the lesser of  “Saved Company Marketing Costs” or $1.8 million. “Saved Company Marketing Costs” is defined as the aggregate amount of fully burdened costs to the Company of the sales and marketing employees and external marketing resources (consulting or otherwise) that provided marketing or similar services to the Company that are replaced or reduced by the Company or PEAK6 partners or employees. The amounts reimbursed to PEAK6 for marketing and marketing related services are included as sales and marketing expense in the Consolidated Statements of Operations and Comprehensive Income (Loss). For the three and six months ended June 30, 2017, the Company has expensed $182,000 and $390,000, respectively, for sales and marketing services performed by PEAK6. There was no marketing expense paid to PEAK6 for the three and six months ended June 30, 2016.
The Management Services Agreement may be terminated for convenience by the Company at any time after August 9, 2019, and may be terminated for cause at any time by PEAK6 or the Company upon the occurrence of certain events as set forth in the Management Services Agreement. Upon termination for convenience, the Company shall pay PEAK6 any unpaid quarterly payments that are due on or before the termination date. Upon termination for “cause” by PEAK6, the Company shall pay PEAK6 any unpaid quarterly payments that are due on or before the termination date, all Management Fees that would have been paid by the Company to PEAK6 in the first three years of the agreement less amounts actually paid, and the Warrant shall vest immediately without regard to any vesting conditions. Upon termination for cause by the Company, PEAK6 shall pay the Company an amount equal to the aggregate amount of all Management Fees paid by the Company during the term of the agreement.
Lloyd I. Miller III
On August 22, 2016, the Company issued and sold to certain affiliates of Lloyd I. Miller, III (“Lloyd Miller”) an aggregate of 840,031 shares of common stock of the Company at a purchase price of  $1.55 per share, for an aggregate purchase price of approximately $1.3 million. Lloyd Miller is a holder of more than 10% of the Company’s outstanding shares of capital stock.
There were no related party transactions during the three and six months ended June 30, 2017.
13.   Business Combinations
On October 14, 2015, the Company completed the acquisition of all the outstanding shares of Smooch Labs, an unrelated third party and owner of dating app, JSwipe.
The purchase agreement with Smooch Labs included contingent earnout consideration up to an additional $10.0 million to be paid with a combination of one-third cash and two-thirds stock based upon Smooch Lab’s performance against certain agreed-upon operating objectives for the years ending

December 31, 2016 and 2017. Management has completed an evaluation of the probability of the performance milestones being achieved within the related earnout periods, and determined that the performance milestones would not likely be achieved. As such, management has not recorded any contingent consideration as of the acquisition date or June 30, 2017. Management would classify a contingent consideration liability within Level 3 of the fair value hierarchy, as factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity.

KPMG Audit Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris La Défense Cedex France	Téléphone : +33 (01) 55 68 68 68 Télécopie : +33 (01) 55 68 73 00 Site internet : www.kpmg.fr
Independent Auditors’ Report
The President
Samadhi S.A.S.:
We have audited the accompanying financial statements of Samadhi S.A.S., which comprise the statements of financial position as of September 30, 2016, December 31, 2015 and January 1, 2015, and the related statements of comprehensive income, stockholders’ equity, and cash flows for the 9 months period ended September 30, 2016 and the fiscal year ended December 31, 2015, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.
Basis for Qualified Opinion
As discussed in Note 1-2) to the financial statements, the financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.
Qualified Opinion
In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of Samadhi S.A.S. as of September 30, 2016, December 31, 2015 and January 1, 2015, and the results of its operations and its cash flows for the 9 months period ended September 30, 2016 and the fiscal year ended December 31, 2015 in accordance with International Financial Reporting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
Paris La Défense, August 14, 2017
KPMG Audit
Division of KPMG S.A.
/s/ Stéphanie Ortega
Partner

Samadhi SAS
Statement of Financial Position
(in € thousand)
	Note	As of September 30, 2016	As of December 31, 2015	As of January 1, 2015
ASSETS
Non-current assets		747	941	1,246
Intangible assets	5.1	1	0	22
Licences and domains	5.1	1	0	0
Other intangible assets	5.1	0	0	22
Property, plant and equipment	5.2	137	152	163
Land and buildings	5.2	0	0	0
Other and office equipment	5.2	137	152	163
Other non-current financial assets	5.4	17	91	91
Other non-current financial assets – third parties	5.4	17	91	91
Deferred tax assets	5.6	593	697	971
Current assets		2,661	3,515	3,723
Current trade and other receivables		304	499	504
Trade receivables due from third parties (current)	5.3	11	37	19
Other financial assets – third parties (current)	5.4	74	0	0
Other non-financial current assets	5.5	218	461	485
Current income tax assets	4.6	0	22	0
Cash and cash equivalents	5.7	2,357	2,995	3,220
TOTAL ASSETS		3,408	4,456	4,970
The accompanying notes are an integral part of the financial statements

Samadhi SAS
Statement of Financial Position
(in € thousand)
	Note	As of September 30, 2016	As of December 31, 2015	As of January 1, 2015
EQUITY AND LIABILITIES
Equity	5.8	1,882	2,554	3,194
Subscribed capital	5.8	136	136	136
Capital reserves	5.8	798	798	796
Other reserves
IFRS Revaluation reserve	5.8	967	967	967
Other reserves	5.8	14	14	2
Retained earnings
Retained earnings	5.8	(241)	(6)	1,292
Profit / loss of the year	5.8	208	645	—
Non-current liabilties		30	39	9
Other non-current provisions	5.9	30	39	9
Current liabilities		1,497	1,863	1,766

Current borrowings		1	—	1
Current trade and other payables		580	969	833
Trade payables to third parties (current)	5.10	355	555	458
Trade payables to affiliates (current)	5.10	—	107	97
Other non-financial liabilities (current)	5.11	225	307	278
Income tax liabilities (current)	5.12	—	—	9
Deferred Income (current)	5.13	915	894	923
TOTAL EQUITY AND LIABILITIES		3,408	4,456	4,970
The accompanying notes are an integral part of the financial statements

Samadhi SAS
Statement of Comprehensive Income
(in € thousand)
	Note	For the period from January 1, 2016 to September 30, 2016	For the period from January 1, 2015 to December 31, 2015
Continuing operations
Revenue	4.1	5,176	7,614
Cost of Sales	4.2	(2,710)	(4,130)
Direct marketing costs	4.2	(2,629)	(4,030)
Data center expenses	4.2	(58)	(68)
Credit card fees	4.2	(23)	(32)
Gross Profit		2,466	3,484
Other income	4.3	15	—
Costs and Expenses	4.4	(2,180)	(2,590)
Sales and marketing	4.4	(1,106)	(1,244)
Customer service	4.4	(52)	(62)
Technical operations	4.4	(327)	(527)
Development Costs	4.4	(96)	(83)
General and administrative	4.4	(599)	(675)
Operating profit		301	894
Interest income and similar income		15	30
Interest expense and similar charges		(5)	(5)
Net finance income	4.5	11	24
Income before taxes		312	919
Income taxes	4.6	(104)	(274)
Profit for the period		208	645
Total comprehensive income for the period		208	645
Earnings per share – Continuing operations
Basic earnings per share (€)		4.72	14.65
Diluted earnings per share (€)		4.72	14.65
The accompanying notes are an integral part of the financial statements

Samadhi SAS
Statement of Stockholder’s Equity
(in € thousand)
	Note	Subscribed capital	Capital reserves	Other reserves	Retained earnings	Equity
January 1, 2015		136	796	969	1,292	3,194
Profit for the period		—	—	—	645	645
Total comprehensive income for the period ended December 31, 2015		136	796	969	1,937	3,839
Dividend paid	5.8				(1,285)	(1,285)
Income appropriation		—	—	14	(14)	—
December 31, 2015		136	798	981	639	2,554
January 1, 2016		136	798	981	639	2,554
Profit for the period		—	—	—	208	208
Total comprehensive income for the period ended September 30, 2016		—	—	—	208	208
Dividend paid	5.8	—	—	—	(880)	(880)
September 30, 2016		136	798	981	(33)	1,882
The accompanying notes are an integral part of the financial statements

Samadhi SAS
Statement of Cash Flows
(in € thousand)
	For the period from January 1, 2016 to September 30, 2016	For the period from January 1, 2015 to December 31, 2015
Profit of the period	208	645
Amortization of intangible assets	-	1
Impairment of intangible and long-lived assets	21	47
Income tax	104	274
Change in provisions	(9)	30
Changes in working capital		—
Change in current trade and other receivables (including tax assets)	217	(17)
Change in current trade and other payables (including tax liabilities and deferred revenue)	(368)	98
Cash inflow from operating activities	173	1,076
Expenditure for investments in intangible assets	(4)	(1)
Expenditure for investments in property, plant and equipment	(1)	(15)
Cash outflow from investing activities	(4)	(15)
Dividend paid	(880)	(1,285)
Cash outflow from financing activities	(880)	(1,285)
Change in cash and cash equivalents	(638)	(224)
Cash and cash equivalents at beginning of the period	2,995	3,219
Cash and cash equivalents at End of the period	2,357	2,995
The accompanying notes are an integral part of the financial statements

Notes to the financial statements
1.
General Information

1)
Reporting Entity

Samadhi SAS (the ‘Company’) is domiciled in France. The Company’s registered office is at 38 rue Servan 75011 Paris. The Company is involved in the operation of online dating platforms.
2)
Basis of Preparation

These financial statements as of and for the fiscal year ended December 31, 2015 and the 9 months period ended September 30, 2016 have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission in connection with the proposed merger between Affinitas, the holding company of Samadhi since September 30, 2016, and Spark Networks Inc, a publicly listed company located in the United States of America.
These financial statements have been prepared in accordance with International Financial Reporting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and, with respect to the 9 months period ended September 30, 2016, in accordance with IAS 34 “Interim financial reporting”, except that they do not include comparative financial information for the year ended December 31, 2014 and the 9 months period ended September 30, 2015 as required by IAS 1 “Presentation of Financial Statements”.
These financial statements are the first set of financial statements prepared by the Company in accordance with IFRS.
The same accounting principles have been applied as of January 1, 2015 and December 31, 2015 and September 30, 2016 as described in Chapter 3 of these notes to the financial statements. These financial statements were authorized for issue by the President on August 14, 2017.
3)
Functional and presentation currency

These financial statements are presented in Euro, which is the Company’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.
4)
Use of judgments and estimates

In preparing these financial statements, management has made judgments, estimates and assumptions that affect the application of the Company accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively
Assumptions and estimation uncertainties
Information about assumptions and estimation uncertainties that may have a significant risk of resulting in a material adjustment is included in the following notes:
–
Recognition of deferred tax assets: availability of future taxable profit against which tax losses carried forward can be used.

5)
Basis of measurement

The financial statements have been prepared on the historical cost basis.
They are also prepared in accordance with the principles of accruals, and assuming that the Company is able to continue as a going concern.

6)
Standards issued but not yet effective

A number of new standards and amendments to standards are effective for periods beginning after January 1, 2017 and earlier application is permitted; however, the Company has not early adopted the following new or amended standards in preparing these financial statements.
None of these standards, amendments to standards and new interpretations are expected to have a significant effect on the financial statements of the Company.
IFRS 15 Revenue from Contracts with Customers
IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognized. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programs. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted.
The new revenue standard will have an effect on the financial statement of many companies, especially those with multiple element arrangements. The total expected compensation from a contract with multiple performance obligations would be allocated to all performance obligations based on their stand-alone selling prices. Such arrangements are uncommon in the Company’s business model therefore management does not expect material impacts on the amount and timing of revenues recognized in its financial statements.
Furthermore, according to IFRS 15 revenue may only be recognized when a significant revenue reversal is unlikely. The Company’s revenue recognition is subject to a certain degree of estimation uncertainty relating to refund claims. Nevertheless, the company already recognizes sufficient provisions to counter effect of those refund claims so that management does not expect a material impact on the amount of revenue recognized in its financial statements.
IFRS 15 also governs revenue related issues such as the recognition of costs to obtain a contract. Incremental costs of obtaining a contract will be capitalized and amortized over the contract term. The company incurs significant incremental marketing costs, but the majority revenue of contracts have a term of one year or less. Accordingly management does not expect material impacts from the capitalization of costs of obtaining the contract in its financial statements.
IFRS 16 Leases
IFRS 16 introduces a single, on-balance sheet lease accounting model for lessees. A lessee recognizes a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are optional exemptions for short-term leases and leases of low value items. Lessor accounting remains similar to the current standard — i.e. lessors continue to classify leases as finance or operating leases.
IFRS 16 replaces existing leases guidance including IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases — Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.
The standard is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial application of IFRS 16.
Management has assessed the impact of the guidance and expects no significant impacts except its office lease contract which would be recognized in the balance sheet. The related rental office expense will be replaced by the amortization of the right of use of the asset and by the financial interests in relation to the lease liability.
7)
Notes on the cash flow statement

The statement of cash flows was prepared in accordance with IAS 7 and shows the in-flow and outflow of cash flows during the reporting period. Cash flows are broken down in cash flows from operating activities, cash flows from investing activities and cash flows from financing activities. The cash flows arising from operating activities are determined by using the indirect method according to IAS 7.18 (b).

2.
First-time adoption of IFRS

As stated in chapter 1 General Information, these financial statements are the Company’s first set of financial statements prepared in accordance with IFRS. The Company is a first-time adopter in accordance with IFRS 1.
The accounting policies set out in Chapter 3 have been applied in preparing the financial statements for all periods presented.
The financial statements as of and for the 9 month period ended September 30, 2016 have been also prepared in accordance with IAS 34 “Interim financial reporting” as required by the IFRS framework.
In preparing its opening IFRS statement of financial position, the Company has adjusted amounts reported previously in its stand-alone financial statements prepared in accordance with local GAAP (French GAAP). The Company identified the following differences between local GAAP and IFRS that may have an effect on the financial position, financial performance, cash flows and presentation:
–
Income and expenses were reclassified to conform to the function of expenses method. For local GAAP, the nature of expense method was used. Cost directly attributable to a specific function were reclassified. Cost attributable to various functions, such as office expenses and depreciation were allocated based on reasonable allocations, such as the number of employees of each function;

–
Assets and liabilities were classified as current and noncurrent as well as financial and non-financial in accordance with IAS 1;

–
Under local GAAP, deferred tax assets and liabilities were not recognized in the balance-sheet. In accordance with IAS 12, deferred taxes were valued and recorded most notably on loss carryforwards. Refer to note 5-6) and note 4-6);

–
Under local GAAP, defined benefit plan, were not recognized in the balance-sheet. In accordance with IAS 19, defined benefit plan liabilities were valued and recorded based on a calculation per individual employee. Refer to note 3-2).

Reconciliation of Equity
	French GAAP	Effect of Transition to IFRS	IFRS
	As of January 1, 2015		As of January 1, 2015
	(in € thousand)	(in € thousand)	(in € thousand)
ASSETS
Non-current assets	276	971	1,246
Intangible assets	22	—	22
Other intangible assets	22	—	22
Property, plant and equipment	163	—	163
Other and office equipment	163	—	163
Other non-current financial assets	91	—	91
Other non-current financial assets – third parties	91	—	91
Deferred tax assets		971	971
Currents assets	3,744	(21)	3,723
Current trade and other receivables	525	(21)	504
Trade receivables due from third parties (current)	16	2	19
Other non-financial current assets	508	(23)	485
Current income tax assets
Cash and cash equivalents	3,220	—	3,220
TOTAL ASSETS	4,020	950	4,970
EQUITY AND LIABILITIES
Equity	2,232	962	3,194
Subscribed capital	136		136
Capital reserves	796		796
Other reserves	2	968	970
IFRS Revaluation reserve		968	968
Other reserves	2		2
Retained earnings	1,298	(6)	1,292
Retained earnings	1,298	(6)	1,292
Profit/loss of the year
Other non-current provisions		9	9
Current trade and other payables	855	(21)	834
Trade payables to third parties (current)	458		458
Trade payables to affiliates (current)	97		97
Other non-financial liabilities (current)	299	(21)	278
Income tax liabilities (current)	9		9
Deferred Income (current)	923		923
TOTAL EQUITY AND LIABILITIES	4,019	950	4,970

Reconciliation of Equity (continued)

	French GAAP	Effect of Transition to IFRS	IFRS
	As of December 31, 2015		As of December 31, 2015
	(in € thousand)	(in € thousand)	(in € thousand)
ASSETS
Non-current assets	244	697	940
Intangible assets	—	—	—
Other intangible assets
Property, plant and equipment	152	—	152
Other and office equipment	152	—	152
Other non-current financial assets	91	—	91
Other non-current financial assets – third parties	91	—	91
Deferred tax assets		697	697
Current assets	3,537	(22)	3,515
Current trade and other receivables	520	(22)	499
Trade receivables due from third parties (current)	39	2	37
Other non-financial current assets	481	(20)	461
Current income tax assets	22		22
Cash and cash equivalents	2,995		2,995
TOTAL ASSETS	3,781	675	4,456
EQUITY AND LIABILITIES
Equity	1,871	683	2,554
Subscribed capital	136		136
Capital reserves	798		798
Other reserves	14	968	981
IFRS Revaluation reserve		968	968
Other reserves	14		14
Retained earnings	924	(285)	639
Retained earnings		(6)	(6)
Profit/loss of the year	924	(279)	645
Other non-current provisions	25	14	39
Current trade and other payables	991	(22)	969
Trade payables to third parties (current)	555		555
Trade payables to affiliates (current)	107		107
Other non-financial liabilities (current)	328	(22)	307
Income tax liabilities (current)
Deferred Income (current)	894		894
TOTAL EQUITY AND LIABILITIES	3,781	675	4,456

Reconciliation of comprehensive income for the year ended December 31, 2015
	French GAAP	Effect of Transition to IFRS	IFRS
	As of December 31, 2015		As of December 31, 2015
	(in € thousand)	(in € thousand)	(in € thousand)
Revenue	7,614		7,614
Cost of Sales	(4,130)	—	(4,130)
Direct Marketing costs	(4,030)		(4,030)
Data center expenses	(68)		(68)
Credit card fees	(32)		(32)
Mobile application processing fees
Gross Profit	3,484	—	3,484
Costs and Expenses	(2,585)	(5)	(2,590)
Sales and Marketing	(1,238)	(2)	(1,240)
Customer service	(61)	(0)	(61)
Technical operations	(528)	(1)	(529)
Development Costs	(84)	(1)	(84)
General and administrative	(674)	(1)	(675)
Amortization of intangible assets
Depreciation
Impairment of intangible and long-lived assets
Operating income	899	(5)	894
Interest income and similar income	30		30
Interest expense and similar charges	(5)		(5)
Net finance Income	24	—	24
Income before taxes	923	(5)	919
Income taxes	—	(274)	(274)
Profit	923	(279)	645
Other comprehensive income
Total comprehensive income for the year	923	(279)	645
Reconciliation of change in equity
(in € thousand)	Equity as of January 1, 2015	Equity as of December, 2015
French GAAP	2,232	1,871
DTA recognition As of January 1, 2015	968	968
Change in DTA		(274)
IAS 19	(6)	(11)
IFRS	3,194	2,554

3.
Significant accounting policies

1)
Revenue

The Company derives the vast majority of its revenues from subscription fees. The Company recognizes revenue in accordance with IAS 18, Revenue. Revenue recognition occurs ratably over the subscription period, beginning when the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity, the transaction’s stage of completion at the balance sheet date can be measured reliably and the costs incurred and the costs to complete the transaction can be measured reliably. The Company commences to recognize revenue when access to the services has been granted and the criteria above are fulfilled. Subscribers pay in advance subject to certain conditions identified in our terms and conditions. Fees collected in advance for subscriptions are deferred and recognized as revenue using the straight line method over the term of the subscription.
The Company recognizes subscription revenues gross of the payment service provider and bank processing fees primarily because the company is the primary obligor, renders the online dating services and it has the contractual right to determine the price paid by the subscriber. The Company records the related payment service provider and bank processing fees as cost of sales in the period incurred.
The Company also earns a small amount of revenue from advertising sales. The Company records advertising revenue as it is earned and is included in the total revenue.
2)
Employee benefits

Short-term employee benefits
Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.
Defined benefit plans
Defined benefit pension plans consist of unfunded plans, where benefits are paid directly by the Company and the related obligation is covered by a provision corresponding to the present value of future benefit payments. These unfunded plans correspond to retirement termination payments.
Termination benefits
Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognizes costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted.
3)
Lease payments

Payments made under operating lease agreements are recognized in profit or loss on a straight-line basis over the term of the lease.
4)
Finance income and finance costs

The Company’s finance income and finance costs include interest income and expense, as well as translation gains and losses. Interest income or expense is recognized using the effective interest method.
5)
Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

Income tax for the 9-month period ended September 30, 2016 has been recorded, in accordance with IAS 34 Interim Financial Reporting, based on the best estimate of the weighted average annual income tax rate expected for the full annual financial year which corresponds in this case to the actual tax rate for the full financial year.
Current tax
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.
Deferred tax
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax is not recognized for:
−
temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

−
temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

−
taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans and the reversal of temporary differences. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.
Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.
Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.
The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.
6)
Prepaid advertising expenses

The Company may pay in advance for advertising and recognizes the prepaid amounts as expenses upon delivery of the related services. Expenses related to marketing campaign are deferred until the campaign is broadcasted on the media. Prepaid expenses are shown as non-financial assets.
7)
Intangible assets

Recognition and measurement of intangible assets with finite life
Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives. In addition to the recoverability assessment, management routinely reviews the remaining estimated useful lives of its amortizable intangible assets. If the Company reduces its estimate of the useful life assumption for any asset, the remaining unamortized balance would be amortized over the revised estimated useful life.

The estimated useful lifes of intangible assets for current and comparative periods are as follows:
−
Licenses and domains: 1 – 3 years;

−
Other intangible assets: 1.5 – 5 years.

Management assesses the potential impairment of assets, which include intangible assets, whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
8)
Property, plant and equipment

Recognition and measurement
Items of property, plant and equipment are measured at cost, less accumulated depreciation and any accumulated impairment losses. If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.
Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.
Subsequent expenditure
Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.
Depreciation
Property and equipment is stated at cost, net of accumulated depreciation, which is provided using the straight-line method over the estimated useful life of the asset. Amortization of leasehold improvements is calculated using the straight-line method over the estimated useful life of the asset or remaining term of the lease, whichever is shorter. Estimated useful lives for computer equipment, and furniture, fixtures and equipment are 3 years, and leasehold improvements have a useful life of three to 5 years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation and amortization are removed from the Company’s Balance Sheet with the resulting gain or loss, if any, reflected in the Company’s Profit or Loss for the period.
Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.
9)
Financial instruments

The Company classifies non-derivative financial assets into the following categories: financial assets at fair value through profit or loss, loans and receivables.
The Company classifies non-derivative financial liabilities into the following category: other financial liabilities.
Non-derivative financial assets and financial liabilities — Recognition and derecognition
The Company initially recognizes loans and receivables and debt securities issued on the date when they are originated. All other financial assets and financial liabilities are initially recognized on the trade date when the entity becomes a party to the contractual provisions of the instrument.
Non-derivative financial assets — Measurement
Loans and receivables
These assets are initially measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortized cost using the effective interest method.

Non-derivative financial liabilities — Measurement
Non-derivative financial liabilities are initially measured at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest rate method.
10)
Provisions

Provisions are recognized when an outflow of resources is probable without any economic benefits. The provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.
11)
Earnings per share

The Company presents earnings per share data for its common shares. Earnings per share is calculated by dividing the profit for the period by the weighted average number of common shares outstanding during the period.
4.
Notes on the Statement of Comprehensive Income

1)
Revenue

The Company derives the vast majority of its revenues from subscriptions to its dating platforms.
2)
Cost of sales

For the periods ended September 30, 2016 and December 31, 2015, cost of sales was as follows:
€ in thousands	September 30, 2016	December 31, 2015
Direct Marketing costs	2,629	4,030
Online Marketing	1,006	1,664
TV Marketing	1,531	2,206
Other Marketing Costs	92	160
Data center expenses	58	68
Credit card fees	23	32
Total	2,710	4,130

Online Marketing cost relates to all marketing efforts online, such as internet ads.
TV marketing relates to spots broadcast on television.
Credit card fees include payment services provider fees and bank commissions.
Payment services provider fees are based on the number of successful and abandoned transactions operated on the website while Bank commissions are based on the gross revenues.
3)
Other income

For the periods ended September 30, 2016 and December 31, 2015, other income was as follows:
€ in thousands	September 30, 2016	December 31, 2016
Other income	15	0
Total	15	0

As of September 30, 2016, the other income is mainly due to the reversal of the CNIL provision.

4)
Costs and expenses

For the period ended September 30, 2016 and December 31, 2015, the following table shows the different types of expenses by nature allocated to cost and expenses:
€ in thousands	September 30, 2016	December 31, 2015
Personnel costs	832	1,144
Legal, consulting, bookkeeping and auditing costs	244	171
Office expenses	878	964
Travel	13	29
Insurances	5	9
Depreciation	20	47
Repairs & Maintenance	24	7
Other technical expenses	135	220
Restructuring costs	29	0
Total Cost and expenses	2,180	2,590

Amortization and depreciation has allocated as per the headcount.
The following table shows the different types of expenses allocated to sales and marketing:
€ in thousands	September 30, 2016	December 31, 2015
Personnel	335	488
Office expenses	759	731
Depreciation	11	25
Total sales and marketing	1,106	1,244

The following table shows the different types of expenses allocated to customer service:
€ in thousands	September 30, 2016	December 31, 2015
Personnel	50	59
Depreciation	2	3
Total customer service	52	62

The following table shows the different types of expenses allocated to technical operations:
€ in thousands	September 30, 2016	December 31, 2015
Personnel	189	297
Depreciation	3	10
Other technical expenses	135	220
Total technical operations	327	527

The other technical expenses relates to IT outsourcing (datacenters).

The following table shows the different types of expenses allocated to development costs:
€ in thousands	September 30, 2016	December 31, 2015
Personnel	95	79
Depreciation	1	4
Total development cost	96	83

The following table shows the different types of expenses allocated to general and administration:
€ in thousands	September 30, 2016	December 31, 2015
Personnel	163	222
Office expenses	119	232
Depreciation	2	6
Travelling	13	29
Insurances	5	9
Legal, consulting, bookkeeping and auditing costs	244	171
Repairs and Maintenance	24	7
Restructuring costs	29	0
Total General and administration	599	675

5)
Finance income

For the period ended September 30, 2016 and December 31, 2015, finance income was as follows:
€ in thousands	September 30, 2016	December 31, 2015
Interest income and similar income	11	24
Total net finance income	11	24
The financial income presented above correspond to the net interest earned on cash and cash equivalent as presented in note 5.7).
6)
Income taxes

The major components of income taxes are broken down as follows:
€ in thousands	September 30, 2016	December 31, 2015
Current income tax	0	0
Current income tax expenses (-) / income (+)	—	—
Adjustments for current income tax from prior periods	—	—
Deferred tax	(104)	(274)
Deferred taxes from the origination and reversal of temporary differences	(104)	(274)
Deferred taxes on tax losses carryforward	—	—
Total	(104)	(274)

The variances above correspond essentially to the utilization of tax loss carried forward against taxable profits.

Based on the income before taxes the reconciliation of the expected and the effective tax rate is the following:
€ in thousands	September 30, 2016	December 31, 2015
Income before tax	312	919
Tax rate of the Group in %	33,33	33,33
Expected tax expense (-) / income (+)	(104)	(306)
Tax effect of:
Non-deductive expenses for tax purpose	0	2
Tax-exempt income (Research tax credit)	—	30
Effective tax expense	(104)	(274)
Research tax credit is accounted for as a reduction of the personnel costs. No Research tax credit has been accounted for in 2016, as no R&D expenses incurred in 2016 were eligible to tax credit.
As of September 30, 2016, December 31, 2015, and January 1, 2015 the following deferred tax assets were recognized:
€ in thousands	September 30, 2016	December 31, 2015	January 1, 2015
Deferred tax assets	593	697	971
Deferred tax liabilities
A breakdown of deferred tax assets is presented in the following table:
	September 30, 2016		December 31, 2015		January 1, 2015
€ in thousands	DTA	DTL	DTA	DTL	DTA	DTL
Tax losses carryforward	586	—	692	—	968	—
Pension	7		5		3
Total, gross	593	0	697	—	971	—
Set off of deferred tax
Total, net	593	—	697	—	971	0
The change in deferred tax assets from January 1, 2015 to December 31, 2015 has been recognized through profit and loss. The decrease in deferred tax assets from January 1, 2015 to December 31, 2015 and from December 31, 2015 to September 30, 2016 of  € 274 thousand and € 104 thousand respectively is attributable to the tax losses carry forward used during the respective periods.
5.
Notes on the Statement of Financial position

1)
Intangible assets

The following table shows the reconciliation of intangible assets for the period ended September 30, 2016 and December 31, 2015:
	Licences and domains	Other intangible assets	Amount
Purchased costs	€ in thousands	€ in thousands	€ in thousands
January 1st, 2015	0	109	109
Additions	1	0	1
December 31st, 2015	1	109	109
Additions	1	0	1

	Licences and domains	Other intangible assets	Amount
Purchased costs	€ in thousands	€ in thousands	€ in thousands
September 30th, 2016	1	109	110
Accumulated amortization and impairment
January 1st, 2015	0	87	87
Additions	1	22	22
December 31st, 2015	1	109	109
September 30th, 2016	1	109	109
Remaining carrying amount
January 1st, 2015	0	22	22
December 31st, 2015	—	—	—
September 30th, 2016	1	—	1
2)
Property, plant and equipment

The following table shows the reconciliation of property and equipment for the period ended September 30, 2016 and December 31, 2015:
	Other and office equipment	Amount
Purchased costs	€ in thousands	€ in thousands
January 1st, 2015	203	203
Additions	15	15
December 31st, 2015	217	217
Acquired	4	4
September 30th, 2016	221	221
Accumulated depreciation and impairment
January 1st, 2015	40	40
Additions	25	25
December 31st, 2015	65	65
Additions	20	20
September 30th, 2016	85	85
Remaining carrying amount
January 1st, 2015	163	163
December 31st, 2015	152	152
September 30th, 2016	137	137
3) Trade receivables
The following table gives an overview of the Company’s trade receivables as of September 30, 2016, December 31, 2015, and January 1, 2015:
€ in thousands	September 30th, 2016	December 31st, 2015	January 1st, 2015
Trade receivables (gross)	13	37	19
Allowance for bad debt	(1)
Non-current
Current	11	37	19
Total trade receivables	11	37	19

Trade receivables are composed of subscription paid few days after the closing period, and receivable from other revenues.

4)
Other financial assets

€ in thousands	September 30th, 2016	December 31st, 2015	January 1st, 2015
Deposits	91	91	91
Other receivables and assets
Non-current	17	91	91
Current	74	0	0
Other financial assets	91	91	91
Deposits within other financial assets mainly comprise deposits with bank and correspond mainly to the rental guarantee with a contract term in December 31, 2016.
5)
Other assets

€ in thousands	September 30th, 2016	December 31st, 2015	January 1st, 2015
Prepaid expenses	44	178	224
VAT receivables	70	39	66
Other receivables and assets	105	245	195
Non-current
Current	218	461	485
Other assets	218	461	485
Prepaid expenses mainly relate to prepaid marketing expenses.
Other receivables and assets as of January 1, 2015, December 31, 2015 and September 30, 2016 mainly relate to subsidy receivable for respectively € 185 thousand, € 145 thousand, € 69 thousand and Competitiveness and Employment tax credit for, € 20 thousand as of December 31, 2015 and € 15 thousand as of September 30, 2016. No Competitiveness and Employment tax credit has been recognized as of January 1, 2015.
6)
Deferred tax assets

See Note 4.6) for the presentation of deferred tax assets.
7)
Cash and cash equivalents

Cash and cash equivalents are composed of the following as of September 30, 2016, December 31, 2015 and January 1, 2015:
€ in thousands	September 30th, 2016	December 31st, 2015	January 1st, 2015
Cash equivalent	693	839	1,574
Cash equivalent	1,665	2,156	1,646
Total	2,357	2,995	3,220

Movements in cash and cash equivalents during the reporting periods are evidenced from the statement of cash flows.
Cash equivalent is composed of short term deposits.
8)
Equity

Movements in equity components are presented in the statement of changes in equity and are mainly composed of a payment of dividends in 2015 for 1 284 682 € and in 2016 for 879 920 € and the profit of the respective period.

9)
Provisions

	Other provisions	Amount
	€ in thousands	€ in thousands
January 1st, 2015	9	9
Non-current	9	9
Addition	30	30
December 31st, 2015	39	39
Non-current	39	39
Reversal	(9)	(9)
September 30th, 2016	30	30
Non-current	30	30

Other provisions correspond to pension and litigation with the CNIL.
10)
Payables

€ in thousands	September 30, 2016	December 31, 2015	January 1, 2015
Suppliers	294	379	320
Invoiced not yet received	61	176	138
Trade payable to affiliates	0	107	96
Non-current
Current	355	662	554
Total trade receivables	355	662	554

Trades payables to affiliates relates to liabilities to shareholders.
11)
Other non-financial liabilities

€ in thousands	September 30th, 2016	December 31st, 2015	January 1st, 2015
VAT Payables	73	115	121
Payroll liabilities	140	174	125
Other tax liabilities	12	18	32
Non-current
Current	225	307	278
Total other non-financial liabilities	225	307	278

12)
Income tax liabilities (current)

See Note 4.6) Income Taxes for the presentation of income tax liabilities.
13)
Deferred Income

The maturity structure of deferred income is broken down as follows:
€ in thousands	September 30, 2016	December 31st, 2015	January 1st, 2015
Non-current
Current	915	894	923
Total deferred income	915	894	923

Deferred income relates to upfront payments from customers. The deferral is released in revenue over the duration of the customer’s subscription period.
As of September 30, 2016, the deferred income breakdown is as follows:
1 month: € 159 thousand
2 month: € 153 thousand
3 month: € 216 thousand
6 month: € 352 thousand
12 month: € 35 thousand
6.
Other Information

1)
Balances and transactions with related Parties

Parent and ultimate controlling party
The ultimate controlling party of the Company, since September 30, 2016, is Affinitas GmbH. The company was originally founded in 2008 and, prior to the acquisition, was owned by private individuals and private companies.
2)
Events after the reporting date

After the acquisition of Samadhi SAS by Affinitas GmbH as of September 30, 2016, a restructuring plan was announced in October 2016 to be executed over the last quarter of 2016 and fiscal year 2017. The restructuring plan was intended to increase competitiveness and profitability of Samadhi SAS and comprised the layoff of a significant part of the workforce. As of the date of authorization of those financial statements, there are three remaining employees in Samadhi SAS and a strong cooperation between Affinitas GmbH and Samadhi SAS in the areas of IT, Customer Care, and Online Marketing.

Report of Independent Registered Public Accounting Firm
The Board of Directors
Blitz 17-655 SE:
We have audited the accompanying balance sheet of Blitz 17-655 SE (the Company) as of March 29, 2017 (date of inception), and June 30, 2017, and the related statements of comprehensive loss, changes in equity and cash flows for the period from March 29, 2017 (date of inception) to June 30, 2017. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blitz 17-655 SE at March 29, 2017 (date of inception) and June 30, 2017, and the results of its operations and its cash flows for the period from March 29, 2017 (date of inception) to June 30, 2017, in conformity with International Financial Reporting standards, as issued by the International Accounting Standards Board.
/s/ KPMG AG Wirtschaftsprüfungsgesellschaft,
Leipzig, Germany
August 16, 2017

Blitz 17-655 SE
Balance Sheet
(in € thousand)	As of March 29, 2017 (date of inception)	As of June 30, 2017
ASSETS
Cash and cash equivalents	—	120
TOTAL ASSETS	—	120
EQUITY AND LIABILITIES
Equity
Subscribed Capital	120	120
Less unpaid contributions to subscribed capital	(120)	—
Accumulated Deficit	—	(10)
Total equity	—	110
Liabilities
Other liabilities	—	10
Total liabilities	—	10
TOTAL EQUITY AND LIABILITIES	—	120

The accompanying notes are an integral part of these financial statements.

Blitz 17-655 SE
Statement of comprehensive loss
in € thousand, except share and per share data	From March 29 (date of inception) to June 30, 2017
Revenue	—
General and admin expenses	(10)
Operating loss	(10)
Loss before tax for the period	(10)
Income tax	—
Loss after tax for the period	(10)
Total comprehensive loss for the period	(10)
Loss per share (basic/diluted)	(0.08)
Weighted average number of shares outstanding, basic and diluted	120,000

The accompanying notes are an integral part of these financial statements.

Blitz 17-655 SE
Statement of changes in Equity
in € thousand	Subscribed Capital	Accumulated Deficit	Total Equity
March 29, 2017 (date of inception)
Subscribed Capital at formation of the Company	120	—	120
Less unpaid contributions to subscribed capital	(120)	—	(120)
Balance at March 29, 2017	—	—	—
Subscribed capital contribution payments by shareholders	120	—	120
Loss for the period	—	(10)	(10)
Balance at June 30, 2017	120	(10)	110

The accompanying notes are an integral part of these financial statements.

Blitz 17-655 SE
Statement of cash flows
in € thousand	From March 29 (Date of inception) to June 30, 2017
Cash flows from operating activities
Loss of the period	(10)
Change in other liabilities	10
Net cash used in/provided by operating activities	0
Cash inflow/outflow from investing activities	—
Cash inflow from financing activities	—
Subscribed capital contribution payments by shareholders	120
Cash provided by financing activities	120
Change in cash and cash equivalents	120
Cash and cash equivalents as of March 29, 2017	—
Cash and cash equivalents as of June 30, 2017	120

The accompanying notes are an integral part of these financial statements.

Blitz 17-655 SE

Notes to the financial statements
(Amounts in € thousands, except share and per share data)
1.   Organization
Blitz 17-655 SE (the “Company”), Munich, Germany, is a European stock corporation with corporate seat in Germany and was established by notarial deed on March 29, 2017. The Company is registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under the registration number HRB 232591. On April 12, 2017, Affinitas GmbH (“Affinitas”), Berlin, Germany, acquired all outstanding shares of the Company.
2.   Formation of the Company
The Company was formed for the purpose of becoming the holding company of Affinitas and Spark Networks Inc. (“Spark”), Santa Barbara, California, United States of America, as a result of the merger agreement between Affinitas and Spark, Chardonnay Merger Sub, Inc., a Delaware Company, United States of America, and the Company dated May 2, 2017. The merger is subject to approval of Spark stockholders and other closing conditions, including approval of listing on the New York Stock Exchange of the Company.
After the merger, former shareholders of Affinitas and Spark will hold shares of 75% and 25%, respectively, in the Company.
The Company will become a U.S. public registrant under the Securities Act of 1933.
3.   Formation expenses
The formation expenses of the Company were inconsequential and they were directly paid by its shareholders as agreed in the formation documents.
4.   Basis of preparation of financial statements
The financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS). The financial statements have been prepared under the historical cost convention.
The financial statements were authorized for issuance by the managing directors on August 16, 2017. The financial statements are prepared as of June 30, 2017, with an opening balance sheet as of March 29, 2017, the date of inception of the Company and the issuance of shares by notarial deed.
The Company has not commenced any operating activities other than those incidental to its formation on March 29, 2017.
The financial statements are prepared in euro and presented in thousands of euros. The statement of comprehensive loss is presented presents expenses according to their function.
The principal accounting policies applied in the preparation of these financial statements are set out below.
Cash and Cash equivalents
Cash comprises cash on hand and demand deposits. Cash equivalents are short-term bank deposits and are not subject to a significant risk of changes in value.
Other Liabilities
Other liabilities amounting to €10 thousand represent auditing costs.

Blitz 17-655 SE

Notes to the financial statements
(Amounts in € thousands, except share and per share data)

Equity
Ordinary shares are classified as equity.
As of March 29, 2017, upon its formation, the Company issued 120,000 ordinary shares with no par value. Subsequently, the Company received the unpaid contributions to subscribed capital in the amount of €120 thousand. As of June 30, 2017, common stock amounted to €120 thousand, divided into 120,000 ordinary shares with no par value.
General and Administrative Expenses
General and administrative expenses incurred during the period from March 29, 2017 (date of inception) and June 30, 2017 represented the expenses for auditing fees.
Loss Per Share
The Company presents loss per share data for its ordinary shares. Loss per share is calculated by dividing the net loss of the period by the weighted average number of ordinary shares outstanding during the period.
Related parties and key management personnel
The Company has two managing directors. Neither of these directors any remuneration from the Company during the period from March 29, 2017 to June 30, 2017.
The Company’s board of directors consists of one person, who did not receive any remuneration from the Company during the period from March 29, 2017 to June 30, 2017
Affinitas is currently the parent and ultimate holding company of the Company. Therefore, Affinitas and its subsidiaries are related parties to the Company.
Reimbursement of merger-related expenses
On May 2, 2017, Affinitas and Spark have entered into a definitive agreement to combine in a stock-for-stock merger. As part of the merger agreement, both parties agreed to reimburse the Company for all formation expenses and cost related to the contemplated corporate reorganization and merger, including costs of the preparation of listing its ADR’s (American Depositary Receipts) on the NY Stock Exchange.
Loan facility agreement
On August 4, 2017, the Company entered into a loan facility agreement with Affinitas, providing for borrowings of up to €7,500 thousand until December 31, 2018, with the option to extend until December 31, 2025. The loan carries interest of 4% per annum, payable on an annual basis. The Company has the option to prepay the loan upon notice.
Subsequent Events
For its financial statements as of June 30, 2017 and for period from March 29, 2017 to June 30, 2017, the Company evaluated subsequent events through August 16, 2017, the date on which those financial statements were issued.

Annex A
AGREEMENT AND PLAN OF MERGER
among:
Spark Networks, Inc.,
a Delaware corporation;
Chardonnay Merger Sub, Inc.,
a Delaware corporation;
Affinitas GmbH,
a German limited company; and
Blitz 17-655 SE,
a European stock corporation with corporate seat in Germany

Dated as of May 2, 2017

A-i

A-ii

A-iii

Page
Section 9. TERMINATION	A-57
9.1 Termination	A-57
9.2 Effect of Termination	A-58
9.3 Expenses; Termination Fees	A-58
Section 10. MISCELLANEOUS PROVISIONS	A-59
10.1 Non-Survival of Representations and Warranties	A-59
10.2 Amendment	A-59
10.3 Waiver	A-59
10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission	A-59
10.5 Applicable Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	A-60
10.6 Attorneys’ Fees	A-60
10.7 Assignability; Third Party Beneficiaries	A-0
10.8 Notices	A-60
10.9 Severability	A-61
10.10 Other Remedies; Specific Performance	A-62
10.11 Construction	A-62
EXHIBITS
Exhibit A — Definitions
Exhibit B — Support Agreement
Exhibit C — Voting Agreement
Exhibit D — Form of Lock-up Agreement
Exhibit E — Certificate of Incorporation of the Surviving Corporation
Exhibit F — Form of New Parent Articles of Association
Exhibit G — Form of New Parent Rules of Procedure
Exhibit H — Form of Registration Rights Agreement
Exhibit I — Form of Chardonnay Tax Representation Letter
Exhibit J — Form of Riesling Tax Representation Letter
Exhibit K — Form of New Parent Tax Representation Letter
Schedule 1 — Parties to Voting Agreement
Schedule 2 — Parties to Lock-up Agreements
Schedule 3 — Parties to Registration Rights Agreements
Schedule 4 — Legal Fees
Schedule 1.5(b)(ii) — New Parent Board
Schedule 1.5(b)(iii) — Management Directors
A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 2, 2017, by and among Blitz 17-655 SE, a European stock corporation (Societas Europaea, SE) with corporate seat in Germany (“New Parent”), Affinitas GmbH, a German limited company (“Riesling” and together with New Parent, “Parent”), Chardonnay Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Parent (“Merger Sub”), and Spark Networks, Inc., a Delaware corporation (“Chardonnay”). Certain capitalized terms used in this Agreement without definition are defined in Exhibit A.
RECITALS
A. Chardonnay, New Parent and Riesling intend to merge Merger Sub with and into Chardonnay (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Chardonnay will become a wholly owned subsidiary of New Parent.
B. In connection with the Merger, pursuant to the terms of the Support Agreement, the stockholders of Riesling intend to transfer all of their Riesling Ordinary Shares to New Parent (the “Riesling Share Transfer”) in exchange for (i) New Parent Ordinary Shares and/or New Parent ADSs and (ii) a claim for a payment in cash by New Parent to the respective stockholders of Riesling of up to €5,730,000 in the aggregate (the “Riesling Share Exchange” and, together with the Merger, the “Transaction”). Riesling is, and will be until (or until immediately before) the consummation of the Riesling Share Transfer, the sole shareholder of New Parent. Following the Transaction, Riesling and the Surviving Corporation will be wholly-owned Subsidiaries of New Parent.
C. For U.S. federal income tax purposes, Chardonnay, Merger Sub, New Parent and Riesling intend that (i) the Merger, taken together with the Share Issuance and the Share Exchange, either will qualify as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the Riesling Share Exchange, will be treated as a transaction described in Section 351(a) of the Code, or will qualify under both such provisions, and (ii) this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code.
D. The New Parent Board has (i) determined that the Transaction is advisable and in the best interests of New Parent and its stockholders, and (ii) approved this Agreement, the Transaction, the issuance of New Parent Ordinary Shares in the Transaction, and the other actions contemplated by this Agreement and deemed this Agreement advisable.
E. The Riesling Supervisory Board and Riesling Management Board have (i) determined that the Transaction is advisable and in the best interests of Riesling and its stockholders, and (ii) approved this Agreement, the Transaction, and the other actions contemplated by this Agreement and deemed this Agreement advisable.
F. The board of directors of Merger Sub has (i) determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement, the Transaction, and the other actions contemplated by this Agreement and deemed this Agreement advisable and (iii) determined to recommend that the sole stockholder of Merger Sub vote to approve the Merger and the adoption of this Agreement.
G. The Chardonnay Board has (i) determined that the Merger is advisable and in the best interests of Chardonnay and its stockholders, (ii) approved this Agreement, the Merger and the other actions contemplated by this Agreement and deemed this Agreement advisable and (iii) determined to recommend that the stockholders of Chardonnay vote to approve the Chardonnay Stockholder Proposals (the “Chardonnay Board Recommendation”).
H. Prior to the execution of this Agreement, Riesling, Chardonnay, New Parent and all stockholders of Riesling have entered into a support agreement regarding the Transaction, the Riesling Share Exchange and the other transactions contemplated by this Agreement, a copy of which is attached hereto as Exhibit B (the “Support Agreement”).

I. Concurrently with the execution of this Agreement, certain stockholders of Chardonnay listed on Schedule 1 hereto are executing voting agreements in substantially the form attached hereto as Exhibit C (the “Voting Agreements”).
J. Concurrently with the execution of this Agreement, certain stockholders of Chardonnay and Riesling listed on Schedule 2 hereto are executing lock-up agreements relating to sales and certain other dispositions of New Parent Ordinary Shares or certain other securities in substantially the form attached hereto as Exhibit D (the “Lock-up Agreements”).
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1.   DESCRIPTION OF TRANSACTION
1.1   Appointment of Agents.
As promptly as practicable following the date hereof, Riesling shall appoint one or more banks or trust companies or other independent financial institutions (each of which institution and appointment shall be subject to the written consent of Chardonnay, such consent not to be unreasonably withheld, conditioned or delayed) to act as:
(i)   contribution agent in connection with the Share Exchange (in such function, the “Contribution Agent”), pursuant to a contribution agent agreement with the Contribution Agent, New Parent, Chardonnay and a shareholder representative to be designated by Chardonnay, in form and substance reasonably satisfactory to New Parent, Riesling and Chardonnay (the “Contribution Agent Agreement”),
(ii)   depositary under a deposit agreement in connection with the issuance of American Depositary Shares representing New Parent Ordinary Shares (“New Parent ADSs”), which may be evidenced by American Depositary Receipts (“New Parent ADRs” and the depositary in such function, the “Depositary”) pursuant to an agreement with the Depositary, effective prior to the Effective Time, which shall be in customary form and otherwise in form and substance reasonably satisfactory to Riesling and Chardonnay (the “Deposit Agreement”), and
(iii)   exchange agent in connection with the Share Exchange (in such function, the “Exchange Agent”), pursuant to an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to Riesling and Chardonnay, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement (the “Exchange Agent Agreement”).
Riesling and/or New Parent, with the consent of Chardonnay (not to be unreasonably withheld, conditioned or delayed) may appoint one or more substitute persons to perform any of the functions of described in this Section 1.1.
Solely to accommodate the transactions described in this Section 1, the Contribution Agent Agreement shall require that, not earlier than one Business Day prior to the Closing Date, the Contribution Agent be registered as New Parent’s fiduciary (for the period prior to the Effective Time only), as the record holder of all of the issued and outstanding shares of common stock of Merger Sub (the “Merger Sub Common Stock”), and New Parent shall so transfer record ownership of all shares of Merger Sub Common Stock to the Contribution Agent; provided, that, at and after the Effective Time, the Contribution Agent shall act as a fiduciary of the former holders of Chardonnay Common Stock for purposes of, among other things, ensuring for the benefit of such former holders the consummation of the Share Capital Increase and the Share Issuance. Under the Contribution Agent Agreement (inter alia), the Contribution Agent shall, among other things, take on the obligation towards the holders of Chardonnay Common Stock to execute a subscription certificate (Zeichnungsschein) and to transfer all of the issued and outstanding shares of Surviving Corporation Common Stock to New Parent following the Effective Time pursuant to Section 1.8(a). For the avoidance of doubt, for the period prior to the Effective Time, New Parent shall continue to be the beneficial owner of the Merger Sub Common Stock held of record by the Contribution Agent.

1.2   Structure of the Merger.
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Chardonnay, and the separate existence of Merger Sub shall cease, and Chardonnay will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.3   Effects of the Merger.
The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
1.4   Closing; Effective Time.
(a)   Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place at 9:00 a.m. local time at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105 on the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions, or at such other time, date and place as Chardonnay and Riesling may mutually agree in writing; provided, however, that, if the resolutions of the shareholders’ meeting of New Parent on the Share Exchange described in Section 1.8(a)(i)(A) or the resolutions on the Riesling Share Exchange described in Section 1.2(a)(i)(A) and (B) of the Support Agreement have not been adopted as of the Reorganization Initiation Date, then (i) Riesling shall undertake to have the shareholders’ meeting of New Parent adopt such resolutions, in each case, no later than three (3) Business Days as from the Reorganization Initiation Date and Riesling shall promptly take the other actions contemplated hereunder required to satisfy the condition set forth in Section 7.7 relating to the consummation of the Riesling Share Transfer and (ii) notwithstanding anything to the contrary in this Agreement, all conditions to Closing set forth in Sections 7.1 – 7.4 (including those conditions that by their nature can be satisfied only at the Closing) shall be deemed to have been satisfied or (to the extent permitted by applicable Law) waived by Chardonnay on and as of the Closing Date irrespective of any facts, circumstances or events arising subsequent to the date that such resolutions are adopted, so long as Riesling delivers the Officers’ Certificate contemplated by Section 7.3 dated as of the date such resolutions are adopted (except that Section 7.2 shall not be deemed to be satisfied to the extent it would not be satisfied as a result of a Willful Breach by Riesling, New Parent or Merger Sub from and after the Reorganization Initiation Date until the Closing). The date on which the Closing actually takes place is referred to as the “Closing Date.”
(b)   At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Chardonnay and Riesling. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of Chardonnay and Riesling (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
1.5   Certificate of Incorporation and Bylaws; Directors and Officers.
(a)   Surviving Corporation. At the Effective Time:
(i)   the certificate of incorporation of Chardonnay shall be amended and restated in its entirety to read as set forth on Exhibit E, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;
(ii)   the bylaws of Chardonnay shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and such bylaws; and

(iii)   without any further action on the part of New Parent, Riesling, Merger Sub or Chardonnay, the directors and officers of Merger Sub shall be the directors and officers of Chardonnay, as the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)   New Parent.
(i)   Riesling shall ensure that, as of Closing, (x) the Articles of Association of New Parent, substantially in the form attached hereto as Exhibit F (the “New Parent Articles of Association”) shall be the Articles of Association of New Parent, until thereafter changed or amended as provided therein; and (y) the rules of procedure (Geschäftsordnungen) of the New Parent Board, substantially in the form attached hereto as Exhibit G (the “New Parent Rules of Procedure”) shall be the Rules of Procedure of the New Parent Board.
(ii)   Riesling shall cause those persons set forth on Schedule 1.5(b)(ii) to be appointed and elected to the New Parent Board effective at, or promptly after, the Effective Time (unless such persons are as of the Effective Time ineligible under mandatory statutory law).
(iii)   Riesling and New Parent shall use their reasonable best efforts to cause the New Parent Board to appoint those persons set forth on Schedule 1.5(b)(iii) as managing directors (Geschäftsführende Direktoren) of New Parent effective at or as soon as practicable after the Effective Time (unless such persons are as of the Effective Time ineligible under mandatory statutory law).
(iv)   Riesling and New Parent shall use their reasonable best efforts to cause the New Parent Board to appoint Jeronimo Federico Folgueira Sanchez as Chief Executive Officer, Robert W. O’Hare as Chief Financial Officer and Michael Schrezenmaier as Chief Operating Officer effective at or as soon as practicable after the Effective Time (unless such persons are as of the Effective Time ineligible under mandatory statutory law).
1.6   Conversion of Shares.
(a)   Chardonnay Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of New Parent, Riesling, Merger Sub, Chardonnay or any stockholder of Chardonnay:
(i)   All shares of Chardonnay Common Stock that are held by Chardonnay as treasury stock or that are owned by Chardonnay or Merger Sub immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(ii)   Each share of Chardonnay Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.6(a)(i), but including the shares held in the Chardonnay Trust pursuant to Section 5.4) shall be converted into the right to receive a number of New Parent ADSs equal to the Exchange Ratio, with each New Parent ADS representing 0.1 New Parent Ordinary Shares, pursuant to the terms of the Deposit Agreement. New Parent ADSs issued hereunder, together with any cash to be paid in lieu of fractional New Parent ADSs pursuant to Section 1.6(e), shall be referred to herein as the “Merger Consideration.” Following the Effective Time, each share of Chardonnay Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Chardonnay Stock Certificate and each book-entry account formerly representing any non-certificated shares of Chardonnay Common Stock shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any dividends or other distributions pursuant to Section 1.8(d).
(b)   Chardonnay Restricted Stock Awards. If any shares of Chardonnay Common Stock outstanding at the Effective Time are unvested because they are subject to a repurchase option or the risk of forfeiture under a restricted stock purchase agreement or other agreement with Chardonnay, then New Parent Ordinary Shares and/or New Parent ADSs issued in exchange for such shares of Chardonnay Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such New Parent Ordinary Shares and/or New Parent ADSs shall accordingly be marked with appropriate legends.

(c)   Chardonnay Stock Options. All Chardonnay Stock Options outstanding immediately prior to the Effective Time shall be exchanged for awards to acquire New Parent ADSs from the Chardonnay Trust in accordance with Section 5.4.
(d)   Chardonnay RSUs. All Chardonnay RSUs shall be converted into shares of Chardonnay Common Stock immediately prior to the Effective Time in accordance with Section 5.4.
(e)   No Fractional Shares. No fractional New Parent ADSs shall be issued upon the surrender of Chardonnay Stock Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of New Parent ADSs. In lieu of any such fractional New Parent ADSs, each holder of a fractional New Parent ADS shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 1.8(f)) equal to such holder’s proportionate interest in the sum of  (i) the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 1.6(e), on behalf of all such holders, of the Excess Securities and (ii) the aggregate dividends or other distributions that are payable with respect to such Excess Securities pursuant to Section 1.8(d) (such dividends and distributions being herein called the “Fractional Dividends”). As soon as reasonably practicable following the Effective Time, the Exchange Agent shall determine the excess of  (x) the number of New Parent ADSs into which the Chardonnay Common Stock was converted pursuant to Section 1.6(a) over (y) the aggregate number of whole New Parent ADSs to which the former holders of Chardonnay Common Stock are entitled pursuant to Section 1.6(a) (such excess being herein called the “Excess Securities”) and the Exchange Agent, as agent for the former holders of Chardonnay Common Stock, shall sell the Excess Securities at the prevailing prices on the NYSE MKT LLC (“NYSE MKT”). The sale of the Excess Securities by the Exchange Agent shall be executed on the NYSE MKT through one or more member firms of the NYSE MKT and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of sale of the Excess Securities all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of Chardonnay, the Exchange Agent will hold such proceeds and dividends for the benefit of such former stockholders. As soon as reasonably practicable after the determination of the amount of cash to be paid to former stockholders of Chardonnay for any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.
(f)   Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of New Parent, Riesling, Merger Sub, Chardonnay or any stockholder of Chardonnay, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”). Each stock certificate of Merger Sub (or book-entry, if applicable) evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares Surviving Corporation Common Stock.
1.7   Closing of Chardonnay’s Transfer Books.
At the Effective Time, the stock transfer books of Chardonnay shall be closed with respect to all shares of Chardonnay Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Chardonnay Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Chardonnay Common Stock outstanding immediately prior to the Effective Time (a “Chardonnay Stock Certificate,” it being understood that any reference herein to Chardonnay Stock Certificate shall be deemed to include a reference to non-certificated book-entry account arrangements for the ownership of shares of Chardonnay Common Stock, as applicable) is presented to the Exchange Agent or to New Parent, such Chardonnay Stock Certificate shall be cancelled and shall be exchanged as provided in Sections 1.6 and 1.8. From and after the Effective Time, the holders of Chardonnay Stock Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to Chardonnay Common Stock represented by such Chardonnay Stock Certificates except as otherwise provided for herein or by applicable Law.

1.8   Exchange of Certificates.
The procedures for exchanging Chardonnay Stock Certificates representing outstanding shares of Chardonnay Common Stock for the Merger Consideration pursuant to the Merger are set forth below.
(a)   Share Capital Increase and Share Exchange. In accordance with Sections 182 et seq. of the German Stock Corporation Law (Aktiengesetz) in conjunction with Sections 5 and 9 para. 1 lit. c. of the EU Regulation on the Statute for a European Company (SE) (the “SE Regulation”) and, the German Stock Corporation Law (Aktiengesetz) as applicable to New Parent in conjunction with the provisions of the SE Regulation, the (“GSCL”) and subject to Section 187 para. 1 and para. 2 GSCL (in each case, as applicable, in conjunction with Sec. 203 par. 1 GSCL):
(i)   New Parent shall effect the increase of its stated share capital and cause the requisite shares of its capital stock to be issued, in each case as needed in connection with the Merger and the Share Issuance, by:
(A) holding a general meeting (Hauptversammlung) of New Parent passing (i) a resolution on the increase of the registered share capital of New Parent pursuant to Sections 182 et seq. GSCL (or, instead, passing a resolution of the New Parent Board on the increase of the registered share capital of New Parent from authorized share capital (genehmigtes Kapital) of New Parent pursuant to Sections 202 et seq. GSCL), in each case under exclusion of any preemptive rights (Bezugsrechte) within the meaning of Sec. 186 par. 3 and 4 GSCL (as the case may be, in conjunction with Sec. 203 par. 1 and 2 GSCL) to issue New Parent Ordinary Shares underlying the Merger Consideration to the Contribution Agent for the benefit of the former holders of shares of the Chardonnay Common Stock, Chardonnay RSUs and Chardonnay Stock Options against the prior contribution and transfer by the Contribution Agent to New Parent of all of the issued and outstanding shares of Surviving Corporation Common Stock by contribution-in-kind (such contribution and transfer, the “Chardonnay Share Transfer”) and (ii) a resolution approving, pursuant to Section 52 GSCL, the contribution agreement under which the Chardonnay Share Transfer shall be effected by the Contribution Agent (the “Contribution Agreement”),
(B) having a German accounting firm, appointed by the commercial register of New Parent (the “Commercial Register”), determine the adequacy of the contribution-in-kind as consideration for the New Parent Ordinary Shares and act as so-called post-formation auditor (Nachgründungsprüfer) in connection with the Chardonnay Share Transfer,
(C) having the Contribution Agent Agreement require the Contribution Agent to execute a subscription certificate (Zeichnungsschein) with the contents and in the form stipulated by the GSCL and the Contribution Agent Agreement,
(D) having the Contribution Agent Agreement require the Contribution Agent to effect the Chardonnay Share Transfer and, for this purpose, execute the Contribution Agreement with the contents and in the form stipulated by the GSCL and the Contribution Agent Agreement,
(E) applying for registration of, and using reasonable best efforts to have registered with the Commercial Register within due course thereafter, the Contribution Agreement and the implementation of such increase of New Parent’s stated capital (such registration, the “Share Capital Increase”), and
(F) issuing the New Parent Ordinary Shares, upon the registration of the Share Capital Increase with the Commercial Register, to the Contribution Agent for the benefit of the former holders of shares of the Chardonnay Common Stock, Chardonnay RSUs and Chardonnay Stock Options (the “Share Issuance”)
(whereby it is understood that steps (A) to (F) are to be effected at the respective times set forth under Section 1.8(a)(iii) below); and
(ii)   with respect to the Share Exchange:
(A) the Contribution Agent Agreement shall require the Contribution Agent to deposit with the Depositary, for the benefit of the holders of shares of Chardonnay Common Stock, the New Parent Ordinary Shares underlying the Merger Consideration,

(B) the Deposit Agreement shall require the Depositary to issue to the Exchange Agent New Parent ADSs comprising the Merger Consideration, and
(C) the Exchange Agent Agreement shall require the Exchange Agent to deliver in accordance with this Section 1.8(a) New Parent ADSs reflecting the Merger Consideration to the former holders of shares of Chardonnay Common Stock (such New Parent ADSs, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”) and any cash in lieu of New Parent ADRs representing fractional New Parent ADSs (the actions described in clauses (A), (B) and (C) above, collectively, the “Share Exchange”).
(iii)   New Parent shall do the following at the respective times set forth below:
(A) As soon as practicable after, but in any event no later than on the third (3rd) Business Day after, the first date that all of the conditions set forth in Section 6, Section 7 and Section 8 are satisfied or waived (other than (x) Sections 6.3, 7.5, 7.7 and 7.8, and (y) those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) (the “Reorganization Initiation Date”), New Parent shall pass the resolutions described in Section 1.8(a)(i)(A) above;
(B) As soon as practicable after the date hereof, New Parent shall request the appointment of the German accounting firm by the Commercial Register (referenced in Section 1.8(a)(i)(B) above) and a draft of the determination of the adequacy of the contribution-in-kind shall be delivered by the accounting firm to the Parties prior to the date that is one week prior to the date of the Chardonnay Stockholder Meeting;
(C) New Parent shall cause, on the day of the Effective Time or, if that is not reasonably practicable, on the next Business Day following the day of the Effective Time, the subscription certificate (referenced in Section 1.8(a)(i)(C) above) to be executed by the Contribution Agent;
(D) New Parent shall cause, on the day of the Effective Time or, if that is not reasonably practicable, on the next Business Day following the day of the Effective Time, the execution of the Contribution Agreement (referenced in Section 1.8(a)(i)(D) above);
(E) As soon as practicable after, but in any event no later than on the third (3rd) Business Day after, the execution of the subscription certificate and the Contribution Agreement (referenced in Section 1.8(a)(iii)(C) and (D) above), New Parent shall file the application for registration of the Contribution Agreement and of consummation of the Share Capital Increase with the Commercial Register in order to effect the Share Issuance (as required in Section 1.8(a)(i)(E) and (F) above); and
(iv)   New Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver New Parent ADSs and New Parent ADRs contemplated to be issued pursuant to this Section 1.8(a) out of the Exchange Fund in accordance with Section 1.8(c). The Exchange Fund shall not be used for any other purpose. At the Effective Time, New Parent’s obligation to effect the Share Exchange shall become unconditional, subject only to the completion of the contribution-in-kind by the Contribution Agent described in this Section 1.8(a).
(b)   Riesling Undertaking.
Riesling shall cause New Parent, by respective resolutions of general meetings of New Parent, to implement and effect the Share Capital Increase and the Share Issuance. Without limiting the generality of the foregoing, prior to the consummation of the Riesling Share Transfer, Riesling will cause New Parent to hold general meetings to take any resolutions required in connection with the Share Capital Increase and will exercise its voting rights as sole shareholder of New Parent to approve the Share Capital Increase and to take all other steps required to be taken by Riesling as shareholder of New Parent in connection with the Share Capital Increase and the consummation of the Merger and the Share Issuance.
(c)   Exchange Procedures.
(i)   In furtherance of the Share Exchange, New Parent shall cause the Exchange Agent to mail to each holder of record of a Chardonnay Stock Certificate, as promptly as reasonably practicable (and in any event within two (2) Business Days) after the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Chardonnay Stock Certificates shall pass, only upon delivery of the Chardonnay Stock Certificates (or, in the case of book-entry account arrangements, a customary “agent’s message”) to the Exchange Agent and which shall be in customary form and have such other provisions as New Parent, Riesling and Chardonnay may reasonably agree) and instructions for use in effecting the surrender of the Chardonnay Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Chardonnay Stock Certificate for cancellation to the Exchange Agent (or an agent’s message), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Chardonnay Stock Certificate shall be entitled to receive promptly in exchange therefor (A) a New Parent ADR representing that number of whole New Parent ADSs that such holder has the right to receive as part of the Merger Consideration and (B) a check for the cash that such holder is entitled to receive in lieu of fractional New Parent ADSs, and the Chardonnay Stock Certificate so surrendered shall forthwith be cancelled. Until such time as a New Parent ADR representing New Parent ADSs is issued to or at the direction of the holder of a surrendered Chardonnay Stock Certificate, such New Parent ADSs, and New Parent Ordinary Shares underlying such New Parent ADSs, shall be deemed not outstanding and shall not be entitled to vote on any matter. Until so surrendered, each outstanding Chardonnay Stock Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive upon such surrender the Merger Consideration.
(ii)   In the event of a transfer of ownership of Chardonnay Common Stock that is not registered in the transfer records of Chardonnay, a New Parent ADR representing the appropriate number of shares of New Parent ADSs may be issued to a person other than the person in whose name the Chardonnay Stock Certificate so surrendered is registered, if such Chardonnay Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of New Parent ADSs to a person other than the registered holder of such Chardonnay Stock Certificate or establish to the satisfaction of New Parent that such Tax has been paid or is not applicable.
(d)   Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Closing with respect to New Parent ADSs, or New Parent Ordinary Shares underlying such New Parent ADSs, with a record date after the Closing will be paid to the holder of any unsurrendered shares of Chardonnay Common Stock with respect to New Parent ADSs issuable upon surrender thereof, and no cash in lieu of fractional New Parent ADSs shall be paid to any such holder, until the holder of record of the Chardonnay Stock Certificate representing such Chardonnay Common Stock shall surrender such Chardonnay Stock Certificate or deliver an affidavit pursuant to Section 1.8(g). Subject to Law, following surrender of any such Chardonnay Stock Certificate or delivery of an affidavit, there shall be paid to the holder of New Parent ADRs representing whole New Parent ADSs issued in exchange therefor, any cash in lieu of fractional New Parent ADSs and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of New Parent ADSs.
(e)   Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Chardonnay Common Stock for one year after the Effective Time shall be delivered, subject to applicable Law, to New Parent (or, at the election of New Parent, the Exchange Agent or the Chardonnay Trust), upon demand, and any holder of Chardonnay Common Stock who has not theretofore complied with this Section 1.8 shall thereafter look only to New Parent (or the Exchange Agent or the Chardonnay Trust, as applicable) for payment of its claim for Merger Consideration and any dividends or distributions with respect to New Parent ADSs as contemplated by this Section 1.8(e).
(f)   Withholding of Tax. New Parent, Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Chardonnay Common Stock such amounts as New Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by New Parent, Surviving Corporation or the Exchange Agent, such withheld amounts (i) shall be remitted by New Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Chardonnay Common Stock in respect of whom such deduction and withholding were made.
(g)   Lost Certificates. If any Chardonnay Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Chardonnay Stock Certificate to be lost, stolen or destroyed, and an indemnification against loss in customary form, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Chardonnay Stock Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(h)   No Liability. To the extent permitted by applicable Law, none of the Exchange Agent, Riesling, New Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Chardonnay Common Stock for any New Parent ADSs or any amount of cash from the Exchange Fund properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law or retained by New Parent.
(i)   Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, on a daily basis, in obligations of the United States of America. Any interest and other income resulting from such investments shall be the property of and shall be paid to New Parent.
1.9   Riesling Share Exchange.
Promptly after the Reorganization Initiation Date, Riesling and, subject to Section 187 para. 1 and para. 2 GSCL, New Parent shall take all actions reasonably necessary to effect the Riesling Share Transfer no later than immediately prior to the Effective Time (at a time when there remain no other conditions to the Closing of the Merger). Riesling and New Parent shall not alter the exchange ratio in the Riesling Share Exchange as specified in the Recitals to this Agreement without the prior written consent of Chardonnay. Prior to the Effective Time, Riesling and New Parent shall not transfer or otherwise encumber, or (except to holders of the capital stock of Riesling pursuant to the Riesling Share Exchange) allow the issuance of, any shares of the capital stock of New Parent other than contemplated in this Agreement.
1.10   Further Action.
At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Chardonnay, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Chardonnay, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
1.11   Smooch Merger Agreement Earnout Assumption.
At the Effective Time, automatically and without further action, New Parent shall assume the obligations of Chardonnay pursuant to Section 1.12 of the Smooch Merger Agreement.
Section 2.   REPRESENTATIONS AND WARRANTIES OF NEW PARENT, RIESLING AND MERGER SUB
New Parent, Riesling and Merger Sub joint and severally represent and warrant to Chardonnay as follows, except as set forth in the written disclosure schedule delivered by Riesling to Chardonnay as of the date hereof  (the “Riesling Disclosure Schedule”). The Riesling Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Riesling Disclosure Schedule shall qualify other Sections and subsections in this Section 2 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

2.1   Organization.
(a)   Riesling is a limited company, duly organized, validly existing and in good corporate standing (to the extent such concepts are applicable) under the laws of the Federal Republic of Germany. Riesling has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Riesling is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Riesling Material Adverse Effect. The articles of association of Riesling (the “Riesling Articles of Association”) and the bylaws (Geschäftsordnungen) of the Riesling Supervisory Board and the Riesling Management Board and any committees of such board (the “Riesling Bylaws”), copies of which have previously been made available to Chardonnay, are true, correct and complete copies of such documents as in effect as of the date hereof and Riesling is not in violation of any provision thereof. Except as set forth on Section 2.1(a) of the Riesling Disclosure Schedule, other than the Riesling Articles of Association and Riesling Bylaws, Riesling is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Riesling or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.
(b)   New Parent is a European stock corporation (Societas Europaea, SE) with corporate seat in Germany, duly organized, validly existing and in good corporate standing (to the extent such concepts are applicable) under the SE Regulation and the laws of the Federal Republic of Germany as applicable to European stock corporations. New Parent was acquired as a shelf company by Riesling for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of New Parent, which consists of 120,000 New Parent Ordinary Shares, is validly issued, fully paid and non-assessable and are held beneficially and of record by Riesling. Except for obligations and liabilities incurred in connection with its incorporation (which in the aggregate are not material) and the Contemplated Transactions solely as contemplated by this Agreement, New Parent has not, and as of the Closing Date will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The New Parent Articles of Association and New Parent Rules of Procedure, copies of which have previously been made available to Chardonnay, are true, correct and complete copies of such documents as in effect as of the date hereof and New Parent is not in violation of any provision thereof.
(c)   Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. New Parent formed Merger Sub solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of common stock, $0.0001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by New Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and as of the Closing Date will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The certificate of incorporation and bylaws of Merger Sub, copies of which have previously been made available to Chardonnay, are true, correct and complete copies of such documents as in effect as of the date hereof and Merger Sub is not in violation of any provision thereof.
(d)   Section 2.1(d) of the Riesling Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Riesling as of the date of this Agreement. Each of Riesling’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization, except as would not, either individually or in the aggregate, reasonably be expected to be material and adverse to Riesling. Each of Riesling’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not, either individually or in the aggregate, reasonably be expected to be material and adverse to Riesling. Each of Riesling’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Riesling Material Adverse Effect. The organizational documents of each of Riesling’s Subsidiaries (other than Merger Sub), copies of which have previously been made available to Chardonnay, are true, correct and complete copies of such documents as in effect as of the date hereof, and such Subsidiaries of Riesling are not in violation of any provision thereof, except as would not, either individually or in the aggregate, reasonably be expected to be material and adverse to Riesling. None of Riesling’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
2.2   Capitalization.
(a)   The registered share capital (Stammkapital) of Riesling under the Riesling Articles of Association as of the date of this Agreement amounts to EUR 53,328 and is divided into 53,328 Riesling Ordinary Shares. No Riesling Ordinary Shares are held in the treasury of Riesling. As of the date hereof, there are 1,170 Riesling Ordinary Shares issuable upon exercise of all outstanding Riesling Stock Options, subject to adjustment on the terms set forth in Riesling Stock Option Plans.
(b)   The outstanding Riesling Ordinary Shares have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation in any material respect of the terms of any Riesling Material Contract or understanding binding upon Riesling at the time at which they were issued and were issued in compliance with the Riesling Articles of Association and Riesling Bylaws and in compliance in all material respects with all applicable Laws. All New Parent Ordinary Shares to be issued in connection with the Merger and the other Contemplated Transactions will be, when issued in accordance with the terms hereof, duly authorized, validly issued, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.
(c)   Except for Riesling Stock Options, Riesling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Riesling to issue, deliver, or sell, or cause to be issued, delivered, or sold any Riesling Ordinary Shares or any other equity security of Riesling or any Subsidiary of Riesling or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any Riesling Ordinary Shares or any other equity security of Riesling or any Subsidiary of Riesling or obligating Riesling or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Riesling. Except as described in Section 2.2(c) of the Riesling Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the performance of Riesling or to cause Riesling to register any securities of Parent pursuant to the Securities Act or otherwise. The Riesling Cash Balance as of April 25, 2017 is set forth on Section 2.2(c) of the Riesling Disclosure Schedule and Riesling has not taken any action since such date through the date hereof that would not be permitted pursuant to Section 4.5(b).
(d)   Section 2.2(d) of the Riesling Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding Riesling Ordinary Shares, on a holder-by-holder basis.
(e)   Section 2.2(e) of the Riesling Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of  (i) the name of the holder of each Riesling Stock Option, (ii) the date each Riesling Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Riesling Stock Option, (iv) the expiration date of each such Riesling Stock Option, (v) the vesting schedule of each such Riesling Stock Option, (vi) the price at which each such Riesling Stock Option (or each component thereof, if applicable) may be exercised, and (vii) the number of Riesling Ordinary Shares issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Riesling Stock Options.
(f)   Section 2.2(f) of the Riesling Disclosure Schedule lists each Subsidiary of Riesling, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Riesling and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Riesling (including Merger Sub) has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Riesling to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. Except as set forth on Section 2.2(f) of the Riesling Disclosure Schedule, all of the shares of capital stock of each of Riesling’s Subsidiaries (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by Riesling free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation in any material respect of the terms of any Riesling Material Contract at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.
2.3   Authority.
(a)   Each of New Parent, Riesling and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, on the Closing Date, will have all requisite corporate power and authority to consummate the Merger and the other Contemplated Transactions and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by New Parent, Riesling and Merger Sub and the consummation by New Parent, Riesling and Merger Sub of the Merger and the Contemplated Transactions have been duly and validly authorized by all necessary action by the New Parent Board, each of the Riesling Supervisory Board and the Riesling Management Boards and the board of directors of Merger Sub, and no other proceedings by or on the part of New Parent, Riesling or Merger Sub are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby (other than (i) the resolutions of the shareholders’ meeting of New Parent and the New Parent Board, respectively, and the other steps described in Section 1.6 and Section 1.8 necessary with regard to the appointment of the directors and managing directors in Section 1.5(b), the Riesling Share Exchange, the Riesling Share Transfer, the Share Capital Increase, the Share Issuance and the listing of the New Parent ADSs on the NYSE MKT and any other transactions contemplated by the Support Agreement, (ii) the approval of the adoption of this Agreement by New Parent as the sole stockholder of Merger Sub (to be provided within one (1) Business Day of the date hereof pursuant to Section 4.8) and (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).
(b)   This Agreement has been duly and validly executed and delivered by each of New Parent, Riesling and Merger Sub and (assuming due authorization, execution and delivery by Chardonnay) constitutes the legal, valid and binding obligations of each of New Parent, Riesling and Merger Sub, enforceable against New Parent, Riesling and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws relating to creditors’ rights and general principles of equity (including, without limitation, the principles set forth in Section 187 para. 1 and 2 GSCL).
2.4   Non-Contravention; Consents.
(a)   The execution and delivery of this Agreement by New Parent, Riesling and Merger Sub does not, and the consummation by New Parent, Riesling and Merger Sub of the Merger and the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the New Parent Articles of Association, New Parent Rules of Procedure, Riesling Articles of Association, Riesling Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Riesling, (ii) except as set forth in Section 2.4(a) of the Riesling Disclosure Schedule, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on Riesling’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Riesling Material Contract or other agreement, instrument or obligation to which Riesling or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the covenants, approvals and authorizations specified in clauses (i) through (vii) of Section 2.4(b), conflict with or violate any Law applicable to Riesling or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that, individually and in the aggregate, have not had, and would not reasonably be expected to result in, a Riesling Material Adverse Effect.
(b)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to New Parent or Riesling or any of its Subsidiaries in connection with the execution and delivery of this Agreement by New Parent or Riesling or will be required for the consummation by New Parent or Riesling of the Contemplated Transactions, except for (i) the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, (ii) the applicable requirements of the GSCL including, without limitation, the registration of the capital increase and its consummation with the Commercial Register for the Share Capital Increase, (iii) the listing of the New Parent ADRs with the NYSE MKT, (iv) the applicable requirements of state securities and “blue sky” Laws, (v) the filing of the Certificate of Merger with the Delaware Secretary of State, (vi) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Riesling Material Adverse Effect.
2.5   Financial Statements.
(a)   Section 2.5(a) of the Riesling Disclosure Schedule includes true and complete copies of the financial statements (Jahresabschlüsse) of each of Riesling and Samadhi for the fiscal years ended on December 31, 2015 and December 31, 2016, consisting of balance sheets, profit and loss accounts and notes (the “Riesling Financial Statements”). Each of the Riesling Financial Statements (a) was prepared in accordance with (i) the requirements of the German Commercial Code and German GAAP, with respect to Riesling and (ii) French GAAP, with respect to Samadhi, each as applied on a consistent basis throughout the periods involved, except as may otherwise be indicated in the notes thereto, and in accordance with the books and records of Riesling, and (b) fairly presents, in all material respects, the financial position of Riesling and its Subsidiaries as at the dates indicated and the results of its operations for the periods indicated therein. The balance sheets of Riesling and Samadhi as of December 31, 2016 included in the Riesling Financial Statements are hereinafter referred to as the “Riesling Balance Sheets.”
(b)   Riesling maintains a standard system of accounting established and administered in accordance with applicable Law and (i) German GAAP, with respect to Riesling and (ii) French GAAP, with respect to Samadhi, each being effective to provide reasonable assurances regarding the reliability of financial reports.
(c)   None of Riesling, its Subsidiaries or, to the Knowledge of Riesling, any director, officer, employee, or internal or external auditor of Riesling and its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that any of Riesling or its Subsidiaries has engaged in questionable accounting or auditing practices.
(d)   During the periods covered by Riesling Financial Statements, there have been no: (i) changes in the internal control over financial reporting of Riesling and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, Riesling’s and its Subsidiaries’ internal control over financial reporting; (ii) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reported to the Riesling Management Board and the external auditors of Riesling and its Subsidiaries; or (iii) instances of fraud, whether or not material, involving the management of Riesling or its Subsidiaries or other employees of Riesling or its Subsidiaries who have a significant role in the internal control over financial reporting of Riesling or its Subsidiaries.
2.6   Absence of Undisclosed Liabilities.
Neither Riesling nor any Subsidiary of Riesling has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements) (each, a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Riesling Balance Sheets; (b) normal and recurring current Liabilities that have been incurred by Riesling or its Subsidiaries since the date of Riesling Balance Sheets in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Riesling or any Subsidiary of Riesling under Contracts (other than for breach thereof); (d) Liabilities described in Section 2.6 of the Riesling Disclosure Schedule; (e) Liabilities incurred in connection with the Contemplated Transactions; and (f) Liabilities that would not, individually or in the aggregate, have, or reasonably be expected to have, a Riesling Material Adverse Effect.
2.7   Absence of Changes.
Since the date of the Riesling Balance Sheet and on or before the date hereof, Riesling and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Since the date of the Riesling Balance Sheets and on or before the date hereof:
(a)   there has not been any change, condition, development, effect, event, occurrence, result or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Riesling Material Adverse Effect;
(b)   there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of Riesling, and Riesling has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of Riesling;
(c)   except as set forth on Section 2.7(c) of the Riesling Disclosure Schedule, none of Riesling or its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;
(d)   except as required as a result of a change in applicable Laws or (i) German GAAP, with respect to Riesling or (ii) French GAAP, with respect to Samadhi, there has not been any material change in any method of accounting or accounting practice by Riesling or its Subsidiaries;
(e)   except as set forth in Section 2.7(e) of the Riesling Disclosure Schedule, there has not been any: (i) grant of any severance or termination pay to any employee of Riesling or its Subsidiaries, except in the Ordinary Course of Business; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of Riesling or its Subsidiaries, except in the Ordinary Course of Business; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors or officers, except as required by any pre-existing plan or arrangement; or (iv) termination of any of the officers or key employees of any of Riesling or any of its Subsidiaries; and
(f)   there has not been any agreement by Riesling to do any of the foregoing.
2.8   Title to Assets.
Except as disclosed in Section 2.8 of the Riesling Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect, Riesling and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by them, free and clear of all Encumbrances other than Permitted Encumbrances (no representation or warranty is made under this Section 2.8 with respect to any real property, intellectual property or intellectual property rights).
2.9   Real Properties.
(a)   With respect to each Riesling Lease, except as would not, individually or in the aggregate, have or reasonably be expected to have a Riesling Material Adverse Effect:

(i)   the Riesling Leases and Riesling Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and Riesling or a Subsidiary of Riesling, as applicable, holds a valid and existing leasehold interest under such Riesling Leases free and clear of any Encumbrances except Permitted Encumbrances;
(ii)   none of Riesling or its Subsidiaries, nor, to the Knowledge of Riesling, any other party to any of the Riesling Leases or Riesling Ancillary Lease Documents is in breach or default, and, to the Knowledge of Riesling, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Riesling Leases or any Riesling Ancillary Lease Documents; and
(iii)   none of Riesling or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Riesling Leases or any Riesling Ancillary Lease Documents.
(b)   The Riesling Leased Real Property constitutes all of the material real property used or occupied by Riesling and its Subsidiaries in connection with the conduct of Riesling Business.
(c)   None of Riesling or its Subsidiaries has any fee title (or equivalent) in any real property, nor is any of Riesling or its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.
2.10   Intellectual Property.
(a)   Section 2.10(a) of the Riesling Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Riesling or any of its Subsidiaries or used or held for use by Riesling or any of its Subsidiaries in the Riesling Business (“Riesling Patents”), (ii) registered and material unregistered Marks owned by Riesling or any of its Subsidiaries or used or held for use by Riesling or any of its Subsidiaries in the Riesling Business (“Riesling Marks”) and (iii) registered and material unregistered Copyrights owned by Riesling or any of its Subsidiaries (including any material software developed by employees of Riesling or any of its Subsidiaries) or used or held for use by Riesling or any of its Subsidiaries in the Riesling Business (“Riesling Copyrights”).
(b)   Except as set forth in Section 2.10(b) of the Riesling Disclosure Schedule, with respect to the Riesling Intellectual Property (i) purported to be owned by Riesling or any of its Subsidiaries, (A) Riesling or one of its Subsidiaries exclusively owns such Riesling Intellectual Property, or if full ownership of title is not possible under applicable law, owns all economic rights to the relevant Riesling Intellectual Property, and (B) any Riesling License-Out under such Riesling Intellectual Property is non-exclusive and has been granted in the Ordinary Course of Business and (ii) licensed to Riesling or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Riesling Intellectual Property are the subject of a written license or other agreement and neither Riesling nor its Subsidiaries are in any material breach thereof; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Riesling License-In or Riesling License-Out or Permitted Encumbrances granted by Riesling or one of its Subsidiaries.
(c)   Except as set forth in Section 2.10(c) of the Riesling Disclosure Schedule, all material Riesling Intellectual Property, including Internet domain names, owned by Riesling or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are in material compliance as of the date hereof with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, timely filing of inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications and fees), and, to the Knowledge of Riesling, all material Riesling Patents, Riesling Marks and Riesling Copyrights that are owned by Riesling or any of its Subsidiaries are valid and enforceable.

(d)   Except as set forth on Section 2.10(d) of the Riesling Disclosure Schedule, to the Knowledge of Riesling, the Riesling Intellectual Property constitutes all of the material Intellectual Property necessary to conduct the Riesling Business as it is conducted as of the date hereof.
(e)   To the Knowledge of Riesling, Riesling is in possession of all material source code relating to any of the software in Riesling Copyrights. Riesling and its Subsidiaries have taken reasonable precautionary measures to protect their Copyrights and Trade Secrets embodied in such source code. The software owned by Riesling and its Subsidiaries that is material to the Riesling Business is free from any material defect or bug, or material programming, design or documentation error and does not constitute or contain any material contaminants.
(f)   Except as set forth in Section 2.10(f) of the Riesling Disclosure Schedule, to the Knowledge of Riesling, Riesling or its Subsidiaries did not perform any act that would require the Riesling Copyrights integrated in any Riesling Products or any part thereof or any derivative work thereof to be licensed under Open License Terms. Such actions include, but are not limited to, integrating any Open Source Software into any Riesling Copyright which is integrated into a Riesling Product.
(g)   Except as set forth in Section 2.10(g) of the Riesling Disclosure Schedule, there are no pending or, to the Knowledge of Riesling, threatened claims against Riesling or any of its Subsidiaries or any of their employees alleging that any of the operation of Riesling Business or any activity by Riesling or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Riesling Product infringes or violates the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of any subject matter of any Third Party Intellectual Property or that any Riesling Intellectual Property is invalid or unenforceable.
(h)   Except as set forth in Section 2.10(h) of the Riesling Disclosure Schedule, to the Knowledge of Riesling in each case: neither the operation of the Riesling Business, nor any activity by Riesling or any of its Subsidiaries, nor the manufacture, use, importation, offer for sale and/or sale of any Riesling Product infringes or violates any Third Party Intellectual Property or constitutes a misappropriation of any subject matter of any Third Party Intellectual Property.
(i)   Except as set forth in Section 2.10(i) of the Riesling Disclosure Schedule, no current or former employee or contractor has any right to further material remuneration or compensation with respect to any Riesling Intellectual Property owned by Riesling or its Subsidiaries.
(j)   All former and current employees, consultants and contractors of Riesling or any of its Subsidiaries involved in the creation of Riesling Products have executed written instruments with Riesling or one or more of its Subsidiaries that assign to Riesling or its Subsidiaries, all rights, title and interest in and to (or, should such an assignment not be possible under applicable law, all economic rights in and to) any and all (i) writings and other works of authorship (including any software), and information relating to the Riesling Business or any of the Riesling Products and (ii) Intellectual Property relating thereto; in each case to the extent necessary to secure rights in a Riesling Copyright held by Riesling or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.
(k)   Except as set forth in Section 2.10(k) of the Riesling Disclosure Schedule, to the Knowledge of Riesling in each case, since July 1, 2014: (i) there is no, nor has there been any, infringement or violation by any person or entity of any material Riesling Intellectual Property or the rights of Riesling or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any material Riesling Intellectual Property or the subject matter thereof.
(l)   Except as set forth in Section 2.10(l) of the Riesling Disclosure Schedule, no material Riesling Intellectual Property owned by Riesling is subject to any outstanding Order restricting or limiting in any material respect the use or licensing thereof by Riesling or any of its Subsidiaries, nor is any Legal Proceeding pending or, to the Knowledge of Riesling, threatened that challenges Riesling’s or any of its Subsidiaries’ rights in, or the validity of, any Riesling Intellectual Property owned by Riesling, except where any Order or pending or threatened Legal Proceeding has not been and would not be or reasonably be expected to be, individually or in the aggregate, a Riesling Material Adverse Effect.

(m)   Riesling and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets owned by Riesling or any of its Subsidiaries or used or held for use by Riesling or any of its Subsidiaries in the Riesling Business (the “Riesling Trade Secrets”), including requiring each employee of Riesling and its Subsidiaries with access to Riesling Trade Secrets, each consultant of Riesling and its Subsidiaries with access to Riesling Trade Secrets, and any other person with access to Riesling Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Chardonnay and, to the Knowledge of Riesling, there has not been any breach by any party to such confidentiality agreements.
2.11   Material Contracts.
Each of the Riesling Material Contracts is a valid and binding obligation of Riesling, and/or any Subsidiary of Riesling that is a party thereto, and, to the Knowledge of Riesling, the other parties thereto, enforceable against Riesling and any such Subsidiary and, to the Knowledge of Riesling, the other parties thereto in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors. Except as set forth on Section 2.11 of the Riesling Disclosure Schedule, none of Riesling or any of its Subsidiaries, and to the Knowledge of Riesling, no other party, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the provisions, terms or conditions of any Riesling Material Contract, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect. Riesling has delivered or made available to Chardonnay accurate and complete copies of all Riesling Material Contracts, including all amendments thereto.
2.12   Compliance with Laws; Permits.
(a)   Except as set forth in Section 2.12(a) of the Riesling Disclosure Schedule, (i) each of Riesling and each of its Subsidiaries is, and has at all times since July 1, 2014 been, in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect, (ii) neither Riesling nor any of its Subsidiaries uses or supports the use of fake profiles or similar misleading activities to generate higher user numbers, and none of the software used in Riesling Business (x) sends information of a user to another person without the user’s consent, (y) records a user’s actions without the user’s knowledge, or (z) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior and (iii) no investigation or review by any Governmental Authority with respect to Riesling or any of its Subsidiaries has been closed in the past three (3) years or is pending or, to the Knowledge of Riesling, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Riesling or any of its Subsidiaries.
(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect, each of Riesling and its Subsidiaries hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from any Governmental Authority necessary for the lawful operating of the businesses of Riesling and each of its Subsidiaries as conducted as of the date hereof  (the “Riesling Permits”). Since July 1, 2014, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Riesling Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect. Each of Riesling and each of its Subsidiaries is, and has at all times since July 1, 2014 been, in compliance in all material respects with the terms of all Riesling Permits, and no event has occurred that, to the Knowledge of Riesling, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Riesling Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect.
2.13   Taxes.
(a)   Each of Riesling and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Law. Each such Tax Return was true, correct and complete in all material respects, and all Taxes shown to be due on any such Tax Return have been paid.

(b)   Each of Riesling and its Subsidiaries has withheld and paid to the appropriate Governmental Authority if and when due all material Taxes required to be withheld and paid.
(c)   The aggregate amount of all unpaid Taxes of each of Riesling and its Subsidiaries (i) relating to any taxable period or portion thereof ending on or before December 31, 2016 does not materially exceed the aggregate amount of all Tax liabilities and Tax accruals and provisions (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Riesling Balance Sheets (rather than in any notes thereto) and (ii) relating to any taxable period or portion thereof ending on or before the Closing Date will not materially exceed that aggregate amount of all Tax liabilities and Tax accruals and provisions as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Riesling and its Subsidiaries in filing their Tax Returns.
(d)   Section 2.13(d) of the Riesling Disclosure Schedule lists all Tax Returns of Riesling and any of its Subsidiaries that are, as of the date hereof and to the Knowledge of Riesling, the subject of an ongoing tax audit (steuerliche Außenprüfung). Except as set forth in Section 2.13(d) of the Riesling Disclosure Schedule, neither Riesling nor any of its Subsidiaries has waived any statutes of limitations with respect to a Tax assessment or deficiency, which period has not yet expired (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(e)   Other than Permitted Encumbrances, there are no liens for Taxes upon any of the assets of Riesling or any of its Subsidiaries.
(f)   None of Riesling or any of its Subsidiaries was or is bound by any profit and loss pooling agreement (Ergebnisabführungsvertrag) and none of Riesling or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).
(g)   None of Riesling or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns (including for German tax purposes any fiscal group (Organschaft)) or (B) has any liability for the Taxes of any Person (other than Riesling or any of its Subsidiaries) as a transferee or successor or under sec. 71, 73 through 75 of the German General Tax Act (Abgabenordnung – AO) or sec. 13c of the German Value Added Tax Act (Umsatzsteuergesetz – UStG) or under Treasury Regulations Section 1.1502-6 (or any similar provisions of German or non-German federal, state, municipal or local Law).
(h)   Riesling and each of its Subsidiaries is in material compliance with the terms and conditions of any applicable Tax exemptions or Tax agreements of any government to which it may be subject or which it may have claimed relating to a material amount of Tax, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.
(i)   To the Knowledge of Riesling, none of Riesling or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4.
(j)   As of the date of this Agreement, within the last three (3) years, no written claim has been made by any Taxing Authority that Riesling or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect.
(k)   Riesling does not know of any reason why the Tax Representation Letters of Riesling and New Parent cannot be delivered to Morrison & Foerster LLP, counsel to Chardonnay, for purposes of its Tax Opinion.
2.14   Employee Benefit Programs.
(a)   Section 2.14(a) of the Riesling Disclosure Schedule sets forth a list of every Employee Program maintained by Riesling or its Subsidiaries. As of the Effective Time, Riesling and Riesling’s Subsidiaries have made no pension commitments to employees, former employees or third parties, and have not established an agreement, arrangement, custom or practice in their operations (not including contributions, payments and benefits under mandatory Law) that would result in any obligation to make payments for pensions or similar benefits, including any early retirement plan, for the benefit of any employee. To the Effective Time, Riesling has adjusted their pension commitments, regularly, if and to the extent required by Section 16 of the German Pensions Act (Betriebsrentengesetz) and no backlog adjustments (nachholende Anpassungen) need to be made for periods prior to the Effective Time.
(b)   Except as set forth in Section 2.14(b) of the Riesling Disclosure Schedule, (i) neither Riesling nor any Subsidiary of Riesling knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to any Riesling Employee Program, (ii) except as would not, individually or in the aggregate, have a Riesling Material Adverse Effect, with respect to any Riesling Employee Program, there has been no failure to comply with any provision of applicable Laws, or any agreement, (iii) no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Riesling, threatened with respect to any such Riesling Employee Program and (iv) all payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Riesling Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.
(c)   Full payments have been made of all amounts that are required under the terms of each Riesling Employee Program to be paid as contributions with respect to all periods prior to the Effective Time.
(d)   Except as set forth on Section 2.14(d) of the Riesling Disclosure Schedule, neither Riesling nor any of its Subsidiaries is a party to any written (i) agreement with any current or former stockholder, director, employee or consultant of Riesling or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Riesling or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment or service of such director, employee or consultant; or (ii) agreement or plan binding Riesling or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Riesling made any such payment, and the consummation of the transactions contemplated herein shall not obligate Riesling or any other entity to make any parachute payment that would be subject to Section 280G of the Code.
(e)   No stock option granted under any Riesling Stock Option Plan, if subject to Section 409A of the Code, has an exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation to any extent, such that such exercise price or deferral feature would cause a violation of Section 409A of the Code.
(f)   For purposes of this Section 2.14 an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).
2.15   Labor and Employment Matters.
(a)   Riesling has made available to Chardonnay, on a confidential basis, as of the Effective Time, the following information: the personnel number, position held, date of commencement of continuous service, notice period, current annual base salary and target variable compensation for the current fiscal year, for each of Riesling’s and any of its Subsidiaries’ employees (not including managing directors), being entitled to a fixed gross annual remuneration of more than in total EUR 100,000.00 (the “Key Employees”). There is no outstanding obligation to increase the remuneration of any Key Employee or change any other terms of employment of any Key Employee, except as set out in Section 2.15(a) of the Riesling Disclosure Schedule. No notice of termination of a Key Employee has been given and to Riesling’s and any of its Subsidiaries’ knowledge, no Key Employee has expressed the intention to terminate his or her employment.

(b)   Except as set forth in Section 2.15(b) of the Riesling Disclosure Schedule, none of Riesling or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement (Tarifvereinbarungen), contract, or other written agreement with a labor union or labor organization. To the Knowledge of Riesling, neither Riesling nor any of its Subsidiaries is subject to any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Riesling or any of its Subsidiaries.
(c)   Except as set forth in Section 2.15(c) of the Riesling Disclosure Schedule, shop agreements (Betriebsvereinbarungen) do not apply to the employees of Riesling and any of its Subsidiaries.
(d)   Except as would not, individually or in the aggregate, have or be reasonably expected to have a Riesling Material Adverse Effect:
(i)   Riesling and its Subsidiaries are, and have at all times since September 30, 2016 been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours;
(ii)   neither Riesling nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Riesling Business and classified by Riesling or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Riesling or any of its Subsidiaries through its respective payroll department (“Riesling Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Riesling Contingent Workers;
(iii)   except as set forth in Section 2.15(d) of the Riesling Disclosure Schedule, neither Riesling nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; and
(iv)   there is no contractual obligation with respect to any employee of Riesling or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Riesling or any of its Subsidiaries.
(e)   Riesling has made available to Chardonnay, on a confidential basis, a true and complete list of all of the consultants, advisors, freelancers and independent contractors of Riesling and its Subsidiaries, setting forth their names, the nature of the services provided, the length of their engagement and the compensation they have received in the year 2016 and expect to receive in 2017, except consultants and other freelancers who have earned in 2016 and are expected to earn in 2017 less than EUR 100,000 gross.
2.16   Environmental Matters.
Except as would not, individually or in the aggregate, have or be reasonably expected to have a Riesling Material Adverse Effect:
(a)   Riesling and its Subsidiaries are, and have at all times been, in compliance with all Environmental Laws applicable to their operations and use of Riesling Leased Real Property; and
(b)   none of Riesling or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Riesling or its Subsidiaries at or on Riesling Leased Real Property that requires reporting, investigation or remediation by Riesling or its Subsidiaries pursuant to any Environmental Law.
2.17   Insurance.
Each material insurance policy and material self-insurance program or arrangement related to the business, assets, liabilities and operations of Riesling or any of its Subsidiaries is in full force and effect and Riesling and each of its Subsidiaries are, and have at all times since July 1, 2014 been, in compliance in all material respects with the terms thereof. All information provided to insurance carriers (in applications and otherwise) on behalf of Riesling and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. Riesling and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each material Legal Proceeding pending or threatened in writing against Riesling or any Subsidiary of Riesling, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Riesling or any Subsidiary of Riesling of its intent to do so.
2.18   Records.
The current commercial register excerpt (aktueller Handelsregisterauszug) of Riesling is complete and accurate in all material respects. There are no material resolutions in force that have to be registered with the commercial register under applicable statutory provisions but have not yet been so registered; in particular, there are no pending material registrations with the commercial register.
2.19   Government Programs.
Except with respect to any Taxes or as set forth in Section 2.19 of the Riesling Disclosure Schedule, no material agreements, loans, funding arrangements or assistance programs are outstanding in favor of Riesling or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Riesling, no basis exists for any Governmental Authority to seek payment or repayment from Riesling or any of its Subsidiaries of any material amount or benefit received, or to seek performance of any material obligation of Riesling or any of its Subsidiaries, under any such program.
2.20   Transactions with Affiliates.
Section 2.20 of the Riesling Disclosure Schedule describes any material transactions (other than arising under or in connection with any Riesling Employee Program, stock option plan, employment related Contracts and confidentiality Contracts or other Contracts incident to such Person’s employment with Riesling or any of its Subsidiaries), since July 1, 2014, between, on the one hand, Riesling or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of Riesling or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of Riesling or (c) to the Knowledge of Riesling, any “related person” (within the meaning of Section 15 of the German General Tax Code (Abgabenordnung – AO)) of any such officer, director or owner (other than Riesling or its Subsidiaries). Except as disclosed in Section 2.20 of the Riesling Disclosure Schedule, no director, officer or Affiliate of Riesling or any of its Subsidiaries has or has had, directly or indirectly (other than arising under or in connection with any Riesling Employee Program, stock option plan, employment related Contracts and confidentiality Contracts or other Contracts incident to such Person’s employment with Riesling or any of its Subsidiaries), (i) a beneficial interest in any Riesling Material Contract; (ii) any contractual or other arrangement with Riesling or any of its Subsidiaries or (iii) has an ownership or leasehold interest in any property (whether real, personal, tangible or intangible) used in, held by or required for the operation of Riesling as presently conducted.
2.21   Legal Proceedings; Orders.
(a)   Except as set forth in Section 2.21(a) of the Riesling Disclosure Schedule, as of the date hereof, there is not pending any Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding: (i) that would require a potential payment by Riesling (in excess of amounts covered by insurance) of an amount equal to EUR 100,000 and involves Riesling or any Subsidiary of Riesling, any director or officer of Riesling (in his or her capacity as such) or any of the material assets owned or used by Riesling and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.
(b)   Except as set forth in Section 2.21(b) of the Riesling Disclosure Schedule, there is no Order to which Riesling or any Subsidiary of Riesling, or any of the material assets owned or used by Riesling or any Subsidiary of Riesling, is subject. To the Knowledge of Riesling, no officer or other key employee of

Riesling or any Subsidiary of Riesling is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice, in any material respect, relating to Riesling Business or to any material assets owned or used by Riesling or any Subsidiary of Riesling.
2.22   Illegal Payments.
None of Riesling or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of Riesling or any of its Subsidiaries or, to the Knowledge of Riesling, any third party acting on behalf of Riesling or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Riesling, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Riesling or any of its Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.
2.23   Stock Ownership.
Riesling is not, nor at any time for the past three years has been, an “interested stockholder” of Chardonnay as defined in Section 203 of the DGCL. Neither Riesling nor any Subsidiary of Riesling directly or indirectly owns, and at all times for the past three years, neither Riesling nor any Subsidiary of Riesling has owned, beneficially or otherwise, any shares of Chardonnay Common Stock.
2.24   No Vote of Riesling Stockholders.
Except as set forth in the Support Agreement, no vote of the holders of New Parent Ordinary Shares or of the holders of any securities of Riesling (equity or otherwise) is required by any applicable Law or Riesling organizational documents in order for Riesling to consummate the Merger and the other Contemplated Transactions.
2.25   No Financial Advisor.
Except as set forth on Section 2.25 of the Riesling Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Riesling or any Subsidiary of Riesling.
2.26   Data Protection.
(a)   Except as disclosed in Section 2.26(a) of the Riesling Disclosure Schedule or as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect, Riesling and its Subsidiaries, and to the Knowledge of Riesling all of its providers of information technology services, have (a) complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal data (as defined in the EU Data Protection Directive 95/46, hereinafter “Personal Data”), including Personal Data of customers, employees, contractors and third parties who have provided information to Riesling and its Subsidiaries; and (b) implemented and maintained, in all material respects, a comprehensive security plan which implements and monitors effective and industry standard administrative, technical and physical safeguards to ensure that Personal Data is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. There has been no material loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of Riesling and its Subsidiaries. Riesling and each of its Subsidiaries’ privacy practices conform and at all times since July 1, 2014 have conformed to its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Data at the time such policies, terms of use or guidelines were in effect, in each case, except where any such nonconformance has not had, and would not reasonably be expected to have, a Riesling Material Adverse Effect.
(b)   Except as set forth in Section 2.26(b) of the Riesling Disclosure Schedule, within the last five years prior to the Effective Time, no person (including any Governmental Authority) has made any material claim or commenced any action with respect to loss, damage, unauthorized access, unauthorized use, unauthorized modification, or breach of security of Personal Data maintained by or on behalf of Riesling and its Subsidiaries.
(c)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect, (i) Riesling and its Subsidiaries have made all necessary disclosures to, and obtained any necessary consent from, users, customers, employees, contractors and any other applicable persons required by applicable Laws relating to data privacy, data protection and data security and have filed any required registrations with the competent data protection authorities and (ii) where required by Law, Riesling has concluded data processing agreements with its service providers qualifying as data processors.
2.27   Information Technology.
Riesling has taken reasonable steps to ensure the Riesling infrastructure is available and secure. Riesling has provided Chardonnay with a clear understanding of their platform infrastructure. Chardonnay has acknowledged that it understands and accepts that the approach is rational and sufficient.
2.28   No Additional Representations.
Except for the representations and warranties expressly made by Riesling, New Parent and Merger Sub in this Section 2 and in the Support Agreement, Chardonnay acknowledges and agrees that none of Riesling, New Parent, Merger Sub nor any other Person makes, and that Chardonnay has not relied and is not entitled to rely upon, any express or implied representation or warranty whatsoever (including as to completeness or omission), and that (but without limiting the generality of the foregoing) none of Riesling, New Parent or Merger Sub nor any Representative of Riesling, New Parent or Merger Sub makes, nor has Chardonnay relied upon or is entitled to rely upon, any representation or warranty with respect to (a) Riesling, New Parent, Merger Sub or any of Riesling’s Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the foregoing or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Riesling, New Parent or Merger Sub or any Representative of Riesling, New Parent or Merger Sub, including in any “data rooms” or management presentations.
Section 3.   REPRESENTATIONS AND WARRANTIES OF CHARDONNAY
Chardonnay represents and warrants to New Parent, Riesling and Merger Sub as follows, except as set forth in (x) the Chardonnay SEC Reports filed or furnished with the SEC prior to the date hereof (including any exhibits and other information incorporated by reference therein but excluding any forward-looking disclosures set forth in any “risk factors” section and any disclosures in any “forward-looking statements” section) or (y) the written disclosure schedule delivered by Chardonnay to Riesling as of the date hereof  (the “Chardonnay Disclosure Schedule”). The Chardonnay Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the Chardonnay Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1   Organization.
(a)   Chardonnay is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. Chardonnay has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Chardonnay is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Chardonnay Material Adverse Effect. The Chardonnay Charter and Chardonnay Bylaws, copies of which have previously been made available to Riesling, are true, correct and complete copies of such documents as in effect as of the date hereof and Chardonnay is not in violation of any provision thereof. Other than the Chardonnay Charter and Chardonnay Bylaws, Chardonnay is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Chardonnay or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.
(b)   Section 3.1(b) of the Chardonnay Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Chardonnay as of the date of this Agreement. Each of Chardonnay’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization, except as would not, either individually or in the aggregate, reasonably be expected to be material and adverse to Chardonnay. Each of Chardonnay’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not, either individually or in the aggregate, reasonably be expected to be material and adverse to Chardonnay. Each of Chardonnay’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Chardonnay Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of Chardonnay’s Subsidiaries, copies of which have previously been made available to Riesling, are true, correct and complete copies of such documents as in effect as of the date hereof and such Subsidiaries of Chardonnay are not in violation of any provision thereof, except as would not, either individually or in the aggregate, reasonably be expected to be material and adverse to Chardonnay. None of Chardonnay’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
3.2   Capitalization.
(a)   As of the date hereof, the authorized capital stock of Chardonnay consists of 100,000,000 shares of Chardonnay Common Stock and 10,000,000 shares Chardonnay Preferred Stock. As of May 1, 2017, there were 32,097,184   shares of Chardonnay Common Stock issued and outstanding, and no shares of Chardonnay Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Chardonnay Common Stock and no shares of Chardonnay Preferred Stock held in the treasury of Chardonnay. As of May 1, 2017, there were 2,506,700 shares of Chardonnay Common Stock issuable upon exercise of all outstanding Chardonnay Stock Options, subject to adjustment on the terms set forth in the Chardonnay Stock Option Plans. As of May 1, 2017, there were 270,555 unvested shares of Chardonnay Common Stock subject to Chardonnay RSUs.
(b)   The outstanding shares of Chardonnay Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation in any material respect of the terms of any Chardonnay Material Contract or understanding binding upon Chardonnay at the time at which they were issued and were issued in compliance with the Chardonnay Charter and Chardonnay Bylaws and in compliance in all material respects with all applicable Laws.
(c)   Except for the Chardonnay Stock Options, the Chardonnay RSUs and the Chardonnay Rights Plan and the Chardonnay Warrants, Chardonnay does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Chardonnay to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Chardonnay Common Stock or any other equity security of Chardonnay or any Subsidiary of Chardonnay or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Chardonnay Common Stock or any other equity security of Chardonnay or any Subsidiary of Chardonnay or obligating Chardonnay or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Chardonnay. At the Effective Time, all Chardonnay Warrants that have not been duly exercised previously shall automatically be terminated as of the Effective Time in accordance with the terms thereof, without any action by Chardonnay or any other Person. Except as described in Section 3.2(c) of the Chardonnay Disclosure Schedule, there are no stock appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Chardonnay. The Chardonnay Cash Balance as of April 25, 2017 is set forth on Section 3.2(c) of the Chardonnay Disclosure Schedule and Chardonnay has not taken any action since such date through the date hereof that would not be permitted pursuant to Section 4.5(a).
(d)   Section 3.2(d) of the Chardonnay Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of  (i) the name of the holder of each Chardonnay Stock Option, (ii) the date each Chardonnay Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Chardonnay Stock Option, (iv) the expiration date of each such Chardonnay Stock Option, (v) the vesting schedule of each such Chardonnay Stock Option, and (vi) the price at which each such Chardonnay Stock Option (or each component thereof, if applicable) may be exercised, and (vii) the number of shares of Chardonnay Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such Chardonnay Stock Options and Chardonnay RSUs.
(e)   Section 3.2(e) of the Chardonnay Disclosure Schedule lists each Subsidiary of Chardonnay as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Chardonnay and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Chardonnay has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Chardonnay to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Chardonnay (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by Chardonnay free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation in any material respect of the terms of any Chardonnay Material Contract at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.
3.3   Authority.
(a)   Chardonnay has all requisite corporate power and authority to execute and deliver this Agreement and, on the Closing Date, will have all requisite corporate power and authority to consummate the Contemplated Transactions and to perform its obligations hereunder, subject only to obtaining the Chardonnay Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by vote of the Chardonnay Board. No other approval or consent of, or action by, the holders of the outstanding securities of Chardonnay, other than the Chardonnay Stockholder Approval, is required in order for Chardonnay to consummate the Contemplated Transactions and perform its obligations hereunder. The Chardonnay Board has declared this Agreement advisable, has directed that this Agreement be submitted to the Chardonnay stockholders for adoption and approval and has made the Chardonnay Board Recommendation.

(b)   This Agreement has been duly and validly executed and delivered by Chardonnay and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of Chardonnay, enforceable against Chardonnay in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws relating to creditors’ rights and general principles of equity.
3.4   Non-Contravention; Consents.
(a)   Except as set forth on Section 3.4(a) of the Chardonnay Disclosure Schedule, the execution and delivery of this Agreement by Chardonnay does not, and the consummation by Chardonnay of the Merger and the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Chardonnay Charter or Chardonnay Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Chardonnay, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Chardonnay’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Chardonnay Material Contract or other agreement, instrument or obligation to which Chardonnay or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the covenants, consents, approvals and authorizations specified in clauses (i) through (vi) of Section 3.4(b), conflict with or violate any Law applicable to Chardonnay or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Chardonnay Material Adverse Effect.
(b)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Chardonnay or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Chardonnay or the consummation by Chardonnay of the Contemplated Transactions, except for (i) obtaining the Chardonnay Stockholder Approval, (ii) the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder; (iii) the applicable requirements of state securities and “blue sky” Laws and the rules and regulations of the NYSE MKT, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State, (v) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Chardonnay Material Adverse Effect.
(c)   The Chardonnay Board has taken all actions, if any, necessary so that the Chardonnay Rights Plan does not apply to Riesling, New Parent, Merger Sub and any of their respective affiliates, associates or other related persons, or to the Merger and the other transactions contemplated by this Agreement.
3.5   SEC Filings; Financial Statements.
(a)   Through the date hereof, Chardonnay has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2015 (the forms, statements, reports, schedules and documents filed or furnished since January 1, 2015 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Chardonnay SEC Reports”). Each of the Chardonnay SEC Reports, at the time of its filing or being furnished (or if amended, at the time of such amendment) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and any rules and regulations promulgated thereunder applicable to the Chardonnay SEC Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Chardonnay SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)   Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Chardonnay SEC Reports (the “Chardonnay Financial Statements”) (i) complied, or if filed after the date hereof will comply, as of its respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) has been prepared, or if filed after the date hereof, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presents, or if filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Chardonnay and its consolidated Subsidiaries at the respective dates thereof  (taking into account the notes thereto), and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Chardonnay SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The balance sheet of Chardonnay as of December 31, 2016 included in the Chardonnay Financial Statements is hereinafter referred to as the “Chardonnay Balance Sheet.”
(c)   Chardonnay has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting. Chardonnay maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to provide reasonable assurance that information required to be disclosed by Chardonnay in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.
(d)   Since July 1, 2014, except as disclosed on Section 3.5(d) of the Chardonnay Disclosure Schedule, Chardonnay has duly disclosed, in documents that were filed with the SEC and are publicly available, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Chardonnay’s auditors and the Audit Committee of the Chardonnay Board (A) (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that would adversely affect in any material respect Chardonnay’ ability to record, process, summarize and report financial information and (ii) any significant deficiencies or material weaknesses in internal control over financial reporting, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Chardonnay’s internal controls over financial reporting.
(e)   Since July 1, 2014 through the date of this Agreement, (i) neither Chardonnay nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Chardonnay or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Chardonnay or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Chardonnay or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Chardonnay, no attorney representing Chardonnay or any of its Subsidiaries, whether or not employed by Chardonnay or any of its Subsidiaries, has reported to Chardonnay Board or any committee thereof or to any director or officer of Chardonnay any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after July 1, 2014, by Chardonnay or any of its officers, directors, employees or agents.
3.6   Absence of Undisclosed Liabilities.
Neither Chardonnay nor any Subsidiary of Chardonnay has any Liability, except for: (a) Liabilities identified as such in the “liabilities” column of the Chardonnay Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Chardonnay since the date of the Chardonnay Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Chardonnay or any Subsidiary of Chardonnay under Contracts (other than for breach thereof); (d) Liabilities described in Section 3.6 of the Chardonnay Disclosure Schedule; (e) Liabilities incurred in connection with the Contemplated Transactions; and (f) Liabilities that would not, individually or in the aggregate, have, or reasonably be expected to have, a Chardonnay Material Adverse Effect.
3.7   Absence of Changes.
Since the date of the Chardonnay Balance Sheet and on or before the date hereof, Chardonnay and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Since the date of the Chardonnay Balance Sheet, and on or before the date hereof:
(a)   there has not been any change, condition, development, effect, event, occurrence, result or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Chardonnay Material Adverse Effect;
(b)   there has been no split, combination or reclassification of any of the outstanding shares of Chardonnay’ capital stock, and Chardonnay has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of Chardonnay;
(c)   none of Chardonnay and its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;
(d)   except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Chardonnay or any of its Subsidiaries;
(e)   there has not been any (i) grant of any severance or termination pay to any employee of Chardonnay or its Subsidiaries, except in the Ordinary Course of Business; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of Chardonnay or any of its Subsidiaries, except in the Ordinary Course of Business; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors or officers, except as required by any pre-existing plan or arrangement set forth in Section 3.7(e) of the Chardonnay Disclosure Schedule; or (iv) termination by Chardonnay of any officers or key employees of Chardonnay or any of its Subsidiaries; and
(f)   there has not been any agreement by Chardonnay to do any of the foregoing.
3.8   Title to Assets.
Except as would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect, Chardonnay and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by them, free and clear of all Encumbrances other than Permitted Encumbrances (no representation or warranty is made under this Section 3.8 with respect to any real property, intellectual property or intellectual property rights).
3.9   Properties.
(a)   Section 3.9(a) of the Chardonnay Disclosure Schedule identifies (x) the street address of each parcel of Chardonnay Leased Real Property, (y) the applicable Chardonnay Leases and the Chardonnay Ancillary Lease Documents and (z) the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Chardonnay Leased Real Property. Chardonnay and its Subsidiaries have delivered or made available to Chardonnay full, complete and accurate copies of each Chardonnay Lease and all Chardonnay Ancillary Lease Documents. With respect to each Chardonnay Lease, except as would not, individually or in the aggregate, have or be reasonably expected to have a Chardonnay Material Adverse Effect:
(i)   the Chardonnay Leases and the Chardonnay Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and Chardonnay or a Subsidiary of Chardonnay, as applicable, holds a valid and existing leasehold interest under such Chardonnay Leases free and clear of any Encumbrances except Permitted Encumbrances;
(ii)   none of Chardonnay or its Subsidiaries, nor, to the Knowledge of Chardonnay, any other party to any Chardonnay Leases or Chardonnay Ancillary Lease Documents is in breach or default, and, to the Knowledge of Chardonnay, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Chardonnay Leases or any Chardonnay Ancillary Lease Documents; and
(iii)   none of Chardonnay or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Chardonnay Leases or any Chardonnay Ancillary Lease Documents.
(b)   The Chardonnay Leased Real Property constitutes all of the material real property used or occupied by Chardonnay and its Subsidiaries in connection with the conduct of the Chardonnay Business.
(c)   None of Chardonnay or its Subsidiaries has any fee title (or equivalent) in any real property, nor is Chardonnay or any of its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.
3.10   Intellectual Property.
(a)   Section 3.10(a) of the Chardonnay Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Chardonnay or any of its Subsidiaries or used or held for use by Chardonnay or any of its Subsidiaries in the Chardonnay Business (“Chardonnay Patents”), (ii) registered and material unregistered Marks owned by Chardonnay or any of its Subsidiaries or used or held for use by Chardonnay or any of its Subsidiaries in the Chardonnay Business (“Chardonnay Marks”) and registered and material unregistered Copyrights owned by Chardonnay or any of its Subsidiaries (including any material software developed by employees of Chardonnay or any of its Subsidiaries) or used or held for use by Chardonnay or any of its Subsidiaries in the Chardonnay Business (“Chardonnay Copyrights”).
(b)   With respect to the Chardonnay Intellectual Property (i) purported to be owned by Chardonnay or any of its Subsidiaries, Chardonnay or one of its Subsidiaries exclusively owns such Chardonnay Intellectual Property, or if full ownership of title is not possible under applicable law, owns all economic rights to the relevant Chardonnay Intellectual Property and (ii) licensed to Chardonnay or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Chardonnay Intellectual Property are the subject of a written license or other agreement and neither Chardonnay nor its Subsidiaries are in any material breach thereof; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Chardonnay License-In or Chardonnay License-Out or Permitted Encumbrances granted by Chardonnay or one of its Subsidiaries.
(c)   All material Chardonnay Intellectual Property, including Internet domain names, owned by Chardonnay or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are in material compliance as of the date hereof with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, timely filing of inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications and fees), and, to the Knowledge of Chardonnay, all Chardonnay Patents, Chardonnay Marks (for Chardonnay Marks, except as set forth in Section 3.10(c) of the Chardonnay Disclosure Schedule) and Chardonnay Copyrights that are owned by Chardonnay or any of its Subsidiaries are valid and enforceable.

(d)   The Chardonnay Intellectual Property constitutes all of the material Intellectual Property necessary to conduct the Chardonnay Business as it is conducted as of the date hereof.
(e)   To the Knowledge of Chardonnay, each Chardonnay Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.
(f)   No Chardonnay Patent is now involved in any interference, reissue, re-examination or opposition proceeding. No Chardonnay Mark is now involved in any opposition or cancellation proceeding or Internet domain name ownership dispute.
(g)   To the Knowledge of Chardonnay, Chardonnay is in possession of all material source code relating to any of the software in Chardonnay Copyrights. Chardonnay and its Subsidiaries have taken reasonable precautionary measures to protect their Copyrights and Trade Secrets embodied in such source code. The software owned by Chardonnay and its Subsidiaries that is material to the Chardonnay Business is free from any material defect or bug, or material programming, design or documentation error and does not constitute or contain any material contaminants.
(h)   To the Knowledge of Chardonnay, Chardonnay or its Subsidiaries did not perform any act that would require the Chardonnay Copyrights in any Chardonnay Products or any part thereof or any derivative work thereof to be licensed under Open License Terms. Such actions include, but are not limited to, integrating any Open Source Software into a Chardonnay Product.
(i)   Except as set forth in Section 3.10(i) of the Chardonnay Disclosure Schedule, there are no pending or, to the Knowledge of Chardonnay, threatened claims against Chardonnay or any of its Subsidiaries or any of their employees alleging that any of the operation of the Chardonnay Business or any activity by Chardonnay or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Chardonnay Product infringes or violates the rights of others in or to any Third Party Intellectual Property or constitutes a misappropriation of any subject matter of any Third Party Intellectual Property or that any Chardonnay Intellectual Property is invalid or unenforceable.
(j)   Except as set forth in Section 3.10(j) of the Chardonnay Disclosure Schedule, to the Knowledge of Chardonnay in each case, neither the operation of the Chardonnay Business, nor any activity by Chardonnay or any of its Subsidiaries, nor the manufacture, use, importation, offer for sale and/or sale of any Chardonnay Product infringes or violates any Third Party Intellectual Property or constitutes a misappropriation of any subject matter of any Third Party Intellectual Property.
(k)   No current or former employee or contractor has any right to further material remuneration or compensation with respect to any Chardonnay Intellectual Property owned by Chardonnay or its Subsidiaries.
(l)   All former and current employees, consultants and contractors of Chardonnay or any of its Subsidiaries involved in the creation of Chardonnay Products have executed written instruments with Chardonnay or one or more of its Subsidiaries that assign to Chardonnay or its Subsidiaries, all rights, title and interest in and to (or, should such an assignment not be possible under applicable law, all economic rights in and to) any and all (i) inventions, improvements, discoveries, writings and other works of authorship (including any software), and information relating to the Chardonnay Business or any of the Chardonnay Products and (ii) Intellectual Property relating thereto; in each case to the extent necessary to secure rights in a Chardonnay Patent or Chardonnay Copyright held by Chardonnay or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.
(m)   To the Knowledge of Chardonnay in each case, since July 1, 2014, (i) there is no, nor has there been any, infringement or violation by any person or entity of any material Chardonnay Intellectual Property or the rights of Chardonnay or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Chardonnay Intellectual Property or the subject matter thereof. No third parties own registrations of the Marks JDATE or

CHRISTIANMINGLE, or any derivatives thereof, for services related to the Chardonnay Business in any of Australia, Canada, Europe (including Marks registered with the European Union Intellectual Property Office (“EUIPO”) and the World Intellectual Property Office (“WIPO”)), Israel, New Zealand, the U.K., or the U.S. To the Knowledge of Chardonnay and except as set forth in Section 3.10(m) of the Chardonnay Disclosure Schedules, no third parties own any Marks confusingly similar with JDATE or CHRISTIANMINGLE, or any derivatives thereof, for services related to the Chardonnay Business in any of Australia, Canada, Europe (including Marks registered with EUIPO or WIPO), Israel, New Zealand, the U.K., or the U.S.
(n)   No Chardonnay Intellectual Property owned by Chardonnay is subject to any outstanding Order restricting or limiting in any material respect the use or licensing thereof by Chardonnay or any of its Subsidiaries, nor is any Legal Proceeding pending or, to the Knowledge of Chardonnay, threatened that challenges Chardonnay’s or any of its Subsidiaries’ rights in, or the validity of, any Chardonnay Intellectual Property owned by Chardonnay, except where any Order or pending or threatened Legal Proceeding has not been and would not be or reasonably be expected to be, individually or in the aggregate, a Chardonnay Material Adverse Effect.
(o)   Chardonnay and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets owned by Chardonnay or any of its Subsidiaries or used or held for use by Chardonnay or any of its Subsidiaries in the Chardonnay Business (the “Chardonnay Trade Secrets”), including requiring each employee of Chardonnay and its Subsidiaries with access to Chardonnay Trade Secrets, and each consultant of Chardonnay and its Subsidiaries with access to Chardonnay Trade Secrets, and any other person with access to Chardonnay Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Riesling and, to the Knowledge of Chardonnay, there has not been any breach by any party to such confidentiality agreements.
3.11   Material Contracts.
Section 3.11 of the Chardonnay Disclosure Schedule is a correct and complete list as of the date of this Agreement of each Chardonnay Contract described below:
(a)   Chardonnay Leases and Chardonnay Ancillary Lease Documents;
(b)   for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Chardonnay or any of its Subsidiaries of, or pursuant to which in the last year Chardonnay or any of its Subsidiaries paid, in the aggregate, $100,000 or more;
(c)   for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Chardonnay or any of its Subsidiaries of, or pursuant to which in the last year Chardonnay or any of its Subsidiaries received, in the aggregate, $100,000 or more;
(d)   that relates to any partnership, joint venture, strategic alliance or other similar Contract;
(e)   relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;
(f)   severance or change-in-control Contracts;
(g)   which by its terms limits (i) the localities in which all or any significant portion of the business and operations of Chardonnay or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of New Parent or any Affiliate of New Parent (including Chardonnay) is or would be conducted, or (ii) the scope of the business and operations of Chardonnay and its Subsidiaries, taken as a whole or, following the consummation of the Contemplated Transactions, the business and operations of New Parent or any Affiliate of New Parent (including Chardonnay), taken as a whole;
(h)   in respect of any Chardonnay Intellectual Property that provides for annual payments of, or pursuant to which in the last year Chardonnay or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more, or any other agreement in respect of any Chardonnay Intellectual Property that is material to Chardonnay and its Subsidiaries taken as a whole;

(i)   containing any royalty, dividend or similar arrangement based on the revenues or profits of Chardonnay or any of its Subsidiaries;
(j)   with any Governmental Authority;
(k)   any Contract with (a) an executive officer or director of Chardonnay or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Chardonnay or (c) to the Knowledge of Chardonnay, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Chardonnay or its Subsidiaries);
(l)   any agreement that gives rise to any payment or benefit in excess of  $100,000 as a result of the performance of this Agreement or any of the other Contemplated Transactions;
(m)   relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Chardonnay or any of its Subsidiaries (including Contracts for any such acquisition or disposition which has already been consummated that contains representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), in each case, that are still in effect) or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice that is not in excess of  $100,000;
(n)   any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Chardonnay or any of its Subsidiaries in excess of  $100,000; or
(o)   that would be required to be filed by Chardonnay as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K.
Each of the agreements, contracts or commitments to which Chardonnay or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (o) above or any Chardonnay Contract listed in Section 3.14 or Section 3.15 of the Chardonnay Disclosure Schedule (any such agreement, contract or commitment, a “Chardonnay Material Contract”) is a valid and binding obligation of Chardonnay, and/or any Subsidiary of Chardonnay that is a party thereto, and, to the Knowledge of Chardonnay, the other parties thereto, enforceable against Chardonnay and any such Subsidiary and, to the Knowledge of Chardonnay, the other parties thereto in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors. Except as set forth on Section 3.11 of the Chardonnay Disclosure Schedule, none of Chardonnay or any of its Subsidiaries, and to the Knowledge of Chardonnay, no other party, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the provisions, terms or conditions of any Chardonnay Material Contract, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect. Chardonnay has delivered or made available to Riesling accurate and complete copies of all Chardonnay Material Contracts, including all amendments thereto.
3.12   Compliance with Laws; Permits.
(a)   Each of Chardonnay and each of its Subsidiaries is, and has at all times since July 1, 2014 been, in compliance with all Laws and Orders, except where any such failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect. Neither Chardonnay nor any of its Subsidiaries uses or supports the use of fake profiles or similar misleading activities to generate higher user numbers, and none of the software used in Chardonnay Business (x) sends information of a user to another person without the user’s consent, (y) records a user’s actions without the user’s knowledge, or (z) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior. Except as set forth in Section 3.12(a) of the Chardonnay Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Chardonnay or any of its Subsidiaries is pending or, to the Knowledge of Chardonnay, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Chardonnay or any of its Subsidiaries.

(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect, each of Chardonnay and its Subsidiaries hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from any Governmental Authority necessary for the lawful operating of the businesses of Chardonnay and each of its Subsidiaries as conducted as of the date hereof  (the “Chardonnay Permits”). Since July 1, 2014, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Chardonnay Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect. Each of Chardonnay and each of its Subsidiaries is, and has at all times since July 1, 2014 been, in compliance in all material respects with the terms of all Chardonnay Permits, and no event has occurred that, to the Knowledge of Chardonnay, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Chardonnay Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect.
3.13   Taxes.
(a)   Each of Chardonnay and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Law. Each such Tax Return was true, correct and complete in all material respects, and all Taxes shown to be due on any such Tax Return have been paid.
(b)   Each of Chardonnay and its Subsidiaries has withheld and paid to the appropriate Governmental Authority if and when due all material Taxes required to be withheld and paid.
(c)   The aggregate amount of all unpaid Taxes of each of Chardonnay and its Subsidiaries (i) relating to any taxable period or portion thereof ending on or before December 31, 2016 does not materially exceed the aggregate amount of all Tax liabilities and Tax accruals and provisions (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Chardonnay Balance Sheet (rather than in any notes thereto) and (ii) relating to any taxable period or portion thereof ending on or before the Closing Date will not materially exceed that aggregate amount of all Tax liabilities and Tax accruals and provisions as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Chardonnay and its Subsidiaries in filing their Tax Returns.
(d)   Section 3.13(d) of the Chardonnay Disclosure Schedule lists all federal, state, local, and foreign Tax Returns of Chardonnay and any of its Subsidiaries that are, as of the date hereof and to the Knowledge of Chardonnay, the subject of an ongoing audit. Except as set forth in Section 3.13(d) of the Chardonnay Disclosure Schedule, neither Chardonnay nor any of its Subsidiaries has waived any statutes of limitations with respect to Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(e)   Other than Permitted Encumbrances, there are no liens for Taxes upon any assets of Chardonnay or any of its Subsidiaries.
(f)   None of Chardonnay or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code.
(g)   None of Chardonnay or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).
(h)   None of Chardonnay or any of its Subsidiaries (i) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Chardonnay or (ii) has any liability for the Taxes of any Person (other than Chardonnay or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), or as a transferee or successor.

(i)   Chardonnay and each of its Subsidiaries is in material compliance with the terms and conditions of any applicable Tax exemptions or Tax agreements of any government to which it may be subject or which it may have claimed relating to a material amount of Tax, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.
(j)   To the Knowledge of Chardonnay, none of Chardonnay or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4.
(k)   As of the date of this Agreement, within the last three (3) years, no written claim has been made by any Taxing Authority that Chardonnay or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect.
(l)   Chardonnay does not know of any reason why the Tax Representation Letter of Chardonnay cannot be delivered to Morrison & Foerster LLP, counsel to Chardonnay, for purposes of its Tax Opinion.
3.14   Employee Benefit Programs.
(a)   Section 3.14(a) of the Chardonnay Disclosure Schedule sets forth a list of every Employee Program that is sponsored by, or has been maintained, contributed to, or required to be contributed to, by Chardonnay or an ERISA Affiliate of Chardonnay for the benefit of any current or former employee (with respect to any former employee, however, only if there exist unfulfilled obligations of Chardonnay or any of Chardonnay’s ERISA Affiliates vis-à-vis any such former employee), freelancer or director of Chardonnay or an ERISA Affiliate of Chardonnay, except such definition shall not include any benefits to be paid by Chardonnay or an ERISA Affiliate of Chardonnay according to mandatory law (the “Chardonnay Employee Programs”).
(b)   Each Chardonnay Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of Chardonnay, no event or omission has occurred which would reasonably be expected to cause any Chardonnay Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including Code Sections 105, 125, and 401(a)).
(c)   Neither Chardonnay nor any Subsidiary of Chardonnay knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Chardonnay Employee Programs. Except as would not, individually or in the aggregate, have a Chardonnay Material Adverse Effect, with respect to any Chardonnay Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Chardonnay, threatened with respect to any such Chardonnay Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Chardonnay Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.
(d)   Neither Chardonnay nor any ERISA Affiliate of Chardonnay has maintained an Employee Program subject to Title IV or Section 302 of ERISA, or that is a voluntary employee benefit association, or a Multiemployer Plan. None of the Chardonnay Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws) or has ever promised to provide such post-termination benefits.
(e)   Except as set forth on Section 3.14(e) of the Chardonnay Disclosure Schedule, neither Chardonnay nor any of its Subsidiaries is a party to any written (i) agreement with any current or former stockholder, director, employee or consultant of Chardonnay or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Chardonnay or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment or service of such director, employee or consultant; or (ii) agreement or plan binding Chardonnay or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. Except as set forth on Section 3.14(e) of the Chardonnay Disclosure Schedule, here is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would result in the payment of any amount to any current or former Chardonnay employee under a Chardonnay Employee Program that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code and the imposition of an excise tax on such Chardonnay employee under Section 4999 of the Code.
(f)   Each Chardonnay Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Chardonnay Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.
(g)   For purposes of this Section 3.14:
(i)   An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).
(ii)   An entity is an “ERISA Affiliate” of Chardonnay if it would have ever been considered a single employer with Chardonnay under ERISA Section 4001(b) or part of the same “controlled group” as Chardonnay for purposes of ERISA Section 302(d)(3).
3.15   Labor and Employment Matters.
(a)   None of Chardonnay or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of Chardonnay, neither Chardonnay nor any of its Subsidiaries is subject to any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Chardonnay or any of its Subsidiaries.
(b)   Except as would not, individually or in the aggregate, have or be reasonably expected to have a Chardonnay Material Adverse Effect,
(i)   Chardonnay and its Subsidiaries are, and have at all times since July 1, 2014 been, in compliance in all respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours;
(ii)   neither Chardonnay nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Chardonnay Business and classified by Chardonnay or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Chardonnay or any of its Subsidiaries through its respective payroll department (“Chardonnay Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Chardonnay Contingent Workers;

(iii)   neither Chardonnay nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters;
(iv)   all employees of Chardonnay and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Chardonnay or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Chardonnay or any of its Subsidiaries; and
(v)   all individuals characterized and treated by Chardonnay or its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Chardonnay or its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all respects.
(c)   Section 3.15(c) of the Chardonnay Disclosure Schedule contains a complete and accurate list of all employees of Chardonnay and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention. Section 3.15(c) of the Chardonnay Disclosure Schedule contains a complete and accurate list of all Chardonnay Contingent Workers as of the date of this Agreement, showing for each Chardonnay Contingent Worker such individual’s role in the Chardonnay Business and fee or compensation arrangements.
3.16   Environmental Matters.
Except as would not, individually or in the aggregate, have or be reasonably expected to have a Chardonnay Material Adverse Effect:
(a)   Chardonnay and its Subsidiaries are, and have at all times been, in compliance with all Environmental Laws applicable to their operations and use of the Chardonnay Leased Real Property; and
(b)   none of Chardonnay or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Chardonnay or its Subsidiaries at or on the Chardonnay Leased Real Property that requires reporting, investigation or remediation by Chardonnay or its Subsidiaries pursuant to any Environmental Law.
3.17   Insurance.
Each material insurance policy and material self-insurance program or arrangement related to the business, assets, liabilities and operations of Chardonnay or any Subsidiary of Chardonnay is in full force and effect and Chardonnay and each of its Subsidiaries are, and have at all times since July 1, 2014 been, in compliance in all material respects with the terms thereof. All information provided to insurance carriers (in applications and otherwise) on behalf of Chardonnay and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. Chardonnay and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each material Legal Proceeding pending or threatened in writing against Chardonnay or any Subsidiary of Chardonnay, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Chardonnay or any Subsidiary of Chardonnay of its intent to do so.
3.18   Records.
Each of the stock certificate books, registers of stockholders and other corporate registers of Chardonnay comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.19   Government Programs.
Except with respect to any Taxes, no material agreements, loans, funding arrangements or assistance programs are outstanding in favor of Chardonnay or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Chardonnay, no basis exists for any Governmental Authority to seek payment or repayment from Chardonnay or any of its Subsidiaries of any material amount or benefit received, or to seek performance of any material obligation of Chardonnay or any of its Subsidiaries, under any such program.
3.20   Transactions with Affiliates.
Since the date of Chardonnay’s last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Chardonnay pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as disclosed in Section 3.20 of the Chardonnay Disclosure Schedule or in the Chardonnay SEC Reports, no director, officer or Affiliate of Chardonnay or any of its Subsidiaries has or has had, directly or indirectly, (a) a beneficial interest in any Chardonnay Material Contract; (b) any contractual or other arrangement with Chardonnay or any of its Subsidiaries or (c) has an ownership or leasehold interest in any property (whether real, personal, tangible or intangible) used in, held by or required for the operation of Chardonnay as presently conducted.
3.21   Legal Proceedings; Orders.
(a)   Except as set forth in Section 3.21(a) of the Chardonnay Disclosure Schedule, as of the date hereof, there is not pending any Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding: (i) that would require a potential payment by Chardonnay (in excess of amounts covered by insurance) of an amount equal to $100,000 and involves Chardonnay or any Subsidiary of Chardonnay, or any director or officer of Chardonnay (in his or her capacity as such) or any of the material assets owned or used by Chardonnay and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.
(b)   Except as set forth in Section 3.21(b) of the Chardonnay Disclosure Schedule, there is no Order to which Chardonnay or any Subsidiary of Chardonnay, or any of the assets owned or used by Chardonnay or any Subsidiary of Chardonnay, is subject. To the Knowledge of Chardonnay, no officer or other key employee of Chardonnay or any Subsidiary of Chardonnay is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice, in any material respect, relating to the Chardonnay Business or to any material assets owned or used by Chardonnay or any Subsidiary of Chardonnay.
3.22   Illegal Payments.
None of Chardonnay or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of Chardonnay or any of its Subsidiaries or, to the Knowledge of Chardonnay, any third party acting on behalf of Chardonnay or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Chardonnay, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Chardonnay or any of its Subsidiaries.
3.23   Inapplicability of Anti-takeover Statutes.
The Chardonnay Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions.
3.24   Stockholder Vote Required.
The affirmative vote of the holders of a majority of the outstanding shares of Chardonnay Common Stock is the only vote of the holders of Chardonnay’s capital stock necessary to approve the adoption of this Agreement (the “Chardonnay Stockholder Approval”).
3.25   No Financial Advisor.
Except as set forth on Section 3.25 of the Chardonnay Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Chardonnay or any Subsidiary of Chardonnay.
3.26   Data Protection.
(a)   Chardonnay and its Subsidiaries, and to the Knowledge of Chardonnay all of its providers of information technology services, have (a) complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines and all applicable Laws relating to Personal Data, including Personal Data of customers, employees, contractors and third parties who have provided information to Chardonnay and its Subsidiaries; and (b) implemented and maintained, in all material respects, a comprehensive security plan which implements and monitors effective and industry standard administrative, technical and physical safeguards to ensure that Personal Data is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. There has been no material loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of Chardonnay and its Subsidiaries. Chardonnay and each of its Subsidiaries’ privacy practices conform and at all times since July 1, 2014 have conformed to its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Data at the time such policies, terms of use or guidelines were in effect, in each case, except where any such nonconformance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect.
(b)   Except as set forth in Section 3.26(b) of the Chardonnay Disclosure Schedule, within the last five years prior to the Effective Time, no person (including any Governmental Authority) has made any material claim or commenced any action with respect to loss, damage, unauthorized access, unauthorized use, unauthorized modification, or breach of security of Personal Data maintained by or on behalf of Chardonnay and its Subsidiaries.
(c)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect, (i) Chardonnay and its Subsidiaries have made all necessary disclosures to, and obtained any necessary consent from, users, customers, employees, contractors and any other applicable persons required by applicable Laws relating to data privacy, data protection and data security and have filed any required registrations with the competent data protection authorities and (ii) where required by Law, Chardonnay has concluded data processing agreements with its service providers qualifying as data processors.
3.27   Information Technology.
Chardonnay has taken reasonable steps to ensure the legacy platform (i.e. on premise) infrastructure is available and secure. Chardonnay has provided Riesling with a clear understanding of existing legacy platform infrastructure as well as an understanding for the public-cloud hosting strategy Chardonnay will use for the Indy platform. Riesling has acknowledged that it understands and accepts that the approach is rational and sufficient.
3.28   Fairness Opinion.
B. Riley & Co., LLC has delivered to the board of Chardonnay a written opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the stockholders of Chardonnay from a financial point of view, and such opinion has not been withdrawn, revoked or modified. Chardonnay has delivered a true, correct and complete copy of said written opinion (together with all annexes and exhibits thereto) to Riesling promptly after its receipt thereof.
3.29   No Additional Representations.
Except for the representations and warranties expressly made by Chardonnay in this Section 3 and in the Support Agreement, Riesling, New Parent and Merger Sub acknowledge and agree that neither Chardonnay nor any other Person makes, and that none of Riesling, New Parent or Merger Sub has relied or is entitled to rely upon, any express or implied representation or warranty whatsoever (including as to completeness or omission), and that (but without limiting the generality of the foregoing) neither Chardonnay nor any Representative of Chardonnay makes, nor have Riesling, New Parent or Merger Sub relied upon, nor are they entitled to rely upon, any representation or warranty with respect to (a) Chardonnay or any of Chardonnay’s Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the foregoing or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Chardonnay or any Representative of Chardonnay, including in any “data rooms” or management presentations.
Section 4.   CERTAIN COVENANTS OF THE PARTIES
4.1   Access and Investigation.
Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; and (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:
(i)   the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within (x) thirty (30) days after the end of such calendar month, with respect to Chardonnay, or (y) forty-eight hours (48) hours after delivery to Riesling’s stockholders, with respect to Riesling, or such longer periods as the Parties may agree to in writing;
(ii)   all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;
(iii)   any written materials or communications sent by or on behalf of a Party to all of its stockholders;
(iv)   any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions; and
(v)   any material notice, report or other document received by a Party from any Governmental Authority in connection with the Merger or any of the Contemplated Transactions.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such party or any Contract binding on a Party prior to the date hereof requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access, provided that the Party so restricting such access uses reasonable efforts to provide the maximum access allowed by such restriction. No investigation conducted pursuant to this Section 4.1 shall affect any representation or warranty given by any Party hereunder or disclosed in the Chardonnay Disclosure Schedule or the Riesling Disclosure Schedule or in the certificates referenced in Section 7.3 and 8.3 or otherwise affect or limit the remedies available under this Agreement.
4.2   Notice of Certain Events.
Each of Chardonnay and Riesling shall promptly notify and provide copies to the other of:
(a)   any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Contemplated Transactions;
(b)   any written notice or other substantive communication from any Governmental Authority or securities exchange in connection with the Contemplated Transactions;
(c)   the occurrence of any event, including any Legal Proceeding or investigation commenced that involves Riesling or any of its Subsidiaries or Chardonnay or any of its Subsidiaries, which would be reasonably likely to (A) prevent or materially impair the consummation of the Contemplated Transactions or (B) result in the failure of any condition to the Merger set forth in this Agreement to be satisfied prior to the Drop Dead Date; provided, that the delivery of any notice pursuant to this Section 4.2 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party; provided, further, that the delivery of any notice pursuant to this Section 4.2 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies hereunder of any Party; provided, further, that the failure to deliver any such notice shall not affect any of the conditions set forth in Sections 6, 7 and 8 or give rise to any right to terminate under Section 9.
4.3   Operation of Chardonnay’s Business.
Except as set forth on Section 4.3 of the Chardonnay Disclosure Schedule, during the Pre-Closing Period, Chardonnay shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Chardonnay or its Subsidiaries.
4.4   Operation of Riesling’s Business.
Except as set forth on Section 4.4 of the Riesling Disclosure Schedule, during the Pre-Closing Period, Riesling shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Riesling or its Subsidiaries.
4.5   Negative Obligations.
(a)   Without limiting the obligations set forth in Section 4.3, except (i) as expressly required by this Agreement or the Support Agreement, (ii) as set forth in Section 4.5(a) of the Chardonnay Disclosure Schedule, or (iii) with the prior written consent of Riesling, at all times during the Pre-Closing Period, Chardonnay shall not, nor shall it cause or permit any Subsidiary of Chardonnay to, do any of the following:

(i)   declare, accrue, set aside or pay any dividend or make any other distribution, whether payable in cash, stock or other property, in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities (except for shares of Chardonnay Common Stock from terminated employees of Chardonnay);
(ii)   except for contractual commitments in place at the date of this Agreement pursuant to Contracts accurate and complete copies of which have been made available to Riesling prior to the date hereof, sell, issue, transfer, pledge or grant, or authorize the issuance of or make any commitments to do any of the foregoing with respect to: (i) any capital stock or other security (except for Chardonnay Common Stock issued upon the valid exercise of outstanding Chardonnay Stock Options and Chardonnay RSUs); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
(iii)   amend the certificate of incorporation, bylaws or other charter or organizational documents of Chardonnay or any Subsidiary of Chardonnay, or effect or be a party to or authorize or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, or reverse stock split, except for the Contemplated Transactions;
(iv)   form any new Subsidiary or acquire any equity interest or other material interest in any other Person;
(v)   lend money to any Person, or incur, assume guarantee or otherwise become liable for any Indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person (other than for expense advances in the Ordinary Course of Business not in excess of  $100,000 in the aggregate); issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or, make any capital expenditures or commitments in excess of  $100,000 in the aggregate;
(vi)   except for contractual commitments in place at the date of this Agreement pursuant to Contracts accurate and complete copies of which have been made available to Riesling prior to the date hereof, (A) adopt, establish or enter into any Chardonnay Employee Program; (B) cause or permit any Chardonnay Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code; (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants or (D) hire any new employee or consultant;
(vii)   enter into any transaction outside the Ordinary Course of Business that involves payments and/or for a value in excess of  $100,000 or that is otherwise material;
(viii)   sell, lease, pledge or otherwise dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, other than sales of assets in the Ordinary Course of Business at not less than fair market value for consideration not greater than $100,000 individually and $500,000 in the aggregate;
(ix)   make, change or revoke any material Tax election; change (or request any Taxing Authority to change) any material Tax accounting method; settle or compromise any material Tax claim or liability; file any material amendment to any Tax Return relating to income Tax or to any other material Tax; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any material closing agreement relating to Taxes; file any material Tax Return other than one prepared in a manner consistent with past practice or differing from past practice only as required by Law; apply for or enter into any ruling from any Taxing Authority with respect to material Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(x)   enter into any Contract that would be a Chardonnay Material Contract, or amend or terminate or waive or grant any release or relinquishment of any material rights under, or renew, any Chardonnay Material Contract;

(xi)   (A) commence any Legal Proceeding other than (x) for routine collection of bills or (y) for a breach of this Agreement, (B) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any Legal Proceeding (including any Legal Proceeding relating to this Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of claims, liabilities or obligations incurred in the Ordinary Course of Business that involve amounts not to exceed $100,000 individually or $500,000 in the aggregate that (x) do not require any actions or impose any restrictions on the business or operations of Chardonnay or any of its Subsidiaries or impose any other injunctive or equitable relief, (y) provide for the complete release of Chardonnay and its Subsidiaries of all claims and (z) do not provide for any admission of liability by Chardonnay or any of its Subsidiaries or (C) waive any claims of substantial value;
(xii)   except for transactions among Chardonnay and its Subsidiaries or among the Chardonnay Subsidiaries, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its Subsidiaries or of any other Person and including transfers of project equipment), except for property and/or assets at not less than fair market value for consideration not greater than $100,000 individually and $500,000 in the aggregate;
(xiii)   materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law;
(xiv)   fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE MKT), subject to extensions permitted by applicable Law; or
(xv)   agree to take, take or permit any Subsidiary of Chardonnay to take or agree to take, any of the actions specified in clauses (i) through (xiv) of this Section 4.5(a).
(b)   Without limiting the obligations set forth in Section 4.4, except (i) as expressly required by this Agreement or the Support Agreement, (ii) as set forth in Section 4.5(b) of the Riesling Disclosure Schedule, or (iii) with the prior written consent of Chardonnay, at all times during the Pre-Closing Period, Riesling shall not, nor shall it cause or permit any Subsidiary of Riesling to, do any of the following:
(i)   declare, accrue, set aside or pay any dividend or make any other distribution, whether payable in cash, stock or other property, in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities (except for Riesling Ordinary Shares from terminated employees of Riesling);
(ii)   except for contractual commitments in place at the date of this Agreement pursuant to Contracts accurate and complete copies of which have been made available to Chardonnay prior to the date hereof, sell, issue, transfer, pledge or grant, or authorize the issuance of or make any commitments to do any of the foregoing with respect to: (i) any capital stock or other security (except for Riesling Ordinary Shares issued upon the valid exercise of outstanding Riesling Stock Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
(iii)   amend the Riesling Articles of Association, Riesling Bylaws or other charter or organizational documents of Riesling or any of its Subsidiaries, or effect or be a party to or authorize or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(iv)   form any Subsidiary or acquire any equity interest or other interest, in excess of  €5,000,000, in any other Person;
(v)   materially change any of the accounting methods, principles or practices used by it unless required by a change in Law or (A) German GAAP, with respect to Riesling or (B) French GAAP, with respect to Samadhi;

(vi)   lend money to any Person, or incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others, in each case other than in the Ordinary Course of Business; or
(vii)   agree to take, take or permit any Subsidiary of Riesling to take or agree to take, any of the actions specified in clauses (i) through (v) of this Section 4.5(b).
4.6   Riesling Non-Solicitation.
Unless and until the earlier of  (i) the Closing Date and (ii) the termination of this Agreement in accordance with the provisions of Section 9, without the prior written consent of Chardonnay, Riesling shall not, and shall not permit any of its Subsidiaries or any Representative of any of Riesling or its Subsidiaries to (A) initiate, solicit, seek or knowingly encourage any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a Riesling Acquisition Proposal or (B) enter into any binding agreement relating to a Riesling Acquisition Proposal, or enter into any agreement or agreement in principle requiring Riesling to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that, upon providing prior written notice to Chardonnay, Riesling may engage or participate in any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any unsolicited inquiries, proposals or offers related to a Riesling Acquisition Proposal, and enter into any related confidentiality agreements with any such Person. Riesling shall notify Chardonnay promptly after receipt of any Riesling Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to a Riesling Acquisition Proposal, or any inquiry or request for nonpublic information relating to Riesling by any Person who has made or would reasonably be expected to make any Riesling Acquisition Proposal. Such notice shall indicate the identity of the Person making the Riesling Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request.
4.7   No Solicitation by Chardonnay.
(a)   Unless and until this Agreement is terminated in accordance with the provisions of Section 9, Chardonnay shall not, and shall cause each of its Subsidiaries and Peak6 and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its or their respective employees (other than Peak6 employees), investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives, not to, directly or indirectly (A) initiate, solicit, seek or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Chardonnay Acquisition Proposal, (B) engage or participate in any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with or for the purpose of encouraging or facilitating, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Chardonnay Acquisition Proposal, or (C) enter into any letter of intent, commitment, agreement in principle or other similar type of agreement providing for a Chardonnay Acquisition Proposal (whether written or oral, binding or nonbinding), or resolve, propose, recommend or agree to do any of the foregoing. Chardonnay shall, and shall cause each of its Subsidiaries and Peak6 and each of its and their respective officers and directors, and use reasonable best efforts to cause each of its and their respective investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives engaged by Chardonnay with respect to any Chardonnay Acquisition Proposal, to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Chardonnay Acquisition Proposal, and immediately instruct any Person in possession of confidential information about Chardonnay that was furnished after January 1, 2016 by or on behalf of Chardonnay in connection with any actual or potential Chardonnay Acquisition Proposal to return or destroy all such information or documents or material incorporating such information in the possession of such Person or any of such Person’s representatives. Notwithstanding anything to the contrary contained in this Agreement, Chardonnay and its Subsidiaries and its and their Representatives may in any event inform a Person that has made a Chardonnay Acquisition Proposal of the provisions of this Section 4.7.
Except to the extent necessary to take any actions that Chardonnay or any third party would otherwise be permitted to take pursuant to this Section 4.7 (and in such case only in accordance with the terms hereof), (i) Chardonnay and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any confidentiality or standstill provision in any agreement to which Chardonnay or any of its Subsidiaries is a party related to or entered into in combination with any actual or potential Chardonnay Acquisition Proposal, and (ii) Chardonnay shall, and shall cause its Subsidiaries to use, reasonable best efforts to enforce the confidentiality and standstill provisions of any such agreement, and Chardonnay shall, and shall cause its Subsidiaries to, except as would not be adverse to Riesling, immediately take all steps necessary to terminate any waiver that may have been heretofore granted and is capable of being terminated, to any Person other than Riesling or any of Riesling’s Subsidiaries or Affiliates, under any such provisions; provided, that to the extent that the Chardonnay Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to take, or the taking of, any of the foregoing actions is inconsistent with its fiduciary obligations, Chardonnay may, upon delivery of advance written notice to Riesling, waive any such confidentiality, standstill or similar provisions solely to the extent necessary to permit a third-party to make, on a confidential basis to the Chardonnay Board, a Chardonnay Acquisition Proposal, conditioned upon such third-party agreeing that Chardonnay shall not be prohibited from providing any information to Riesling (including regarding any such Chardonnay Acquisition Proposal) in accordance with, and otherwise complying with, this Section 4.7.
(b)   Notwithstanding the limitations set forth in the preceding Section 4.7(a) or anything else in this Agreement, prior to the approval of the Chardonnay Stockholder Proposal at the Chardonnay Stockholder Meeting, Chardonnay may take the following actions in response to a bona fide unsolicited written Chardonnay Acquisition Proposal that did not result from any breach of this Section 4.7, received after the date hereof that the Chardonnay Board has determined, in good faith, after consultation with its outside counsel and nationally recognized independent financial advisors, constitutes, or would reasonably be expected to result in, a Chardonnay Superior Offer: (1) furnish nonpublic information regarding Chardonnay that has been previously provided to, or is being provided substantially contemporaneously to, Riesling, to the third party making the Chardonnay Acquisition Proposal and its Representatives (and any financing sources); and (2) engage in and facilitate discussions or negotiations with the third party making the Chardonnay Acquisition Proposal and its Representatives (and any financing sources) with respect to such Chardonnay Acquisition Proposal; provided, that Chardonnay receives from such third party an executed confidentiality agreement the terms of which are no less protective of the confidential information of Chardonnay than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement (x) shall not prohibit compliance by Chardonnay with any of the provisions of this Section 4.7 and (y) may contain a less restrictive standstill restriction or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.
(c)   Chardonnay shall notify Riesling promptly (and in no event later than 48 hours) after receipt of any Chardonnay Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to a Chardonnay Acquisition Proposal, any written expression by any Person that it is considering or may engage in a Chardonnay Acquisition Proposal or any inquiry or request for nonpublic information relating to Chardonnay by any Person who has made or would reasonably be expected to make any Chardonnay Acquisition Proposal. Such notice shall be provided orally and in writing and shall indicate the identity of the Person making the Chardonnay Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. Chardonnay shall promptly (and in no event later than 48 hours after receipt) provide copies to Riesling of any written proposals, indications of interest, and/or draft agreements relating to such Chardonnay Acquisition Proposal. Without limiting the foregoing, Chardonnay shall keep Riesling reasonably informed of any material developments, discussions or negotiations regarding any such Chardonnay Acquisition Proposal or potential Chardonnay Acquisition Proposal (including by promptly (and in no event later than 48 hours after receipt) providing to Riesling copies of any additional or revised written proposals, indications of interest, and/or draft agreements) and upon the request of Riesling shall apprise Riesling of the status of such Chardonnay Acquisition Proposal. Chardonnay shall substantially contemporaneously provide to Riesling any material nonpublic information concerning Chardonnay provided to any other Person in connection with any Chardonnay Acquisition Proposal that was not previously provided to Riesling.

(d)   Unless and until this Agreement is terminated in accordance with the provisions of Section 9 and except as expressly permitted by Section 4.7(e), neither the Chardonnay Board nor any committee of the Chardonnay Board shall (i) (A) fail to include the Chardonnay Board Recommendation in the Proxy Statement, (B) withhold, withdraw, amend, qualify or change, or authorize or publicly propose to withhold, withdraw, amend, qualify or change, in a manner adverse to Riesling, the Chardonnay Board Recommendation or (C) approve, adopt or recommend or propose publicly to approve, adopt or recommend any Chardonnay Acquisition Proposal, (D) take any formal action or make any public recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Chardonnay Board Recommendation), it being understood that the Chardonnay Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Chardonnay Change of Recommendation or (E) fail to publicly recommend against a Chardonnay Acquisition Proposal and reaffirm the Chardonnay Board Recommendation following the public making of a Chardonnay Acquisition Proposal within ten (10) Business Days following any request by Riesling, which request Riesling shall make no more than two times during the pendency of any Chardonnay Acquisition Proposal (any action described in this sentence being referred to as a “Chardonnay Change of Recommendation”) or (ii) except for confidentiality and similar agreements permitted by this Section 4.7, authorize, cause or permit Chardonnay or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Chardonnay Acquisition Proposal.
(e)   Notwithstanding the limitations set forth in the preceding Section 4.7(d) or anything else in this Agreement, at any time prior to the approval of the Chardonnay Stockholder Proposal at the Chardonnay Stockholder Meeting, the Chardonnay Board may
(x) make a Chardonnay Change of Recommendation in response to (1) an Intervening Event or (2) Chardonnay receiving a bona fide, unsolicited Chardonnay Acquisition Proposal that did not result from any breach of this Section 4.7 that the Chardonnay Board has determined in good faith (after consultation with Chardonnay’s outside legal and financial advisors) constitutes a Chardonnay Superior Offer, in each case, if the Chardonnay Board has determined in good faith (after consultation with Chardonnay’s outside legal and financial advisors) that the failure to do so would be inconsistent with the Chardonnay Board’s duties under applicable Law, or
(y) cause Chardonnay to terminate this Agreement in accordance with Section 9.1(h), pay, prior to or simultaneously with and as a condition precedent to such termination, the fee contemplated by Section 9.3(a)(ii), and enter into a binding written agreement with respect to a bona fide, unsolicited written Chardonnay Acquisition Proposal not resulting from any breach of this Section 4.7 that the Chardonnay Board has determined in good faith (after consultation with Chardonnay’s outside legal and financial advisors) constitutes a Chardonnay Superior Offer if the Chardonnay Board has determined in good faith (after consultation with Chardonnay’s outside legal and financial advisors) that the failure to do so would be inconsistent with the Chardonnay Board’s duties under applicable Law; provided, that, prior to taking any action under the preceding clause (x) or (y),
(A) Chardonnay shall have complied with this Section 4.7 in all material respects,
(B) Chardonnay shall provide Riesling with five (5) Business Days’ prior written notice advising Riesling that it intends to take such action and (1) in the case of such an action taken in connection with an Intervening Event, a reasonable description of such Intervening Event or (2) in the case of such an action taken in connection with a Chardonnay Superior Offer, attaching a copy of such Chardonnay Superior Offer, a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of such Chardonnay Superior Offer not made in writing, including with respect to any financing commitments relating thereto,
(C) Chardonnay has negotiated, and caused its Representatives to negotiate, in good faith with Riesling during such notice period, to the extent Riesling wishes to negotiate, to enable Riesling to propose revisions to the terms of this Agreement such that it would cause such Chardonnay Superior

Offer to no longer constitute a Chardonnay Superior Offer, or, in the case such notice was delivered in connection with an Intervening Event, such that the failure to make a Chardonnay Change of Recommendation is not inconsistent with the Chardonnay Board’s duties under applicable Law,
(D) following the end of such notice period, the Chardonnay Board shall have considered in good faith any revisions to the terms of this Agreement offered in writing by Riesling, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Chardonnay Superior Offer would nevertheless continue to constitute a Chardonnay Superior Offer if the revisions offered by Riesling were to be given effect, or, in the case such notice was delivered in connection with an Intervening Event, that the failure to make a Chardonnay Change of Recommendation nevertheless continues to be inconsistent with the Chardonnay Board’s duties under applicable Law, and
(E) in the case only of such an action taken in connection with a Chardonnay Superior Offer, in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any material change to the facts and circumstances relating to such Intervening Event, Chardonnay shall, in each case, have delivered to Riesling an additional notice consistent with that described in clause (B) above of this proviso and a new notice period under clause (B) of this proviso shall commence (except that the five (5) Business Day period notice period referred to in clause (B) above of this proviso shall instead be equal to the longer of  (I) three (3) Business Days and (II) the period remaining under the notice period under clause (B) of this proviso immediately prior to the delivery of such additional notice under this clause (E)) during which time Chardonnay shall be required to comply with the requirements of this Section 4.7(e) anew with respect to such additional notice, including clauses (B) through (E) above of this proviso.
(f)   Nothing in this Agreement shall prohibit Chardonnay from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or the Chardonnay Board from making any disclosure to the holders of Chardonnay Common Stock if the Chardonnay Board determines, in the good faith judgment of the Chardonnay Board (after consultation with its outside legal counsel), that making such disclosure would be required to comply with its duties under applicable Laws; provided, that any such position or disclosure (other than a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Chardonnay Board Recommendation) shall be deemed to be a Chardonnay Change of Recommendation unless the Chardonnay Board expressly and concurrently reaffirms the Chardonnay Board Recommendation.
4.8   Merger Sub Stockholder Approval.
New Parent, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger within one (1) Business Day of the date of this Agreement.
Section 5.   ADDITIONAL AGREEMENTS OF THE PARTIES
5.1   Disclosure Documents.
(a)   As promptly as practicable after the date of this Agreement:
(i)   New Parent and Riesling, in cooperation with Chardonnay, shall prepare and file with the SEC a registration statement on Form F-4 (or such successor form as shall then be appropriate) (the “Form F-4”) in connection with the registration under the Securities Act of the New Parent Ordinary Shares to be issued by virtue of the Share Exchange and the Merger and Chardonnay, in cooperation with New Parent and Riesling, shall prepare a proxy statement relating to the Chardonnay Stockholder Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), which shall be included as a part of the Form F-4 (the Proxy Statement and the Form F-4, collectively, the “Registration Statement”), and
(ii)   Each of New Parent and Riesling shall use its reasonable best efforts to cause the Depositary to prepare and file the registration statement on Form F-6 (or such successor form as shall then be appropriate) to be filed with the SEC by the Depositary in connection with the New Parent ADSs (the “Form F-6”).

(b)   Each of Chardonnay, New Parent and Riesling shall use its reasonable best efforts to have the Form F-4 and Form F-6 declared or become effective under the Securities Act as promptly as practicable and to keep the Form F-4 and Form F-6 effective as long as is necessary to consummate the Merger, and shall take all or any action required under any applicable federal and state securities and other Laws in connection with the issuance of New Parent Ordinary Shares, New Parent ADSs and New Parent ADRs pursuant to the Share Exchange and the Merger. Each of Chardonnay, New Parent and Riesling shall use their respective reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of Chardonnay, Merger Sub, New Parent and Riesling shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.
(c)   Chardonnay shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If Chardonnay, Merger Sub, New Parent or Riesling become aware of any event or information that, pursuant to the Securities Act or the Exchange Act or otherwise, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Chardonnay stockholders.
(d)   Prior to filing the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Riesling and New Parent shall provide Chardonnay a reasonable opportunity to review and comment on such document or response and shall discuss with Chardonnay and include in such document or response, comments reasonably and promptly proposed by Chardonnay. Riesling and New Parent will advise Chardonnay, promptly after Riesling and New Parent receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of New Parent Ordinary Shares and/or New Parent ADSs or New Parent ADRs for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
(e)   Prior to responding to any comments of the SEC with respect to the Proxy Statement, Chardonnay shall provide New Parent and Riesling a reasonable opportunity to review and comment on such document or response and shall discuss with New Parent and Riesling and include in such document or response, comments reasonably and promptly proposed by New Parent and Riesling. Chardonnay will advise New Parent and Riesling, promptly after Chardonnay receives notice thereof, of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.
(f)   Each of Riesling, New Parent and Chardonnay shall cause the information provided by it and its respective Subsidiaries for inclusion in the Registration Statement to not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Each of Riesling, New Parent and Chardonnay further shall cause the information provided by its and its Subsidiaries for inclusion in the Proxy Statement to not, on the date the Proxy Statement is first mailed to the Chardonnay stockholders or at the time of the Chardonnay Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.
(g)   As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law or German Law relating to the Merger and the other Contemplated Transactions.

(h)   As promptly as practicable after the date of this Agreement:
(i)   Riesling, New Parent and Chardonnay shall cooperate to prepare pro forma financial information and pro forma financial statements and materials for inclusion in the Registration Statement and provide customary estimates and other forward-looking financial information regarding the future performance of the business of New Parent and its Subsidiaries, and each provide customary authorization and management representation letters in connection therewith;
(ii)   each of Riesling and Chardonnay shall use commercially reasonable efforts to cause their respective independent accountants to provide assistance and cooperation to New Parent, including participating in a reasonable number of drafting sessions and accounting due diligence sessions providing consents to New Parent to use its audit reports relating to New Parent; and
(iii)   Riesling, New Parent and Chardonnay shall cooperate to furnish and prepare all financial and other pertinent information regarding New Parent and its Subsidiaries as may be necessary in connection with the Registration Statement, including all historical financial statements and historical financial data regarding Chardonnay and its subsidiaries, in each case (1) prepared in accordance with IFRS or GAAP, as the case may be, and (2) that is required by accounting rules and regulations of the SEC and the NYSE MKT.
(i)   At the Effective Time, New Parent shall execute a registration rights agreement, in the form attached hereto as Exhibit H (the “Registration Rights Agreement”), with certain stockholders of Chardonnay and Riesling listed on Schedule 3 hereto.
5.2   Chardonnay Stockholder Approval.
(a)   Chardonnay Stockholder Meeting.
(i)   Chardonnay shall take all action necessary in accordance with applicable Laws, the rules of the NYSE MKT and the Chardonnay Charter and Chardonnay Bylaws to duly call, set a record date for, give notice of, convene and hold a meeting of the holders of Chardonnay Common Stock (the “Chardonnay Stockholder Meeting”) as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act (except as provided in this Section 5.2(a)), and in any event (but subject to the following sentence) no later than forty-five (45) days following the date of effectiveness of the Registration Statement, to consider and vote on a proposal to adopt this Agreement and the Merger (the “Chardonnay Stockholder Proposal”). If  (i) on the scheduled date of the Chardonnay Stockholder Meeting, Chardonnay has not obtained the Chardonnay Stockholder Approval, or if the Chardonnay Board (following consultation with legal counsel) determines that the failure to adjourn or postpone the Chardonnay Stockholder Meeting would violate applicable Law, Chardonnay shall have the right, after consultation with Riesling, to adjourn or postpone the Chardonnay Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Chardonnay Stockholder Meeting was scheduled for the Chardonnay Stockholder Proposal, without the prior written consent of Riesling, or (ii) after consultation with Riesling, Chardonnay reasonably determines that adjournment or postponement is required in connection with any amendments or supplements made or required in or in connection with the Registration Statement or the Proxy Statement after the Registration Statement has been declared effective, in which case Chardonnay shall have the right to adjourn or postpone the Chardonnay Stockholder Meeting to such later date or dates as is necessary to ensure that such amendment or supplement is provided to the shareholders of Chardonnay within a reasonable amount of time in advance of the Chardonnay Stockholder Meeting.
(ii)   Subject to Section 4.7, the Proxy Statement shall include the Chardonnay Board Recommendation and any other materials required to be provided to the stockholders of Chardonnay pursuant to the DGCL. Chardonnay shall use reasonable best efforts to cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NYSE MKT.
(b)   Subject to the provisions of Section 4.7, unless the Chardonnay Board shall have made a Chardonnay Change of Recommendation, Chardonnay shall use its reasonable best efforts to solicit from the Chardonnay stockholders proxies in favor of the Chardonnay Stockholder Proposals and to ensure that all proxies solicited in connection with the Chardonnay Stockholder Meeting are solicited in compliance with all applicable Laws. Notwithstanding any Chardonnay Change of Recommendation, unless this Agreement shall have been terminated in accordance with its terms, Chardonnay shall not submit any Chardonnay Acquisition Proposal for approval by the Chardonnay stockholders.
5.3   Regulatory Approvals. Each Party shall use its reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.
5.4   Chardonnay Stock Options and RSUs.
(a)   Immediately prior to the Effective Time, each Chardonnay RSU that is outstanding shall, without any action on the part of New Parent, Riesling, Chardonnay or any other Person, be accelerated as to vesting and payment (if required) and converted into one share of Chardonnay Common Stock. Any such payment with respect to a Chardonnay RSU shall be subject to all applicable federal, state and local tax withholding requirements.
(b)   Prior to the Effective Time, Chardonnay shall establish a trust (which shall not be affiliated with either Riesling or Chardonnay) pursuant to a trust agreement, the terms of which shall be subject to the consent of Riesling, not to be unreasonably withheld, and the purpose of which shall be to hold shares of Chardonnay Common Stock (prior to the Merger and New Parent ADS thereafter) issuable to holders of Chardonnay Stock Options outstanding immediately prior to the Effective Time (the “Chardonnay Trust”). Prior to the Effective Time, Chardonnay shall issue and deliver to the Chardonnay Trust such number of shares of Chardonnay Common Stock as shall be necessary to satisfy the obligations under all unexercised Chardonnay Stock Options as of immediately prior to the Effective Time.
(c)   At the Effective Time, each Chardonnay Stock Option shall cease to represent a right to acquire shares of Chardonnay Common Stock and shall be converted, at the Effective Time, into an award to acquire from the Chardonnay Trust, on the same terms and conditions as were applicable under the Chardonnay Stock Option (but taking into account any changes thereto, by reason of this Agreement or the transactions as may be provided for in the Chardonnay Stock Option Plans, in any award or other agreement or in such award), that number of New Parent ADSs determined by multiplying the number of shares of Chardonnay Common Stock subject to such Chardonnay Stock Option by the Exchange Ratio, with the result rounded down to the nearest whole New Parent ADS, and, with respect to options, at a price per share equal to the per share exercise price specified in such Chardonnay Stock Option or Chardonnay Stock Option Plan, as applicable, divided by the Exchange Ratio, with the result rounded up to the nearest whole cent; provided, that in the case of any Chardonnay Stock Option and to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such Chardonnay Stock Option and the terms and conditions related to the exercise of such Chardonnay Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that in the case of any Chardonnay Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 423 of the Code, the option price, the number of shares subject to such Chardonnay Stock Option and the terms and conditions related to the exercise of such Chardonnay Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and the adjustment to the exercise price shall only apply to the determination of the exercise price of the Chardonnay Stock Option at the beginning of such option’s offering period.
(d)   Prior to the Effective Time, Chardonnay shall deliver to the holders of Chardonnay Stock Options and Chardonnay RSUs appropriate notices setting forth such holders’ rights with respect to the foregoing subsections (a) and (c). The agreements evidencing the grants of such Chardonnay Stock Options and Chardonnay RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.4).

(e)   No later than two (2) Business Days following the Effective Time, New Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to New Parent ADSs subject to the Chardonnay Stock Options and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Chardonnay Stock Options remain outstanding.
5.5   Indemnification of Officers and Directors.
(a)   For not less than six (6) years from and after the Effective Time, New Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of Chardonnay and the Chardonnay Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Contemplated Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of Chardonnay or any of the Chardonnay Subsidiaries or of any Person if such service was at the request or for the benefit of Chardonnay or any of the Chardonnay Subsidiaries, to the fullest extent permitted by Law. All rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the organizational documents of Chardonnay or any Chardonnay Subsidiary in effect as of the date hereof or in any agreements of Chardonnay or any Chardonnay Subsidiary with any Indemnified Party shall survive the Merger and continue to be honored and in full force and effect until six (6) years after the Effective Time. Additionally, with respect to the first sentence of this Section 5.5(a), all such obligations and rights in respect of any claims asserted or made within such period by any Indemnified Party, or in respect of any matter with respect to which notice is provided to New Parent or the Surviving Corporation by any Indemnified Party, shall continue until the disposition of such claim and final disposition of any such matter. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those in the Chardonnay Charter and Chardonnay Bylaws as of the date hereof, and during such six (6) year period following the Effective Time, New Parent shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party in respect of actions or omissions occurring at or prior to the Effective Time except as required by applicable Law.
(b)   Chardonnay may, and if not done by Chardonnay prior to the Closing then New Parent shall, effective at the Closing, purchase a six-year “tail” policy under Chardonnay’ existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing (provided that either such party may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable in any material respect); provided that in no event shall either such party be required to expend an aggregate amount that is greater than 250% of the current annual premiums paid by such party for such insurance.
(c)   The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the Indemnified Parties by Laws, charters, bylaws or agreements.
(d)   If New Parent or the Surviving Corporation or any of the successors or assigns of New Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of New Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5.

5.6   Additional Agreements.
The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy all conditions precedent to the Merger and except as contemplated hereby shall not enter into any transaction or take any action after the date of this Agreement that is intended to, or that would reasonably be expected to, prevent or materially impair the satisfaction of any such condition precedent.
5.7   Disclosure.
Without limiting any of any Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Parties have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws or by the rules of an applicable stock exchange and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure; provided, that each of Riesling and Chardonnay may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent in scope and substance with previous press releases, public disclosures or public statements made by Riesling or Chardonnay in compliance with this Section 5.7.
5.8   Listing.
Each of New Parent and Riesling shall use its reasonable best efforts to cause the New Parent ADRs being issued in the Merger, including the New Parent ADRs issuable in connection with the assumption of Chardonnay Stock Options and Chardonnay RSUs, to be approved for listing (subject to notice of issuance) on the NYSE MKT at or prior to the Effective Time.
5.9   Tax Matters.
(a)   Tax Opinion.
(i)   New Parent, Riesling and Chardonnay will use their reasonable best efforts in order for Chardonnay to obtain the opinion of its Tax counsel, Morrison & Foerster LLP, in form and substance reasonably acceptable to Chardonnay, dated as of the Closing Date (or such earlier date as such opinion may be required to establish the Reorganization Initiation Date pursuant to Section 1.8(a)(iii)(A)), on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, to the effect that, for U.S. federal income Tax purposes, (x) the Merger taken together with the Share Issuance and the Share Exchange either should qualify as a reorganization within the meaning of Section 368(a) of the Code or, when integrated with the Riesling Share Exchange, should be treated as a transaction described in Section 351(a) of the Code, or should qualify under both such provisions, and (y) Section 367(a)(1) of the Code should not apply to a stockholder’s surrender of Chardonnay Common Stock pursuant to this Agreement (except in the case of a Chardonnay stockholder who is or will be a “five-percent transferee shareholder,” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8) (the “Tax Opinion”).

(ii)   Riesling, New Parent and Chardonnay if required, will, as of the Closing Date (or such earlier date as the Tax Opinion may be required to establish the Reorganization Initiation Date pursuant to Section 1.8(a)(iii)(A)), execute and deliver to Morrison & Foerster LLP the Tax Representation Letters dated and executed as of the Closing Date (or such earlier date as the Tax Opinion may be required to establish the Reorganization Initiation Date pursuant to Section 1.8(a)(iii)(A)). In addition, Riesling, New Parent and Chardonnay, if required, will, as of the date the Registration Statement is declared effective, execute and deliver to Morrison & Foerster LLP the Tax Representation Letters, dated and executed as of such date.
(b)   Chardonnay, New Parent, Merger Sub and Riesling shall use their respective reasonable best efforts to cause the Merger taken together with the Share Issuance and the Share Exchange to qualify as a “reorganization” under Section 368(a) of the Code and to be treated as a transaction described in Section 351(a) of the Code when integrated with the Riesling Share Exchange, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected (i) to prevent the Merger taken together with the Share Issuance and the Share Exchange from qualifying as a “reorganization” under Section 368(a) of the Code or from being treated as a transaction described in Section 351(a) of the Code when integrated with the Riesling Share Exchange, (ii) to result in gain being recognized pursuant to Section 367(a)(1) of the Code by Persons who are stockholders of Chardonnay immediately prior to the Effective Time (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of New Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), or (iii) to cause Chardonnay to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Merger and the Share Exchange.
(c)   This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Chardonnay, New Parent, Merger Sub and Riesling will treat, and will not take any tax reporting position inconsistent with the treatment of, the Merger taken together with the Share Issuance and the Share Exchange as a “reorganization” within the meaning of Section 368(a) of the Code or a transaction described in Section 351(a) of the Code when integrated with the Riesling Share Exchange for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(d)   New Parent intends and agrees that Merger Sub is being formed solely to participate in the Contemplated Transactions and will not carry on any business or incur any liabilities (other than in connection with the Contemplated Transactions).
(e)   New Parent shall pay all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Merger and the other Contemplated Transactions, other than any such Taxes and fees imposed on holders of Chardonnay Common Stock as a result of the Merger.
5.10   Cooperation.
Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.
5.11   Stockholder Litigation.
Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Chardonnay, on the one hand, and Riesling, on the other hand, each shall (a) promptly advise the other Party in writing of any stockholder litigation against it or its directors relating to this Agreement, the Merger, or the Contemplated Transactions and shall keep the other Party reasonably informed regarding such stockholder litigation and (b) except, in the case of Chardonnay, if the Chardonnay Board has made a Chardonnay Change of Recommendation, give the other Party the opportunity to participate (at the other

Party’s expense) in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation requiring payments outside of applicable insurance limits without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.
5.12   Section 16(b).
Chardonnay and Riesling shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Chardonnay (including derivative securities) in connection with the Merger and the other Contemplated Transactions by each individual who is a director or executive officer of Chardonnay to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13   Riesling Directors and Officers.
Riesling shall use commercially reasonable efforts to obtain a directors and officers liability insurance policy covering the members of the Riesling Management Board from a financially sound and reputable insurer, in such amount and on such terms as is customary in the industry for a company of similar size and value with securities listed on the NYSE MKT and otherwise reasonably acceptable to Chardonnay.
5.14   Employee Matters.
(a)   For a period of at least one (1) year following the Effective Time, New Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide each employee of Chardonnay and its Subsidiaries who continues to be employed by New Parent or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (each, a “Continuing Employee”) with compensation and benefit arrangements that are substantially comparable in the aggregate to the compensation and benefit arrangements provided by Chardonnay and its Subsidiaries immediately prior to the Effective Time.
(b)   From and after the Effective Time, New Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, grant all of the Continuing Employees credit for any service with Chardonnay or its Subsidiaries (as well as service with any predecessor entity to the extent such service is taken into account under the applicable plan of Chardonnay or its Subsidiaries prior to the Effective Time) earned prior to the Effective Time and with New Parent, the Surviving Corporation, and any of their Subsidiaries or Affiliates on and after the Effective Time, solely for eligibility and vesting purposes, but not for benefit accrual purposes, under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by New Parent or the Surviving Corporation or any of its Subsidiaries on or after the Effective Time. Without limiting the foregoing, New Parent shall cause to be waived any pre-existing conditions or limitations, exclusions, waiting periods and required physical examinations under any welfare benefit plan maintained by New Parent, the Surviving Corporation or any of their respective Subsidiaries in which the Continuing Employees (or their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing conditions or limitations, exclusions, waiting periods or required physical examinations would not have been satisfied or waived under the comparable Chardonnay Employee Program in which the Continuing Employee participated immediately prior to the Effective Time. New Parent shall use reasonable best efforts to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which the Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.
(c)   Nothing contained in this Section 5.14(c), expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Chardonnay Employee Program or Riesling Employee Program or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Chardonnay Employee Program or Riesling Employee Program, (ii) give any current or former employee, director or other independent contractor of Chardonnay and its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights under this Agreement or otherwise or (iii) obligate New Parent or any of its Subsidiaries to (A) maintain any particular Chardonnay Employee Program or Riesling Employee Program or (B) retain the employment or services of any current or former employee, director or other independent contractor of Chardonnay and its Subsidiaries.
5.15   Exclusivity Agreement.
The Exclusivity Agreement, dated as of March 20, 2017, by and between Riesling and Chardonnay, is hereby terminated and of no further force or effect.
5.16   Obligations of New Parent.
Riesling shall cause New Parent to effect and consummate the Riesling Share Transfer and the Riesling Share Exchange pursuant to Section 1.9 and comply with all its obligations under this Agreement and the Support Agreement.
Section 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY.
The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
6.1   No Restraints.
No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court or other Governmental Authority of competent jurisdiction and remain in effect, and there shall not be in effect any Law, in any case that has the effect of prohibiting or preventing or making illegal the consummation of the Merger (including the Share Capital Increase contemplated by Section 1).
6.2   Chardonnay Stockholder Approval.
The Chardonnay Stockholder Approval shall have been obtained.
6.3   Resolution to Increase Share Capital of New Parent.
The general meeting (Hauptversammlung) of New Parent or the New Parent Board, respectively, shall have passed the resolution to issue the New Parent Ordinary Shares (as contemplated in Section 1.8(a)(i)(A)) and the resolution shall not have been revoked.
6.4   Effective Registration Statement.
The Registration Statement and Form F-6 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or the Form F-6 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC or any other Governmental Authority that have not been withdrawn.
6.5   Listing.
The New Parent ADRs, including the New Parent ADRs to be issued for the Riesling Share Exchange and in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE MKT.

Section 7.   ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CHARDONNAY
The obligations of Chardonnay to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Chardonnay, at or prior to the Closing, of each of the following conditions:
7.1   Accuracy of Representations.
(a)   Each of the representations and warranties of Riesling, New Parent and Merger Sub contained in this Agreement, other than the Riesling Specified Representations, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Riesling Material Adverse Effect; provided, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;
(b)   each of the representations and warranties contained in Section 2.7(a) (Absence of Changes) shall have been accurate in all respects (except for any de minimis inaccuracy) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all respects (except for any de minimis inaccuracy) as of such earlier date); and
(c)   each of the representations and warranties contained in the first sentence of Section 2.1(a)-(b) (Organization), Section 2.2(a) (Capitalization), Section 2.3 (Authority) and Section 2.25 (No Financial Advisor) (collectively, the “Riesling Specified Representations”) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date).
7.2   Performance of Covenants.
All of the covenants and obligations in this Agreement that Riesling or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Riesling or Merger Sub in all material respects.
7.3   Officers’ Certificate.
Chardonnay shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Riesling confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.
7.4   No Riesling Material Adverse Effect.
Since the date of this Agreement, there shall not have occurred any change, condition, development, effect, event, occurrence, result or state of facts that has or would reasonably be expected to have, individually or in the aggregate, a Riesling Material Adverse Effect and that is continuing.
7.5   New Parent Board and New Parent Managing Directors.
An extraordinary general meeting (Hauptversammlung) of New Parent shall have passed a resolution to elect the persons set forth on Schedule 1.5(b)(ii) to the New Parent Board and the New Parent Board shall have appointed the persons set forth on Schedule 1.5(b)(iii) as managing directors (Geschäfsführende Direktoren) of New Parent.
7.6   Tax Opinion.
Chardonnay shall have received the Tax Opinion of Morrison & Foerster LLP.

7.7   Riesling Share Transfer.
The Riesling Share Transfer shall have been effected with its consummation being subject only to the condition precedent (aufschiebende Bedingung) of receipt by New Parent of a notification by Chardonnay confirming that the Merger Certificate is ready to, and will, be filed with the Secretary of State of the State of Delaware promptly after confirmation by New Parent of receipt of such notification (so that, upon receipt of such notification by New Parent, the consummation of the Riesling Share Transfer occurs automatically and without any further actions on the side of New Parent, Riesling or the stockholders of Riesling no later than immediately prior to the Effective Time), it being understood that such notification shall be made by Chardonnay at a time only when there remain no other conditions to the Closing of the Merger and New Parent shall promptly confirm receipt of such notification.
7.8   Riesling Share Exchange.
The stockholders of New Parent shall have approved the resolutions set forth in Section 1.2(a)(i)(A) and (B) of the Support Agreement.
Section 8.   ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF RIESLING
The obligations of each of Riesling, New Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by each of Riesling, New Parent and Merger Sub at or prior to the Closing, of each of the following conditions:
8.1   Accuracy of Representations.
(a)   Each of the representations and warranties of Chardonnay contained in this Agreement, other than the Chardonnay Specified Representations, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Chardonnay Material Adverse Effect; provided, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;
(b)   each of the representations and warranties contained in Section 3.2(a) (Capitalization), Section 3.4(c) (Non-Contravention; Consents) and Section 3.7(a) (Absence of Changes) shall have been accurate in all respects (except for any de minimis inaccuracy) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all respects (except for any de minimis inaccuracy) as of such earlier date); and
(c)   each of the representations and warranties contained in the first sentence of Section 3.1 (Organization), Section 3.2(c)-(e) (Capitalization), Section 3.3 (Authority), Section 3.23 (Inapplicability of Anti-takeover Statutes) and Section 3.25 (No Financial Advisor) (collectively with the representations referenced in Section 8.1(b), the “Chardonnay Specified Representations”) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date).
8.2   Performance of Covenants.
All of the covenants and obligations in this Agreement that Chardonnay is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
8.3   Officers’ Certificate.
Riesling shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Chardonnay confirming that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been duly satisfied.

8.4   No Chardonnay Material Adverse Effect.
Since the date of this Agreement, there shall not have occurred any change, condition, development, effect, event, occurrence, result or state of facts that has or would reasonably be expected to have, individually or in the aggregate, a Chardonnay Material Adverse Effect and that is continuing.
8.5   FIRPTA Certificate.
Chardonnay shall have delivered to Riesling a duly executed affidavit certifying that (i) Chardonnay is not a “United States real property holding corporation” as defined in Section 897(c) of the Code, and (ii) none of the Chardonnay Common Stock constitutes a “United States real property interest” as defined in Section 897(c) of the Code.
8.6   Ancillary Agreements.
Each Lock-Up Agreement shall be in full force and effect.
Section 9.   TERMINATION
9.1   Termination.
This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Chardonnay’s stockholders):
(a)   by mutual written consent of Chardonnay and Riesling;
(b)   by either Chardonnay or Riesling, if the Merger shall not have been consummated by January 31, 2018 (the “Drop Dead Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)   by either Chardonnay or Riesling, if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
(d)   by either Chardonnay or Riesling, if the Chardonnay Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Chardonnay’s stockholders shall have taken a final vote on the Merger and the Chardonnay Stockholder Approval shall not have been obtained;
(e)   by Riesling, at any time prior to obtaining the Chardonnay Stockholder Approval if a Chardonnay Change of Recommendation shall have occurred;
(f)   by Chardonnay, upon a breach of any representation, warranty, covenant or agreement on the part of New Parent, Riesling or Merger Sub set forth in this Agreement, or if any representation or warranty of New Parent, Riesling or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in New Parent’s, Riesling’s or Merger Sub’s representations and warranties or breach by New Parent, Riesling or Merger Sub is curable by New Parent, Riesling or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the earlier of  (i) the expiration of a 30 day period commencing upon delivery of written notice from New Parent, Riesling or Merger Sub to Chardonnay of such breach or inaccuracy and (ii) New Parent, Riesling or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by New Parent, Riesling or Merger Sub is cured prior to such termination becoming effective);

(g)   by Riesling, upon a breach of any representation, warranty, covenant or agreement on the part of Chardonnay set forth in this Agreement, or if any representation or warranty of Chardonnay shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in Chardonnay’s representations and warranties or breach by Chardonnay is curable by Chardonnay then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of  (i) the expiration of a 30 day period commencing upon delivery of written notice from Chardonnay to Riesling of such breach or inaccuracy and (ii) Chardonnay ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Chardonnay is cured prior to such termination becoming effective);
(h)   by Chardonnay, at any time prior to obtaining the Chardonnay Stockholder Approval, at or prior to Chardonnay entering into a definitive agreement to effect a Chardonnay Superior Offer; provided, Chardonnay shall have complied in all material respects with the terms of Section 4.7 and that such termination shall not be effective until Chardonnay shall have paid the fee required by Section 9.3(a)(ii) to Riesling; or
(i)   by Riesling, upon a material breach by Chardonnay of any of the terms of Section 4.7.
9.2   Effect of Termination.
In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability hereunder on the part of any Party; provided, that (i) this Section 9.2, Section 9.3, and Section 10 (and, for the avoidance of doubt, the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or omission taken with the knowledge that such act or omission in and of itself constitutes, or would reasonably be expected to constitute, a material breach of this Agreement.
9.3   Expenses; Termination Fees.
(a)   Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, that the aggregate liability for all Legal Fees and other fees and expenses incurred in connection with the preparation of the Registration Statement by the Parties shall be borne one-half by Chardonnay and one-half by Riesling whether or not the Merger is consummated, subject to (and without limitation to) payment of any amount (including the Expense Amount) in accordance with the terms of the remainder of this Section 9.3.
(i)   If this Agreement is terminated by Riesling pursuant to Section 9.1(e) or Section 9.1(i), Chardonnay shall pay to Riesling, within three (3) Business Days after termination of this Agreement, a nonrefundable fee in an amount equal to the greater of  $1,500,000 and Riesling’s Expense Amount.
(ii)   If this Agreement is terminated by Chardonnay pursuant to Section 9.1(h), Chardonnay shall pay to Riesling, prior to the effectiveness of the termination of this Agreement, a nonrefundable fee in an amount equal to the greater of  $1,500,000 and Riesling’s Expense Amount.
(iii)   If this Agreement is terminated by Chardonnay or Riesling pursuant to Section 9.1(d), Chardonnay shall pay to Riesling, within three (3) Business Days after termination of this Agreement, a non-refundable fee in an amount equal to the greater of  $1,500,000 and Riesling’s Expense Amount.
(iv)   If this Agreement is terminated by Chardonnay pursuant to Section 9.1(f), Riesling shall pay a nonrefundable fee in an amount equal to the greater of  $1,500,000 and Chardonnay’s Expense Amount.
(v)   If this Agreement is terminated by Riesling pursuant to Section 9.1(g), Chardonnay shall pay a nonrefundable fee in an amount equal to the greater of  $1,500,000 and Riesling’s Expense Amount.

(b)   If either Chardonnay or Riesling fails to pay when due any amount payable by such paying Party under Section 9.3(a), then (i) such paying Party shall reimburse the receiving Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the receiving Party of its rights under this Section 9.3, and (ii) such paying Party shall pay to such receiving Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such receiving Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
(c)   The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.
Section 10.   MISCELLANEOUS PROVISIONS
10.1   Non-Survival of Representations and Warranties.
The representations and warranties of Riesling and Chardonnay contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided, this Section 10.1 shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing.
10.2   Amendment.
This Agreement may be amended with the approval of each Party at any time (whether before or after the adoption and approval of this Agreement by Chardonnay’s stockholders); provided, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto.
10.3   Waiver.
(a)   At any time prior to the Effective Time, any Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties by the other Parties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.
(b)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(c)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.4   Entire Agreement; Counterparts; Exchanges by Electronic Transmission.
This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
10.5   Applicable Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
(a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws.
(b)   In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.5(b), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8. Each Party further agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by Law. Riesling hereby irrevocably appoints Corporation Trust Company as its agent in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Riesling any obligation of Riesling
(c)   WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.5(c).
10.6   Attorneys’ Fees.
In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.7   Assignability; Third Party Beneficiaries.
This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Except for the rights of the Indemnified Parties as provided in Section 5.5, and for the rights of holders of Chardonnay Common Stock, Chardonnay RSUs and Chardonnay Stock Options to receive the consideration provided for in Section 2 and Section 5.4 following the Closing, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.8   Notices.
Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed given and received if delivered by hand (notice deemed given and received upon receipt), by registered mail (notice deemed given and received upon receipt of proof of delivery), by courier or express delivery service (notice deemed given and received upon receipt of proof of delivery), by facsimile or electronic mail (notice deemed given and received upon confirmation of receipt), in each case to the address or facsimile telephone number set forth beneath the name of such Party below or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto:
if to Riesling, New Parent or Merger Sub:
Blitz 17-655 SE
Kohlfurter Strasse 41/43
10999 Berlin, Germany
Telephone: + 49 30 868 00 131
Fax: + 49 30 868 00 220
Attention: Jeronimo Folgueira
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
Fax: + 49-89-25559-3700
Email: NRieger@milbank.com
Attention: Norbert Rieger and Scott Golenbock
if to Chardonnay:
Spark Networks, Inc.
11150 Santa Monica Blvd. Suite 600
Los Angeles, CA 90025
Tel: +1 310 893 0550
Email: rohare@spark.net
Attention: Robert O’Hare
with a copy to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Telephone: (415) 268-7096
Fax: (415) 276-7147
Email: MIndick@mofo.com
Attention: Murray A. Indick
10.9   Severability.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10   Other Remedies; Specific Performance.
Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.
10.11   Construction.
(a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)   The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(c)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)   Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
AFFINITAS GMBH
By:
/s/ Jeronimo F. Folguiera

Name:
Jeronimo F. Folguiera

Title:
CEO

AFFINITAS GMBH
By:
/s/ Michael Schrezenmaier

Name:
Michael Schrezenmaier

Title:
Managing Director

CHARDONNAY MERGER SUB, INC.
By:
/s/ Michael Schrezenmaier

Name:
Michael Schrezenmaier

Title:
Director

BLITZ 17-655 SE
By:
/s/ Michael Schrezenmaier

Name:
Michael Schrezenmaier

Title:
Managing Director

SPARK NETWORKS, INC.
By:
/s/ Robert W. O’Hare

Name:
Robert W. O’Hare

Title:
CFO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A
Definitions
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.
“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in Germany, in the State of California or in New York, New York.
“Certificate of Merger” has the meaning set forth in Section 1.4(b).
“Closing” has the meaning set forth in Section 1.4(a).
“Closing Date” has the meaning set forth in Section 1.4(a).
“Chardonnay” has the meaning set forth in the Preamble.
“Chardonnay Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement, or consolidation, or any similar transaction involving Chardonnay and/or any of its Subsidiaries pursuant to which the stockholders of Chardonnay immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer or other acquisition in any manner (including the acquisition of any stock in any Subsidiary of Chardonnay) of fifteen percent (15%) or more of the assets of Chardonnay and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Chardonnay; provided, that the term “Chardonnay Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.
“Chardonnay Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Chardonnay Leased Real Property that materially affect or may materially affect the tenancy at any Chardonnay Leased Real Property.
“Chardonnay Balance Sheet” has the meaning set forth in Section 3.5(b).
“Chardonnay Board” means the Board of Directors of Chardonnay.
“Chardonnay Board Recommendation” has the meaning set forth in the Recitals.
“Chardonnay Business” means the business of Chardonnay and any Subsidiary as conducted as of the date hereof.
“Chardonnay Bylaws” means the Amended and Restated Bylaws of Chardonnay, as amended and in effect as of the date hereof.
“Chardonnay Cash Balance” means the cash and cash equivalents of Chardonnay and its Subsidiaries, collectively, as set forth on Section 3.2(c) of the Chardonnay Disclosure Schedules, minus current liabilities, collectively, as set forth in Section 3.2(c) of the Chardonnay Disclosure Schedules, determined in accordance with the principles and policies used in preparing the Chardonnay Balance Sheet, and otherwise in accordance with GAAP applied consistently.
“Chardonnay Change of Recommendation” has the meaning set forth in Section 4.7(d).

“Chardonnay Charter” means the Certificate of Incorporation of Chardonnay, as amended and in effect as of the date hereof.
“Chardonnay Common Stock” means the common stock, par value $0.001 per share, of Chardonnay.
“Chardonnay Contingent Workers” has the meaning set forth in Section 3.15(b)(ii).
“Chardonnay Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Chardonnay is a party.
“Chardonnay Copyrights” has the meaning set forth in Section 3.10(a).
“Chardonnay Disclosure Schedule” has the meaning set forth in Section 3.
“Chardonnay Employee Programs” has the meaning set forth in Section 3.14(a).
“Chardonnay Financial Statements” has the meaning set forth in Section 3.5(b).
“Chardonnay Intellectual Property” means all Intellectual Property owned by Chardonnay or any of its Subsidiaries or used or held for use by Chardonnay or any of its Subsidiaries in the Chardonnay Business. “Chardonnay Intellectual Property” includes Intellectual Property embodied in the Chardonnay Products and Chardonnay Patents, Chardonnay Marks, Chardonnay Copyrights and Chardonnay Trade Secrets.
“Chardonnay Leased Real Property” means the real property leased, subleased or licensed by Chardonnay, or any Subsidiary thereof, that is related to or used in connection with the Chardonnay Business, and the real property leased, subleased or licensed by Chardonnay or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Chardonnay or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.
“Chardonnay Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, to which Chardonnay is a party, for each parcel of Chardonnay Leased Real Property.
“Chardonnay Licenses-In” means licenses, sublicenses or other agreements under which Chardonnay or any of its Subsidiaries is granted rights by others in the Chardonnay Intellectual Property (including any material software developed by contractors of Chardonnay or any of its Subsidiaries), other than commercial off the shelf software or materials transfer agreements.
“Chardonnay Licenses-Out” means licenses, sublicenses or other agreements under which Chardonnay or any of its Subsidiaries has granted rights to others in the Chardonnay Intellectual Property.
“Chardonnay Marks” has the meaning set forth in Section 3.10(a).
“Chardonnay Material Adverse Effect” means any change, condition, development, effect, event, occurrence, result or state of facts that has or would reasonably be expected to:
(a)   have a material adverse effect on the business, financial condition or results of operations of Chardonnay and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Chardonnay Material Adverse Effect: (i) changes in general economic or political conditions or the capital and securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), to the extent they do not disproportionately affect Chardonnay and its Subsidiaries, taken as a whole, relative to other participants in Chardonnay’s industry; (ii) changes in or affecting the industries in which Chardonnay operates, to the extent they do not disproportionately affect Chardonnay and its Subsidiaries, taken as a whole, relative to other participants in Chardonnay’s industry; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of Riesling or expressly required by this Agreement; (v) any changes in Laws or applicable accounting principles, or interpretations thereof, to the extent they do not disproportionately affect Chardonnay and its Subsidiaries, taken as a whole, relative to other participants in Chardonnay’s industry; (vi) the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events, to the extent they do not disproportionately affect Chardonnay and its Subsidiaries, taken as a whole, relative to other participants in Chardonnay’s industry; (vii) any litigation relating to this Agreement or the Contemplated Transactions; (viii) any failure, in and of itself, to meet internal or published projections, forecasts or revenue or earning predictions for any period, including analyst expectations or projections, forecasts or predictions (provided, in the case of this clause (viii), that the facts and circumstances underlying any such failure may be taken into account in determining whether a Chardonnay Material Adverse Effect has occurred); or (ix) any decrease or decline in the market price or trading volume of the Chardonnay Common Stock (provided, in the case of this clause (ix), that the facts and circumstances underlying any such decrease or decline may be taken into account in determining whether a Chardonnay Material Adverse Effect has occurred); or
(b)   prevent or materially impair the ability of Chardonnay to consummate the Contemplated Transactions.
“Chardonnay Material Contract” has the meaning set forth in Section 3.11.
“Chardonnay Patents” has the meaning set forth in Section 3.10(a).
“Chardonnay Permits” has the meaning set forth in Section 3.12(b).
“Chardonnay Preferred Stock” means the preferred stock, par value $0.001 per share, of Chardonnay.
“Chardonnay Products” means Chardonnay websites and mobile applications, including, but not limited to (i) JDate.com (including JSwipe, JDate.co.uk, JDate.fr, JDate.co.il, and Cupid.co.il); (ii) ChristianMingle.com (including CrossPaths, ChristianMingle.co.uk, ChristianMingle.co.au, and Christiansingles.com); (iii) AdventistSinglesConnection.com; (iv) BBWPersonalsPlus.com; (v) BlackSingles.com; (vi) CatholicMingle.com; (vii) DeafSinglesConnection.com; (viii) LDSMingle.com; (ix) LDSSingles.com; (x) MilitarySinglesConnection.com; (xi) SilverSingles.com; and (xii) Spark.com.
“Chardonnay Restricted Stock Award” or “Chardonnay Restricted Stock Awards” means awards of restricted stock issued under any of the Chardonnay Stock Option Plans.
“Chardonnay Rights Plan” means the Rights Plan dated July 9, 2007, between Chardonnay and The Bank of New York, as amended.
“Chardonnay RSU” means restricted stock units issued under any of the Chardonnay Stock Option Plans.
“Chardonnay SEC Reports” has the meaning set forth in Section 3.5(a).
“Chardonnay Share Transfer” has the meaning set forth in Section 1.8(a)(i)(A).
“Chardonnay Specified Representations” has the meaning set forth in Section 8.1(c).
“Chardonnay Stock Certificate” has the meaning set forth in Section 1.7.
“Chardonnay Stock Option” or “Chardonnay Stock Options” means options to purchase Chardonnay Common Stock issued under any of the Chardonnay Stock Option Plans.
“Chardonnay Stock Option Plans” means the Spark Networks, Inc. 2007 Omnibus Incentive Plan and the Spark Networks, Inc. 2017 Omnibus Incentive Plan.
“Chardonnay Stockholder Approval” has the meaning set forth in Section 3.24.
“Chardonnay Stockholder Meeting” has the meaning set forth in Section 5.2(a)(i).
“Chardonnay Stockholder Proposal” has the meaning set forth in Section 5.2(a)(i).
“Chardonnay Superior Offer” means a Chardonnay Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Chardonnay Acquisition Proposal being treated as references to “a majority” for these purposes) made by a third party that the Chardonnay Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Chardonnay Acquisition Proposal (including the financing terms and the ability of such third party to finance such Chardonnay Acquisition Proposal), (a) is more favorable to the Chardonnay stockholders from a financial point of view than as provided hereunder (including any changes to the terms of this Agreement proposed by Riesling in response to such Chardonnay Superior Offer pursuant to and in accordance with Section 4.7(e) or otherwise), (b) is reasonably capable of being completed on the terms proposed and (c) the definitive documents in respect of which is not subject to any due diligence or financing condition.
“Chardonnay Trade Secrets” has the meaning set forth in Section 3.10(o).
“Chardonnay Trust” has the meaning set forth in Section 5.4(b).
“Chardonnay Warrants” means the warrants to purchase Chardonnay Common Stock issued pursuant to that certain Warrant Agreement, dated as of August 9, 2016, by and between Chardonnay and Peak6 Investments, L.P.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Register” has the meaning set forth in Section 1.8(a)(i)(B).
“Confidentiality Agreement” means that certain non-disclosure agreement, dated as of January 10, 2017, by and between Riesling and Chardonnay.
“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger, the Riesling Share Transfer and the Riesling Share Exchange.
“Continuing Employee” has the meaning set forth in Section 5.14(a).
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.
“Contribution Agent” has the meaning set forth in Section 1.1(i).
“Contribution Agent Agreement” has the meaning set forth in Section 1.1(i).
“Contribution Agreement” has the meaning set forth in Section 1.8(a)(i)(A).
“Deposit Agreement” has the meaning set forth in Section 1.1(ii).
“Depositary” has the meaning set forth in Section 1.1(ii).
“DGCL” means the Delaware General Corporation Law.
“Drop Dead Date” has the meaning set forth in Section 9.1(b).
“Effective Time” has the meaning set forth in Section 1.4.
“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, employment agreements, retention agreements, change in control agreements, offer letters, supplemental income arrangements, vacation plans, and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, condition or restriction of any kind or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.
“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning ascribed thereto in Section 3.14(g)(ii).
“EUIPO” has the meaning set forth in Section 3.10(m).
“Excess Securities” has the meaning set forth in Section 1.6(e)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 1.1(iii).
“Exchange Agent Agreement” has the meaning set forth in Section 1.1(iii).
“Exchange Fund” has the meaning set forth in Section 1.8(a)(ii)(C).
“Exchange Ratio” means 0.1; provided, however, that if any of the Chardonnay Warrants is exercised prior to the Effective Time, the Exchange Ratio shall equal 0.1 multiplied by a fraction, the numerator of which is (a) the Post-Warrant Share Number minus the Warrant Share Number, and the denominator of which is (b) the Post-Warrant Share Number. For clarity, an example of the Exchange Ratio calculation is set forth in Schedule A of the Chardonnay Disclosure Schedule.
“Expense Amount” means, with respect to any Party, all of the reasonable, documented out-of-pocket fees and expenses incurred by such Party and its Affiliates in connection with this Agreement and the transactions contemplated herein, including (i) all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to such Party or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby, and costs and expenses otherwise allocated to such Party under this Agreement (other than fees and expenses covered in clause (ii)) and (ii) the portion of fees and expenses otherwise to be borne by such Party pursuant to Section 9.3(a).
“Form F-4” has the meaning set forth in Section 5.1(a)(i).
“Form F-6” has the meaning set forth in Section 5.1(a)(ii).
“Fractional Dividends” has the meaning set forth in Section 1.6(e).
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States, except as expressly noted, applied consistently throughout the period involved.
“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“GSCL” has the meaning set forth in Section 1.8(a).

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.
“IFRS” means the International Financial Reporting Standards, and the interpretations thereto, as adopted by the International Accounting Standards Board.
“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP (in the case of Chardonnay and its Subsidiaries), German GAAP (in the case of Riesling) or French GAAP (in the case of Samadhi), or (f) guarantees relating to any such Liabilities.
“Indemnified Parties” has the meaning set forth in Section 5.5(a).
“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents and patent applications of any kind, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, and confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.
“Intervening Event” shall mean any change, condition, development, effect, event, occurrence, result or state of facts, which (a) was not known to, and not reasonably foreseeable by, the Chardonnay Board on the date of this Agreement (or, if known, the magnitude or material consequences of which were not known, or reasonably foreseeable, by the Chardonnay Board as of the date of this Agreement), and (b) does not relate to or arise out of  (i) any Chardonnay Acquisition Proposal; (ii) changes in the price or trading volume of Chardonnay Common Stock (except that the underlying cause of any such change, only to the extent such underlying cause otherwise falls within the definition of  “Intervening Event” may be considered in evaluating whether an Intervening Event has occurred), (iii) any event development or change in circumstances generally affecting the industries in which Chardonnay or any of Chardonnay’s Subsidiaries operate (except to the extent such event, development or change in circumstances would reasonably be expected to have a materially disproportionate effect on Chardonnay and its Subsidiaries relative to other similarly situated participants in the segments of the industry in which it operates); (iv) any change or adverse conditions in the securities markets, including those relating to debt financing; (v) Chardonnay or any of its Subsidiaries exceeding, or failing to meet, internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (except that the underlying cause of any such change, only to the extent such underlying cause otherwise falls within the definition of  “Intervening Event,” may be considered in evaluating whether an Intervening Event has occurred); or (vi) any change, condition, development, effect, event, occurrence, result or state of facts relating to Parent, unless all such changes, conditions, developments, effects, events, occurrences, results and states of facts, individually or collectively, have a Riesling Material Adverse Effect that is continuing.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge of Chardonnay” means the actual knowledge of Daniel M. Rosenthal, Robert W. O’Hare and Bradley J. Goldberg, after due inquiry by each such individual of each such individual’s direct reports.

“Knowledge of Riesling” means the actual knowledge of Jeronimo Federico Folgueira Sanchez, Michael Schrezenmaier and Herbert Sablotny, after due inquiry by each such individual of each such individual’s direct reports.
“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Legal Fees” means, with respect to each Party, all of the reasonable, documented out-of-pocket fees and expenses incurred by such Party and its Affiliates in connection with this Agreement and the transactions contemplated herein that are categorized under the line items set forth on Schedule 4 hereto.
“Legal Proceeding” means any action, arbitration, claim, complaint, criminal prosecution, demand letter, hearing, inquiry, administrative or other proceeding, or written notice by any Person alleging potential liability.
“Liability” has the meaning set forth in Section 2.6.
“Lock-up Agreements” has the meaning set forth in the Recitals.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.6(a)(ii).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” has the meaning set forth in Section 1.1.
“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.
“New Parent” has the meaning set forth in the Preamble.
“New Parent ADRs” has the meaning set forth in Section 1.1(ii).
“New Parent ADSs” has the meaning set forth in Section 1.1(ii).
“New Parent Articles of Association” has the meaning set forth in Section 1.5(b)(i).
“New Parent Board” means the Board of Directors of New Parent.
“New Parent Ordinary Shares” means ordinary no-par value registered shares (auf den Namen lautende Stückaktien) of New Parent.
“New Parent Rules of Procedure” has the meaning set forth in Section 1.5(b)(i).
“NYSE MKT” has the meaning set forth in Section 1.6(e).
“Official” has the meaning set forth in Section 2.22.
“Open License Terms” means terms in any license agreement or grant that require as a condition of use, modification or distribution of a work that: (i) source code will be made available, (ii) permission will be granted for creating derivative works, or (iii) a royalty-free license is granted to any party under any intellectual property right regarding that work or any other work that contains, is combined with, requires or is based on that work.
“Open Source Software” means any software that is licensed under Open License Terms.
“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Authority.
“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party consistent with past practice.

“Parent” has the meaning set forth in the Preamble.
“Party” or “Parties” means Chardonnay, Merger Sub, New Parent and Riesling.
“Peak6” has the meaning set forth in the Recitals.
“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.
“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by Riesling or its Subsidiaries and being transferred to Chardonnay or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Chardonnay Leased Real Property and Riesling Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Chardonnay Leased Real Property or Riesling Leased Real Property, as applicable, which are not attributable or related to Riesling or its Subsidiaries. Notwithstanding the foregoing, any Encumbrances for Indebtedness of Riesling or its Subsidiaries as of the Closing will not be a Permitted Encumbrance.
“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.
“Personal Data” has the meaning set forth in Section 2.26(a).
“Post-Warrant Share Number” means the number of shares of Chardonnay Common Stock (treating all Chardonnay RSUs as if they have been converted to Chardonnay Common Stock pursuant to Section 1.6(d)) outstanding as of the Effective Time, as reasonably agreed by Chardonnay and Riesling.
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Proxy Statement” has the meaning set forth in Section 5.1(a)(i).
“Registration Rights Agreement” has the meaning set forth in Section 5.1(i).
“Registration Statement” has the meaning set forth in Section 5.1(a)(i).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.
“Reorganization Initiation Date” has the meaning set forth in Section 1.8(a)(iii)(A).
“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of New Parent, Riesling, Merger Sub, Chardonnay or any of their respective Subsidiaries, as the case may be.
“Riesling” has the meaning set forth in the Preamble.
“Riesling Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Riesling or its Subsidiaries pursuant to which the equity holders of Riesling immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer or other acquisition of fifteen percent (15%) or more of the assets of Riesling and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Riesling; provided, that the term “Riesling Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.
“Riesling Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of Riesling Leased Real Property that materially affect or would be reasonably likely to materially affect the tenancy at any Riesling Leased Real Property.
“Riesling Articles of Association” has the meaning set forth in Section 2.1(a).
“Riesling Balance Sheets” has the meaning set forth in Section 2.5(a).
“Riesling Business” means the business of Riesling and any Subsidiary as conducted as of the date hereof.
“Riesling Bylaws” has the meaning set forth in Section 2.1(a).
“Riesling Cash Balance” means the cash and cash equivalents of Riesling and its Subsidiaries, collectively, as set forth on Section 2.2(c) of the Riesling Disclosure Schedules, minus current liabilities, collectively, as set forth in Section 2.2(c) of the Riesling Disclosure Schedules.
“Riesling Contingent Workers” has the meaning set forth in Section 2.15(d)(ii).
“Riesling Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Riesling is a party.
“Riesling Copyrights” has the meaning set forth in Section 2.10(a).
“Riesling Disclosure Schedule” has the meaning set forth in Section 2.
“Riesling Employee Program” means any Employee Program that is sponsored by, or has been maintained, contributed to, or required to be contributed to, by Riesling or any of Riesling’s Subsidiaries for the benefit of any current or former employee (with respect to any former employee, however, only if there exist unfulfilled obligations of Riesling or any of Riesling’s Subsidiaries vis-à-vis any such former employee), freelancer or director of Riesling or any of Riesling’s Subsidiaries, except such definition shall not include any benefits to be paid by Riesling or any of Riesling’s Subsidiaries according to mandatory law.
“Riesling Financial Statements” has the meaning set forth in Section 2.5(a).
“Riesling Intellectual Property” means all Intellectual Property owned by Riesling or any of its Subsidiaries or used or held for use by Riesling or any of its Subsidiaries in the Riesling Business. “Riesling Intellectual Property” includes Intellectual Property embodied in the Riesling Products, and Riesling Marks, Riesling Copyrights and Riesling Trade Secrets.
“Riesling Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, to which Riesling is a party, for each parcel of Riesling Leased Real Property.
“Riesling Leased Real Property” means the real property leased, subleased or licensed by Riesling or its Subsidiaries that is related to or used in connection with Riesling Business, and the real property leased, subleased or licensed by Riesling or its Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Riesling or its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.
“Riesling Licenses-In” means licenses, sublicenses or other agreements under which Riesling or any of its Subsidiaries is granted rights by others in the Riesling Intellectual Property (including any material software developed by contractors of Riesling or any of its Subsidiaries), other than commercial off the shelf software or materials transfer agreements.

“Riesling Licenses-Out” means licenses, sublicenses or other agreements under which Riesling or any of its Subsidiaries has granted rights to others in the Riesling Intellectual Property.
“Riesling Management Board” means the management board of Riesling.
“Riesling Marks” has the meaning set forth in Section 2.10(a).
“Riesling Material Adverse Effect” means any change, condition, development, effect, event, occurrence, result or state of facts that has or would reasonably be expected to:
(a)   have a material adverse effect on the business, financial condition or results of operations of Riesling and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Riesling Material Adverse Effect: (i) changes in general economic or political conditions or the capital or securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), to the extent they do not disproportionately affect Riesling and its Subsidiaries, taken as a whole, relative to other participants in Riesling’s industry; (ii) changes in or affecting the industries in which Riesling or its Subsidiaries operate, to the extent they do not disproportionately affect Riesling and its Subsidiaries, taken as a whole, relative to other participants in Riesling’s industry; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of Chardonnay or expressly required by this Agreement; (v) any changes in Laws or applicable accounting principles, or interpretations thereof operate, to the extent they do not disproportionately affect Riesling and its Subsidiaries, taken as a whole, relative to other participants in Riesling’s industry; (vi) the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events, to the extent they do not disproportionately affect Riesling and its Subsidiaries, taken as a whole, relative to other participants in Riesling’s industry; (vii) any litigation relating to this Agreement or the Contemplated Transactions; (viii) any failure, in and of itself, to meet internal or published projections, forecasts or revenue or earning predictions for any period, including analyst expectations or projections, forecasts or predictions (provided, in the case of this clause (viii), that the facts and circumstances underlying any such failure may be taken into account in determining whether a Riesling Material Adverse Effect has occurred); or
(b)   would reasonably be expected to prevent or materially impair the ability of Riesling or Merger Sub to consummate the Contemplated Transactions.
“Riesling Material Contract” means any of the following Contracts: (a) Riesling Leases and Riesling Ancillary Lease Documents; (b) Contracts for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Riesling or any of its Subsidiaries of, or pursuant to which in the last year Riesling or any of its Subsidiaries paid, in the aggregate, €100,000 or more; (c) Contracts for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Riesling or any of its Subsidiaries of, or pursuant to which in the last year Riesling or any of its Subsidiaries received, in the aggregate, €100,000 or more; (d) any Contract that relates to any partnership, joint venture, strategic alliance or other similar Contract; (e) Contracts relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding €100,000 in the aggregate; (f) severance or change-in-control Contracts; (g) any Contract which by its terms limits (i) the localities in which all or any significant portion of the business and operations of Riesling or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of New Parent or any Affiliate of New Parent (including Chardonnay), is or would be conducted, or (ii) the scope of the business and operations of Riesling and its Subsidiaries, taken as a whole or, following the consummation of the Contemplated Transactions, the business and operations of New Parent or any Affiliate of New Parent (including Chardonnay), taken as a whole; (h) any Contract in respect of any Riesling Intellectual Property that provides for annual payments of, or pursuant to which in the last year Riesling or any of its Subsidiaries paid or received, in the aggregate, €100,000 or more, or any other agreement in respect of any Riesling Intellectual Property that is material to Riesling and its Subsidiaries taken as a whole; (i) any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Riesling or any of its Subsidiaries; (j) any Contract with any Governmental Authority; (k) any Contract with (x) an executive officer or director of Riesling or any of its

Subsidiaries or any of such executive officer’s or director’s immediate family members, (y) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Riesling or (z) to the Knowledge of Riesling, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Riesling or its Subsidiaries); (l) any agreement that gives rise to any payment or benefit in excess of  €100,000 as a result of the performance of this Agreement or any of the other Contemplated Transactions; (m) Contracts relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Riesling or any of its Subsidiaries (including Contracts for any such acquisition or disposition which has already been consummated that contains representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), in each case, that are still in effect) or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice that is not in excess of  €100,000; (n) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Riesling or any of its Subsidiaries in excess of  €100,000; or (o) any agreement with respect to Employee Programs or listed in Section 2.15 of the Riesling Disclosure Schedule.
“Riesling Ordinary Shares” means shares (Geschäftsanteile) of Riesling.
“Riesling Patents” has the meaning set forth in Section 2.10(a).
“Riesling Permits” has the meaning set forth in Section 2.12(b).
“Riesling Products” means Riesling websites and mobile applications, including, but not limited to the following brands: (i) Elite Singles; (ii) Elite Recontre; (iii) Elit Singlar; (iv) Partner Med Niveau; (v) Partner Na Urovni; (vi) Elittars; (vii) Eliitti Kumppani; (viii) Elite Dating; (ix) Attractive World; and (x) eDarling.
“Riesling Share Exchange” has the meaning set forth in the Recitals.
“Riesling Share Transfer” has the meaning set forth in the Recitals.
“Riesling Shareholder Agreement” means the Subscription and Shareholder’s Agreement, by and among Riesling and its shareholders party thereto, dated May 3-4, 2013, as amended.
“Riesling Specified Representations” has the meaning set forth in Section 7.1(c).
“Riesling Stock Option” or “Riesling Stock Options” means options to purchase Riesling Ordinary Shares issued under any of the Riesling Stock Option Plans.
“Riesling Stock Option Plans”   means the Riesling Virtual Share Incentive Plan for Employees and the Call Option Agreement, by and between Riesling and Michael Schrezenmaier, recorded on May 6, 2013.
“Riesling Supervisory Board” means the supervisory board of Riesling.
“Riesling Trade Secrets” has the meaning set forth in Section 2.10(m).
“Samadhi” means Samadhi SAS, a société par actions simplifiée organized under the laws of France, and a wholly owned subsidiary of Riesling.
“Sarbanes-Oxley” has the meaning set forth in Section 3.5.
“SE Regulation” has the meaning set forth in Section 1.8(a).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Share Capital Increase” has the meaning set forth in Section 1.8(a)(i)(E).
“Share Exchange” has the meaning set forth in Section 1.8(a)(ii)(C).
“Share Issuance” has the meaning set forth in Section 1.8(a)(i)(F).
“Smooch Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 14, 2015, by and among Chardonnay, LOV USA, Merger Sub 1 Inc., a Delaware corporation, Smooch Labs Inc., a Delaware corporation, and Darren Bassman, Bryan Welfel and Chad Wood.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Corporation” has the meaning set forth in Section 1.2.
“Surviving Corporation Common Stock” has the meaning set forth in Section 1.6(f).
“Systems” means the computer, information technology and data processing systems, facilities and services used by or for Riesling or Chardonnay, as applicable, including all software, hardware, networks, communications facilities, platforms and related systems and services.
“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, donation, gift, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, including any taxes of any kind whatsoever within the meaning of sec. 3(1)–(3) of the German General Tax Code (Abgabenordnung – AO), any social security contributions (Sozialversicherungsbeiträge) and contributions to the Mutual Pension Assurance Association (Pensionssicherungsverein), imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined, or any other basis, including any Tax which is levied by way of withholding or on the basis of a statutory secondary liability, a contractual liability or civil Law; and such term shall include any interest, fines, penalties, or additional amounts attributable to, imposed upon, or with respect to, any such amounts, including any ancillary charges (steuerliche Nebenleistung) within the meaning of Sec. 3(4) of the German General Tax Code.
“Tax Opinion” has the meaning set forth in Section 5.9(a)(i).
“Tax Representation Letters” means the tax representation letter substantially in the form set forth on Exhibit I executed by Chardonnay, the tax representation letter substantially in the form set forth on Exhibit J executed by Riesling and the tax representation letter substantially in the form set forth on Exhibit K executed by New Parent.
“Tax Return” means any report, return, document, form, declaration, election, schedule or other information or filing, or any amendment thereto, supplied or required to be supplied to any Governmental Authority or jurisdiction (in the U.S.A., in Germany or in a third country) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.
“Taxing Authority” means any Governmental Authority (whether of the U.S.A, Germany or any third country, including any federal, state, county, municipal or local government or any subdivision or taxing agency thereof in the U.S.A., in Germany or in any third country (including a United States possession)) responsible for the imposition, assessment or collection of any Tax.
“Third Party Intellectual Property” has the meaning set forth in Section 2.10(g).
“Transaction” has the meaning set forth in the Recitals.
“Voting Agreements” has the meaning set forth in the Recitals.

“Warrant Share Number” means the aggregate number of shares of Chardonnay Common Stock issued in connection with the exercise of any Chardonnay Warrants from and after the date hereof.
“Willful Breach” has the meaning set forth in Section 9.2.
“WIPO” has the meaning set forth in Section 3.10(m).

Annex B
VOTING AGREEMENT
VOTING AGREEMENT (this “Agreement”) dated as of May 2, 2017, by and among Affinitas GMBH, a German limited company (“Parent”), Blitz 17-655 SE a European stock corporation (Societas Europaea, SE) with corporate seat in Germany (“New Parent”) and Chardonnay Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of New Parent (“Merger Sub”), on the one hand, and the stockholders listed on the signature pages hereto (collectively, the “Stockholders” and each a “Stockholder”), on the other hand.
WHEREAS, the Stockholders are stockholders of Spark Networks, Inc., a Delaware corporation (the “Company”);
WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto under the column “Number of Shares of Common Stock Owned” (the ”Original Shares”);
WHEREAS, the “Subject Securities” as used in this Agreement shall mean the Original Shares and any securities convertible into shares of capital stock of the Company collectively with any additional shares of capital stock of the Company that become beneficially owned by such Stockholder after the date of this Agreement;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, New Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of New Parent in such merger (the “Merger”);
WHEREAS, in order to induce Parent, New Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have each agreed to enter into this Agreement and abide by the covenants and obligations with respect to the Subject Securities set forth herein; and
WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
Article I
AGREEMENT TO vote
Section 1.1   Voting of Subject Securities; Irrevocable Proxy.
(a)   Each Stockholder agrees, severally but not jointly, to vote (or cause the holder of record of the Subject Securities on any applicable record date to vote), prior to the Expiration Date (as defined below), in person or by proxy, all Subject Securities in connection with any meeting of the stockholders of the Company (including any adjournment or postponement thereof) or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the approval of the Merger Agreement and the approval of any other matter that is required to be approved by the stockholders of the Company in order to effect the transactions contemplated by the Merger Agreement (including any proposal to adjourn or postpone a meeting of the stockholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement on the date on which the meeting is held); and (ii) against (A) any Chardonnay Acquisition Proposal or any agreement or arrangement constituting or related to a Chardonnay Acquisition Proposal; or (B) any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to prevent, interfere with or delay the consummation of Merger and the other transactions contemplated by the Merger Agreement, and in connection therewith, such Stockholder agrees to execute any documents that are reasonably necessary or appropriate in order to effectuate the foregoing; provided, that, the foregoing applies, in the case of a Stockholder (or an appointee or designee of a Stockholder) who is also a member of the Board of Directors of the Company, solely to such Stockholder (or an appointee or designee of a Stockholder) in his or her capacity as a stockholder of the Company and nothing herein shall prevent such director from discharging his or her duties as a director serving on the Company’s Board of Directors in accordance with the terms of the Merger Agreement. Such Stockholder shall (or shall cause the holder of record of any Subject Securities on any applicable record date to) be present (in person or by proxy) at any meeting of stockholders of the Company (including any adjournment or postponement thereof) called to approve the Merger Agreement or otherwise cause the Subject Securities to be counted as present thereat for purposes of establishing a quorum. For the avoidance of doubt, no Stockholder shall (i) be liable or responsible hereunder for any action taken or vote made by a member of the Company’s Board of Directors in such member’s capacity as a director and/or (ii) be required to remove its nominee from the Company’s Board of Directors or direct such nominee to vote or refrain from voting on any matter before the Company’s Board of Directors in any manner.
(b)   In furtherance of the foregoing, each Stockholder hereby irrevocably grants to, and appoints, until the termination of this Agreement in accordance with Section 2.1, Parent and New Parent, each of Parent’s and New Parent’s officers and any person or persons designated in writing by Parent or New Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote or grant a written consent in respect of all of such Stockholder’s Subject Securities, or execute and deliver a proxy to vote or grant a written consent in respect of such Subject Securities, on the matters and in the manner specified in Section 1.1(a), provided that each Stockholder’s grant of the proxy contemplated by this Section 1.1(b) shall be effective if, and only if, the Company has not received prior to the date of the meeting at which any of the matters described in Section 1.1(a) are to be considered, a duly executed irrevocable proxy card of such Stockholder directing that the Subject Securities of such Stockholder be voted in the manner required by Section 1.1(a); provided, further, that, such proxy shall not apply with respect to any vote on the Merger Agreement if the Merger Agreement is modified so as to (i) reduce the amount of consideration, (ii) materially change the form of consideration to be received by the Stockholders or (iii) alter the tax consequences of the receipt of the Merger Consideration under the Merger Agreement. Each Stockholder hereby affirms that such irrevocable proxy is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent, New Parent, Merger Sub and the Company, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that such proxy is irrevocable and is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (“DGCL”) until the termination of this Agreement in accordance with Section 2.1. Each Stockholder shall execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contemplated herein. Each Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Subject Securities. Parent and New Parent may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.
Section 1.2   No Transfers; No Inconsistent Arrangements.   Except as provided hereunder, each Stockholder agrees, severally but not jointly, not to, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to, agree to or permit any such transfer of, any or all of the Subject Securities or any interest therein (except for transfers (A) to affiliates (provided that such affiliate shall be bound by the terms of this Agreement), (B) for estate or tax planning purposes, or (C) for charitable purposes or as charitable gifts or donations where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a Stockholder in respect of the

Subject Securities (collectively, “Encumbrances”) that would prevent such Stockholder from voting the Subject Securities in accordance with this Agreement or from complying with its other obligations under this Agreement, other than any restrictions imposed by applicable law on any Subject Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer of Subject Securities or any interest therein in violation of this Agreement; (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Securities relating to the subject matter hereof; (iv) deposit or permit the deposit of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities, except as contemplated by the Merger Agreement; or (v) take or permit any other action that would reasonably be expected to in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby (any of the actions set forth in clauses (i) through (v) above, and any conversion, exchange or other disposition of the Subject Securities, including in a transaction related to a Chardonnay Acquisition Proposal, being referred to in this Agreement as a “Transfer”). Any action taken in violation of the foregoing sentence shall be null and void ab initio. To the extent a Stockholder’s Subject Securities are represented by certificates, such Stockholder shall make available to the Company such certificates in order for the Company to mark such certificates with legends required by the DGCL regarding the foregoing Transfer restrictions. If any involuntary Transfer of any of the Subject Securities shall occur, the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, 402 Capital, LLC shall have the right to transfer or sell 1,000,000 Subject Securities effective on or after December 31, 2017.
Section 1.3   Non-Solicitation.   Without limitation to Section 4.7 of the Merger Agreement, each Stockholder agrees, severally but not jointly, to, and to direct and cause its Representatives to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to a Chardonnay Acquisition Proposal and, until the Expiration Date, not, directly or indirectly: (i) initiate, solicit, seek or knowingly facilitate or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a Chardonnay Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with or for the purpose of encouraging or facilitating, any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a Chardonnay Acquisition Proposal, or (iii) enter into any letter of intent, commitment, agreement in principle or other similar type of agreement providing for a Chardonnay Acquisition Proposal (whether written or oral, binding or nonbinding), or resolve, propose, recommend or agree to do any of the foregoing; provided, that, nothing in this Section 1.3 shall prevent a Stockholder (or an appointee or designee of a Stockholder) that is a director of the Company, solely in such Stockholder’s capacity as a director of the Company, from engaging in any activity permitted for a director under the Merger Agreement and no Stockholder shall have any liability or responsibility hereunder for any such actions by a director of the Company.
Section 1.4   Capacity.   Each Stockholder (or an appointee or designee of a Stockholder) is signing this Agreement solely in its capacity as a stockholder of the Company, and nothing contained herein shall in any way limit or affect any actions taken by any Stockholder (or an appointee or designee of a Stockholder) in its capacity as a director or officer of the Company. Nothing in this Section 1.4 shall be construed to limit the obligations and agreements of the Company under the Merger Agreement.
Section 1.5   Documentation and Information.   Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent, New Parent, Merger Sub or the Company of such Stockholder’s identity and holding of Subject Securities, and the nature of its commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees to give to Parent and New Parent as promptly as practicable any information related to the foregoing that Parent and New Parent may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees to notify Parent and New Parent as promptly as practicable of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.
Section 1.6   Changes to Subject Securities.   Each Stockholder agrees, severally but not jointly. that all shares of the Common Stock or other capital stock of the Company entitled to vote on the Merger Agreement and Merger, that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including shares issued upon the exercise of the Chardonnay Restricted Stock Units or Chardonnay Stock Options, shall be subject to the terms of this Agreement and shall constitute “Subject Securities” for all purposes of this Agreement. In the event of any share dividend or distribution, or any change to the Subject Securities by reason of any share dividend or distribution, split-up, recapitalization, combination, exchange of shares or any other similar transaction, the term “Subject Securities” as used in this Agreement shall be deemed to refer to and include the Subject Securities and all such share dividends and distributions and any securities into which or for which any or all of the Subject Securities may be changed or exchanged or which are received in the relevant transaction. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Parent and New Parent promptly in writing of the number and description of any additional Subject Securities of which such Stockholder acquires beneficial ownership or ownership of record.
Section 1.7   Stockholder Representations and Warranties.   Each Stockholder represents and warrants to Parent, New Parent and Merger Sub, severally but not jointly, as follows:
(a)   Such Stockholder (i) is the sole record owner of, and has, and at the time of the Chardonnay Stockholder Meeting will have, good title to, such Stockholder’s Subject Securities, free and clear of any and all Encumbrances except for Encumbrances arising (A) hereunder, (B) pursuant to the Merger Agreement, or (C) from any restrictions on transfer imposed by applicable federal or state securities laws; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Securities and shares underlying the Chardonnay Restricted Stock Units or the Chardonnay Stock Options; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or other restrictions on such rights, subject to applicable federal or state securities laws and the terms of this Agreement. As of the date hereof, such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Subject Securities set forth opposite such Stockholder’s name on Schedule A hereto, and does not own any other shares of capital stock of the Company; provided, however, that in the case of PEAK6 Investments, L.P., no such representation or warranty is made as it relates to Subject Securities held by Osmium Partners, LLC.
(b)   This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent, New Parent and Merger Sub, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(c)   The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Stockholder is a party or by which the Subject Securities are bound; or (ii) violate, or require any consent, approval, or notice under any provision of any judgment, order or decree or other legal requirement applicable to such Stockholder or any of the Subject Securities.

(d)   The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports (or amendments thereto) with the SEC.
(e)   Such Stockholder understands and acknowledges that each of the parties to the Merger Agreement are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties and covenants of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
Section 1.8   Parent and New Parent Representations and Warranties.   Each of Parent and New Parent represents and warrants to the Stockholders, severally but not jointly, that this Agreement has been duly and validly executed and delivered by Parent or New Parent, as applicable, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a legal, valid and binding agreement of Parent and New Parent enforceable against Parent and New Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
Section 1.9   Non-Survival of Representations and Warranties.   The representations and warranties and covenants of the Stockholders contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.
Article II
MISCELLANEOUS
Section 2.1   Termination.   This Agreement shall terminate in its entirety upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time (the “Expiration Date”); and (iii) an amendment, waiver or modification to the Merger Agreement or the agreements ancillary thereto that modifies any term in a manner that is materially adverse to the Stockholder, including the Exchange Ratio. The provisions of this Article II (Miscellaneous) shall survive any termination of this Agreement. In the event of termination of this Agreement, this Agreement shall, subject to the immediately preceding sentence, become void and of no effect with no liability on the part of any party hereto; provided, however, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement occurring prior to such termination.
Section 2.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or e-mail transmission, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)   if to any Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto;
and
(ii)   if to Parent, New Parent or Merger Sub, in accordance with Section 10.8 of the Merger Agreement, or to such other persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the person entitled to receive such communication as provided above.
Section 2.3   Amendments; Waivers; Extensions.
(a)   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)   At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by a duly authorized officer on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
Section 2.4   Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.
Section 2.5   Binding Effect; Benefit; Assignment.   Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent, New Parent or Merger Sub to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
Section 2.6   Governing Law.   This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction.
Section 2.7   Counterparts.   This Agreement may be executed in counterparts (including by electronic means), each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.
Section 2.8   Venue; Waiver of Jury Trial.
(a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws.
(b)   In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 2.8(b), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 2.8(b). Each Party further agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by Law.
Section 2.9   Entire Agreement; Third Party Beneficiaries.   This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to, and does not, confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

Section 2.10   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 2.11   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breach party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 2.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 2.12   Descriptive Headings.   The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 2.13   Interpretation.   The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.
AFFINITAS GMBH
By:	/s/ Jeronimo F. Folgueira
Name:	Jeronimo Folgueira
Title:	Managing Director
By:	/s/ Michael Schrezenmaier
Name:	Michael Schrezenmaier
Title:	Managing Director
CHARDONNAY MERGER SUB, INC.
By:	/s/ Michael Schrezenmaier
Name:	Michael Schrezenmaier
Title:	Managing Director
BLITZ 17-655 SE
By:	/s/ Michael Schrezenmaier
Name:	Michael Schrezenmaier
Title:	Chief Executive Officer
Michael J. McConnell
By:	/s/ Michael J. McConnell
Name: Michael J. McConnell
Title:
Michael B. Brodsky
By:	/s/ Michael B. Brodsky
Name: Michael B. Brodsky
Title:
John H. Lewis
By:	/s/ John H. Lewis
Name: John H. Lewis
Title:
Osmium Partners, LLC
By:	/s/ John H. Lewis
Name: John H. Lewis
Title: Managing Member

Daniel M. Rosenthal
By:	/s/ Daniel M. Rosenthal
Name: Daniel M. Rosenthal
Title:
402 Capital, LLC
By:	/s/ Ian V. Jacobs
Name: Ian V. Jacobs
Title: Managing Member
Bradley J. Goldberg
By:	/s/ Bradley J. Goldberg
Name: Bradley J. Goldberg
Title:
Ian V. Jacobs
By:	/s/ Ian V. Jacobs
Name: Ian V. Jacobs
Title:
PEAK6 Investments, L.P.
By:	/s/ Matt Hulsizer
Name: Matt Hulsizer
Title: Manager of the General Partner
Walter L. Turek
By:	/s/ Walter L. Turek
Name: Walter L. Turek
Title:
Robert W. O’Hare
By:	/s/ Robert W. O’Hare
Name: Robert W. O’Hare
Title:

schedule a
Name of Stockholder	Address	Number of Shares of Common Stock Owned
PEAK6 Investments, L.P	141 West Jackson Boulevard Suite 500 Chicago, IL 60604-3108	5,000,000
Osmium Partners, LLC	300 Drakes Landing Road Suite 172 Greenbrae, CA 94904-3124	3,626,358
402 Capital, LLC	5015 Underwood Avenue Omaha, NE 68132-2206	1,648,788
Michael J. McConnell	2031 Tondolea Ln, La Canada, CA 91011	174,155
Michael B. Brodsky	3410 Turner Ln, Chevy Chase, MD 20815	44,208
Brad Goldberg	2344 Shoreland Dr S, Seattle, WA 98144	50,371
Ian V. Jacobs	710 JE George Blvd, Omaha, NE 68132	72,733
John H. Lewis	610 Oak Ave, San Anselmo, CA 9496	100,106
Daniel M. Rosenthal	8952 St Ives Drive, Los Angeles, CA 90069	10,000
Walter L. Turek	220 Fifth Avenue South, Naples, FL 34201	158,376
Robert W. O’Hare	931 10th Street, Unit B, Santa Monica, CA 90403	19,000

ANNEX C
SUPPORT AGREEMENT
SUPPORT AGREEMENT (this “Agreement”) dated as of April 30, 2017, by and among Affinitas GmbH, a German limited company (“Riesling”), Blitz 17-655 SE, a European stock corporation (Societas Europaea, SE) organized and existing under the laws of, and with corporate seat in, the Federal Republic of Germany (“New Parent”), Spark Networks, Inc., a Delaware corporation (“Chardonnay”), and all stockholders of Riesling (collectively, the “Stockholders” and each a “Stockholder”).
WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act(1)) of the shares (Geschäftsanteile) of Riesling (the “Riesling Shares”) set forth opposite such Stockholder’s name on Schedule A hereto under the column “Number of Riesling Shares Owned” (together with any additional shares of capital stock of Riesling that become beneficially owned by such Stockholder after the date of this Agreement, the “Subject Riesling Shares”);
WHEREAS, as of the date hereof, Riesling is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all 120,000 ordinary no-par value registered shares (auf den Namen lautende Stückaktien) of New Parent with a notional value of EUR 1.00 each (each such share a “New Parent Ordinary Share” and, the existing New Parent Ordinary Shares, the “Original New Parent Ordinary Shares”);
WHEREAS, after the notarization of this Agreement, New Parent, Riesling, Chardonnay Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Chardonnay will enter into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into Chardonnay, with Chardonnay continuing as the surviving corporation (the “Merger” and the time at which the Merger becomes effective, the “Merger Effective Time”) with Chardonnay becoming a wholly-owned subsidiary of New Parent and the former Chardonnay stockholders receiving New Parent ADSs representing New Parent Ordinary Shares (the “Merger Consideration New Parent Ordinary Shares”) in exchange for their Chardonnay shares in connection with the Merger;
WHEREAS, in the context of the Merger, it is intended that the Stockholders will acquire, and be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, the Original New Parent Ordinary Shares set forth opposite such Stockholder’s name on Schedule A hereto under the column “Number of Acquired Original New Parent Ordinary Shares” (the “Acquisition of New Parent”) with effect as of, or immediately prior to, the Merger Effective Time.
WHEREAS, in the context of the Merger, it is further intended that the Stockholders will contribute and transfer their Subject Riesling Shares to New Parent (the “Contribution”) with effect immediately prior to the Merger Effective Time (at a time when there remain no other conditions to the closing of the Merger) in exchange for (i) New Parent Ordinary Shares (or New Parent ADSs representing such New Parent Ordinary Shares, respectively) (the “Contribution Consideration New Parent Ordinary Shares” and, together with the Original New Parent Ordinary Shares, the “Subject New Parent Ordinary Shares”) and (ii) a claim for a payment in cash by New Parent to the respective Stockholders (each a “Payment Claim”) (such exchange the “Exchange”);
WHEREAS, based on the assumption that 10 New Parent ADSs will represent 1 New Parent Ordinary Share, it is intended that the total number of New Parent Ordinary Shares existing after the implementation of the Merger and the Exchange shall be
(a) a number of 1,293,148 New Parent Ordinary Shares consisting of  (i) a proposed total number of 323,287 Merger Consideration New Parent Shares to be issued in exchange for the currently existing Chardonnay shares (including existing restricted Chardonnay stock and existing Chardonnay RSUs to be settled in the context of the Merger, but excluding existing options for Chardonnay shares), (ii) a proposed total number of 849,861 Contribution Consideration New Parent Ordinary Shares and (iii) 120,000 Original New Parent Ordinary Shares; plus

(1)
A “beneficial owner” of a security under Rule 13d-3 is a person who “directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security.”

(b) such additional number of New Parent Ordinary Shares as required to be issued in relation to, or as a reserve for, existing options for Chardonnay shares;
WHEREAS, the agreement between the Stockholders and New Parent (the “Contribution Agreement”) regarding the Contribution constitutes a so-called post-formation (Nachgründung) pursuant to Section 52 of the German Stock Corporation Act, and such Contribution Agreement needs to be registered with the commercial register (Handelsregister) of New Parent in order to become effective;
WHEREAS, in the context of the Merger, it is intended to cancel the shareholders’ agreement at Riesling, dated as of May 3/4, 2013, by and among the Stockholders (as it may be amended from time to time and together with any other shareholders agreements at Riesling among the Stockholders entered into prior to this Agreement, the “Shareholders’ Agreements”) with effect as of no later than the consummation of the Exchange (the “Cancellation of Shareholders’ Agreements”);
WHEREAS, in order to induce Riesling, New Parent, Merger Sub and Chardonnay to enter into the Merger Agreement, the Stockholders have each agreed to enter into this Agreement and abide by the covenants and obligations with respect to the Subject Riesling Shares and the Subject New Parent Ordinary Shares set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
Article I
agreements of stockholders
Section 1.1   Obligation to Exchange Riesling Shares; Obligation to Acquire New Parent; Obligation to Cancel Shareholders’ Agreements.
(a) Each Stockholder hereby irrevocably undertakes to effect the Contribution by contributing (einbringen) and transferring (übertragen) all of such Stockholder’s Subject Riesling Shares to New Parent, with effect immediately prior to the Merger Effective Time (at a time when there remain no other conditions to the closing of the Merger), in exchange for:
(i) the Contribution Consideration New Parent Ordinary Shares to be issued by way of a capital increase in kind (the “Capital Increase”) at New Parent and
(ii) the Payment Claims;
and subscribe to a respective number of Contribution Consideration New Parent Ordinary Shares provided in each case that (x) each Stockholder shall receive under the Exchange, and subscribe to, the number of Contribution Consideration New Parent Ordinary Shares set forth opposite such Stockholder’s name on Schedule A hereto under the column “Number of Contribution Consideration New Parent Ordinary Shares” and (y) the amount of the Payment Claim each Stockholder shall receive under the Exchange shall equal the amount set forth opposite such Stockholder’s name on Schedule A hereto under the column “Amount of Payment Claim”.
(b) Each Stockholder further agrees to enter into any agreement from time to time presented to such Stockholder by Riesling or New Parent in connection with or otherwise required to consummate the Exchange, including the Contribution Agreement and a lock-up agreement relating to sales and certain other dispositions of New Parent Ordinary Shares or certain other securities between certain shareholders of Chardonnay and Riesling (the “Lock-up Agreement”). The Contribution of the Subject Riesling Shares is not effected by this Agreement but rather by the Contribution Agreement between each Stockholder and New Parent after the date hereof in the form approved by New Parent in its reasonable discretion and subject to the approval by Chardonnay (not unreasonably withheld, conditioned or delayed).
(c) Each Stockholder hereby irrevocably further undertakes to effect the Acquisition of New Parent by purchasing the Original New Parent Ordinary Shares from Riesling with effect as of  (or immediately prior to) the Merger Effective Time for a pro rata purchase price per Original New Parent Ordinary Share equal to the pro rata initial purchase price paid by Riesling. The Acquisition of New Parent is not effected by this Agreement but rather by a separate agreement between each Stockholder and Riesling after the date hereof in the form approved by Riesling in its reasonable discretion and subject to the approval by Chardonnay (not unreasonably withheld, conditioned or delayed).
(d) Each Stockholder hereby irrevocably further undertakes to effect the Cancellation of Shareholders’ Agreements with effect as of no later than the consummation of the Exchange. The Cancellation of Shareholders’ Agreement is not effected by this Agreement but rather by a separate agreement between each Stockholder and Riesling after the date hereof in the form approved by Riesling in its sole discretion.
(e) The above undertakings by each Stockholder are made in each case vis-à-vis Riesling, Chardonnay and the other Stockholders, but not vis-à-vis New Parent.
Section 1.2   Voting of Subject New Parent Ordinary Shares; Subscription Certificates; Voting of Subject Riesling Shares.
(a) To the extent each Stockholder is the legal owner of Subject New Parent Ordinary Shares on the date of the resolutions on the measures listed below, each Stockholder agrees and commits to vote (or cause the holder of record of the Subject New Parent Ordinary Shares on any applicable record date to vote), in person or by proxy, all Subject New Parent Ordinary Shares in connection with any meeting of the stockholders of New Parent (including any adjournment or postponement thereof) or any action by written consent in lieu of a meeting of stockholders of New Parent in favor of any proposal:
(i) for:
(A) the approval of the Contribution Agreement pursuant to Section 52 of the German Stock Corporation Act;
(B) the Capital Increase and the issuance of New Parent Ordinary Shares to the Stockholders as consideration for the Contribution;
(C) the further capital increase in kind at New Parent and the issuance of New Parent Ordinary Shares required for the further implementation of the Merger;
(D) the listing of the New Parent Ordinary Shares on the NYSE MKT LLC (including by way of American Depositary Shares and/or American Depositary Receipts (collectively, the “ADR Program”)) or any other U.S. national securities exchange agreed to by the parties to the Merger Agreement;
(E) taking any other action necessary to effect the Contribution or the Merger in accordance with its terms and subject to its conditions, or establish the ADR Program;
(F) adopting the Articles of Association of New Parent, in substantially the same form attached hereto as Exhibit A and the bylaws (Geschäftsordnungen) of New Parent, in substantially the same form attached hereto as Exhibit B;
(G) appointing the persons set forth on Schedule B hereto to the board (Verwaltungsrat) of New Parent (including, in each case, any proposal to adjourn or postpone a meeting of the stockholders of New Parent to a later date if there are not sufficient votes to approve the applicable action on the date on which the meeting is held);
(H) all measures regarding the final capitalization of New Parent, such as but not limited to, contingent capital (bedingtes Kapital), if any, authorized capital (genehmigtes Kapital), authorization to purchase and use treasury shares and/or authorization to issue bonds and/or warrants (including the right to conversion), if any; and
(ii) against:
(A) any action that would result in a liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of New Parent; or

(B) any action, proposal, transaction or agreement involving New Parent or any of its subsidiaries that would reasonably be expected to prevent, interfere with or delay the consummation of the actions contemplated by clauses (i) and (ii)(A) above and the other transactions contemplated by the Merger Agreement or that would otherwise be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement and this Agreement (in particular, the Contribution and the Capital Increase), and in connection therewith, such Stockholder agrees to execute any documents that are necessary or appropriate in order to effectuate the foregoing (including the execution of subscription certificates (Zeichnungsscheine) regarding the subscription of New Parent Ordinary Shares to be issued under the Capital Increase to each Stockholder).
Such Stockholder shall (or shall cause the holder of record of any Subject New Parent Ordinary Shares on any applicable record date to) be present (in person or by proxy) at any meeting of stockholders of New Parent (including any adjournment or postponement thereof) called to approve the actions contemplated by clauses (i) and (ii) above or otherwise cause the Subject New Parent Ordinary Shares to be counted as present thereat for purposes of establishing a quorum.
(b) Each Stockholder further agrees and commits to take all reasonable actions necessary to cause Riesling to implement the Merger in accordance with its terms and subject to its conditions agreed by Riesling and New Parent under the Merger Agreement (including, but not limited to, by Riesling’s voting in one or several stockholders’ meetings of New Parent on the subject matters and in the manner as specified in Section 1.2(a) (to the extent Riesling is owner of the Original New Parent Ordinary Shares)) and to vote (or cause the holder of record of the Subject Riesling Shares on any applicable record date to vote), in person or by proxy, all Subject Riesling Shares in connection with any meeting of the stockholders of Riesling (including any adjournment or postponement thereof) or any action by written consent in lieu of a meeting of stockholders of Riesling in favor of any proposal regarding the implementation of the Merger and all agreements and measures necessary and/or appropriate for the implementation of the Merger, in particular, the conclusion and implementation of the Contribution Agreement and the Lock-up Agreement including the consent to the transfer of the Riesling Shares to New Parent by way of the Contribution.
(c) For the avoidance of doubt, the undertakings in Section 1.2(a) and Section 1.2(b) have the sole purpose of implementing the Merger and the Riesling Share Exchange. They shall not constitute a shareholders’ agreement beyond the implementation of the Merger and the Riesling Share Exchange.
Section 1.3   No Transfers; No Inconsistent Arrangements.
(a) Except as provided hereunder, each Stockholder agrees not to, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to, agree to or permit any such transfer of, any or all of the Subject Riesling Shares or the Subject New Parent Ordinary Shares or any interest therein (except for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any liens, proxies, voting trusts or agreements, options, rights, liabilities, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a Stockholder in respect of the Subject Riesling Shares or the Subject New Parent Ordinary Shares (collectively, “Encumbrances”) that would prevent such Stockholder from voting the Subject Riesling Shares and the Subject New Parent Ordinary Shares in accordance with this Agreement or from complying with its other obligations under this Agreement, other than any restrictions imposed by applicable law on any Subject Riesling Shares and Subject New Parent Ordinary Shares; (ii) enter into any contract, option or other agreement, arrangement or understanding inconsistent with the terms of this Agreement with respect to any transfer of Subject Riesling Shares or Subject New Parent Ordinary Shares or any interest therein; (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Riesling Shares or Subject New Parent Ordinary Shares relating to the subject matter hereof; (iv) deposit or permit the deposit of the Subject Riesling Shares or the Subject New Parent Ordinary Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Riesling Shares or the Subject New Parent Ordinary Shares, as applicable; or (v) take or permit any other action that would reasonably be expected to in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby

(any of the actions set forth in clauses (i) through (v) above, and any conversion, exchange or other disposition of the Subject Riesling Shares or the Subject New Parent Ordinary Shares in a transaction related to a Chardonnay Acquisition Proposal being referred to in this Agreement as a “Transfer”). Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Riesling Shares or the Subject New Parent Ordinary Shares shall occur, the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Subject Riesling Shares or Subject New Parent Ordinary Shares, as applicable, subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.
(b) Section 1.3(a) applies mutatis mutandis to the Original New Parent Ordinary Shares with a corresponding undertaking of Riesling.
Section 1.4   Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by New Parent, Riesling, Merger Sub or Chardonnay of such Stockholder’s identity and holding of the Subject Riesling Shares and the Subject New Parent Ordinary Shares, and the nature of its commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees to give to New Parent as promptly as practicable any information related to the foregoing that New Parent may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees to notify New Parent as promptly as practicable of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.
Section 1.5   Changes to Subject Shares. Each Stockholder agrees that all Riesling Shares and New Parent Ordinary Shares (or other shares of capital stock of New Parent entitled to vote on the Merger Agreement and Merger) that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute “Subject Riesling Shares” or “Subject New Parent Ordinary Shares” (as applicable) for all purposes of this Agreement. In the event of any share dividend or distribution, or any change to the Subject Riesling Shares or the Subject New Parent Ordinary Shares by reason of any share dividend or distribution, split-up, recapitalization, combination, or any other similar transaction, the term “Subject Riesling Shares” or “Subject New Parent Ordinary Shares” (as applicable) as used in this Agreement shall be deemed to refer to and include the Subject Riesling Shares or the Subject New Parent Ordinary Shares (as applicable) and all such share dividends and distributions and any securities into which or for which any or all of the Subject Riesling Shares or the Subject New Parent Ordinary Shares (as applicable) may be changed or exchanged or which are received in the relevant transaction. Each Stockholder hereby agrees, while this Agreement is in effect, to notify New Parent promptly in writing of the number and description of any additional Subject Riesling Shares or the Subject New Parent Ordinary Shares of which such Stockholder acquires beneficial ownership or ownership of record.
Section 1.6   Stockholder Representations and Warranties. Each Stockholder represents and warrants to New Parent, Riesling and Chardonnay, severally but not jointly, as follows:
(a) Such Stockholder as of the date hereof and until the consummation of the Contribution (i) is the sole owner of, and has good title to, such Stockholder’s Subject Riesling Shares, free and clear of all Encumbrances; (ii) does not own, of record or beneficially, any shares of capital stock of Riesling (or rights to acquire any such shares) other than the Subject Riesling Shares and shares underlying the Riesling options; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or other restrictions on such rights, subject to applicable federal or state securities laws and the terms of this Agreement. As of the date hereof, such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Subject Riesling Shares set forth opposite such Stockholder’s name on Schedule A hereto, and does not own any other shares of capital stock of Riesling. Each Stockholders’ Subject Riesling Shares are and, at the time of the consummation of the Contribution, will be, duly authorized and validly issued, fully paid-in and non-assessable.
(b) This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of each of New Parent, Riesling and Chardonnay, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(c) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Stockholder is a party or by which the Subject Riesling Shares are bound; or (ii) violate, or require any consent, approval, or notice under any provision of any judgment, order or decree or other legal requirement applicable to such Stockholder or any of the Subject Riesling Shares.
(d) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports (or amendments thereto) with the SEC.
(e) Such Stockholder understands and acknowledges that each of the parties to the Merger Agreement are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties and covenants of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
(f) Such Stockholder has no present plan or intention to sell, exchange, or otherwise dispose of the Contribution Consideration New Parent Ordinary Shares, including a transfer to creditors of such Stockholder.
(g) Such Stockholder is not a U.S. Person (as defined in Regulation S under the Securities Act (“Regulation S”)) and did not receive or execute this Agreement in the United States.
Section 1.7   Riesling and New Parent Representations and Warranties. Riesling and New Parent jointly and severally represent and warrant to Chardonnay and the Stockholders, as follows:
(a) Riesling as of the date hereof and until the consummation of the Acquisition of New Parent (i) is the sole owner of, and has good title to, the Original New Parent Ordinary Shares, free and clear of all Encumbrances; (ii) does not own, of record or beneficially, any shares of capital stock of New Parent (or rights to acquire any such shares) other than the Original New Parent Shares; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or other restrictions on such rights, subject to applicable federal or state securities laws and the terms of this Agreement. As of the date hereof, Riesling is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Original New Parent Shares, and does not own any other shares of capital stock of New Parent. The Original New Parent Shares are and, at the time of the consummation of the Acquisition of New Parent, will be, duly authorized and validly issued, fully paid-in and non-assessable.
(b) This Agreement has been duly and validly executed and delivered by New Parent and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, Riesling and Chardonnay, constitutes a legal, valid and binding agreement of New Parent enforceable against New Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c) Neither New Parent nor any of its Affiliates, nor any person acting on its or their behalf, has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) in connection with the transactions contemplated by this Agreement, the Merger Agreement, or with respect to the shares of New Parent and they will comply with the offering restrictions of such regulation. “Affiliate” means with respect to any person, any other person controlling, controlled by, or under common control with such person. As used in this definition, “control” (including “controlled by”, or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract or otherwise.
(d) New Parent is a “foreign private issuer” (as such term is defined in the rules and regulations of the Securities Act).
(e) Neither New Parent nor any of its Affiliates, nor any person acting on behalf of any of them will, directly or indirectly, make offers or sales of any security, or solicit offers to buy, or otherwise negotiate in respect of, any security, which is or would be integrated under the transfer of the Subject Riesling Shares or the Subject New Parent Ordinary Shares in a manner that would require the registration of any of the Subject Riesling Shares or the Subject New Parent Ordinary Shares under the Securities Act.
Section 1.8   Non-Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

Article II
MISCELLANEOUS
Section 2.1   Termination. This Agreement shall terminate in its entirety upon the termination of the Merger Agreement in accordance with its terms. The provisions of this Article II (Miscellaneous) shall survive any termination of this Agreement. In the event of termination of this Agreement, this Agreement shall, subject to the immediately preceding sentence, become void and of no effect with no liability on the part of any party hereto; provided, however, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement occurring prior to such termination.
Section 2.2   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or e-mail transmission, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i) if to any Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto;
and
(ii)
if to New Parent:

Blitz 17-655 SE
Kohlfurter Strasse 41/43
10999 Berlin, Germany
Telephone: +49 30 868 000 131
Fax: +49 30 868 000 220
Attention: Jeronimo Folgueira
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
Fax: +1 212 530 5219
Attention: Norbert Rieger and Scott Golenbock
or to such other persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the person entitled to receive such communication as provided above.
(iii)
or if to Chardonnay

Spark Networks Inc.
11150 Santa Monica Blvd, Suite 600
Los Angeles, CA 90025, USA
Telephone: +1 310 893 05 50
Fax: + 1 866 567 99 33
Attention: CEO/CFO
with a copy to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Telephone: (415) 268-7096
Fax: (415) 276-7147
Attention: Murray A. Indick

or to such other persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the person entitled to receive such communication as provided above.
Section 2.3   Amendments; Waivers; Extensions.
(a) This Agreement may not be amended except by an instrument notarized by a German notary, or if such form is permitted by applicable law, in writing signed on behalf of the parties hereto holding together at least 80% of the Riesling Shares, but in any event not without the consent of the Investors, if and to the extent the amendment does not have unilateral disadvantages for any non-consenting parties. “Investors” shall mean Holtzbrinck Ventures NM GmbH, Rocket Internet SE (formerly: Rocket Internet GmbH), VC Fonds Technologie Berlin GmbH, PDV Inter-Media Venture GmbH, Mwide Net GmbH (formerly: Mwide Net Unternehmergesellschaft (haftungsbeschränkt)) and Mercutio GmbH.
(b) At any time prior to the Merger Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by a duly authorized officer on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
Section 2.4   Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.
Section 2.5   Binding Effect; Benefit; Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of a legal requirement or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by New Parent, Riesling or Chardonnay to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
Section 2.6   Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction). The implementation of the Exchange by contribution and transfer of Riesling Share to New Parent shall be governed by, and construed in accordance with, the substantive Law of Germany (deutsches Sachrecht – Sachnormverweisung), for the avoidance of doubt excluding the UN Convention on Contracts for the International Sale of Goods (CISG).
Section 2.7   Venue; Waiver of Jury Trial.
(a) Each party hereby submits to the nonexclusive jurisdiction of the Delaware Court of Chancery (or, if  (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.
(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 2.7 shall affect the right of any party to serve legal process in any other manner permitted by law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 2.7.
Section 2.8   Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to, and does not, confer upon any person or entity other than the parties hereto any rights or remedies hereunder.
Section 2.9   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 2.10   Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breach party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 2.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 2.11   Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 2.12   Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.
AFFINITAS GMBH
By:
/s/ Herbert Sablotny

Name:
Herbert Sablotny

Title:
Power of Attorney

BLITZ 17-655 SE
By:
/s/ Jeronimo F. Folgueira

Name:
Jeronimo Folgueira

Title:
Managing Director

SPARK NETWORKS, INC.
By:
/s/ Jorg Meißner

Name: Jorg Meißner
Title:
Attorney in Fact

ON BEHALF OF ALL AFFINITAS
STOCKHOLDERS
By:
/s/ Malte Krohn

Name:
Malte Krohn

Title:
Attorney in Fact

Annex D
Execution Version
FORM OF LOCK-UP AGREEMENT
This STOCKHOLDER LOCK-UP AGREEMENT (this “Agreement”), dated as of May 2, 2017, is entered into by and among Affinitas GmbH, a German limited company (“Riesling”), Blitz 17-655 SE, a European stock corporation (Societas Europaea, SE) with corporate seat in Germany (“New Parent”), and the undersigned (“Stockholder”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).
WHEREAS, Riesling, New Parent, Chardonnay Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Parent (“Merger Sub”), and Spark Networks, Inc., a Delaware corporation (“Chardonnay”), intend to enter into an Agreement and Plan of Merger, dated as of the date hereof  (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Chardonnay, with Chardonnay continuing as the surviving corporation;
WHEREAS, as of the Effective Time, Stockholder will be the holder of either (i) American Depository Shares (“New Parent ADSs”), evidenced by American Depository Receipts issued by the Depositary on behalf of New Parent (“New Parent ADRs”), each New Parent ADS representing an amount of ordinary no-par value registered shares (auf den Namen lautende Stückaktien) of New Parent (“New Parent Ordinary Shares”) to be determined at the Effective Time or (ii) New Parent Ordinary Shares (together with any New Parent ADRs, New Parent ADSs and New Parent Ordinary Shares that are thereafter issued to or otherwise acquired by Stockholder, or for which Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act but excluding any such securities for which the Stockholder does not have disposition power), prior to the termination of this Agreement being referred to herein as the “Subject Securities”); and
WHEREAS, as a condition to the willingness of Riesling, New Parent and Merger Sub to enter into the Merger Agreement, New Parent has required that Stockholder, and as an inducement and in consideration therefor, Stockholder has agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
LOCK-UP
1.1   Lock-Up.   Stockholder hereby agrees that from the Effective Time until six (6) months after the Effective Time (the “Lock-Up Period”), Stockholder shall not without the prior written consent of New Parent (which consent may be withheld at New Parent’s sole discretion): (a) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of  (collectively, “Transfer”) [any Subject Securities (the “Locked-Up Securities”) or](1)[an amount of Subject Securities equal to 15.578% of the Subject Securities held at the Effective Time (the “Locked-Up Securities”) or ](2) any security convertible into or exchangeable for such Locked-Up Securities, (b) enter into any contract with respect to any Transfer of the Locked-Up Securities or any interest therein (including any short sale), or grant any option to purchase or otherwise dispose of or enter into any Hedging Transaction (as defined below) relating to the Locked-Up Securities, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Locked-Up Securities except to the extent consistent with this Agreement or (d) deposit or permit the deposit of the Locked-Up Securities into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Locked-Up Securities. The foregoing restrictions are expressly intended to preclude Stockholder from engaging in any Hedging Transaction or other transaction

(1)
To be used for agreements of PEAK6 and Lloyd I. Miller, III and his affiliates.

(2)
To be used in agreement for all shareholder signing lock-ups other than PEAK6.

which is designed to or reasonably expected to lead to or result in a Transfer of any Locked-Up Securities or the economic consequences of ownership of the Locked-Up Securities, even if the Locked-Up Securities would be Transferred by someone other than Stockholder. For purposes of this Agreement, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Locked-Up Securities. Notwithstanding the foregoing, during the Lock-Up Period the Stockholder may, (i) Transfer Locked-Up Securities: (A) by will, (B) by operation of Law, (C) for estate planning purposes, (D) for charitable purposes or as charitable gifts or donations or (E) to any of its Affiliates or by distributions of Locked-Up Securities to any of its limited partners, members or stockholders, if in the case of this Clause (E) each transferee agrees in writing to be bound by the terms and conditions of this Section 1.1; and (ii) Transfer Locked-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the New Parent ADRs, New Parent ADSs or New Parent Ordinary Shares, as applicable, involving a change of control of New Parent or other similar transaction. Any discretionary waiver or termination of the restrictions of any other similar agreements by New Parent shall automatically apply to the Stockholder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
Stockholder represents and warrants to Riesling and New Parent that:
2.1   Authorization; Binding Agreement.   Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder, and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).
2.2   Non-Contravention.   The execution and delivery of this Agreement by Stockholder does not, and the consummation by Stockholder of the transactions contemplated hereby will not, (i) to the extent Stockholder is not a natural person, conflict with, or result in any violation or breach of, any provision of the charter, bylaws, or other organizational document of Stockholder or any of its Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on Stockholder’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any material Contract or other agreement, instrument or obligation to which Stockholder or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any Law applicable to Stockholder or any of its Subsidiaries or any of its or their properties or assets in any material respect, in any such case as would reasonably be expected to impair, prevent, or materially delay Stockholder’s ability to enter into the transactions contemplated by this Agreement or comply with the covenants contained in this Agreement.
2.3   Ownership of Subject Securities; Total Shares.   As of the Effective Time, Stockholder will be the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Securities and will have good title to the Subject Securities free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer the Subject Securities), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act and (c) subject to any risk of forfeiture with respect to any New Parent ADRs, New Parent ADSs or New Parent Ordinary Shares granted to Stockholder under an employee benefit plan of New Parent. As of the Effective Time, no Person shall have any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Securities except subject to any risk of forfeiture with respect to any New Parent ADRs, New Parent ADSs or New Parent Ordinary Shares granted to Stockholder under an employee benefit plan of New Parent.

2.4   Reliance.   Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Riesling and New Parent are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.
2.5   Absence of Litigation.   With respect to Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets that would reasonably be expected to materially prevent, delay or impair the ability of Stockholder to perform its obligations hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RIESLING AND NEW PARENT
Each of Riesling and New Parent represents and warrants to Stockholder, severally but not jointly, that:
3.1   Organization; Authorization.   Riesling is a limited company, duly organized, validly existing and in good corporate standing (to the extent such concepts are applicable) under the Federal Republic of Germany. New Parent is a European stock corporation (Societas Europaea, SE) with corporate seat in Germany, duly organized, validly existing and in good corporate standing (to the extent such concepts are applicable) under the Federal Republic of Germany. Riesling and New Parent have all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of this Agreement by Riesling and New Parent and the consummation by Riesling and New Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the New Parent Board and each of the Supervisory and Management Boards of Riesling, and no other proceedings by or on the part of Riesling or New Parent are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby.
3.2   Binding Agreement.   This Agreement has been duly authorized, executed and delivered by Riesling and New Parent and constitutes a valid and binding obligation of each of Riesling and New Parent, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.
ARTICLE IV
MISCELLANEOUS
4.1   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email or sent by a nationally recognized overnight courier service, in each case, addressed as follows: (a) if to Riesling or New Parent, in accordance with the provisions of the Merger Agreement, and (b) if to Stockholder, to Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Stockholder may hereafter specify in writing to Riesling and New Parent by like notice made pursuant to this Section 4.1.
4.2   Termination.   This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of  (a) the termination of the Merger Agreement in accordance with its terms, (b) the date of any amendment to the Merger Agreement that has an adverse effect on Stockholder and (c) the expiration of the Lock-Up Period. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.
4.3   Amendments and Waivers.   Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4   Binding Effect; Benefit; Assignment.   The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.
4.5   Governing Law; Jurisdiction; Waiver of Jury Trial.   This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF RIESLING, NEW PARENT OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
4.6   Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.
4.7   Entire Agreement.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.
4.8   Severability.   If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
4.9   Specific Performance.   The parties hereto agree that Riesling and New Parent would be irreparably damaged if for any reason Stockholder fails to perform any of its obligations under this Agreement and that Riesling and New Parent may not have an adequate remedy at Law for money damages in such event. Accordingly, Riesling and New Parent shall each be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10   Headings.   The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
4.11   No Presumption.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
4.12   Further Assurances.   Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.
4.13   Interpretation.   Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”
4.14   Capacity as Stockholder.   Nothing herein shall in any way restrict a director or officer of Riesling, New Parent or Chardonnay (including, for the avoidance of doubt, any director nominated by Stockholder) in the exercise of his or her fiduciary duties as a director or officer of Riesling, New Parent or Chardonnay, as applicable, or prevent or be construed to create any obligation on the part of any director or officer of Riesling, New Parent or Chardonnay, as applicable, (including, for the avoidance of doubt, any director of New Parent nominated by Stockholder) from taking any action in his or her capacity as such director or officer of Riesling, New Parent or Chardonnay, as applicable.
4.15   No Agreement Until Executed.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
AFFINITAS GMBH
By:
Name:
Title:
BLITZ 17-655 SE
By:
Name:
Title:
[STOCKHOLDER]
By:
Name:
Title:
Address:

Facsimile:
Email:
[Signature page to Lock-Up Agreement]

Annex E
FORM OF REGISTRATION RIGHTS AGREEMENT
among
Spark Networks SE
and
THE OTHER PARTIES NAMED HEREIN

Dated: [______], 2017

E-i

REGISTRATION RIGHTS AGREEMENT
REGISTRATION RIGHTS AGREEMENT, dated [_____], 2017 (this “Agreement”), among Spark Networks SE, a European Stock corporation (Societas Europaea, SE) organized and existing under the laws of, and with corporate seat in, the Federal Republic of Germany (the “Company”), and the holders of Registrable Securities (as defined) set forth on Schedule A or otherwise signatories hereto from time to time (the “Holders”).
WHEREAS, on May 2, 2017, the Company, Affinitas GmbH, a German limited company (“Riesling”), Chardonnay Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Parent (“Merger Sub”) and Spark Networks, Inc., a Delaware corporation (“Chardonnay”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Chardonnay, with Chardonnay continuing as the surviving corporation and wholly-owned subsidiary of the Company (the “Merger”); and
WHEREAS, upon consummation of the Merger and in accordance with the terms of the Merger Agreement, the shareholders of Chardonnay will receive as Merger Consideration in exchange for each share of Chardonnay common stock, par value $0.001, held at the effective time of the Merger (the “Effective Time”) a number of American Depositary Shares of the Company (“New Parent ADS”) equal to the Exchange Ratio, evidenced by American Depository Receipts (issued by the depository on behalf of the Company (the “New Parent ADRs”) with each New Parent ADS representing 0.1 ordinary no-par value registered shares of the Company (the “New Parent Ordinary Shares”); and
WHEREAS, immediately prior to the Effective Time, each shareholder of Riesling shall exchange such shareholder’s Riesling Ordinary Shares for the amount of New Parent Ordinary Shares set forth opposite such shareholder’s name on Schedule A of the Support Agreement (the “Share Exchange”); and
WHEREAS, in connection with the execution of the Merger Agreement (i) certain stockholders of Chardonnay, including certain Holders, entered into voting agreements with Riesling, the Company and Merger Sub regarding approval of the Merger Agreement and the consummation of the transactions contemplated thereby (the “Voting Agreements”) and (ii) each stockholder of Riesling, including certain Holders, entered into a support agreement with Riesling, Chardonnay and the Company, whereby they agreed to undertake the exchange and certain other transactions required in connection with the consummation of the Merger (the “Support Agreement”); and
WHEREAS, to induce the Holders to support the Merger and to enter into the Voting Agreement or the Support Agreement, as applicable, the Company agreed to provide the Holders to with certain registration rights and to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.   Definitions.
As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person specified.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Approved Underwriter” has the meaning set forth in Section 3(e) of this Agreement.
“Articles” means the Articles of Association of the Company as in effect on the Effective Time, as the same may be amended from time to time.
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.
“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the Federal Republic of Germany are authorized or required by law or executive order to close.
“Closing Price” means, with respect to the Registrable Securities, as of the date of determination: (a) if the Registrable Securities are listed on a national securities exchange in the United States, the closing price per share of a Registrable Security on such date published on Bloomberg or, if no such closing price on such date is published on Bloomberg, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange in the United States on which the Registrable Securities are then listed or admitted to trading; or (b) if the Registrable Securities are not listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by Bloomberg or such other system then in use; or (c) if on any such date the Registrable Securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Registrable Securities selected by the Company; or (d) if none of  (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors or, if such determination is not satisfactory to the Initiating Holder(s) for whom such determination is being made, by a nationally-recognized investment banking firm selected by the Company and such Initiating Holder(s), the expenses for which shall be borne equally by the Company and such Initiating Holder(s). If trading is conducted on a continuous basis on any exchange, then the closing price shall be at 4:00 p.m. New York City time.
“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Underwriter” has the meaning set forth in Section 4(a) of this Agreement.
“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Demand Registration” has the meaning set forth in Section 3(a) of this Agreement.
“Determination Date” has the meaning set forth in Section 5(e) of this Agreement.
“Disclosure Package” means, with respect to any offering of securities (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed under Rule 159 promulgated under the Securities Act to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).
“Effective Date” means the Closing Date, as such term is defined in the Merger Agreement.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
“Exchange Act Registration” means the date the Company becomes a reporting company under the Exchange Act.
“Exchange Ratio” has the meaning set forth in the Merger Agreement.
“F-3 Initiating Holders” has the meaning set forth in Section 5(a) of this Agreement.
“F-3 Registration” has the meaning set forth in Section 5(a) of this Agreement.
“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.
“Holder” means (i) each of the Persons set forth on Schedule A hereto and (ii) each of the holders of Registrable Securities that becomes party to this Agreement pursuant to Section 11(f) by signing a Joinder Agreement.

“Incidental Registration” has the meaning set forth in Section 4(a) of this Agreement.
“Indemnified Party” has the meaning set forth in Section 8(c) of this Agreement.
“Indemnifying Party” has the meaning set forth in Section 8(c) of this Agreement.
“Initiating Holders” has the meaning set forth in Section 3(a) of this Agreement.
“Inspector” has the meaning set forth in Section 7(a)(vii) of this Agreement.
“Joinder Agreement” has the meaning set forth in Section 11(f) of this Agreement.
“Liability” has the meaning set forth in Section 8(a) of this Agreement.
“Lockup Period” has the meaning set forth in Section 6(b) of this Agreement.
“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Securities for the immediately preceding ten (10) days on which the relevant securities exchanges or trading systems are open for trading.
“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(d) of this Agreement.
“Merger Agreement” has the meaning set forth in the recitals to this Agreement.
“New Parent ADRs” has the meaning set forth in the recitals to this Agreement.
“New Parent ADSs” has the meaning set forth in the recitals to this Agreement.
“New Parent Ordinary Share Equivalent” means any security or obligation that is by its terms, directly or indirectly, convertible, exchangeable or exercisable into or for New Parent Ordinary Shares, including, without limitation, any option, warrant or other subscription or purchase right with respect to New Parent Ordinary Shares or any New Parent Ordinary Share Equivalent.
“New Parent Ordinary Shares” has the meaning set forth in the recitals to this Agreement.
“Non-Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(d) of this Agreement.
“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
“Records” has the meaning set forth in Section 7(a)(vii) of this Agreement.
“Registrable Securities” means any New Parent ADSs or New Parent Ordinary Shares currently held or hereafter acquired by the Holders and any other securities issued or issuable with respect to any such New Parent ADSs or New Parent Ordinary Shares by way of share split, share dividend, recapitalization, exchange or similar event or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) are met, (iii) they become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), (iv) they shall have ceased to be outstanding or (v) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.
“Registration Expenses” has the meaning set forth in Section 7(d) of this Agreement.
“Registration Statement” means a Registration Statement filed pursuant to the Securities Act, including an Automatic Shelf Registration Statement.

“Related Fund” means, with respect to any Person: (i) any fund, account or investment vehicle that is controlled or managed by such Person, by any Affiliate of such Person, or, if applicable, such Person’s investment manager and (ii) any investment manager referred to in clause (i) of this definition.
“Rule 144” means Rule 144 under the Securities Act.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Selling Holders’ Counsel” has the meaning set forth in Section 7(a)(i) of this Agreement.
“Shelf Holder” has the meaning set forth in Section 5(d) of this Agreement.
“Shelf Take-Down” has the meaning set forth in Section 5(d) of this Agreement.
“Subsequent Purchaser” means any Affiliate of a Holder that, after the date hereof, acquires any Registrable Securities or New Parent Ordinary Share Equivalents.
“Support Agreement” has the meaning set forth in the Merger Agreement.
“Underwritten Shelf Take-Down” has the meaning set forth in Section 5(d) of this Agreement.
“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 5(d) of this Agreement.
“Valid Business Reason” has the meaning set forth in Section 3(a) of this Agreement.
“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.
2.   Grant of Rights.
The Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Agreement.
3.   Demand Registration.
(a) Request for Demand Registration.   At any time commencing one hundred and eighty (180) days after the Effective Time, any Holder or Group of Holders holding in excess of 20% of the amount of New Parent Ordinary Shares outstanding at the Effective Time (each, an “Initiating Holder” and collectively, the “Initiating Holders”) may make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form F-4, S-4 or S-8 or any successor thereto) (a “Demand Registration”), the number of Registrable Securities stated in such request; provided, however, that the Company shall not be obligated to effect:
(i) more than two such Demand Registrations during any rolling twelve-month period;
(ii) a Demand Registration if the Initiating Holder(s), together with the other Holders that include Registrable Securities in the Demand Registration pursuant to Section 4, propose to sell their Registrable Securities at an aggregate price (calculated based upon the Market Price of the Registrable Securities on the date of filing of the Registration Statement with respect to such Registrable Securities) to the public of less than US$15,000,000;
(iii) a Demand Registration in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(iv) a Demand Registration if the Initiating Holder(s) may dispose of shares of Registrable Securities pursuant to a Registration Statement on Form F-3 pursuant to a request made under Section 5 hereof; or

(v) a Demand Registration during the period ending on the date six (6) months immediately following the effective date of any Registration Statement pertaining to New Parent Ordinary Shares or New Parent ADSs (other than a Registration Statement on Form S-4 or F-4 or any successor thereto or a Registration Statement with respect to an employee benefit plan (including Form S-8 or any successor thereto)).
If the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would (i) be seriously detrimental to the Company or (ii) require the disclosure of important confidential information that the Company has a material business purpose for preserving as confidential or the disclosure of which would materially impede the Company’s ability to consummate a significant transaction (a “Valid Business Reason”), then (i) the Company may postpone filing a Registration Statement relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than seventy-five (75) days; and (ii) in case a Registration Statement has been filed relating to a Demand Registration, the Company may postpone amending or supplementing such Registration Statement or causing it to be declared effective. The Company shall give written notice to each Initiating Holder and each Holder that elects to participate in the Demand Registration pursuant to Section 4 of its determination to postpone the filing, amending or supplementing of a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone the filing, amending or supplementing of a Registration Statement under this Section 3(a) more than twice in any twelve (12) month period. Each request for a Demand Registration by the Initiating Holder(s) shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof.
(b) Effective Demand Registration.   Subject to the postponement provisions in Section 3(a), the Company shall use its reasonable best efforts to cause any such Demand Registration to become and remain effective not later than ninety (90) days after it receives a request under Section 3(a) hereof. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of  (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) one hundred and eighty (180) days; provided, however, that a registration shall not constitute a Demand Registration if  (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holder(s) and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holder(s).
(c) Expenses. The Company shall pay all Registration Expenses in connection with each Demand Registration.
(d) Underwriting Procedures.   If the Company or the Initiating Holder(s) holding a majority of the Registrable Securities held by all Initiating Holder(s) so elect, the Company shall use its reasonable best efforts to cause such Demand Registration to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(e). If the Approved Underwriter advises the Company that the aggregate amount of Registrable Securities requested to be included in such offering exceeds the number that can be reasonably sold in such offering, then the Company shall be required to include in such registration, to the extent of the amount that the Approved Underwriter believes may be reasonably sold, first, all of the Registrable Securities to be offered for the account of the Initiating Holder(s) and all other Holders that choose to participate in the Registration pursuant to Section 4, pro rata based on the number of Registrable Securities owned by each such Holder, second, all of the securities of the shareholders of the Company that are not Holders (and who requested to participate in such registration) as a group, pro rata based on the number of New Parent Ordinary Share Equivalents then owned by each such shareholders and third, all of the securities to be offered for the account of the Company.

(e) Selection of Underwriters.   If any Demand Registration or F-3 Registration, as the case may be, of Registrable Securities is in the form of an underwritten offering, the Initiating Holder(s) or the F-3 Initiating Holder(s), as applicable, shall be entitled to select and obtain an investment banking firm or firms of international reputation to act as the managing underwriters of the offering (the “Approved Underwriter”); provided, however, that the Approved Underwriter(s) selected by the Initiating Holder(s) or the F-3 Initiating Holder(s), as applicable, shall, in all cases, be subject to the consent of the Company, which consent shall not be unreasonably withheld.
4.   Incidental or “Piggy-Back” Registration.
(a) Request for Incidental Registration.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering (i) by the Company for its own account (other than a Registration Statement on Form F-4, S-4 or S-8 or any successor thereto) or (ii) for the account of any shareholder of the Company (including without limitation an Initiating Holder pursuant to Section 3, but excluding for the account of an F-3 Initiating Holder, which shall be governed exclusively by Section 5) (in each case, an “Incidental Registration”), then the Company shall give written notice of such proposed filing to each Holder other than the Initiating Holder(s) at least thirty (30) days before the anticipated filing date, and such notice shall describe the proposed registration and distribution and offer each such Holder the opportunity to register the number of Registrable Securities as each such Holder may request (a “Notice of Incidental Registration”). Upon the written request of any Holder made within twenty (20) days after receipt of a Notice of Incidental Registration (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company shall use its commercially reasonable efforts to permit or, in the case of a proposed underwritten offering, cause the managing underwriter or underwriters (the “Company Underwriter”) to permit each of the Holders who have requested in writing to participate in the Incidental Registration to include its or his Registrable Securities in such offering on the same terms and conditions as the securities of the Company or the account of such other shareholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 4(a) involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other shareholders, if any, and the Company Underwriter, and then only in such quantity as the Company Underwriter believes will not jeopardize the success of the offering by the Company. In the case of an offering by the Company for its own account or for the account of any shareholder of the Company (other than a Demand Registration pursuant to Section 3 or an F-3 Registration pursuant to Section 5), if the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Holders have requested to be included would exceed the number that can be reasonably sold in such offering, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be reasonably sold, first, all of the securities to be offered for the account of the Company (but only in the case of a Company initiated Incidental Registration), or the account of the shareholder that initiated the Incidental Registration, as the case may be, second, the Registrable Securities to be offered for the account of the Holders pursuant to this Section 4, pro rata based on the number of Registrable Securities owned by each such Holder; and third, any securities to be offered for the account of the Company (but only in the case of an Incidental Registration initiated by a shareholder) and any other securities requested to be included in such offering; and any securities so excluded shall be withdrawn from and shall not be included in the Incidental Registration. For the avoidance of doubt, (i) in the case of a Demand Registration pursuant to Section 3, to the extent that there is any cutback in the number of shares sold in such offering, such cutback shall be governed by Section 3(d) and (ii) in the case of an F-3 Registration pursuant to Section 5, to the extent that there is any cutback in the number of shares sold in such offering, such cutback shall be governed by Section 5(b).
(b) Expenses.   The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 4.

5.   Form F-3 Registration.
(a) Request for a Form F-3 Registration.   As long as the Company is eligible to use Form F-3 (or any successor form thereto) under the Securities Act in connection with a public offering of its securities, subject to Section 5(c) hereof, in the event that the Company shall receive from any Holder or Group of Holders holding in excess of 20% of the amount of New Parent Ordinary Shares outstanding at the Effective Time (each, an “F-3 Initiating Holder” and collectively the “F-3 Initiating Holders”) a written request that the Company register, under the Securities Act on Form F-3 (or any successor form then in effect) (an “F-3 Registration”), all or a portion of the Registrable Securities owned by such F-3 Initiating Holder(s), the Company shall give written notice of such request to each other Holder (other than F-3 Initiating Holder(s) which have requested an F-3 Registration under this Section 5(a)) at least ten (10) days before the anticipated filing date of such Form F-3, and such notice shall describe the proposed registration and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request in writing to the Company, given within five (5) days after their receipt from the Company of the written notice of such registration (each such Holder, an “F-3 Piggyback Holder” and together with the F-3 Initiating Holder(s), the “Shelf Holders”). If requested by the F-3 Initiating Holder(s), such F-3 Registration shall be for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act and/or (ii) if the Company is a Well-Known Seasoned Issuer, such F-3 Registration shall be on an Automatic Shelf Registration Statement. With respect to each F-3 Registration, the Company shall, subject to Section 5(b), (i) include in such offering the Registrable Securities of the F-3 Initiating Holder(s) and (ii) use its reasonable best efforts to (x) cause such registration pursuant to this Section 5(a) to become and remain effective as soon as practicable, but in any event not later than sixty (60) days (or, in the case of an Automatic Shelf Registration Statement, fifteen (15) Business Days) after it receives a request therefor and (y) include in such F-3 Registration the Registrable Securities of the Holders (other than any F-3 Initiating Holder(s) which have requested an F-3 Registration under this Section 5(a)) who have requested in writing to participate in such registration on the same terms and conditions as the Registrable Securities of the F-3 Initiating Holder(s) included therein.
(b) Form F-3 Underwriting Procedures.   Except for an offering of Registrable Securities included in the F-3 Registration pursuant to Section 5(d), if the F-3 Initiating Holder(s) holding a majority of the Registrable Securities held by all of the F-3 Initiating Holder(s) so elect, the Company shall use its commercially reasonable efforts to cause such F-3 Registration pursuant to this Section 5 to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(d). In connection with any F-3 Registration under Section 5(a) involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Shelf Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, the Approved Underwriter and the F-3 Initiating Holder(s), and then only in such quantity as such underwriter believes do not exceed the number that can be reasonably sold in such offering by the Shelf Holders. If the Approved Underwriter believes that the registration of all or part of the Registrable Securities which the Shelf Holders and the other Holders have requested to be included would exceed the number that can be reasonably sold in such public offering, then the Company shall be required to include in the underwritten offering, to the extent of the amount that the Approved Underwriter believes may reasonably be sold, first, all of the Registrable Securities to be offered for the account of the Shelf Holders, pro rata based on the number of Registrable Securities owned by the Shelf Holder; second, the Registrable Securities to be offered for the account of the other Holders who requested inclusion of their Registrable Securities pursuant to Section 5(a), pro rata based on the number of Registrable Securities owned by such Holders; and third, any other securities requested to be included in such offering including securities to be offered by the Company on its own behalf; and any securities so excluded shall be withdrawn from and shall not be included in the F-3 Registration.
(c) Limitations on Form F-3 Registrations.   If the Board of Directors has a Valid Business Reason, the Company (i) may postpone filing a Registration Statement relating to an F-3 Registration until such Valid Business Reason no longer exists, but in no event for more than seventy-five (75) days, and (ii) in case a Registration Statement has been filed relating to an F-3 Registration, may postpone amending or supplementing or suspend the use of such Registration Statement. The Company shall give written notice to all Shelf Holders of its determination to postpone the filing, amending or supplementing of a Registration Statement or to suspend the use thereof and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone the filing, amending or supplementing of a Registration Statement due to a Valid Business Reason more than twice in any twelve (12) month period. In addition, the Company shall not be required to effect any registration pursuant to Section 5(a):
(i) within ninety (90) days after the effective date of any other Registration Statement of the Company (other than a registration on Form S-4 or F-4 or any successor thereto or a registration with respect to an employee benefit plan (including Form S-8 or any successor thereto));
(ii) if within the twelve (12) month period preceding the date of such request, the Company has effected three (3) registrations on Form F-3 pursuant to Section 5(a);
(iii) if Form F-3 is not available for such offering by the F-3 Initiating Holder(s);
(iv) if the F-3 Initiating Holder(s), together with the F-3 Piggyback Holders registering Registrable Securities in such registration, propose to sell their Registrable Securities at an aggregate price (calculated based upon the Market Price of the Registrable Securities on the date of the request by the F-3 Initiating Holder(s) for the F-3 Registration) to the public of less than US$10,000,000; or
(v) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
(d) (i) Any Holder included in an F-3 Registration providing for sales of Registrable Securities on a delayed basis (a “Shelf Holder”) may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”), in which case the provisions of this Section 5(d) shall apply.
(ii) If Shelf Holders so elect in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down may be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”) and, if necessary, the Company shall file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as soon as practicable. Such initiating Shelf Holder shall indicate in such Underwritten Shelf Take-Down Notice whether it intends for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders and shall permit the participation of all such Shelf Holders that request inclusion in such Marketed Underwritten Shelf Take-Down who respond in writing within five days after the receipt of such notice of their election to participate. The provisions of Section 5(b) shall apply with respect to the rights of the Shelf Holders to participate in any Underwritten Shelf Take-Down.
(iii) If a Shelf Holder desires to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), such Shelf Holder shall so indicate in a written request delivered to the Company no later than five Business Days prior to the expected date of such Non-Marketed Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed

Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and, if necessary, the Company shall file and effect an amendment or supplement to its F-3 Registration for such purpose as soon as practicable.
(iv) All determinations as to whether to complete any Underwritten Shelf Take-Down and as to the timing, manner, price and other terms of any Underwritten Shelf Take-Down shall be at the discretion of the applicable Shelf Holder.
(v) Notwithstanding anything to the contrary contained in Section 3 and this Section 5(d), the Company shall not be obligated to effect more than three underwritten offerings in any 12 month period (12) month period.
(vi) Notwithstanding anything else to the contrary in this Section 5, the Company shall not be obligated to effect any underwritten offering under this Section 5 unless the sale of Registrable Securities thereunder is expected, according to the reasonable commercial judgment of the Approved Underwriter, to exceed $10,000,000.
(e) Expenses.   The Company shall pay all of the Registration Expenses in connection with any single F-3 Registration.
(f) Automatic Shelf Registration.   Upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all Holders as promptly as practicable but in no event later than 10 Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than fifteen (15) days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if it is reasonably likely that it will no longer be a Well-Known Seasoned Issuer as of a future determination date (the “Determination Date”), (A) at least 10 days prior to such Determination Date, the Company shall give written notice thereof to all Holders as promptly as practicable and (B) shall file a Registration Statement on an appropriate form (or a post effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the Registrable Securities, and use reasonable best efforts to have such Registration Statement declared effective as promptly as practicable (but in no event more than 30 days) after the date the Automatic Shelf Registration Statement is no longer useable to sell Registrable Securities. Any offering of securities registered under a registration statement filed pursuant to this Section 5(f) shall be subject to the procedures set forth in Section 5(d).
(g) No Demand Registration.   No registration requested by any F-3 Initiating Holder pursuant to this Section 5 shall be deemed a Demand Registration pursuant to Section 3.
6.   Holdback Agreement.
(a) Restrictions on Public Sale by the Company.   The Company agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form F-4, S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement in which the Holders are participating and ending on the earlier of  (i) the date on which all Registrable Securities registered on such Registration Statement are sold and (ii) ninety (90) days after the effective date of such Registration Statement (except as part of such registration).
(b) Restrictions on Public Sale by Holders.   In connection with any underwritten public offering of Registrable Securities by the Company, except with the written consent of the underwriters managing such offering, no Holder (irrespective of whether such Holder participates in such underwritten offering) shall effect any sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities (including any New Parent ADRs), without prior written consent from the Company and the managing underwriter for the offering, during the ninety (90) period beginning on the date a prospectus or prospectus supplement with respect to the pricing of such offering is filed with the Commission (or such lesser period as may be required to complete the offering) (the “Lockup Period”), except as part of such offering, provided, that such Lockup Period restrictions are applicable on substantially similar terms to the Company and all of its and its subsidiaries’ executive officers and directors; provided, further, that nothing herein shall prevent any Holder from making a distribution of Registrable Securities to any of its partners, members or stockholders thereof or a transfer of Registrable Securities to an Affiliate or Related Fund that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees, as applicable, agree to be bound by the restrictions set forth in this Section 6(b). Each Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any relevant offering shall be third party beneficiaries of this Section 6(b). The provisions of this Section 6(b) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.
7.   Registration Procedures.
(a) Obligations of the Company.   Whenever registration of Registrable Securities has been requested pursuant to Section 3, Section 4 or Section 5 of this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:
(i) prepare and file with the Commission a Registration Statement on the appropriate form or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its best efforts to cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or prospectus or any amendments or supplements thereto, or before using any Free Writing Prospectus, the Company shall provide counsel selected by the Holders holding a majority of the Registrable Securities being registered in such registration (“Selling Holders’ Counsel”) with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Selling Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and take all action required to prevent the entry of such stop order or to remove it if entered;
(ii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus and each Free Writing Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of  (x) one hundred eighty (180) days and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; provided, that if the F-3 Initiating Holders have requested that an F-3 Registration be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act or if the Company shall file an Automatic Shelf Registration Statement or other Registration Statement pursuant to 5(f), then such hundred eighty (180) day period shall be extended, if necessary, to keep the Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of such Registrable Securities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time until all Registrable Securities covered by such Registration Statement have been sold; and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case excluding all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus), any other prospectus filed under Rule 424 under the Securities Act, any documents incorporated by reference into the Registration Statement or prospectus and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller. In addition, upon request, the Company shall furnish to Selling Holder’s Counsel a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental entity or self regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;
(iv) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any Registration Statement is required to remain effective in accordance with Section 7(a)(ii) above, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;
(v) notify each seller of Registrable Securities (i) of any request of the Commission or any other governmental or regulatory body for any amendment of or supplement to any Registration Statement or other document related to an offering and (ii) upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement or any Free Writing Prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and subject to Sections 3(a) and 5(c) hereof, the Company shall promptly prepare a supplement or amendment to the Registration Statement, the prospectus or Free Writing Prospectus, as the case may be, and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such Registration Statement, prospectus or Free Writing Prospectus, as the case may be, as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus or Free Writing Prospectus, as the case may be, shall comply with the requests of the Commission or such other governmental or regulatory body or shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(vi) enter into and perform customary agreements (including an underwriting agreement in reasonable and customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Section 3, Section 4 or Section 5, as the case may be, provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;
(vii) make available at times and places reasonably acceptable to the Company for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Selling Holders’ Counsel and any attorney, accountant or other advisor retained by any such seller or any managing underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent registered public accountants of the Company, to supply all information reasonably requested by any such Inspectors in connection with such Registration Statement. Records and other information that the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;
(viii) if such sale is pursuant to an underwritten offering, obtain “cold comfort” letters dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent registered public accountants and the independent registered public accountant that audited any other financial statements included in the Registration Statement in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Selling Holders’ Counsel or the managing underwriter reasonably requests;
(ix) furnish, at the request of the Holders participating in the registration (which request shall be made through Selling Holder Counsel), on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;
(x) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the holders of the Registrable Securities covered by such Registration Statement, which Free Writing Prospectuses or other materials shall be subject to the review of Selling Holders’ Counsel;
(xi) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filings of all prospectuses and Free Writing Prospectuses with the Commission;
(xii) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or prospectus used under this Agreement (and any offering covered thereby);
(xiii) comply with all applicable rules and regulations of the Commission;
(xiv) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;
(xv) keep Selling Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 3, Section 4 or Section 5 hereunder;
(xvi) cooperate with each seller of Registrable Securities and any underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the relevant securities exchange or the Financial Industry Regulatory Authority;

(xvii) promptly incorporate in a prospectus supplement or post-effective amendment to the applicable Registration Statement such information as the Approved Underwriter or Company Underwriter, if any, and the Selling Holders Counsel agree (with respect to the relevant class) should be included therein relating to the plan of distribution with respect to such class of Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(xviii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the applicable registration statement;
(xix) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the applicable registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;
(xx) to the extent reasonably requested by the Approved Underwriter or Company Underwriter, as the case may be, in connection with an underwritten offering (including a Underwritten Shelf Take-Down), send appropriate officers of the Company to attend any “road shows” scheduled in connection with any such underwritten offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company;
(xxi) unless the relevant securities are issued in book-entry form, furnish for delivery in connection with the closing of any offering of Registrable Securities unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested; and
(xxii) use its reasonable best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated.
(b) Seller Information.
(i) It shall be a condition precedent to the obligations of the Company to register the Registrable Securities of any Holder that such Holder shall furnish to the Company such information regarding such Holder, the number of Registrable Securities held by them and the manner of distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.
(ii) In connection with any offering under any Registration Statement under this Agreement, each Holder shall not use any Free Writing Prospectus required to be filed with the Commission without the prior written consent of the Company.
(c) Notice to Discontinue.   Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(a)(v), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until receipt of the copies of the supplemented or amended prospectus or Free Writing Prospectus contemplated by Section 7(a)(v) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus or Free Writing Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, then the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 7(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 7(a)(v) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 7(a)(v).

(d) Registration Expenses.   The Company shall pay all reasonable expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation: (i) Commission, securities exchange and Financial Industry Regulatory Authority registration and filing fees; (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement); (iii) all expenses in connection with the preparation, printing, filing and delivery of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iv) the fees, charges and expenses of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification); (v) all fees of the depositary of the Company in connection with the deposit by any Holder of their New Parent Ordinary Shares in exchange for New Parent ADSs; (vi) all expenses with respect to a road show that the Company is obligated to participate in pursuant to the terms of this Agreement; (vii) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or F-3 Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective and (viii) the reasonable fees and expenses of one counsel for all the Holders participating in each registration pursuant to Sections 3, 4 or 5 and any Shelf Take Down as a group (selected by Holders of a majority of the Registrable Securities initially requesting such registration, and, in the case of all other registrations, the holders of a majority of the Registrable Securities included in the Registration). All of the expenses described in the preceding sentence of this Section 7(d) are referred to herein as “Registration Expenses.” The holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s and sales commission or underwriter’s discount or commission relating to registration and sale of such Registrable Securities.
8.   Indemnification; Contribution.
(a) Indemnification by the Company.   The Company agrees to indemnify and hold harmless each Holder, its partners, directors, officers, affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus, preliminary prospectus or Free Writing Prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or otherwise included in the Disclosure Package or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus, final prospectus or Free Writing Prospectus or otherwise included in the Disclosure Package, in reliance and in conformity with information concerning such Holder furnished in writing to the Company by such Holder expressly for use therein, including, without limitation, the information furnished to the Company pursuant to Section 8(b). The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.
(b) Indemnification by Holders.   In connection with any Registration Statement in which a Holder is participating pursuant to Section 3, Section 4 or Section 5 hereof, each such Holder shall promptly furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with any such Registration Statement, prospectus or Free Writing Prospectus and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading. Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, any underwriter retained by the Company and each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders, but only if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information with respect to such Holder furnished in writing to the Company by such Holder expressly for use in such Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus, or otherwise included in the Disclosure Package, including, without limitation, the information furnished to the Company pursuant to this Section 8(b); provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 8(b) shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering to which the Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus (or Disclosure Package otherwise) relates.
(c) Conduct of Indemnification Proceedings.   Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) promptly after the Indemnified Party has actual knowledge of any action, suit, proceeding or investigation or threat thereof for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall have the option to assume the defense of such action or any litigation resulting therefrom at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.
(d) Contribution.   If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided that the total amount to be contributed by any Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e) The obligations of the parties under this Section 8 shall be in addition to any liability which any party may otherwise have to any other Person.
(f) For the avoidance of doubt, the provisions of this Section 8 shall survive any termination of this Agreement.
(g) Each of the indemnified Persons referred to in this Section 8 shall be a third party beneficiary of the rights conferred to such Person in this Section.
9.   Additional Covenants.
(a) Rule 144.   The Company covenants that from and after the Effective Date or an Exchange Act Registration it shall use its best efforts to (i) file any reports and other documents required to be filed by it under the Exchange Act in a timely manner and (ii) take such further action as each Holder may reasonably request (including, without limitation, providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable the holders of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act, or (y) any successor rules or regulations hereafter adopted by the Commission to such rules or regulations. The Company shall, upon the request of any Holder, deliver to such holder a written statement as to whether it has complied with such requirements.
(b) New Parent ADSs.   The Company will use its best efforts to file and maintain a Registration Statement on Form F-6 which registers a number of New Parent ADSs that is sufficient to allow the Holders to exercise their rights under, and sell their Registrable Securities in the United States in the manner contemplated by, Sections 3, 4 and 5 of this Agreement.
10.   Non-U.S. Listings.
In the event that the New Parent Ordinary Shares or New Parent ADSs are listed on any securities exchange outside the United States, the Company shall (a) use all reasonable and diligent efforts to cause all Registrable Securities to be approved for listing and freely tradeable on such stock exchange, subject to any lock-ups required pursuant to the rules and regulations of the relevant exchange or applicable securities law and (b) furnish to the Holders such number of copies of prospectuses, Free Writing Prospectuses and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities by the Holders on such exchange.
11.   Miscellaneous.
(a) Recapitalizations, Exchanges, etc.   The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the New Parent Ordinary Shares and New Parent ADS, (ii) any and all voting shares of the Company into which the New Parent Ordinary Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and any related depositary shares or receipts and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the New Parent Ordinary Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.
(b) No Inconsistent Agreements.   The Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company, other than the rights granted herein. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement.
(c) Remedies.   The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.
(d) Amendments and Waivers.   Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company, (ii) each of the Holders and (iii) the Holders of a majority of Registrable Securities not held by the Holders. Any such written consent shall be binding upon the Company and all of the Holders. Notwithstanding the first sentence of this Section 11(d), the Company, without the consent of any other party hereto, may amend this Agreement to add any Subsequent Purchaser as a party to this Agreement as a Holder.
(e) Notices.   All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:
(i)
if to the New Parent:

Spark Networks SE
Kohlfurter Strasse 41/43
10999 Berlin, Germany
Telephone: +49 30 868 00 131
Fax: +49 30 868 00 220
Attention: Jeronimo Folgueira
With a copy (which shall not constitute notice to):
Milbank, Tweed, Hadley & McCloy
28 Liberty Street
New York, NY 10005
Telephone: +1 212 530-5181
Fax: +1 212 822-5181
Attention: Scott Golenbock

(ii)
if to [     ]:

[     ]
[Address]
[Address]
[Address]
[Address]
Fax: [    ]
Attention: [    ]
With a copy (which shall not constitute notice) to:
c/o [    ]
[Address]
[Address]
[Address]
[Address]
Telephone: [    ]
Facsimile: [    ]
Attention: [    ]
With a copy (which shall not constitute notice) to:
[    ]
[Address]
[Address]
[Address]
[Address]
Telephone: [     ]
Facsimile: [     ]
Attention: [     ]
(iii)
If to [    ]

[    ]
[Address]
[Address]
[Address]
[Address]
Facsimile: [     ]
Attention: [     ]
with a copy (which shall not constitute notice) to:
[     ]
[Address]
[Address]
[Address]
[Address]
Facsimile: [     ]
Attention: [     ]
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 11(e) designate another address or Person for receipt of notices hereunder.

(f) Successors and Assigns; Third Party Beneficiaries.   This Agreement shall inure, as hereinafter provided, to the benefit of and be binding upon the successors and permitted assigns of the parties hereto who execute the joinder agreement in the form attached as Schedule 1 hereto (the “Joinder Agreement”). The Demand Registration rights and the F-3 Registration rights and related rights of the Holders contained in Sections 3 and 5 hereof, shall be (i) with respect to any Registrable Security that is proposed to be transferred to an Affiliate of such Holder, transferred to such Affiliate with written notice to the Company prior to or promptly after such transfer and (ii) with respect to any Registrable Security that is proposed to be transferred in all cases to a non-Affiliate, transferred only with the prior written consent of the Company, which consent shall not be unreasonably withheld. The incidental or “piggy-back” registration rights of the Holders contained in Section 4 hereof and the other rights of each of the Holders with respect thereto shall be, with respect to any Registrable Security, automatically transferred to any Person who is the transferee of such Registrable Security. All of the obligations of the Company hereunder shall survive any such transfer. Except as provided in Section 8, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.
(g) Counterparts.   This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.
(h) Headings.   The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(i) GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(j) WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(j).
(k) Severability.   If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
(l) Rules of Construction.   Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

(m) Entire Agreement.   This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.
(n) Further Assurances.   Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.
(o) Other Agreements.   Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement including, but not limited to, the Merger Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.
Spark Networks SE
By:
Name:
Title:
[ ]
SIGNED BY [ ] as [ ] of
By:
Name:
Title:
[ ] SIGNED BY [ ] as [ ] of
By:
Name:
Title:
[ ] SIGNED BY [ ] as [ ] of
By:
Name:
Title:
[ ] SIGNED BY [ ] as [ ] of
By:
Name:
Title:

Schedule 1
FORM OF JOINDER
THIS JOINDER is made on the            day of
BETWEEN
(1) [     ] of  [     ] (the “New Party”);
AND
(2)
THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1 HERETO (collectively the “Current Parties” and individually a “Current Party”); AND

(3)
NEW PARENT, a company incorporated in the Federal Republic of Germany and having its registered address at [             ] (the “Company”).

WHEREAS a Registration Rights Agreement was entered into on [            ], 2017 by and among, inter alia, the Current Parties and the Company (the “Registration Rights Agreement”), a copy of which the New Party hereby confirms that it has been supplied with and acknowledges the terms therein.
NOW IT IS AGREED as follows:
1.
In this Joinder, unless the context otherwise requires, words and expressions respectively defined or construed in the Registration Rights Agreement shall have the same meanings when used or referred to herein.

2.
The New Party hereby accedes to and ratifies the Registration Rights Agreement and covenants and agrees with the Current Parties and the Company to be bound by the terms of the Registration Rights Agreement as a Holder and as if it had been a party thereto from the outset and to duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by it under or by virtue of the Registration Rights Agreement in all respects as if named as a party therein.

3.
Each of the Current Parties and the Company covenants and agrees that the New Party shall be entitled to all the benefits of the terms and conditions of the Registration Rights Agreement to the intent and effect that the New Party shall be deemed, with effect from the date on which the New Party is executes this Joinder, to be a party to the Registration Rights Agreement as a Holder.

4.
This Joinder shall hereafter be read and construed in conjunction and as one document with the Registration Rights Agreement and references in the Registration Rights Agreement to “the Agreement” or “this Agreement”, and references in all other instruments and documents executed thereunder or pursuant thereto to the Registration Rights Agreement, shall for all purposes refer to the Registration Rights Agreement incorporating and as supplemented by this Joinder.

5.
THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

6.
Section 11(j) of the Registration Rights Agreement shall apply to this Joinder and shall be incorporated herein by reference.

7.
The address of the undersigned for purposes of all notices under the Registration Rights Agreement is: [      ].

[NEW PARTY]
By:
Name:
Title:

ANNEX F
11100 Santa Monica Blvd., Ste. 800 Los Angeles, CA 90025 Tel: (310) 966-1444 Fax: (310) 966-1448 www.brileyco.com 1 [ P] a g e April 30, 2017 Board of Directors Spark Networks, Inc. 11150 Santa Monica Boulevard, Suite 600 Los Angeles, CA 90025 Attn: Michael J. McConnell, Chairman of the Board Dear Members of the Board of Directors: We understand that Spark Networks, Inc. (“Spark” or the “Company”) and Affinitas GmbH (“Affinitas”) plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of an affiliate of Affinitas with and into Spark (the “Transaction”) and, in connection with the Transaction, the conversion of all outstanding shares of Spark Common Stock into New Parent American Depository Shares (“Merger Consideration”), with New Parent American Depository Shares representing collectively approximately 25% ownership of total New Parent Ordinary Shares. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Terms used herein without definition have the meanings ascribed to them in the Merger Agreement. You have requested our opinion (the “Opinion”) with respect to the fairness, from a financial point of view, to Spark’s shareholders, of the Merger Consideration in connection with the Transaction. In arriving at the Opinion set forth below, we have, among other things: [ef827c]b5 Reviewed the financial terms of the latest drafts provided to us as of April 25, 2017 of the Merger Agreement. [ef827c]b5 Reviewed certain information internal to Spark and Affinitas concerning their businesses, financial condition and operations, prepared and furnished to us by Spark and Affinitas management. [ef827c]b5 Reviewed certain publicly available financial data, stock market performance data and trading multiples of Spark. [ef827c]b5 Reviewed the financial forecasts of Spark as furnished to us by Spark and of Affinitas as furnished to us by Affinitas management. [ef827c]b5 Reviewed certain internal financial analyses, estimates and forecasts, prepared and furnished to us by the management of Spark and Affinitas. [ef827c]b5 Reviewed Financial Due Diligence Report on Affinitas dated April 24, 2017 prepared by Warth & Klein Grant Thornton on behalf of Spark. [ef827c]b5 Held discussions with members of senior management of Spark and Affinitas concerning their evaluations of the Transaction, the business, financial condition, prospects, and strategic objectives of Spark and Affinitas, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this Opinion.
F-1

2 [ P] a g e [ef827c]b5 Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed to be generally comparable to Spark and Affinitas. [ef827c]b5 Reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant in industries similar to those in which Spark and Affinitas participate and the consideration received for such companies that we believe to be generally relevant. [ef827c]b5 Performed a discounted cash flow analysis of Spark and Affinitas utilizing pro forma financial information prepared by and furnished to us by Spark and Affinitas management. [ef827c]b5 Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this Opinion. In preparing this Opinion, at your direction, we have relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to us or otherwise discussed with or reviewed by us. We have assumed, at your direction and with your consent, that the financial and other projections prepared by Spark and Affinitas’ management and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation. We have assumed at your direction no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Spark and Affinitas since the respective dates of the last financial statements made available to us. We have further relied, with your consent, upon the assurances of the management of Spark and Affinitas that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading. In connection with rendering our Opinion, we performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized herein, we believe that our analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Opinion. We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Spark or Affinitas including those which may arise from the Transaction, nor have we evaluated the solvency of Spark or Affinitas under any state or federal laws. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either the Company or Affinitas is a party or may be subject and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
F-2

3 [ P] a g e We also have assumed, with your consent, that the final executed forms of the Merger Agreement will not differ in any material respects from the latest drafts provided to us, and the consummation of the Transaction will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Spark or Affinitas or the contemplated benefits of the Transaction. In addition, events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion, however, we do not have any obligation to reaffirm this Opinion. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of Spark and its legal, tax and regulatory advisors with respect to such matters. Our Opinion is limited to the fairness, from a financial point of view, to Spark’s shareholders of the Merger Consideration in connection with the Transaction, and we express no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Spark or as to the underlying decision by Spark to engage in the Transaction. Our Opinion does not address any other aspect or implication of the Transaction, the Definitive Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation to any of Spark’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration. We express no opinion as to the prices or trading ranges at which Spark’s common stock will trade at any time before consummation of the Transaction. Furthermore, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of Spark, or the ability of Spark to pay its obligations when they become due before consummation of the Transaction. Our Opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof. This Opinion is provided to the Board of Directors of Spark in connection with and for the purposes of its evaluation of the Transaction. It does not address the Company’s underlying business decision to effect the Transaction and it is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof. It is further understood that this Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent, except as otherwise provided in our engagement letter with Spark. This Opinion has been approved by B. Riley & Co. LLC’s (“B. Riley”) fairness opinion committee in accordance with established procedures. B. Riley is entitled to a fee for providing this Opinion, no portion of which is contingent upon the conclusions reached in the Opinion or the close of the Transaction. Spark has agreed to indemnify B. Riley against certain liabilities associated with the issuance of this Opinion. In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of Spark and their affiliates for our or their own account or for others and, accordingly, we may at any time hold a long or short position in such securities.
F-3

4 [ P] a g e Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration in connection with the Transaction is fair to Spark’s shareholders from a financial point of view. Very truly yours, B. Riley & Co., LLC
F-4